As filed with the U.S. Securities and Exchange Commission on September 30, 2024

Registration No. 333-274830

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

AMENDMENT 4
TO
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

BRAIIN HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

____________________

Cayman Islands	6770	98-1566600
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, DE 19807
Telephone: (302) 338-9130
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

____________________

Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, DE 19807
Telephone: (302) 338-9130
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Michael J. Blankenship, Esq.
Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, TX 77002-2925
(713) 651-2600

____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “ emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

While Northern Revival Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) will not receive any compensation in connection with the business combination, because the Sponsor paid only $25,000 for the founders shares it will retain at the closing of the business combination (approximately $0.006 per share) as compared to the $10.00 per share price paid by the public in the initial public offering of Northern Revival Acquisition Corp, the Sponsor will still be able to make a positive rate of return even if the market price of the Class A Ordinary Shares (as defined below) is very low after the Closing (as defined below) while a public shareholder who purchased in the initial public offering would only make a positive rate of return if the trading price exceeds $10.00 per share. Because the founder shares have already been issued, there will not be a material dilution to the equity interests of non-redeeming shareholders upon consummation of the business combination. See “Interests of Northern Revival’s Directors and Officers and Others in the Business Combination.”

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED             __, 2024

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
NORTHERN REVIVAL ACQUISITION CORPORATION

AND PROSPECTUS FOR UP TO 29,106,623 ORDINARY SHARES OF
BRAIIN HOLDINGS LTD.

To the Shareholders of Northern Revival Acquisition Corporation:

You are cordially invited to attend the Extraordinary General Meeting of shareholders (the “Extraordinary General Meeting”) of Northern Revival Acquisition Corporation, a Cayman Islands exempted company, which we refer to as “Northern Revival,” “we,” “us” or “our”, to be held at _____________ and virtually at 10:00 a.m., Eastern Time, on            , 2024. The Extraordinary General Meeting can be accessed via live webcast by visiting            , where you will be able to listen to the meeting live and vote during the meeting.

On October 1, 2023, we entered into an Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) by and among Northern Revival, Northern Revival Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), Braiin Limited, an Australian public company limited by shares (“Braiin”), Braiin Holdings Ltd., a Cayman Islands exempted company (“PubCo”) and wholly owned subsidiary of Northern Revival, and certain Braiin shareholders (the “Braiin Supporting Shareholders”) who collectively own 100% of the outstanding ordinary shares of Braiin (the “Braiin Shares”) and on September 27, 2024, we entered into the First Amendment to the Amended and Restated Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, as amended, a business combination between Northern Revival and Braiin (the “Business Combination”) will be effected in two steps: (i) subject to the approval and adoption of the Business Combination Agreement by the shareholders of Northern Revival, Northern Revival will merge with and into PubCo and wholly owned subsidiary of Northern Revival with PubCo remaining as the surviving publicly traded entity (the “Initial Merger”); and (ii) a share exchange in which Braiin shareholders exchange 100% of their Braiin Shares for a pro rata portion of Ordinary Shares, par value $1.00 per share, of PubCo (the “PubCo Ordinary Shares”) with an aggregate value of $572 million (the “Share Exchange”). The number of shares to be issued by PubCo will be based upon a per share value of $10.00. The aggregate value is subject to adjustment up or down based upon certain indebtedness and cash on hand of Braiin prior to Closing. Prior to the consummation of the Business Combination, Braiin will acquire Vega Global Technologies Pty Ltd., an Australian agricultural technology company (“Vega”). Following the Share Exchange, Braiin will continue as a subsidiary of PubCo. We refer to PubCo after giving effect to the Business Combination, as “New Braiin.”

The Business Combination Agreement provides that:

(i)     prior to the effective time of the Business Combination (the “Effective Time”), each convertible note and simple agreement for future equity of Braiin, and approximately [    ] Braiin Shares issuable as consideration for Braiin’s purchase of Vega will convert into Braiin Shares in accordance with the agreements governing such securities;

(ii)    prior to the Effective Time, Northern Revival will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity;

(iii)   at the Effective Time, each outstanding Braiin Share will be exchanged for a pro rata portion of PubCo ordinary shares following the Business Combination (the “PubCo Ordinary Shares”); and

(iv)   at the Closing, PubCo will pay the Sponsor $2.5 million to purchase all outstanding PubCo warrants (the “Private Placement Warrants”), originally purchased by the Sponsor for approximately $6.8 million simultaneously with the closing of Northern Revival’s initial public offering (“IPO”).

At the Extraordinary General Meeting, our shareholders will be asked to consider and vote upon the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Initial Merger and the Share Exchange, with Braiin becoming a direct, wholly-owned subsidiary of PubCo, and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in the accompanying proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

•        Proposal No. 2 — The PubCo Charter Proposal — to consider and vote upon a proposal to approve each material difference between the proposed Amended and Restated Memorandum and Articles of Association of PubCo (the “Proposed PubCo Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, and Northern Revival’s Amended and Restated Memorandum and Articles of Association (which we refer to as the “PubCo Charter Proposal”);

•        Proposal No. 3 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve the Braiin Holdings 2024 Incentive Award Plan (the “Incentive Plan”), effective upon the consummation of the Business Combination, including the authorization of the share reserve under the Incentive Plan, in substantially the form that will be attached to the accompanying proxy statement/prospectus in an amendment (which we refer to as the “Incentive Plan Proposal”);

•        Proposal No. 4 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting (which we refer to as the “Adjournment Proposal”).

Each of the Business Combination Proposal, the PubCo Charter Proposal and the Incentive Plan Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety. Unless waived in accordance with the Business Combination Agreement, the consummation of the Business Combination is also subject to customary closing conditions and a minimum cash condition that the funds that are in the Trust Account (as defined herein), together with the cash on Northern Revival’s balance sheet and the aggregate amount of gross proceeds from any subscription or investment agreement with respect to securities of PubCo or Northern Revival, entered into prior to Closing, of at least $15 million, after giving effect to the completion and payment of any Redemptions and after payment of transaction expenses.

If the Northern Revival shareholders approve the Business Combination Proposal, immediately prior to the consummation of the Initial Merger, all outstanding units of Northern Revival (each of which consists of one Northern Revival ordinary share, par value $0.0001 per share (“Northern Revival Ordinary Shares”), and one-third of one warrant to purchase one Northern Revival Ordinary Share) will separate into their individual components of Northern Revival Ordinary Shares and Northern Revival Warrants and will cease separate existence and trading. Upon the consummation of the Initial Merger, the current equity holdings of the Northern Revival shareholders shall be exchanged as follows:

(i)     Each Northern Revival Ordinary Share issued and outstanding immediately prior to the effective time of the Initial Merger (other than any redeemed shares), will automatically be cancelled and cease to exist and for each such Northern Revival Ordinary Share, PubCo shall issue to each Northern Revival shareholder (other than the Northern Revival shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo Ordinary Share, which, shall be fully paid; and

(ii)    Each whole warrant to purchase one Northern Revival Ordinary Share (“Northern Revival Warrant”) issued and outstanding immediately prior to the effective time of the Initial Merger will convert into a warrant to purchase one PubCo Ordinary Share (each, a “PubCo Warrant”) (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the Northern Revival Warrants.

PubCo has applied to list the PubCo Ordinary Shares and PubCo Warrants on the Nasdaq Capital Market under the symbols, “[ ]” and “[ ]W,” respectively, in connection with the Business Combination. Northern Revival cannot assure that PubCo Ordinary Shares and PubCo Warrants will be approved for listing on the Nasdaq Capital Market.

Investing in PubCo securities involves a high degree of risk. We encourage you to read the accompanying proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 34.

Although PubCo is not currently a public reporting company in any jurisdiction, following the effectiveness of the registration statement of which the accompanying proxy statement/prospectus is a part and the Closing, PubCo will become subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is a condition of the consummation of the Business Combination that the PubCo Ordinary Shares and the PubCo Warrants are approved for listing on Nasdaq, subject only to official notice of issuance thereof. While trading of the PubCo Ordinary Shares on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that PubCo’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 34 of the accompanying proxy statement/prospectus for more information.

The Board of Directors of Northern Revival (the “Board” or the “Northern Revival Board”) has fixed the close of business on            , 2024 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Extraordinary General Meeting or any postponement or adjournment thereof. Shareholders should carefully read the accompanying Notice of Extraordinary General Meeting and proxy statement/prospectus for a more complete statement of the proposals to be considered at the Extraordinary General Meeting.

After careful consideration, the Board has unanimously approved and adopted the Business Combination Agreement and approved the Business Combination, has approved the other proposals described in the accompanying proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination.

The Board recommends that the shareholders vote “FOR” each of the proposals described in the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. We urge you to read the accompanying proxy statement/prospectus including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the Board, you should keep in mind that Northern Revival’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder of Northern Revival. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to shareholders of Northern Revival than liquidating Northern Revival. In addition, you should carefully consider the matters discussed under “Risk Factors” beginning on page 34 of the accompanying proxy statement/prospectus. See the section entitled “The Business Combination Proposal — Interests of Northern Revival’s Directors and Officers and Others in the Business Combination” for additional information.

Pursuant to Northern Revival’s Amended and Restated Memorandum and Articles of Association, our public shareholders have redemption rights in connection with the Business Combination. Our public shareholders are not required to affirmatively vote for or against the Business Combination to redeem their ordinary shares. This means that public shareholders who hold Northern Revival Ordinary Shares on or before            , 2024 (two (2) business days before the Extraordinary General Meeting) will be eligible to elect to have their Northern Revival Ordinary Shares redeemed for cash in connection with the Extraordinary General Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Extraordinary General Meeting. Northern Revival public shareholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption.

Our sponsor, Northern Revival Sponsor, LLC, a Cayman Islands limited liability company (our “Sponsor”), and holders of our Ordinary Shares issued prior to our IPO, their permitted transferees, and our officers and directors (collectively, the “Northern Revival Initial Shareholders”) have agreed to waive their redemption rights with respect to any Northern Revival Ordinary Shares held by them in connection with the consummation of the Business Combination (which waiver was provided in connection with Northern

Revival’s IPO and without any separate consideration paid in connection with providing such waiver), and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and Northern Revival Initial Shareholders beneficially own approximately 96% of issued and outstanding Northern Revival Ordinary Shares and Northern Revival’s public shareholders beneficially own approximately 4% of issued and outstanding Northern Revival Ordinary Shares. The Northern Revival Initial Shareholders have agreed to vote all of their shares and any other Northern Revival equity securities that they hold in favor of the Business Combination Proposal.

Upon consummation of the Business Combination, PubCo will be a “foreign private issuer,” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, PubCo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, PubCo will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Further, PubCo will be a “controlled company” under Nasdaq listing standards. Non-redeeming Northern Revival shareholders will likely have a limited influence over PubCo following the Business Combination and PubCo shareholders will not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

PubCo will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements of the Extraordinary General Meeting.

Your vote is very important. If you are a Northern Revival shareholder, whether or not you plan to attend the Extraordinary General Meeting, please take the time to vote as soon as possible. On behalf of the Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Very truly yours,

Aemish Shah Chief Executive Officer and Chairman

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated            , 2024 and will first be mailed to the shareholders of Northern Revival on or about            , 2024.

NORTHERN REVIVAL ACQUISITION CORPORATION
4001 Kennett Pike, Suite 302
Wilmington, DE 19807

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF NORTHERN REVIVAL ACQUISITION CORPORATION
TO BE HELD ON            , 2024

TO THE SHAREHOLDERS OF NORTHERN REVIVAL ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of shareholders (the “Extraordinary General Meeting”) of Northern Revival Acquisition Corporation (“Northern Revival,” “we,” “us” or “our”) will be held at ___________ and virtually held at 10:00 a.m., Eastern Time, on            , 2024. The Extraordinary General Meeting can be accessed via live webcast by visiting            , where you will be able to listen to the meeting live and vote during the meeting.

At the Extraordinary General Meeting, you will be asked to consider and vote upon the following proposals (the “Proposals”):

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in the accompanying proxy statement/prospectus, including (a) adopting the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Initial Merger and the Share Exchange, with Braiin becoming a direct, wholly-owned subsidiary of PubCo, and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in the accompanying proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

•        Proposal No. 2 — The PubCo Charter Proposal — to consider and vote upon a proposal to approve each material difference between the proposed Amended and Restated Memorandum and Articles of Association of PubCo (the “Proposed PubCo Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, and Northern Revival’s Amended and Restated Memorandum and Articles of Association (which we refer to as the “PubCo Charter Proposal”);

•        Proposal No. 3 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve the Braiin Holdings 2024 Incentive Award Plan (the “Incentive Plan”), effective upon the consummation of the Business Combination, including the authorization of the share reserve under the Incentive Plan, in substantially the form that will be attached to this proxy statement/prospectus in an amendment (which we refer to as the “Incentive Plan Proposal”);

•        Proposal No. 4 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting (which we refer to as the “Adjournment Proposal”).

The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the PubCo Charter Proposal and the Incentive Plan Proposal are approved at the Extraordinary General Meeting. Each of these Proposals are cross-conditioned on each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus. Unless waived in accordance with the Business Combination Agreement, the consummation of the Business Combination is also subject to customary closing conditions and a minimum cash condition that the funds that are in the Trust Account, together with the cash on Northern Revival’s balance sheet and the aggregate amount of gross proceeds from any subscription or investment agreement with respect to securities of PubCo or Northern Revival, entered into prior to Closing, of at least $15 million, after giving effect to the completion and payment of any redemptions and after payment of transaction expenses.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Northern Revival Ordinary Shares at the close of business on            , 2024 (the “Record Date”) are entitled to notice of the Extraordinary General Meeting and to vote at the Extraordinary General Meeting and any adjournments or postponements of the Extraordinary General Meeting.

After careful consideration, the Board has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that our shareholders vote “FOR” all of the proposals presented to our shareholders at the Extraordinary General Meeting. When you consider the Board’s recommendation of these proposals, you should keep in mind that directors and officers of Northern Revival have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “The Business Combination Proposal — Interests of Northern Revival’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus.

Pursuant to Northern Revival’s Amended and Restated Memorandum and Articles of Association, its public shareholders may demand that Northern Revival redeem, upon the Closing of the Business Combination, Northern Revival Ordinary Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of Northern Revival’s IPO. As of [•], 2024, based on funds in the Trust Account of approximately $[•] on such date, the pro rata portion of the funds available in the Trust Account for the redemption of public Northern Revival Ordinary Shares was approximately $[•] per share (less taxes paid or payable). Our public shareholders are not required to affirmatively vote for or against the Business Combination in order to redeem their Northern Revival Ordinary Shares for cash. This means that public shareholders who hold Northern Revival Ordinary Shares on or before            , 2024 (two (2) business days before the Extraordinary General Meeting) will be eligible to elect to have their Northern Revival Ordinary Shares redeemed for cash in connection with the Extraordinary General Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Extraordinary General Meeting. Northern Revival shareholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption. Holders of Northern Revival Warrants do not have redemption rights with respect to such securities in connection with the Business Combination.

Our sponsor, Northern Revival Sponsor, LLC, a Cayman Islands limited liability company (our “Sponsor”), and holders of our Ordinary Shares issued prior to our IPO, their permitted transferees, and our officers and directors (collectively, the “Northern Revival Initial Shareholders”) have agreed to waive their redemption rights with respect to any Northern Revival Ordinary Shares held by them in connection with the consummation of the Business Combination (which waiver was provided in connection with Northern Revival’s IPO and without any separate consideration paid in connection with providing such waiver), and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and Northern Revival Initial Shareholders beneficially own approximately 96% of issued and outstanding Northern Revival Ordinary Shares and Northern Revival’s public shareholders beneficially own approximately 4% of issued and outstanding Northern Revival Ordinary Shares. The Northern Revival Initial Shareholders have agreed to vote all of their shares and any other Northern Revival equity securities that they hold in favor of the Business Combination Proposal.

You are urged to carefully read and consider the “Risk Factors” beginning on page 34 of the accompanying proxy statement/prospectus and the other information contained in the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.

Your vote is very important.    Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the Extraordinary General Meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that votes relating to the shares you beneficially own are properly counted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your ordinary shares, please contact Advantage Proxy, our proxy solicitor, by calling 877-870-8565, or banks and brokers can call collect at 206-870-8565, or by emailing KSmith@advantageproxy.com.

By Order of the Board of Directors

Aemish Shah Chief Executive Officer and Chairman

            , 2024

Important Notice Regarding the Availability of Proxy Materials for the
Extraordinary General Meeting to Be Held on            , 2024:

Northern Revival’s proxy statement/prospectus is available at https://

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by PubCo, constitutes a prospectus of PubCo under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the PubCo Ordinary Shares to be issued to Northern Revival’s securityholders. This document also constitutes a notice of meeting and a proxy statement of Northern Revival under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Extraordinary General Meeting of Northern Revival shareholders at which Northern Revival shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Northern Revival shareholders nor the issuance by PubCo of PubCo Ordinary Shares in connection with the Business Combination will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, please contact Northern Revival’s proxy solicitor listed below. You will not be charged for any of these documents that you request.

If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact Northern Revival’s proxy solicitation agent at:

Advantage Proxy, Inc.
P.O. Box 10904
Yakima, WA 98909
Individuals call toll-free 877-870-8565
Banks and brokers call 206-870-8565
Email: KSmith@advantageproxy.com

In order for you to receive timely delivery of the documents in advance of the Extraordinary General Meeting to be held on            , 2024, you must request the information by            , 2024.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 244 of this proxy statement/prospectus.

TRADEMARKS

Northern Revival and Braiin own or have rights to trademarks that they use in connection with the operation of their respective businesses and that are used in this proxy statement/prospectus. This proxy statement/prospectus also includes other trademarks, trade names and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Important Information about U.S. GAAP AND IFRS

Northern Revival’s financial statements included in this proxy statement/prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Braiin’s audited financial statements included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Presentation of financial information in accordance with IFRS requires Braiin’s management to make various estimates and assumptions which may impact the values shown in the section titled “Selected Historical Financial Information of Braiin” and the respective notes thereto. The actual values may differ from such assumptions.

Exchange Rates

Braiin’s reporting currency will be the United States dollar and the functional currency is AUD.

The translation of foreign currencies into U.S. dollars is performed for assets and liabilities at the end of each reporting period based on the then current exchange rates. For revenue and expense accounts, an average monthly foreign currency rate is applied. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars will be recorded as part of a separate component of shareholders’ deficit and reported in Braiin’s financial statements. Foreign currency transaction gains and losses will be included in other income (expense), net for the period.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry data and forecasts that Northern Revival or Braiin obtained or derived from internal company analyses, independent third-party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses, information, assumptions or judgments, as well as the independent sources referred to above. Statements as to industry position are based on market data currently available. Any estimates underlying such market-derived information and other factors could cause actual results to differ from those expressed in the independent parties’ estimates and in our estimates, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Northern Revival” refer to Northern Revival Acquisition Corporation, the term “Braiin” refers to Braiin Limited, an Australian public company limited by shares, and the term the “Combined Company” refers to Braiin immediately after the consummation of the Business Combination.

In this document:

“Board,” or “Northern Revival Board,” unless otherwise defined, means the board of directors of Northern Revival.

“Braiin” means Braiin Limited, an Australian public company limited by shares and incorporated in Australia in connection with the Business Combination, and upon consummation of the Business Combination, Braiin will be a direct, wholly-owned subsidiary of PubCo.

“Braiin Shares” means ordinary shares, par value $0.001 per share, of Braiin.

“Business Combination” means the transactions contemplated by the Business Combination Agreement whereby, among other things, Braiin shareholders will exchange 100% of their Braiin Shares for a pro rata portion of PubCo Ordinary Shares, with an aggregate value of $572 million (subject to adjustment at Closing based on liabilities and cash on hand) and Braiin will continue as a subsidiary of PubCo.

“Business Combination Agreement” means that certain Amended and Restated Business Combination Agreement, dated October 1, 2023, by and among Northern Revival, Sponsor, PubCo, Braiin, and certain Braiin shareholders, as amended by the First Amendment to the Amended and Restated Business Combination Agreement, dated September 27, 2024.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date and time of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Condition Precedent Proposals” mean the Business Combination Proposal, the PubCo Charter Proposal, and the Incentive Plan Proposal.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Amendments” means the amendments to Northern Revival’s Amended and Restated Memorandum and Articles of Association, approved by Northern Revival’s shareholders at (i) the Extraordinary General Meeting of Shareholders held on January 27, 2023, which provided that the date by which Northern Revival was required to consummate an initial business combination was extended from February 4, 2023 up to September 4, 2023 and (ii) the Extraordinary General Meeting of Shareholders held on August 31, 2023, which provided that the date by which Northern Revival was required to consummate an initial business combination was extended from September 4, 2023 up to February 4, 2024.

“Extraordinary General Meeting” means the Extraordinary General Meeting of the shareholders of Northern Revival, to be held at [•] and virtually at 10:00 a.m. Eastern Time, on            , 2024.

“founders shares” means the 5,750,000 ordinary shares purchased by the Initial Shareholders on November 11, 2020, for $25,000            that subsequently, on February 1, 2021, a stock dividend with respect to the founder shares was declared such that 0.05 founder shares were issued for every one founder share, resulting in an aggregate of 6,037,500 founder shares outstanding, of which 6,037,499 shares were then converted to Class A ordinary shares on April 5, 2023, after which with one Class B ordinary share remaining outstanding.

“Incentive Plan” means the Braiin Holdings 2024 Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Incentive Plan Proposal.

“Trafalgar Opinion” means the formal written opinion of Trafalgar Advisors delivered to the Board on September 28, 2023 relating to the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex C.

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“Northern Revival” means Northern Revival Acquisition Corporation, a Cayman Islands exempted company.

“Northern Revival Memorandum and Articles of Association” means Northern Revival’s amended and restated memorandum and articles of association, as may be amended from time to time.

“Northern Revival Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Northern Revival.

“Northern Revival Initial Shareholders” means our Sponsor who purchased our founder shares (issued prior to our IPO) and its permitted transferees.

“Northern Revival IPO” or “our IPO” means Northern Revival’s initial public offering.

“Northern Revival Preference Shares” means the preference shares, par value $0.0001 per share, of Northern Revival.

“Northern Revival Warrant” means one whole redeemable warrant entitling its holder to purchase one Northern Revival Ordinary Share for $11.50 per share. Upon separation of the Northern Revival Units at the election of the holder thereof or upon the Effective Time, no fractional warrants are or will be issued.

“Northern Revival Units” means a unit consisting of one Northern Revival Ordinary Share and one-third of one Northern Revival Warrant. On March 25, 2021 the holders of the Northern Revival Units could elect to separately trade the Northern Revival Ordinary Shares and whole Northern Revival Warrants comprising the Northern Revival Units.

“Private Placement” means the private placement consummated simultaneously with the Northern Revival IPO in which the Sponsor purchased private placement warrants. In the Private Placement, 4,553,334 private placement warrants were issued to the Sponsor at a purchase price of $1.50 per warrant.

“Promissory Notes” means unsecured promissory notes issued by Northern Revival to the Sponsor. The Promissory Notes are non-interest bearing, without fixed terms and are due and payable upon consummation of the Business Combination. As of December 31, 2023, Northern Revival had $1,128,393 outstanding under the Promissory Notes.

“Proposals” means the Business Combination Proposal, the PubCo Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

“Proposed PubCo Charter” means the proposed Amended and Restated Memorandum and Articles of Association of Northern Revival, a copy of which is attached to this proxy statement/prospectus as Annex B,

“PubCo” means Braiin Holdings Ltd., a Cayman Islands exempted company.

“PubCo Ordinary Shares” means the ordinary shares of PubCo.

“PubCo Warrants” means the warrants of PubCo.

“public shares” or “Public Shares” means Northern Revival Ordinary Shares which are a component of the Northern Revival Units sold in the Northern Revival IPO. Currently, there are outstanding 273,434 public shares (consisting of 24,150,000 public shares originally sold as part of units in the Northern Revival IPO, as adjusted for (a) 21,240,830 public shares redeemed by holders of public shares in connection with an extraordinary general meeting on January 27, 2023, (b) 428,699 public shares redeemed by holders of public shares in connection with an extraordinary general meeting on March 16, 2023, (c) 570,227 public shares redeemed by holders of public shares in connection with an extraordinary general meeting on August 30, 2023) (d) 184,934 public shares redeemed by holders of public shares in connection with an extraordinary general meeting on January 30, 2024 and (e) 1,451,876 public shares redeemed by holders of public shares in connection with an extraordinary general meeting on August 1, 2024. The public shares do not include the founders shares.

“public shareholders” means holders of public shares.

“publicly traded units” means Northern Revival Units issued in the Northern Revival IPO.

“redemption” or “Redemption” means the right of the holders of Northern Revival Ordinary Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Second Extension Amendment” means the amendment to Northern Revival’s Amended and Restated Memorandum and Articles of Association, approved at Northern Revival’s Extraordinary General Meeting of shareholders on August 30, 2023, which provided that the date by which Northern Revival was required to consummate an initial business combination was extended from September 4, 2023 up to February 4, 2024.

“Share Exchange” means the transactions contemplated by the Business Combination Agreement in which Braiin shareholders exchange 100% of their Braiin Shares for a pro rata portion of Northern Revival Ordinary Shares, with an aggregate value of $572 million (subject to adjustment based on liabilities and cash on hand at Closing).

“Sponsor” means Northern Revival Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor private placement warrants” means an aggregate of 4,553,334 warrants sold to the Sponsor in connection with our IPO in a private placement of securities at a purchase price of $1.50 per warrant.”

“Trust Account” or “Northern Revival trust account” means the trust account of Northern Revival, which holds the net proceeds of the Northern Revival IPO and the sale of the private placement warrants, together with interest earned thereon, less amounts released to remit tax payable obligations and up to $100,000 of any remaining interest for dissolution expenses.

“Working Capital Loans” means if our Sponsor or its affiliates, or any of our officers or directors, makes any working capital loans to us, up to $1,500,000 of such loans may be converted into warrants to equivalent to the Northern Revival Warrants at a price of $1.50 per warrant, at the option of the lender. As of December 31, 2023 there were no Working Capital Loans outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” which include, without limitation, statements regarding the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements may include statements, among other things, relating to:

•        the benefits of the Business Combination;

•        the potential market size and the assumptions and estimates related to the Business Combination;

•        the future financial and business performance of Braiin and its subsidiaries, following the Business Combination;

•        general economic conditions and conditions affecting the industries in which Braiin and its subsidiaries operate;

•        expansion and other plans and opportunities; and

•        other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and expectations, forecasts and assumptions as of that date, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, you should not place undue reliance on forward-looking statements in deciding how to grant your proxy, instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by our forward-looking statements. Some factors that could cause actual results to differ include, among others:

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•        the ability of the parties to complete the transactions contemplated by the Business Combination in a timely manner or at all;

•        the risk that the Business Combination or other business combination may not be completed by Northern Revival’s business combination deadline and the potential failure to obtain an extension of the business combination deadline;

•        the outcome of any legal proceedings or government or regulatory action or inquiry that may be instituted against Northern Revival, Braiin or others following the announcement of the Business Combination and any definitive agreements with respect thereto;

•        the inability to satisfy the conditions to the consummation of the Business Combination, including the approval of the Business Combination by the shareholders of Northern Revival or Braiin;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement relating to the Business Combination;

•        the ability to meet stock exchange listing standards following the consummation of the Business Combination;

•        the effect of the announcement or pendency of the Business Combination on Braiin’s business relationships, operating results, current plans and operations of Braiin;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Braiin to grow and manage growth profitably;

•        the possibility that Northern Revival and/or Braiin may be adversely affected by other economic, business, and/or competitive factors;

•        estimates by Northern Revival and Braiin of expenses and profitability;

•        expectations with respect to future operating and financial performance and growth, including the timing of the completion of the Business Combination;

•        Braiin’s ability to execute on its business plans and strategy;

•        a delay in completing, or the inability to complete, the transactions contemplated by the proposed Business Combination, due to a failure to obtain the approval of the shareholders of Northern Revival, a failure to satisfy other conditions to Closing in the Business Combination Agreement or some other reason;

•        the inability to obtain the listing of PubCo Ordinary Shares on Nasdaq or another exchange upon the Closing or comply with its listing standards;

•        the risk that the proposed Business Combination disrupts Braiin’s current plans and operations;

•        factors relating to the business, operations and financial performance of Braiin; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those indicated under the section entitled “Risk Factors.”

RISK FACTOR SUMMARY

Braiin’s business and its ability to execute its strategy, the proposed Business Combination, and any investment in the securities of PubCo after the Business Combination are subject to risks and uncertainties, many of which are beyond Braiin’s or Northern Revival’s control and will be beyond the control of PubCo. You should carefully consider and evaluate all of the risks and uncertainties with respect to any investment in the securities of PubCo, including, but not limited to, the following and those discussed under “Risk Factors.

Risks Relating to Braiin’s Business

•        If Braiin does not effectively manage its growth and the associated demands on its operational, risk management, sales and marketing, technology, compliance and finance and accounting resources, its business may be adversely impacted.

•        Braiin’s future growth depends significantly on its marketing efforts, and if its marketing efforts are not successful, its business and results of operations will be harmed.

•        Adverse economic conditions may adversely affect Braiin’s business.

•        Braiin may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as war or terrorism, that could disrupt its business operations, and its business continuity and disaster recovery plans may not adequately protect Braiin from a serious disaster.

•        Escalating global tensions, including the conflict between Russia and Ukraine, could negatively impact Braiin.

•        Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect Braiin’s business, financial condition or results of operations.

Risk Related to the Agricultural Industry

•        The overall agricultural industry is susceptible to commodity and raw material price changes.

•        Any decline in agricultural production could have a material adverse effect on the market for our services and on our results of operations and financial position.

•        We may have product liability claims if our agricultural products damage individuals or property and may need to recall items which do or could cause such damage.

•        Compliance with, or violation of, environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, could result in significant costs that adversely impact our reputation, businesses, financial position, results of operations and cash flows.

Risks Related to the Technology Industry

•        If we are unable to develop and release technology enhancements and new technologies to respond to rapid technological change, or to develop new designs and technologies for our unmanned aerial vehicles (“UAVs”) in a timely and cost-effective manner, our business, financial condition and results of operations could be harmed.

•        Braiin faces both external and internal cybersecurity threats.

•        Braiin’s vulnerability assessment focuses and mitigation strategies may not be effective.

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Risks Related to Braiin’s Intellectual Property

•        Braiin’s intellectual property rights are valuable, and any inability to protect them could adversely impact Braiin’s business, operating results, and financial condition.

•        In the future Braiin may be sued by third parties for alleged infringement of their proprietary rights.

•        If Braiin fails to protect its intellectual property rights, it could lose its ability to compete in the marketplace.

•        Other companies may claim that Braiin infringes their intellectual property, which could materially increase our costs and harm Braiin’s ability to generate future revenue and profit.

Risks Related to Legal, Compliance and Regulations

•        Braiin is subject to governmental export and import controls that could impair its ability to compete in international markets due to licensing requirements and subject Braiin to liability if it is not in compliance with applicable laws.

•        Braiin is subject to anti-corruption and anti-money laundering laws with respect to both its domestic and international operations, and non-compliance with such laws can subject Braiin to criminal and civil liability and harm its business.

Risks Related to Australia

•        As a foreign private issuer, PubCo will be exempt from a number of rules under the Exchange Act, PubCo will be permitted to file less information with the SEC than domestic companies and permitted to follow home country practice in lieu of the listing requirements of Nasdaq, subject to certain exceptions. Accordingly, there may be less publicly available information concerning PubCo than there is for issuers that are not foreign private issuers.

•        It may be difficult to enforce a judgment in the United States against PubCo and its officers and directors, assert U.S. securities laws claims in Australia or serve process on PubCo’s officers and directors.

•        Braiin may be affected by fluctuations in currency exchange rates.

Risks Relating to Northern Revival, PubCo and the Business Combination

•        If Northern Revival does not consummate a business combination by the termination date of November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association), Northern Revival will have to liquidate, or seek approval of its shareholders to extend the termination date.

•        Following the consummation of the Business Combination, your ability to achieve a return on your investment will depend on appreciation in the price of PubCo Ordinary Shares.

•        Northern Revival will incur significant costs in connection with the Business Combination and if not consummated, Northern Revival may not have sufficient cash available to pay such costs.

•        The working capital available to PubCo after the Business Combination will be reduced by any redemptions and transaction expenses in connection with the Business Combination.

•        If the funds held outside of our Trust Account are insufficient to allow us to operate through the closing of the Business Combination (or our termination date or other extension of such date), our ability to complete an initial business combination may be adversely affected.

•        Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

•        The Sponsor and Northern Revival’s directors and officers, have conflicts of interest in determining to pursue the Business Combination with Braiin.

•        There are risks to unaffiliated shareholders who become shareholders of PubCo through the Business Combination rather than acquiring securities of Braiin or Braiin directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

•        The process of taking a company public by means of a special purpose acquisition company is different from an underwritten public offering and may create risks for unaffiliated investors.

•        Concentration of ownership among Braiin’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

•        There can be no assurance that the PubCo Ordinary Shares will be approved for listing on Nasdaq upon the Closing, or be able to comply with its listing standards.

•        The ability to execute Northern Revival’s strategic plan could be negatively impacted by redemptions.

•        There is no guarantee that a Northern Revival shareholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

•        The Sponsor and Northern Revival’s directors, officers, advisors or their affiliates may elect to purchase Northern Revival Ordinary Shares from Northern Revival’s shareholders, which may influence a vote on a proposed business combination and reduce the public float of Northern Revival’s capital stock.

•        To complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Risks Related to Ownership of PubCo Ordinary Shares

•        A market for PubCo’s securities may not develop, or suffer as a result of limited industry reports by analysts.

•        Shareholders’ ownership may be diluted by the issuance of additional shares.

Risks Related to Redemption

•        The amount of redemptions by Northern Revival’s shareholders is unknown and a significant amount of redemptions may harm our future economic position.

QUESTIONS AND ANSWERS
FOR SHAREHOLDERS OF NORTHERN REVIVAL

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting of Northern Revival shareholders. The following questions and answers do not include all the information that is important to shareholders of Northern Revival. We urge the shareholders of Northern Revival to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Northern Revival’s shareholders are being asked to consider and vote upon a proposal to approve the Business Combination contemplated by the Business Combination Agreement, among other proposals. Upon the completion of the transactions contemplated by the Business Combination Agreement, Braiin will continue as a subsidiary of PubCo. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at Northern Revival’s Extraordinary General Meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO SUBMIT YOUR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE EXTRAORDINARY GENERAL MEETING.

Q:     What proposals are shareholders of Northern Revival being asked to vote upon?

A:     Shareholders of Northern Revival are being asked to vote on the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, which, among other things, provides for the Initial Merger and the Share Exchange, with Braiin becoming a direct, wholly-owned subsidiary of PubCo, and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in this proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

•        Proposal No. 2 — The PubCo Charter Proposal — to consider and vote upon a proposal to approve each material difference between the proposed Amended and Restated Memorandum and Articles of Association of PubCo (the “Proposed PubCo Charter”), a copy of which is attached to this proxy statement/prospectus as Annex B, and Northern Revival’s Amended and Restated Memorandum and Articles of Association (which we refer to as the “PubCo Charter Proposal”);

•        Proposal No. 3 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve the Braiin Holdings 2024 Incentive Award Plan (the “Incentive Plan”), effective upon the consummation of the Business Combination, including the authorization of the share reserve under the Incentive Plan, in substantially the form that will be attached to this proxy statement/prospectus in an amendment (which we refer to as the “Incentive Plan Proposal”);

•        Proposal No. 4 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the Extraordinary General Meeting (which we refer to as the “Adjournment Proposal”).

Q:     Are the proposals conditioned on one another?

A:     Yes. We refer to the Business Combination Proposal, the PubCo Charter Proposal and the Incentive Plan Proposal as “Condition Precedent Proposals”. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the Extraordinary General Meeting. The Condition Precedent Proposals are each conditioned on each other. If the Business Combination Proposal is not approved, the other Proposals, other than the Adjournment Proposal, will not be presented to the shareholders of Northern Revival at the Extraordinary General Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination.

Q:     What will happen in the Business Combination?

A:     The Business Combination Agreement provides that:

(i)     At the closing of the Initial Merger, Northern Revival will merge with and into PubCo, with PubCo as the surviving publicly traded entity;

(ii)    Immediately prior to the effective time of the Initial Merger, the outstanding publicly traded units of Northern Revival will be separated into their component securities, consisting of (a) one Northern Revival Class A Ordinary Share and (b) one-third of one Northern Revival Warrant (each of which shall be exchanged for an equal number of PubCo Ordinary Shares and Warrants).

(iii)   Prior to the Effective Time, each convertible note and simple agreement for future equity of Braiin, Braiin Shares issuable as consideration for Braiin’s purchase of Vega, will convert into Braiin Shares in accordance with the agreements governing such securities;

(iv)   To consummate the Business Combination, Braiin will effect a share exchange in which Braiin shareholders exchange 100% of their Braiin Shares for a pro rata portion of PubCo Ordinary Shares with an aggregate value of $572 million (the “Share Exchange”). The number of shares to be issued will be based upon a per share value of $10.00. The aggregate value is subject to adjustment up or down based upon certain indebtedness and cash on hand of Braiin as of Closing;

(v)    PubCo will pay the Sponsor $2.5 million to purchase all outstanding Northern Revival Private Placement Warrants originally purchased by the Sponsor for approximately $6.8 million.

For an explanation and estimate of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal — Share Exchange Consideration.”

Q:     What conditions must be satisfied to complete the Business Combination?

A:     In addition to approval of the Condition Precedent Proposals, there are a number of closing conditions in the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing” and “Summary of the Proxy Statement/Prospectus — The Proposals — The Business Combination Proposal.”

Q:     Why is Northern Revival providing shareholders with the opportunity to vote on the Business Combination?

A:     Under the Northern Revival Memorandum and Articles of Association, Northern Revival must provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of Northern Revival’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. Additionally, obtaining the vote of the shareholders of Northern Revival is a condition to closing under the terms of the Business Combination Agreement.

Q:     How many votes do I have at the Extraordinary General Meeting?

A:     Northern Revival shareholders are entitled to one vote at the Extraordinary General Meeting for each Northern Revival Ordinary Share held of record as of            , 2024, the Record Date for the Extraordinary General Meeting. As of            , 2024 there were issued and outstanding 273,434 public Northern Revival Ordinary Shares, and 6,037,500 founders shares held by the Sponsor and Northern Revival officers and directors. The founder shares may be voted by the Sponsor, or its permitted transferees, at the Extraordinary General Meeting (unless otherwise agreed by the Sponsor).

Q:     What vote is required to approve the proposals presented at the Extraordinary General Meeting?

A:     The approval of each of the Business Combination Proposal, PubCo Charter Proposal and the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding Northern Revival Ordinary Shares as of the Record Date. Accordingly, a Northern Revival shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the PubCo Charter Proposal or the PubCo Charter Proposal because an absolute percentage of affirmative votes is required to approve these proposals, regardless of how many votes are cast.

In contrast, approval of the remaining Proposals, in each case require the affirmative vote of the holders of a majority of the Northern Revival Ordinary Shares cast by the shareholders represented in person or by proxy and entitled to vote thereon at the Extraordinary General Meeting. Accordingly, a Northern Revival shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Northern Revival Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on these remaining Proposals.

If the Business Combination Proposal is not approved, the other Condition Precedent Proposals will not be submitted to a vote. The approval of the Condition Precedent Proposals are preconditions to the consummation of the Business Combination.

The Northern Revival Initial Shareholders, which includes our Sponsor and our directors and officers, have agreed to vote all of their founder shares and any Northern Revival equity securities that they hold in favor of the Business Combination Proposal. As a result, assuming there is a quorum at the Extraordinary General Meeting, we may not need any of our 273,434 public shares, to be voted in favor of the Business Combination Proposal, the PubCo Charter Proposal and the Incentive Plan Proposal.

Q:     What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by holders of our public shares.

Q:     Did Northern Revival’s Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. Northern Revival’s Board obtained an opinion from Trafalgar Advisors, dated September 28, 2023. Northern Revival paid $10,000 to Trafalgar Advisors upon delivery of the opinion materials and will pay ordinary shares in PubCo equal to $75,000 at the closing of the Business Combination. Trafalgar Advisors is not providing services to Northern Revival other than in connection with the preparation and delivery of the fairness opinion.

Please see the section entitled “Opinion of Financial Advisor” and the opinion of Trafalgar Advisors attached hereto as Annex C for additional information.

Q:     May Northern Revival, the Sponsor or Northern Revival’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:     In connection with the shareholder vote to approve Proposal 1 (the Business Combination Proposal) and the other proposals Northern Revival and its affiliates may purchase shares prior to the Closing from shareholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would be conducted in a privately negotiated purchase arrangement and include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Northern Revival’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Northern Revival Ordinary Shares who have already elected to exercise their redemption rights, in which event such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Northern Revival Ordinary Shares owned by the Sponsor and/or Northern Revival’s directors, officers, advisors, or their affiliates. The purpose of these purchases would be to increase the amount of cash available to Northern Revival for use in the Business Combination. None of Northern Revival, the Sponsor or Northern Revival’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Northern Revival Ordinary Shares purchased by the Sponsor or Northern Revival’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such Northern Revival Ordinary shares do have redemption rights then such rights will be waived by the purchaser.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Northern Revival will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Northern Revival Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Northern Revival Ordinary Shares for which Northern Revival has received redemption requests.

Unlike our Sponsor’s and Northern Revival Initial Shareholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of our Sponsor Support Agreement (as defined below). However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act (“Rule 144”) as “control securities,” to the extent those shares were acquired by an affiliate of Northern Revival, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers of such newly purchased shares to hold them for at least one year (from the date Braiin files certain information on Form 8-K following the Closing in accordance with rules applicable to special purpose acquisition companies), assuming they are not registered on a registration statement following the Closing and Braiin has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

Q:     What constitutes a quorum at the Extraordinary General Meeting?

A:     The presence, in person or by proxy, at the Extraordinary General Meeting of the holders of outstanding shares of Northern Revival representing a majority of the voting power of all outstanding shares of Northern Revival entitled to vote at such meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Extraordinary General Meeting. As of the Record Date, 3,161,778 Northern Revival Ordinary Shares would be required to achieve a quorum assuming Northern Revival has 6,310,934 Northern Revival Ordinary Shares issued and outstanding.

Q:     What equity stake will current shareholders of Northern Revival hold in PubCo after the Closing?

A:     A. The following table sets forth the ownership percentages of PubCo upon completion of the Business Combination assuming no redemptions and maximum redemptions. Except as set forth below, the ownership percentages reflected in the table are based upon the number of Northern Revival Ordinary Shares Common outstanding as of December 31, 2023 and with respect to Braiin, the number of PubCo Ordinary Shares to be issued is calculated based on the equity value of $572 million less indebtedness of Braiin as of December 31, 2023 and plus cash on hand as of that date.

	Assuming no redemptions(1)		Assuming Midpoint (50% of Max) redemptions		Assuming max redemptions
Northern Revival Acquisition Corporation Shareholders	273,434	0%	136,717	0%	—	—
Sponsor	4,537,500	7%	4,537,500	7%	4,537,500	7%
Braiin Shareholders	58,856,346	92%	58,856,346	93%	58,856,346	93%
	63,667,280		63,530,563		63,393,846

____________

(1)      The No Redemption Scenario is based on the number of shares outstanding as of the date of this proxy statement/prospectus less the 1,500,000 founders shares which the Sponsor has agreed to forfeit at Closing.

(2)      The Midpoint Redemption Scenario and Max Redemptions Scenario assume 136,717 shares and 273,434 shares are redeemed.

(3)      For further details, see “Business Combination Proposal — Share Exchange Consideration.”

(4)      Sponsor ownership reflects the 1,500,000 founder shares which the Sponsor has agreed to forfeit at Closing.

Q:     What are the effective underwriting fees on a percentage basis for Northern Revival Ordinary Shares based on the level of redemptions?

A:     Approximately $9.1 million of deferred underwriting fees related to the IPO was conditioned upon completion of an initial business combination by Northern Revival, which fees would not have been impacted by the size of such transaction or the level of redemptions associated therewith.

Stifel, Nicolaus & Company, Incorporated (“Stifel”), Oppenheimer & Co. Inc. (“Oppenheimer”) and William Blair & Company, L.L.C. (“William Blair” and collectively with Stifel and Oppenheimer, the “Waiving Underwriters”), the three underwriters in the Northern Revival IPO, have waived any claim to deferred underwriting fees payable upon consummation of the business combination pursuant to that certain Underwriting Agreement, dated as of February 1, 2021, by and among Northern Revival and the Waiving Underwriters, as representative of the underwriters (the “Underwriting Agreement”) for their underwriting services performed in connection with the Northern Revival IPO. Neither Northern Revival nor Braiin engaged the Waiving Underwriters to serve as an advisor in any capacity relating to the Business Combination, and, while the Waiving Underwriters had very preliminary discussions regarding potential business combination targets with the former management team of Northern Revival, none of the Waiving Underwriters identified or evaluated any companies that Northern Revival considered as potential targets for a business combination. Following the change in management team of Northern Revival, none of the Waiving Underwriters had any discussions with the new management team other than in connection with the Underwriter Fee Waivers (as defined below). None of the Waiving Underwriters were involved in the preparation of any materials received by the Northern Revival Board or management or the Braiin Board or management in connection with their respective evaluations of the Business Combination. None of the Waiving Underwriters produced any work product in relation to the Business Combination for which Northern Revival relied on their expertise. Additionally, none of the Waiving Underwriters were responsible for the preparation of any disclosure that is included in this proxy statement/prospectus, including any analysis underlying such disclosure and has not had a role in the Business Combination.

As none of the Waiving Underwriters participated in any role in the Business Combination, Northern Revival requested and each underwriter delivered a waiver of its deferred underwriting fee (the “Underwriter Fee Waivers”) on August 7, 2023, September 29, 2023 and September 27, 2023, respectively. None of the Waiving

Underwriters provided any additional detail regarding why they agreed to waive their respective underwriting fees. Northern Revival will not speculate about the reasons for the Waiving Underwriters’ delivery of the Underwriter Fee Waivers, and Northern Revival does not have any further information as to why the Waiving Underwriters were willing to provide the Underwriter Fee Waivers. Pursuant to the Underwriter Fee Waivers, the Waiving Underwriters have each waived its entitlement to the entirety of the deferred underwriting fees owed to it in connection with the Northern Revival IPO, totaling $9,056,250 with respect to the business combination. Each of the Waiving Underwriters has already rendered its services in connection with the Northern Revival IPO pursuant to the Underwriting Agreement to obtain its fee and is therefore waiving its right to part of the compensation to which it would otherwise be entitled.

As of the date of this proxy statement/prospectus, Northern Revival is not aware of any disagreements between Northern Revival and any of the Waiving Underwriters with respect to the Waiving Underwriters’ resignations. Additionally, none of the Waiving Underwriters has had any further communications with Northern Revival since its resignation. At no time prior to or after the delivery of the Underwriter Fee Waivers did any of the Waiving Underwriters indicate that it had any specific concerns with the business combination and none of the Waiving Underwriters advised Northern Revival that it was in disagreement with the contents of this proxy statement/prospectus. Northern Revival does not believe that the Waiving Underwriters’ lack of participation in the business combination will adversely impact the transactions described in this proxy statement/prospectus or the consummation of the business combination. See also the Risk Factor entitled “The Waiving Underwriters were to be compensated in part on a deferred basis for already-rendered underwriting services in connection with the Northern Revival IPO, yet each of the Waiving Underwriters waived its entitlement to such compensation and disclaimed any responsibility for this proxy statement/ prospectus.”

Northern Revival continues to have customary obligations with respect to indemnification under the Underwriting Agreement. In particular, as is customary, certain provisions of the Underwriting Agreement survived the delivery of the Underwriter Fee Waivers. These provisions include Northern Revival’s obligation to indemnify and hold harmless each Waiving Underwriter, the directors, officers, employees, affiliates and agents of each Waiving Underwriter and each person who controls any Waiving Underwriter within the meaning of the Securities Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject to that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement on Form S-1 filed in connection with the Northern Revival IPO or in any preliminary prospectus, prospectus or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred, subject in each case to customary exceptions.

In addition, the Underwriting Agreement described above contains a contribution provision that in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party for any reason, with each indemnifying party agreeing to contribute an amount proportional to reflect the relative benefits received by Northern Revival on the one hand and the Waiving Underwriters on the other from an offering of securities pursuant to the Underwriting Agreement (or, if such allocation is not available for any reason, proportional to the relative benefits and relative fault of Northern Revival and the Waiving Underwriters). The relative benefits received by Northern Revival on the one hand and the Waiving Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by Northern Revival when compared to the total underwriting discounts and commissions received by the Waiving Underwriters, in connection with the Northern Revival IPO. The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by Northern Revival on the one hand or the Waiving Underwriters on the other and the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.

With respect to the Underwriting Fee Waiver executed by Oppenheimer only, Northern Revival also agreed that for the two-year period following the consummation of its initial business combination or until Oppenheimer has earned fees of at least $1.0 million, Northern Revival will offer Oppenheimer the opportunity to act as book-running underwriter, initial purchaser, placement agent, syndication agent or arranger for any debt, equity or equity-linked financing that Northern Revival initiates during such period on customary terms. In addition, during such two-year period, if Northern Revival determines to sell all or a significant portion of its assets or voting equity securities or engage in a merger transaction and the board determines to engage a financial advisor, Northern Revival will offer to engage Oppenheimer as its lead or co-lead financial advisor for which it will be paid customary fees.

Northern Revival’s shareholders may believe that when financial institutions, such as the Waiving Underwriters, are named in a proxy statement/prospectus, the involvement of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institution and that the naming of such financial institutions generally means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. Each of the Waiving Underwriters has disclaimed any responsibility for any of the disclosure in this proxy statement/prospectus. Accordingly, shareholders should not place any reliance either on the participation of the Waiving Underwriters in the Northern Revival IPO prior to each of the Waiving Underwriters’ respective delivery of its Underwriter Fee Waivers or on the Waiving Underwriters’ decision not to participate in the business combination.

The following table illustrates the effective deferred underwriting fee on a percentage basis for Northern Revival Ordinary Shares at each redemption level identified below.

	No Redemptions Scenario*	Assuming Midpoint (50% of Max) redemptions Scenario*	Maximum Redemption Scenario*
Trust proceeds to PubCo**	$2,451,195	1,225,597	$—
Deferred Underwriting Fees	$—	—	$—
Effective Deferred Underwriting Fees***	0%	0%	0%

____________

*        Based on a redemption price at $10 per share, and assumes Nil per share in the maximum redemption scenario.

**      Trust proceeds to PubCo reflects Trust Account proceeds after adjusting all the redemptions through the filing date.

***    The effective underwriting fee is calculated by dividing the IPO proceeds in dollars remaining in the Trust Account by the IPO proceeds in dollars remaining in the Trust Account.

Q:     How will the Sponsor and our directors and officers vote?

A:     Our Sponsor together with our Initial Shareholders including our directors and officers currently own 6,037,500 founders share equal to approximately 96% of the issued and outstanding Northern Revival Ordinary Shares. The Northern Revival Initial Shareholders, which includes our Sponsor and our directors and officers, have agreed to vote all of their founder shares in favor of the Business Combination Proposal. As a result, assuming there is a quorum at the Extraordinary General Meeting, we may not need any of our 273,434 public shares, to be voted in favor of the Business Combination Proposal, the PubCo Charter Proposal and the Incentive Plan Proposal.

Q:     What interests do Northern Revival’s current officers and directors have in the Business Combination?

A:     The Sponsor, members of Northern Revival’s Board and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. These interests include, among other things:

•        If we do not consummate an initial business combination by November 4, 2024, the 6,037,499 Class A ordinary shares and one Class B ordinary share held by the sponsor will be worthless (as the Sponsor has waived liquidation rights with respect to such shares). Northern Revival and the Sponsor have agreed that the Sponsor will forfeit 1,500,000 founders shares in connection with the Closing leaving 4,537,500 founders shares at Closing. Based on the price of the Northern Revival Ordinary Shares as of December 1, 2023 of $10.84, these shares have a value of $49,186,500 as compared to the original purchase price of $25,000.

•        If we do not consummate an initial business combination by November 4, 2024, the 4,553,334 private placement warrants will be worthless. Pursuant to the terms of the Business Combination Agreement, at the Closing, those warrants will be cancelled in exchange for a payment to the Sponsor of $2,500,000 as compared to the original purchase price of $6,830,000.

•        In connection with the IPO, the sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of any third party for services rendered or products sold to Northern Revival or prospective target businesses with which Northern Revival has entered into certain agreements;

•        All rights specified in the charter relating to the right of officers and directors to be indemnified by Northern Revival, and of Northern Revival’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after an initial business combination and, if no initial business combination is completed by November 4, 2024, so that Northern Revival liquidates, Northern Revival will not be able to perform its obligations to its officers and directors under those provisions;

•        None of Northern Revival’s officers or directors has received any cash compensation for services rendered to Northern Revival, and all of the current officers and directors are expected to continue to serve in their roles at least through the date of the Extraordinary General Meeting and may continue to serve following any potential initial business combination and receive compensation thereafter; and

•        The sponsor and Northern Revival’s officers and directors and their respective affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination and, if we do not consummate an initial business combination by November 4, 2024, they will not have any claim against the Trust Account for reimbursement so that Northern Revival will most likely be unable to reimburse such expenses.

In light of the foregoing, the Sponsor and Northern Revival’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Braiin rather than liquidate even if (i) Braiin is a less favorable company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, the Sponsor and Northern Revival’s directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.

Northern Revival’s Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Northern Revival’s stockholders that they approve the Business Combination.

Q:     What happens if I sell my Northern Revival Ordinary Shares before the Extraordinary General Meeting?

A:     The Record Date is earlier than the date of the Extraordinary General Meeting. If you transfer your Northern Revival Ordinary Shares after the Record Date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your Northern Revival Ordinary Shares prior to the Record Date, you will have no right to vote those shares at the Extraordinary General Meeting.

Q:     What happens if the Business Combination Proposal is not approved?

A:     Pursuant to the Northern Revival Memorandum and Articles of Association, if the Business Combination Proposal is not approved and Northern Revival does not otherwise consummate an alternative business combination by November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association), Northern Revival will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public shareholders.

Q:     Do I have redemption rights?

A:     Pursuant to the Northern Revival Memorandum and Articles of Association, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Northern Revival Memorandum and Articles of Association. As of [•], 2024, based on funds in the Trust Account of approximately $[•] on such date, the pro rata portion of the funds available in the Trust Account for the redemption of public Northern Revival Ordinary Shares was approximately $[•] per share (less taxes paid or payable). If a holder exercises its redemption rights, then such holder will be exchanging its Northern Revival Ordinary Shares for cash. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Northern Revival’s transfer agent prior to the Extraordinary General Meeting. See the question titled “How do I exercise my redemption rights?” below and the section titled “Extraordinary General Meeting of Northern Revival Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Holders of Northern Revival Warrants do not have redemption rights with respect to their Northern Revival Warrants. At the Closing of the Business Combination, the Northern Revival Warrants will be exchanged for PubCo Warrants.

Holders of our public shares who also hold Northern Revival Warrants may elect to redeem their public shares, and still retain their Northern Revival Warrants. The value of our Northern Revival Warrants based on the trading price as of [•], 2024 was $[•]. Public shareholders who redeem their Northern Revival Ordinary Shares may continue to hold any Northern Revival Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Northern Revival Warrants, if despite such redemptions, the Business Combination was consummated. Up to 8,050,000 publicly traded Northern Revival Warrants would be retained by holders of Northern Revival public shares (assuming all such holders elected not to exercise their warrants, and assuming the Business Combination occurred despite such redemptions, thereby permitting the exercise of Northern Revival Warrants following the Closing) with an aggregate market value of $[•], based on the market price of $[•] per Northern Revival Warrant as of [•], 2024.

As indicated by the foregoing reduction in expected prices upon maximum redemptions, there are material risks relating to electing to redeem your public shares (and redemptions generally), relating to the value of your Northern Revival Warrants. For more information see “Risk Factors — Holders of Northern Revival Warrants may elect to redeem their public shares while retaining their Northern Revival Warrants, although if redemptions exceed the threshold allowable for us to consummate the Business Combination, the Northern Revival Warrants will expire worthless.”

For information about the per share value of Northern Revival Ordinary Shares given different levels of redemptions, see “Questions and Answers — What equity stake will current shareholders of Northern Revival hold in Braiin after the Closing?”

If in excess of the maximum redemptions occur, and as a result we are unable to consummate the Business Combination, because your Northern Revival Warrants are only exercisable 30 days following a business combination, if we do not consummate a business combination by November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association), and we are required to liquidate, your Northern Revival Warrants will not be exercisable and expire worthless.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether or not you attend or vote your Northern Revival Ordinary Shares at the Extraordinary General Meeting, and regardless of how you vote your shares with respect to the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on            , 2024 (two (2) business days before the Extraordinary General Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Company (“Continental”), our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Email: mzimkind@continentalstock.com

Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Northern Revival’s understanding that shareholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, Northern Revival does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing of the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder (as defined below) elects to redeem its Northern Revival Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the Northern Revival Ordinary Shares under Section 302 of the Internal Revenue Code (the “Code”) or is treated as a distribution under Section 301 of the Code and whether Northern Revival would be characterized as a passive foreign investment company (“PFIC”). Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the Northern Revival Ordinary Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Northern Revival Ordinary Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Northern Revival Ordinary Shares redeemed exceeds one year.

Subject to the PFIC rules, long-term capital gains recognized by non-corporate U.S. Holders (as defined below) will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the Northern Revival Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. See the section titled “Material U.S. Federal Income Tax Considerations — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its Northern Revival Ordinary Shares for cash, including with respect to Northern Revival’s potential PFIC status and certain tax implications thereof.

Additionally, because the Initial Merger will occur prior to the redemption by U.S. Holders that exercise redemption rights with respect to Northern Revival Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of section 367(a) of the Code and the PFIC rules. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(a) of the Code and the PFIC rules, are discussed more fully below under “Material U.S. Federal Income Tax Consequences — Certain U.S. Federal Income Tax Consequences to U.S. Holders of Exercising Redemption Rights.” All holders of Northern Revival Ordinary Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:     Will holders of Northern Revival Ordinary Shares or Northern Revival Warrants be subject to U.S. federal income tax on the PubCo Ordinary Shares or PubCo Warrants received in the Initial Merger?

A:     Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations,” including the application of the PFIC rules, the U.S. federal income tax consequences of the Initial Merger to U.S. Holders of Northern Revival securities (as defined below) will depend, in part, on whether the Initial Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code.

The rules under Section 368 of the Code, however, are complex and qualification for such treatment could be adversely affected by events or actions that occur following the Business Combination that are out of Northern Revival’s control.

Moreover, Section 367(a) of the Code may apply to the Initial Merger if PubCo transfers the assets it acquires from Northern Revival pursuant to the Initial Merger to certain subsidiary corporations in connection with the Business Combination. Section 367(a) of the Code, and the applicable Treasury regulations promulgated thereunder, would only apply to U.S. Holders who would be treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the Business Combination (a “5 Percent Holder”) who do not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8 (“GRA”), and would cause the Initial Merger to result in gain recognition (but not loss) by such 5 Percent Holders. The requirements under Section 367(a) are not discussed herein. There are significant factual and legal uncertainties concerning the determination of whether these requirements will be satisfied and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations.

If the Initial Merger does not qualify as a “reorganization”, then a U.S. Holder that exchanges its Northern Revival Ordinary Shares, or Northern Revival Warrants for the consideration under the Initial Merger will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo Ordinary Shares and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the Northern Revival Ordinary Shares, and Northern Revival Warrants exchanged. For a more detailed discussion of certain U.S. federal income tax consequences of the Initial Merger, see the section titled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Initial Merger to U.S. Holders” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Initial Merger.

Q:     If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of Northern Revival Warrants have no redemption rights with respect to such warrants.

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     Northern Revival shareholders are entitled to give notice to Northern Revival prior to the Extraordinary General Meeting that they wish to dissent to the Business Combination to the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of his or her shares of Northern Revival if they follow the procedures set out in the Companies Act. It is Northern Revival’s view that such fair market value would equal the amount which Northern Revival shareholders would obtain if they exercise their redemption rights as described herein.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        Northern Revival shareholders who properly exercise their redemption rights;

•        certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;

•        any loans owed by Northern Revival to its Sponsor for any Northern Revival transaction expenses or other administrative expenses incurred by Northern Revival; and

•        for general corporate purposes including, but not limited to, working capital for operations.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal — Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Northern Revival is unable to complete the Business Combination or another initial business combination transaction by November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association), the Northern Revival Memorandum and Articles of Association provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest not previously released to Northern Revival to pay taxes payable and up to $100,000 to pay dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Holders of founder shares have waived any right to those shares.

In the event of liquidation, there will be no distribution with respect to Northern Revival’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:     When is the Business Combination expected to be completed?

A:     The closing is expected to take place as soon as reasonably practicable after the Extraordinary General Meeting

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:     What will Northern Revival shareholders receive in the Business Combination?

A:     Upon completion of the Business Combination, 100% of the outstanding Northern Revival Ordinary Shares (other than those the holders of which have sought redemption) will be exchanged for PubCo Ordinary Shares.

Q:     If I am a Northern Revival Warrant holder, will my warrants become exercisable for PubCo Ordinary Shares if the Business Combination is consummated?

A:     Upon completion of the Business Combination, all of the warrants exercisable into Northern Revival Ordinary Shares will be converted into warrants exercisable into PubCo Ordinary Shares having the same exercise price and other terms and conditions as the original warrants.

Q:     If the Business Combination is completed, when can I expect to receive the PubCo Ordinary Shares for my Northern Revival Ordinary Shares?

A:     After the consummation of the Business Combination, PubCo’s transfer agent will send instructions to Northern Revival security holders regarding the exchange of their Northern Revival securities for PubCo securities. Northern Revival shareholders who exercise their redemption rights must deliver their stock certificates to PubCo’s transfer agent (either physically or electronically) at least two (2) business days prior to the vote at the Extraordinary General Meeting.

Q:     How much cash will be available to PubCo following the closing of the Business Combination, assuming maximum and no redemptions? To what extent will PubCo need to secure additional financing in connection with the Business Combination following the Business Combination?

A:     Following the closing of the Business Combination, it is currently anticipated that PubCo will have available to it approximately $7.5 million of cash from the Trust Account, after payment of estimated expenses and assuming no redemptions are made by Northern Revival public shareholders prior to the closing of the Business Combination, or approximately $4.9 million of cash from the Trust Account, after payment of estimated expenses, and assuming that the maximum amount of redemptions are made by Northern Revival public shareholders (assuming that such redemptions will be in an amount that satisfies the minimum cash condition) prior to the closing of the Business Combination. As of the date of this proxy statement/prospectus, the parties to the Business Combination Agreement intend to obtain additional financing with respect to PubCo. As of the date of this proxy statement/prospectus there are currently no commitments for such additional financing. In the event the maximum redemptions are in excess of the amount of redemptions necessary to satisfy the minimum cash condition, PubCo will need to raise additional capital in order to satisfy the minimum cash condition (unless waived in accordance with the Business Combination Agreement).

The Sponsor has made certain commitments regarding funding of Northern Revival. The Sponsor has agreed that it will be liable to Northern Revival, if and to the extent any claims by a vendor for services rendered or products sold to Northern Revival, or a prospective target business with which Northern Revival has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Northern Revival’s indemnity of the underwriters in its IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Northern Revival seeks to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for Northern Revival’s independent registered accounting firm), prospective target businesses or other entities with which Northern Revival does business, execute agreements with Northern Revival waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

In order to meet Northern Revival’s working capital needs, the Sponsor or its affiliates, or Northern Revival’s officers and directors may, but are not obligated to, loan Northern Revival funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, and which we refer to as “Working Capital Loans.” Each such loan would be evidenced by a promissory note. The notes would be paid upon consummation of our initial business combination, without interest, If Northern Revival does not complete a business combination, Northern Revival may use a portion of proceeds held outside the Trust Account to repay these loans, but no proceeds held in the Trust Account would be used to repay these loans.

There were no amounts outstanding relating to Working Capital Loans at December 31, 2023. See “Certain Relationships and Related Person Transactions.”

Following the Business Combination, assuming no redemptions are made prior to the Closing, the Combined Company believes it will have enough cash on its balance sheet to finance operations. In the event of maximum redemptions (assuming that such redemptions will be in an amount that satisfies the minimum cash condition), we expect that we will need to raise additional financing prior to Closing. We expect that from time to time we may need to raise additional financing to maintain our operations, and from time to time we may wish to raise additional financing in order to take advantage of business opportunities. To the extent we need or wish to raise such additional financing, our access to commercial bank financing or the debt and equity capital markets may be limited by various factors, including the condition of overall credit and capital markets, general economic factors, the state of the industry, our financial performance, credit ratings, and other factors. Commercial credit and debt and equity capital may not be available to us on favorable terms, or at all.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of Northern Revival Ordinary Shares on            , 2024, the Record Date, you may vote with respect to the Proposals in person at the Extraordinary General Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A:     Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Abstentions will have no effect on the remaining Proposals in an Extraordinary General Meeting with a duly called quorum.

A “broker non-vote” occurs when shares held by a broker for the account of a beneficial owner are not voted for or against a particular proposal because the broker has not received voting instructions from that beneficial owner and the broker does not have discretionary authority to vote those shares in the absence of such instructions. If you do not provide instructions to your broker, your broker will not have discretionary authority to vote on any of the Proposals at the Extraordinary General Meeting, because Northern Revival does not expect any of the Proposals to be considered a routine matter. Broker non-votes will not be counted as present for the purposes of establishing a quorum.

Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal. At a meeting with a quorum, broker non-votes will have no effect on the vote on the remaining Proposals.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Northern Revival without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Extraordinary General Meeting.

Q:     If I am not going to attend the Extraordinary General Meeting in person, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Extraordinary General Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Northern Revival believes the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to Northern Revival’s secretary at the address listed below so that it is received by Northern Revival’s secretary prior to the Extraordinary General Meeting or virtually attend the Extraordinary General Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Northern Revival’s secretary, which must be received by Northern Revival’s secretary prior to the Extraordinary General Meeting.

Q:     Who will solicit and pay the cost of soliciting proxies?

Northern Revival will pay the cost of soliciting proxies for the Extraordinary General Meeting. Northern Revival has engaged Advantage Proxy, Inc. which we refer to as “Advantage Proxy,” to assist in the solicitation of proxies for the Extraordinary General Meeting. Northern Revival has agreed to pay Advantage Proxy a fee of $10,000, plus disbursements. Northern Revival will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Northern Revival will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Northern Revival Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of the Northern Revival Ordinary Shares and in obtaining voting instructions from those owners. Northern Revival’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the solicitation agent at:

Advantage Proxy, Inc.
P.O. Box 10904
Yakima, WA 98909
Individuals call toll-free 877-870-8565
Banks and brokers call 206-870-8565
Email: KSmith@advantageproxy.com

You may also contact us at:

Northern Revival Acquisition Corporation
4001 Kennett Pike, Suite 302
Wilmington, DE
Email: [•]

To obtain timely delivery, Northern Revival shareholders must request the materials no later than            , 2024.

You may also obtain additional information about Northern Revival from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Northern Revival’s transfer agent prior to the Extraordinary General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Extraordinary General Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Parties to the Business Combination

Northern Revival

Northern Revival is a special purpose acquisition company incorporated on November 4, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Northern Revival’s executive office is located at 4001 Kennett Pike, Suite 302 Wilmington, DE 19807 and its telephone number is (302) 338-9130.

Braiin Holdings

Braiin Holdings Ltd. (“PubCo”) is a wholly owned subsidiary of Northern Revival and was incorporated in the Cayman Islands on July 28, 2023 for the sole purpose of the Initial Merger. Following the consummation of the Initial Merger, Northern Revival will have merged with and into PubCo, with PubCo as the surviving publicly traded entity.

Sponsor

Northern Revival Sponsor LLC, a Cayman Islands limited liability company, is the sponsor of Northern Revival and currently, together with the Initial Shareholders and our officer and directors, owns approximately 96% of the issued and outstanding Northern Revival Ordinary Shares. The Sponsor’s sole member and manager is Aemish Shah. Mr. Shah does not have additional experience with special purpose acquisition companies.

The Sponsor has no direct material and active role in managing the day-to-day activities of Northern Revival. Northern Revival is managed by its Chief Executive Officer, Aemish Shah, and Chief Financial Officer, Manpreet Singh Lim. While Mr. Shah is the manager of the Sponsor and Chief Executive Officer of Northern Revival, the two roles are separate. Since the consummation of Northern Revival’s initial public offering, the Sponsor has provided financial assistance in the form of promissory notes to Northern Revival for working capital purposes and business combination deadline extensions.

The Sponsor will not receive any compensation in connection with the Business Combination. The Sponsor previously purchased (i) an aggregate of 5,750,000 Class B ordinary shares (the “Founder Shares”), and on February 1, 2021, the Company declared a stock dividend with respect to the Class B ordinary shares such that 0.05 Class B ordinary shares were issued for every one share of Class B ordinary shares, resulting in an aggregate of 6,037,500 Class B ordinary shares outstanding, and (ii) 4,553,334 private placement warrants in exchange for a capital contribution of approximately $6.8 million. The Sponsor agreed to forfeit up to an aggregate of 787,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 4, 2021, the underwriter fully exercised its over-allotment option; thus, these 787,500 Founder Shares were no longer subject to forfeiture.

Since the Sponsor initially only paid $25,000 for the founders shares, which it will retain at the closing of the Business Combination, as compared to the $10.00 per share price paid by the public shareholders in the initial public offering of Northern Revival, the Sponsor will still be able to make a positive rate of return even if the market price of the Ordinary Shares decreases after the Closing. Public shareholders who purchased shares in the initial public offering will only make a positive rate of return if the trading price exceeds $10.00 per share. Because the founder shares have already been issued, there will not be a material dilution to the equity interests of non-redeeming shareholders upon consummation of the Business Combination. However, as the private placement warrants have been issued but not yet been exercised, once exercised the private placement warrants could result in substantial dilution to the equity interests of non-redeeming shareholders after the consummation of the Business Combination.

Braiin Limited

Braiin is a limited company that was incorporated under the laws of Australia on July 4, 2022. Braiin is a pioneering technology company specializing in cutting-edge solutions across diverse domains. Braiin currently operates through its wholly owned subsidiary, Raptor300, Inc. (“Raptor”) and, following the consummation of the Business Combination, will also operate through Vega, which will be its wholly-owned subsidiaries. Braiin’s expertise spans smart technology, including proprietary algorithms that guide our drone products, particularly with respect to autonomously plotting paths for the drones and identifying specific areas of concern within agricultural fields, which we refer to as artificial intelligence and machine learning (“AI/ML”), robotics, internet of things (“IoT”), and mission-critical enterprise software and hardware applications. Braiin believes that it has a robust portfolio of proprietary technology with current applications and developing capabilities in various sectors, including agriculture, agricultural-finance, agricultural-insurance, telecommunications, financial services, digital lending, insurance brokering, and more. Braiin is actively expanding its market reach from business enterprises and government to end-consumers. Braiin also plans to diversify from its current focus on western developed markets to tap into large opportunities across high-potential emerging markets, more particularly in Southeast Asia.

The mailing address and telephone of the principal executive offices of Braiin until the consummation of the Business Combination are 283 Rokeby Road, Subiaco, Western Australia 6008, +61 412 474 180.

Vega is an agriculture technology company specializing in providing blockchain, AI, and coding language services to farmers. On July 11, 2023, Vega entered into a binding heads of agreement contract with Exato Technologies Pvt Ltd (“Exato” pursuant to which Vega will acquire 100% of the shares of Exato. Additionally, on September 12, 2023, Vega entered into a binding heads of agreement contract with Nisus Australia Pty Ltd and Nisus Payroll Pty Ltd (together, “Nisus”), pursuant to which Vega will acquire 100% of the shares of the Nisus. On September 16, 2023, Braiin entered into a binding heads of agreement contract with Vega (the “Vega Agreement”). Pursuant to the Vega Agreement, following the effectiveness of this proxy statement/prospectus and receipt of pre-approval from Nasdaq of PubCo’s Ordinary shares to be issued in connection with the Business Combination to be listed on Nasdaq, but prior to the Closing, Braiin will acquire 100% of the issued shares in Vega Global Technologies Pty Ltd from Vega Global Technologies Pty Ltd’s shareholders in exchange for an aggregate amount of shares equal to US $163 million. Following the consummation of the transactions contemplated by the Vega Agreement, Vega will be a wholly-owned subsidiary of Braiin.

Group Elite Communications

Group Elite (as defined below) is in the business of providing call center services including system design & architecture, project management, implementation services, application testing, support & maintenance, business consulting, and SAAS. Group Elite specializes in providing consulting, training, and managed services for Verint Customer Engagement Solutions, primarily aimed at optimizing contact center performance. Their services include needs assessments, system design, project management, and custom integrations. Group Elite helps clients maximize the value of their Verint systems through white-glove service, focusing on areas like workforce management, fraud, compliance, and performance improvement. They are recognized as a strategic partner of Verint with extensive industry experience. Group Elite is headquartered in Canada with business operations in the United States and the United Kingdom.

MokSa Technologies India Private Limited

MokSa Technologies (as defined below), was incorporated in India on October 9, 2009 having registered office in Bangalore, Karnataka, India. MokSa Technologies operates from the state-of-art centres in Bengaluru, Mumbai and Gurgaon (India). It has business operations in Singapore and the United States. MokSa Technologies is engaged in technology consulting services and software development. It provides technological solutions and professional services in all its forms with focus on operation of technical services, networking services and allied services including programming, design, development, hosting, licensing, installation and maintenance, etc.

ABS India Private Limited

ABS India (as defined below) is a leading systems integrator providing consultancy, design, and services for enterprises in data, voice, video, and Wi-Fi infrastructure. It specializes in enabling organizations to design, set up, and manage complex communication networks, offering end-to-end solutions that are customizable to meet unique needs. With over 19 years of experience and partnerships with leading OEMs, ABS India is known for its high customer satisfaction, superior post-sales support, and a strong focus on user training. It is headquartered in Bangalore with a pan-India presence.

ABS India has a focus on strategy and providing consultancy, design and services, can navigate complex regulations with ease, and implement cutting-edge tech. ABS India is continuously focusing on being an agile company that allows it to adapt to the rapid advancement of the industry.

VIS Networks Private Limited

VIS Networks (as defined below) was incorporated in India on April 18, 2011, having registered office in Bangalore, Karnataka, India. It’s parent company has subsidiaries in Singapore, Malaysia, the United Kingdom, Oman and other countries for providing services to its global customers.

VIS Networks has grown into a trusted partner for businesses seeking advanced communication and customer experience (CX) management solutions. VIS Networks provides services like unified communication, contact center, video conferencing, and audio-visual solutions, catering to global businesses. With a focus on enhancing CX management through state-of-the-art technology, VIS Networks serves diverse industries, ensuring secure, reliable, and efficient communication infrastructures.

The Business Combination

On October 1, 2023, we entered into an Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) by and among Northern Revival, Northern Revival Sponsor LLC (the “Sponsor”), Braiin Limited, an Australian public company limited by shares (“Braiin”), Braiin Holdings Ltd., a Cayman Islands exempted company (“PubCo”), and certain Braiin shareholders (the “Braiin Supporting Shareholders”) who collectively own 100% of the outstanding ordinary shares of Braiin (the “Braiin Shares”) and on September 27, 2024, we entered into the First Amendment to the Amended and Restated Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, a business combination between Northern Revival and Braiin (the “Business Combination”) will be effected in two steps: (i) subject to the approval and adoption of the Business Combination Agreement by the shareholders of Northern Revival, Northern Revival will merge with and into PubCo with PubCo remaining as the surviving publicly traded entity (the “Initial Merger”); and (ii) a share exchange in which Braiin shareholders exchange 100% of their Braiin Shares for a pro rata portion of Ordinary Shares, par value $1.00 per share, of PubCo (the “PubCo Ordinary Shares”) with an aggregate value of $572 million (the “Share Exchange”). The number of shares to be issued will be based upon a per share value of $10.00. The aggregate value is subject to adjustment up or down based upon certain indebtedness and cash on hand of Braiin as of Closing. Prior to the consummation of the Business Combination, Braiin will acquire Vega Global Technologies Pty Ltd., an Australian agricultural technology company (“Vega”), Group Elite, MokSa Technologies, VIS Networks and ABS India. Following the Share Exchange, Braiin will continue as a subsidiary of PubCo. We refer to PubCo after giving effect to the Business Combination, as “New Braiin.”

The Business Combination Agreement provides that:

(i)     prior to the effective time of the Business Combination (the “Effective Time”), each convertible note and simple agreement for future equity of Braiin, and Braiin Shares issuable as consideration for Braiin’s purchase of Vega, will convert into Braiin Shares in accordance with the agreements governing such securities;

(ii)    prior to the Effective Time, Northern Revival will merge with and into PubCo, with PubCo remaining as the surviving publicly traded entity;

(iii)   at the Effective Time, each outstanding Braiin Share will be exchanged for a pro rata portion of PubCo Ordinary Shares; and

(iv)   at the Closing, PubCo will pay the Sponsor $2.5 million to purchase all outstanding PubCo warrants (the “Private Placement Warrants”), originally purchased by the Sponsor for approximately $6.8 million simultaneously with the closing of Northern Revival’s initial public offering (“IPO”).

The Business Combination with Braiin is the result of a proactive search for a potential business combination transaction, using the network and investment and transaction experience of Northern Revival’s management team and Board. While Northern Revival’s search for a prospective business target was not restricted to any specific industry or geographic region, Northern Revival aimed to focus on tech-enabled industries. Northern Revival initially identified 1,000 companies, evaluated approximately 250 targets and met with and conducted preliminary diligence on 42 companies before arriving at a business agreement with Braiin. During this period, Northern Revival narrowed its focus to 6 other companies and ultimately concluded Braiin as the target for this business combination.

Consistent with our business strategy, we identified companies with compelling growth potential and a combination of the characteristics detailed below. We specifically targeted opportunities where we could leverage Northern Revival’s differentiated operating capabilities to accelerate growth or increase profitability. We used these criteria and guidelines in evaluating acquisition opportunities. Our intent was to acquire one or more companies or assets that we believed had the following attributes, each of which are described in greater detail below in “Background of the Business Combination”: B2B and B2B2C software and tech-enabled services businesses, healthy end markets with strong long-term secular trends, minimal technology risk with high switching costs, consistent and compelling growth prospects and significant recurring revenues, attractive, inherently profitable businesses with high operating leverage, knowledgeable management teams with relevant industry experience and a proven track record, established business models, benefit from being a public company, and platform that can become a consolidator.

The Board discussed potential business combinations with eight primary business combination candidates, including Braiin, before entering into the Business Combination Agreement with Braiin. An overview of the discussions of each target are included below under “Background of the Business Combination.”

Northern Revival Extraordinary General Meeting

Northern Revival is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its Board for use at the Extraordinary General Meeting to be held on            , 2024, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about            , 2024. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Extraordinary General Meeting.

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be virtually held at 10:00 a.m. Eastern Time on            , 2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. The Extraordinary General Meeting can be accessed via live webcast by visiting            , where you will be able to listen to the meeting live and vote during the meeting.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned Northern Revival Ordinary Shares as of the close of business on            2024, which is the Record Date for the Extraordinary General Meeting. You are entitled to one vote for each share of Northern Revival Ordinary Shares that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 6,310,934 Northern Revival Ordinary Shares issued and outstanding. Northern Revival’s public shareholders currently own approximately 273,434 Northern Revival Ordinary Shares, equal to approximately 4% of issued and outstanding Northern Revival Ordinary Shares, and our Initial Shareholders including our Sponsor and directors and officers currently own approximately 6,037,500 founders share equal to 96% of issued and outstanding Northern Revival Ordinary Shares. Northern Revival does not expect to issue any shares of ordinary shares on or before the Record Date.

Registering for the Extraordinary General Meeting

Pre-registration for virtual attendance at the Extraordinary General Meeting is recommended but is not required in order to attend through the following website: [        ]

Any shareholder wishing to attend the virtual meeting should register for the meeting by            , 2024. To register for the Extraordinary General Meeting, please follow these instructions as applicable to the nature of your ownership of our ordinary shares:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Extraordinary General Meeting, go to [    ], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of Northern Revival shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if a majority of the ordinary shares outstanding and entitled to vote at the Extraordinary General Meeting is represented in person (including by virtual attendance) or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding Northern Revival Ordinary Shares as of the Record Date. Accordingly, a Northern Revival shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the remaining Proposals (consisting of the PubCo Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal) requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the Extraordinary General Meeting. Accordingly, a Northern Revival shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting or the failure of a Northern Revival shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that shareholder’s shares not being counted towards the number of Northern Revival Ordinary Shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the PubCo Charter Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions of persons appearing at the Extraordinary General Meeting likewise will also have no effect on the outcome of these proposals.

The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the PubCo Charter Proposal and the Incentive Plan Proposal) are approved at the Extraordinary General Meeting. The Adjournment Proposal is not a Condition Precedent Proposal for consummation of the Business Combination, and the Adjournment Proposal does not require the approval of any other proposal to be effective.

It is important for you to note that in the event that the Business Combination Proposal and the other Condition Precedent Proposals do not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public shareholders.

The Proposals

The Business Combination Proposal

On October 1, 2023, Northern Revival entered into the Amended and Restated Business Combination Agreement by and among Northern Revival, the Sponsor, PubCo, Braiin and certain Braiin shareholders and on September 27, 2024, we entered into the First Amendment to the Amended and Restated Business Combination Agreement.

The Business Combination Agreement provides that a business combination between Northern Revival and Braiin will be effected in two steps: (i) subject to the approval and adoption of the Business Combination Agreement by the shareholders of Northern Revival, Northern Revival and PubCo will consummate the Initial Merger; and (ii) following the Initial Merger, PubCo and Braiin’s shareholders will consummate the Share Exchange in which Braiin shareholders exchange 100% of their Braiin Shares for a pro rata portion of PubCo Shares with an aggregate value of $572 million. The number of shares to be issued will be based upon a per share value of $10.00. The aggregate value is subject to adjustment up or down based upon certain indebtedness and cash on hand of Braiin as of Closing. The transactions contemplated by the Business Combination Agreement we refer to herein as the “Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Share Exchange Consideration

Subject to the terms and conditions set forth in the Business Combination Agreement:

(i)     prior to the Effective Time, each convertible note and simple agreement for future equity of Braiin, and Braiin Shares issuable as consideration for Braiin’s purchase of Vega, Group Elite, MokSa Technologies, VIS Networks and ABS India will convert into Braiin Shares in accordance with the agreements governing such securities; See table below for breakup of Pubco shares that will be issued to Vega and Powertec.

Target	Number of Pubco shares to be issued	Percentage of total PubCo shares
Exato	7,800,000	12.3%
Nisus	3,997,470	6.3%
Group Elite	1,134,130	1.8%
MokSa Technologies	1,200,000	1.9%
ABS India	1,400,000	2.2%
Mirragin	4,263,140	6.7%
VIS Networks	3,530,000	5.5%

(ii)    Braiin shareholders will exchange 100% of their Braiin Shares for a pro rata portion of PubCo Ordinary Shares with an aggregate value of $572 million (the “Share Exchange”). The number of shares to be issued will be based upon a per share value of $10.00; and

(iii)   PubCo will pay the Sponsor $2.5 million to purchase all outstanding Northern Revival Private Placement Warrants originally purchased by the Sponsor for approximately $6.8 million.

As Northern Revival does not, and PubCo will not, have any outstanding preference shares, and is anticipated to have no outstanding preference shares at the Effective Time, no exchange of preference shares is expected to occur at the Effective Time.

Closing Conditions and Termination Rights

In addition to the approval of the Proposals at the Extraordinary General Meeting, unless waived by the parties to the Business Combination Agreement, in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of the requisite shareholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — Conditions to Closing.”

The Business Combination Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of Braiin and Northern Revival, or by Braiin or Northern Revival acting alone, in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the section titled “The Business Combination Proposal — Business Combination Agreement — Termination.”

The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

The PubCo Charter Proposal

Assuming the Business Combination Proposal is approved, in connection with the Business Combination, Northern Revival is proposing that its shareholders approve each material difference between the proposed Amended and Restated Memorandum and Articles of Association of PubCo (the “Proposed PubCo Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, and Northern Revival’s Amended and Restated Memorandum and Articles of Association.

The Incentive Plan Proposal

Northern Revival is asking its shareholders to approve the Incentive Plan, including the authorization of the share reserve under the Incentive Plan equal to ten percent (10%) of the aggregate number of PubCo Ordinary Shares issued and outstanding immediately after the Closing, which will become effective upon the Closing of the Business Combination. The Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, stock units, stock appreciation rights, restricted stock awards, other stock-based awards and cash-based awards. Incentive stock options (“ISOs”) may be granted only to PubCo’s employees, including officers, and the employees of PubCo’s subsidiaries. All other stock awards may be granted to PubCo’s employees, officers, PubCo’s non-employee directors, and consultants and the employees and consultants of Braiin’s subsidiaries and affiliates.

A summary of the Incentive Plan will be set forth by amendment in the “Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Incentive Plan will be attached to this proxy statement/prospectus by amendment.

The Adjournment Proposal

Northern Revival is proposing that its shareholders approve and adopt a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies or if Northern Revival is unable to consummate the Business Combination for any reason.

Fairness Opinion

In connection with its approval of the Business Combination and the Business Combination Agreement, the Board received the opinion of Trafalgar Advisors that the consideration to be paid was fair to shareholders from a financial point of view. A copy of this opinion is included as Annex C hereto. A summary of the analyses of Trafalgar in reaching this opinion, together with all assumptions related thereto is set forth in “The Business Combination Proposal — Opinion of Financial Advisor.”

Recommendation to Northern Revival Shareholders

After careful consideration, our Board has concluded that the Business Combination is in the best interests of Northern Revival’s shareholders. Our directors believe that the proposals being presented at the Extraordinary General Meeting are in the best interests of Northern Revival’s shareholders, and they recommend that Northern Revival’s shareholders vote FOR each of the proposals.

The Board considered many factors in making its recommendation, including, but not limited to, public company readiness, experienced management team and major shareholders, potential for increase in shareholder vale and other alternatives. See “Background of the Business Combination.”

Further, Board our not retain an unaffiliated representative to act solely on behalf of the unaffiliated security holders for purposes of negotiating the terms of the Business Combination and/or preparing any report concerning the approval of the Business Combination.

The existence of financial and personal interests of one or more of Northern Revival’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Northern Revival and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Northern Revival’s officers and directors have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of Northern Revival’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Interests of Northern Revival’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our Board in favor of the proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. These interests include, among other things:

•        If we do not consummate an initial business combination by November 4, 2024, the 6,037,499 Class A ordinary shares and one Class B ordinary share held by the sponsor will be worthless (as the Sponsor has waived liquidation rights with respect to such shares). Northern Revival and the Sponsor have agreed that the Sponsor will forfeit 1,500,000 founders shares in connection with the Closing leaving 4,537,500 founders shares at Closing. Based on the price of the Northern Revival Ordinary Shares as of December 1, 2023 of $10.84, these shares have a value of $49,186,500 as compared to the original purchase price of $25,000.

•        If we do not consummate an initial business combination by November 4, 2024, the 4,553,334 private placement warrants it purchased for an aggregate purchase price of $6,830,000 will be worthless. Pursuant to the terms of the Business Combination Agreement, at the Closing, those warrants will be cancelled in exchange for a payment to the Sponsor of $2,500,000;

•        Because the Sponsor paid only $25,000 for the founders shares it will retain at closing (approximately $0.006 per share) as compared to the $10.00 per share price paid by the public in the IPO, the Sponsor will still be able to make a positive rate of return even if the market price of the Class A Ordinary Shares is very low after the Closing while a public shareholder who purchased in the IPO would only make a positive rate of return if the trading price exceeds $10.00. See “Risk Factors — Because our Sponsor only paid $25,000 for the founder shares, the Sponsor is still likely to make a profit even if the trading price of the PubCo Ordinary Shares post-closing is substantially less than $10.00 per share.”

•        In connection with the IPO, the sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of any third party for services rendered or products sold to Northern Revival or prospective target businesses with which Northern Revival has entered into certain agreements;

•        All rights specified in the charter relating to the right of officers and directors to be indemnified by Northern Revival, and of Northern Revival’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after an initial business combination and, if no initial business combination is completed by November 4, 2024, so that Northern Revival liquidates, Northern Revival will not be able to perform its obligations to its officers and directors under those provisions;

•        None of Northern Revival’s officers or directors has received any cash compensation for services rendered to Northern Revival, and all of the current officers and directors are expected to continue to serve in their roles at least through the date of the Extraordinary General Meeting and may continue to serve following any potential initial business combination and receive compensation thereafter; and

•        The sponsor and Northern Revival’s officers and directors and their respective affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination and, if we do not consummate an initial business combination by November 4, 2024, they will not have any claim against the Trust Account for reimbursement so that Northern Revival will most likely be unable to reimburse such expenses.

In light of the foregoing, the Sponsor and Northern Revival’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Braiin rather than liquidate even if (i) Braiin is a less favorable company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, the Sponsor and Northern Revival’s directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.

In connection with the IPO and the appointment of each of its directors and officers, Northern Revivval entered into agreements with the Sponsor and each of its directors and officers pursuant to which each agreed to vote any shares of Northern Revival ordinary shares owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor and Northern Revival’s directors and officers as it relates to the founder shares and Northern Revival’s ordinary shares the requirement to vote such shares in favor of the Business Combination Proposal. As a result, we would not need the approval of at least a majority of unaffiliated security holders of Northern Revival in order to consummate the Business Combination. Because the Sponsor owns approximately 96% of the outstanding ordinary shares of Northern Revival, we do not need any Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

Northern Revival’s Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Northern Revival’s stockholders that they approve the Business Combination.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he has then-current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands and applicable law. Given the substantial target universe considered by Northern Revival’s management team, Northern Revival’s Board did not believe that the other fiduciary duties or contractual obligations of Northern Revival’s officers and directors materially affected Northern Revival’s ability to source a potential business combination. Northern Revival’s Board considered the factors supporting, and risks and uncertainties related to, a business combination with Braiin as set forth above under “Summary of the Proxy Statement/Prospectus — Northern Revival Board’s Reasons for the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.

Braiin Shareholder Approval

The approval of the Share Exchange as part of the Business Combination and related transactions by a unanimous vote of the shareholders of Braiin is a condition to consummation of the Business Combination, according to the Business Combination Agreement. This vote requires the affirmative votes of the holders of 100% of the Braiin Shares.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes and the other documents referred to herein, for a discussion of factors, including the risks to holders of Northern Revival Ordinary Shares who do not redeem in connection with the Extraordinary General Meeting, you should consider carefully before making an investment decision.

Accounting Treatment for the Business Combination

The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Northern Revival will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Braiin issuing shares at the closing of the Business Combination for the net assets of Northern Revival as of the closing date, accompanied by a recapitalization. The net assets of Northern Revival will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of PubCo Ordinary Shares issued over the fair value of Northern Revival’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

U.S. Federal Income Tax Considerations

For a discussion summarizing certain U.S. federal income tax considerations in connection with the Business Combination, please see section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

Northern Revival Appraisal Rights

Northern Revival shareholders are entitled to give notice to Northern Revival prior to the Extraordinary General Meeting that they wish to dissent to the Business Combination to the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of his or her shares of Northern Revival if they follow the procedures set out in the Companies Act. It is Northern Revival’s view that such fair market value would equal the amount which Northern Revival shareholders would obtain if they exercise their redemption rights as described herein.

Redemption Rights

In connection with the Business Combination, holders of Northern Revival Ordinary Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Northern Revival Memorandum and Articles of Association. As of [•], 2024, the pro rata portion of the funds available in the Trust Account for the public shares was approximately $[•] per share (less taxes paid or payable). If a holder exercises its redemption rights, then such holder will be exchanging its Northern Revival Ordinary Shares for cash and will no longer own Northern Revival Ordinary Shares and will not participate as a future shareholder of the Combined Company. Our public shareholders are not required to affirmatively vote for or against the Business Combination in order to redeem their ordinary shares for cash. This means that public shareholders who hold Northern Revival Ordinary Shares on or before            , 2024 (two (2) business days before the Extraordinary General Meeting) will be eligible to elect to have their Northern Revival Ordinary Shares redeemed for cash in connection with the Extraordinary General Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Extraordinary General Meeting. To redeem their Northern Revival Ordinary Shares for cash, holders of Northern Revival Ordinary Shares must demand Northern Revival convert their public shares into cash and tender their shares to Northern Revival’s transfer agent in accordance with the procedures described herein. See the section entitled “Extraordinary General Meeting of Northern Revival Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the PubCo Charter Proposal and the Incentive Plan Proposal) are approved at the Extraordinary General Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Directors and Officers of PubCo following the Business Combination

Upon the Closing, PubCo’s board of directors will consist of five directors, all of which will be designated by Braiin. At least three directors are required to be independent directors under Nasdaq rules. Upon the Closing, PubCo’s board of directors will be divided into three classes and will have staggered three-year terms.

PubCo’s directors and executive officers upon consummation of the Business Combination, and their ages, as of the date of this proxy statement/prospectus, are expected to be as follows:

Name	Age	Position
Natraj Balasubramanian	52	Chief Executive Officer, Director
Jay Stephenson	58	Chief Financial Officer
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]

For more information on the new directors and management of PubCo, see “Management of PubCo After the Business Combination.”

Listing of PubCo’s Securities

It is anticipated that PubCo Ordinary Shares will be traded on Nasdaq under the symbol “[•]” and the PubCo Warrants will be traded on Nasdaq under the symbol “[•]” following the closing of the Business Combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF BRAIIN

The following tables present Braiin’s summary consolidated financial data. We present our consolidated financial statements in accordance with IFRS. The summary historical consolidated statement of comprehensive income for the fiscal years ended June 30, 2023 and 2022 and six months ended December 31, 2023 and 2022, and the summary consolidated statement of financial position as of, December 31, 2023, June 30, 2023, December 31, 2022 and June 30, 2022 have been derived from our consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. Our consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for the fair statement of the financial information set forth in those statements. Our historical results for any prior period are not necessarily indicative of results expected in any future period and the results for the six months ended December 31, 2023 and 2022 or any other interim period are not necessarily indicative of results to be expected for the full fiscal year.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Braiin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

STATEMENTS OF COMPREHENSIVE INCOME

	Braiin Ltd.
	Year Ended June 30,
	2023	2022
Income	—	—

Expenses
Administrative expenses	25,106	14,845
Audit fees	341,563	—
Professional and legal fees	295,146	67,355
Depreciation and amortization	83,453	8,919
Interest expense	7,973	694
Loss on foreign currency exchange	10,795	7,831
Other expenses	13,976	2,126
Total expenses	(778,012)	(101,770)

Loss before income tax expense	(778,012)	(101,770)
Income tax	—	—
Loss after tax from continuing operations	(778,012)	(101,770)
Foreign currency translation	6,180	(829)
Total comprehensive loss for the year	(771,832)	(102,599)
	Braiin Ltd.
	Six Months Ended December 31,
	2023	2022
Expenses
Administrative expenses	95,028	15,604
Audit fees	26,039	76,567
Professional and legal fees	280,692	100,348
Depreciation and amortization	70,225	21,493
Interest expense	34,462	2,340
Loss on foreign currency exchange	6,387	(137)
Fair value movement on financials instrument		(9,871)
Loss on forgiveness of debt	5,469
Other expenses		6,305
Total expenses	(518,302)	(212,649)

Loss before income tax expense	(518,302)	(212,649)
Income tax	—	—
Loss after tax from continuing operations	(518,302)	(212,649)
Foreign currency translation	13,023	(6,355)
Total comprehensive loss for the year	(505,279)	(219,004)

STATEMENTS OF FINANCIAL POSITION

	Braiin Ltd.
	As of December 31,	As of June 30,
	2023	2023
Total assets	891,701	1,541,429
Total liabilities	2,527,780	2,672,229
Net liabilities	(1,636,079)	(1,130,800)

Total equity	(1,636,079)	(1,130,800)
	Braiin Ltd.
	Year Ended December 31,
	2023	2022
Net cash used in operating activities	(509,591)	(116,372)
Net cash used in investing activities	—	(83,525)
Net cash generated by financing activities	(108,203)	312,831

STATEMENTS OF CASH FLOWS

	Braiin Ltd.
	Year Ended June 30,
	2023	2022
Net cash used in operating activities	(300,491)	(93,661)
Net cash used in investing activities	(312,024)	(61,777)
Net cash generated by financing activities	1,275,373	752,188

SELECTED HISTORICAL FINANCIAL INFORMATION OF NORTHERN REVIVAL

The following selected statements of operations data for the years ended December 31, 2023 and 2022 and balance sheet data as of December 31, 2023 and 2022 have been derived from Northern Revival’s audited financial statements appearing elsewhere in this proxy statement/prospectus.

The following selected statements of operations data for the six months ended June 30, 2024 and 2023 and balance sheet data as of June 30, 2024 have been derived from Northern Revival’s unaudited financial statements appearing elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the selected data presented below in conjunction with the section of this proxy statement/prospectus titled “Northern Revival’s Management Discussion and Analysis of Financial Condition and Results of Operations” and Northern Revival’s financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

Statement of Operations Data	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022	Six Months Ended June 30,
			2024	2023
General and Administrative Expenses	2,570,259	1,508,654	$390,019	$1,514,981
Loss from Operations	(2,570,259)	(1,508,654)	(390,019)	(1,514,981)
Other Income/Expense	2,529,464	9,883,565	54,518	985,568
Net Income (Loss)	(40,795)	8,374,911	(335,501)	$(529,413)
Weighted average shares outstanding of redeemable Class A Ordinary Shares, Basic and Diluted	3,922,676	24,150,000	1,763,923	5,753,331
Basic and Diluted net income (loss) per share	(0.00)	0.28	(0.04)	$(0.04)
Weighted average share outstanding of non-redeemable Class A Ordinary Shares – Basic and Diluted	4,499,177	—	6,037,499	2,935,359
Basic and Diluted net income (loss) per share	(0.00)	—	$(0.04)	$(0.04)
Weighted average shares outstanding of Class B ordinary shares, basic	1,538,323	6,037,500	1	3,102,141
Basic net income (loss) per share, Class B ordinary shares	(0.00)	0.28	(0.04)	$(0.04)
Balance Sheet Data	As of December 31, 2023	As of December 31, 2022	As of June 30, 2024
Working Capital (Deficit)	$(3,497,963)	$1,525	$4,100,566
Investment Held in Trust Account	$20,956,566	$245,009,717	$19,496,980
Total Assets	$21,000,948	$245,094,305	$19,497,433
Total Liabilities	$4,860,097	$10,838,361	$5,733,180
Shareholders’ Deficit	$(4,715,715)	$(10,653,773)	$(5,807,082)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

PubCo is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Braiin and Northern Revival to give effect to the Business Combination and related transactions.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2023 combines the historical unaudited statement of financial position of Northern Revival as of December 31, 2023 and the historical audited statement of financial position of Braiin as of December 31, 2023 both sets of financial statements included elsewhere in this proxy statement/prospectus; and on a pro forma basis as if the Business Combination and related transactions had been consummated on December 31, 2023.

The following unaudited pro forma combined statements of operations for the six months ended December 31, 2023 and the twelve months ended June 30, 2023 combines the historical unaudited consolidated statement of profit and loss and other comprehensive income of Braiin for the six months ended December 31, 2023 and the historical audited consolidated statement of profit and loss and other comprehensive income of Braiin for the twelve months ended June 30, 2023 with Northern Revival’s unaudited financial results for the six months ended December 31, 2023 and for the twelve months ended June 30, 2023. The unaudited pro forma combined statements of operations are prepared on basis as if the Business Combination and related transactions had been consummated on July 1, 2022.

Braiin and Northern Revival have different fiscal years. Braiin’s fiscal year ends on June 30, whereas Northern Revival’s fiscal year ends on December 31. Northern Revival’s unaudited financial results for the six months ended December 31, 2023 have been derived from removing its results of operations for the six months ended June 30, 2023 derived from its unaudited statement of operations for the six months ended June 30, 2023 from its audited statement of operations for the twelve months ended December 31, 2023. Northern Revival’s unaudited financial results for the twelve months ended June 30, 2023 have been derived from (i) its unaudited statement of operations for the six months ended June 30, 2023 and (ii) its audited statement of operations from January 1 to December 31, 2022 removing its results of operations for the period from January 1 through June 30, 2022 derived from its unaudited statement of operations for the period from January 1 to June 30, 2022

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with Northern Revival’s and Braiin’s audited financial statements and related notes, as applicable, and the sections titled “Northern Revival’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Braiin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information does not include the effect of the issuance of any portion of the shares to be issued under the share incentive plan because the issuance of such shares is subject to approval of business combination. Issuance of such shares would have a further dilutive effect on existing holders of Pubco Ordinary Shares as described in further detail in “Proposal No. 1 — The Business Combination Proposal — Total Shares to be Issued in the Business Combination”.

Description of the Proposed Transactions

On March 20, 2023, Northern Revival, Braiin, PubCo and Northern Revival Sponsor LLC (Sponsor) entered into the Business Combination Agreement which was amended and restated in its entirety effective October 1, 2023. Pursuant to the terms, and subject to the conditions, contained in the Business Combination Agreement, the Parties to the Business Combination Agreement will affect the following transactions:

1.      Prior to the Closing, Northern Revival will merge with and into PubCo with PubCo surviving;

2.      At the Closing, PubCo shall repurchase all of the Sponsor Private Placement Warrants held by the Sponsor for an amount equal to the $2,500,000.

3.      Prior to the Effective Time, all Braiin Convertible Securities outstanding shall be converted into Company Shares in accordance with the agreements governing such Braiin Convertible Securities.

4.      Immediately prior to the Effective Time, the Sponsor shall surrender 1,500,000 founders shares.

5.      PubCo will purchase from the Braiin shareholders, all of the issued and outstanding shares and any other equity interests in or of Braiin in exchange for newly issued PubCo Ordinary Shares, as a result of which:

a.      each issued and outstanding Class A ordinary share of Northern Revival immediately prior to the Initial Merger Effective Time shall be converted automatically into the right of the holder thereof to receive one (1) ordinary share of PubCo, following which the Class A ordinary shares shall cease to be outstanding and shall automatically be cancelled; and

b.      prior to the Effective Time, any remaining Class B Ordinary Shares that are issued and outstanding as of such time shall automatically convert in accordance with the terms of the Northern Revival’s Organizational Documents into one (1) Acquiror Class A Ordinary Share

6.      On the first business day following the effective time of the Initial Merger, PubCo will acquire all of the Company Shares in consideration for the issuance of PubCo ordinary shares to the Company shareholders (the “PubCo Ordinary Shares”) on a pro rata basis (the “Share Acquisition”, and together with the Initial Merger and the other transactions contemplated by the Business Combination Agreement, the “Proposed Transactions”).

Acquisition of Group Elite

Pursuant to the non-binding Heads of Agreement, dated May 9, 2024, by and between Braiin and Group Elite Communications, Inc., a corporation existing under the Canada Business Corporations Act (“GEC Canada”), Group Elite Communications, Inc., a corporation existing under the laws of Colorado (“GEC US”) and GEC Holdings UK Limited (“GEC Holdings”) and its subsidiary, Group Elite Communications UK LTD (together with GEC Canada, GEC US and GEC Holdings, “Group Elite”), Braiin will acquire 100% of the shares in each GEC Canada, GEC US and GEC Holdings for the aggregate consideration of CAD$20 million, consisting of CAD $15 million of PubCo Ordinary Shares and CAD $5 million cash (the “Group Elite Agreement”). Group Elite’s business relates to enterprise software for customer engagement. The consummation of the transactions contemplated by the Group Elite Agreement are subject to customary closing conditions.

Acquisition of MokSa Technologies

Pursuant to the binding Heads of Agreement, dated September 25, 2024, by and between Braiin and MokSa Technologies India Private Limited (“MokSa Technologies”), Braiin will acquire 100% of the shares of MokSa Technologies for an aggregate consideration of $15 million, consisting of $12 million of PubCo Ordinary Shares and $3 million cash (the “MokSa Agreement”). MokSa Technologies’s business relates to enterprise communication solutions. The consummation of the transactions contemplated by the MokSa Agreement are subject to customary closing conditions.

Acquisition of ABS

Pursuant to the binding Heads of Agreement, dated September 25, 2024, by and between Braiin and ABS India Private Limited (“ABS India”) Braiin will acquire 100% of the shares of ABS India for an aggregate consideration of $23 million, consisting of $14 million of PubCo Ordinary Shares and $9 million cash (the “ABS Agreement”). ABS India’s business relates to consulting and technology services. The consummation of the transactions contemplated by the ABS Agreement are subject to customary closing conditions.

Acquisition of VIS

Pursuant to the binding Heads of Agreement, dated September 21, 2024, by and between Braiin and VIS Networks PVT LTD (“VIS Networks”) Braiin will acquire 100% of the shares of VIS Networks for an aggregate consideration of $24 million (the “VIS Agreement”). VIS Networks’s business relates to technology services.

Also on September 21, 2024, Braiin and VIS Networks entered into a binding Heads of Agreement whereby certain owners of VIS Networks shares will be issues $35.30 million of Braiin Shares.

The consummation of the transactions contemplated by the VIS Agreement are subject to customary closing conditions.

Acquisition of Vega

Pursuant to the Amended and Restated Share Sale Agreement between Braiin and Vega (the “Vega SSA”), prior to the Closing, Braiin will acquire all of the outstanding shares of Vega in exchange for Braiin Ordinary Shares, which, upon exchange for PubCo Ordinary Shares at $10.00, will be equal to $163,000,000.

The Vega SSA contains customary representations and warranties and covenants for transactions of its size and structure. The Share Sale Agreement also contains customary closing conditions, as well as the conditions that (i) the Form F-4 filed in connection with the Business Combination be declared effective by the SEC and (ii) Nasdaq provides preliminary approval for listing of the PubCo Ordinary Shares.

Accounting for the Proposed Transactions

The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Northern Revival will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Braiin issuing shares at the closing of the Business Combination for the net assets of Northern Revival as of the closing date, accompanied by a recapitalization. The net assets of Northern Revival will be stated at historical cost, with no goodwill or other intangible assets recorded.

Braiin has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Braiin’s shareholders will have the largest voting interest in PubCo under both the no redemption and maximum redemption scenarios;

•        The board of directors of the combined company has five members, and Braiin has the ability to nominate the majority of the members of the board of directors;

•        Braiin’s senior management is the senior management of the combined company;

•        The business of Braiin will comprise the ongoing operations of PubCo; and

•        Braiin is the larger entity, in terms of substantive operations and employee base.

Considering the determination of the predecessor, the Company considered the authoritative guidance in Rule 405 of Regulation C, the interpretive guidance of the staff of the SEC, including factors for registrants to consider in determining the predecessor, and analyzed the following: (1) the order in which the entities were acquired, (2) the size of the entities, (3) the fair value of the entities, (4) the historical and ongoing management structure, and (5) how management discusses our business in this proxy statement/prospectus.

In considering the foregoing principles of predecessor determination, considering specific facts and circumstances, as well as other factors outlined below, the Company concluded that Braiin is the predecessor for accounting purposes.

The Business Combination, which is not within the scope of IFRS 3 since Northern Revival does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of PubCo Ordinary Shares issued over the fair value of Northern Revival’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The unaudited pro forma condensed combined financial information assumes that public warrants will be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market adjustments through the statement of operations.

The accounting is reflected in the proforma balance sheet as follows:

Prior to the business combination, the total number of Braiin shares was 11,069,578. Just before the closing date, the outstanding SAFE note and convertible notes would be converted into 17,330 and 275,667 ordinary shares of Braiin, respectively. This conversion brings the total Braiin shares to 11,362,575.

Per the Business Combination Agreement, the enterprise value is $572 million, adjusted for any debt on the balance sheet date, resulting in a net value of $588,563,459. The entire Braiin shareholding will be acquired for a net enterprise value at $10 per share. This implies that 11,362,575 Braiin shares will be exchanged for 58,856,346 shares of Pubco. This share exchange is reflected as the cancellation of Braiin shares and the issuance of Pubco shares in adjustment I.

However, Braiin will also simultaneously issue 19,493,868 shares to Group Elite, MokSa Technologies, VIS Networks, ABS India, and Vega (See below). The exchange of Braiin shares into Pubco shares is reflected net of the 19,493,868 shares in adjustment I of the Proforma balance sheet. The issuance of 19,493,868 shares to Group Elite, MokSa Technologies, VIS Networks, ABS India, and Vega for the acquisition is reflected in adjustment O of the proforma balance sheet.

Acquisition of Group Elite, MokSa Technologies, VIS Networks, ABS India, and Nisus Australia Pty Ltd, Nisus Payroll and Mirragin (Collectively referred to as Vega)

The management of Braiin has concluded that the Initial Merger represents a business combination pursuant to IFRS 3, Business Combinations. For accounting purposes, Braiin has been determined to be the accounting acquirer based upon the terms of the Initial Merger. The Initial Merger will be accounted using the acquisition method of accounting for business combinations under the guidance of IFRS 3. Accordingly, Braiin will record the identified acquired tangible and intangible assets and liabilities at their fair value as of the Initial Merger closing date.

The Management has estimated the preliminary purchase price because it has not yet completed an external valuation analysis of the fair market value of Group Elite, MokSa Technologies, VIS Networks, ABS India, and Vega assets to be acquired and liabilities to be assumed. As a result, management has estimated the allocation of the preliminary purchase price for these entities’ assets and liabilities. This preliminary purchase price allocation has been used to prepare the pro forma adjustments in the unaudited pro forma condensed combined balance sheets and income statements. The final purchase price allocation, fair value of the acquired assets and liabilities and any other studies and calculations deemed necessary have not yet been completed. The final purchase consideration and purchase price allocation could differ materially from the preliminary purchase price and purchase price allocation used to prepare the pro forma financial statement and related adjustments. Also effecting the determination of the final purchase price and its allocation are the results of changes to assets and liabilities and to the ultimate purchase consideration, caused by operations during the intervening period to the closing of the Initial Merger.

Basis of Pro Forma Presentation

Northern Revival’s historical consolidated financial statements were prepared in accordance with U.S. GAAP and presented in USD. Braiin’s historical consolidated financial statements were prepared in accordance with IFRS and presented in USD. The Pro Forma Financial Information includes adjustments to convert the financial information of Northern Revival from U.S. GAAP to IFRS as well as reclassifications to conform Northern Revival’s historical accounting presentation to Braiin’s accounting presentations.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Northern Revival’s public shareholders of Northern Revival Class A Ordinary Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account:

•        Assuming No Redemptions:    This presentation assumes that no public shareholders of Northern Revival exercise redemption rights with respect to any of the 273,434 public shares outstanding as of the date of this proxy statement/prospectus for a pro rata share of cash in the Trust Account.

•        Assuming Midpoint Redemptions:    This presentation assumes that 136,717 Northern Revival Class A Ordinary Shares are redeemed in connection with the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that the maximum possible Northern Revival Class A Ordinary Shares 273,434 are redeemed in connection with the Business Combination. The maximum redemption scenario assume that the minimum cash condition is waived by Braiin. The Business Combination Agreement includes as a condition to Closing the Business Combination that, at Closing, the Closing Cash is at least $15 million. The Business Combination may not be consummated if (i) the funds in the Trust Account after redemptions, if any, plus (ii) the aggregate cash proceeds received by Northern Revival or committed to be invested in respect of the Closing and the aggregate cash proceeds funded or irrevocably committed to be funded in respect of any Transaction Financing, if any, less (iii) payment of certain transaction expenses, is less than $15.0 million. You should note that the minimum Closing Cash condition may or may not be waived by Braiin in its sole discretion; however, there can be no assurances that Braiin will waive the minimum Closing Cash condition.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Northern Revival’s public shareholders is unknowable prior to the Northern Revival shareholder vote with respect to the Business Combination. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2023
(US$ in thousands)

	Braiin (IFRS Historical)	Northern Revival Acquisition Corporation (US GAAP Historical)	Northern Revival Acquisition Corporation Historical Financials adjustments		Nisus Australia Pty Ltd (IFRS Historical)	Nisus Payroll Pty Limited (IFRS Historical)	Exato Technologies (IFRS Historical)	ABS India Private Limited (IFRS Historical)	Mirragin Ras Consulting Pty Ltd. (IFRS Historical)	Group Elite (IFRS Historical)	Moksa Technologies (IFRS Historical)	VIS Networks Private Limited (IFRS Historical)	Remove pre- merger equity balances	Consideration		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional transaction Accounting Adjustments [Assuming Midpoint (50% of Max) redemptions]		Pro Forma Combined [Assuming Midpoint (50% of Max) redemptions]	Additional transaction Accounting Adjustments (Assuming Max Redemptions)		Pro Forma Combined (Assuming Max Redemptions)
Assets																		See Notes
Property, plant and equipment	127	—	—		—	—	53	412	—	222	82	6,665								7,562			7,562			7,562
Intangible assets	91	—	—		—	—	454	1	—	59	—	438		258,003	P					259,047			259,047			259,047
Investments	—	—	—		—	—	1	1	—	—	—	1,231								1,233			1,233			1,233
Right of Use asset	—	—	—		—	—	—	406	39	155	178	122								900			900			900
Other non current assets	4	—	—		—	—	—		105	—	739	310								1,158			1,158			1,158
Investments held in Trust Account	—	20,957	(18,505)	a	—	—	—	651	—	—	—	—						(2,451)	A	652			652			652
Non-current assets	222	20,957			—	—	509	1,472	144	436	999	8,766								270,551			270,551			270,551
Non-financial assets	—	—	—		—	—	—									43	ii			43			43			43
Other current assets	26	—	—		2	1	286	90		1,668	1,326	11,115								14,514			14,514			14,514
Inventory		—	—		—	—	1	2,192	167			4,304								6,664			6,664			6,664
Trade and other receivables	32	—	—		514	725	5,033	477	243	2,914	693	11,374								22,005			22,005			22,005
Cash and cash equivalents	611	1	—		504	154	1,971	360	311	48	1,330	2,464		(29,569)	O			2,451	A	3,033	(1,226)	L	1,807	(2,451)	L	582
																		(1,068)	C
																		(2,500)	E
																		(3,775)	D
																		(4,006)	M
																		35,000	N
																		(1,128)	Q
																		500	R
																		(625)	S
Prepaid expenses	—	43	—		—	—	—									(43)	ii			—			—			—
Current assets	670	44			1,020	880	7,292	3,118	721	4,629	3,349	29,256								46,258			45,033			43,807
TOTAL ASSETS	892	21,001			1,020	880	7,801	4,590	865	5,065	4,349	38,022								316,810			315,584			314,358

LIABILITIES AND EQUITY
Share capital	4	—			0	0	2	920	0	2	7	544	(1,474)	2	O			0	G	6	(0.0)	L	6	(0.0)	L	6
																		(0)	I

Share premium	—	—	—		—	—	—	208					(208)	233,245	O			0.2	B	268,535	(1,226)	L	267,030	(2,451)	L	265,525
																		(2,454)	E		(280)	K		(559)	K
																		2,351	F
																		(3,716)	J
																		40,833	K
																		2,051	H
																		0	I
																		(3,775)	D
Class A ordinary Shares	—	1	—		—	—	—											0.0	F	—			—			—
																		(0)	G
																		(0.2)	B
Other reserves	18	—	—		—	—	—		(50)	121	20	(1,167)	1,076							18			18			18
FX Revaluation reserve	—	—	—		2	0	30		38				(70)							—			—			—
Non Contorlling interest									(0)											(0)
Accumulated loss	(1,658)	(4,716)	—		134	10	2,573			(4,401)	1,924	18,452	(18,691)					3,716	J	(47,621)	280	K	(47,341)	559	K	(47,063)
																		(40,833)	K
																		(4,006)	M
																		(125)	S
Non-controlling interests												(78)								(78)			(78)			(78)
Equity	(1,636)	(4,716)			136	10	2,605	1,128	(12)	(4,279)	1,951	17,751								220,861			219,636			218,409

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2023 — (Continued)
(US$ in thousands)

	Braiin (IFRS Historical)	Northern Revival Acquisition Corporation (US GAAP Historical)	Northern Revival Acquisition Corporation Historical Financials adjustments		Nisus Australia Pty Ltd (IFRS Historical)	Nisus Payroll Pty Limited (IFRS Historical)	Exato Technologies (IFRS Historical)	ABS India Private Limited (IFRS Historical)	Mirragin Ras Consulting Pty Ltd. (IFRS Historical)	Group Elite (IFRS Historical)	Moksa Technologies (IFRS Historical)	VIS Networks Private Limited (IFRS Historical)	Remove pre- merger equity balances	Consideration		IFRS Policy and Presentation Alignment		Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional transaction Accounting Adjustments [Assuming Midpoint (50% of Max) redemptions]	Pro Forma Combined [Assuming Midpoint (50% of Max) redemptions]	Additional transaction Accounting Adjustments (Assuming Max Redemptions)	Pro Forma Combined (Assuming Max Redemptions)
Class A ordinary shares subject to redemption	—	20,857	(18,505)	a	—	—	—									(2,351)	i			—

LIABILITIES:
Accounts payable	—	147	—		—	—	—									(147)	ii			—		—		—
Accrued expenses	—	1,476	—		—	—	—									(1,476)	ii			—		—		—
Due to related party	—	791	—		—	—	—													791		791		791
Promissory note – related party	—	1,128	—		—	—	—											(1,128)	Q	—		—		—
Trade and other payables	292	—	—		840	0	3,588	1,657	44	2,032	216	11,577				1,623	ii			21,869		21,869		21,869
Lease liability	1	—	—		—	—	—			167	103	91								362		362		362
Financial liabilities	2,233	—	—		—	—	—	489		1,055		1,335						(2,051)	H	3,061		3,061		3,061
Other current liabilities	—	—	—		44	—	407	345	776	4,284	1,575	4,359								11,791		11,791		11,791
Current liabilities	2,527	3,542	—		885	0	3,996	2,491	819	7,537	1,894	17,362								37,875		37,875		37,875
Loan payable	—	—	—		—	870	—	111	52	54		2,613						500	R	3,700		3,700		3,700
																		(500)	S
Deferred legal fees	—	1,068	—		—	—	—											(1,068)	C	—		—		—
Forward Purchase Agreement derivative liabilities		122																		122		122		122
Financial liabilities							1,201											35,000	N	36,201		36,201		36,201
Derivative warrant liabilities		129																(46)	E	82		82		82
Lease liability	1	—			—	—	—	274	6		80	43								404		404		404
Other non-current liabilities	—							585		1,752	423	253								3,014		3,014		3,014
Deferred tax liability														3,537	O					3,537		3,537		3,537
Contignent conisderation														885	O					885		885		885
Deferred Consideration														10,131	O					10,131		10,131		10,131
Ordinary shares subject to possible redemption		—														2,351	i	(2,351)	F	—		—		—
Non-current liabilities	1	1,318			—	870	1,201	971	58	1,806	503	2,908								58,074		58,074		58,074
Total liabilities	2,528	4,860			885	870	5,196	3,462	877	9,344	2,398	20,270								95,949		95,949		95,949
TOTAL LIABILITIES AND EQUITY	892	21,001			1,020	880	7,801	4,590	865	5,065	4,349	38,022								316,810		315,585		314,358

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended December 31, 2023
(US$ in thousands)

	Braiin (IFRS Historical)	Northern Revival Acquisition Corporation (US GAAP)	Nisus Australia Pty Ltd (IFRS Historical)	Nisus Payroll (IFRS Historical)	Exato Technologies Pty Ltd (IFRS Historical)	ABS India Private Limited (IFRS Historical)	Mirragin Ras Consulting Pty Ltd. (IFRS Historical)	Group Elite (IFRS Historical)	Moksa Technologies (IFRS Historical)	VIS Networks Private Limited (IFRS Historical)	IFRS Policy and Presentation Alignment	Transaction Accounting Adjustments		Pro Forma Combined (Assuming No Redemptions)	Additional transaction Accounting Adjustments [Assuming Midpoint (50% of Max) redemptions]	Pro Forma Combined [Assuming Midpoint (50% of Max) redemptions]	Additional transaction Accounting Adjustments (Assuming Max Redemptions)	Pro Forma Combined (Assuming Max Redemptions)
Revenue	—	—	3,846	3,296	6,291	4,729	1,570	5,429	6,627	24,361		(3,296)	(DD)	52,852		52,852		52,852
Cost of goods sold	—	—	(3,271)	(3,267)	(4,804)	(2,326)	(1,040)	(2,995)	(2,741)	(14,495)		3,296	(DD)	(31,644)		(31,644)		(31,644)
Gross profit	—	—	575	29	1,487	2,403	530	2,434	3,886	9,866				21,208		21,208		21,208
General and Administrative	(402)	(1,055)	(230)	(33)	(933)	(2,693)	(605)	(1,655)	(3,645)	(7,759)		180	(CC)	(18,830)		(18,830)		(18,830)
Sales and Marketing			(5)	—	(33)			(862)	(4)					(904)		(904)		(904)
Depreciation and amortization	(70)		—	—	—	(80)						(1,415)	(EE)	(1,565)		(1,565)		(1,565)
Net Income (Loss) Before Other Income	(472)	(1,055)	340	(4)	521	(370)	(75)	(83)	237	2,107				(92)		(92)		(92)

Other Income (Expenses)
Other Income	—	—	—	1	4	392	4	2	54	157				614		614		614
Other expenses	(5)		—	—	—			(23)						(28)		(28)		(28)
Foreign Exchange Gain (Loss)	(6)	—	—	—	—			(7)						(14)		(14)		(14)
Interest Income (Expense), Net	(34)		6	2	(45)	(19)	(10)	(22)	(12)	(147)				(281)		(281)		(281)
Change in fair value of FPA	—	75	—	—	—									75		75		75
Reduction in deferred underwriter fee payable		525												525
Change in fair value of derivative warrant liabilities	—	503	—	—	—							(182)	(BB)	321		321		321
Income from investments held in Trust Account	—	441	—	—	—							(441)	(AA)	—		—		—
Share of net profit of associates and joint ventures accounted for using the equity method										(32)				(32)		(32)		(32)
Profit/(loss) before Tax	(518)	489	346	(3)	480	3	(81)	(132)	279	2,085				1,089		565		565
Income tax benefit/(expense)	—	—	86	—	127	38		15	(148)	(695)				(1,032)		(1,032)		(1,032)
Net Income/(loss)	(518)	489	260	(2)	352	42	(81)	(148)	131	1,390				57		(468)		(468)

Net (loss)/income per share – basic	(0.05)		2,598.72	(21.62)	1.76	0.01	(6.70)		2.63	0.38
Net (loss)/income per share – diluted	(0.05)		2,598.72	(21.62)	1.76	0.01	(6.70)		2.63	0.38
Net (loss)/income per share – redeemable A class – basic and diluted		—
Net (loss)/income per share – non-redeemable A class – basic and diluted		—
Net (loss)/income per share – B class – basic and diluted		—
Pro forma weighted average ordinary shares outstanding – basic and diluted														63,667,280		63,530,563		63,393,846
Pro forma net (loss)/income per share – basic and diluted														0.001		(0.007)		(0.007)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Twelve Months Ended June 30, 2023
(US$ in thousands)

	Braiin (IFRS Historical)	Northern Revival Acquisition Corporation (US GAAP)	Nisus Australia Pty Ltd (IFRS Historical)	Nisus Payroll (IFRS Historical)	Exato Technologies Pty Ltd (IFRS Historical)	ABS India Private Limited (IFRS Historical)	Mirragin Ras Consulting Pty Ltd. (IFRS Historical)	Group Elite (IFRS Historical)	Moksa Technologies (IFRS Historical)	VIS Networks Private Limited (IFRS Historical)	IFRS Policy and Presentation Alignment	Transaction Accounting Adjustments		Pro Forma Combined (Assuming No Redemptions)	Additional transaction Accounting Adjustments [Assuming Midpoint (50% of Max) redemptions]		Pro Forma Combined [Assuming Midpoint (50% of Max) redemptions]	Additional transaction Accounting Adjustments (Assuming Max Redemptions)		Pro Forma Combined (Assuming Max Redemptions)
Revenue	—	—	7,825	6,529	10,780	10,683	4,320	12,410	22,189	40,439		(6,529)	(EE)	108,646			108,646			108,646
Cost of goods sold	—	—	(6,632)	(6,574)	(7,592)	(5,826)	(2,989)	(6,315)	(12,782)	(23,438)		6,529	(EE)	(65,619)			(65,619)			(65,619)
Gross profit	—	—	1,193	(45)	3,188	4,857	1,331	6,095	9,408	17,001				43,027			43,027			43,027
General and Administrative	(662)	(2,403)	(420)	—	(1,246)	(4,595)	(1,274)	(3,072)	(8,353)	(14,226)		360	(CC)	(76,724)	280	(DD)	(76,445)	559	(DD)	(76,165)
												(40,833)	(DD)
Sales and Marketing			(9)	—	(74)	(141)		(2,344)	(5)					(2,573)			(2,573)			(2,573)
Depreciation and amortization	(83)		—	—	—							(2,830)	(FF)	(2,913)			(2,913)			(2,913)
Net Income (Loss) Before Other Income	(745)	(2,403)	764	(45)	1,868	121	57	679	1,049	2,775				(39,184)			(38,905)			(38,625)

Other Income (Expenses)
Other Income	—	—	0	28	12	170	65	164	89	631				1,160			1,160			1,160
Foreign Exchange Gain (Loss)	—	—	—	—	—			(102)						(102)			(102)			(102)
Interest Income (Expense), Net	(8)		10	4	(86)	(17)	(16)	(80)	(9)	(95)				(298)			(298)			(298)
Other expenses	(25)	—	—	—	—			(11)						(36)			(36)			(36)
Change in fair value of FPA	—	(197)	—	—	—									(197)			(197)			(197)
Change in fair value of derivative warrant liabilities	—	521	—	—	—							(192)	(BB)	329			329			329
Income from investments held in Trust Account	—	4,323	—	—	—							(4,323)	(AA)	—			—			—
Share of net profit of associates and joint ventures accounted for using the equity method										108				108			108			108
Profit/(loss) before Tax	(778)	2,244	774	(14)	1,794	274	106	649	1,129	3,419				(38,221)			(37,941)			(37,661)
Income tax benefit/(expense)	—	—	(193)	—	(435)	(91)	(17)	(3)	(319)	(1,001)				(2,059)			(2,059)			(2,059)
Net Income/(loss)	(778)	2,244	581	(13)	1,359	183	89	646	810	2,418				(40,279)			(40,000)			(39,270)

Net (loss)/income per share – basic	(0.07)		5,798	(114.39)	6.80	0.04	7.39		16.30	0.58
Net (loss)/income per share – diluted	(0.07)		5,798	(114.39)	6.80	0.04	7.39		16.30	0.58
Net (loss)/income per share – redeemable A class – basic and diluted		0.15
Net (loss)/income per share – non-redeemable A class – basic and diluted		1.53
Net (loss)/income per share – B class – basic and diluted		0.49
Pro forma weighted average ordinary shares outstanding – basic and diluted														63,667,280			63,530,563			63,393,846
Pro forma net (loss)/income per share – basic and diluted														(0.633)			(0.630)			(0.627)

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined statement of financial position as of December 31, 2023 combines the historical statement of financial position of Northern Revival Acquisition Corporation and the historical statement of financial position of Braiin, on a pro forma basis as if the Business Combination and related transactions had been consummated on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2023 and for the year ended June 30, 2023 combines the historical statements of operations of Northern Revival and Braiin for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on July 1, 2022 the beginning of the earliest period presented. These periods are presented on the basis that Braiin is the accounting acquirer.

The historical financial information of Braiin was derived from Braiin’s unaudited condensed consolidated financial statements as of December 31, 2023, and for the six months ended December 31, 2023 and Braiin’s audited financial statements as of June 30, 2023 and for the year ended June 30, 2023, included elsewhere in this proxy statement/prospectus. The historical financial information of Northern Revival was derived from Northern Revival’s financial statements as of December 31, 2023 and for the period from January 1, 2023 through December 31, 2023 and Northern Revival’s audited financial statements as of December 31, 2022 and for the period from January 1, 2022 through December 31, 2022 included elsewhere in this proxy statement/prospectus. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Braiin and Northern Revival, respectively, and should be read in conjunction with the interim unaudited historical financial statements and audited historical financial statements and related notes, each of which is included elsewhere in this proxy statement/prospectus. This information should be read together with Braiin’s and Northern Revival’s audited financial statements and related notes, the sections titled “Northern Revival’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Braiin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The historical financial statements of Braiin, VIS Networks, MokSa Technologies, ABS India, Group Elite Communications and Mirragin Ras Consulting have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of the United States Dollars ($). The historical financial statements of Northern Revival have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) in its presentation and reporting currency of United States dollars ($).

The historical financial statements of Nisus Australia Pty Ltd, Nisus Payroll and Exato Technologies Pvt Ltd have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of the Australian dollars (A$).

The financial statements of these entities have been translated into United States dollars for the purposes of presentation in the unaudited pro forma condensed combined financial information (“As Converted”) using the exchange rates shown below. Foreign exchange differences arising on translation are recognized directly in the statement of operations in other comprehensive income and within the accumulated loss balance in the balance sheet.

•        at the period end exchange rate as of December 31, 2023 of A$1.00 to $0.6811 for the unaudited pro forma condensed combined balance sheet; and,

•        the average exchange rate for the period from July 1, 2023 through December 31, 2023 of A$1.00 to $0.653 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of PubCo after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Braiin management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Braiin believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to Braiin’s management at this time and that the pro form adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Braiin and Northern Revival.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. Braiin’s management believes this unaudited pro forma condensed combined financial information to not be meaningful given the pro forma combined entity incurred significant cumulative net losses during the historical periods presented, resulting in the Company concluding that any deferred taxes recognized would not be probable of being realized per IAS 12.

Note 2 — IFRS Policy and Presentation Alignment

The historical financial information of Northern Revival Acquisition Corporation has been adjusted to give effect to the differences between US GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The following adjustments are made to convert Northern Revival Acquisition Corporation financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information:

i.       to reclassify Northern Revival’s ordinary shares subject to redemption to non-current financial liabilities under IFRS 2.

ii.      reclassifications to align Northern Revival’s historical financial information in accordance with the presentation of Braiin’s historical financial information.

Note 3 — Adjustments to Northern Revival’s Historical Financial Statement

The historical financial information of Northern Revival has been adjusted to give effect to the below event that occurred after December 31, 2023 but prior to the proposed Business Combination

a.      Reflects the adjustment relating to the redemption of 184,934 Class A Ordinary Shares in January 2024 for an aggregate amount of $2 million and 1,451,876 shares in August 2, 2024 for an aggregate amount of $16.46 million.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of financial position as of December 31, 2023 are as follows:

A.     Reflects the liquidation and reclassification of investments held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination

B.      Reflects the cancellation of 1,500,000 ordinary Shares owned by sponsor pursuant to section 2.06 of the Business Combination Agreement.

C.     Reflects the settlement of deferred legal fees

D.     Represents preliminary estimated transaction costs expected to be incurred by Braiin of approximately $3.8 million, for advisory, banking, printing, legal, and accounting fees incurred as part of the Business Combination. None of these fees have been accrued as of the pro forma balance sheet date.

E.      Reflects the purchase of 4,553,334 private warrants for $2.5 million pursuant to section 9.11 of the Business Combination Agreement.

F.      Represents the reclassification of the redeemable ordinary shares.

G.     Represents the exchange of Northern Revival Acquisition Corporation’s Class A Ordinary Shares into Pubco Ordinary Shares.

H.     Represents the conversion of convertible notes and SAFE Notes into Braiin’s ordinary shares.

I.       Represents the exchange of Braiin’s ordinary shares into Pubco Ordinary Shares net of the numbers of shares to be issued to shareholders of Group Elite, MokSa Technoligies, VIS Networks, ABS India and Vega (See adjustment O)

J.       Reflects the elimination of Northern Revival Acquisition Corporation’s historical accumulated deficit.

K.     Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of Pubco Ordinary Shares issued over the fair value of Northern Revival Acquisition Corporation identifiable net assets at the date of the Business Combination

	Assuming no redemptions		Assuming Midpoint (50% of Max) redemptions		Assuming max redemptions
	Shares	($ in 000s)	Shares	($ in 000s)	Shares	($ in 000s)
Northern Revival Acquisition Corporation Share holders	273,434		136,717		—
Sponsor	4,537,500		4,537,500		4,537,500
Total Pubco Shares to be issued to	4,810,934		4,674,217		4,537,500
Fair value of shares as of 31 December 2023 USD	11.01		11.01		11.01

Estimated market value of shares		52,968		51,463		49,958
Net assets of Northern Revival Acquisition Corporation as of December 31, 2023		16,141		16,141		16,141
Less: effect of known redemptions
Less: Effect of redemption of ordinary shares		—		(1,226)		(2,451)
Less: Transaction costs		(4,006)		(4,006)		(4,006)
Add: waiver of underwriting commission		—		—		—
Adjusted net assets of Northern Revival Acquisition Corporation as of December 31, 2023		12,135		10,909		9,684
Difference – being IFRS 2 charge for listing services		40,833		40,554		40,274

L.      Reflects the midpoint and maximum redemption of Northern Revival Acquisition Corporation’s shares out of the investments held in the Trust Account.

M.     Represents preliminary estimated transaction costs expected to be incurred by Northern Revival Acquisition Corporation of approximately $4 million for legal and advisory fees incurred as part of the Business Combination. None of these fees have been accrued as of the pro forma balance sheet date. In line with the treatment of the Business Combination as a capital recapitalization, the Northern Revival Acquisition Corporation transaction costs will be expensed when incurred. The Northern Revival Acquisition Corporation estimated transaction costs excludes the deferred legal fees included in note (C)

N.     Reflects the recognition of liabilities for $35m PIPE

O.     Reflects the adjustment to issuance of shares and cash as consideration to acquire Group Elite, MokSa Technologies, VIS Networks, ABS India and Vega entities

Settlement	Exato Technologies	Nisus	ABS India	Mirragin Ras Consulting	Group Elite	MokSa Technologies	VIS Networks	Total
Cash	$—	$2,025,303	$9,000,000	$368,601	$4,060,104	$3,000,000	$22,130,785	$40,584,793
Shares	$78,000,000	$39,974,697	$14,000,000	$42,631,399	$11,341,297	$12,000,000	$35,300,000	$233,247,393
	$78,000,000	$42,000,000	$23,000,000	$43,000,000	$15,401,402	$15,000,000	$59,300,000	$273,832,187

P.       Reflects the recognition of goodwill which is the surplus of the purchase price paid over the identifiable net assets acquired

Q.     Reflects the adjustment of payment of promissory note upon business combination

R.     Reflects the adjustment of receipt of loan from SCP Opportunity XV LP under promissory note dated March 27, 2024

S.      Reflects the adjustment for repayment of loan under from SCP Opportunity XV LP

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for six months ended December 31, 2023.

(AA) Represents the elimination of interest income generated from the Trust Account for the period from July 1, 2023 through December 31, 2023.

(BB) Reflects pro forma adjustment to eliminate the change in fair value of Northern Revival Acquisition Corporation’s derivative private warrant liabilities

(CC) Represents pro forma adjustment to eliminate historical expenses related to Northern revival’s office space, utilities, and secretarial and administrative services pursuant to the Administrative Services Agreement, which will terminate upon the consummation of the Business Combination

(DD) Reflects pro forma adjustment to eliminate the intercompany transactions between Nisus Payroll and Nisus Australia

(EE)  Amortization expenses for identified intangible assets has been recognized for six months December 31, 2023

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for year ended June 30, 2023.

(AA) Represents the elimination of interest income generated from the Trust Account for the period from July 1, 2022 through June 30, 2023.

(BB) Reflects pro forma adjustment to eliminate the change in fair value of Northern Revival Acquisition Corporation’s derivative private warrant liabilities

(CC) Represents pro forma adjustment to eliminate historical expenses related to Northern revival’s office space, utilities, and secretarial and administrative services pursuant to the Administrative Services Agreement, which will terminate upon the consummation of the Business Combination

(DD) Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of Pubco Ordinary Shares issued over the fair value of Northern Revival Acquisition Corporation identifiable net assets at the date of the Business Combination. These costs are a nonrecurring item.

(EE)  Reflects pro forma adjustment to eliminate the intercompany transactions between Nisus Payroll and Nisus Australia

(FF)  Amortization expense for identified intangible assets has been recognized for the year ended June 30, 2023

The following summarizes a preliminary allocation of the estimated purchase price as if the Merger had been completed on December 31, 2023 (in ‘000):

	Exato Technologies	Nisus	ABS India	Mirragin Ras Consulting	Group Elite		Moksa Technologies	VIS Networks	Total
Property, plant and equipment	$53	$—	$412	$—		$222	$82	$6,665	$7,435
Cash and cash equivalents	$1,971	$658	$360	$311		$48	$1,330	$2,464	$7,141
Accounts receivable (net)	$5,033	$1,239	$477	$243		$2,914	$693	$11,374	$21,972
Other assets	$743	$2	$3,342	$311		$1,882	$2,243	$17,520	$26,042
Accounts payable and accrued expenses	$(3,588)	$(841)	$(1,657)	$(44)		$(2,032)	$(216)	$(11,577)	$(19,954)
Debt and other liabilities	$(1,608)	$(914)	$(1,805)	$(833)		$(7,312)	$(2,182)	$(8,693)	$(23,347)
Non-controlling interest					$			$78	$78
Net assets acquired	$2,605	$145	$1,128	$(12)		$(4,279)	$1,951	$17,829	$19,366
Less: preliminary purchase price	$78,000	$42,000	$23,000	$43,000		$15,401	$15,000	$57,431	$273,832
	$75,395	$41,855	$21,872	$43,012		$19,680	$13,049	$39,602	$254,466
Allocated to:
Intellectual Property Rights	$624	$—	$933	$267		$854	$1,016	$1,819	$5,513
Customer relationships	$1,449	$513	$2,256	$518		$1,624	$286	$1,991	$8,637
Total intangible assets identified	$2,073	$513	$3,189	$785		$2,478	$1,301	$3,810	$14,150
Deferred tax liability	$518	$128	$797	$196		$619	$325	$952	$3,537
Goodwill	$73,840	$41,470	$19,481	$42,423		$17,822	$12,073	$36,745	$243,854
Total	$75,395	$41,855	$21,872	$43,012		$19,680	$13,049	$39,602	$254,466

The excess of the consideration paid over Group Elite, MokSa Technologies, ABS India, VIS Networks, and Vega’s identifiable net assets acquired (after recognition of the adjustments noted above) has been allocated to goodwill, customer relationships and Intellectual property rights. Goodwill reflects the anticipated benefits of the acquisition that are in addition to the fair value of the separately identifiable assets and liabilities acquired. These benefits could include, but are not limited to, expanded growth opportunities in the business, cost savings from synergies of the merger, and the sharing of best practices in the operations of companies. Goodwill that arises in a business combination is required to be attributed to the combined enterprise’s cash generating units based upon the synergistic benefits that have arisen from the acquisition. A cash generating unit is a separate group of assets that generates cash flows independently of other parts of the business.

The company has performed purchase price allocation in accordance with IFRS 3 to determine the amounts allocated to other intangible assets such as intellectual property rights, customer relationships and a deferred tax liability. The purchase price allocation was conducted by an independent valuer. Methods like “Relief from Royalty approach” and “Multi-period Excess Earnings” Method (MPEEM) were utilized to estimate the preliminary fair values of the other intangible assets such as intellectual property rights, and customer relationships. The deferred tax liability was calculated based on the temporary differences between the book values and tax bases of the acquired assets and liabilities. An average estimated tax rate of 25% was applied to these differences to determine the deferred tax liability.

Braiin’s management has not determined the allocation of goodwill to separate cash generating units. This exercise will be undertaken post-completion of the acquisition. Goodwill and certain indefinite-life intangible assets are not amortized. Instead, impairment tests are performed at least annually or more frequently if circumstances indicate an impairment event may have occurred. Customer relationship and intellectual property rights are considered to be amortizing intangible assets. A deferred tax liability has been recognized in relation to these intangible assets. Customer relationships and trademarks are considered to have a 5-year useful life.

Below is a qualitative description relevant to each of the target entities in support of the recognition of goodwill.

Exato:    Braiin utilizes its patented technologies and intellectual property in AI/ML and Robotics to deliver actionable intelligence across various industry verticals. The global CXaaS market is projected to grow from USD 1.64 billion in 2021 to USD 4.17 billion in 2028, offering substantial growth potential for Braiin.

Exato is a well-recognized and reputable brand in the Asia Pacific and MENA regions, where it holds a dominant and significant market position. This strong presence is complemented by a loyal and extensive customer base, with long-term contracts that guarantee future revenue, thereby enhancing the overall value of our combined entity. The acquisition of Exato will significantly facilitate our expansion into the Customer Experience (CX) domain, as well as entry into new geographic regions and market segments.

The company’s proprietary technology and intellectual property will bolster Braiin’s competitive advantage, supporting sustained revenue growth and profitability. The synergy between Braiin and Exato will not only expand our technological capabilities but also improve our market offerings.

Moreover, the integration of Exato’s operations with Braiin’s will result in significant cost savings and operational efficiencies. By combining our resources and streamlining processes, we will be able to reduce redundancies and enhance productivity. Shared resources will lead to better utilization of assets, while unified operations will allow for more coordinated and effective strategies across all market segments.

Overall, the acquisition of Exato strengthens Braiin’s position in the global market, enriches our product and service offerings, and paves the way for accelerated growth and profitability. This strategic move will ensure that Braiin remains at the forefront of innovation and market leadership in both the Agriculture and Customer Experience sectors.

Nisus:    Nisus is a well-recognized and reputable brand in the government sector in Australia, holding a dominant and significant market position. Nisus collaborates with several key government departments and agencies, including:

Department of Employment and Workplace Relations

Department of Agriculture, Fisheries and Forestry

Department of Health and Aged Care

Department of the Prime Minister and Cabinet

ACT Government

Australian Electoral Commission

The Treasury

Department of Industry, Science and Resources

The acquisition of Nisus will significantly facilitate our expansion into the government sector, opening up a new market segment. This strong presence, coupled with long-term contracts, will guarantee future revenue and enhance the overall value of our combined entity. In order to work with the government sector Braiin needs to work through other organizations that are empaneled with the government, resulting in sharing of approximately 25% of the profits with those organizations. The acquisition of Nisus will help us significantly increase our profits by eliminating this intermediary.

The synergy between Braiin and Nisus will not only expand our technological capabilities but also improve our market offerings. Nisus has a highly skilled and knowledgeable workforce, enhancing operational efficiency and innovation, significant cost savings and thereby adding to the company’s overall value.

Overall, the acquisition of Nisus strengthens Braiin’s position in the global market, enriches our product and service offerings, and paves the way for accelerated growth and profitability. This strategic move ensures that Braiin remains at the forefront of innovation and market leadership in the Agriculture, Customer Experience, and now the Government sectors.

Group Elite Communications

Group Elite is in the business of providing call center services including system design & architecture, project management, implementation services, application testing, support & maintenance, business consulting, and SAAS. Group Elite specializes in providing consulting, training, and managed services for Verint Customer Engagement Solutions, primarily aimed at optimizing contact center performance. Their services include needs assessments, system design, project management, and custom integrations. Group Elite helps clients maximize the value of their Verint systems through white-glove service, focusing on areas like workforce management, fraud, compliance, and performance improvement. They are recognized as a strategic partner of Verint with extensive industry experience. Group Elite is headquartered in Canada with business operations in the United States and the United Kingdom.

Group Elite has established itself as a player in the CXaaS space across the U.S. and Canada, offering a robust suite of solutions that cater to a diverse client base. With a reputation for delivering excellence in customer experience management, Group Elite’s foothold in North America serves as a strategic asset for Braiin’s expansion plans.

The acquisition of Group Elite is not just about adding geographical diversity to our portfolio; it is about leveraging their capabilities to create synergy with our CXaaS businesses in India. Group Elite will function as a sales engine, driving U.S. client engagements that can be delivered through an onsite-offshore delivery model. Braiin believes this strategy allows it to capitalize on the high billing rates in the U.S. market while utilizing the cost efficiencies offered by Braiin’s skilled workforce in India. The result is a significant enhancement in the profitability of Braiins Indian CXaaS operations, which Braiin believes will lead to improved margins across the board.

Moreover, Braiin believes Group Elite’s expertise in customer experience solutions, combined with Braiin’s innovative technologies and scalable resources, will enable Braiin to offer a comprehensive and differentiated service portfolio. Braiin believes this integrated approach will not only strengthen Braiin’s position in the North American market but also allow Braiin to expand our influence globally, providing tailored solutions that address the evolving needs of our clients.

By harnessing the strengths of Group Elite, Braiin believes it is poised to transform its global CXaaS offerings. This strategic acquisition positions Braiin to capture greater market share, deliver superior customer experiences, and drive sustainable growth and profitability in the rapidly evolving CXaaS landscape.

MokSa Technologies India Private Limited

MokSa Technologies, was incorporated in India on October 9, 2009 having registered office in Bangalore, Karnataka, India. MokSa Technologies operates from the state-of-art centres in Bengaluru, Mumbai and Gurgaon (India). It has business operations in Singapore and the United States. MokSa Technologies is engaged in technology consulting services and software development. It provides technological solutions and professional services in all its forms with focus on operation of technical services, networking services and allied services including programming, design, development, hosting, licensing, installation and maintenance, etc.

Braiin believes MokSa Technologies has established itself as a prominent and trusted name across India and the United States where it commands a market share. This foundation is bolstered by a diverse and loyal clientele, supported by long-term agreements that contribute to revenue streams, thereby adding value to Braiin’s collective enterprise.

Acquiring MokSa Technologies will play a pivotal role in accelerating Braiin’s growth into the Customer Experience (CX) sector, while also enabling Braiin to penetrate new geographical markets and customer segments. MokSa Technologies’ proprietary technology and intellectual property will further enhance Braiin’s competitive edge, which Braiin believes will drive revenue growth and long-term profitability. The integration of Braiin and Braiin believes MokSa Technologies will not only broaden Braiin technological capabilities but also elevate the quality and range of Braiin’s offerings.

Additionally, Braiin believes that combining MokSa Technologies’ operations with Braiin’s will unlock cost savings and operational efficiencies. By leveraging shared resources and optimizing processes, Braiin will reduce duplication and boost productivity, which Braiin believes will lead to better asset utilization and enable more cohesive and effective strategic initiatives across all regions in which Braiin operates.

ABS India Private Limited

ABS India is a leading systems integrator providing consultancy, design, and services for enterprises in data, voice, video, and Wi-Fi infrastructure. It specializes in enabling organizations to design, set up, and manage complex communication networks, offering end-to-end solutions that are customizable to meet unique needs. With over 19 years of experience and partnerships with leading OEMs, ABS India is known for its high customer satisfaction, superior post-sales support, and a strong focus on user training. It is headquartered in Bangalore with a pan-India presence.

ABS India has a focus on strategy and providing consultancy, design and services, can navigate complex regulations with ease, and implement cutting-edge tech. ABS India is continuously focusing on being an agile company that allows it to adapt to the rapid advancement of the industry.

Acquiring ABS India represents a strategic move for Braiin, which Braiin believes will enhance its capabilities in the systems integration space while providing a robust platform for growth in the Indian market. As a leading systems integrator with over 19 years of experience, ABS India has built a reputation for delivering comprehensive consultancy, design, and implementation services across data, voice, video, and Wi-Fi infrastructure. Braiin believes this acquisition will enable Braiin to broaden its service portfolio, offering end-to-end solutions that cater to the diverse and evolving needs of enterprise clients, thereby positioning Braiin as a one-stop shop for advanced communication networks and infrastructure solutions.

Braiin believes ABS India’s deep expertise in navigating complex regulations and implementing cutting-edge technology aligns well with Braiin’s strategic vision of driving innovation in enterprise solutions. The acquisition will allow Braiin to leverage ABS India’s extensive knowledge and experience in handling intricate communication network setups, which Braiin believes will reduce the learning curve and mitigating risks associated with regulatory compliance. Additionally, ABS India’s partnerships with leading OEMs and its proven track record in providing post-sales support and user training will Braiin believes will be invaluable in enhancing its operational efficiency and customer satisfaction.

The acquisition will also bolster Braiin’s market presence across India, as ABS India’s established network of operations and headquarters in Bangalore provide a foundation for expansion. Braiin believes this pan-India presence will allow Braiin to tap into new markets and customer segments more effectively, accelerating growth in a high-potential region. Braiin believes the synergy between ABS India’s established market reach and Braiin’s innovative technological capabilities will create a value proposition for clients seeking reliable, scalable, and technologically advanced communication solutions.

VIS Networks Private Limited

VIS Networks was incorporated in India on April 18, 2011, having registered office in Bangalore, Karnataka, India. It’s parent company has subsidiaries in Singapore, Malaysia, the United Kingdom, Oman and other countries for providing services to its global customers.

VIS Networks has grown into a trusted partner for businesses seeking advanced communication and customer experience (CX) management solutions. VIS Networks provides services like unified communication, contact center, video conferencing, and audio-visual solutions, catering to global businesses. With a focus on enhancing CX management through state-of-the-art technology, VIS Networks serves diverse industries, ensuring secure, reliable, and efficient communication infrastructures.

VIS Networks is a distinguished and influential brand with a foothold across India, Australia, Singapore, the UK, and the Middle East/Northern African regions,backed by a broad and loyal client base. Braiin believes that VIS Networks’ long-term contracts create predictable future revenue, thereby reinforcing the value of our combined organization.

The acquisition of VIS Networks be instrumental in broadening Braiin’s presence in the Customer Experience (CX) space and will serve as a gateway to new markets and industry segments. Braiin believes the integration of VIS Networks’ advanced technology and intellectual property into Braiin’s portfolio will significantly boost our competitive standing, fueling sustained growth and profitability. Braiin believes this synergy between Braiin and VIS Networks will not only augment our technological strengths but also enhance the scope and quality of our solutions.

Moreover, Braiin believes integrating VIS’s operations with Braiin’s will unlock cost savings and drive operational efficiency. Consolidating resources and streamlining workflows will help eliminate redundancies and improve overall productivity. Braiin believes that by pooling our assets and aligning our strategies, we will be better equipped to pursue coordinated and impactful initiatives across all key markets.

Mirragin

Acquiring Mirragin offers Braiin a strategic advantage in the rapidly expanding field of drone technology, enabling it to broaden its capabilities and enhance its service offerings. Mirragin’s expertise lies in developing comprehensive drone strategies, managing projects through to implementation, and providing ongoing support as organizations scale their drone capabilities. Braiin believes this acquisition would allow Braiin to tap into Mirragin’s knowledge and experience in drone deployment, thereby strengthening its position in the drone technology market and enabling it to offer more integrated and sophisticated solutions to its clients.

The Mirragin team, with its extensive background in the Australian Army and other defense organizations, brings a wealth of experience in managing the complexities and risks associated with aircraft operations. Braiin believes this military-grade expertise is a valuable asset that can significantly enhance Braiin’s capabilities in deploying drone technology safely and effectively. By integrating Mirragin’s risk mitigation strategies and operational excellence, Braiin can offer clients a robust framework for utilizing drone technology to achieve outcomes while minimizing operational risks.

Moreover, Mirragin’s focus on delivering tailored drone solutions that align with an organization’s unique needs aligns well with Braiin’s commitment to providing customized, high-impact solutions. Braiin believes the acquisition would allow Braiin to expand its service portfolio to include strategic drone consultancy and project management, catering to a broader range of industries beyond agriculture and customer experience including defense, logistics, and infrastructure. Braiin believes this strategic move would not only broaden Braiin’s market reach but also position it as a leader in the burgeoning drone technology sector, known for its comprehensive and client-centric approach.

Finally, Braiin believes the acquisition of Mirragin would enable Braiin to leverage ongoing support and assistance capabilities as client drone operations grow and evolve. This long-term partnership approach will foster stronger client relationships and promote Braiin as a trusted advisor throughout the lifecycle of their drone initiatives. By integrating Mirragin’s expertise and customer-focused approach, Braiin can enhance its value proposition and strengthen its position in the market as a provider of end-to-end solutions that drive innovation and operational efficiency.

In summary all three acquisitions will strengthen Braiin’s overall business model through horizontal and vertical expansion and utilization of synergies across these verticals.

Note 5 — Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since July 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

	For the Twelve Months Ended June 30, 2023
	Assuming No Redemptions	Assuming Midpoint (50% of Max) redemptions	Assuming Maximum Redemptions
	($ in 000s, except share and per share data)
Numerator:
Pro forma net profit/(loss)	(40,278.34)	(39,998.68)	(39,719.02)

Denominator:
Braiin Shareholders	58,856,346	58,856,346	58,856,346
Northern Revival Acquisition Corporation shareholders	273,434	136,717	—
Sponsor	4,537,500	4,537,500	4,537,500
Total weighted average shares outstanding – basic and diluted	63,667,280	63,530,563	63,393,846

Net profit/(loss) per share – basic and diluted	(0.633)	(0.630)	(0.627)
	For the Six Months Ended December 31, 2023
	Assuming No Redemptions	Assuming Midpoint (50% of Max) redemptions	Assuming Maximum Redemptions
Numerator:
Pro forma net profit/(loss)	56	(468)	(468)

Denominator:
Braiin Shareholders	58,856,346	58,856,346	58,856,346
Northern Revival Acquisition Corporation shareholders	273,434	136,717	—
Sponsor	4,537,500	4,537,500	4,537,500
Total weighted average shares outstanding – basic and diluted	63,667,280	63,530,563	63,393,846

Net profit/(loss) per share – basic and diluted	0.001	(0.007)	(0.007)

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for each of Braiin and Northern Revival, and unaudited pro forma consolidated per share information of Braiin after giving effect to the Business Combination and the related transactions summarized above in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” Assuming two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no public shareholders of Northern Revival exercise redemption rights with respect to any of the 273,434 public shares outstanding as of the date of this proxy statement/prospectus for a pro rata share of cash in the Trust Account.

•        Assuming Midpoint Redemptions:    This presentation assumes that 136,717 Northern Revival Class A Ordinary Shares are redeemed in connection with the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that the maximum possible number of Northern Revival Class A Ordinary Shares 273,434 are redeemed in connection with the Business Combination. The maximum redemption scenario assume that the minimum cash condition is waived by Braiin. The Business Combination Agreement includes as a condition to Closing the Business Combination that, at Closing, the Closing Cash is at least $15 million. The Business Combination may not be consummated if (i) the funds in the Trust Account after redemptions, if any, plus (ii) the aggregate cash proceeds received by Northern Revival or committed to be invested in respect of the Closing and the aggregate cash proceeds funded or irrevocably committed to be funded in respect of any Transaction Financing, if any, less (iii) payment of certain transaction expenses, is less than $15.0 million. You should note that the minimum Closing Cash condition may be waived by Braiin in its sole discretion; however, there can be no assurances that Braiin will waive the minimum Closing Cash condition.

The pro forma book value information reflects the Business Combination and the related transactions summarized above as if they had occurred on December 31, 2023. The weighted average shares outstanding and net loss per share information reflects such transactions as if they had occurred on July 1, 2022.

This information is only a summary and should be read in conjunction with the historical financial statements of Braiin and Northern Revival and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Braiin and Northern Revival is derived from, and should be read in conjunction with, the unaudited pro forma consolidated financial information and related notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Consolidated Financial Information.”

The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the date indicated or will be realized upon the completion of the Business Combination.

	Braiin	Northern Revival	Assuming No Redemption	Assuming Midpoint (50% of Max) Redemption	Assuming Maximum Redemption
Book value per share(1)	(0.15)	44.38	3.47	3.46	3.45
Net loss per share:
Six months ended December 31, 2023
Basic and diluted	(0.05)	1.787	0.00	(0.01)	(0.01)
Weighted average shares outstanding	11,068,541	273,434	63,667,280	63,530,563	63,393,846

____________

(1)      As of December 31, 2023, Book value per share is calculated as (a) total shareholders’ equity (Braiin) or shareholders’ equity (deficit) (Northern Revival) divided by (b) shares outstanding classified in equity and including Northern Revival Ordinary Shares subject to possible redemption.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Braiin, in which event the market price of PubCo Ordinary Shares could decline, and you could lose part or all of your investment.

Risks Relating to Braiin

Risks Relating to Braiin’s Business and Industry

If Braiin does not effectively manage its growth and the associated demands on its operational, risk management, sales and marketing, technology, compliance and finance and accounting resources, its business may be adversely impacted.

Braiin will experience recent significant growth through its acquisition of Group Elite, MokSa Technologies, ABS India, VIS Networks and Vega. These acquisitions make Braiin’s business more complex by expanding the services it offers. To effectively manage and capitalize on Braiin’s growth, it must continue to expand its information technology and financial, operating, and administrative systems and controls, and continue to manage headcount, capital, and processes efficiently. Braiin’s continued growth could strain its existing resources, and it could experience ongoing operating difficulties in managing its business as it expands across numerous jurisdictions, including difficulties in hiring, training, and managing an employee base. Failure to scale and preserve Braiin’s company culture with growth could harm its future success, including its ability to retain and recruit personnel and to effectively focus on and pursue its corporate objectives. If Braiin does not adapt to meet these evolving challenges, or if its management team does not effectively scale with its growth, Braiin may experience erosion to its brand, the quality of its products and services may suffer, and its company culture may be harmed. Moreover, the failure of Braiin systems and processes could undermine its ability to provide accurate, timely, and reliable reports on its financial and operating results, including the financial statements provided herein, and could impact the effectiveness of its internal controls over financial reporting. In addition, Braiin’s systems and processes may not prevent or detect all errors, omissions, or fraud, though Braiin has experienced no such material errors, omissions or fraud in the past. For example, Braiin’s employees may fail to identify transaction errors or fraudulent information provided by its customers. Any of the foregoing operational failures could lead to noncompliance with laws, loss of operating licenses or other authorizations, or loss of relationships that could substantially impair or even suspend company operations.

Braiin intends to continue to develop its technology. Successful implementation of this strategy may require significant expenditures before any substantial associated revenue is generated and Braiin cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth. Braiin’s growth may not be sustainable and depends on its ability to retain existing customers, attract new customers, expand product offerings, and increase processed volumes and revenue from both new and existing customers.

A customer’s use of Braiin’s services may decrease for a variety of reasons, including the customer’s level of satisfaction with its products and services, the expansion of business to offer new products and services, the effectiveness of its support services, the pricing of its products and services, the pricing, range and quality of competing products or services, the effects of global economic conditions, regulatory limitations, trust, or perception and interest in our products and services. Furthermore, the complexity and costs associated with switching to a competitor may not be significant enough to prevent a customer from switching service providers, especially for larger customers.

Any failure by Braiin to retain existing customers, attract new customers, and increase revenue from both new and existing customers could materially and adversely affect its business, financial condition, results of operations and prospects. These efforts may require substantial financial expenditures, commitments of resources, developments of Braiin’s processes, and other investments and innovations.

Braiin has identified internal control deficiencies which result in material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of Braiin’s consolidated financial statements, and have other adverse consequences.

Braiin has identified internal control deficiencies which result in material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of Braiin’s consolidated financial statements, and have other adverse consequences. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Braiin’s consolidated financial statements would not be prevented or detected on a timely basis.

The identified material weaknesses, if not corrected, could result in a material misstatement to Braiin’s or PubCo’s consolidated financial statements that may not be prevented or detected. Given that Braiin operated as a private company prior to the Business Combination, it did not have the necessary formalized processes to effectively implement review controls within its internal control over financial reporting.

Braiin’s unaudited financial statements as of December 31, 2023 as well as the unaudited financial statements as of June 30, 2024, June 30, 2023 and June 30, 2022 contain statements expressing substantial doubt about Braiin’s ability to continue as a going concern due to Braiin’s history of recurring losses and net capital deficiency. Braiin’s ability to continue as a going concern requires that it obtains sufficient funding to finance its operations.

Braiin has incurred operating losses to date, and it is possible it may never generate a profit. Braiin’s consolidated financial statements included elsewhere in this proxy statement/prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties related to Braiin’s ability to operate on a going concern basis.

Braiin has concluded that its recurring losses from operations and need for additional financing to fund future operations raise substantial doubt about Braiin’s ability to continue as a going concern. Similarly, Braiin’s independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the period as of June 30, 2023 and June 30, 2022 expressing substantial doubt about Braiin’s ability to continue as a going concern. Braiin believes that potential financing in connection with the Business Combination, coupled with successful completion of the Business Combination, will eliminate this doubt and enable Braiin to continue as a going concern; however, Braiin may need to obtain alternative financing or significantly modify its operational plans for it to continue as a going concern.

Braiin’s future growth depends significantly on its marketing efforts, and if its marketing efforts are not successful, its business and results of operations will be harmed.

Braiin has dedicated some, and intends to significantly increase, resources to marketing efforts. Braiin’s ability to attract and retain customers depends in large part on the success of these marketing efforts and the success of the marketing channels it uses to promote its products and services. Braiin’s marketing channels include, but are not limited to, social media, traditional media such as the press, online affiliations, search engine optimization, search engine marketing, and offline partnerships.

While Braiin’s goal remains to increase the strength, recognition and trust in its brand by increasing its customer base and expanding its products and services, if any of its current marketing channels becomes less effective, if Braiin is unable to continue to use any of these channels, if the cost of using these channels was to significantly increase or if Braiin is not successful in generating new channels, it may not be able to attract new customers in a cost-effective manner or increase the use of its products and services. If Braiin is unable to recover its marketing costs through increases in the size, value or other product selection and utilization, it could have a material adverse effect on its business, financial condition, results of operations, cash flows and future prospects.

Adverse economic conditions may adversely affect Braiin’s business.

Braiin’s performance is subject to general economic conditions, and their impact on the industries in which Braiin operates, as well as its customers. Australia, the United States and other key European and other international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. The impact of general economic conditions on Braiin’s business is highly uncertain and dependent on a variety of factors, including market activity, global economic trends, and other events beyond Braiin’s control. Geopolitical developments, such as trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial markets. To the extent that conditions in the general economic markets materially deteriorate, Braiin’s ability to attract and retain customers may suffer.

Braiin may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as war or terrorism, that could disrupt its business operations, and its business continuity and disaster recovery plans may not adequately protect Braiin from a serious disaster.

Natural disasters or other catastrophic events may also cause damage or disruption to Braiin’s operations, international commerce, and the global economy, and could have an adverse effect on its business, operating results, and financial condition. Braiin’s business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond its control.

In addition, Braiin’s global operations expose it to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause its operating results to suffer. For example, the events like the COVID-19 pandemic and/or the precautionary measures that Braiin has adopted in the past or may adopt in the future have resulted, and could result in the future, in difficulties or changes to Braiin’s customer support, or create operational or other challenges, any of which could adversely impact its business and operating results.

Further, war, acts of terrorism, labor activism and other geopolitical unrest could cause disruptions in Braiin’s business or the businesses of its partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, Braiin may be unable to continue its operations and may endure system interruptions, reputational harm, delays in development of its products and services, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on its future operating results.

Escalating global tensions, including the conflict between Russia and Ukraine, could negatively impact Braiin.

The ongoing conflict between Russia and Ukraine has led to disruption, instability and volatility in global markets and industries that could negatively impact Braiin’s operations. The Australian government and other governments in jurisdictions in which Braiin operates have imposed severe sanctions and export controls against Russia and Russian interests and threatened additional sanctions and controls. The impact of these measures, as well as potential responses to them by Russia, is currently unknown and they could adversely affect Braiin’s business, partners or customers.

Customers may rescind or back out of non-binding agreements due to various reasons which could adversely affect our revenue streams, project timelines, and overall financial performance.

We have entered into, and may continue to enter into non-binding agreements, such as memoranda of understandings, a letter of interest with customers for the purchase of services or to collaborate on projects. These memorandums of understanding and letters of interest are non-binding and the underlying contracts may not come to fruition as a result of among other things, changes in business priorities, financial constraints, regulatory changes, force majeure events, failure to obtain necessary approvals, or failure to meet contractual obligations by either party. The termination of these agreements could adversely affect our business. Additionally, loss of planned customers or projects may negatively impact our reputation and future business prospects.

Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect Braiin’s business, financial condition or results of operations.

Acquisitions, partnerships and joint ventures are part of Braiin’s growth strategy. Braiin evaluates and expects in the future to evaluate potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. Braiin may not be successful in identifying acquisition, partnership and joint venture targets. In addition, Braiin may not be able to successfully finance or integrate any businesses, services or technologies that it acquires or with which it forms a partnership or joint venture.

Braiin may not be able to identify suitable acquisition candidates or complete acquisitions in the future, which could adversely affect its future growth; or businesses that it acquires may not perform as well as expected or may be more difficult or expensive to integrate and manage than expected, which could adversely affect Braiin’s business and results of operations. In addition, the process of integrating these acquisitions may disrupt Braiin’s business and divert its resources.

In addition, acquisitions outside Braiin’s current operating jurisdictions often involve additional or increased risks including, for example:

•        Managing geographically separated organizations, systems and facilities;

•        integrating personnel with diverse business backgrounds and organizational cultures;

•        complying with foreign regulatory requirements;

•        fluctuations in exchange rates;

•        enforcement and protection of intellectual property in some foreign countries;

•        difficulty entering new foreign markets due to, among other things, customer acceptance and business knowledge of these new markets; and

•        general economic and political conditions.

These risks may arise for a number of reasons: Braiin may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms; Braiin may face competition for acquisitions from other potential acquirers; Braiin may need to borrow money or sell equity or debt securities to the public to finance acquisitions and the terms of these financings may be adverse to Braiin; changes in accounting, tax, securities or other regulations could increase the difficulty or cost for Braiin to complete acquisitions; Braiin may incur unforeseen obligations or liabilities in connection with acquisitions; Braiin may need to devote unanticipated financial and management resources to an acquired business; Braiin may not realize expected operating efficiencies or product integration benefits from an acquisition; Braiin could enter markets where it has minimal prior experience; and it may experience decreases in earnings as a result of non-cash impairment charges.

Braiin cannot ensure that any acquisition, partnership or joint venture it makes will not have a material adverse effect on its business, financial condition and results of operations.

We may not be able to realize the potential benefits of business investments or acquisitions, and we may not be able to successfully integrate acquisition targets, which could hurt our ability to grow our business, develop new products or sell our products.

We have acquired and invested and may continue to do so in businesses that offer products, services and technologies that we believe will help expand or enhance our existing strategic objectives. Acquisitions or investments involve significant challenges and risks and could impair our ability to grow our business, develop new products or services or sell our products or services and ultimately could have a negative impact on our financial results. If we pursue a particular transaction, we may limit our ability to enter into other transactions that could help us achieve our other strategic objectives. If we are unable to timely complete acquisitions, including due to delays and challenges in obtaining regulatory approvals, we may be unable to pursue other transactions, we may not be able to retain critical talent from the target company, technology may evolve and make the acquisition less attractive, and other changes can take place which could reduce the anticipated benefits of the transaction and negatively impact our business.

Additional risks related to acquisitions or strategic investments include, but are not limited to:

•        difficulty in integrating the technology, systems, products, policies, processes, or operations and integrating and retaining the employees, including key personnel, of the acquired business;

•        diversion of capital and other resources, including management’s attention;

•        assumption of liabilities and incurring amortization expenses, impairment charges to goodwill or write-downs of acquired assets;

•        integrating accounting, forecasting and controls, procedures and reporting cycles;

•        coordinating and integrating operations, particularly in countries in which we do not currently operate;

•        difficulty in realizing a satisfactory return and uncertainties to realize the benefits of an acquisition or strategic investment, if at all;

•        difficulty or inability in obtaining governmental, regulatory approval or restrictions or other consents and approvals or financing;

•        stock price impact, fines, fees or reputation harm if we are unable to obtain regulatory approval for an acquisition or are otherwise unable to close an acquisition;

•        legal proceedings initiated as a result of an acquisition or investment;

•        potential issuances of debt to finance our acquisitions, resulting in increased debt, increased interest expense, and compliance with debt covenants or other restrictions;

•        the potential for our acquisitions to result in dilutive issuances of our equity securities;

•        the potential variability of the amount and form of any performance-based consideration;

•        negative changes in general economic conditions in the regions or the industries in which we or our target operate;

•        exposure to additional cybersecurity risks and vulnerabilities;

•        potential failure of our due diligence processes to identify significant issues with the assets or company in which we are investing or are acquiring; and

•        impairment of relationships with, or loss of our or our target’s employees, vendors and customers.

For example, when integrating acquisition target systems into our own, we may experience challenges including lengthy and costly systems integration, delays in purchasing and shipping products, difficulties with system integration via electronic data interchange and other processes with our key suppliers and customers, and training and change management needs of integration personnel. These challenges may impact our results of operations.

Risk Related to the Agricultural Industry

The overall agricultural industry is susceptible to commodity and raw material price changes.

Prices for agricultural commodities and their byproducts are often volatile and sensitive to local and international changes in supply and demand caused by a variety of factors, including general economic conditions, farmer planting and selling decisions, government agriculture programs and policies, global and local inventory levels, demand for biofuels, weather and crop conditions, food safety concerns, government regulations, and demand for and supply of, competing commodities and substitutes. As a result, Braiin may not be able to anticipate or react to changing costs by adjusting its practices, which could cause its operating results to deteriorate. Braiin may engage in hedging or other financial transactions to mitigate these risks. If these efforts are not successful, it could materially affect Braiin’ business, operating results and prospects and cause the value of its securities to decline.

The agricultural industry is highly seasonal, which may cause Braiin’s sales and operating results to fluctuate significantly.

The sale of plant and seed products is dependent upon growing and harvesting seasons, which vary from year to year and across geographies as a result of weather-related shifts in planting schedules and purchase patterns of farmers. Seasonality in the seed industry is expected to result in both highly seasonal patterns and substantial fluctuations in quarterly sales and profitability for Braiin’s business and may be further impacted by climate change.

Seasonality also relates to the limited windows of opportunity that farmers have to complete required tasks at each stage of crop cultivation. Weather and environmental conditions and natural disasters, such as heavy rains, hurricanes, hail, floods, tornadoes, freezing conditions, excessively hot or cold weather, drought or fire, affect decisions by farmers about the types and amounts of seeds to plant and the timing of harvesting and planting such seeds. Should adverse conditions occur during key growing and harvesting seasons, such conditions could substantially impact demand for agricultural inputs. Any delayed or cancelled orders as a result of such conditions would negatively affect the quarter in which they occur and cause fluctuations in Braiin’s operating results.

Any decline in agricultural production could have a material adverse effect on the market for our services and on our results of operations and financial position.

Conditions in the agricultural industry will significantly impact demand for our products. The agricultural industry has contracted in recent periods, and can be affected by a number of factors, including weather patterns and field conditions, current and projected agricultural inventories and prices, domestic and international demand for agricultural products and governmental policies regarding trade in agricultural products. Governmental policies, including farm subsidies and commodity support programs, as well as increases in costs of agricultural production and the prices at which agricultural goods may be sold, may also directly or indirectly influence the demand for our services.

We may have product liability claims if our agricultural products damage individuals or property and may need to recall items which do or could cause such damage.

If our products or services are used for an application they are not intended for, become adulterated or mislabeled we may need to recall such products. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant product liability judgment against us. A significant product recall or product liability case could also result in adverse publicity, damage to our reputation, and a loss of confidence in our products, which could have an adverse effect on our business, results of operations and financial condition and the value of our brands.

Compliance with, or violation of, environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, could result in significant costs that adversely impact our reputation, businesses, financial position, results of operations and cash flows.

International, federal, state, territorial, provincial and local laws and regulations relating to environmental, health and safety matters affect us in several ways in light of the ingredients that are used in our services. The failure by one of our partners to obtain or the cancellation of any such registration, or the withdrawal from the marketplace of such pesticides, could have an adverse effect on our businesses, the severity of which would depend on the products involved, whether other products could be substituted and whether our competitors were similarly affected.

In addition, the end user application or use of certain pesticide products is regulated by various international, federal, state, provincial and local environmental and public health agencies. Although we strive to educate the end user with such laws and regulations, we may be unable to prevent violations of these or other laws and regulations from occurring. Even if we are able to comply with all applicable laws and regulations and obtain all necessary registrations and licenses, the pesticides or other products we distribute, could be alleged to cause injury to the environment, to people or to animals, or such products could be banned in certain circumstances. The costs of compliance, noncompliance, investigation, remediation, combating reputational harm or defending civil or criminal proceedings, products liability, personal injury or other lawsuits could have a material adverse impact on our reputation, businesses, financial position, results of operations and cash flows.

Risks Related to Technology

If we are unable to develop and release technology enhancements and new technologies to respond to rapid technological change, or to develop new designs and technologies for our UAVs in a timely and cost-effective manner, our business, financial condition and results of operations could be harmed.

The market for our technologies and services is characterized by rapid technological change, new technology introductions and enhancements, changes in technologies, changing customer demands and evolving industry standards. Our competitors may develop or acquire alternative and competing technologies, which could allow them to create new and disruptive space imaging and analytics technologies or other associated remote sensing technologies, including to supplement existing mature technologies like satellites and UAVs introduction of new technologies can quickly make existing technologies obsolete and unmarketable. Designing and building UAVs is an inherently complex and technologically demanding endeavor. Due to this complexity, it can take a long time and require significant research and development expenditures to develop and test new or enhanced features. In addition, if the components we use to manufacture our UAVs were to become obsolete due to technological change or other factors, it could lead to obsolescence of our UAVs, which may lead to asset impairment charges. Further, it takes significant time to manufacture new components; if any of our UAVs were to become obsolete, we may experience delays in building new UAVs, which could harm our growth prospects and business. Moreover, the complexity of developing and deploying new technologies makes it difficult for us to predict how long it may take for such updates to be ready and available to be sold to customers. As a result, the amount of time it takes to develop such updates could be substantially longer than we initially anticipated.

The success of any enhancements or improvements to our technologies and services depends on several factors, including timely completion, successful manufacturing and deployment of our UAVs, competitive pricing, adequate quality testing and overall market acceptance. We cannot be sure that we will succeed in developing, marketing and delivering on a timely and cost-effective basis enhancements or improvements to our technologies that respond to technological change or new customer requirements or demands, nor can we be sure that any such enhancements or improvements will achieve market acceptance. Any new technologies that we develop may not be introduced in a timely or cost-effective manner, including compared to competing technologies that are more mature, may contain errors or defects or may not achieve the broad market acceptance necessary to generate sufficient revenue. We have experienced technical failures in our flight operations in the past and may experience more in the future. New features, technology and functionalities for our UAVs may also result in loss of other benefits or characteristics of our service. For example, the addition of incremental sensors on our UAVs may reduce their amount of station keeping time due to the additional weight of each sensor, which could harm their market acceptance. The development and deployment of new technologies requires a substantial outlay of capital and could also increase costs associated with customer support and customer success as demand for these services increase. This increase in cost could negatively impact our profit margins, including our gross margin. Moreover, even if we introduce new technologies, we may experience a decline in revenue, gross profit and gross margin of our existing technologies that is not offset by revenue from the new technologies. Further, we may introduce new technologies that customers do not find useful and we may also discontinue certain technologies or increase the price or price structure for our technologies. In addition, we may lose existing customers who choose a competitor’s technologies rather than migrate to our new technologies. This could result in a temporary or permanent revenue shortfall and adversely affect our business.

Braiin faces both external and internal cybersecurity threats.

Braiin faces external threats from sophisticated cybercriminals, state-sponsored actors, and hacktivists attempting to gain unauthorized access, disrupt operations, or steal sensitive data. Braiin also faces insider threats, whether intentional or unintentional, that pose a substantial risk. These could stem from disgruntled employees, inadequate access controls, or negligent behaviors.

In the future, we may use “open source” software components in our solutions as well as other licensed software, which may require that we release the source code of certain software subject to open source licenses or subject us to possible litigation or other actions that could adversely affect our business.

In the future, we may utilize software that is licensed under so-called “open source,” “free” or other similar licenses, or that contain components that are licensed in such manner. Any use of open source software may entail different or greater risks than use of third-party commercial software. Open source licensors sometimes do not provide warranties or other contractual protections regarding infringement claims or the quality of the code, and open source software is sometimes made available to the general public on an “as-is” basis under the terms of a non-negotiable license. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. We do not believe we have combined any of our proprietary software with open source software in such a manner, but if that were to occur this would allow our competitors to create similar offerings with lower development effort and time.

In the future, we may also face claims alleging noncompliance with open source license terms or other license terms, or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. Few courts have interpreted open source licenses and these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to use our proprietary software. We cannot guarantee that we will incorporate open source or other software in our software in a manner that will not subject us to liability or require us to release the source code of our proprietary software to the public.

Braiin’s vulnerability assessment focuses and mitigation strategies may not be effective.

Braiin is undertaking a vulnerability assessment focusing on three main areas:

•        Network Security:    Vulnerabilities within the network infrastructure, including outdated software, unpatched systems, or misconfigured devices, create entry points for potential breaches;

•        Data Security:    Storage, transmission, and handling of sensitive data may be vulnerable to breaches if encryption protocols, data classification, and access controls are not robustly implemented; and

•        Third-party Risks:    Dependencies on third-party vendors or partners may introduce vulnerabilities if their security standards do not align with Braiin’s.

Braiin is also developing the following mitigation strategies the minimise the cyber risk to Braiin:

•        Cybersecurity Framework:    Implementing a robust cybersecurity framework (to identify, protect, detect, respond to, and recover from cyber threats;

•        Regular Assessments and Audits:    Conducting frequent security assessments, penetration testing, and audits to identify and remediate vulnerabilities;

•        Employee Training and Awareness:    Continuous training programs to educate employees about cybersecurity best practices and the importance of adhering to security protocols;

•        Incident Response Plan:    Developing and regularly testing an incident response plan to ensure a swift and coordinated response to cyber incidents;

•        Cyberattacks and security breaches of Braiin’s systems, or those impacting its customers or third parties, could adversely impact its brand and reputation and its business, operating results and financial condition;

•        Because of the unique difficulties and uncertainties inherent in technology development, Braiin faces a risk of business failure; and

•        Successful technical development of Braiin’s products does not guarantee successful commercialization.

There can be no guarantee that Braiin’s assessments and minimization strategies will be effective at identifying and protecting Braiin from cybersecurity attacks.

Cyberattacks and security breaches of Braiin’s systems, or those impacting its customers or third parties, could adversely impact its brand and reputation and its business, operating results and financial condition.

Braiin’s business involves the collection, storage, processing and transmission of confidential information, customer, employee, service provider and other personal data, as well as information required to access customer assets. Any actual or perceived security breach of Braiin or its third-party partners may:

•        harm its reputation and brand;

•        result in its systems or services being unavailable and interrupt its operations;

•        result in improper disclosure of data and violations of applicable privacy and other laws;

•        result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory and financial exposure;

•        cause Braiin to incur significant remediation costs;

•        lead to theft of irretrievable loss of its or its customers’ assets;

•        reduce customer confidence in, or decreased use of, its products and services;

•        divert the attention of management from the operation of its business;

•        result in significant compensation or contractual penalties from Braiin to its customers or third parties as a result of losses to them or claims by them; and

•        adversely affect its business and operations results.

Further, any actual or perceived breach or cybersecurity attack directed at other similar institutions, whether or not Braiin is directly impacted, could lead to a general loss of customer confidence in the use of its technology, which could negatively impact Braiin including the market perception of the effectiveness of its security measures and technology infrastructure.

An increasing number of organizations, including large businesses, technology companies and financial institutions, as well as government institutions, have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks, including on their websites, mobile applications, and infrastructure. Attacks upon systems across a variety of industries are increasing in their frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including customers’ personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on Braiin’s systems or those of its third-party service providers or partners. Certain types of cyberattacks could harm Braiin even if its systems are left undisturbed. For example, attacks may be designed to deceive employees and service providers into releasing control of Braiin’s systems to a hacker, while others may aim to introduce computer viruses or malware into Braiin’s systems with a view to stealing confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target and Braiin may not be able to implement adequate preventative measures.

Although Braiin does not have a past history of material security breaches or cyberattacks, and does not believe it is a target of such breaches or attacks, Braiin has developed systems and processes designed to protect the data it manages, prevent data loss and other security breaches, effectively respond to known and potential risks. Braiin expects to continue to expend significant resources to bolster these protections, but there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Certain threat actors may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. As a result, Braiin’s costs and the resources it devotes to protecting against these advanced threats and their consequences may increase over time.

Although Braiin maintain insurance coverage that it believes is adequate for its business, it may be insufficient to protect Braiin against all losses and costs stemming from security breaches, cyberattacks, and other types of unlawful activity, or any resulting disruptions from such events. Outages and disruptions of Braiin’s systems, including any caused by cyberattacks, may harm our reputation and Braiin’s business, operating results, and financial condition.

Braiin have developed the Braiin Security Management Plan to address the issues of cyber risk to the Company. The Security Management Plan for Braiin provides a robust framework for safeguarding information assets and responding effectively to cyber threats. Through preventive measures, enhanced detection capabilities, and a well-defined incident response plan, Braiin aims to ensure the ongoing integrity and security of its operations.

•        Braiin addresses the risks of security breaches, cyberattacks, and other types of unlawful activity by:

•        Engaging with a team of security experts who are constantly working to identify and mitigate threats.

•        Using a variety of security measures, such as firewalls, intrusion detection systems, and data encryption.

•        Has a business continuity plan in place to ensure that the company can continue to operate in the event of a security breach.

•        Regularly training its employees on cybersecurity best practices.

Because of the unique difficulties and uncertainties inherent in technology development, Braiin faces a risk of business failure.

Potential investors should be aware of the difficulties normally encountered by companies developing new technology and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the development of new technology with limited personnel and financial means. These potential problems include, but are not limited to, unanticipated technical problems that extend the time and cost of product development, or unanticipated problems with the operation of Braiin’s technology or that with which Braiin is licensing that also extend the time and cost of product development.

Successful technical development of Braiin’s products does not guarantee successful commercialization.

Braiin may successfully complete the technical development for one or all of its product development programs, but still fail to develop a commercially successful product for a number of reasons, including among others the following:

•        Competing products;

•        Ineffective distribution and marketing;

•        Lack of sufficient cooperation from its partners; and

•        Demonstrations of the products not aligning with or meeting customer needs.

Braiin’s success in the market for the products it develops will depend largely on its ability to prove its products’ capabilities. Upon demonstration, Braiin’s products and/or technology may not have the capabilities they were designed to have or that Braiin believed they would have. Furthermore, even if Braiin does successfully demonstrate its products’ capabilities, potential customers may be more comfortable doing business with a larger, more established, more proven company than Braiin. Moreover, competing products may prevent Braiin from gaining wide market acceptance of its products. Significant revenue from new product investments may not be achieved for a number of years, if at all.

Risks Related to Intellectual Property

Braiin’s intellectual property rights are valuable, and any inability to protect them could adversely impact Braiin’s business, operating results, and financial condition.

Braiin’s business depends in large part on its proprietary technology and its brand. Braiin relies on, and expects to continue to rely on, a combination of trademark, trade dress, domain name, copyright, and trade secret and laws, as well as confidentiality and license agreements with its employees, contractors, consultants, and third parties with whom it has relationships, to establish and protect its brand and other intellectual property rights.

Braiin’s efforts to protect its intellectual property rights may not be sufficient or effective. Braiin’s proprietary technology and trade secrets could be lost through misappropriation or breach of its confidentiality and license agreements, and any of its intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that Braiin’s intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with its business.

As Braiin grows, it will seek to obtain and protect its intellectual property rights in an increasing number of countries, a process that can be expensive and may not always be successful. For example, the U.S. Patent and Trademark Office and various foreign governmental intellectual property agencies require compliance with a number of procedural requirements to complete the trademark application process and to maintain issued trademarks, and noncompliance or non-payment could result in abandonment or lapse of a trademark or trademark application, resulting in partial or complete loss of trademark rights in a relevant jurisdiction. Further, intellectual property protection may not be available to us in every country in which Braiin’s products and services are available. Braiin may also agree to license its intellectual property to third parties as part of various agreements. Those licenses may diminish Braiin’s ability, though, to counter-assert its intellectual property rights against certain parties that may bring claims against it.

In the future Braiin may be sued by third parties for alleged infringement of their proprietary rights.

In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Braiin’s use of third-party intellectual property rights also may be subject to claims of infringement or misappropriation.

Braiin cannot guarantee that its internally developed or acquired/licensed technologies and content do not or will not infringe the intellectual property rights of others. From time to time, Braiin’s competitors or other third parties may claim that it is infringing upon or misappropriating their intellectual property rights, and Braiin may be found to be infringing upon such rights. Any claims or litigation could cause Braiin to incur significant expenses and, if successfully asserted against Braiin, could require that Braiin pay substantial damages or ongoing royalty payments, prevent Braiin from offering its products or services or using certain technologies, force Braiin to implement expensive work-arounds, or impose other unfavorable terms. Braiin’s exposure to damages resulting from infringement claims could increase and this could further exhaust its financial and management resources. Further, during the course of any litigation, Braiin may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of Braiin’s Ordinary Shares may decline. Even if intellectual property claims do not result in litigation or are resolved in Braiin’s favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and require significant expenditures. Any of the foregoing could prevent Braiin from competing effectively and could have an adverse effect on its business, operating results, and financial condition.

If Braiin fails to protect its intellectual property rights, it could lose its ability to compete in the marketplace.

Braiin’s intellectual property and proprietary rights are important to its ability to remain competitive and for the success of its products and its business. Braiin relies on, and in the future may rely on, a combination of patent, trademark and trade secret laws as well as confidentiality agreements and procedures, non-compete agreements and other contractual provisions to protect its intellectual property, other proprietary rights and its brand. Braiin has confidentiality agreements in place with its consultants, customers and certain business suppliers and plans to require future employees to enter into confidentiality and non-compete agreements. Braiin has little protection when its must rely on trade secrets and nondisclosure agreements. Braiin’s intellectual property rights may be challenged, invalidated or circumvented by third parties. Braiin may not be able to prevent the unauthorized disclosure or use of its technical knowledge or other trade secrets by employees or competitors. Furthermore, Braiin’s competitors may independently develop technologies and products that are substantially equivalent or superior to its technologies and/or products, which could result in decreased revenues. Moreover, the laws of foreign countries may not protect Braiin’s intellectual property rights to the same extent as the laws of the U.S. Litigation may be necessary to enforce Braiin’s intellectual property rights which could result in substantial costs to it and substantial diversion of management attention. If Braiin does not adequately protect its intellectual property, its competitors could use it to enhance their products. Braiin’s inability to adequately protect its intellectual property rights could adversely affect its business and financial condition, and the value of its brand and other intangible assets.

Other companies may claim that Braiin infringes their intellectual property, which could materially increase our costs and harm Braiin’s ability to generate future revenue and profit.

Braiin does not believe that it infringes the proprietary rights of any third party, but claims of infringement are becoming increasingly common and third parties may assert infringement claims against Braiin. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require Braiin to obtain a license for the intellectual property rights of third parties. If Braiin is required to obtain licenses to use any third-party technology, Braiin would have to pay royalties, which may significantly reduce any profit on its products. In addition, any such litigation could be expensive and disruptive to Braiin’s ability to generate revenue or enter into new market opportunities. If any of Braiin’s products were found to infringe other parties’ proprietary rights and Braiin was unable to come to terms regarding a license with such parties, Braiin may be forced to modify its products to make them non-infringing or to cease production of such products altogether.

The nature of Braiin’s business involves significant risks and uncertainties that may not be covered by insurance or indemnity.

Braiin develops and sells products where insurance or indemnification may not be available, including:

•        Designing and developing products using advanced technologies in intelligence and homeland security applications that are intended to operate in high demand, high risk situations; and

•        Designing and developing products to collect, distribute and analyze various types of information.

Certain products may raise questions with respect to issues of privacy rights, civil liberties, intellectual property, trespass, conversion and similar concepts, which may raise new legal issues. Indemnification to cover potential claims or liabilities resulting from a failure of technologies developed or deployed may be available in certain circumstances but not in others. Braiin is not able to maintain insurance to protect against all operational risks and uncertainties. Substantial claims resulting from an accident, failure of its product, or liability arising from its products in excess of any indemnity or insurance coverage (or for which indemnity or insurance is not available or was not obtained) could harm Braiin’s financial condition, cash flows, and operating results. Any accident, even if fully covered or insured, could negatively affect Braiin’s reputation among our customers and the public, and make it more difficult for Braiin to compete effectively.

Risks Related to Legal, Compliance and Regulations

Braiin is subject to governmental export and import controls that could impair its ability to compete in international markets due to licensing requirements and subject Braiin to liability if it is not in compliance with applicable laws.

Exports of Braiin’s technologies must be made in compliance with laws in regulations in the jurisdictions in which it operates. If Braiin fails to comply with these laws and regulations, Braiin and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on Braiin and the responsible employees or managers; and, in extreme cases, the incarceration of the responsible employees or managers.

In addition, changes in Braiin’s technologies or changes in applicable export or import laws and regulations may create delays in the introduction and sale of products containing Braiin’s technologies in international markets, prevent Braiin’ customers from deploying their products or, in some cases, prevent the export or import of Braiin’ technologies to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of Braiin’ technologies, or in its decreased ability to export or sell its products to existing or potential customers. Any decreased use of Braiin’ technologies or limitation on Braiin’ ability to export or sell such technologies would likely adversely affect its business, financial condition and results of operations.

Braiin is subject to anti-corruption and anti-money laundering laws with respect to both its domestic and international operations, and non-compliance with such laws can subject Braiin to criminal and civil liability and harm its business.

Braiin is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other anti-bribery and anti-money laundering laws in countries in which it conducts activities. Anti-corruption laws are interpreted broadly and prohibit Braiin from authorizing, offering, or directly or indirectly providing improper payments or benefits to recipients in the public or private sector. Braiin may have direct and indirect interactions with government agencies and state affiliated entities and universities in the course of its business. Braiin may also have certain matters come before public international organizations such as the United Nations. Braiin uses third-party contractors, strategic commercial partners, law firms, and other representatives for certain aspects of regulatory compliance, patent registration, lobbying, deregulation advocacy, field testing, and other purposes in a variety of countries. Braiin can be held liable for the corrupt or other illegal activities of these third-parties, Braiin’s employees, representatives, contractors and agents, even if Braiin does not explicitly authorize such activities. In addition, although Braiin has implemented policies and procedures to ensure compliance with anti-corruption and related laws, there can be no assurance that all of its employees, representatives, contractors, partners, or agents will comply with these laws at all times. Noncompliance with these laws could subject Braiin to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and debarment from contracting with certain governments or other persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if Braiin does not prevail in any possible civil or criminal litigation, its business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm Braiin’ business, results of operations and financial condition.

Government regulation is evolving and unfavorable changes could harm our business.

We are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet, e-commerce, electronic devices, and other services. Existing and future laws and regulations may impede establishment of our business and our growth. These regulations and laws could cover taxation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic device certification, electronic waste, energy consumption, environmental regulation, electronic contracts and other communications, competition, consumer protection, web services, the provision of online payment services, information reporting requirements, unencumbered Internet access to our services, the design and operation of websites, the characteristics and quality of products and services, and the commercial operation of UAVs. It is not clear how existing laws governing issues such as property ownership, libel, and personal privacy apply to the Internet, e-commerce, digital content, and web services. Jurisdictions may regulate consumer-to-consumer online businesses, including certain aspects of our seller programs. Unfavorable regulations and laws could diminish the demand for our products and services and increase our cost of doing business.

Risks Related to Australia

As a foreign private issuer, PubCo will be exempt from a number of rules under the Exchange Act, PubCo will be permitted to file less information with the SEC than domestic companies and permitted to follow home country practice in lieu of the listing requirements of Nasdaq, subject to certain exceptions. Accordingly, there may be less publicly available information concerning Braiin than there is for issuers that are not foreign private issuers.

As a foreign private issuer, PubCo will be exempt from certain rules under the Exchange Act, including certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act, PubCo’s Board, officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act, and Braiin is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers. Foreign private issuers are also not required to comply with Regulation Fair Disclosure (“Regulation FD”), which restricts the selective disclosure of material non-public information. Accordingly, there may be less publicly available information concerning Braiin than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies.

In addition, certain information may be provided by Braiin in accordance with Australian law, which may differ in substance or timing from such disclosure requirements under the Exchange Act. As a foreign private issuer, under Nasdaq rules Braiin is subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of Nasdaq permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of Nasdaq, including, for example, certain internal controls as well as board, committee and director independence requirements. If Braiin determines to follow Australian corporate governance practices in lieu of Nasdaq corporate governance standards, Braiin will disclose each Nasdaq rule that Braiin does not intend to follow and describe the Australian practice that we will follow in lieu thereof.

It may be difficult to enforce a judgment in the United States against Braiin and its officers and directors, assert U.S. securities laws claims in Australia or serve process on Braiin’s officers and directors.

Braiin is incorporated in Australia. The majority of Braiin’s directors and executive officers are and will be non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in Australia in original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States. In Australia, civil liability of directors and officers is dealt with by both common law and by various statutes, including the Corporations Act and the Civil Liability Act 2003 (Qld).

Braiin may be affected by fluctuations in currency exchange rates.

Braiin is potentially exposed to adverse as well as beneficial movements in currency exchange rates. An increase in the value of the dollar could increase the real cost to Braiin’s customers of its products in those markets outside the U.S. where Braiin sells in dollars, and a weakened dollar could increase the cost of local operating expenses from sources outside the United States, and overseas capital expenditures. Braiin also conducts certain investing and financing activities in local currencies. Therefore, changes in exchange rates could harm Braiin’s financial condition and results of operations.

Risks Relating to Northern Revival, PubCo and the Business Combination

If Northern Revival does not consummate a Business Combination by the termination date of up to November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association), Northern Revival will have to cease all operations except for the purpose of winding up and redeem all of its public shares for their pro rata portions of the Trust Account and liquidate, or seek approval of its shareholders to extend the termination date.

If Northern Revival is unable to complete a Business Combination by November 4, 2024 (subject to payment of the extension by the Sponsor or its designees into our Trust Account, or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association),

Northern Revival will have to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Nasdaq has delisted our securities from trading on its exchange, which may limit investors’ ability to make transactions in our securities and reduce the liquidity of our securities.

On April 4, 2023, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying Northern Revival that for the last 30 consecutive business days prior to the date of the letter, Northern Revival’s Minimum Market Value of Listed Securities (“MVLS”) was less than $35.0 million, which does not meet the requirement for continued listing on The Nasdaq Capital Market, as required by Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq has provided Northern Revival with 180 calendar days, or until October 3, 2023, to regain compliance with the MVLS Rule. The MVLS Notice has no immediate effect on the listing of Northern Revival’s securities on The Nasdaq Capital Market.

On February 5, 2024, Northern Revival received a written notice (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that it was no longer in compliance with the Nasdaq Listing Rules (the “Rules”).

In the Notice, Nasdaq advised Northern Revival that, pursuant to Rule IM-5101-2, a special purpose acquisition company (“SPAC”) must complete one or more business combinations within 36 months of the effectiveness of the SPAC’s initial public offering. Since Northern Revival’s registration statement became effective on February 2, 2021, it was required to complete its initial business combination by no later than February 2, 2024. As a result, Northern Revival’s securities were suspended from trading at the opening of business on February 14, 2024 and, on April 25, 2024, a Form 25-NSE was filed with the SEC removing Northern Revival’s securities from listing and registration on Nasdaq.

As a result of our delisting from trading on the Nasdaq, we could face adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our common stock is a “penny stock” which would require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, since our securities have been delisted from Nasdaq, they will no longer be considered covered securities and are subject to regulation in each state in which we offer our securities.

As a “foreign private issuer” under the rules and regulations of the SEC, PubCo will be permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

After the consummation of the Business Combination, we will be a “foreign private issuer” under the Exchange Act and are therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, we will not be required to file periodic reports and financial statements with the SEC as frequently or within the same timeframes as U.S. companies with securities registered under the Exchange Act. We currently prepare our financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and we are not required to reconcile our financial statements to U.S. GAAP. We are not required to comply with Regulation Fair Disclosure, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Accordingly, after the Business Combination, our shareholders may receive less or different information about us than they currently receive about Northern Revival or that they would receive about a U.S. domestic public company.

In addition, as a “foreign private issuer” whose shares are intended to be listed on Nasdaq, we will be permitted, subject to certain exceptions, to follow certain home country rules in lieu of certain Nasdaq listing requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply, followed by a description of its applicable home country practice. We will have the option to rely on available exemptions under the Listing Rules that would allow it to follow its home country practice, including, among other things, the ability to opt out of (i) the requirement that the Board be comprised of a majority independent directors, (ii) the requirement that our independent directors meet regularly in executive sessions and (iii) the requirement that we obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase or other compensation plans. We expect that the Board will be comprised of a majority independent directors, but have not yet made final determinations on other possible exemptions from the Listing Rules. See “Description of Securities,” “Management of PubCo After the Business Combination” for additional information.

PubCo may lose its foreign private issuer status which would then require it to comply with the domestic reporting regime of the Securities Exchange Act of 1934, as amended, and cause us to incur significant additional legal, accounting and other expenses.

As discussed above, PubCo will be a foreign private issuer after the consummation of the Business Combination and therefore will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and may take advantage of certain exemptions to Nasdaq’s corporate governance rules. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Braiin on June 30, 2023. In the future, PubCo would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If PubCo loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. PubCo would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, PubCo would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

Our success following the Business Combination depends on the business operations of PubCo, which exposes investors to a concentration of risk in the limited sectors in which PubCo’s business is focused.

Although the Business Combination is intended to accelerate PubCo’s growth, expansion and transition, the Business Combination does not result in immediate diversification of PubCo’s business and, as such, the combined enterprise will be dependent upon the continued development and market acceptance of a limited number of products and services. As a result, investors will be subject to the economic, competitive and regulatory risks attendant to the relatively narrow industry in which PubCo operates, any or all of which could have a substantial adverse impact on PubCo.

Northern Revival and PubCo will incur significant transaction and transition costs in connection with the Business Combination. If Northern Revival fails to consummate the Business Combination, it may not have sufficient cash available to pay such costs.

Northern Revival expects to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Northern Revival’s transaction expenses as a result of the Business Combination are currently estimated at approximately $4 million relating to fees associated with legal, audit, printing and mailing this proxy statement/prospectus, investor relations, insurance, and other operating costs related to the Business Combination. Braiin estimates its Business Combination costs to be approximately $3.8 million which is comprised of legal, accounting, financial consulting and investor relations matters. If Northern Revival and Braiin do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and Northern Revival likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent Business Combination transaction.

The working capital available to PubCo after the Business Combination will be reduced to the extent Northern Revival’s shareholders exercise their redemption rights in connection with the Business Combination and will also be reduced to the extent of Braiin’s and Northern Revival’s transaction expenses, which will be payable by the Combined Company. This may adversely affect the business and future operations of Braiin.

The amount of working capital available to the Combined Company after the Business Combination will depend in part on the extent to which Northern Revival shareholders exercise their right to redeem their shares into cash in connection with the Business Combination. PubCo’s working capital will be reduced in proportion to such redemptions, and will also be reduced to the extent of Northern Revival’s and Braiin’s transaction expenses, which will be payable by the Combined Company. Reduced working capital may adversely affect PubCo’s business and future operations.

In the event that a significant number of Northern Revival Ordinary Shares are redeemed, Northern Revival Ordinary Shares (or Braiin Ordinary Shares following the Business Combination) may become less liquid.

Northern Revival has experienced high redemptions of Northern Revival Ordinary Shares in the past. On January 27, 2023, in connection with an extension meeting, the holders of 21,240,830 Northern Revival Ordinary Shares properly exercised their right to redeem their Northern Revival Ordinary Shares. On March 16, 2023, in connection with a meeting to approve the conversion of shares of Class B Ordinary Shares to Class A Ordinary Shares, the holders of 428,699 Northern Revival Ordinary Shares properly exercised their right to redeem their Northern Revival Ordinary Shares. On August 31, 2023, in connection with an extension meeting, the holders of 570,227 Northern Revival Ordinary Shares properly exercised their right to redeem their Northern Revival Ordinary Shares. On January 30, 2024, in connection with an extension meeting, the holders of 184,934 Northern Revival Ordinary Shares properly exercised their right to redeem their Northern Revival Ordinary Shares. On August 1, 2024, in connection with an extension meeting, the holder of 1,451,876 Northern Revival Ordinary Shares Property exercised their right to redeem their Northern Revival Ordinary Shares. As of the Record Date, there were 6,310,934 Northern Revival Ordinary Shares outstanding and approximately $_____ in the Trust Account.

If a significant number of remaining outstanding Northern Revival Ordinary Shares are redeemed in connection with the Business Combination and the Business Combination is consummated, Braiin will receive lesser proceeds from the Business Combination. Additionally, the redemption of Northern Revival Ordinary Shares in connection with the Business Combination will adversely affect the trading volume of Braiin Ordinary Shares following the Business Combination, which may impair your ability to sell your Braiin Ordinary Shares and may also impair Braiin’s ability to raise additional capital on favorable terms after the Business Combination. In the event Braiin obtains lesser proceeds from the Business Combination, it may be required to raise additional capital following the Business

Combination to fund its operations and business plan, even if under unfavorable terms or prices. If Braiin raises additional capital in the form of sales of Braiin Ordinary Shares, the sale and issuance of such Braiin Ordinary Shares, or even the perception that these sales might occur, could put significant downward pressure on the price of Braiin Ordinary Shares and cause the market price of Braiin Ordinary Shares to decline. This could impair Braiin’s ability to raise additional capital through a future sale of, or pay for acquisitions using, Braiin’s equity securities. Any future issuance by Braiin of equity securities would also dilute the interests of holders of Braiin Ordinary Shares.

If the funds held outside of our Trust Account are insufficient to allow us to operate until at least November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association), our ability to complete an initial Business Combination may be adversely affected.

We believe the funds available to us outside of the Trust Account will be sufficient to allow us to operate until we complete our Business Combination; however, we cannot assure you that our estimate is accurate. If we are required to seek additional capital, we would need to borrow funds from our Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither our Sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. The shares would be identical to the private placement warrants. As of December 31, 2023, there were no outstanding working capital loans. Prior to the completion of our initial Business Combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, since we will cease all operations except for the purpose of liquidating if we are unable to complete an initial Business Combination by November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association).

As of December 31, 2023 Northern Revival had $1,500 of cash in its operating bank account and negative working capital of $3.5 million. Northern Revival has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. We may need to raise additional funds in order to meet the expenditures required for operating our business. Further, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. In addition, we intend to target businesses larger than we could acquire with the net proceeds of our initial public offering and the sale of the placement shares, and may as a result be required to seek additional financing to complete such proposed initial Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial Business Combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. There are no assurances that Northern Revival will complete the proposed Business Combination before November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association). The date for mandatory liquidation and subsequent dissolution raise substantial doubt about Northern Revival’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Resources could be wasted in researching acquisitions that are not completed (including the proposed Business Combination), which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we have not completed our initial Business Combination within the required time period, our public shareholders may receive only approximately $10.00 per share, or less than such amount in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless.

We anticipate that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If we decide not to complete a specific initial Business Combination, such as the proposed Business Combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, such as Braiin, we may fail to complete our initial Business Combination for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we are unable to complete our initial Business Combination, our public shareholders may receive only approximately $10.00 per share on the liquidation of our Trust Account and our warrants will expire worthless.

Our ability to consummate an initial Business Combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflict in Ukraine.

In late February 2022, Russian military forces invaded Ukraine. Russia’s invasion, the responses of countries and political bodies to Russia’s actions, and the potential for wider conflict may increase financial market volatility and could have adverse effects on regional and global economic markets, including the markets for certain securities and commodities. Following Russia’s actions, various countries, including the United States, Canada, the United Kingdom, Germany, and France, as well as the European Union, issued broad-ranging economic sanctions against Russia. The sanctions consist of the prohibition of trading in certain Russian securities and engaging in certain private transactions, the prohibition of doing business with certain Russian corporate entities, large financial institutions, officials and persons, and the freezing of Russian assets. The sanctions include a possible commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications, commonly called “SWIFT”, the electronic network that connects banks globally, and imposed restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. A number of large corporations and U.S. states have also announced plans to curtail business dealings with certain Russian businesses.

The imposition of the current sanctions (and potential imposition of further sanctions in response to continued Russian military activity) and other actions undertaken by countries and businesses may adversely impact various sectors of the Russian economy, and the military action has severe impacts on the Ukrainian economy, including its exports and food production. The duration of ongoing hostilities and corresponding sanctions and related events cannot be predicted and may result in a negative impact on the markets and thereby may negatively impact our ability to consummate a Business Combination.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what the actual financial position or results of operations of the Combined Company would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position or results of operations of the Combined Company would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Northern Revival may waive one or more of the conditions to the Business Combination.

Northern Revival may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by Northern Revival’s Amended and Restated Memorandum and Articles of Association and applicable laws. For example, it is a condition to Northern Revival’s obligations to close the Business Combination that the representations and warranties of Braiin Holders are true and correct in all respects as of the date of the Business Combination Agreement and as of the date of the Closing (or an earlier date to the extent that an earlier date is referenced in the representation and warranty), except, for certain of the representations and warranties, for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Business Combination Agreement) on Braiin. Under applicable law and Northern Revival’s Amended and Restated Memorandum and Articles of Association, Northern Revival is not able to waive the condition that its shareholders approve the Business Combination.

The Sponsor, and Northern Revival’s directors and officers, have conflicts of interest in determining to pursue the Business Combination with Braiin, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of Northern Revival’s shareholders.

The Sponsor, and officers and directors of Northern Revival, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Northern Revival’s public shareholders, which may result in a conflict of interest.

Since the Sponsor and Northern Revival’s affiliates will lose their entire investment of privately placed shares (consisting of founder shares and placement shares) in Northern Revival if the Business Combination is not completed, they may have had a conflict of interest in identifying and selecting Braiin for Northern Revival’s initial Business Combination in order to close the Business Combination.

The Northern Revival Initial Shareholders, including our Sponsor, and their permitted transferees, currently own an aggregate of 6,037,500 founders shares. In addition, our Sponsor purchased an aggregate of 4,553,334 placement shares for $6,830,000 in a Private Placement that occurred simultaneously with the consummation of our IPO and upon exercise of the underwriter’s over- allotment option. All of such founder shares and placement units will be worthless if an initial Business Combination is not consummated. The personal and financial interests of our Sponsor, and its affiliates, may have influenced their motivation in identifying and selecting Braiin for its target Business Combination and consummating the Business Combination in order to close the Business Combination.

Because our Sponsor only paid $25,000 for the founder shares, the Sponsor is still likely to make a profit even if the trading price of the PubCo Ordinary Shares post-closing is substantially less than $10.00 per share.

Our Sponsor paid $25,000 to purchase the founder shares of which they will retain 4,537,500 shares upon Closing and invested an additional $6,830,000 to purchase 4,553,334 private placement warrants for a total investment of $6,855,000. The Sponsor will receive $2,500,000 in payment for the cancellation of all of the private placement warrants for a net investment at Closing of $4,355,000 Assuming a trading price of $10.00 per share upon consummation of our initial business combination, the founder shares, would have an aggregate implied value of $45 million. Even if the trading price of our shares was as low as $0.96 per share, the value of the founder shares would be equal to our Sponsor’s initial. As a result, our Sponsor and directors and executive officers are likely to be able to recoup their investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, our management team, which owns interests in our sponsor, may have an economic incentive that differs from that of the public shareholders to pursue and consummate the Business Combination rather than to liquidate and to return all of the remaining cash in the trust to the public shareholders. For the foregoing reasons, you should consider our management team’s financial incentive to complete the Business Combination when evaluating whether to redeem your shares in connection with the Business Combination.

If we fail to meet the initial listing requirements of Nasdaq or another national securities exchange, we could be required to comply with the penny stock rules which could affect our cash position following the Business Combination.

If PubCo is not able to list its securities on Nasdaq or another national securities exchange, its Ordinary Shares and Warrants would likely then trade only in the over-the-counter market and the market liquidity of shares could be adversely affected and their market price could decrease. If the PubCo’s Ordinary Shares and Warrants were to trade on the over-the-counter market, selling the PubCo Ordinary Shares and Warrants could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage for PubCo; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for the PubCo Ordinary Shares and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for PubCo.

The Waiving Underwriters were to be compensated in part on a deferred basis for already-rendered underwriting services in connection with the Northern Revival IPO, yet each of the Waiving Underwriters waived its entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus/consent solicitation statement.

Pursuant to the Underwriting Agreement, Stifel, Oppenheimer and William Blair were entitled to receive an aggregate of $9,056,250 in deferred underwriting fees as consideration for services rendered to Northern Revival in connection with the Northern Revival IPO, which were to become payable upon consummation of the business combination. On August 7, 2023, September 29, 2023 and September 27, 2023, each of Stifel, Oppenheimer and Blair, respectively, formally notified Northern Revival in writing that it waived its entitlement to the payment of any deferred underwriting fees in connection with the business combination. Each of the Waiving Underwriters also disclaimed any responsibility for this proxy statement/prospectus.

None of the Waiving Underwriters specified any reason for its willingness to execute its respective Underwriter Fee Waiver or the waiver of its entitlement to the deferred underwriting fees. None of the Waiving Underwriters was involved in the business combination, and none of the Waiving Underwriters identified or evaluated any companies that Northern Revival considered as potential targets for a business combination. Except for the disclosure regarding the waiver of its deferred underwriting fees in connection with the business combination and the Waiving Underwriters’ respective notifications to Northern Revival that it would not act in any capacity in connection with the Business Combination, as applicable, none of the Waiving Underwriters were involved in the preparation of any disclosure that is included in this proxy statement/prospectus, including any analysis underlying such disclosure. None of the Waiving Underwriters have had any role in the business combination and each has affirmatively refused to act in, any office, capacity and/or relationship and disclaimed any responsibility for any portion of the registration statement of which this proxy statement/prospectus forms a part and any other registration statement to be filed by the parties or any of their respective affiliates in connection with the business combination. However, the deferred underwriting fees were to be paid in consideration of services rendered in connection with the Northern Revival IPO, and such services have already been rendered. The Waiving Underwriters received no additional consideration for the waiver of their entitlement to the deferred underwriting fees. Investors should be aware that the waiver of a deferred underwriting fee is unusual and some investors may find the proposed business combination less attractive as a result. This may make it more difficult for Northern Revival to complete the Business Combination.

There are risks to our shareholders who are not affiliates of the Sponsor of becoming shareholders of the Combined Company through the Business Combination rather than acquiring securities of Braiin or Braiin directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of ordinary shares and warrants in connection therewith, investors will not receive the benefit of an outside independent review of Braiin’s, Northern Revival’s and Braiin’s respective finances and operations performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for material misstatements or omissions in a registration statement filed with the SEC in connection with the public offering. As no such review has been or will be conducted in connection with the Business Combination, our shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an underwriter in a public securities offering.

In addition, the Sponsor and Northern Revival’s executive officers and directors have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a shareholder. Such interests may have influenced Northern Revival’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “— The Sponsor, and Northern Revival’s directors and officers, have conflicts of interest in determining to pursue the Business Combination with Braiin, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of Northern Revival’s shareholders” and “Interests of Northern Revival’s Directors and Officers and Others in the Business Combination.”

The process of taking a company public by means of a Business Combination with a special purpose acquisition company, or a SPAC, is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of Braiin’s business, financial condition and results of operations. Going public via a Business Combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a Business Combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of a target company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the Business Combination. The process of establishing the value of a company in a SPAC Business Combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

Northern Revival cannot assure you that its due diligence review of Braiin has identified all material issues or risks associated with Braiin, its business, or the industry in which it operates. If Northern Revival’s due diligence investigation of Braiin’s business was inadequate, then shareholders of Northern Revival following the Business Combination could lose some or all of their investment.

Even though Northern Revival conducted a due diligence investigation of Braiin that it believed to be reasonable, it cannot be certain that this due diligence uncovered all material issues that may be present inside Braiin or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Braiin and its business and outside of its control will not later arise. Additional information may later arise in connection with the preparation of the registration statement and proxy materials or after completion of the Business Combination. Accordingly, any Northern Revival shareholders who choose to remain shareholders of Braiin following the consummation Business Combination could suffer a reduction in the value of their shares.

Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until we consummate our initial Business Combination, we intend to engage in the business of identifying and combining with one or more businesses. The Sponsor and our officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

Each of Northern Revival’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of Northern Revival’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and may only decide to present it to Northern Revival if such entity rejects the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors are subject. Notwithstanding the foregoing, Northern Revival may pursue an affiliated joint acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with Northern Revival in the target business at the time of its initial business combination, or Northern Revival could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. The Northern Revival Articles of Association provide that Northern Revival renounces its interest in any Business Opportunities offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and such opportunity is one Northern Revival is legally and contractually permitted to undertake and would otherwise be reasonable for it to pursue, and to the extent the director or officer is permitted to refer that opportunity to Northern Revival without violating another legal obligation.

In the absence of the “Business Opportunities” waiver in our charter, certain candidates would not be able to serve as an officer or director. We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “Business Opportunities” waiver in our amended and restated Articles of Association provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates.

However, the personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a Business Combination. The different timelines of competing Business Combinations could cause our directors and officers to prioritize a different Business Combination over finding a suitable acquisition target for our Business Combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular Business Combination are appropriate and in our shareholders’ best interest, which could negatively impact the timing for a Business Combination. We are not aware of any such conflicts of interest and do not believe that any such conflicts of interest impacted our search for an acquisition target.

Northern Revival’s ability to successfully effect the Business Combination and Braiin’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of Braiin, most of whom are expected to stay within PubCo following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Northern Revival’s ability to successfully effect the Business Combination and PubCo’s ability to successfully operate the business is dependent upon the efforts of certain key personnel of Braiin, particularly Natraj Balasubramanian. Although most of such key personnel are expected to remain with PubCo following the Business Combination, it is possible that PubCo will lose some key personnel, the loss of which could negatively impact the operations and profitability of the post-combination business. Furthermore, while Northern Revival has scrutinized individuals it intends to engage to stay with PubCo following the Business Combination, its assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause PubCo to have to expend time and resources helping them become familiar with such requirements.

If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of Northern Revival’s or PubCo’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Northern Revival’s securities prior to the Closing of the Business Combination may decline. The market values of Northern Revival’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the securities of PubCo could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for PubCo’s equity interests or PubCo’s stock and trading in the Northern Revival Ordinary Shares has not been active. Accordingly, the valuation ascribed to Braiin and the Braiin Shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If, following the Business Combination, an active market for PubCo’s securities develops and continues, the trading price of these securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond PubCo’s control. Any of the factors listed below could have a material adverse effect on your investment in our securities and PubCo’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of PubCo’s securities may not recover and may experience a further decline.

Factors affecting the trading price of PubCo’s securities following the Business Combination may include:

•        actual or anticipated fluctuations in the quarterly financial results of PubCo or the quarterly financial results of companies perceived to be similar to PubCo;

•        changes in the market’s expectations about PubCo’s operating results;

•        success of competitors;

•        PubCo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning PubCo or the industry in general;

•        operating and stock price performance of other companies that investors deem comparable to PubCo;

•        PubCo’s ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting PubCo’s business;

•        commencement of, or involvement in, litigation involving PubCo;

•        changes in PubCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of PubCo Ordinary Shares available for public sale;

•        any major change in the board or management of PubCo;

•        sales of substantial amounts of PubCo Ordinary Shares by its directors, executive officers or significant shareholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of PubCo’s securities irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of PubCo’s securities, may not be predictable. A loss of investor confidence in the market for clean energy related stocks or the stocks of other companies which investors perceive to be similar to PubCo could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of PubCo’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

The Sponsor, and Northern Revival’s directors and officers have agreed to vote in favor of its initial Business Combination, regardless of how Northern Revival’s public shareholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor, Northern Revival’s directors and officers have agreed to vote their founder shares and placement shares, as well as any public shares purchased by them in or after the Northern Revival IPO, in favor of the initial Business Combination of Northern Revival. Our Sponsor together with our directors and officers and permitted transferees currently own 6,037,500 Northern Revival Ordinary Shares, representing approximately 96% of the 6,310,934 issued and outstanding Northern Revival Ordinary Shares. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if Northern Revival’s Sponsor, directors and officers agreed to vote their founder shares and placement shares in accordance with the majority of the votes cast by its public shareholders.

Northern Revival’s shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Northern Revival’s shareholders will own a smaller percentage of PubCo than they currently own of Northern Revival. Immediately upon completion of the Business Combination, it is anticipated that Northern Revival’s shareholders including the Sponsor will own approximately 10% of the PubCo Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, and of that amount approximately 7% will be owned by the Sponsor, taking into account the 1,500,000 Ordinary Shares that the Sponsor has agreed to give up, assuming that none of Northern Revival shareholders exercise their redemption rights. Consequently, Northern Revival’s shareholders, as a group, will have reduced ownership and voting power in PubCo compared to their ownership and voting power in Northern Revival.

Subsequent to the consummation of the Business Combination, Braiin may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Northern Revival has conducted due diligence on Braiin, there is no assurance that this diligence revealed all material issues that may be present in Braiin’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Northern Revival’s and Braiin’s control will not later arise. As a result, Braiin may be forced later to write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Northern Revival’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Northern Revival’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the liquidity of Braiin, the fact that Braiin reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause Braiin to be unable to obtain future financing on favorable terms or at all.

PubCo may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to it after the Business Combination.

None of Northern Revival, PubCo nor Braiin is currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, PubCo will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes- Oxley Act of 2002 are significantly more stringent than those required of Braiin as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to Braiin after the Business Combination. If PubCo is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, PubCo may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its ordinary shares.

The requirements of being a public company may strain PubCo’s resources and divert management’s attention.

As a public company, PubCo will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase the legal and financial compliance costs of PubCo, make some activities more difficult, time-consuming or costly and increase demand on PubCo’s systems and resources, particularly after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that PubCo maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve PubCo’s disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect PubCo’s business and operating results. PubCo may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase its costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Braiin intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If PubCo’s efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against PubCo and its business may be adversely affected.

PubCo will be an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its shares of ordinary shares less attractive to investors.

PubCo will be an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, PubCo elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, the financial statements of PubCo may not be comparable to companies that comply with public company effective dates. It cannot be predicted if investors will find PubCo Ordinary Shares less attractive because New Braiin may rely on these exemptions. If some investors find PubCo Ordinary Shares less attractive as a result, there may be a less active trading market for PubCo Ordinary Shares and its share price may be more volatile.

Anti-takeover provisions contained in the Proposed PubCo Charter, as well as provisions of Cayman Islands law, could impair a takeover attempt and limit the price investors might be willing to pay in the future for the PubCo Ordinary Shares and could entrench management.

The Proposed PubCo Charter will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. PubCo will also subject to anti-takeover provisions under Cayman Islands law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for PubCo’s securities.

These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares without shareholder approval, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for

New Braiin’s securities. The Proposed PubCo Charter also provides that the board of directors shall be classified into three classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings. There are advance notice requirements for shareholders seeking to nominated directors and propose matters to be acted upon at shareholder meetings, which could discourage or make more difficult an attempt to obtain control of New Braiin by means of a proxy contest, tender offer, merger, or otherwise.

The Proposed PubCo Charter will provide, subject to limited exceptions, that the courts of the Cayman Islands will be the exclusive forum for matters arising out of or in connection with the Proposed PubCo Charter, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with PubCo or its directors, officers, employees or shareholders.

The Proposed PubCo Charter provides that, unless PubCo otherwise consents in writing to the selection of an alternative forum, each party shall be deemed to have agreed that the courts of the Cayman Islands shall have exclusive jurisdiction to hear and determine all any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with the Proposed PubCo Charter and for such purposes PubCo and each member shall be deemed to have irrevocably submitted to the jurisdiction of such courts.

Additionally, unless PubCo otherwise consents in writing, the federal district courts of the United States will be the exclusive forum for the resolution of claims arising under the Securities Act and Exchange Act.

This choice of forum provision may limit a shareholder’s ability to bring such claims in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or shareholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed PubCo Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act of the rules and regulations thereunder. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in any of PubCo’s securities will be deemed to have notice of and consented to this provision. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near the Cayman Islands, both of which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, PubCo may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect PubCo’s business and financial condition.

The Sponsor, Northern Revival’s directors and officers and advisors and their respective affiliates may elect to purchase shares from holders of our public shares in connection with the Business Combination, which may reduce the public “float” of Northern Revival Ordinary Shares.

In connection with the shareholder vote to approve Proposal 2 (Business Combination Proposal) and the other proposals Northern Revival and its affiliates may purchase shares prior to the Closing from shareholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would in a privately negotiated purchase arrangement include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Northern Revival’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Northern Revival Ordinary Shares who have already elected to exercise their redemption rights, in which event such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Northern Revival Ordinary Shares owned by the Sponsor and/or Northern Revival’s directors, officers, advisors, or their affiliates. The purpose of these purchases would be to increase the amount of cash available to Northern Revival for use in the Business Combination. None of Northern Revival, the Sponsor or Northern Revival’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Northern Revival Ordinary Shares purchased by the Sponsor or Northern Revival’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such Northern Revival Ordinary Shares do have redemption rights then such rights will be waived by the Sponsor, or Northern Revival’s directors, officers or advisors, or their respective affiliates.

Unlike our Sponsor’s and Northern Revival Initial Shareholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of our Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities”, to the extent those shares were acquired by an affiliate of Northern Revival, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers of such newly purchased shares to hold them for at least one year (from the date Braiin files certain information on Form 8-K following the Closing in accordance with rules applicable to special purpose acquisition companies), assuming they are not registered on a registration statement following the Closing and Braiin has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Northern Revival will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Northern Revival Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Northern Revival Ordinary Shares for which Northern Revival has received redemption requests.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the persons described above have been entered into with any such investor or holder. Northern Revival will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

If we were deemed to be an investment company for purposes of the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Company.

There is currently uncertainty concerning the applicability of the Investment Company Act to a special purpose acquisition company (“SPAC”) and we may in the future be subject to a claim that we have been operating as an unregistered investment company. If we are deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate. If we are required to liquidate, our investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our stock and warrants following such a transaction, and our warrants would expire worthless.

The funds in the trust account have, since our IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act of 1940, as amended), on or prior to the 24-month anniversary of the effective date of the IPO Registration Statement, we instructed Continental Stock Transfer & Trust Company, the trustee with respect to the trust account, to liquidate the U.S. government treasury obligations or money market funds held in the trust account and thereafter to hold all funds in the trust account in cash until the earlier of consummation of our initial business combination or liquidation. As a result, following such liquidation, we will likely maintain the remaining amount in its trust account in an interest bearing demand deposit account at a bank.

In addition, the longer that the funds in the trust account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, there is a greater risk that we may be considered an unregistered investment company, in which case we may be required to liquidate.

Risks Related to Ownership of PubCo Ordinary Shares

PubCo does not expect to declare any dividends in the foreseeable future.

After the completion of the Business Combination, PubCo does not anticipate declaring any cash dividends to holders of its shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

There can be no assurance that PubCo Ordinary Shares will be approved for listing on Nasdaq upon the Closing, or if approved, that PubCo will be able to comply with the continued listing standards of Nasdaq.

In connection with the Closing, we intend to apply to list the PubCo Ordinary Shares on the Nasdaq Capital Market upon the Closing under the symbol “[•]” and the PubCo Warrants under the symbol “[•]”. As part of the application process, we are required to provide evidence that we are able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that PubCo have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float. PubCo’s ability to meet these listing requirements may depend, in part, on the number of Northern Revival Ordinary Shares that are redeemed in connection with the Business Combination, as the number of redemptions may impact whether PubCo has at least 300 unrestricted round lot holders upon the Closing, among other initial listing requirements. PubCo’s application has not yet been approved, and may not be approved if we are unable to provide evidence satisfactory to Nasdaq that PubCo will meet these listing requirements.

If the PubCo Ordinary Shares are not approved for listing on Nasdaq or, after the Closing, Nasdaq delists PubCo’s shares from trading on its exchange for failure to meet the listing standards, PubCo and its shareholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that PubCo Ordinary Shares are a “penny stock” which will require brokers trading in PubCo Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Holders of Northern Revival Warrants may elect to redeem their public shares while retaining their Northern Revival Warrants, although if redemptions exceed the threshold allowable for us to consummate the Business Combination, the Northern Revival will expire worthless.

A decision to redeem public shares will have no effect on our shareholders’ ability to hold Northern Revival Warrants. However, a decision to redeem public shares carries a risk to the value of Northern Revival Warrants.

The Northern Revival Warrants are only exercisable for Northern Revival Ordinary Shares subject to and upon occurrence of the consummation of a business combination. However, we cannot consummate a business combination, including the Business Combination, among other things, if redemptions of our public shares exceed the amount allowable for us to proceed with the Business Combination. The Closing of the Business Combination is conditioned, among other things, on that Northern Revival Closing Cash equal at least $15 million. See “The Business Combination Proposal — Conditions to Closing” for more information.

Accordingly, if redemptions exceed the amount we need to fulfill our working capital requirements and we cannot consummate the Business Combination, your Northern Revival Warrants will not be exercisable into Northern Revival Ordinary Shares, and if we fail to consummate a business combination prior to our termination, your Northern Revival Warrants will expire worthless.

For information about the per share value of Northern Revival Ordinary Shares given different levels of redemptions, see “Questions and Answers — What equity stake will current shareholders of Northern Revival hold in New Braiin after the Closing?”

Following the Business Combination, PubCo’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about PubCo, its business, or its market, or if they change their recommendations regarding PubCo Ordinary Shares in an adverse manner, the price and trading volume of PubCo Ordinary Shares could decline.

Prior to the completion of the Business Combination, Braiin has been a privately-held company. PubCo’s management’s lack of public company operating experience in the U.S. may make it difficult to forecast and evaluate its future prospects. If PubCo is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, PubCo’s business, prospects, financial condition and operating results may be harmed.

The trading market for PubCo Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about PubCo, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on PubCo. If no securities or industry analysts commence coverage of PubCo, its stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover PubCo changes its recommendation regarding PubCo’s securities in an adverse manner, or provides more favorable relative recommendations about its competitors, the price of PubCo Ordinary Shares would likely decline. If any analyst who may cover PubCo were to cease coverage of PubCo or fail to regularly publish reports on it, PubCo could lose visibility in the financial markets, which could cause PubCo’s stock price or trading volume to decline.

Northern Revival may not be able to complete an initial business combination with a U.S. target company should the transaction be subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Although we are not aware of any material regulatory approvals or actions that are required for completion of the Business Combination, there can be no assurance that such additional approval or actions will be obtained within the required time period. This includes any potential review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”) on account of certain foreign ownership restrictions on U.S. businesses. If the Business Combination with Braiin falls within the scope of foreign ownership restrictions, we may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination.

Northern Revival’s Sponsor is Northern Revival Sponsor LLC, a Cayman Islands limited liability company. The Sponsor’s managing members are each U.S. citizens, and all of Sponsor’s owners are likewise U.S. persons. As the managing members of the Sponsor, we believe Aemish Shah, the sole managing member, controls the Sponsor and the Sponsor is thereby controlled by a U.S. person. The Sponsor together with the Initial Shareholders and Northern Revival’s officer and directors, own approximately 96% of the issued and outstanding Northern Revival Ordinary Shares. Accordingly, the Sponsor is not controlled by a non-U.S. person, and it is unlikely CFIUS may consider Northern Revival to be a “foreign person.”

Braiin is not in our view a U.S. business, because the Braiin is an Australian company limited by shares incorporated in Australia, as described under “Information about Braiin.” Braiin does not have the majority of its operations or assets in the United States, does not have any mineral rights in the United States.

Although we do not believe Braiin is a U.S. business, and furthermore although we do not believe Braiin has a business that may affect U.S. national security, and although we believe Northern Revival is controlled by a U.S. person, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if Northern Revival had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent Northern Revival from consummating the Business Combination with Braiin. If Northern Revival were to seek an initial business combination other than the Business Combination, the pool of potential targets with which it could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because Northern Revival has only a limited time to complete an initial business combination, its failure to obtain any required approvals within the requisite time period could prevent Northern Revival from completing an initial business combination and may require Northern Revival to liquidate. If Northern Revival liquidates, this will cause you to lose any potential investment opportunity in Braiin and the chance of realizing future gains on your investment through any price appreciation in Braiin, and Northern Revival’s warrants will expire worthless.

Risks Related to the U.S. Federal Income Tax Treatment of the Business Combination

The Initial Merger may be a taxable event for U.S. Holders of Northern Revival Ordinary Shares and Northern Revival Warrants.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Initial Merger to U.S. Holders,” the Initial Merger may qualify as a “reorganization” within the meaning of Section 368 of the Code and, as a result, a U.S. Holder would not recognize gain or loss on the exchange of Northern Revival Ordinary Shares, or Northern Revival Warrants for PubCo Ordinary Shares or PubCo Warrants, as applicable, pursuant to the Initial Merger.

However, U.S. Holders of Northern Revival securities who would be treated as 5 Percent Holders, and who do not enter into a GRA under applicable Treasury Regulations, may recognize gain (but not loss) as a result of the Initial Merger if Section 367(a) of the Code and the Treasury Regulations promulgated thereunder apply to the Business Combination or if otherwise required under the PFIC rules. Section 367(a) of the Code may apply to the Initial Merger if PubCo transfers the assets it acquires from Northern Revival pursuant to the Business Combination to certain subsidiary corporations in connection with the Business Combination. The requirements under Section 367(a) are not discussed herein. If you believe that you will be a 5 Percent Holder, you are strongly urged to consult your tax advisor regarding the effect of the Initial Merger to you taking into account the rules of Section 367(a) of the Code (including the possibility of entering into a GRA under applicable Treasury Regulations).

Alternatively, if the Initial Merger does not qualify as a “reorganization” within the meaning of Section 368 of the Code, then a U.S. Holder that exchanges its Northern Revival Ordinary Shares, or Northern Revival Warrants for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the fair market value of the PubCo Ordinary Shares and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the Northern Revival Ordinary Shares, and Northern Revival Warrants exchanged therefor. For a more detailed discussion of certain U.S. federal income tax consequences of the Initial Merger, see the section titled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Initial Merger to U.S. Holders” in this proxy statement/ prospectus. However, the rules under Section 367(a) and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Initial Merger.

In addition, U.S. Holders of Northern Revival Ordinary Shares and Northern Revival Warrants may be subject to adverse U.S. federal income tax consequences under the PFIC regime. Please see “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Northern Revival’s potential PFIC status and certain tax implications thereof.

Further, because the Initial Merger will occur immediately prior to the redemption of Northern Revival Ordinary Shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Initial Merger. All U.S. Holders considering exercising redemption rights with respect to their Northern Revival Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Initial Merger and exercise of redemption rights.

PubCo may be or become a PFIC during a U.S. Holder’s holding period, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If PubCo or any of its subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder of the PubCo Ordinary Shares or PubCo Warrants, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There is no assurance that PubCo or its subsidiaries are not currently PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination or for foreseeable future taxable years. Moreover, PubCo does not expect to provide a PFIC annual information statement for 2023 or going forward. Please see the section entitled “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Status” for a more detailed discussion with respect to PubCo’s potential PFIC status and certain tax implications thereof. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the PubCo Ordinary Shares and PubCo Warrants.

A market for PubCo’s securities may not develop, which would adversely affect the liquidity and price of Braiin’s securities.

Following the Business Combination, the price of PubCo’s securities may fluctuate significantly due to the market’s reaction to the Business Combination, including a significant number of redemptions by Northern Revival’s public shareholders, and general market and economic conditions. An active trading market for PubCo’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of PubCo’s securities after the Business Combination could vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. You may be unable to sell your securities unless a market can be established or sustained.

PubCo’s issuance of additional capital stock in connection with financings, acquisitions, investments, share incentive plans or otherwise will dilute all other shareholders.

PubCo expects to issue additional shares in the future that will result in dilution to all other shareholders. PubCo expects to grant equity awards to employees, directors, and consultants under its share incentive plans. PubCo expects to raise capital through equity financings in the future. As part of its business strategy, PubCo may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and the per share value of PubCo Ordinary Shares to decline.

Risks Relating to Redemption

The ability to execute Northern Revival’s strategic plan could be negatively impacted to the extent a significant number of shareholders choose to redeem their shares in connection with the Business Combination.

In the event the aggregate cash consideration Northern Revival would be required to pay for all of its public shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to Northern Revival, Northern Revival may be required to increase the financial leverage Northern Revival’s business would have to support. This may negatively impact Northern Revival’s ability to execute on its own future strategic plan.

There is no guarantee that a Northern Revival shareholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

No assurance can be given as to the price at which a shareholder may be able to sell the PubCo Ordinary Shares in the future following the completion of the Business Combination or any alternative Business Combination. Certain events following the consummation of any Business Combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a Northern Revival shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s shares. Similarly, if a Northern Revival shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any Business Combination, and there can be no assurance that a shareholder can sell its Northern Revival Ordinary Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Each Northern Revival shareholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Northern Revival shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Northern Revival Ordinary Shares for a pro rata portion of the funds held in Northern Revival’s Trust Account.

Holders of Northern Revival Ordinary Shares are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the Extraordinary General Meeting. Shareholders electing to redeem their shares will receive their pro rata portion of the Trust Account less taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of Northern Revival Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights. Failure to comply with the redemption procedures could result in the inability to redeem your Northern Revival Ordinary Shares.

Risks Related to Northern Revival and the Business Combination

The Sponsor and Northern Revival’s directors, officers, advisors or their affiliates may elect to purchase Northern Revival Ordinary Shares from Northern Revival’s shareholders, which may influence a vote on a proposed Business Combination and reduce the public float of Northern Revival’s issued and outstanding capital stock.

The Sponsor and Northern Revival’s directors, officers, advisors or their affiliates may purchase Northern Revival Ordinary Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and Northern Revival’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Northern Revival shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination, or to satisfy the closing condition in the Business Combination Agreement that requires Northern Revival to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public float of Northern Revival Ordinary Shares and the number of beneficial holders of Northern Revival’s securities may be reduced, possibly making it difficult for Braiin to obtain the quotation, listing or trading of its securities on a national securities exchange.

If a shareholder or a “group” of shareholders are deemed to hold in excess of 15% of Northern Revival Ordinary Shares, such shareholder or group will lose the ability to redeem all such shares in excess of 15% of Northern Revival Ordinary Shares.

The Northern Revival Memorandum and Articles of Association provides that a shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the Northern Revival IPO, which Northern Revival refers to as the “Excess Shares.” However, Northern Revival would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against its Business Combination. The inability of a shareholder to redeem the Excess Shares will reduce its influence over Northern Revival ability to complete its Business Combination and such shareholder could suffer a material loss on its investment in Northern Revival if it sells Excess Shares in open market transactions. Additionally, such shareholder will not receive redemption distributions with respect to the Excess Shares if Northern Revival completes its Business Combination. And as a result, such shareholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.

If, before distributing the proceeds in the Trust Account to the Northern Revival shareholders, Northern Revival files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Northern Revival that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Northern Revival’s shareholders and the per-share amount that would otherwise be received by Northern Revival’s shareholders in connection with Northern Revival’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Northern Revival shareholders, Northern Revival files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Northern Revival that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Northern Revival’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Northern Revival’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Northern Revival’s shareholders in connection with Northern Revival’s liquidation may be reduced.

Northern Revival’s shareholders may be held liable for claims by third parties against Northern Revival to the extent of distributions received by them upon redemption of their shares.

Under the Cayman Islands Companies Act, shareholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Northern Revival shareholders upon the redemption of Northern Revival Ordinary Shares in the event Northern Revival does not complete its initial Business Combination by up to November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association), may be considered a liquidation distribution under Cayman Islands law. However, it is Northern Revival’s intention to redeem its Northern Revival Ordinary Shares as soon as reasonably possible following November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association), in the event Northern Revival does not complete its Business Combination and, therefore, Northern Revival does not intend to comply with those procedures.

Because Northern Revival is a blank check company, rather than an operating company, and Northern Revival’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Northern Revival’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. Northern Revival cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Northern Revival’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Northern Revival’s shareholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Northern Revival shareholders upon the redemption of the Northern Revival Ordinary Shares in the event Northern Revival does not complete its initial Business Combination by November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association), is not considered a liquidation distribution under Cayman Islands law and such redemption distribution is deemed to be unlawful.

Risks Related to the Business Combination and Integration of Businesses

While Northern Revival and Braiin work to complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm PubCo’s business financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on Braiin systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on PubCo. These uncertainties may impair PubCo’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

Braiin’s management has no or limited experience operating a U.S. public company.

Braiin’s executive officers and directors have no or limited experience in the management of a U.S. publicly traded company. Braiin’s management team may not successfully or effectively manage its transition to a public company following the Business Combination that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of PubCo. It is possible that PubCo will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Braiin’s and Northern Revival’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Business Combination Agreement.

Prior to the consummation of the Business Combination, Braiin is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without Northern Revival’s consent. As a result, Braiin may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

Uncertainty about the effect of the Business Combination may affect our ability to retain key employees and may materially impact the management, strategy and results of our operation as PubCo.

Uncertainty about the effect of the Business Combination on Braiin’s business, employees, customers, third parties with whom Braiin has relationships, and other third parties, including regulators, may have an adverse effect on PubCo. These uncertainties may impair PubCo’s ability to attract, retain and motivate key personnel for a period of time after the Business Combination. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with PubCo, our business could be harmed.

PubCo may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.

PubCo may be subject to certain liabilities of Northern Revival and Braiin. Northern Revival and Braiin at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters, intellectual property infringement matters and contract matters. Any litigation may be expensive and time-consuming and could divert management’s attention from PubCo’s business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed, and adverse outcomes can affect Northern Revival, Braiin and PubCo negatively.

Risks Related to PubCo’s Securities Following the Business Combination

Currently, there is no public market for the ordinary shares of PubCo. Northern Revival shareholders cannot be sure that an active trading market will develop for or of the market price of the ordinary shares of PubCo they will receive or that PubCo will successfully obtain authorization for listing on the Nasdaq.

Upon the consummation of the Business Combination, each ordinary share of Northern Revival will be converted into the right to receive one ordinary share of PubCo. PubCo is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses, or its operations publicly available. Northern Revival, and PubCo have agreed to use their best efforts to cause the ordinary shares of PubCo to be issued in the Business Combination to be approved for listing on the Nasdaq prior to the Effective Time of the Business Combination. However, the listing of shares on the Nasdaq does not ensure that a market for the ordinary shares of PubCo will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the ordinary shares of PubCo following the closing of the Business Combination and the ordinary shares of PubCo may trade at a price less than the current market price of Northern Revival Ordinary Shares.

Even if PubCo is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their ordinary shares. If a public market for the PubCo’s ordinary shares does not develop, investors may not be able to re-sell their ordinary shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. PubCo cannot predict the extent to which investor interest in PubCo will lead to the development of an active, liquid trading market. The trading price of and demand for the ordinary shares of PubCo following completion of the Business Combination and the development and continued existence of a market and favorable price for the ordinary shares of PubCo will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results, and prospects of PubCo, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings, and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the ordinary shares of PubCo to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the ordinary shares of PubCo. Many of these factors and conditions are beyond the control of PubCo or PubCo shareholders.

PubCo’s share price may be volatile and could decline substantially.

The market price of PubCo’s ordinary shares may be volatile, both because of actual and perceived changes in the company’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in PubCo’s share price may include, among other factors discussed in this section, the following:

•        actual or anticipated variations in the financial results and prospects of the company or other companies in the same industry;

•        changes in financial estimates by research analysts;

•        changes in the market valuations of other entertainment companies;

•        announcements by PubCo or its competitors of new products and services, expansions, investments, acquisitions, strategic partnerships, or joint ventures;

•        mergers or other business combinations involving PubCo;

•        additions and departures of key personnel and senior management;

•        changes in accounting principles;

•        the passage of legislation or other developments affecting PubCo or its industry;

•        the trading volume of PubCo’s ordinary shares in the public market;

•        the release of lockup, escrow, or other transfer restrictions on PubCo’s outstanding equity securities or sales of additional equity securities;

•        potential litigation or regulatory investigations;

•        changes in economic conditions, including fluctuations in global and Chinese economies;

•        financial market conditions;

•        natural disasters, terrorist acts, acts of war, or periods of civil unrest; and

•        the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities have been volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of PubCo’s ordinary shares.

The sale or availability for sale of substantial amounts of ordinary shares could adversely affect their market price.

Sales of substantial amounts of the ordinary shares in the public market after the completion of the Business Combination, or the perception that these sales could occur, could adversely affect the market price of the ordinary shares and could materially impair PubCo’s ability to raise capital through equity offerings in the future. The ordinary shares listed after the Business Combination will be freely tradable without restriction or further registration under the Securities Act. In connection with the Business Combination, Braiin and its directors, executive officers, and existing shareholders will exchange the ordinary shares of Braiin held by them for PubCo Ordinary Shares upon the consummation of the Business Combination and have agreed, subject to certain exceptions, not to sell any PubCo Ordinary Shares for 180 days after the date of this prospectus without the prior written consent of PubCo. Ordinary Shares of PubCo to be held by Braiin’s certain existing shareholders after the Business Combination may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about PubCo or its business, its ordinary shares price and trading volume could decline.

The trading market for PubCo’s ordinary shares will depend in part on the research and reports that securities or industry analysts publish about PubCo or its business. Securities and industry analysts do not currently, and may never, publish research on PubCo. If no securities or industry analysts commence coverage of PubCo, the trading price for its ordinary shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover PubCo downgrade its securities or publish inaccurate or unfavorable research about its business, its share price would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to publish reports on the Combined Company, demand for its ordinary shares could decrease, which might cause its ordinary share price and trading volume to decline.

If the benefits of the Business Combination do not meets the expectations of financial or industry analysts, the market price of PubCo’s securities may decline after the Business Combination.

The market price of PubCo’s securities may decline as a result of the Business Combination if:

•        PubCo does not achieve the perceived benefits of the business combination as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        the effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of declining share prices.

Risks Related to PubCo Operating as a Public Company

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under Cayman Islands law.

PubCo is a Cayman Islands exempted company incorporated under the laws of the Cayman Islands. PubCo’s corporate affairs are governed by its memorandum and articles of association and the laws of the Cayman Islands. The rights of shareholders to take action against PubCo’s directors, actions by PubCo’s minority shareholders and the fiduciary duties of PubCo’s directors to PubCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of PubCo’s shareholders and the fiduciary duties of PubCo’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standings to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands business companies like PubCo have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. PubCo’s directors have discretion under its articles of association that will become effective immediately prior to completion of the Business Combination to determine whether or not, and under what conditions, its corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, PubCo’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by PubCo’s management, users of the board of directors, or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Future changes to U.S. and non-U.S. tax laws could adversely affect PubCo.

The U.S. Congress and other government agencies in jurisdictions where PubCo and its affiliates will do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting”, including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the countries in which PubCo and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect PubCo and its affiliates.

EXTRAORDINARY GENERAL MEETING OF NORTHERN REVIVAL SHAREHOLDERS

General

Northern Revival is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its Board for use at the Extraordinary General Meeting to be held on            , 2024, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about            , 2024. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Extraordinary General Meeting.

Date, Time and Place

The Extraordinary General Meeting will be held at ______________ and virtually at 10:00 a.m. Eastern Time on            , 2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned Northern Revival Ordinary Shares as of the close of business on            , 2024, which is the Record Date for the Extraordinary General Meeting. You are entitled to one vote for Northern Revival Ordinary Share that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 6,310,934 Northern Revival Ordinary Shares issued and outstanding, including 273,434 public shares outstanding, and 6,037,500 founders shares. Northern Revival does not expect to issue any additional shares of ordinary shares on or before the Record Date.

Vote of the Sponsor, Directors and Officers

In connection with the Northern Revival IPO, Northern Revival entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of ordinary shares owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor as it relates to the founder shares. Our Sponsor with our directors and officers currently own 6,037,500 Northern Revival Ordinary Shares, representing approximately 96% of the 6,310,934 issued and outstanding Northern Revival Ordinary Shares. Our Sponsor, Northern Revival Initial Shareholders, and our directors and officers have agreed to vote all of their founder shares and all of their shares of Ordinary shares (including, but not limited to, shares of Ordinary shares sold in the Private Placement) in favor of the Business Combination Proposal. As a result, assuming there is a quorum at the Extraordinary General Meeting, we will not need any of our public shares, to be voted in favor of the Business Combination Proposal. The remaining proposals may be passed without any votes in favor by holders of our public shares.

Registering for the Extraordinary General Meeting

Pre-registration for virtual attendance at the Extraordinary General Meeting is recommended but is not required in order to attend through the following website: [•].

Any shareholder wishing to attend the virtual meeting should register for the meeting by            , 2024. To register for the Extraordinary General Meeting, please follow these instructions as applicable to the nature of your ownership of our ordinary shares:

•        If your shares are registered in your name with [•] and you wish to attend the online-only Extraordinary General Meeting, go to [•], enter the 14-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to [•]. Beneficial shareholders who e-mail a valid legal proxy will be issued a 14-digit meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting. After contacting [•], a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial shareholders should contact [•] at least five (5) business days prior to the meeting date in order to ensure access.

Quorum and Required Vote for Proposals

A quorum of Northern Revival shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if a majority of the ordinary shares outstanding and entitled to vote at the Extraordinary General Meeting is represented in person (including by virtual attendance) or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the holders of issued and outstanding Northern Revival Ordinary Shares who attend and vote at the Extraordinary General Meeting as of the Record Date. Accordingly, a Northern Revival shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting or an abstention will have no effect on the outcome of any vote on the Business Combination Proposal.

The approval of the remaining Proposals (consisting of the PubCo Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal) requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the Extraordinary General Meeting. Accordingly, a Northern Revival shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting or the failure of a Northern Revival shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that shareholder’s shares not being counted towards the number of Northern Revival Ordinary Shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the PubCo Charter Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions of persons appearing at the Extraordinary General Meeting likewise will also have no effect on the outcome of these proposals.

The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the PubCo Charter Proposal and the Incentive Plan Proposal) are approved at the Extraordinary General Meeting. The Adjournment Proposal is not a Condition Precedent Proposal for consummation of the Business Combination, and the Adjournment Proposal does not require the approval of any other proposal to be effective.

It is important for you to note that in the event that the Business Combination Proposal and the other Condition Precedent Proposals do not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial Business Combination by November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public shareholders.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, if you hold your stock in “street name” through a broker, bank or other nominee, that entity cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe that all the proposals presented to our shareholders will be considered non-discretionary, and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on a particular proposal.

Recommendation of Northern Revival’s Board

The Board has unanimously determined that each of the proposals is fair to and in the best interests of Northern Revival and its shareholders, and has unanimously approved such proposals. The Board unanimously recommends that shareholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the PubCo Charter Proposal;

•        vote “FOR” the Incentive Plan Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of our Board in favor of the proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. These interests include, among other things:

•        If we do not consummate an initial business combination by August 4, 2024, the 6,037,499 Class A ordinary shares and one Class B ordinary share held by the sponsor will be worthless (as the Sponsor has waived liquidation rights with respect to such shares). Northern Revival and the Sponsor have agreed that the Sponsor will forfeit 1,500,000 founders shares in connection with the Closing leaving 4,537,500 founders shares at Closing. Based on the price of the Northern Revival Ordinary Shares as of December 1, 2023 of $10.84, these shares have a value of $49,186,500 as compared to the original purchase price of $25,000.

•        If we do not consummate an initial business combination by November 4, 2024, the 4,553,334 private placement warrants will be worthless. Pursuant to the terms of the Business Combination Agreement, at the Closing, those warrants will be cancelled in exchange for a payment to the Sponsor of $2,500,000.

•        In connection with the IPO, the sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of any third party for services rendered or products sold to Northern Revival or prospective target businesses with which Northern Revival has entered into certain agreements;

•        All rights specified in the charter relating to the right of officers and directors to be indemnified by Northern Revival, and of Northern Revival’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after an initial business combination and, if no initial business combination is completed by November 4, 2024, so that Northern Revival liquidates, Northern Revival will not be able to perform its obligations to its officers and directors under those provisions;

•        None of Northern Revival’s officers or directors has received any cash compensation for services rendered to Northern Revival, and all of the current officers and directors are expected to continue to serve in their roles at least through the date of the Extraordinary General Meeting and may continue to serve following any potential initial business combination and receive compensation thereafter; and

•        The sponsor and Northern Revival’s officers and directors and their respective affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination and, if we do not consummate an initial business combination by November 4, 2024, they will not have any claim against the Trust Account for reimbursement so that Northern Revival will most likely be unable to reimburse such expenses.

In light of the foregoing, the Sponsor and Northern Revival’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Braiin rather than liquidate even if (i) Braiin is a less favorable company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, the Sponsor and Northern Revival’s directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.

Northern Revival’s Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Northern Revival’s stockholders that they approve the Business Combination.

Voting Your Shares

Each Northern Revival Ordinary Shares that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your Northern Revival Ordinary Shares at the Extraordinary General Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Northern Revival’s Board “FOR” the Business Combination Proposal, the PubCo Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

•        You Can Attend the Extraordinary General Meeting and Vote in Person.    When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Northern Revival can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Northern Revival’s secretary in writing before the Extraordinary General Meeting that you have revoked your proxy; or

•        you may virtually attend the Extraordinary General Meeting, revoke your proxy, and vote in person (by virtual attendance) as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Northern Revival Ordinary Shares, you may call Advantage Proxy, Inc., Northern Revival’s proxy solicitor, at:

Advantage Proxy, Inc.
P.O. Box 10904
Yakima, WA 98909
Individuals call toll-free 877-870-8565
Banks and brokers call 206-870-8565
Email: KSmith@advantageproxy.com

No Additional Matters May Be Presented at the Extraordinary General Meeting

The Extraordinary General Meeting has been called only to consider the Business Combination Proposal, the PubCo Charter Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under Northern Revival’s Memorandum and Articles of Association, other than procedural matters incident to the conduct of the Extraordinary General Meeting, no other matters may be considered at the Extraordinary General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Extraordinary General Meeting.

Redemption Rights

Pursuant to the Northern Revival Memorandum and Articles of Association, any holders of public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable and up to $100,000 for dissolution expenses, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Northern Revival IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay Northern Revival’s taxes payable and up to $100,000 of any remaining interest for dissolution expenses). For illustrative purposes, based on funds in the Trust Account of approximately $[•] on _______, 2024, the pro rata portion of the funds available in the Trust Account for the redemption of public Northern Revival Ordinary Shares was approximately $[•] per share (less taxes paid or payable).

In order to exercise your redemption rights, you must

•        prior to 5:00 p.m. Eastern Time on         , 2024 (two (2) business days before the Extraordinary General Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental, Northern Revival’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Email: mzimkind@continentalstock.com

•        deliver your public shares either physically or electronically through DTC to Northern Revival’s transfer agent at least two (2) business days before the Extraordinary General Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Northern Revival’s understanding that shareholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, Northern Revival does not have any control over this process and it may take longer than two (2) weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Northern Revival’s consent, until the Closing of the Business Combination. If you delivered your shares for redemption to Northern Revival’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Northern Revival’s transfer agent return the shares (physically or electronically). You may make such request by contacting Northern Revival’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, shareholders should verify the market price of Northern Revival Ordinary Shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your Northern Revival Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Northern Revival Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your Northern Revival Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Braiin, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Northern Revival does not consummate an initial Business Combination by November 4, 2024 (or such later date as may be provided by amendment or extension in accordance with the Northern Revival Memorandum and Articles of Association) Northern Revival will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public shareholders and the warrants will expire worthless.

Northern Revival Appraisal Rights

Northern Revival shareholders are entitled to give notice to Northern Revival prior to the Extraordinary General Meeting that they wish to dissent to the Business Combination to the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of his or her shares of Northern Revival if they follow the procedures set out in the Companies Act. It is Northern Revival’s view that such fair market value would equal the amount which Northern Revival shareholders would obtain if they exercise their redemption rights as described herein.

Proxy Solicitation

Northern Revival is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. Northern Revival will file with the SEC all scripts and other electronic communications as proxy soliciting materials.

Northern Revival will pay the cost of soliciting proxies for the Extraordinary General Meeting. Northern Revival has engaged Advantage Proxy to assist in the solicitation of proxies for the Extraordinary General Meeting. Northern Revival has agreed to pay Advantage Proxy a fee of $10,000 plus disbursements. Northern Revival will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses.

Northern Revival will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Northern Revival Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Northern Revival Ordinary Shares and in obtaining voting instructions from those owners. Northern Revival’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION PROPOSAL

We are asking our shareholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Our shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the outstanding ordinary shares.

Business Combination Agreement

On October 1, 2023, we entered into the Amended and Restated Business Combination Agreement with our Sponsor, Braiin, PubCo, and the Braiin Supporting Shareholders who collectively own 100% of the outstanding Braiin Shares and on September 27, 2024, we entered into the First Amendment to the Amended and Restated Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, following the Initial Merger, the Business Combination between Northern Revival and Braiin will be effected as a Share Exchange in which Braiin shareholders exchange 100% of their Braiin Shares for a pro rata portion of PubCo Shares with an aggregate value of $572 million. The number of shares to be issued will be based upon a per share value of $10.00. The aggregate value is subject to adjustment up or down based upon certain indebtedness and cash on hand of Braiin as set forth in its audited financial statements. Prior to the consummation of the Business Combination, Braiin will acquire Vega, Group Elite, MokSa Technologies, VIS Networks and ABS India. Following the Share Exchange, Braiin will continue as a subsidiary of the Combined Company. We refer to Northern Revival after giving effect to the Business Combination, as “PubCo” or the “Combined Company.”

The purpose of the Initial Merger is to establish a Cayman Islands company that would be a “foreign private issuer” as that term is defined under the Exchange Act. As a result of the Initial Merger, the Northern Revival shareholders will no longer be shareholders of Northern Revival and (other than the Northern Revival shareholders who exercise their redemption rights) will become shareholders of PubCo, a foreign private issuer.

As a foreign private issuer, PubCo will be exempt from certain rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, PubCo’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

Upon the approval of the Business Combination Agreement, Northern Revival and PubCo will execute the Plan of Merger, which shall be filed with the Registrar of the Cayman Islands with certain other documents on or prior to the closing of the Initial Merger. At the effective time of the Initial Merger, Northern Revival will merge with and into PubCo. The separate corporate existence of Northern Revival will cease and PubCo will continue as the surviving corporation. In connection with the Initial Merger, all outstanding Northern Revival Units will separate into their individual components of Northern Revival Ordinary Shares and Northern Revival Warrants and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of the Northern Revival shareholders shall be exchanged as follows:

(i)     Each Northern Revival Ordinary Share issued and outstanding immediately prior to the effective time of the Initial Merger (other than any redeemed shares) will automatically be cancelled and cease to exist and, for each Northern Revival Ordinary Share, PubCo shall issue to each Northern Revival shareholder (other than Northern Revival shareholders who exercise their redemption rights in connection with the Business Combination or the PubCo Charter Proposal) one validly issued PubCo Ordinary Share, which, unless explicitly stated herein, shall be fully paid; and

(ii)    Each whole Northern Revival Warrant issued and outstanding immediately prior to effective time of the Initial Merger will convert into a PubCo Warrant to purchase one PubCo Ordinary Share (or equivalent portion thereof). The PubCo Warrants will have substantially the same terms and conditions as set forth in the Northern Revival Warrants.

Simultaneously with the execution of the Business Combination Agreement, Northern Revival and Braiin entered into separate support agreements with the Braiin Supporting Shareholders and the Sponsor pursuant to which the Braiin Supporting Shareholders and the Sponsor have agreed to vote their Braiin Shares and Northern Revival Ordinary Shares, respectively, in favor of the Business Combination and against any competing acquisition proposal, and not to solicit any competing acquisition proposal. In addition, the Sponsor has agreed to surrender 1,500,000 founder shares immediately prior to the Closing and to waive: (i) redemption rights with respect to its Northern Revival shares in connection with the Business Combination, and (ii) the right to have any working capital loans extended to Northern Revival converted into warrants.

Share Exchange Consideration

The total consideration to be paid at Closing by PubCo to Braiin security holders (the “Exchange Shares”) will be payable in PubCo Ordinary Shares valued at (i) $572 million, minus (ii) the indebtedness (excluding Indebtedness under any Company Convertible Security that will be converted into Company Shares prior to or at the Closing) of Braiin and its Subsidiaries as of the date of the Business Combination Agreement, plus (iii) cash and cash equivalents of Braiin and its Subsidiaries as of Closing. For purposes of determining the number of Exchange Shares to be issued, the Northern Revival Ordinary Shares will be valued at $10.00 per share.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants with respect to, among other things, operation of their respective businesses prior to consummation of the Business Combination and efforts to satisfy conditions to consummation of the Business Combination. The Business Combination Agreement also contains additional covenants of the parties, including, among others, with respect to provision of information, cooperation in the preparation of the Registration Statement and to identify additional sources of third-party financing sources in the form of debt or equity investments (“Transaction Financing”).

Northern Revival Incentive Plan

Northern Revival has agreed to adopt an incentive plan (the “Incentive Plan”) to be developed in consultation with Braiin and third-party advisors with market-based metrics and customary terms for incentive plans of similarly situated public companies.

Non-Solicitation Restrictions

Each of Northern Revival, Braiin and the Braiin Supporting Shareholders has agreed to not to directly or indirectly take any action to solicit, initiate continue, or encourage a Business Combination Proposal (as such term is defined in the Business Combination Agreement).

Conditions to Closing

The consummation of the Business Combination is conditioned upon, among other things, (i) the absence of any governmental or court order, determination or injunction enjoining or prohibiting the Business Combination and related transactions, (ii) effectiveness of the Registration Statement and completion of the Shareholder Meeting, including any associated redemptions by Northern Revival shareholders, (iii) approval of the Business Combination and related transactions at the Shareholder Meeting, (iv) the Share Consideration being approved for listing on Nasdaq, and (v) all necessary regulatory approvals being obtained.

Solely with respect to Northern Revival’s and PubCo’s obligation to close, the consummation of the Business Combination and related transactions is conditioned upon, among other things, (i) Braiin’s representations and warranties being true and correct in all material respects (except where failure, individually and in the aggregate, would not have a Material Adverse Effect (as defined in the Business Combination Agreement)), (ii) Braiin having complied with all of its covenants in all material respects, (iii) Braiin and certain Braiin Shareholders having executed and delivered Braiin Shareholder Lock-Up Agreements (as defined below), (iv) Braiin having acquired Vega, Group Elite, MokSa Technologies, VIS Networks and ABS India and transferred all intellectual property and other assets used in their respective business within its corporate structure, (v) all Braiin shareholders having agreed to exchange their Braiin Shares for PubCo Ordinary Shares in the Share Exchange, and (vi) no Material Adverse Effect (as defined in the Business Combination Agreement) having occurred to Braiin or its subsidiaries.

Solely with respect to Braiin’s obligations, the consummation of the Business Combination and related transactions is conditioned upon, among other things, (i) Northern Revival’s representations and warranties being true and correct in all material respects (except where failure, individually and in the aggregate, would not have a Material Adverse Effect), (ii) Northern Revival having complied with all of its covenants in all material respects, (iii) Northern Revival and the Sponsor having executed and delivered Braiin Shareholder Lock-Up Agreements, and (iv) Northern Revival having, immediately after the closing of the Business Combination, at least $15 million available from the trust account established in connection with Northern Revival’s IPO (the “Trust Account”) and any Transaction Financing, but after paying expenses of Northern Revival and Braiin and any redemption payments due to shareholders who elect to redeem their Northern Revival Ordinary Shares.

Termination

The Business Combination Agreement may be terminated at any time by mutual consent or: (i) by either party if: (A) Northern Revival’s shareholders do not approve the Business Combination Agreement at the Shareholder Meeting, or (B) the Business Combination is permanently enjoined by a final, non-appealable governmental order or law, (ii) by Northern Revival if: (A) there is any breach that would prevent Braiin from satisfying Northern Revival’s closing conditions that Braiin cannot cure within thirty days, (B) if the closing has not occurred by February 4, 2024, (iii) by Braiin if: (A) there is any breach that would prevent Northern Revival from satisfying Braiin’s closing conditions that Northern Revival cannot cure within thirty days, or (B) if Northern Revival gives notice of a breach and the closing does not occur by the end of the cure period. If the Business Combination is not consummated by February 4, 2024 (except in the case of termination by either party due to the other’s breach): (i) Braiin will pay Northern Revival up to $700,000 in certain expenses if Northern Revival has satisfied all closing conditions and is ready, willing and able to consummate the Business Combination, or (ii) Northern Revival will pay 50% of certain Braiin expenses, but up to a maximum of $700,000, if Braiin has satisfied all closing conditions and is ready, willing and able to consummate the Business Combination.

The Business Combination Agreement and the other agreements described below have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about Northern Revival, Braiin or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Business Combination Agreement were made as of a specified date, are modified or qualified by information in one or more disclosure schedules prepared in connection with the execution and delivery of the Business Combination Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Business Combination Agreement are not necessarily characterizations of the actual state of facts about Northern Revival, Braiin or the other parties thereto at the time they were made or otherwise and should only be read in conjunction with the other information that Northern Revival makes publicly available in reports, statements and other documents filed with the SEC. Northern Revival and Braiin investors and securityholders are not third-party beneficiaries under the Business Combination Agreement.

Certain Related Agreements

Sponsor Support Agreement and Share Surrender

Simultaneously with the execution of the Business Combination Agreement, Northern Revival and Braiin entered into a support agreement with the Sponsor (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to vote its Northern Revival ordinary shares and its Private Placement Warrants in favor of the Business Combination and against any competing acquisition proposal, and not to solicit any competing acquisition proposal. In addition, the Sponsor has agreed to surrender 1,500,000 Founders Shares immediately prior to the Effective Time and to waive: (i) redemption rights with respect to its Northern Revival shares in connection with the Business Combination, and (ii) the right to have any working capital loans extended to Northern Revival converted into warrants.

Company Shareholder Support Agreements

Simultaneously with the execution of the Business Combination Agreement, Northern Revival and Braiin entered into a support agreement with the Braiin Supporting Shareholders (the “Company Shareholder Support Agreement”) pursuant to which the Braiin Supporting Shareholders have agreed to vote their Braiin Shares in favor of the Business Combination and against any competing acquisition proposal, and not to solicit any competing acquisition proposal.

Company Shareholder Lock-Up Agreement

At the Closing, Northern Revival, Braiin and certain Braiin shareholders will enter into a series of Lock-Up Agreements (the “Company Shareholder Lock-Up Agreements”) pursuant to which the shareholders will agree not to sell or transfer any PubCo Ordinary Shares or securities exercisable for or convertible into PubCo Ordinary Shares (the “Lock-Up Shares”) for a period extending from the closing until the earlier of (i) six months after the closing, (ii) the time, 150 days or more after the closing, that the last sale price of PubCo is at least $12.00 for any 20 trading days within a 30-trading-day period, and (iii) the liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders have the right to exchange their PubCo Ordinary Shares for cash, securities or other property (the “Lock-Up”).

Amended and Restated Registration Rights Agreement

At the Closing, Northern Revival, Braiin, the Sponsor, PubCo and certain Braiin shareholders will enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”) with respect to the resale of shares of PubCo held, or acquired before or pursuant to the Share Exchange by the Sponsor and such shareholders (“Holders”). The Amended and Restated Registration Rights Agreement amends and restates the registration rights agreement dated February 1, 2021 entered into in connection with the Northern Revival Northern Revival IPO. Subject to the Lock-Up, PubCo will file a registration statement to register the public resale of the Holders’ shares as soon as reasonably practicable, but in any event within 30 calendar days following the consummation of the Business Combination. In addition, subject to certain requirements and customary conditions, including with regard to when requests may be made, the Holders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed, in the aggregate, $10 million or includes all of the remaining shares held by the requesting Holder. In addition, Holders will have certain “demand” and “piggy-back” registration rights that require PubCo to separately register the resale of their shares or to include such securities in registration statements that PubCo otherwise files, respectively, subject to certain requirements and customary conditions. The Amended and Restated Registration Rights Agreement does not contain liquidated damages provisions or other cash settlement provisions resulting from delays in registering PubCo’s securities. PubCo will bear the expenses incurred in connection with the filing of any such registration statements.

Forward Purchase Agreement

In connection with the Business Combination, Northern Revival, Braiin and Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP (collectively, “Meteora”) entered into a Forward Purchase Agreement (the “Forward Purchase Agreement”). Entities and funds managed by Meteora own equity interests in the Sponsor.

The Forward Purchase Agreement was entered into on March 16, 2023, prior to the signing and announcement of the Business Combination Agreement. Pursuant to the Forward Purchase Agreement, Meteora has agreed to make purchases of Northern Revival Ordinary Shares: (a) in open-market purchases through a broker after the date of Northern Revival’s redemption deadline in connection with the vote of Northern Revival shareholders to approve the Business Combination from holders of Northern Revival Ordinary Shares, including those who elect to redeem Northern Revival Ordinary Shares and subsequently revoked their prior elections to redeem (the “Recycled Shares”) and (b) directly from Northern Revival, newly-issued Northern Revival Ordinary Shares (the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). The aggregate total Subject Shares will be up to 2,900,000 (but not more than 9.9% of Northern Revival Ordinary Shares outstanding on a post-transaction basis) (the “Maximum Number of Shares”). Meteora has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business Combination.

The Forward Purchase Agreement provides that no later than the earlier of (a) one business day after the closing of the Business Combination and (b) the date any assets from Northern Revival’s Trust Account are disbursed in connection with the Business Combination, the Combined Company will pay to Meteora, out of funds held in its Trust Account, an amount (the “Prepayment Amount”) equal to (x) the per-share redemption price (the “Initial Price”) multiplied by (y) the number of Recycled Shares on the date of such prepayment less the Prepayment Shortfall. The Prepayment Shortfall is equal to the lesser of (i) ten percent of the product of (x) the number of Northern Revival Ordinary Shares multiplied by (y) the Initial Price and (ii) $3,000,000.

Meteora may, at its discretion and at any time following the closing of the Business Combination, provide an Optional Early Termination notice (“OET Notice”) and pay to the Combined Company the product of the “Reset Price” and the number of Northern Revival Ordinary Shares listed on the OET Notice. The Reset Price shall initially equal the Initial Price but shall be adjusted on the first scheduled trading date of each two-week period commencing on the first week following the 30th day after the closing of the Business Combination to the lowest of (i) the current Reset Price, (ii) the Initial Price and (iii) the volume weighted average price (“VWAP”) of Northern Revival Ordinary Shares of the prior two week period.

The Forward Purchase Agreement matures on the earlier to occur of (a) three years after the closing of the Business Combination, (b) the date specified by Meteora in a written notice delivered at Meteora’s discretion if (i) the VWAP of Northern Revival Ordinary Shares during 10 out of 30 consecutive trading days is at or below $5.00 per Share, or (ii) the Shares are delisted from a national securities exchange. At maturity, Meteora will be entitled to receive maturity consideration in cash or shares. The maturity consideration will equal the product of (1) (a) the number of Northern Revival Ordinary Shares less (b) the number of Terminated Shares, multiplied by (2) $1.50 in the event of cash or, in the event of Northern Revival Ordinary Shares, $2.00; and $2.50, solely in the event of a registration failure.

The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934.

The Forward Purchase Agreement may be terminated by any of the parties thereto if the Business Combination Agreement is terminated pursuant to its terms prior to the closing of the Business Combination.

Northern Revival has agreed to indemnify and hold harmless Meteora, its affiliates, assignees and other parties described therein (the “Indemnified Parties”) from and against all losses, claims, damages and liabilities under the Forward Purchase Agreement (excluding liabilities relating to the manner in which Meteora sells any shares it owns) and reimburse the Indemnified Parties for their reasonable expenses incurred in connection with such liabilities, subject to certain exceptions described therein, and has agreed to contribute to any amounts required to be paid by any Indemnified Parties if such indemnification is unavailable or insufficient to hold such party harmless.

Joseph Tonnos, a Principal and Associate Portfolio Manager at Meteora Capital, LLC, an investor in the Sponsor, served on the Northern Revival board of directors from February 9, 2023 until his resignation on March 15, 2023. Mr. Tonnos promptly disclosed this conflict of interest to the board of directors of Northern Revival and refrained from participating in any discussions or any vote regarding the Forward Purchase Agreement or the transactions contemplated therein. Mr. Tonnos resigned from the Northern Revival board of directors prior to any approval of the Forward Purchase Agreement. Such resignation was not a result of disagreement with Northern Revival on any matter relating to its operations, policies or practices.

The purpose of the Forward Purchase Agreement is to provide certain funds required to close the Business Combination. In addition, at the time, the parties contemplated that the shares held by Meteora would also assist in determining public float for purposes of meeting certain Nasdaq listing requirements. Since the signing of the Forward Purchase Agreement, Nasdaq guidance has made it clear that these shares will not be permitted to count towards the calculation of public float.

Background of the Business Combination

Northern Revival is a special purpose acquisition company that was incorporated on November 4, 2020, and established with the objective of executing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or another similar business combination with one or more businesses. The Business Combination with Braiin is the result of a proactive search for a potential business combination transaction, using the network and investment and transaction experience of Northern Revival’s management team and Board. While Northern Revival’s search for a prospective business target was not restricted to any specific industry or geographic region, Northern Revival aimed to focus on tech-enabled industries. Northern Revival initially identified 1,000 companies, evaluated approximately 250 targets and met with and conducted preliminary diligence on 42 companies before arriving at a business agreement with Braiin. During this period, Northern Revival narrowed its focus to 6 other companies and ultimately concluded Braiin as the target for this business combination.

On February 4, 2021, Northern Revival completed its IPO, grossing $241.5 million in proceeds (including the full exercise of the underwriters’ over-allotment option, but prior to underwriting discounts, commissions, and offering expenses). Concurrently with the consummation of the IPO, Northern Revival executed a private placement (the “Private Placement”) in which it sold 4,553,334 Private Warrants to the Sponsor at a price of $1.50 per Private Warrant (for a total purchase price of approximately $6.8 million). Before the IPO, neither Northern Revival nor anyone on its behalf had identified any particular business combination or initiated or partook in any substantive discussions, formal or otherwise, with any business combination target concerning a business combination with Northern Revival.

After the completion of the IPO, Northern Revival’s officers and directors initiated a proactive, targeted search for an initial pool of potential business combination targets by leveraging the networks of its officers, directors, and Sponsor affiliates, which included investment bankers, private equity firms, and hedge funds, as well as numerous other business connections. Northern Revival was also approached by several individuals and entities regarding business combination opportunities. Northern Revival’s due diligence, evaluation, and analysis process incorporated, among other things, scrutiny of each target’s product pipelines, potential product or service offerings, technology, market potential, and financial information, each based on publicly available data, other market research available to the management team, and the management team’s preexisting knowledge of the potential targets due to existing relationships and networks. In the case of Braiin, Northern Revival used its knowledge of the agriculture technology industry and Braiin’s business, technologies, and potential product offerings.

As described in the prospectus below was the criteria that Northern Revival used in evaluating opportunities:

Consistent with our business strategy, we identified companies with compelling growth potential and a combination of the characteristics detailed below. We specifically targeted opportunities where we could leverage Northern Revival’s differentiated operating capabilities to accelerate growth or increase profitability. We used these criteria and guidelines in evaluating acquisition opportunities. Our intent was to acquire one or more companies or assets that we believed had the following attributes:

•        B2B and B2B2C software and tech-enabled services businesses. We focused on companies that are reshaping business information technology by providing critical, high-value-add solutions via software or tech-enabled services. We believe such companies are benefiting from the digitalization, cloud-migration, and proliferation of data across the enterprise.

•        Healthy end markets with strong long-term secular trends. We targeted companies that operated in markets with attractive long-term growth prospects and reasonable overall size or potential.

•        Minimal technology risk with high switching costs. We evaluated companies that provide or automate core solutions required to operate a business in their target markets, and whose solutions are difficult to displace due to their mission-critical nature. These solutions are characterized by systemic integration within end customer organizations, competitive differentiation and insulation from future disruptive technologies.

•        Consistent and compelling growth prospects and significant recurring revenues. We evaluated companies with attractive growth vectors that demonstrate a high level of recurring revenue and strong customer retention rates. We sought companies that have the ability to generate strong revenue growth through new customer acquisition, cross-selling to existing customers, and acquisitions of complementary companies and products.

•        Attractive, inherently profitable businesses with high operating leverage. We evaluated companies that we believe possess not only an established business model and sustainable competitive advantages, but also inherently profitable unit economics.

•        Knowledgeable management teams with relevant industry experience and a proven track record. We targeted companies with expert management teams that have specialized knowledge of their respective industry sector and are active leaders in developing or deploying technology to provide a solution for a problem or challenge within their respective industry sector.

•        Established business models. We targeted companies with proven business models and a demonstrated ability to scale by extending product portfolios into new markets.

•        Benefit from being a public company. We focused on companies that could benefit from being publicly traded and can effectively utilize access to capital and the public profile associated with being a publicly-traded company.

•        Platform that can become a consolidator. We focused on companies that can benefit from our team’s experience driving growth through strategic add-on acquisitions. These companies are typically in fragmented markets with many participants offering overlapping solutions.

As Northern Revival started the process of appraising potential targets for a business combination, the management and certain directors received interest from several companies operating in various other sectors that weren’t initially within Northern Revival’s scope. During a regular call with the Board of Directors, it was collectively agreed to broaden their evaluation of target companies.

The following encapsulates a comprehensive overview of the discussions with Northern Revival’s eight primary business combination candidates:

Target 1:

In February 2021, subsequent to the IPO, Northern Revival was introduced to Target 1 through a relationship at a private equity firm. Target 1 was already in discussions with other possible acquirors, but the existing relationships, company profile and interest in our expertise allowed us to conduct thorough diligence. Northern Revival met with the board and management over the course of a month to understand the needs and direction of the company. Northern Revival discussed potential with a long history of investing in vertical software and they understood the value proposition, stickiness, and organic/inorganic growth opportunities that a market leader like Target 1 could access. The Target had the revenue, ARR profile, organic growth and EBITDA margins that would allow for a successful outcome. In addition, Northern Revival management had a prior investment in a company that had a long-standing relationship with the private equity firm. This investment was a key advantage for Northern Revival as there were several tangential opportunities and learnings to enhance the value proposition for Target 1. Northern Revival submitted what it believed was a competitive bid offer in April 2021. After a few weeks of deliberation, the Target ultimately decided to not move forward with a SPAC offer and, instead, elected to raise additional capital from a private equity firm, ultimately remaining private.

Target 2:

In April 2021, a firm solicited Northern Revival to engage in a private investment, seeking to leverage Northern Revival’s capabilities for its intended public offering. Target 2 demonstrated a unique software system for the real estate industry and positioned itself as a leading platform for value creation within the ecosystem.

During that engagement, Northern Revival dedicated significant resources to evaluate the company’s management and observed consistent strong performance in key growth, retention, and profitability metrics without the support of institutional funding. After conducting an extensive due diligence process, Northern Revival concluded that Target 2 was well-positioned for growth within the notably fragmented real estate market.

In the evaluation process, Northern Revival consulted numerous individuals from its expert network, including board members and associates. All of these confirmed the quality of the investment prospect. However, following a series of deliberations, the board of Northern Revival determined that the two-pronged strategy of initial investment and subsequent public offering presented considerable complexities due to Target 2’s organizational structure.

In May/June 2021 Northern Revival chose to discontinue primary discussions for a potential business combination. However, it remained in close contact with the company to potentially explore future opportunities.

Target 3:

In April 2021, a leading-tier investment bank approached Northern Revival with an invitation to participate in a SPAC process for a company identified as Target 3. Target 3 operated in the software food services sector and boasted a world-class leadership team steered by its original founder.

The investment bank extended an invitation to Northern Revival to partake in the bidding process, which encompassed preliminary due diligence and management interviews. Following the initial screening, both the management team and the investment bank shortlisted Northern Revival as one of three finalists, from an original roster of approximately 15 potential sponsors who had expressed interest.

To further evaluate the opportunity, Northern Revival executed a series of detailed interviews with management, which included on-site visits and third-party references. Furthermore, Northern Revival engaged with board members and advisors whose knowledge and expertise could potentially add significant value to Target 3.

Target 3, which showcased positive EBITDA and robust growth, found the years of market experience from Northern Revival’s network, advisors, and management, as well as the prospective client base Northern Revival could offer, extremely appealing. These factors aligned seamlessly with Northern Revival’s investment thesis.

Upon a thorough examination of the firm’s financials and management team, Northern Revival discerned that Target 3 held a strong competitive advantage, was led by a team with deep industry expertise and a commendable track record, had received positive customer feedback, and boasted leading-edge software development along with healthy financials.

As a result, Northern Revival extended a nonbinding letter of interest to Target 3 through the investment bank. Following further discussions, Target 3 decided against pursuing the SPAC option, opting to retain its private status. Nonetheless, Northern Revival preserved its relationship with Target 3, keeping the door open for potential opportunities in the future.

Target 4:

In June 2021, an invitation was extended to Northern Revival to participate in the evaluation process of an expanding B2B financial services technology company, known as Target 4. The management of Northern Revival shared a close rapport with the leading investment bankers representing the target company. The investment bankers perceived that Northern Revival’s management could impart essential expertise to Target 4 and enhance its already comprehensive management team.

For a span of two months, Northern Revival carried out due diligence to assess growth opportunities, financial performance, and the cross-selling potential of Target 4’s products. Following the investigation, Northern Revival determined that Target 4 was a highly robust company with substantial growth prospects.

During the process, Northern Revival facilitated extensive discussions with potential PIPE investors and successfully secured commitments for an investment ranging from $150 to $200 million. In July 2021, Northern Revival received information that it had been selected as one of the two contenders advancing in the bidding process.

Throughout the course, Northern Revival persistently refined its bid, identified potential external board member candidates, and finalized the financing arrangements. However, in August 2021, Northern Revival was informed that another sponsor, who had offered a significantly higher valuation in the final bid, was awarded the deal. Northern Revival was asked to consider a re-bid, however the management and board of Northern Revival remained steadfast in their commitment to providing a valuation that would be upheld in the public markets, to sustain long-term growth.

Target 5:

In October 2021, an investment bank engaged in facilitating mergers and acquisitions for Target 5 approached Northern Revival with a proposition to make Target 5’s initial public offering (IPO) through its special purpose acquisition company (SPAC). Target 5 operated as a software and financial services firm within the food services industry, a sector in which our company, possesses significant expertise. Target 5 demonstrated a financial profile that aligned with Northern Revival’s core criteria, exhibiting robust revenue and EBITDA growth, along with potential for product expansion. Moreover, Target 5 had a major private equity investor seeking to divest a majority stake in light of the conclusion of their first fund’s lifecycle.

Northern Revival conducted a thorough assessment, including interviews with key customers and management, revealing strong client retention and outstanding management feedback. As part of the due diligence and bidding process, Northern Revival secured an external debt facility worth approximately $100 million from a Tier I financial institution. This facility was intended to support the private investment in public equity (PIPE) process and provide financing for the company.

After months of negotiations, in December 2021, Target 5 identified Northern Revival as the preferred party to proceed with a Business Combination, should the company decide to move forward in that direction. Northern Revival maintained a close relationship with Target 5, offering strategic guidance and identifying growth opportunities.

However, in March 2022, Target 5 determined that the optimal course of action was to remain a private company and proceed with a majority sale to a private equity firm. While Northern Revival was regarded as a preferred party by Target 5, the challenging macroeconomic conditions ultimately presented insurmountable obstacles for them.

Target 6:

In February 2022, leveraging a proprietary relationship from its management, Northern Revival initiated contact with Target 6 to explore a potential business opportunity. Target 6 operated as a Software-as-a-Service (SaaS) provider in the real estate sector, a field that aligned closely with Northern Revival’s core market expertise. At the time of our engagement, Target 6 was in the process of devising a financing strategy and expressed an interest in establishing a relationship with a SPAC.

A key member of Northern Revival’s board facilitated an introduction to Target 6’s CEO, enabling in-depth discussions regarding the potential synergies between Northern Revival and Target 6. While Target 6 boasted a strong revenue profile and exhibited impressive earnings growth, the CEO expressed particular interest in the client relationships that Northern Revival could bring to the table. Drawing from the collective experiences of Northern Revival’s team, it was evident that achieving substantial growth would not be overly challenging, as many of the individuals within Northern Revival’s advisory network had the potential to become clients of Target 6.

One fundamental aspect of Target 6’s business plan involved a sizable merger and acquisition (M&A) opportunity, which had the potential to double the size of the company. However, it became apparent that the timing of this transaction would extend beyond the time constraints imposed by the SPAC. Consequently, it was determined that pursuing this course of action would not yield a favorable outcome.

Moreover, there were two verticals within Target 6 that had yet to be proven, although the underlying thesis held that these areas would experience rapid growth, irrespective of Northern Revival’s involvement. Northern Revival submitted a bid that aligned with current industry comparables. However, it is worth noting that the prevailing market conditions at the time were not conducive to favorable valuations. Consequently, Target 6 opted not to proceed with the valuation proposed by Northern Revival.

Target 7:

In April 2022, a leading investment bank initiated a process to facilitate the public listing of a SaaS company. Given that a traditional initial public offering (IPO) was not a viable option, the company decided to pursue a SPAC as its chosen route to enter the public markets. Recognizing the management of Northern Revival’s track record and successful collaborations in both SPAC transactions and previous engagements, the investment bank held a positive view of Northern Revival’s capabilities. Furthermore, Target 7, the SaaS company in question, had established multiple proprietary relationships within the Northern Revival network, highlighting a strong cultural alignment between the parties involved.

Northern Revival dedicated two months to a comprehensive due diligence process, enlisting the expertise of tech specialists to thoroughly analyze Target 7’s technological differentiators. Significantly, over half of Target 7’s client base exhibited deep engagement with the company, demonstrating a history of sustained partnerships lasting over five years, characterized by robust revenue retention. These qualities proved highly appealing to Northern Revival, affirming the attractiveness of Target 7 as a potential investment opportunity.

Throughout the evaluation period, Northern Revival conducted multiple meetings with Target 7’s management team, fostering a strong sense of commitment and establishing a cohesive bond between the two entities. These interactions occurred both virtually and in-person, underscoring Northern Revival’s dedication to ensuring a thorough understanding of Target 7’s operations and strategic vision.

In order to support Target 7’s growth and facilitate its transition to the public markets, Northern Revival successfully secured financing exceeding $200 million. This financing comprised a combination of private investment in public equity (PIPE), forward purchase offers, and equity commitments. The level of performance and support provided by Northern Revival garnered high praise from Target 7, particularly given the prevailing market dynamics at the time.

By June 2022, Target 7 narrowed down the pool of potential partners to three parties, including Northern Revival, to continue the collaboration. Following the submission of final bids, Northern Revival ultimately lost the opportunity due to a valuation discrepancy. The winning party’s bid exceeded that of Northern Revival, leading to their selection by Target 7.

Target 8:

In July 2022, an advisor from Northern Revival initiated contact with the CEO of a real estate investment manager, Target 8, to explore the possibility of an investment. Target 8, a US-based investment manager specializing in European real estate asset acquisitions, sought a recapitalization strategy and access to public markets through both debt and equity offerings. Due to certain circumstances, such as an unfeasible initial public offering (IPO) option, Target 8 expressed interest in exploring alternative avenues. Recognizing the potential of the investment opportunity, Northern Revival engaged in an extensive due diligence process to assess the viability of a public offering for Target 8.

During the meticulous evaluation, Northern Revival scrutinized various aspects of Target 8’s business, with a particular focus on assessing the net operating income (NOI) and capitalization rate (cap rate) of the company. These key financial indicators provided valuable insights into the stability and foundation of the business, forming a basis for a potential successful public offering. Consequently, Northern Revival’s proposed terms that were deemed acceptable by Target 8, and significant efforts were invested into progressing towards a favorable transaction.

However, as part of the rigorous diligence process, tax advisors uncovered intricate complexities related to a cross-border real estate transaction between the United States and Europe. These tax challenges would have potentially adversely impacted all parties involved and ultimately negated the advantages for Target 8’s existing investors. Upon careful consideration and consultation with management and the board, it was decided in August 2022 to terminate the discussions with Northern Revival and redirect efforts towards pursuing alternative opportunities that had better profiles.

This decision reflected a prudent approach to avoid potential tax-related complications and to ensure the best interests of Target 8 and its stakeholders. Despite the conclusion of discussions, Northern Revival remained committed to identifying and exploring other promising investment prospects aligned with its investment objectives.

In August 2022, Natraj Balasubramaniam, CEO and Co-founder of Braiin, initiated a strategic conversation with Manpreet Singh and Aemish Shah from Northern Revival. The discussion centered around the exploration of a potential merger between Braiin and Northern Revival. Concurrently, Braiin was considering a public listing on the Australian Securities Exchange (ASX), but an opportunity to go public via the Nasdaq in the US presented a more advantageous route. The dialogue focused on the potential for business expansion and the global opportunity in agriculture technology. Northern Revival’s network could offer valuable capital market experience and global investor outreach. Braiin’s compelling growth trajectory presented an attractive proposition for the public markets. Furthermore, Braiin’s product focus on AI/ML applications in agriculture technology, along with drone and IoT integrations, constituted a significant macro investment thesis.

On September 16, 2022, Northern Revival entered into a Non-Disclosure Agreement (NDA) with Braiin and scheduled an introductory video call to gain a deeper understanding of Braiin’s business. Mr. Balasubramaniam, CEO of Braiin, guided the Northern Revival Management Team through the company’s history, primary business units, and significant client accounts.

On September 19, 2022, Braiin provided the Northern Revival management team with access to a detailed data room containing critical financial information, product specifics, and future business roadmaps. The Northern Revival management team initiated a comprehensive financial and product analysis based on this data.

During a telephonic conversation on September 23, 2022, both parties discussed Braiin’s ability to scale its operations in line with expected revenue growth metrics. The growth plan included additional M&A activities, key customer acquisition in South Asia, and the establishment of a high-profile business presence.

On September 30, 2022, Northern Revival internally decided to prepare a draft term sheet to explore a potential business collaboration with Braiin. The term sheet provided a baseline for a feasible deal and the initiation of a detailed due diligence process.

On October 3, 2022, a further in-depth video call took place to review the findings from the data room and address questions concerning client contract structures and recurring revenue patterns. This meeting also covered Braiin’s M&A pipeline and potential product synergies.

On October 11, 2022, Northern Revival presented the term sheet to Natraj Balasubramaniam and co-founder Darren McVean. A comprehensive video call ensued to discuss the terms, structure of the opportunity, SPAC process, Braiin’s future business strategy, PIPE process, capital raising efforts, and potential valuation and market value ranges.

On October 17, 2022, another video call between the Northern Revival and Braiin teams occurred to negotiate specifics around revenue requirements and M&A details. Braiin was in the process of finalizing several contracts, including one that was expected to close shortly.

A series of calls took place on October 19 and 21, 2022, where the teams discussed potential acquisition targets, the core focus of the company, and negotiated the terms of a non-binding Letter of Intent (LOI).

On October 27, 2022, Braiin provided a detailed list of its existing customers, revenue activity, and associated contract value. This was followed by a call to review each business line and customer profile.

On November 1, 2022, Braiin signed a non-binding LOI with a company that added approximately $18M of Revenue. Additionally, they signed contracts with three new customers that added $5.5M of revenue. Specific details of these contracts were shared via email and discussed over the phone.

On November 3, 2022, a joint Northern Revival and Braiin team launched a detailed due diligence initiative, covering finance, M&A, strategy, capital markets, and business development sectors. Specific roles were allocated within each workstream, spearheaded by Northern Revival members and Braiin’s key executives.

Between November 7 and 14, 2022, Natraj Balasubramaniam and Darren McVean provided an in-depth presentation of Braiin’s history and narrative to Northern Revival’s internal team. The following two weeks saw intense engagement, with in-person meetings, networking dinners, and deep-dive sessions. Additional global advisors joined remotely, and specialized consultants were sought in agriculture technology, IoT, ESG, and SEA.

On November 15, 2022, Northern Revival introduced Braiin to a selection of its SPAC advisors, including representatives PwC, GT, Deloitte, and BDO who were positioned to guide Braiin through the de-SPAC process. Northern Revival prepared a pre-LOI diligence checklist to facilitate the process.

Finally, on November 20, 2022, Braiin responded to the pre-LOI diligence checklist, elucidating both their and Northern Revival’s roles in the process ahead. This mutual understanding fostered a comprehensive analysis of the prospective merger’s dynamics.

On the 20th of November, 2022, Braiin responded to the pre-LOI checklist. This exchange of information facilitated a more nuanced and in-depth assessment of the dynamics associated with the proposed business combination transaction.

Subsequent to the receipt of these responses, the Northern Revival team conducted internal deliberations to review the provided material. In a furtherance of this review process, a conference call was arranged with Natraj Balasubramaniam, the CEO of Braiin, on November 21, 2022. The dialogue during this call led to the consensus that certain facets of the deal necessitated additional negotiations for the purpose of finalizing the LOI. Key discussion points during these negotiations were modifications to the pre-money valuation, terms related to the warrant repurchase, and specification of the final closing conditions.

On November 22, 2022, further dialogue was initiated with Braiin’s management during a telephonic conversation. The primary objective of this discussion was to contemplate a revised strategy addressing the revenue expectations, total projected revenue at close, and the projected EBITDA.

Following these discussions, Northern Revival submitted a revised LOI to Braiin on November 23, 2022, stipulating a total enterprise value of $190 million.

Subsequent to the feedback and inputs received, Northern Revival revised the LOI on December 4, 2022. This document sought to encapsulate the changes negotiated, and clarified the governance structure, and composition of the board members.

Braiin, in concert with their legal counsel, Winston & Strawn LLP, provided a response to the LOI on December 12, 2022. This revised LOI delineated the modalities of utilizing the balance sheet capital to facilitate the repurchase of up to $10M worth of outstanding Northern Revival warrants at close, contingent on the parties’ agreement. Furthermore, consensus was achieved on allocating up to 1 million shares from the SPAC for the purpose of facilitating a financing with PIPE investors.

On December 13, 2022, representatives from Northern Revival and Braiin convened in-person to discuss the details of the term sheet. The discussion encompassed specifics surrounding the valuation approach, utilization of the sponsor warrants, and the minimum debt and equity requirements. Counsel from both entities, participated in this crucial meeting, following which a revised LOI was circulated.

On December 14, 2022, Northern Revival and Braiin continued to collaborate to refine the equity valuation. Additional dialogues were initiated with legal counsel to clarify the disparity between pre-money and post-transaction values of the merged entity. This ambiguity incited further discussions concerning the lock-up period of shares.

A pivotal meeting took place between Natraj Balasubramaniam and Aemish Shah on December 15, 2022, to finalize the remaining aspects of the transaction. The key focus points included the forfeiture of shares, the enterprise value, and the duration of the lock-up period for shares. The meeting, spanning a couple of hours, culminated in a mutual agreement to finalize the LOI.

Finally, on December19, 2022, Braiin and Northern Revival entered into a non binding LOI.

During the period between December 19, 2022 through the circulation of the initial draft of the Business Combination Agreement on February 24, 2023, Northern Revival conducted due diligence and discussed the structure of the transaction with Braiin.

On February 24, 2023, Braiin provided Northern Revival with an initial draft of the Business Combination Agreement. Over the subsequent weeks, until execution of definitive agreement additional conversations regarding due diligence and details of the definitive agreements took place between Braiin and Northern Revival on an ad-hoc basis.

On March 7, 2023, Loeb circulated a revised draft of the Business Combination Agreement to Winston. The revised draft included changes to the structure of the transaction in order to effect a reverse triangular merger, adjustments to the Equity Value for indebtedness of Braiin, changes to the representations and warranties and certain covenants with respect to the operation of Braiin’s business prior to the Closing.

On March 9, 2023, Winston provided further comments to the Business Combination Agreement and circulated drafts of ancillary documents. The comments included reverting back to the share exchange structure as a result of Australian law considerations. The parties also continued to negotiate the representations and warranties and covenants with respect to operations prior to Closing.

On March 10, 2023, Loeb provided additional comments to the Business Combination Agreement and the ancillary documents.

Also, on March 10, 2023, Northern Revival and Meteora agreed upon the terms of a Forward Purchase Agreement to be entered into prior to the execution of the Business Combination Agreement.

On March 13, 2023, Northern Revival receive a draft Forward Purchase Agreement from Meteora.

From March 13-16, 2023, Northern Revival and Meteora revised the draft Forward Purchase Agreement.

On March 16, 2023, Northern Revival executed the Forward Purchase Agreement with Meteora.

On March 17, 2022, the Northern Revival Board (i) determined that the Business Combination was advisable to and in the best interests of Northern Revival and its shareholders, (ii) unanimously approved the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), and (iii) recommended that Northern Revival’s shareholders approve the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination).

On March 20, 2023, Braiin and Northern Revival executed the Business Combination Agreement.

On June 16, 2023, Winston contacted Loeb and advised that Braiin had determined that it would be eligible for foreign private issuer status after Closing and the parties discussed potentially restructuring the transaction in order to confirm that Braiin would be able to obtain such foreign private issuer status.

The parties continued these discussions regarding an optimal structure for the post Business Combination company on June 29, 2023.

On July 18, 2023, Winston circulated a draft of an amended and restated Business Combination Agreement which contemplated that Northern Revival would merge with a new Cayman Islands entity prior to completing the share exchange with Braiin.

On July 28, 2023, Northern Revival formed Braiin Holdings Ltd. as a subsidiary of Northern Revival.

During August 2023, Mr. Shah and Mr. Balasubramaniam had numerous discussions regarding certain strategic acquisitions that Braiin was contemplating in upcoming months. The parties also discussed further extending the outside date as they continued to prepare the registration statement.

In September 2023, Northern Revival conducted diligence with respect to the entities comprising Vega that were being acquired by Braiin in connection with the Closing of the Business Combination.

Also, throughout the month of September 2023, Mr. Shah and Mr. Balasubramaniam discussed the current status of Braiin and the new acquisitions that were being contemplated and, as a result, negotiated an increase in the transaction consideration.

On September 13, 2023, Winston circulated a draft of an Amended and Restated Business Combination Agreement which included the revised structure as well as the acquisition of Vega prior to the closing of the Business Combination.

On September 26, 2023, the Board of Northern Revival met with its financial advisor, Trafalgar Advisors. While it was not required to do so, the Board determined that it would be prudent corporate governance to obtain the opinion of Trafalgar Advisors in order to confirm its own conclusions with respect to the fairness of the transaction. Trafalgar Advisors made a presentation to the Board regarding its opinion on the valuation of Braiin. Subsequent to the presentation, the Board unanimously determined to proceed with the transaction as contemplated in the Amended and Restated Business Combination Agreement.

On October 1, 2023, Braiin and Northern Revival executed the Amended and Restated Business Combination Agreement.

On September 27, 2024, Braiin and Northern revival executed the First Amendment to the Amended and Restated Business Combination Agreement.

The Northern Revival Board’s Discussion of Valuation and Reasons for the Approval of the Business Combination.

Before reaching its decision, the Northern Revival Board considered the results of the due diligence conducted by its management and advisors, which included:

•        Meetings and Calls with Braiin’s Management Team. Northern Revival had numerous meetings with Braiin regarding, among other customary due diligence matters, Braiin’s brand, company products, customer base, intellectual property, information technology, human resources and public company preparedness, operations, pricing and reimbursement, suppliers, market access and distribution, financials and use of proceeds, competitors, plans and forecasts.

•        Industry and Market Research. Northern Revival’s industry research included interviews with certain industry experts and executives to inform on products.

•        Legal and Commercial Review. This review included a review of Braiin’s material contracts and other documentation, including but not limited to those relating to regulatory compliance and communications, human resources and other legal matters, as well as a review of Braiin-published online, print and social media content.

•        Intellectual Property Review. This included a review of Braiin’s intellectual property rights, including but not limited to their in-license agreements, trademarks and patents.

•        Operational Due Diligence. This included a review of key access and distribution channels, sales team, manufacturing, supply chain, insurance, information technology and corporate services.

•        Financial, Tax and Public Company Readiness Due Diligence. This included a review of Braiin’s financial statements and internal reports and projections provided by Braiin’s management.

•        Review of Comparable Agricultural Technology Transactions. This included a review of other agricultural technology companies.

The Northern Revival Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Northern Revival Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Northern Revival Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In considering the Business Combination, the Northern Revival Board considered the following positive factors, although not weighted or in any order of significance:

•        Public Company Readiness. The Northern Revival Board’s belief that Braiin is well positioned to be a public company in terms of scale and size, and a company that public equity market investors will understand and value.

•        Experienced Management Team and Major Shareholders. Following completion of the Business Combination, Braiin will continue to be led by the same proven and experienced senior management team as prior to the Business Combination. The executive team has extensive experience in the agricultural technology market and was largely responsible for Braiin’s growth over the last several years. In addition, the Northern Revival Board considered that Braiin’s existing primary shareholders would continue to be the largest shareholders of Braiin after closing of the Business Combination.

•        Potential for Increase in Shareholder Value. The Northern Revival Board’s determination that if Braiin is able to meet its financial forecasts, then Northern Revival’s shareholders will have acquired their shares in New Braiin at an attractive valuation, which would increase shareholder value.

•        Other Alternatives. The Northern Revival Board’s belief, after a thorough review of other business combination opportunities reasonably available to Northern Revival, that the Business Combination represents an attractive potential business combination for Northern Revival, and the Northern Revival Board’s belief that such review of other reasonably available business combination opportunities has not presented a better alternative.

•        Negotiated Transaction. The terms and conditions of the Business Combination Agreement and the Business Combination were the product of arm’s-length negotiations between the parties.

•        Approval of Shareholders. The terms and conditions of the Business Combination Agreement require at approval of at least a majority of unaffiliated shareholders of Northern Revival.

In the course of its deliberations, in addition to the various other risks associated with the business of Braiin, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the Northern Revival Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•        General Economic Conditions. Macroeconomic uncertainty, including with respect to global and national supply chains, and the effects they could have on Braiin’s revenues and financial performance.

•        Inability to Achieve Targets. The risk that Braiin may not be able to execute on its business plan and realize the financial performance as set forth in the financial forecasts presented to management of Northern Revival and the Northern Revival Board.

•        Inability to Obtain Regulatory Approvals for Certain Formulations. The risk that Braiin may not obtain in a timely manner, or at all, the requisite approvals of significant potential products.

•        Industry Risk on Reputation. Braiin’s brand and reputation are critical to its success, and any publicity, regardless of accuracy, that portrays Braiin negatively could adversely impact operating results.

•        Valuation. The risk that the Northern Revival Board may not have properly valued Braiin’s business.

•        Risks that the Transaction Cannot be Completed. The risks and costs to Northern Revival if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Northern Revival being unable to effect a business combination within the completion window, which would require Northern Revival to liquidate.

•        Shareholder Approval Risk. The risk that Northern Revival’s shareholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including by voting against the Business Combination Proposal at the Meeting or redeeming their Northern Revival Ordinary Shares.

•        Post-Closing Risk. The terms of the Business Combination Agreement provide that Northern Revival will not have any surviving remedies against Braiin or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of Braiin’s representations, warranties or covenants set forth in the Business Combination Agreement. The Northern Revival Board determined that this structure was appropriate and customary in light of the fact that the current primary stockholder of Braiin will be the majority stockholder in the post-Business Combination company.

•        Combined Company Post-Closing. The fees and expenses associated with completing the Business Combination for both parties will be significant.

•        Ownership Position Post- Closing. The fact that existing Northern Revival shareholders will hold a minority position in Braiin following completion of the Business Combination and Northern Revival will not have any representation on the PubCo Board.

•        Litigation Risk. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Redemption Risk. The potential that a significant number of Northern Revival’s shareholders elect to redeem their Northern Revival Ordinary Shares prior to the consummation of the Business Combination and pursuant to the Current Charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to PubCo following the Closing.

•        Public Company Risk. As Braiin has not previously been a public company, Braiin may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that Braiin will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing.

Various other risks described in the “Risk Factors” section of this proxy statement/prospectus.

In addition to considering the factors described above, the Northern Revival Board also considered that certain of the officers and directors of Northern Revival may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Northern Revival’s shareholders, including the matters described under the sections titled “Risk Factors” above and “The Business Combination Proposal — Interests of Northern Revival’s Directors and Officers and Others in the Business Combination.” However, the Northern Revival Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the initial public offering and/or would be included in this proxy statement/prospectus, (ii) these disparate interests could exist with respect to a business combination with any target company and (iii) the Business Combination was structured so that the Business Combination may be completed even if public shareholders redeem a substantial portion of the Northern Revival Ordinary Shares.

The Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated security holders for purposes of negotiating the terms of the Business Combination and/or preparing any report concerning the approval of the Business Combination. After evaluating all criteria stated herein, the Board determined that it was in the best interests of Northern Revival and its security holders to proceed with the Business Combination.

Based on its review of the foregoing considerations, the Northern Revival Board concluded that these risks could be managed or mitigated by Braiin or were unlikely to have a material impact on the Business Combination or the Company, and that, overall, the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects that Northern Revival’s shareholders will receive as a result of the Business Combination. The Northern Revival Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The preceding discussion of the information and factors considered by the Northern Revival Board is not intended to be exhaustive but includes the material factors considered by the Northern Revival Board. The Northern Revival Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the Northern Revival Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Braiin’s Reasons for Engaging in the Business Combination

Braiin decided to engage in the business combination primarily because it had secured long-term contracts totaling approximately $20 million over five years, necessitating capital to execute these contracts effectively. While initially considering a listing on the Australian Stock Exchange, Braiin ultimately chose to pursue a business combination with Northern Revival as a more favorable option. Listing on Nasdaq offers greater prestige, access to a broader investor base, and enhanced visibility in the global market. The timing of the Business Combination aligns with Braiin’s strategic goals and the need for immediate capital to fulfill our contract obligations. This route provides a more streamlined and efficient process compared to a traditional in initial public offering, allowing Braiin to expedite its growth plans and capitalize on the opportunities available.

Opinion of Financial Advisor

Trafalgar Advisors is acting as financial advisor to NRAC in connection with the Transaction. While it was not required to do so, the Board determined that it would be prudent corporate governance to obtain the opinion of Trafalgar Advisors in order to confirm its own conclusions with respect to the fairness of the transaction. Trafalgar Advisors is a seasoned company with a track record of over a dozen year and many of its employees were previously employed by leading investment banks. It has completed over 50 transactions in the ____ industry and have significant expertise in this area. While principals of Northern Revival are familiar with Trafalgar Advisors and have worked with them in the past, they have not had any material relationship during the last two years and no compensation has been paid during that time. Northern Revival paid $10,000 to Trafalgar Advisors upon delivery of the opinion materials in connection with this transaction and will also pay ordinary shares in PubCo equal to $75,000 at the closing of the Business Combination. Trafalgar Advisors is not providing services to Northern Revival other than in connection with the preparation and delivery of the fairness opinion.

At a meeting of the Board held on September 26, 2023 to evaluate the proposed Business Combination, Trafalgar Advisors delivered to the Board an oral opinion, which opinion was confirmed by delivery of a written opinion, dated September 28, 2023, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the consideration to be paid by NRAC in the Proposed Transaction is fair, from a financial point of view, to NRAC.

The full text of Trafalgar Advisors’ written opinion is attached to this proxy statement as Annex C and is incorporated into this proxy statement/prospectus by reference. The description of Trafalgar Advisors’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Northern Revival’s shareholders are encouraged to read Trafalgar Advisors’ opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Trafalgar Advisors in connection with its opinion. Trafalgar Advisors’ opinion was addressed to the Board, was only one of many factors considered by the Board in its evaluation of the Business

Combination, and is limited to and addresses only the fairness, from a financial point of view and as of the date of the opinion, to Northern Revival of the consideration pursuant to the Business Combination Agreement. Trafalgar Advisors’ opinion did not express any view on and did not address any other term or aspect of any other agreements or arrangements contemplated by the Business Combination Agreement or entered into in connection with the Business Combination. Trafalgar Advisors’ opinion does not address the relative merits of the Business Combination as compared to other business strategies or transactions that might be available to Northern Revival, nor does it address the underlying business decision of Northern Revival to proceed with the Business Combination or any view on another term or aspect of the Business Combination Agreement. Trafalgar Advisors’ opinion was directed to and for the information of the Board only (in its capacity as such) in connection with its evaluation of the Business Combination and did not constitute advice or a recommendation to any stockholder as to how such stockholder should vote with respect to the Business Combination or any other aspect of the Business Combination or how such stockholders should otherwise act on any matter relating to the Business Combination. Trafalgar Advisors’ opinion was rendered on the basis of securities, economic, market and monetary conditions prevailing as of September 26, 2023, the date of its opinion, and on the prospects, financial and otherwise, of Northern Revival known to Trafalgar Advisors as of such date. Subsequent developments may affect the conclusions expressed in Trafalgar Advisors’ opinion if such opinion were rendered as of a later date. Trafalgar Advisors assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion.

Set forth below is a summary of the material analyses performed by Trafalgar Advisors in connection with the delivery of the Opinion to the Board. This summary is qualified in its entirety by reference to the full text of the Opinion. While this summary describes the analyses and factors that Trafalgar Advisors deemed material in its presentation to the Board, it is not a comprehensive description of all analyses and factors considered by Trafalgar Advisors. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at the Opinion, Trafalgar Advisors did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Trafalgar Advisors believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by Trafalgar Advisors was based on all analyses and factors taken as a whole, and also on the application of Trafalgar Advisors’ own experience and judgment.

The financial analyses summarized therein include information presented in tabular format. For Trafalgar Advisors’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Trafalgar Advisors’ financial analyses.

Summary of Valuation Methodologies Utilized

Market Approach

The “Market Approach” is a valuation technique that provides an estimation of value by applying a valuation multiple to a specific financial metric for the subject company. These valuation multiples are either observed or derived from (i) market prices of actively traded, public companies, publicly available historical financial information and consensus equity research analyst estimates of future financial performance (“Selected Publicly Traded Companies” method) or (ii) prices paid in actual mergers, acquisitions or other transactions (“Selected Precedent Transactions” method).

The valuation process includes, but is not limited to, a comparison of various quantitative and qualitative factors between the subject business and other similar businesses. Trafalgar Advisors utilized the Market Approach to (i) select a range of valuation multiples consisting of enterprise value to actual 2023, and projected 2024 and 2025 earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples and enterprise value to apply to Braiin’s 2023-2026 EBITDA and (ii) to estimate the Terminal Values for the Discount Cash Flow Analysis.

Income Approach: Discounted Cash Flow Analysis

The “Income Approach” represents value based on the economic income that a company is expected to generate in the future. It estimates value by methods that discount future anticipated benefits, such as free cash flows or distributions, by a discount/capitalization rate that reflects market rates of return expectations or conditions, as well as the risk of the relevant investment, or a multiple which reflects an anticipated exit value.

The Discounted Cash Flow (“DCF”) Analysis is a valuation technique under the Income Approach that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value.

Market Approach: Selected Publicly Traded Companies

Given Braiin’s expertise in technology, AI/ML, IoT, and its positioning as enterprise resource planning software, Trafalgar Advisors identified:

•        Three publicly traded telecommunications companies: Synaptics, SES-imagotag, and Digi International;

•        Ten publicly traded Software / AI / technology companies: Oracle, Service Now, Constellation Software, Paylocity, EngageSmart, and Alarm.com; Rockwell Automation, UiPath, AeroVironment, and Kratos Defense & Security Solutions.

Trafalgar Advisors selected the public companies based on their relative similarity, primarily in terms of services offered, revenue growth history and outlook, profit margins and other characteristics, to that of Braiin. Trafalgar Advisors noted that the public companies that it selected for purpose of its analysis were not perfectly comparable to Braiin.

Trafalgar Advisors does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Braiin cannot rely solely upon a quantitative review of the selected public companies but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Braiin. Therefore, the Market Approach is subject to certain limitations.

Consideration was given to trailing twelve months (“TTM”) June 30, 2023, next twelve months (“NTM”) June 30, 2023, and NTM 2024 EBITDA multiples.

In light of the foregoing review and based on its professional judgment and experience, Trafalgar Advisors applied a range of selected multiples derived from the Selected Companies of 30.0x to 60.0x, 18.0x to 28.0x and 14.0x to 18.0x to TTM 2023, NTM 2023 and NTM 2024 EBITDA of Braiin, respectively. These ranges were based on trading metrics for the Selected Companies.

Based on the selected multiple ranges described above, Trafalgar Advisors calculated indicated equity value ranges for Braiin of $259.1 million to $543.2 million for TTM June 2023, of $370.2 million to $589.8 million for NTM 2023, of and $498.7 million to $648.4 million for NTM 2024 under the Selected Publicly Traded Companies Method:

	TTM 2023		NTM 2023		NTM 2024
	Low Range	High Range	Low Range	High Range	Low Range	High Range
Selected Public Companies Analysis
Enterprise Value	284.1	568.2	395.2	614.8	523.7	673.4
(-) Closing Funded Debt	60.0	60.0	60.0	60.0	60.0	60.0
(+) Closing Cash	35.0	35.0	35.0	35.0	35.0	35.0
Equity Value	259.1	543.2	370.2	589.8	498.7	648.4

Market Approach: Selected Precedent M&A Transactions

Trafalgar Advisors also identified certain precedent merger and acquisition (“M&A”) transactions involving target companies that had businesses deemed similar in certain respects to that of Braiin.

Trafalgar Advisors compared Braiin to the target companies involved in the selected transactions listed therein. The selection of these transactions was based, among other things, on the target company’s industry, relative size of the applicable transactions compared to Braiin, and the availability of public information related to the applicable transactions.

These multiples of implied enterprise value to EBITDA were also considered when selecting multiples to apply to Braiin’s EBITDA in the Selected Publicly Traded Companies approach and when selecting multiples to apply to Braiin’s 2026 EBITDA in the DCF Analysis.

Transaction and Company Financials ($mm)
Transaction Date	Acquirer	Target	Transaction Type	Implied Enterprise Value	Target TTM EBITDA	Enterprise Value/ TTM EBITDA (x)
28-Aug-23	Mobile Infrastructure Corporation	Fifth Wall Acquisition III	Merger/Acquisition	549.9	4.0	138.2x
31-Jul-23	Electriq Power	TLG Acquisition One	Merger/Acquisition	495.0	4.1	121.8x
31-Mar-23	Asia Innovations Group Limited	Magnum Opus Acquisition	Merger/Acquisition	318.0	10.8	29.4x
13-Mar-23	Aeries Technology Group	Worldwide Webb Acquisition	Merger/Acquisition	346.0	9.8	35.4x
15-Feb-23	Digiasia Bios	StoneBridge Acquisition	Merger/Acquisition	499.9	10.0	50.0x
10-Feb-23	Movella	Pathfinder Acquisition	Merger/Acquisition	537.0	14.1	38.0x
06-Dec-22	Thoma Bravo	Nearmap Australia	Buyout/LBO	641.2	12.0	53.2x
09-Jun-22	Kubota	Escorts Kubota	Merger/Acquisition	1,654.0	146.3	11.3x
24-May-22	D.R. Horton	Vidler Water Resources	Merger/Acquisition	265.0	12.8	20.8x
21-Mar-22	Forge Global	Motive Capital	Merger/Acquisition	1,499.7	9.4	160.2x
20-Dec-21	Kiwa	Intega Group	Merger/Acquisition	257.1	34.4	7.5x
30-Sep-21	Cerberus Telecom Acquisition	KORE Wireless Group	Reverse Merger	n/a	37.1	n/a
01-Sep-21	GI Partners, L Capital	Orbcomm	Buyout/LBO	1,070.4	26.4	40.5x
30-Aug-21	TWC Tech Holdings	Cellebrite DI	Reverse Merger	n/a	32.8	n/a
17-Jun-21	Verra Mobility	Redflex Holdings	Merger/Acquisition	1,885.0	12.1	155.2x
24-Jun-20	Atlas Copco	ISRA Vision	Merger/Acquisition	1,192.1	54.1	22.0x
18-Feb-20	Stahmann Webster	Webster (Australia)	Buyout/LBO	703.2	14.7	47.8x
13-Dec-19	Digi International	Opengear	Merger/Acquisition	157.2	18.3	8.6x
31-Oct-18	Barnes Group	Gimatic	Merger/Acquisition	362.4	20.0	18.1x
01-Jul-18	Advent International	Laird Connectivity	Buyout/LBO	1,884.1	154.4	12.2x
21-Jun-18	Odyssey Private Equity	Mine Site Technologies	Buyout/LBO	100.0	20.0	5.0x
14-Aug-17	H.I.G. Capital	Empower AI	Buyout/LBO	278.8	17.5	16.0x
			Mean	795.4	31.9	53.9x
			Median	543.5	14.4	32.4x
			Min	157.2	4.0	7.5x
			Max	1,885.0	154.4	160.2x

Based on the selected multiple ranges described above, Trafalgar Advisors calculated indicated equity value ranges for Braiin of $259.1 million to $448.5 million for TTM June 2023 under the Selected Precedent Transactions Method:

	TTM 2023
	Low Range	High Range
Selected Precedent M&A Transactions
Enterprise Value	284.1	473.5
(-) Closing Funded Debt	60.0	60.0
(+) Closing Cash	35.0	35.0
Equity Value	259.1	448.5

Income Approach: Discounted Cash Flow Analysis

Trafalgar Advisors performed a DCF Analysis of the estimated future unlevered free cash flows attributable to Braiin using financial projections provided by Braiin management for the fiscal years 2024 to 2026, with “unlevered free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. For the purposes of its discounted cash flow analysis, Trafalgar Advisors utilized and relied upon the EBITDA figures provided by Braiin and NRAC management and made the following adjustments using information received from Braiin management and NRAC management to arrive at unlevered free cash flows: (i) deducted taxes equal to 30.0% of earnings before interest and taxes; (ii) added depreciation and amortization2; (iii) deducted capital expenditures (Estimated by Braiin Management for 2024 and 2025 and extrapolated for 2026 as a percentage of Braiin’s revenue) and (iv) made adjustments for changes in net working capital, to arrive at unlevered free cash flow of approximately $12 million for the nine months ended June 30, 2024, approximately $21 million for the year ending June 30, 2025, and approximately $25 million for the year ending June 30, 2026.

Trafalgar Advisors estimated the net present value of all unlevered free cash flows for Braiin after fiscal year 2026 (the “Terminal Values”) by applying an EBITDA multiple range to Braiin’s projected 2026 EBITDA in the Braiin Financial Projections. Trafalgar Advisors discounted the unlevered free cash flows in the discrete period and the Terminal Values in 2026 back to the present to estimate an illustrative range of implied enterprise values of Braiin.

Determination of an appropriate discount rate to use in the DCF Analysis requires a degree of judgment. Trafalgar Advisors considered a number of factors in determining the discount rate range, including the results of published studies on discount rates. Trafalgar Advisors also considered Braiin projected financial performance and growth and the risks facing Braiin to achieve the projected results, including execution risk and competitive risks, among others.

Trafalgar Advisors utilized a discount rate range of 16.0% to 24.0% based on the weighted average cost of capital (“WACC”) for Braiin. The WACC reflected a derived cost of equity capital using the Build Up Method including (i) the risk free rate, (ii) an equity risk premium, (iii) a size premium, and (iv) a selected range of company specific risk premiums, and debt to total capitalization ratio informed by market information and the Selected Publicly Traded Companies (as defined above), and a cost of debt capital based on a review of market information and the Selected Publicly Traded Companies.

The estimated range of the equity value of Braiin derived from the DCF analysis was a low of $464.0 million and a high of $572.7 million:

	Low Range	High Range
Discounted Cash Flow Analysis
Enterprise Value	489.0	597.7
(-) Closing Funded Debt	60.0	60.0
(+) Closing Cash	35.0	35.0
Equity Value	464.0	572.7

Key Assumptions and Estimates

Braiin’s projection of revenue growth rate and cost of sales and operating expenses, summarized below, form the underlying assumptions for the EBITDA estimate for Braiin’s business.

	2024	2025	2026
Revenue growth % – YoY	40%	45%	49%
Cost of sales (as percentage of revenue)	60%	59%	58%
Operating expenses (as percentage of revenue)	17%	17%	16%

Below, we provide a detailed explanation outlining the revenue growth rate, cost of sales decrease, and operating expense decrease. Additionally, we explain how these assumptions were determined to be reasonable and provide supporting information.

Braiin’s estimates were predicated on the historical performance observed within Braiin’s operations and the operations of its target acquisitions and their respective subsidiaries. This historical growth rate and the observed gross profit and EBITDA margin served as a baseline for Braiin’s projections. Braiin’s revenue projections were also based on its engagement in long-term contracts with its clients, which can provide a level of predictability and continuity in revenue streams, allowing for a more reliable and stable forecasting process.

Our projected growth rates were determined collectively by the management team of Braiin and considering the projections prepared by each of our target acquisitions. Factors, such as internal capabilities, future possible expansion strategies and industry growth dynamics, were considered in projecting the revenue growth. In projecting

____________

2        Estimated based on a review of market information and the Selected Publicly Traded Companies our revenue growth rates we relied heavily on the historical performance of all Braiin entities. Notably, Exato demonstrated a year-over-year revenue growth of 64% from fiscal year 2022 to 2023. Nisus continued to show year-over-year revenue growth of 41% during this period. Powertec, which historically averaged an annual revenue growth of 35%, registered a 9% decline in revenue during fiscal year 2023 due to a flooding incident and business disruption. The one-off nature of this revenue decline for Powertec, along with the historical revenue growth trends for our target companies, provided a strong foundation for our projected year-over-year revenue growth rate of 40% for 2024.

Although we did consider the growth impact of the revenue expected from the execution of our binding agreements and MOUs with potential customers it is important to note that we adopted a conservative approach and our revenue and EBITDA projections do not fully reflect the synergies and operational efficiencies Braiin expects to achieve. These include consolidating key operational functions across the entities (e.g., Business Development, Sales, Accounting, HR,), leading to significant revenue growth, cost savings and profit margin improvements. We anticipate enhanced efficiency and scalability, which will positively impact our revenues and EBITDA, potentially exceeding our current projections.

Since our previous submission, we have entered into five additional binding agreements for business combinations, wherein we will acquire VIS Networks, Group Elite, MokSa Technologies, ABS India, and Mirragin Ras Consulting. Further we will not pursue the acquisition of Powertec. Our revenue projections shared earlier remain valid with the addition of these target entities, due to a cumulative year-over-year revenue growth rate of 34% shown by Braiin and its target entities’ combined results from fiscal year 2022 to 2023. We strongly believe that Braiin will achieve its projected growth rates in 2024 and beyond with these growth-oriented entities, the impact of contracts and MOUs, and opportunities to exploit synergies among all group entities. An analysis of the unaudited management accounts of these entities for fiscal year 2024 shows trends that are in line with our expectations.

As mentioned below Braiin has secured approximately $20 million in long-term contracts over the next five years. These contracts with established clients provide us with confidence in revenue realization. Additionally, Braiin is engaged in non-binding MOUs totaling over $100 million. While these MOUs are not legally binding, our historical experience with similar engagements and the strong ongoing negotiations indicate a high likelihood of conversion into binding contracts. We chose to keep certain MOUs non-binding to maintain flexibility in execution, especially as we secure additional capital post-listing. This approach allows us to adapt to client needs and timelines without overcommitting, ensuring smooth project execution while protecting Braiin’s reputation.

Braiin’s projections anticipate realizing increased revenue and cost synergies from its mergers and acquisitions activities. Braiin’s projected operating expense decreases were based on Braiin’s strategically structured business operations and efficiencies. Below we provide a detailed explanation of basis of assumptions and the limitations impacting these assumptions.

Year over year Revenue Growth

Contractual and MOU Realization:    We have existing contracts for approximately $20 million, ensuring a solid revenue base. As these contracts are fulfilled, the revenue will be realized and reported, contributing significantly to our revenue growth. Additionally, we have entered into Memorandums of Understanding (MOUs) worth over $100 million, representative of potential future contracts. External market conditions suggest a high conversion rate of MOUs to binding contracts, which is anticipated to significantly boost our revenue stream. This expectation is reinforced by:

•        Strong Client Commitments:    Demonstrated by ongoing negotiations and advanced stages of discussions.

•        Favorable Economic Trends:    Current market indicators show robust growth in the sectors we serve.

•        Increasing Demand for Advanced Technology Solutions:    There is a heightened need for cutting-edge technology, which our solutions address effectively.

•        Expansion of Service Offerings:    Our revenue growth assumptions have a bearing on the expansion of services and offering custom solutions as we penetrate the market.

•        Strong New Services:    By diversifying and expanding our service offerings, such as advanced analytics, real-time data streaming, and specialized drone applications (e.g., precision farming), we are attracting more clients and increasing the value of each contract.

•        Custom Solutions:    Offering customized solutions tailored to specific crop needs allows us to command higher prices and attract a wider range of clients.

•        Geographic Expansion:    Exploring new geographic markets with high demand for robotics and AI services can lead to significant revenue growth. Braiin will experience revenue increase upon entering new markets with less competition.

•        Collaborative Partnerships:    Forming strategic partnerships with industry leaders enhances our service offerings and expands our market reach. These alliances can lead to joint ventures, co-marketing opportunities, and shared technology developments, all contributing to revenue growth.

•        Technological Advancements:    Our assumptions are based on our commitment to continuous technological advancement. Investing in advanced technologies such as AI-powered drones and autonomous flight capabilities will attract high-value contracts and justifies higher pricing. Investing in research and development to innovate new products and services ensures we remain competitive and can meet emerging market demands. This focus on innovation can attract early adopters and premium clients willing to pay more for cutting-edge solutions.

•        Strong Sales and Marketing Efforts:    Implementing targeted marketing strategies, expanding sales team, upselling additional services to existing clients and cross selling will result in annual growth of revenue. Furthermore, ensuring high level of customer satisfaction will promote our unique value proposition, attracting new clients and increasing market penetration resulting in revenue on a year-to-year basis.

Decrease in Cost of Sales and Operating Expense as a percentage of Revenue

Cost of Sales:    We have been prudent in our cost reduction assumptions where we assumed only a slight year-over-year decrease in cost of sales as a percentage of revenue. Our key considerations for various factors affecting costs are discussed below.

•        Economies of Scale:    As the company grows, bulk purchasing of parts and supplies will lead to discounts and reduced per-unit costs.

•        Improved Operational Efficiency:    Streamlining operations, optimizing drone deployment, maintenance, and data processing workflows reduces the cost per service delivered.

•        Technological Advancement:    Continuous improvements in drone technology result in more efficient drones with longer battery life, better performance, and lower maintenance costs. These advancements can reduce overall costs.

•        Standardized Processes:    Developing standardized operating procedures and training programs will enhance efficiency and reduce errors and operational costs.

•        Improved Resource Utilization:    Optimizing resource scheduling and utilization will reduce downtime and maximize output, leading to cost savings.

•        Improved Supplier Relationships:    Building strong relationships with key suppliers will lead to better pricing, priority service, and more favorable terms, further decreasing costs.

Operating Expenses:    We have been prudent in our cost reduction assumptions where we assumed only a slight year-over-year decrease in operating expenses as a percentage of revenue. Our key considerations for various factors affecting costs are discussed below. By focusing on these areas, we will be able to reduce our costs, thereby increasing profitability even as we continue to grow our revenue. We remain confident in our ability to achieve these targets through disciplined execution of our business strategy and continuous improvement initiatives.

•        Scalable infrastructure:    Utilizing cloud-based solutions for data storage and processing offers scalable and cost-effective infrastructure, growing with the business without proportional cost increases. Cloud solutions typically reduce infrastructure costs.

•        Outsourcing Non-Core Activities:    Outsourcing non-core activities (e.g., certain administrative tasks, IT support) to specialized providers will reduce costs and allow us to focus on our core competencies.

•        Automated Systems:    Implementing automated systems for billing, scheduling, and data analysis will reduce manual intervention and lower labor costs.

•        Experience and Learning Curve:    Increased experience allows the company to avoid past mistakes and streamline operations, leading to cost reductions associated with trial and error.

•        Negotiating Power:    Growing the company enhances our ability to negotiate better terms with suppliers, service providers, and partners, reducing various operational costs.

•        Shared Services:    Centralizing functions such as human resources, finance, and information technology leads to efficiency and cost savings compared to duplicating these functions across departments or locations.

•        Employee Training and Development:    Investing in employee training and development increases productivity and reduces errors, leading to operational cost savings.

There might be certain limitations impacting our assumptions. Such possible limitations and conditions are discussed below:

•        Market Conditions and Competition:    Analysis of market trends, competitive landscape, and industry dynamics to anticipate how Braiin’s performance might be influenced by external factors such as changing consumer preferences, technological advancements, and competitor strategies.

•        Macroeconomic Factors:    Consideration of broader economic indicators like gross domestic product growth, inflation rates, and interest rates, which could impact Braiin’s operational costs, consumer demand, and overall financial performance.

•        Regulatory Environment:    Evaluation of regulatory changes or potential legal challenges that could affect Braiin’s operations, compliance costs, or market access.

•        Technology and Innovation:    Assessment of Braiin’s research and development pipeline, innovation capabilities, and potential disruptions or advancements in technology that could impact product development, manufacturing processes, or market positioning.

•        Currency Exchange Rates:    Analysis of currency fluctuations and their potential impact on Braiin’s international operations, sales revenue, and cost structure, especially if Braiin conducts business in multiple currencies or operates in regions with volatile exchange rates.

•        Supply Chain Risks:    Identification of vulnerabilities in Braiin’s supply chain, including dependencies on key suppliers, potential disruptions in the availability of raw materials or components, and logistical challenges that could impact production timelines or cost structures.

•        Financial Policies and Capital Structure:    Consideration of Braiin’s financing strategies, capital expenditure plans, and debt obligations, as well as potential changes in interest rates or credit markets that could affect borrowing costs or capital allocation decisions.

•        Environmental and Social Factors:    Assessment of environmental regulations, sustainability initiatives, and corporate social responsibility practices that could influence Braiin’s operational costs, brand reputation, or access to certain markets or partnerships.

•        Assumption of Continuity:    The assumption that past financial performance will continue into the future might not always hold true, especially if there are significant changes in market conditions, consumer behavior, or regulatory landscapes.

•        Synergy Realization:    The successful realization of cost synergies depends on the effectiveness of integration efforts. Delays or challenges in integrating operations, systems, and cultures could hinder the achievement of projected cost savings.

•        Geographic Expansion:    Expanding geographic footprint requires careful planning and execution to navigate regulatory requirements, cultural differences, and operational challenges in new markets.

•        Customer Relationships:    Sustaining and nurturing existing customer relationships while expanding the customer base requires attentive management, as disruptions or dissatisfaction during the integration process could lead to customer attrition.

•        Margin Expectations:    Fluctuations in margin expectations can result from various factors such as changes in input costs, pricing pressures, or shifts in product mix. These fluctuations may not always align with initial projections, impacting overall profitability.

•        Fluctuations and Unexpected Costs:    Unexpected rises in material costs, including labor and manufacturing costs, can erode margins and affect the competitiveness of Braiin’s products. Factors such as geopolitical events, supply chain disruptions, or changes in regulatory requirements can contribute to these cost increases.

By taking into account these additional factors alongside the assumptions and limitations previously mentioned, Braiin aimed to develop a comprehensive understanding of the drivers and risks underlying its EBITDA projections, enabling Braiin to enhance its decision-making and strategic planning processes.

Interests of Northern Revival’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our Board in favor of the proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. These interests include, among other things:

•        If we do not consummate an initial business combination by November 4, 2024, the 6,037,499 Class A ordinary shares and one Class B ordinary share held by the Sponsor will be worthless (as the Sponsor has waived liquidation rights with respect to such shares). Northern Revival and the Sponsor have agreed that the Sponsor will forfeit 1,500,000 founders shares in connection with the Closing leaving 4,537,500 founders shares at Closing. Based on the price of the Northern Revival Ordinary Shares as of December 1, 2023 of $10.84, these shares have a value of $49,186,500 as compared to the original purchase price of $25,000.

•        If we do not consummate an initial business combination by November 4, 2024, the 4,553,334 private placement warrants will be worthless. Pursuant to the terms of the Business Combination Agreement, at the Closing, those warrants will be cancelled in exchange for a payment to the Sponsor of $2,500,000.

•        Because the Sponsor paid only $25,000 for the founders shares it will retain at closing (approximately $0.006 per share) as compared to the $10.00 per share price paid by the public in the IPO, the Sponsor will still be able to make a positive rate of return even if the market price of the Class A Ordinary Shares is very low after the Closing while a public shareholder who purchased in the IPO would only make a positive rate of return if the trading price exceeds $10.00. See “Risk Factors — Because our Sponsor only paid $25,000 for the founder shares, the Sponsor is still likely to make a profit even if the trading price of the PubCo Ordinary Shares post-closing is substantially less than $10.00 per share.

•        In connection with the IPO, the sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of any third party for services rendered or products sold to Northern Revival or prospective target businesses with which Northern Revival has entered into certain agreements;

•        All rights specified in the charter relating to the right of officers and directors to be indemnified by Northern Revival, and of Northern Revival’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after an initial business combination and, if no initial business combination is completed by November 4, 2024, so that Northern Revival liquidates, Northern Revival will not be able to perform its obligations to its officers and directors under those provisions;

•        None of Northern Revival’s officers or directors has received any cash compensation for services rendered to Northern Revival, and all of the current officers and directors are expected to continue to serve in their roles at least through the date of the Extraordinary General Meeting and may continue to serve following any potential initial business combination and receive compensation thereafter; and

•        The sponsor and Northern Revival’s officers and directors and their respective affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination and, if we do not consummate an initial business combination by November 4, 2024, they will not have any claim against the Trust Account for reimbursement so that Northern Revival will most likely be unable to reimburse such expenses.

In light of the foregoing, the Sponsor and Northern Revival’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Braiin rather than liquidate even if (i) Braiin is a less favorable company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, the Sponsor and Northern Revival’s directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.

In connection with the IPO and the appointment of each of its directors and officers, Northern Revivval entered into agreements with the Sponsor and each of its directors and officers pursuant to which each agreed to vote any shares of Northern Revival ordinary shares owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor and Northern Revival’s directors and officers as it relates to the founder shares and Northern Revival’s ordinary shares the requirement to vote such shares in favor of the Business Combination Proposal. As a result, we would not need the approval of at least a majority of unaffiliated security holders of Northern Revival in order to consummate the Business Combination. Because the Sponsor owns approximately 96% of the outstanding ordinary shares of Northern Revival, we do not need any Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

Northern Revival’s Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Northern Revival’s stockholders that they approve the Business Combination.

Total Shares to be Issued in the Business Combination

The following table sets forth the ownership percentages of PubCo upon completion of the Business Combination assuming no redemptions and maximum redemptions. Except as set forth below, the ownership percentages reflected in the table are based upon the number of Northern Revival Ordinary Shares Common outstanding as of December 31, 2023 and with respect to Braiin, the number of PubCo Ordinary Shares to be issued is calculated based on the equity value of $572 million less indebtedness of Braiin as of December 31, 2023 and plus cash on hand as of that date.

	Assuming no redemptions		[Assuming Midpoint (50% of Max) redemptions]		Assuming max redemptions
Northern Revival Acquisition Corporation Shareholders	273,434	0%	136,717	0%	—	—
Sponsor	4,537,500	7%	4,537,500	7%	4,537,500	7%
Braiin Shareholders	58,856,346	92%	58,856,346	93%	58,856,346	93%
	63,667,280		63,530,563		63,393,846

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section titled “The Business Combination Proposal — The Northern Revival’s Board’s Discussion of Valuation and Reasons for the Approval of the Business Combination,” the Northern Revival Board concluded that the Business Combination met all of the requirements disclosed in the IPO prospectus with respect to Northern Revival’s initial business combination, including, in accordance with Nasdaq Listing Rules, that the Business Combination be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing the Business Combination Agreement.

Accounting Treatment

The Business Combination will be accounted for as a capital reorganization in accordance with International Financial Reporting Standards (“IFRS”). Under this method of accounting, Northern Revival will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Braiin issuing shares at the closing of the Business Combination for the net assets of Northern Revival as of the closing date, accompanied by a recapitalization. The net assets of Northern Revival will be stated at historical cost, with no goodwill or other intangible assets recorded. This determination was primarily based on Braiin comprising the ongoing operations of the combined company, Braiin senior management comprising the senior management of the combined company, and the former owners and management of Braiin having control of the board of directors after the Business Combination by virtue of being able to appoint at least a majority of the directors of the combined company. Any excess of fair value of shares issued over the fair value of Northern Revival’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. Operations prior to the Merger will be those of Braiin.

Vote Required for Approval

This Business Combination Proposal will be approved and adopted in its entirety only if the holders of a majority of the issued and outstanding Northern Revival Ordinary Shares vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the Extraordinary General Meeting (which would include presence by virtual attendance at the Extraordinary General Meeting) or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

This proposal is conditioned upon the approval of the other Condition Precedent Proposals (being the PubCo Charter Proposal and the Incentive Plan Proposal). Unless this proposal, the PubCo Charter Proposal and the Incentive Plan Proposal are approved, the Business Combination will not occur.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

Interests of Northern Revival’s Directors

The existence of financial and personal interests of one or more of Northern Revival’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Northern Revival and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, Northern Revival’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Northern Revival’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE PUBCO CHARTER PROPOSAL

The PubCo Charter Proposal, if approved, will approve the following material differences between Northern Revival’s Amended and Restated Memorandum and Articles of Association and the Proposed PubCo Charter to be in effect following the Business Combination:

•        the name of the new public entity will be “Braiin Holdings Ltd.” as opposed to “Northern Revival Acquisition Corp.”;

•        Northern Revival’s Amended and Restated Memorandum and Articles of Association authorizes the issuance of up to 500,000,000 Northern Revival Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 undesignated preferred shares, par value $0.0001 per share. The Proposed PubCo Charter will authorize share capital of [•];

•        PubCo’s corporate existence is perpetual as opposed to Northern Revival’s corporate existence terminating pursuant to a voluntary liquidation procedure if a business combination is not consummated within a specified period of time; and

•        the Proposed PubCo Charter does not include the various provisions applicable only to special purpose acquisition corporations that Northern Revival’s Amended and Restated Memorandum and Articles of Association contains.

In the judgment of Northern Revival’s board of directors, the PubCo Charter Proposal is desirable for the following reasons:

•        The name of the new public entity is desirable to reflect the Business Combination with Braiin and the combined business going forward.

•        The authorized increased share capital is in compliance with the Cayman Islands laws and desirable for PubCo to have adequate authorized capital to facilitate the transactions contemplated by the Business Combination, to provide support for PubCo’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions); and

•        the provisions that relate to the operation of Northern Revival as a blank check company prior to the consummation of its initial business combination would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

For a comparison of Northern Revival’s Amended and Restated Memorandum and Articles of Association and the Proposed PubCo Charter, see the section titled “Comparison of Shareholders’ Rights.”

The approval of the PubCo Charter Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the PubCo Charter Proposal will not be presented at the extraordinary general meeting.

A copy of the Proposed PubCo Charter, as will be in effect assuming approval of the PubCo Charter Proposal and upon consummation of the Transactions, is attached to this proxy statement/prospectus as Annex B.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the following material differences between Northern Revival’s Amended and Restated Memorandum and Articles of Association and the Proposed PubCo Charter to be in effect following the Business Combination be approved in all respects:

•        the name of the new public entity will be “Braiin Holdings Ltd.” as opposed to “Northern Revival Acquisition Corp.”;

•        the Proposed PubCo Charter will authorize an increased share capital of [•];

•        PubCo’s corporate existence is perpetual as opposed to Northern Revival’s corporate existence terminating if a business combination is not consummated within a specified period of time; and

•        the Proposed PubCo Charter does not include the various provisions applicable only to special purpose acquisition corporations that Northern Revival’s Amended and Restated Memorandum and Articles of Association contains.”

Vote Required for Approval

The approval of the PubCo Charter Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the general meeting.

Recommendation of Our Board

OUR board of directors unanimously recommends THAT OUR SHAREHOLDERS vote “FOR” APPROVAL of the PubCo Charter Proposal.

Interests of Northern Revival’s Directors

The existence of financial and personal interests of one or more of Northern Revival’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Northern Revival and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Proposals. In addition, Northern Revival’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of Northern Revival’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE INCENTIVE PLAN PROPOSAL

The Background of the Incentive Plan

Prior to the consummation of the Business Combination, our board of directors is expected to approve, subject to approval by our shareholders, the adoption of the Braiin Holdings 2024 Incentive Award Plan (the “Incentive Plan”), effective as of and contingent on the consummation of the Business Combination (the “Effective Date”).

The terms of the Incentive Plan have not yet been determined and information regarding such plan will be filed by amendment.

Registration with the SEC

If the Incentive Plan is approved by our shareholders and becomes effective, PubCo intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Plan as soon as reasonably practicable after PubCo becomes eligible to use such form.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy and entitled to vote thereon at the Extraordinary General Meeting (which would include presence by virtual attendance at the Extraordinary General Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Extraordinary General Meeting.

The approval and adoption of the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the PubCo Charter Proposal at the Extraordinary General Meeting.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

Interests of Northern Revival’s Directors

The existence of financial and personal interests of one or more of Northern Revival’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Northern Revival and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Proposals. In addition, Northern Revival’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of Northern Revival’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our Board to adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders in the event that, at the time of the Extraordinary General Meeting, Northern Revival is unable to consummate the Business Combination for any reason.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented at the Extraordinary General Meeting and is not approved by the shareholders of Northern Revival, Northern Revival’s Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event, based on the tabulated votes, that there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Business Combination Proposal, the PubCo Charter Proposal and the Incentive Plan Proposal. In such event, the Business Combination may not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, that the adjournment of the meeting to a later date or dates, if necessary, be determined by the chairman of the meeting to permit further solicitation and vote of proxies if it is determined by the Board that more time is necessary or appropriate to approve one or more Proposals at the meeting be adopted and approved in all respects.”

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Required Vote

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy and entitled to vote thereon at the Extraordinary General Meeting (which would include presence by virtual attendance at the Extraordinary General Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Extraordinary General Meeting.

The approval and adoption of the Adjournment Proposal is not a condition for nor conditioned on the approval of any other Proposal at the Extraordinary General Meeting.

Recommendation of Our Board

IF THE ADJOURNMENT RESOLUTION IS PRESENTED TO OUR SHAREHOLDERS, OUR
BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

Interests of Northern Revival’s Directors

The existence of financial and personal interests of one or more of Northern Revival’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Northern Revival and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Proposals. In addition, Northern Revival’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of Northern Revival’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of (i) the exercise of redemption rights by U.S. Holders (defined below) of Northern Revival Ordinary Shares, (ii) the Initial Merger to U.S. Holders of Northern Revival Ordinary Shares (excluding any redeemed shares), and Northern Revival Warrants (collectively, the “Northern Revival securities”). (iii) the Business Combination to U.S. Holders of Braiin Ordinary Shares and Braiin Warrants (collectively, the “Braiin securities”) and (iv) the subsequent ownership and disposition of PubCo Ordinary Shares and PubCo Warrants (collectively, the “PubCo securities”) received in the Business Combination by U.S. Holders. In addition, the following includes a general discussion of certain U.S. federal income tax consequences of the Business Combination to Northern Revival and PubCo.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of PubCo securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws, except as discussed herein, any tax reporting obligations of a holder of Northern Revival securities, or PubCo securities. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders that hold Northern Revival securities and, after the completion of the Business Combination, PubCo securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former citizens or long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        any holder that is not a U.S. Holder;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received shares of Northern Revival Ordinary Shares through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Northern Revival Ordinary Shares or, after the Business Combination, the issued PubCo Ordinary Shares (excluding treasury shares);

•        holders holding Northern Revival securities or, after the Business Combination, PubCo securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•        controlled foreign corporations, PFICs, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Northern Revival securities and, after the Business Combination, PubCo securities received in the Business Combination, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Northern Revival securities and, after the completion of the Business Combination, PubCo securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of PubCo securities received in the Business Combination.

Because the Northern Revival Units will be separated into their component parts immediately prior to the consummation of the Business Combination, a beneficial owner of a Northern Revival Unit should be treated as the owner of the underlying component Northern Revival securities for U.S. federal income tax purposes. The discussion below with respect to Northern Revival securities should also apply to holders of Northern Revival Units (as the deemed owner of the underlying component Northern Revival securities).

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF NORTHERN REVIVAL SECURITIES, AND, AFTER THE BUSINESS COMBINATION, PUBCO SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF NORTHERN REVIVAL SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights

In the event that a U.S. Holder elects to redeem its Northern Revival Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Northern Revival Ordinary Shares under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Northern Revival Ordinary Shares, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Northern Revival Ordinary Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Northern Revival Ordinary Shares redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Northern Revival Ordinary Shares may suspend the running of the applicable holding period for this purpose. Long-term capital gain realized by a non-corporate U.S. Holders is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of Northern Revival Ordinary Shares, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Northern Revival’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Northern Revival Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Northern Revival Ordinary Shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will not be eligible for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Northern Revival Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of Northern Revival Ordinary Shares treated as held by the U.S. Holder (including any Northern Revival Ordinary Shares constructively owned by the U.S. Holder as a result of owning Northern Revival Warrants) relative to all of the Northern Revival Ordinary Shares outstanding both before and after the redemption. The redemption of Northern Revival Ordinary Shares generally will be treated as a sale or exchange of the Northern Revival Ordinary Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Northern Revival or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Northern Revival Ordinary Shares actually owned by the U.S. Holder, but also Northern Revival Ordinary Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Northern Revival Ordinary Shares which could be acquired pursuant to the exercise of the Northern Revival Warrants. In order to meet the substantially disproportionate test, (i) the percentage of Northern Revival’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Northern Revival Ordinary Shares must be less than 80% of the percentage of Northern Revival’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of Northern Revival’s outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of Northern Revival stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Northern Revival Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Northern Revival Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Northern Revival Ordinary Shares. The redemption of the Northern Revival Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Northern Revival. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Northern Revival will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Northern Revival Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Northern Revival Ordinary Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Northern Revival Warrants or possibly in other Northern Revival Ordinary Shares constructively owned by it. Shareholders who hold different blocks of Northern Revival Ordinary Shares (generally, shares of Northern Revival purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Initial Merger will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to Northern Revival Ordinary Shares, U.S. Holders exercising such redemption rights, will be subject to the potential tax consequences of Section 367(a) of the Code and the tax rules relating to PFICs as a result of the Initial Merger (as discussed further below).

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Northern Revival Ordinary Shares pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences of the Initial Merger to U.S. Holders

The U.S. federal income tax consequences of the Business Combination to U.S. Holders will depend on whether the Initial Merger qualifies as a “reorganization” under the provisions of Section 368 of the Code. The provisions of the Code that govern reorganizations are complex and are based on typical transaction structures effected under U.S. law. U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the Initial Merger qualifies as a “reorganization,” and that none of Northern Revival or PubCo has requested nor intends to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Business Combination. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

Although U.S. persons generally do not recognize gain or loss on the receipt of stock pursuant to a “reorganization” under Section 368 of the Code, Section 367(a) of the Code, and Treasury Regulations promulgated thereunder, require 5 Percent Holders who do not enter into a GRA under applicable Treasury Regulations to recognize gain (but not loss) with respect to certain cross-border reorganizations. However, Section 367(a) should not apply to the Initial Merger in a manner that causes gain recognition to 5 Percent Holders who do not enter into a GRA under applicable Treasury Regulations, unless the exchange of Northern Revival securities for PubCo securities is considered to be an indirect stock transfer under the applicable Treasury Regulations. For this purpose, an indirect stock transfer may occur if PubCo transfers the assets it acquires from Northern Revival pursuant to the Initial Merger to certain subsidiary corporations in connection with the Business Combination. There are significant factual and legal uncertainties concerning the determination of whether the requirements of Section 367(a) will be satisfied which are not discussed herein. The rules under Section 367(a) of the Code and Section 368 of the Code are complex and there is limited guidance as to their application, particularly with regard to indirect stock transfers in cross-border reorganizations. If you believe that you will be a 5 Percent Holder, you are strongly urged to consult your tax advisor regarding the effect of the Business Combination to you taking into account the rules of Section 367(a) of the Code (including the possibility of entering into a GRA under applicable Treasury Regulations). In addition, U.S. Holders may be subject to the PFIC rules discussed below “— Passive Foreign Investment Company

Status.” Accordingly, no assurance can be given as to whether an indirect stock transfer will occur in connection with the Business Combination or that U.S. Holders will not recognize gain, if any, as a result of the exchange of Northern Revival securities for PubCo securities.

Because the Initial Merger will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to Northern Revival Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Initial Merger. All holders considering exercising redemption rights with respect to their Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Initial Merger and exercise of redemption rights.

If the Initial Merger Qualifies as a Reorganization

Subject to the PFIC rules discussed below, if the Initial Merger qualifies as a “reorganization” under the provisions of Section 368 of the Code, and provided that it is not treated as an indirect stock transfer, a U.S. Holder that exchanges its Northern Revival securities pursuant to the Initial Merger should not recognize gain or loss on the exchange of Northern Revival securities for PubCo securities. The aggregate adjusted tax basis of a U.S. Holder in the PubCo securities received as a result of the Initial Merger should equal the aggregate adjusted tax basis of the Northern Revival securities surrendered in the exchange. A U.S. Holder’s holding period for the PubCo securities received in the exchange should include the holding period for the Northern Revival securities surrendered in the exchange. If Section 367(a) of the Code applies to the Initial Merger, as described above, a 5 Percent Holder who does not enter into a GRA under applicable Treasury Regulations, may be required to recognize gain (but not loss) as a result of the Initial Merger.

Because the Initial Merger will occur immediately prior to the redemption of holders that exercise redemption rights with respect to Northern Revival Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Initial Merger.

If the Initial Merger Does Not Qualify as a Reorganization

If the Initial Merger fails to qualify as a “reorganization” within the meaning of Section 368 of the Code, and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder that exchanges its Northern Revival securities for PubCo securities in the Initial Merger will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo securities received and (ii) the U.S. Holder’s adjusted tax basis in the Northern Revival securities exchanged therefor. A U.S. Holder’s aggregate tax basis in the PubCo securities received will be the fair market value of those securities on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the PubCo securities received pursuant to the Initial Merger will begin on the day after the date the U.S. Holder receives such PubCo securities.

Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the Northern Revival securities exceeds one year at the time of the Initial Merger. Long-term capital gains of non-corporate U.S. Holders currently are subject to reduced rates of U.S. federal income taxation. However, it is unclear whether the redemption rights with respect to the Northern Revival Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

Notwithstanding the foregoing, if the Initial Merger fails to qualify as a “reorganization” under the provisions of Section 368 of the Code and Northern Revival has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of Northern Revival securities has not made certain elections with respect to its Northern Revival securities), such U.S. Holder would be subject to tax under the PFIC rules on any gain on the exchange of its Northern Revival securities for the consideration under the Business Combination, as discussed below, “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Status.”

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of Northern Revival securities for PubCo securities pursuant to the Business Combination, the qualification of the Initial Merger as a reorganization, and the potential application of Section 367(a) to the Initial Merger.

U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of PubCo securities to U.S. Holders who receive such PubCo securities pursuant to the Business Combination.

Distribution on PubCo Ordinary Shares

Subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the gross amount of any distribution on PubCo Ordinary Shares that is made out of PubCo’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code.

Dividends received by non-corporate U.S. Holders, including individuals, from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on the NASDAQ (on which PubCo has applied to list the PubCo Ordinary Shares and PubCo Warrants) will be considered readily tradable on an established securities market in the United States. Even if the PubCo Ordinary Shares are listed on NASDAQ, there can be no assurance that the PubCo Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meets a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of PubCo’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Finally, PubCo will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under “— Passive Foreign Investment Company Status.”

The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by PubCo, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date such U.S. Holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

To the extent that the amount of any distribution made by PubCo on the PubCo Ordinary Shares exceeds PubCo’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. Holder’s PubCo Ordinary Shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities.”

Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities

Subject to the discussion below under “— Passive Foreign Investment Company Status,” a U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of PubCo Ordinary Shares and PubCo Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such PubCo Ordinary Shares or PubCo Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of PubCo Ordinary Shares or PubCo Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the PubCo Ordinary Shares or PubCo Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of PubCo Ordinary Shares or PubCo Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a PubCo Warrant

Except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a PubCo ordinary share on the exercise of a PubCo Warrant for cash. A U.S. Holder’s tax basis in a PubCo ordinary share received upon exercise of the PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a PubCo ordinary share received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants and will not include the period during which the U.S. Holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the PubCo Ordinary Shares received would equal the holder’s basis in the PubCo Warrant. If the cashless exercise were treated as not being a gain recognition event, a U.S. Holder’s holding period in the PubCo Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo ordinary share would include the holding period of the PubCo Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised PubCo Warrants treated as surrendered to pay the exercise price of the PubCo Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the PubCo Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the PubCo Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the PubCo Ordinary Shares received would equal the U.S. Holder’s tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the PubCo Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Passive Foreign Investment Company Status

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if Northern Revival, PubCo, or any of its subsidiaries, is treated as a PFIC for any taxable year during which the U.S. Holder holds Northern Revival securities, or after the Business Combination, PubCo securities. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any entity in which it is considered to own at least 25% of the interest by value, is passive income, or (b) if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any entity in which it is considered to own at least 25% of the interest by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because the classification of a non-U.S. corporation as a PFIC is a factual determination made annually after the close of each taxable year, Northern Revival has not provided assurance that it was not a PFIC for its 2021 taxable year or for any prior year. If (a) Northern Revival has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of Northern Revival securities has not made certain elections with respect to its Northern Revival securities), and (b) PubCo is not a PFIC in the taxable year of the Business Combination and the Initial Merger does not qualify as a “reorganization” under Section 368 of the Code, such U.S. Holder would likely recognize gain (but not loss if the Initial Merger qualifies as a “reorganization”) upon the exchange of Northern Revival securities for PubCo securities pursuant to the Initial Merger. The gain (or loss) would be computed as described above under “— If the Initial Merger Does Not Qualify as a Reorganization.” Any such gain recognized by such U.S. Holder on the exchange of Northern Revival securities for PubCo securities would be allocated ratably over the U.S. Holder’s holding period for the Northern Revival securities. Such amounts allocated for the current taxable year and any taxable year prior to the first taxable year in which Northern Revival was a PFIC would be treated as ordinary income, and not as capital gain, in the U.S. Holder’s taxable year, and such amounts allocated to each other taxable year beginning with the year that Northern Revival became a PFIC would be taxed at the highest tax rate in effect for each year to which the gain was allocated, together with a special interest charge on the tax attributable to each such year.

Likewise, whether PubCo or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Among other factors, fluctuations in the market price of PubCo Ordinary Shares and how, and how quickly,

PubCo’s uses of liquid assets and cash obtained in the Business Combination may influence whether PubCo or any of its subsidiaries is treated as PFIC. Accordingly, we are unable to determine whether PubCo or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that PubCo or any of its subsidiaries will not be treated as a PFIC for any taxable year. Moreover, PubCo does not expect to provide a PFIC annual information statement for 2023 or going forward, which will preclude U.S. Holders from making or maintaining a “qualified electing fund” election under Section 1295 of the Code.

If Northern Revival, or after the Business Combination, PubCo were determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Northern Revival securities or PubCo securities and, in the case of Northern Revival Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares, the U.S. Holder did not make a valid “mark-to-market” election, such U.S. Holder generally will be subject to special rules with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of Northern Revival securities or PubCo securities (including a redemption treated as a sale or exchange); and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Northern Revival Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such ordinary shares).

Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for Northern Revival securities, or after the Business Combination, PubCo securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. holder recognized gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Northern Revival’s or PubCo’s first taxable year in which Northern Revival or PubCo is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

Although a determination as to Northern Revival’s, or after the Business Combination, PubCo’s PFIC status will be made annually, an initial determination that Northern Revival, or after the Business Combination, PubCo is a PFIC will generally apply for subsequent years to a U.S. Holder who held Northern Revival securities while Northern Revival was a PFIC, or after the Business Combination, PubCo securities while PubCo was a PFIC, whether or not Northern Revival, or after the Business Combination, PubCo meets the test for PFIC status in those subsequent years.

If a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Northern Revival Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares and for which Northern Revival, or after the Business Combination, PubCo is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Northern Revival Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income each year that Northern Revival, or after the Business Combination, PubCo is treated as a PFIC the excess, if any, of the fair market value of its Northern Revival Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares at the end of its taxable year over the adjusted basis in its Northern Revival Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Northern Revival Ordinary Share, or after the Business Combination, PubCo Ordinary Shares over the fair market value of its Northern Revival Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously recognized income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Northern Revival Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Northern Revival Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares in a taxable year in which PubCo is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its Northern Revival Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares and for which Northern Revival, or after the Business Combination, PubCo is treated as a PFIC. Currently, a mark-to-market election may not be made with respect to Northern Revival Warrants, or after the Business Combination, PubCo Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (after the Business Combination, on which PubCo intends to list the Ordinary Shares), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minims quantities, on at least 15 days during each calendar quarter, but no assurances can be given in this regard with respect to the Northern Revival Ordinary Share, or after the Business Combination, PubCo Ordinary Shares. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of Northern Revival Ordinary Shares, or after the Business Combination, PubCo Ordinary Shares under their particular circumstances.

If Northern Revival, or after the Business Combination, PubCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Northern Revival, or after the Business Combination, PubCo were to receive a distribution from, or dispose of all or part of Northern Revival’s, or after the Business Combination, PubCo’s interest in, the lower-tier PFIC (even though such U.S. Holder would not receive the proceeds of those distributions or dispositions) or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide any such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Northern Revival securities, or after the Business Combination, PubCo securities should consult their own tax advisors concerning the application of the PFIC rules to Northern Revival securities, or after the Business Combination, PubCo securities under their particular circumstances.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders of PubCo Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of PubCo Ordinary Shares and PubCo Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Information reporting requirements will also apply to redemptions from U.S. Holders of Northern Revival Ordinary Shares. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to PubCo securities, subject to certain exceptions (including an exception for PubCo securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold PubCo securities. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of PubCo securities.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

INFORMATION ABOUT NORTHERN REVIVAL

Overview

We are a newly organized blank check company incorporated in November 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Our registration statement for our Northern Revival IPO was declared effective on February 1, 2021. On February 4, 2021, we consummated our Northern Revival IPO of 24,150,000 Northern Revival Northern Revival Units (with respect to the Northern Revival Ordinary Shares included in the Northern Revival Units offered, the “Public Shares”), including 3,150,000 additional Northern Revival Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Northern Revival Unit, generating gross proceeds of $241.5 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $9.1 million for deferred underwriting commissions (which fees were subsequently waived by the underwriters).

Simultaneously with the closing of the Northern Revival IPO, we consummated the Private Placement of 4,553,334 Private Placement Warrants at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.8 million.

Upon the closing of the Northern Revival IPO and the Private Placement, $241.5 million ($10.00 per Unit) of the net proceeds of the Northern Revival IPO and certain of the proceeds of the Private Placement were placed in a Trust Account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by Northern Revival, until the earlier of: (i) the completion of an Initial Business Combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of its Northern Revival IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. Our Initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting fees and taxes payable on the income earned on the Trust Account) at the time we sign a definitive agreement in connection with the Initial Business Combination. However, we will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

We consummated our Northern Revival IPO on February 4, 2021. As of December 31, 2022, we had not yet commenced operations. All activity for the period from November 4, 2020 (inception) through December 31, 2022 related to our formation and the Northern Revival IPO, and since the Northern Revival IPO, the search for a prospective Initial Business Combination. We will not generate any operating revenues until after the completion of our Initial Business Combination, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Northern Revival IPO.

We will provide the holders of our Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an Initial Business Combination either (i) in connection with a shareholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether we will seek shareholder approval of our Initial Business Combination or conduct a tender offer will be made by us, solely in our discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to Northern Revival to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions Northern Revival will pay to the underwriters (notwithstanding the foregoing, the underwriters have agreed to waive the deferred underwriting commissions).

If we are unable to complete an Initial Business Combination prior to November 4, 2024 (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Our Sponsor

Northern Revival Acquisition Sponsor LLC, a Cayman Islands limited liability company is the sponsor of Northern Revival and currently, together with our officers and directors, owns approximately 96% of the issued and outstanding ordinary shares of Northern Revival. The Sponsor’s sole member and manager is Aemish Shah. Mr. Shah does not have additional experience with special purpose acquisition companies. Mr. Singh, Northern Revival’s chief financial officer was previously the chief financial officer of a SPAC, however, his duties have ceased and currently has no active role in another SPAC.

The Sponsor has no direct material and active role in managing the day-to-day activities of Northern Revival. Northern Revival is managed by its Chief Executive Officer, Aemish Shah, and Chief Financial Officer, Manpreet Singh. While Mr. Shah is the manager of the Sponsor and Chief Executive Officer of Northern Revival, the two roles are separate. Since the consummation of Northern Revival’s initial public offering, the Sponsor has provided financial assistance in the form of promissory notes to Northern Revival for working capital purposes and business combination deadline extensions.

The Sponsor will not receive any compensation in connection with the Business Combination. The Sponsor previously purchased (i) an aggregate of 5,750,000 Class B ordinary shares (the “Founder Shares”), and on February 1, 2021, the Company declared a stock dividend with respect to the Class B ordinary shares such that 0.05 Class B ordinary shares were issued for every one share of Class B ordinary shares, resulting in an aggregate of 6,037,500 Class B ordinary shares outstanding, and (ii) 4,553,334 private placement warrants in exchange for a capital contribution of approximately $6.8 million. The Sponsor agreed to forfeit up to an aggregate of 787,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 4, 2021, the underwriter fully exercised its over-allotment option; thus, these 787,500 Founder Shares were no longer subject to forfeiture.

Since the Sponsor initially only paid $25,000 for the founders shares, which it will retain at the closing of the Business Combination, as compared to the $10.00 per share price paid by the public shareholders in the initial public offering of Northern Revival, the Sponsor will still be able to make a positive rate of return even if the market price of the Ordinary Shares decreases after the Closing. Public shareholders who purchased shares in the initial public offering will only make a positive rate of return if the trading price exceeds $10.00 per share. Because the founder shares have already been issued, there will not be a material dilution to the equity interests of non-redeeming shareholders upon consummation of the Business Combination. However, as the private placement warrants have been issued but not yet been exercised, once exercised the private placement warrants could result in substantial dilution to the equity interests of non-redeeming shareholders after the consummation of the Business Combination.

To date there have been no arrangements under which the Sponsor intends to transfer ownership of its securities in Northern Revival. As of June 30, 2024, the total amount due to the Sponsor in connection with administrative services and various promissory notes issued by the Sponsor is $1,562,456.

Recent Developments

In connection with the Business Combination, on March 16, 2023, Northern Revival and Braiin entered into an OTC Equity Prepaid Forward Transaction agreement (the “Forward Purchase Agreement”) with certain funds managed by Meteora Capital, LLC, an investor in the Sponsor (the “Meteora Funds”).

Shareholder Meetings

On January 27, 2023, we held an extraordinary general meeting of shareholders where the shareholders approved a special resolution to amend our Northern Revival Memorandum and Articles of Association (the “Extension Amendment”) to extend the date by which Northern Revival may either (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, from February 4, 2023 to September 4, 2023 or such earlier date as determined by the board or (ii) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (iii) redeem all of the Northern Revival Ordinary Shares, included as part of the Northern Revival Units sold in the Northern Revival IPO that was consummated on February 4, 2021 from February 4, 2023 to September 4, 2023 or such earlier date as determined by the Northern Revival Board.

On March 16, 2023, we held an extraordinary general meeting of shareholders where the shareholders approved: (i) a special resolution, to amend our Amended and Restated Memorandum and Articles of Association (the “charter”) to change the name of the company from Noble Rock Acquisition Corporation to Northern Revival Acquisition Corporation (the “Name Change Proposal”); and (ii) a special resolution, to amend the charter to change certain provisions which restrict our Class B ordinary shares from converting to Northern Revival Ordinary Shares prior to the closing of the business combination (the “Conversion Proposal”). On February 9, 2023, certain officers and directors of Northern Revival resigned, a new management team was appointed and we agreed to change our name in connection with these changes. The purpose of the Name Change Proposal was to amend the name of the company accordingly. The purpose of the Conversion Proposal was to remove restrictions contained in the charter in order to permit the Class B ordinary shares to convert into Northern Revival Ordinary Shares prior to the closing of the business combination which will enable Northern Revival to meet certain Nasdaq listing requirements. The holders of such shares will continue to be subject to the same restrictions as the Class B ordinary shares before any conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a business combination as described in the prospectus for our Northern Revival IPO.

In connection with the solicitation of proxies in connection with the Extension Amendment, holders of 21,240,830 Northern Revival Ordinary Shares of our then-outstanding 24,150,000 Northern Revival Ordinary Shares outstanding with redemption rights, elected to redeem their shares at a per share redemption price of approximately $10.17. In connection with the solicitation of proxies in connection with the Conversion Proposal, holders of 433,699 Northern Revival Ordinary Shares of our then-outstanding 8,946,670 Northern Revival Ordinary Shares outstanding with redemption rights, elected to redeem their shares at a per share redemption price of approximately $10.33. On March 28, 2023, Northern Revival elected to permit one shareholder, at the shareholder’s request, to reverse their redemption as to 5,000 Northern Revival Ordinary Shares, resulting in a total of 428,699 redemptions in connection with the solicitation of proxies in connection with the Conversion Proposal. On April 5, 2023, the Sponsor elected to convert 6,037,499 Class B ordinary shares into Northern Revival Ordinary Shares. Following such meetings and the redemptions related thereto and the conversion of the Class B ordinary shares, there are a total of 8,517,970 Northern Revival Ordinary Shares issued and outstanding, and (ii) one Class B ordinary share. As of April 27, 2023 there was a total of approximately $25.8 million held in the Trust Account.

As previously disclosed in connection with the solicitation of proxies for the Extension Proposal, the Sponsor has indicated that, it will contribute to Northern Revival as a loan (each loan being referred to herein as a “contribution”) the lesser of (i) $100,000 and (ii) an aggregate amount equal to $0.055 multiplied by the number of public shares of Northern Revival that are not redeemed, for each month commencing on February 4, 2023 and on or prior to the fourth day of each subsequent month, if applicable (each such month period an “extension period”) until the earlier of (x) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an Initial Business Combination (y) September 4, 2023 and (z) the date that the board determines in its sole discretion to no longer seek an Initial Business Combination. Each contribution will be deposited in the Trust Account within three business days of the beginning of the extended period which such contribution is for. The contributions will be repayable by Northern Revival to the Sponsor upon consummation of an Initial Business Combination. The Northern

Revival Board will have the sole discretion whether to continue extending for additional extension periods, and if the board determines not to continue extending for additional months, the additional contributions will terminate. If this occurs, Northern Revival would wind up Northern Revival’s affairs and redeem 100% of the outstanding public shares in accordance with the procedures set forth in the Northern Revival Memorandum and Articles of Association. The Sponsor contributed to Northern Revival as a loan the first, second and third deposits of $100,000 each into the Trust Account on February 4, 2023, March 4, 2023 and April 4, 2023 and each subsequent month thereafter.

On August 30, 2023, we held an extraordinary general meeting of shareholders (the “Second Extension Meeting”) where the shareholders approved a special resolution to amend our Northern Revival Memorandum and Articles of Association (the “Second Extension Amendment”) to (i) extend the date by which Northern Revival may either (a) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, from September 4, 2023 to February 4, 2024 or such earlier date as determined by the board or (b) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (c) redeem all of the Northern Revival Ordinary Shares, included as part of the Northern Revival Units sold in the Northern Revival IPO that was consummated on February 4, 2021 from September 4, 2023 to February 4, 2024 or such earlier date as determined by the Northern Revival Board and (ii) redeem public shares irrespective of whether such redemption would exceed an amount that would cause the company’s net tangible assets to be less than US$5,000,001.

In connection with the solicitation of proxies in connection with the Second Extension Amendment, holders of 570,227 Northern Revival Ordinary Shares of our then-outstanding 8,517,970 Northern Revival Ordinary Shares with redemption rights outstanding, elected to redeem their shares at a per share redemption price of approximately $10.72. Following the meeting and the redemptions related thereto, there are a total of 7,947,743 Northern Revival Class A Ordinary Shares issued and outstanding, and (ii) one Class B ordinary share. As of September 12, 2023 there was a total of approximately $20.48 million held in the Trust Account.

As previously disclosed in connection with the solicitation of proxies for the Second Extension Proposal, the Sponsor has indicated that, it will contribute to Northern Revival as a loan (each loan being referred to herein as a “contribution”) an aggregate amount equal to $0.03 multiplied by the number of public shares of the company that are not redeemed in connection with the shareholder vote to approve the extension proposal, for each month, commencing on September 4, 2023 and on or prior to the fourth day of each subsequent month, if applicable (each such month period an “extension period”) until the earlier of (x) the date of the meeting held in connection with a shareholder vote to approve an initial business combination, (y) the extended date, and (z) the date that the board determines in its sole discretion to no longer seek an initial business combination. Each contribution will be deposited in the Trust Account within three business days of the beginning of the extended period which such contribution is for. The sponsor will not make any contribution unless the extension proposal is approved and the extension is completed. The contributions will be repayable by the company to the sponsor upon consummation of an initial business combination.

On January 30, 2024, we held an extraordinary general meeting of shareholders (the “Third Extension Meeting”) where the shareholders approved a special resolution to amend our Northern Revival Memorandum and Articles of Association (the “Third Extension Amendment”) to (i) extend the date by which Northern Revival may either (a) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, from February 4, 2024 to August 4, 2024 or such earlier date as determined by the board or (b) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (c) redeem all of the Northern Revival Ordinary Shares, included as part of the Northern Revival Units sold in the Northern Revival IPO that was consummated on February 4, 2021 from February 4, 2024 to August 4, 2024 or such earlier date as determined by the Northern Revival Board.

In connection with the solicitation of proxies in connection with the Third Extension Amendment, holders of 184,934 Northern Revival Ordinary Shares of our then-outstanding 7,947,743 Northern Revival Ordinary Shares with redemption rights outstanding, elected to redeem their shares at a per share redemption price of approximately $11.04. Following the meeting and the redemptions related thereto, there are a total of 7,762,809 Northern Revival Class A Ordinary Shares issued and outstanding, and (ii) one Class B ordinary share. As of the Record Date there was a total of approximately $_____ million held in the Trust Account.

As previously disclosed in connection with the solicitation of proxies for the Third Extension Proposal, the Sponsor has indicated that, it will contribute to Northern Revival as a loan (each loan being referred to herein as a “contribution”) an aggregate amount equal to $0.03 multiplied by the number of public shares of the company that are not redeemed in connection with the shareholder vote to approve the extension proposal, for each month, commencing on February 4, 2024 and on or prior to the fourth day of each subsequent month, if applicable (each such month period an “extension period”) until the earlier of (x) the date of the meeting held in connection with a shareholder vote to approve an initial business combination, (y) the extended date, and (z) the date that the board determines in its sole discretion to no longer seek an initial business combination. Each contribution will be deposited in the Trust Account within three business days of the beginning of the extended period which such contribution is for. The sponsor will not make any contribution unless the extension proposal is approved and the extension is completed. The contributions will be repayable by the company to the sponsor upon consummation of an initial business combination.

On August 1, 2024, we held an extraordinary general meeting of shareholders (the “Fourth Extension Meeting”) where the shareholders approved a special resolution to amend our Northern Revival Memorandum and Articles of Association (the “Fourth Extension Amendment”) to (i) extend the date by which Northern Revival may either (a) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, from August 4, 2024 to November 4, 2024 or such earlier date as determined by the board or (b) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (c) redeem all of the Northern Revival Ordinary Shares, included as part of the Northern Revival Units sold in the Northern Revival IPO that was consummated on February 4, 2021 from August 4, 2024 to November 4, 2024 or such earlier date as determined by the Northern Revival Board.

In connection with the solicitation of proxies in connection with the Fourth Extension Amendment, holders of 1,451,876 Northern Revival Ordinary Shares of our then-outstanding 7,762,809 Northern Revival Ordinary Shares with redemption rights outstanding, elected to redeem their shares at a per share redemption price of approximately $11.25. Following the meeting and the redemptions related thereto, there are a total of 6,310,933 Northern Revival Class A Ordinary Shares issued and outstanding, and (ii) one Class B ordinary share. As of the Record Date there was a total of approximately $_____ million held in the Trust Account.

As previously disclosed in connection with the solicitation of proxies for the Fourth Extension Proposal, the Sponsor has indicated that, it will contribute to Northern Revival as a loan (each loan being referred to herein as a “contribution”) an aggregate amount equal to $0.03 multiplied by the number of public shares of the company that are not redeemed in connection with the shareholder vote to approve the extension proposal, for each month, commencing on August 4, 2024 and on or prior to the fourth day of each subsequent month, if applicable (each such month period an “extension period”) until the earlier of (x) the date of the meeting held in connection with a shareholder vote to approve an initial business combination, (y) the extended date, and (z) the date that the board determines in its sole discretion to no longer seek an initial business combination. Each contribution will be deposited in the Trust Account within three business days of the beginning of the extended period which such contribution is for. The sponsor will not make any contribution unless the extension proposal is approved and the extension is completed. The contributions will be repayable by the company to the sponsor upon consummation of an initial business combination.

Nasdaq Letter

On April 4, 2023, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying Northern Revival that for the last 30 consecutive business days prior to the date of the letter, Northern Revival’s Minimum Market Value of Listed Securities (“MVLS”) was less than $35.0 million, which does not meet the requirement for continued listing on The Nasdaq Capital Market, as required by Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq has provided Northern Revival with 180 calendar days, or until October 3, 2023, to regain compliance with the MVLS Rule. The MVLS Notice has no immediate effect on the listing of Northern Revival’s securities on The Nasdaq Capital Market.

Our Sponsor, the holder of our Class B ordinary shares, agreed to convert 6,037,499 of its Class B ordinary shares into Northern Revival Ordinary Shares which Northern Revival believes will allow it to regain compliance with the MVLS requirement. On a pro forma basis, based on the closing stock price of the Northern Revival Ordinary Shares on April 4, 2023 of $10.27, this conversion would increase the MVLS by approximately

$62 million. In order for Northern Revival to regain compliance with the MVLS Rule, Northern Revival’s MVLS must equal or exceed $35.0 million for at least 10 consecutive trading days however and Nasdaq must provide written confirmation to Northern Revival to close the matter.

In the event Northern Revival does not regain compliance with the MVLS Rule prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. At that time, Northern Revival may appeal the delisting determination to a Hearings Panel.

Delisting of securities

On February 5, 2024, Northern Revival received a written notice (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that it was no longer in compliance with the Nasdaq Listing Rules (the “Rules”).

In the Notice, Nasdaq advised Northern Revival that, pursuant to Rule IM-5101-2, a special purpose acquisition company (“SPAC”) must complete one or more business combinations within 36 months of the effectiveness of the SPAC’s initial public offering. Since Northern Revival’s registration statement became effective on February 2, 2021, it was required to complete its initial business combination by no later than February 2, 2024. As a result, Northern Revival’s securities were suspended from trading at the opening of business on February 14, 2024 and, on April 25, 2024, a Form 25-NSE was filed with the SEC removing Northern Revival’s securities from listing and registration on Nasdaq.

Our Business Strategy

Our board and advisory team will leverage their long-standing partnerships, vast investment experience, deep networks, and technology industry expertise to identify and generate attractive acquisition opportunities among middle-market technology companies with anticipated enterprise values between $750 million and $3 billion. To the extent the purchase price for any acquisition to be paid in cash exceeds the net proceeds available to us, we may issue debt or equity to consummate the acquisition. Such additional financing may come in the form of bank financings or preferred equity, common equity or debt offerings, or a combination of the foregoing.

We believe our management team’s experience and track record, are differentiated and will enable us to successfully identify and execute an Initial Business Combination. We will leverage our extensive network of relationships across the middle-market technology ecosystem to assist in the identification of a target for the Initial Business Combination.

Our management team, board and advisors have experience in:

•        investing in leading technology companies to accelerate their growth and maturation;

•        sourcing, structuring, acquiring, financing, and selling software and tech-enabled services businesses;

•        fostering relationships with sellers, capital providers and target management teams.

•        operating companies, setting and changing strategies, and identifying, mentoring and recruiting exceptional talent;

•        developing and growing companies, both organically and through strategic transactions and acquisitions, and expanding the product range and geographic footprint;

•        deploying a comprehensive value-creation toolkit including identifying avenues for growth acceleration and delivering operating efficiency; and

•        accessing the capital markets, including financing businesses and helping companies transition to public ownership.

The past performance of our management team or their respective affiliates, is not a guarantee either (i) of success with respect to any Initial Business Combination we may consummate or (ii) that we will be able to identify a suitable candidate for our Initial Business Combination. You should not rely on the historical record of our management team’s or their respective affiliates’ performance as indicative of our future performance. Our management team and their respective affiliates have been involved with a large number of public and private companies in addition to those identified above, not all of which have achieved similar performance levels.

Our Acquisition Process

In evaluating a prospective target business, we expect to conduct an extensive due diligence review, which may encompass, as applicable and among other things, meetings with members of the target’s management and other employees, document reviews, interviews of customers and suppliers, inspection of facilities and a review of financial and other information about the target and its industry.

Certain of our directors and officers indirectly own founder shares and/or Private Placement Warrants following the Northern Revival IPO and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination. Further, such officers and directors may have a conflict of interest with respect to evaluating a particular Initial Business Combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

Certain of our officers and directors presently have, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present an Initial Business Combination opportunity to such entity subject to his or her fiduciary or contractual obligations. As a result, if any of our officers or directors becomes aware of an Initial Business Combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to such officer’s and director’s fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such Initial Business Combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our Initial Business Combination. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a Business Opportunity for any director or officer, on the one hand, and us, on the other. Additionally, certain of our directors and officers are now, and our Sponsor, directors and officers may in the future become, affiliated with entities that are engaged in a similar business.

Initial Business Combination

Nasdaq listing rules require that our Initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting fees and taxes payable on the income earned on the Trust Account). We refer to this as the 80% fair market value test. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. We do not currently intend to purchase multiple businesses in unrelated industries in conjunction with our Initial Business Combination, although there is no assurance that will be the case.

We anticipate structuring our Initial Business Combination so that the post-transaction company in which our public shareholders own shares will own or acquire 100% of the issued and outstanding equity interests or assets of the target business or businesses. We may, however, structure our Initial Business Combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but we will only complete such Initial Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Even if the post-transaction company owns or acquires

50% or more of the voting securities of the target, our shareholders prior to our Initial Business Combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in our Initial Business Combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the issued and outstanding capital stock, shares or other equity securities of a target business or issue a substantial number of new shares to third-parties in connection with financing our Initial Business Combination. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our shareholders immediately prior to our Initial Business Combination could own less than a majority of our issued and outstanding shares subsequent to our Initial Business Combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% fair market value test. If our Initial Business Combination involves more than one target business, the 80% fair market value test will be based on the aggregate value of all of the target businesses.

Departure of certain officers and directors; name change and Class B conversion

On February 9, 2023, in accordance with the provisions of a binding agreement that provides for the withdrawal or significant reduction in investment in the Sponsor by certain existing investors and the resulting transfer of control of the Sponsor: (i) Whitney Bower resigned as Chairman and Chief Executive Officer, (ii) Peter Low resigned as Chief Financial Officer and director and (iii) Michael Alter and David Lang resigned as independent directors, (iv) the board appointed Aemish Shah as the Chairman and Chief Executive Officer and Manpreet Singh as Chief Financial Officer and a director, and also appointed Joseph Tonnos, David Tanzer and Asad Zafar to serve as directors, determining each of Messrs. Tonnos, Tanzer and Zafar to be an independent director under the listing rules of the Nasdaq Stock Market. We agreed to change our name in connection with these changes. Mr. Tonnos served on the Northern Revival board of directors from February 9, 2023 until his resignation on March 15, 2023. Such resignation was not a result of disagreement with Northern Revival on any matter relating to its operations, policies or practices.

On March 16, 2023, we held our General Meeting for the purposes of considering and voting upon: (i) a special resolution, to amend our charter to change the name of the company from Noble Rock Acquisition Corporation to Northern Revival Acquisition Corporation; and (ii) a special resolution, to amend the charter to change certain provisions which restrict our Class B ordinary shares from converting to Northern Revival Ordinary Shares prior to the closing of the business combination. Both the Name Change Proposal and Conversion Proposal were approved by the shareholders at the General Meeting. The purpose of the Name Change Proposal was to amend the name of the company as agreed in connection with the departures of Messrs. Bower, Low, Alter and Lang. The purpose of the Conversion Proposal was to remove restrictions contained in the charter in order to permit the Class B ordinary shares to convert into Northern Revival Ordinary Shares prior to the closing of the business combination. The holders of such shares will continue to be subject to the same restrictions as the Class B ordinary shares before any conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a business combination as described in the prospectus for our Northern Revival IPO.

Extension, redemptions and contributions

On January 27, 2023, we held an extraordinary general meeting of shareholders where the shareholders approved a special resolution to amend our Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to extend the date by which Northern Revival may either (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, from February 4, 2023 to September 4, 2023 (such later date, the “extended date”) or such earlier date as determined by the board or (ii) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (iii) redeem all of the Northern Revival Ordinary Shares included as part of the Northern Revival Units sold in the Northern Revival IPO that was consummated on February 4, 2021 from February 4, 2023 to September 4, 2023 or such earlier date as determined by the Northern Revival Board.

In connection with the solicitation of proxies in connection with the Extension Amendment, holders of 21,240,830 Northern Revival Ordinary Shares of our then 24,150,000 Northern Revival Ordinary Shares outstanding with redemption rights, elected to redeem their shares at a per share redemption price of approximately $10.17. In connection with the solicitation of proxies in connection with the Conversion Proposal, holders of 433,699 Northern Revival Ordinary Shares of our then outstanding 8,946,670 Northern Revival Ordinary Shares outstanding with redemption rights, elected to redeem their shares at a per share redemption price of approximately $10.33. On March 28, 2023, Northern Revival elected to permit one shareholder, at the shareholder’s request, to reverse their redemption as to 5,000 Northern Revival Ordinary Shares, resulting in a total of 428,699 redemptions in connection with the solicitation of proxies in connection with the Conversion Proposal. On April 5, 2023, the Sponsor elected to convert 6,037,499 Class B ordinary shares into Northern Revival Ordinary Shares. Following such meetings and the redemptions related thereto and the conversion of the Class B ordinary shares, there are a total of 8,517,970 Northern Revival Ordinary Shares issued and outstanding and (ii) one Class B ordinary share outstanding. As of April 27, 2023, there was a total of approximately $25.8 million held in the Trust Account.

As previously disclosed in connection with the solicitation of proxies for the Extension Proposal, the Sponsor has indicated that, it will contribute to Northern Revival as a loan (each loan being referred to herein as a “contribution”) the lesser of (i) $100,000 and (ii) an aggregate amount equal to $0.055 multiplied by the number of public shares of Northern Revival that are not redeemed, for each month commencing on February 4, 2023 and on or prior to the fourth day of each subsequent month, if applicable (each such month period an “extension period”) until the earlier of (x) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an Initial Business Combination (y) the extended date and (z) the date that the board determines in its sole discretion to no longer seek an Initial Business Combination. Each contribution will be deposited in the Trust Account within three business days of the beginning of the extended period which such contribution is for. The contributions will be repayable by Northern Revival to the Sponsor upon consummation of an Initial Business Combination. Northern Revival’s board of directors will have the sole discretion whether to continue extending for additional extension periods, and if the board determines not to continue extending for additional months, the additional contributions will terminate. If this occurs, Northern Revival would wind up Northern Revival’s affairs and redeem 100% of the outstanding public shares in accordance with the procedures set forth in Northern Revival’s Amended and Restated Memorandum and Articles of Association (“Charter”). The Sponsor contributed to Northern Revival as a loan the first, second and third deposits of $100,000 each into the Trust Account on February 4, 2023, March 4, 2023 and April 4, 2023.

On August 30, 2023, we held an extraordinary general meeting of shareholders (the “Second Extension Meeting”) where the shareholders approved a special resolution to amend our Northern Revival Memorandum and Articles of Association (the “Second Extension Amendment”) to (i) extend the date by which Northern Revival may either (a) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, from September 4, 2023 to February 4, 2024 or such earlier date as determined by the board or (b) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (c) redeem all of the Northern Revival Ordinary Shares, included as part of the Northern Revival Units sold in the Northern Revival IPO that was consummated on February 4, 2021 from September 4, 2023 to February 4, 2024 or such earlier date as determined by the Northern Revival Board and (ii) redeem public shares irrespective of whether such redemption would exceed an amount that would cause the company’s net tangible assets to be less than US$5,000,001.

In connection with the solicitation of proxies in connection with the Second Extension Amendment, holders of 570,227 Northern Revival Ordinary Shares of our then-outstanding 8,517,970 Northern Revival Ordinary Shares with redemption rights outstanding, elected to redeem their shares at a per share redemption price of approximately $10.72. Following the meeting and the redemptions related thereto, there are a total of 7,947,743 Northern Revival Ordinary Shares issued and outstanding, and (ii) one Class B ordinary share. As of September 12, 2023 there was a total of approximately $20.48 million held in the Trust Account.

As previously disclosed in connection with the solicitation of proxies for the Second Extension Proposal, the Sponsor has indicated that, it will contribute to Northern Revival as a loan (each loan being referred to herein as a “contribution”) an aggregate amount equal to $0.03 multiplied by the number of public shares of the company that are not redeemed in connection with the shareholder vote to approve the extension proposal, for each month, commencing on September 4, 2023 and on or prior to the fourth day of each subsequent month, if applicable (each such month period an “extension period”) until the earlier of (x) the date of the meeting held in connection with a shareholder vote to approve an initial business combination, (y) the extended date, and (z) the date that the board determines in its sole discretion to no longer seek an initial business combination. Each contribution will be deposited in the Trust Account within three business days of the beginning of the extended period which such contribution is for. The sponsor will not make any contribution unless the extension proposal is approved and the extension is completed. The contributions will be repayable by the company to the sponsor upon consummation of an initial business combination.

On January 30, 2024, we held an extraordinary general meeting of shareholders (the “Third Extension Meeting”) where the shareholders approved a special resolution to amend our Northern Revival Memorandum and Articles of Association (the “Third Extension Amendment”) to (i) extend the date by which Northern Revival may either (a) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, from February 4, 2024 to August 4, 2024 or such earlier date as determined by the board or (b) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (c) redeem all of the Northern Revival Ordinary Shares, included as part of the Northern Revival Units sold in the Northern Revival IPO that was consummated on February 4, 2021 from February 4, 2024 to August 4, 2024 or such earlier date as determined by the Northern Revival Board.

In connection with the solicitation of proxies in connection with the Third Extension Amendment, holders of 184,934 Northern Revival Ordinary Shares of our then-outstanding 7,947,743 Northern Revival Ordinary Shares with redemption rights outstanding, elected to redeem their shares at a per share redemption price of approximately $11.04. Following the meeting and the redemptions related thereto, there are a total of 7,762,809 Northern Revival Class A Ordinary Shares issued and outstanding, and (ii) one Class B ordinary share. As of the Record Date there was a total of approximately $_____ million held in the Trust Account.

As previously disclosed in connection with the solicitation of proxies for the Third Extension Proposal, the Sponsor has indicated that, it will contribute to Northern Revival as a loan (each loan being referred to herein as a “contribution”) an aggregate amount equal to $0.03 multiplied by the number of public shares of the company that are not redeemed in connection with the shareholder vote to approve the extension proposal, for each month, commencing on February 4, 2024 and on or prior to the fourth day of each subsequent month, if applicable (each such month period an “extension period”) until the earlier of (x) the date of the meeting held in connection with a shareholder vote to approve an initial business combination, (y) the extended date, and (z) the date that the board determines in its sole discretion to no longer seek an initial business combination. Each contribution will be deposited in the Trust Account within three business days of the beginning of the extended period which such contribution is for. The sponsor will not make any contribution unless the extension proposal is approved and the extension is completed. The contributions will be repayable by the company to the sponsor upon consummation of an initial business combination.

On August 1, 2024, we held an extraordinary general meeting of shareholders (the “Fourth Extension Meeting”) where the shareholders approved a special resolution to amend our Northern Revival Memorandum and Articles of Association (the “Fourth Extension Amendment”) to (i) extend the date by which Northern Revival may either (a) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, from August 4, 2024 to November 4, 2024 or such earlier date as determined by the board or (b) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (c) redeem all of the Northern Revival Ordinary Shares, included as part of the Northern Revival Units sold in the Northern Revival IPO that was consummated on February 4, 2021 from August 4, 2024 to November 4, 2024 or such earlier date as determined by the Northern Revival Board.

In connection with the solicitation of proxies in connection with the Fourth Extension Amendment, holders of 1,451,876 Northern Revival Ordinary Shares of our then-outstanding 7,762,809 Northern Revival Ordinary Shares with redemption rights outstanding, elected to redeem their shares at a per share redemption price of approximately $11.25. Following the meeting and the redemptions related thereto, there are a total of 6,310,933 Northern Revival Class A Ordinary Shares issued and outstanding, and (ii) one Class B ordinary share. As of the Record Date there was a total of approximately $_____ million held in the Trust Account.

As previously disclosed in connection with the solicitation of proxies for the Fourth Extension Proposal, the Sponsor has indicated that, it will contribute to Northern Revival as a loan (each loan being referred to herein as a “contribution”) an aggregate amount equal to $0.03 multiplied by the number of public shares of the company that are not redeemed in connection with the shareholder vote to approve the extension proposal, for each month, commencing on August 4, 2024 and on or prior to the fourth day of each subsequent month, if applicable (each such month period an “extension period”) until the earlier of (x) the date of the meeting held in connection with a shareholder vote to approve an initial business combination, (y) the extended date, and (z) the date that the board determines in its sole discretion to no longer seek an initial business combination. Each contribution will be deposited in the Trust Account within three business days of the beginning of the extended period which such contribution is for. The sponsor will not make any contribution unless the extension proposal is approved and the extension is completed. The contributions will be repayable by the company to the sponsor upon consummation of an initial business combination.

Competition

We expect to encounter intense competition from other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses we intend to acquire. Many of these individuals and entities are well established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. Additionally, the number of blank check companies looking for Initial Business Combination targets has increased compared to recent years and many of these blank check companies are sponsored by entities or persons that have significant experience with completing Initial Business Combinations. While we believe there are numerous target businesses we could potentially acquire with the net proceeds of the Northern Revival IPO and the sale of the Private Placement Warrants, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, in the event we seek shareholder approval of our Initial Business Combination and we are obligated to pay cash for our Northern Revival Ordinary Shares, it will potentially reduce the resources available to us for our Initial Business Combination. Any of these obligations may place us at a competitive disadvantage in successfully negotiating an Initial Business Combination.

Human Capital Management

We do not intend to have any full-time employees prior to the completion of our Initial Business Combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Initial Business Combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for our Initial Business Combination and the current stage of the Initial Business Combination process.

MANAGEMENT OF NORTHERN REVIVAL

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Northern Revival before the Business Combination.

The following table sets forth information about our directors and executive officers:

Name	Age	Position
Aemish Shah	37	Chairman and Chief Executive Officer
Manpreet Singh	40	Director and Chief Financial Officer
David Tanzer	62	Director
Benjamin Rifkin	44	Director
Aimee Christensen	54	Director

Aemish Shah has served as Chief Executive Officer and Chairman of Northern Revival since February 9, 2023. He has served as a director of Northern Revival since January 2021. Since January 2016, Mr. Shah has been the Co-Founder and Managing Partner of General Global Capital (“GenGlobal”), a growth state technology investment firm focused on software and financial technology companies with notable investments that include Carta, SpaceX, SoFi, Impossible Foods, Digital Ocean, Rubrik, Grab Inc., Figure Technologies, CaaStle, Avant/Amount and Postmates. Mr. Shah has over sixteen years of experience as a technology investor and financial services banker. Over the course of his career, he has worked on over twenty successful M&A transactions with an aggregate value of over five billion dollars. Mr. Shah has also served on numerous non-profit boards and currently works with TeacherCraft, an EdTech non-profit focused on professional development. Mr. Shah began his career with Pricewaterhouse Coopers as a Senior Associate in the financial advisory practice. Mr. Shah graduated from Cornell University with a Bachelor of Science in Operations Research and Industrial Engineering. We believe Mr. Shah is qualified to serve on our board due to his extensive investment and mergers and acquisitions experience.

Manpreet Singh, CFA, has served as Chief Financial Officer and a director of Northern Revival since February 9, 2023. From 2018 to the present, Mr. Singh has served as the CIO at Singh Capital Partners (“SCP”) where he is responsible for all investment decisions and operations. In 2006, Mr. Singh became one of the youngest CFA charter holders in the world and was profiled by the organization as its “Most Ambitious” member. He serves on the numerous public, non-profit and private company boards including Cemtrex (Nasdaq: CETX), Investcorp India Acquisition Corp (Nasdaq: IVCA), AcquCo, PartsAvatar, Oats Overnights, US Inspect, Snowball Industries, Shukr Investments, Suburban Hospital (John Hopkins Medicine) and Dingman Center at the Smith School of Business. Mr. Singh received his MBA from the Wharton School of Business in Entrepreneurship, Finance, and Real Estate. He also holds a B.S. in Finance with a citation in Entrepreneurship from the University of Maryland, College Park.

David Tanzer has served as an independent director of Northern Revival since February 9, 2023. Currently, Mr. Tanzer is a manager for Mercury FundingCo., LLC since June 2019, an executive chairman of XGen Ai since March 2020, a board observer of Veransa Group since December 2021, and a board observer of Open Road Integrated Media since December 2021. From 2019 to 2020, Mr. Tanzer was the Chief Executive Officer at TBD Safety, LLC which sold personal emergency response system products. Prior to that, Mr. Tanzer was Chief Executive Officer at LifeShield, LLC which sold home security products from February 2017 to February 2018. In total, Mr. Tanzer has over 35 years of experience in senior operating roles and investing in and advising acquisition candidates and operating companies in industry sectors including media, B2B SaaS, sustainability, real estate and AI/machine learning. Mr. Tanzer has served on 10 boards, including Healthy Directions (an American Securities Capital Partners portfolio company), CurtCo Robb Media (GE Capital) and The Noodle Companies and its four operating subsidiaries. Mr. Tanzer has provided M&A consulting services to leading private equity firms including Blackstone Partners, Elevation Partners, Great Hill Partners, Insight Partners, Lee Equity Partners, Madison Dearborn, Warburg Pincus and Zelnick Media, as well as companies such as InterActiveCorp, NutriSystem, Publishers Clearinghouse, and Scholastic. Mr. Tanzer received his B.A. from Harvard College, graduating magna cum laude, and his MBA from Harvard Business School, where he was a Baker Scholar. We believe Mr. Tanzer is qualified to serve on our board due to his extensive investments and merger and acquisitions experience.

Benjamin Rifkin has served as an independent director of the Company since May 17, 2023. From July 2018 to present, Mr. Rifkin has been the Chief Executive Officer and President of Ten Eighty Capital, a diversified private investment firm based in Park City, UT. Previously, Mr. Rifkin served as President of Royal Street

Investment & Innovation Center, leading strategic investment and business decisions. He was also a Venture Partner at Royal Street Ventures, a seed stage venture capital firm with offices in UT, CO, WI and MO. In these roles, Rifkin worked closely with private and public companies in the hospitality, virtual reality, consumer products, consumer internet and enterprise software industries. Mr. Rifkin also managed the Park City Angels as Executive Director leading membership, deal sourcing and diligence efforts. He helped open Park City’s first co-working space and incubator, PandoLabs, and also served as co-chair and emcee of Thin Air, a business leadership and innovation conference underwritten by the Park City Chamber of Commerce. Mr. Rifkin received a BA in English and Creative Writing from Dartmouth College. We believe Mr. Singh is well-qualified to serve on our board of directors based on his deep expertise in management and investment.

Aimée Russell Christensen has served as an independent director of the Company since August 2023. From June 2020 to present, Ms. Christensen has served as the CEO at Christensen Global Strategies, LLC where she advises corporate and nonprofit clients on climate-smart growth strategy. She has also been a director of Christensen Global Strategies, LLC since June 2005 and was a director of Enerblu, Inc. from November 2017 to July 2018. From March 2015 to May 2020, Ms. Christensen was the executive director of Sun Valley Institute for Resilience and provided strategic vision and overall operational direction. Ms. Christensen received her Juris Doctor degree from Stanford University Law School and received a BA in Latin American Studies & Anthropology from Smith College. We believe Ms. Christensen is well-qualified to serve on our board of directors based on her legal background and her experiences in advising corporations on strategies.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Aemish Shah	General Global Capital	Investment services	Co-Founder and Managing Partner
Manpreet Singh	Singh Capital Partners	Investment services	Chief Investment Officer
	Cemtrex	Manufacturing	Board member
	Investcorp India Acquisition Corp	Blank check company	Board member
	AcquCo,	Acquisition company	Board member
	PartsAvatar	Auto parts	Board member
	Overnight Oats	Food and beverage	Board member
	US Inspect	Home inspections	Board member
	Snowball Industries	HVAC and Pluming	Board member
	Shukr Investments	Investment services	Board member
	Suburban Hospital (Johns Hopkins Medicine)	Medical	Board member
David Tanzer	Mercury Funding Co., LLC	Venture capital	Manager
	XGen Ai	Artificial intelligence	Executive chairman
	Veransa Group	Sustainability	Board observer
	Open Road Integrated Media	eBook publishing	Board observer
Benjamin Rifkin	Ten Eighty Capital	Investment services	Chief executive officer and president
Aimée Russell Christensen	Christensen Global Strategies, LLC	Consulting	Chief executive officer

Director Independence

An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We currently have three “independent directors” as defined in the Nasdaq listing standards and applicable

SEC rules. Our board has determined that David Tanzer, Benjamin Rifken and Aimee Christensen are independent directors under applicable SEC and Nasdaq rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Number, Terms of Office and Election of Officers and Directors

Our board of directors consists of six members. Prior to our Initial Business Combination, holders of our founder shares will have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of our public shares will not have the right to vote on the appointment of directors during such time. These provisions of our amended and restated memorandum and articles of association may only be amended by a special resolution passed by a majority of at least 90% of our ordinary shares attending and voting in a general meeting. Each of our directors will hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors or by a majority of the holders of our ordinary shares (or, prior to our Initial Business Combination, holders of our founder shares).

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our board of directors has three standing committees — an audit committee in compliance with Section 3(a)(58)(A) of the Exchange Act, a compensation committee and a nominating committee, each comprised of independent directors.

Audit Committee

The members of our audit committee are Benjamin Rifken and David Tanzer. David Tanzer serves as chair of the audit committee.

Each member of the audit committee is financially literate and our board of directors has determined that David Tanzer qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our compensation committee are Benjamin Rifken and David Tanzer.

We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the SEC.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Benjamin Rifken and David Tanzer. David Tanzer serves as chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board of directors, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our Initial Business Combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Code of Ethics

We have adopted a code of ethics and business conduct (our “Code of Ethics”) applicable to our directors, officers and employees. We have filed a copy of our form of our Code of Ethics as an exhibit to our Annual Report. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, we will provide a copy of the Code of Ethics without charge upon request. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care, which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders; provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Our management team, in their capacities as directors, officers or employees of our Sponsor or its affiliates or in their other endeavors, may choose to present potential Initial Business Combinations to other entities to which our directors and officers currently have fiduciary duties or contractual obligations, current or future entities affiliated with or managed by our Sponsor, or third parties, before they present such opportunities to us, subject to his or her fiduciary duties under Cayman Islands law and any other applicable fiduciary duties.

Our directors and officers presently have, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present an Initial Business Combination opportunity to such entity. Accordingly, if any of our directors or officers becomes aware of an Initial Business Combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such Initial Business Combination opportunity to such entity, subject to his or her fiduciary duties under Cayman Islands law. We do not believe, however, that the fiduciary duties or contractual obligations of our directors or officers will materially affect our ability to identify and pursue Initial Business Combination opportunities or complete our Initial Business Combination.

Potential investors should also be aware of the following potential conflicts of interest:

•        None of our directors or officers is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of their other business activities, our directors and officers may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        In connection with the Initial Public Offering, our initial shareholders and Chairman and Chief Executive Officer have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the consummation of our Initial Business Combination, and our initial shareholders have agreed to waive their redemption rights with respect to their founder shares if we fail to consummate our Initial Business Combination within 24 months after the closing of the Initial Public Offering or such later date as extended. However, if our initial shareholders (or our Chairman and Chief Executive Officer or affiliates) acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to consummate our Initial Business Combination within the prescribed time frame. If we do not complete our Initial Business Combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of our public shares, and the Private Placement Warrants will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable or salable by our initial shareholders until the earlier of: (1) one year after the completion of our Initial Business Combination; and (2) subsequent to our Initial Business Combination (x) if the last reported sale price of our Northern Revival Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Initial Business Combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. With certain limited exceptions, the Private Placement Warrants and the ordinary shares underlying such warrants, will not be transferable, assignable or salable by our Sponsor until 30 days after the completion of our Initial Business Combination. Since our Sponsor and directors and officers will directly or indirectly own ordinary shares and warrants following the Initial Public Offering, our directors and officers may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination.

•        Our directors and officers may negotiate employment or consulting agreements with a target business in connection with a particular Initial Business Combination. These agreements may provide for them to receive compensation following our Initial Business Combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular Initial Business Combination.

•        Our directors and officers may have a conflict of interest with respect to evaluating a particular Initial Business Combination if the retention or resignation of any such directors and officers was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

The conflicts described above may not be resolved in our favor.

Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a Business Opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to identify and pursue Initial Business Combination opportunities or complete our Initial Business Combination.

We are not prohibited from pursuing an Initial Business Combination with a company that is affiliated with our Sponsor, directors or officers. In the event we seek to complete our Initial Business Combination with such a company, we, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that such an Initial Business Combination is fair to our company from a financial point of view.

In addition, our Sponsor or any of its affiliates may make additional investments in Northern Revival in connection with the Initial Business Combination, although our Sponsor and its affiliates have no obligation or current intention to do so. If our Sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence our Sponsor’s motivation to complete an Initial Business Combination.

In the event that we submit our Initial Business Combination to our public shareholders for a vote, our initial shareholders and Chairman and Chief Executive Officer have agreed, pursuant to the terms of a letter agreement entered into with us, to vote any founder shares (and their permitted transferees will agree) and public shares held by them in favor of our Initial Business Combination.

EXECUTIVE COMPENSATION OF NORTHERN REVIVAL

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Northern Revival before the Business Combination.

None of our directors or officers have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on Nasdaq through the earlier of consummation of our Initial Business Combination and our liquidation, we will pay our Sponsor a total of $30,000 per month for office space, administrative, financial and support services. Other than as described herein, no compensation of any kind, including any finder’s fee, reimbursement or consulting fee, will be paid by us to our Sponsor, officers and directors, or any affiliate of our Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our Initial Business Combination (regardless of the type of transaction that it is). However, our Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Initial Business Combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, directors, officers or our or any of their affiliates.

After the completion of our Initial Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed Initial Business Combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our Initial Business Combination will be determined by a compensation committee constituted solely by independent directors.

We are not party to any agreements with our directors and officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our Initial Business Combination should be a determining factor in our decision to proceed with any potential Initial Business Combination.

Sponsor LLC Agreement

On December 31, 2020, each of our then directors (or their affiliates), officers and advisors together with certain third-party investors, including our anchor investor, entered into an amended and restated limited liability company agreement (the “Sponsor LLC Agreement”) of our Sponsor, Northern Revival Sponsor LLC which was then known as Noble Rock Sponsor LLC. In connection with the provisions of a binding agreement that provides for the withdrawal or significant reduction in investment in the Sponsor by certain existing investors and the resulting transfer of control of the Sponsor, the Sponsor changed its name to Northern Revival Sponsor LLC and Aemish Shah became the sole manager of the Sponsor.

Pursuant to the Sponsor LLC Agreement, certain of our directors (or their affiliates), officers and advisors made capital contributions to our Sponsor in exchange for membership interests in our Sponsor in an aggregate amount of $25,000, with respect to the issuance of 6,037,500 of our founder shares to our Sponsor. In addition, certain of our directors (or their affiliates), officers and the third-party investors, including our anchor investor, agreed to make certain at-risk capital contributions up to an aggregate amount of $6,830,000, the proceeds of which were used by our Sponsor to purchase the Private Placement Warrants. Such persons also agreed to make additional capital contributions to our Sponsor upon request.

Upon or after the consummation of our Initial Business Combination and as determined by members of our Sponsor, our directors (or their affiliates), officers and advisors and the third-party investors are entitled to receive distributions of the assets of our Sponsor in accordance with such persons’ then respective economic interests in our Sponsor.

NORTHERN REVIVAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to the “Company,” “our,” “us” or “we” refer to Northern Revival Acquisition Corporation. The following discussion and analysis of Northern Revival’s financial condition and results of operations should be read in conjunction with the audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary,” and “Risk Factors” elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on November 4, 2020. We were incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Initial Business Combination”).

Our sponsor is Northern Revival Sponsor LLC, a Cayman Island limited liability company which changed its name from Noble Rock Sponsor LLC (the “Sponsor”). The registration statement for the Northern Revival IPO was declared effective on February 1, 2021. On February 4, 2021, we consummated the Northern Revival IPO of 24,150,000 Northern Revival Units, (with respect to the Northern Revival Ordinary Shares included in the Northern Revival Units being offered, the “Public Shares”), which includes 3,150,000 additional Northern Revival Units to cover over-allotments (the “Over-Allotment Northern Revival Units”), at $10.00 per Unit, generating gross proceeds of $241.5 million, and incurring offering costs of approximately $14.4 million, net of reimbursement from the underwriter. Of these offering costs, approximately $9.1 million and approximately $320,000 was for deferred underwriting commissions and deferred legal fees, respectively. In September 2023, the underwriters in the IPO waived such deferred underwriting commissions.

Simultaneously with the closing of the Northern Revival IPO, we consummated the Private Placement of 4,553,334 private placement warrants at a price of $1.50 per Private Placement Warrant with our Sponsor, generating gross proceeds of approximately $6.8 million.

Upon the closing of the Northern Revival IPO and the Private Placement, $241.5 million ($10.00 per Unit) of the net proceeds of the Northern Revival IPO and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an Initial Business Combination and (ii) the distribution of the Trust Account as described below.

We intend to complete our Initial Business Combination using cash from the remaining proceeds of the Northern Revival IPO and the Private Placement of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt. The issuance of additional shares of our stock in a business combination:

•        may significantly dilute the equity interest of investors in this offering;

•        may subordinate the rights of holders of our ordinary shares if preference shares are issued with rights senior to those afforded our ordinary shares;

•        could cause a change in control if a substantial number of shares of our ordinary shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our Northern Revival Ordinary Shares and/or warrants.

Similarly, if we issue debt securities or otherwise incur significant debt to bank or other lenders or owners of a target, it could result in:

•        default and foreclosure on our assets if our operating revenues after an Initial Business Combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our ordinary shares;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•        other purposes and other disadvantages compared to our competitors who have less debt.

If we are unable to complete an Initial Business Combination by November 4, 2024, or such earlier date as determined by the Northern Revival Board (taking into account the extension as described below, the “Combination Period”), we will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Recent Developments

Proposed Business Combination

On March 20, 2023, we entered into the Business Combination Agreement with our Sponsor, Braiin and the Braiin Supporting Shareholders who collectively own 100% of the outstanding ordinary shares of Braiin. Pursuant to the terms of the Business Combination Agreement, a business combination between Northern Revival and Braiin will be effected as a share exchange in which Braiin shareholders exchange 100% of their Braiin Shares for a pro rata portion of Class A Ordinary Shares, par value $0.0001 per share, of Northern Revival with an aggregate value of $572 million. The number of shares to be issued will be based upon a per share value of $10.00. The aggregate value is subject to adjustment up or down based upon certain indebtedness and cash on hand of Braiin as set forth in its audited financial statements. On October 1, 2023, the parties entered into an Amended and Restated Business Combination revised the structure of the transaction from a direct share exchange to a merger structure and revised the valuation of the transaction and on September 27, 2024, we entered into the First Amendment to the Amended and Restated Business Combination Agreement.

Simultaneously with the execution of the Business Combination Agreement, Northern Revival and Braiin entered into separate support agreements with the Braiin Supporting Shareholders and the Sponsor pursuant to which the Braiin Supporting Shareholders and the Sponsor have agreed to vote their Braiin shares and Northern Revival shares, respectively, in favor of the Business Combination and against any competing acquisition proposal, and not to solicit any competing acquisition proposal. In addition, the Sponsor has agreed to surrender 1,500,000 founder shares immediately prior to the closing of the Business Combination (the “Closing”) and to waive: (i) redemption rights with respect to its founders shares in connection with the Business Combination, and (ii) the right to have any working capital loans extended to Northern Revival converted into warrants.

Forward Purchase Agreement

On March 16, 2023, in connection with the Business Combination Northern Revival, Braiin and Meteora Capital, LLC (“Meteora”) entered into the Forward Purchase Agreement providing for the issue and sale of up to 2,900,000 Northern Revival Ordinary Shares. The Northern Revival Ordinary Shares that may be issued in connection with the Forward Purchase Agreement have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Pursuant to the Forward Purchase Agreement, Meteora has agreed to make purchases of Northern Revival Ordinary Shares: (a) in open-market purchases through a broker after the date of Northern Revival’s redemption deadline in connection with the vote of Northern Revival shareholders to approve the Business Combination from holders of Northern Revival Ordinary Shares, including those who elect to redeem Northern Revival Ordinary Shares and subsequently revoked their prior elections to redeem (the “Recycled Shares”) and (b) directly from Northern Revival, newly-issued Northern Revival Ordinary Shares (the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). The aggregate total Subject Shares will be up to 2,900,000 (but not more than 9.9% of Northern Revival Ordinary Shares outstanding on a post-transaction basis) (the “Maximum Number of Shares”). Meteora has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business Combination.

The Forward Purchase Agreement provides that no later than the earlier of (a) one business day after the closing of the Business Combination and (b) the date any assets from Northern Revival’s Trust Account are disbursed in connection with the Business Combination, the Combined Company will pay to Meteora, out of funds held in its Trust Account, an amount (the “Prepayment Amount”) equal to (x) the per-share redemption price (the “Initial Price”) multiplied by (y) the number of Recycled Shares on the date of such prepayment less the Prepayment Shortfall. The Prepayment Shortfall is equal to the lesser of (i) ten percent of the product of (x) the Number of Northern Revival Ordinary Shares multiplied by (y) the Initial Price and (ii) $3,000,000.

Meteora may, at its discretion and at any time following the closing of the Business Combination, provide an Optional Early Termination notice (“OET Notice”) and pay to the Combined Company the product of the “Reset Price” and the number of Northern Revival Ordinary Shares listed on the OET Notice. The Reset Price shall initially equal the Initial Price but shall be adjusted on the first scheduled trading date of each two-week period commencing on the first week following the 30th day after the closing of the Business Combination to the lowest of (i) the current Reset Price, (ii) the Initial Price and (iii) the volume weighted average price (“VWAP”) of Northern Revival Ordinary Shares of the prior two week period.

The Forward Purchase Agreement matures on the earlier to occur of (a) three years after the closing of the Business Combination, (b) the date specified by Meteora in a written notice delivered at Meteora’s discretion if (i) the VWAP of Northern Revival Ordinary Shares during 10 out of 30 consecutive trading days is at or below $5.00 per Share, or (ii) the Shares are delisted from a national securities exchange. At maturity, Meteora will be entitled to receive maturity consideration in cash or shares. The maturity consideration will equal the product of (1) (a) the Number of Northern Revival Ordinary Shares less (b) the number of Terminated Shares, multiplied by (2) $1.50 in the event of cash or, in the event of Northern Revival Ordinary Shares, $2.00; and $2.50, solely in the event of a registration failure.

Departure of certain officers and directors; name change and Class B conversion

On February 9, 2023, in accordance with the provisions of a binding agreement that provides for the withdrawal or significant reduction in investment in the Sponsor by certain existing investors and the resulting transfer of control of the Sponsor: (i) Whitney Bower resigned as Chairman and Chief Executive Officer, (ii) Peter Low resigned as Chief Financial Officer and director and (iii) Michael Alter and David Lang resigned as independent directors, (iv) the board appointed Aemish Shah as the Chairman and Chief Executive Officer and Manpreet Singh as Chief Financial Officer and a director, and also appointed Joseph Tonnos, David Tanzer and Asad Zafar to serve as directors, determining each of Messrs. Tonnos, Tanzer and Zafar to be an independent director under the listing rules of the Nasdaq Stock Market. We agreed to change our name in connection with these changes. Mr. Tonnos served on the Northern Revival board of directors from February 9, 2023 until his resignation on March 15, 2023. Such resignation was not a result of disagreement with Northern Revival on any matter relating to its operations, policies or practices.

On March 16, 2023, we held our General Meeting for the purposes of considering and voting upon: (i) a special resolution, to amend our charter to change the name of the company from Noble Rock Acquisition Corporation to Northern Revival Acquisition Corporation; and (ii) a special resolution, to amend the charter to change certain provisions which restrict our Class B ordinary shares from converting to Northern Revival Ordinary Shares prior to the closing of the business combination. Both the Name Change Proposal and Conversion Proposal were approved by the shareholders at the General Meeting. The purpose of the Name Change Proposal was to amend the name of the company as agreed in connection with the departures of Messrs. Bower, Low, Alter and Lang. The purpose of the Conversion Proposal was to remove restrictions contained in the charter in order to permit the Class B ordinary shares to convert into Northern Revival Ordinary Shares prior to the closing of the business combination. The holders of such shares will continue to be subject to the same restrictions as the Class B ordinary shares before any conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of a business combination as described in the prospectus for our Northern Revival IPO.

Extension, redemptions and contributions

On January 27, 2023, we held an extraordinary general meeting of shareholders where the shareholders approved a special resolution to amend our Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to extend the date by which Northern Revival may either (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, from February 4, 2023 to September 4, 2023 (such later date, the “extended date”) or such earlier date as determined by the board or (ii) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (iii) redeem all of the Northern Revival Ordinary Shares included as part of the Northern Revival Units sold in Northern Revival’s IPO that was consummated on February 4, 2021 from February 4, 2023 to September 4, 2023 or such earlier date as determined by the board.

In connection with the solicitation of proxies in connection with the Extension Amendment, holders of 21,240,830 Northern Revival Ordinary Shares of our then-outstanding 24,150,000 Northern Revival Ordinary Shares outstanding with redemption rights, elected to redeem their shares at a per share redemption price of approximately $10.17. In connection with the solicitation of proxies in connection with the Conversion Proposal, holders of 428,699 Northern Revival Ordinary Shares of our then-outstanding 8,946,670 Northern Revival Ordinary Shares outstanding with redemption rights, elected to redeem their shares at a per share redemption price of approximately $10.33. On March 28, 2023, Northern Revival elected to permit one shareholder, at the shareholder’s request, to reverse their redemption as to 5,000 Northern Revival Ordinary Shares, resulting in a total of 428,699 redemptions in connection with the solicitation of proxies in connection with the Conversion Proposal. On April 5, 2023, the Sponsor elected to convert 6,037,499 Class B ordinary shares into Northern Revival Ordinary Shares. Following such meetings, the redemptions related thereto and the Sponsor’s conversion of Class B ordinary shares into Northern Revival Ordinary Shares, there are a total of 8,517,971 ordinary shares issued and outstanding, including (i) 8,517,970 Northern Revival Ordinary Shares and (ii) 1 Class B ordinary share outstanding. As of July 22, 2024 there was a total of approximately $19.5 million held in the Trust Account.

As previously disclosed in connection with the solicitation of proxies for the Extension Proposal, the Sponsor indicated that, it will contribute to Northern Revival as a loan (each loan being referred to herein as a “contribution”) the lesser of (i) $100,000 and (ii) an aggregate amount equal to $0.055 multiplied by the number of public shares of Northern Revival that are not redeemed, for each month commencing on February 4, 2023 and on or prior to the fourth day of each subsequent month, if applicable (each such month period an “extension period) until the earlier of (x) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an Initial Business Combination (y) the extended date and (z) the date that the board determines in its sole discretion to no longer seek an Initial Business Combination. Each contribution will be deposited in the Trust Account within three business days of the beginning of the extended period which such contribution is for. The contributions will be repayable by Northern Revival to the Sponsor upon consummation of an Initial Business Combination. Northern Revival’s board of directors will have the sole discretion whether to continue extending for additional extension periods, and if the board determines not to continue extending for additional months, the additional contributions will terminate.

On August 30, 2023, we held an extraordinary general meeting of shareholders (the “Second Extension Meeting”) where the shareholders approved a special resolution to amend our Northern Revival Memorandum and Articles of Association (the “Second Extension Amendment”) to (i) extend the date by which Northern Revival may either (a) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, from September 4, 2023 to February 4, 2024 or such earlier date as determined by the board or (b) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (c) redeem all of the Northern Revival Ordinary Shares, included as part of the Northern Revival Units sold in the Northern Revival IPO that was consummated on February 4, 2021 from September 4, 2023 to February 4, 2024 or such earlier date as determined by the Northern Revival Board and (ii) redeem public shares irrespective of whether such redemption would exceed an amount that would cause the company’s net tangible assets to be less than US$5,000,001.

In connection with the solicitation of proxies in connection with the Second Extension Amendment, holders of 570,227 Northern Revival Ordinary Shares of our then-outstanding 8,517,970 Northern Revival Ordinary Shares with redemption rights outstanding, elected to redeem their shares at a per share redemption price of approximately $10.72. Following the meeting and the redemptions related thereto, there are a total of (i) 7,947,743 Northern Revival Class A Ordinary Shares issued and outstanding, and (ii) one Class B ordinary share. As of September 12, 2023 there was a total of approximately $20.48 million held in the Trust Account.

As previously disclosed in connection with the solicitation of proxies for the Second Extension Proposal, the Sponsor has indicated that, it will contribute to Northern Revival as a loan (each loan being referred to herein as a “contribution”) an aggregate amount equal to $0.03 multiplied by the number of public shares of the company that are not redeemed in connection with the shareholder vote to approve the extension proposal, for each month, commencing on September 4, 2023 and on or prior to the fourth day of each subsequent month, if applicable (each such month period an “extension period”) until the earlier of (x) the date of the meeting held in connection with a shareholder vote to approve an initial business combination, (y) the extended date, and (z) the date that the board determines in its sole discretion to no longer seek an initial business combination. Each contribution will be deposited in the Trust Account within three business days of the beginning of the extended period which such contribution is for. The sponsor will not make any contribution unless the extension proposal is approved and the extension is completed. The contributions will be repayable by the company to the sponsor upon consummation of an initial business combination.

On January 30, 2024, we held an extraordinary general meeting of shareholders (the “Third Extension Meeting”) where the shareholders approved a special resolution to amend our Northern Revival Memorandum and Articles of Association (the “Third Extension Amendment”) to (i) extend the date by which Northern Revival may either (a) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, from February 4, 2024 to August 4, 2024 or such earlier date as determined by the board or (b) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (c) redeem all of the Northern Revival Ordinary Shares, included as part of the Northern Revival Units sold in the Northern Revival IPO that was consummated on February 4, 2021 from February 4, 2024 to August 4, 2024 or such earlier date as determined by the Northern Revival Board.

In connection with the solicitation of proxies in connection with the Third Extension Amendment, holders of 184,934 Northern Revival Ordinary Shares of our then-outstanding 7,947,743 Northern Revival Ordinary Shares with redemption rights outstanding, elected to redeem their shares at a per share redemption price of approximately $11.04. Following the meeting and the redemptions related thereto, there are a total of 7,762,809 Northern Revival Class A Ordinary Shares issued and outstanding, and (ii) one Class B ordinary share. As of the Record Date, there was a total of approximately $_______ million held in the Trust Account.

As previously disclosed in connection with the solicitation of proxies for the Third Extension Proposal, the Sponsor has indicated that, it will contribute to Northern Revival as a loan (each loan being referred to herein as a “contribution”) an aggregate amount equal to $0.03 multiplied by the number of public shares of the company that are not redeemed in connection with the shareholder vote to approve the extension proposal, for each month, commencing on February 4, 2024 and on or prior to the fourth day of each subsequent month, if applicable (each such month period an “extension period”) until the earlier of (x) the date of the meeting held in connection with a shareholder vote to approve an initial business combination, (y) the extended date, and (z) the date that the board determines in its sole discretion to no longer seek an initial business combination. Each contribution will be deposited in the Trust Account within three business days of the beginning of the extended period which such contribution is for. The sponsor will not make any contribution unless the extension proposal is approved and the extension is completed. The contributions will be repayable by the company to the sponsor upon consummation of an initial business combination.

On August 1, 2024, we held an extraordinary general meeting of shareholders (the “Fourth Extension Meeting”) where the shareholders approved a special resolution to amend our Northern Revival Memorandum and Articles of Association (the “Fourth Extension Amendment”) to (i) extend the date by which Northern Revival may either (a) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, from August 4, 2024 to November 4, 2024 or such earlier date as determined by the board or (b) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (c) redeem all of the Northern Revival Ordinary Shares, included as part of the Northern Revival Units sold in the Northern Revival IPO that was consummated on February 4, 2021 from August 4, 2024 to November 4, 2024 or such earlier date as determined by the Northern Revival Board.

In connection with the solicitation of proxies in connection with the Fourth Extension Amendment, holders of 1,451,876 Northern Revival Ordinary Shares of our then-outstanding 7,762,809 Northern Revival Ordinary Shares with redemption rights outstanding, elected to redeem their shares at a per share redemption price of approximately $11.25. Following the meeting and the redemptions related thereto, there are a total of 6,310,933 Northern Revival Class A Ordinary Shares issued and outstanding, and (ii) one Class B ordinary share. As of the Record Date there was a total of approximately $_______ million held in the Trust Account.

As previously disclosed in connection with the solicitation of proxies for the Fourth Extension Proposal, the Sponsor has indicated that, it will contribute to Northern Revival as a loan (each loan being referred to herein as a “contribution”) an aggregate amount equal to $0.03 multiplied by the number of public shares of the company that are not redeemed in connection with the shareholder vote to approve the extension proposal, for each month, commencing on August 4, 2024 and on or prior to the fourth day of each subsequent month, if applicable (each such month period an “extension period”) until the earlier of (x) the date of the meeting held in connection with a shareholder vote to approve an initial business combination, (y) the extended date, and (z) the date that the board determines in its sole discretion to no longer seek an initial business combination. Each contribution will be deposited in the Trust Account within three business days of the beginning of the extended period which such contribution is for. The sponsor will not make any contribution unless the extension proposal is approved and the extension is completed. The contributions will be repayable by the company to the sponsor upon consummation of an initial business combination.

Results of Operations

Our entire activity since November 4, 2020 (inception) through June 30, 2024 related to our formation, the preparation for the Northern Revival IPO, and since the closing of the Northern Revival IPO, the search for a prospective Initial Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our Initial Business Combination.

We generate non-operating income in the form of gains on investment (net), dividends and interest held in Trust Account. We will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2023, we had net loss of approximately $41,000, which consisted of approximately $122,000 resulting from a change in the fair value of the forward purchase agreement, approximately $2.6 million of general and administrative expenses, offset by approximately $503,000 resulting from a change in the fair value of derivative warrant liabilities and approximately $525,000 of reduction of underwriting fee payable and approximately $1.6 million of income from investments held in the Trust Account.

For the year ended December 31, 2022, we had net income of approximately $8.4 million, which consisted of $6.4 million for a change in the fair value of derivative warrant liabilities, approximately $3.5 million of income from investments held in the Trust Account, offset by approximately $1.5 million of general and administrative expenses.

For the three months ended June 30, 2024, we had net loss of approximately $59,000, which consisted of approximately $127,000 for a change in the fair value of derivative warrant liabilities and approximately $139,000 of general and administrative expenses, offset by approximately $25,000 of a change in the fair value of the FPA, approximately $182,000 of income from investments held in the Trust Account.

For the three months ended June 30, 2023, we had net income of approximately $121,000, which consisted of approximately $383,000 resulting from a change in the fair value of derivative warrant liabilities, approximately $39,000 resulting from a change in the fair value of the FPA and approximately $237,000 of income from investments held in the Trust Account, offset by approximately $538,000 of general and administrative expenses.

For the six months ended June 30, 2024, we had net loss of approximately $336,000, which consisted of approximately $324,000 for a change in the fair value of derivative warrant liabilities and approximately $390,000 of general and administrative expenses, offset by approximately $9,000 of a change in the fair value of the FPA, approximately $369,000 of income from investments held in the Trust Account.

For the six months ended June 30, 2023, we had a net loss of approximately $529,000, resulting from approximately $1,515,000 of general and administrative expenses and approximately $197,000 resulting from a decrease in the fair value of the FPA, offset by approximately $1.2 million of income from investments held in the Trust Account.

Liquidity and Going Concern

As of June 30, 2024, we had $453 cash in our operating bank account and working capital deficit of approximately $4.1 million.

To date, our liquidity needs had been satisfied through a payment of $25,000 from our Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares and the loan of $45,000 from our Sponsor pursuant to the Note. Subsequent to the closing of the Northern Revival IPO and Private Placement, the proceeds from the Private Placement not held in the Trust Account will be used to satisfy our liquidity. Including amounts borrowed subsequent to December 31, 2020, we borrowed a total of approximately $195,000 through the Note and we repaid the Note in full on February 5, 2021. In addition, in order to finance transaction costs in connection with an Initial Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us Working Capital Loans. As of June 30, 2024 and 2023, there were no amounts outstanding or any Working Capital Loans. Management intends to utilize Sponsor support to continue meeting its obligations.

In connection with our assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” we have until November 4, 2024, or such earlier date as determined by our Directors to consummate an Initial Business Combination. It is uncertain that we will be able to meet its obligations within the next 12 months or consummate an Initial Business Combination by this time. If an Initial Business Combination is not consummated by the end of the Combination Period, there will be a mandatory liquidation and subsequent dissolution of Northern Revival. Management has determined that the liquidity condition and mandatory liquidation, should an Initial Business Combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate.

As of June 30, 2024 and 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

Related Party Transactions

Founder Shares

On November 11, 2020, the initial shareholders paid an aggregate of $25,000 for certain expenses on our behalf in exchange for issuance of 5,750,000 Founders Shares. On February 1, 2021, we declared a stock dividend with respect to the Class B ordinary shares such that 0.05 Class B ordinary shares were issued for each share of Class B ordinary shares, resulting in an aggregate of 6,037,500 Class B ordinary shares outstanding. The initial shareholders agreed to forfeit up to an aggregate of 787,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional Northern Revival Units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of our issued and outstanding shares after the Northern Revival IPO. On February 4, 2021, the underwriter fully exercised its over-allotment option; thus, these 787,500 Founder Shares were no longer subject to forfeiture. On April 5, 2023, the Sponsor elected to convert 6,037,499 Class B ordinary shares into Class A ordinary shares.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the Initial Business Combination or (ii) the date following the completion of the Initial Business Combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Northern Revival Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

Simultaneously with the closing of the Northern Revival IPO, we consummated the Private Placement of 4,553,334 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with our Sponsor, generating gross proceeds of approximately $6.8 million.

Each whole Private Placement Warrant is exercisable for one whole share of Northern Revival Ordinary Shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to our Sponsor was added to the proceeds from the Northern Revival IPO held in the Trust Account. If we do not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.

Our Sponsor and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On November 11, 2020, our Sponsor agreed to loan us up to $300,000 to be used for the payment of costs related to the Northern Revival IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Northern Revival IPO. As of December 31, 2020, we borrowed $45,000 under the Note. As of February 4, 2021, we had a cumulative borrowing of $195,000. We repaid the Note in full on February 5, 2021.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, our Sponsor, members of our founding team or any of their affiliates may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete an Initial Business Combination, we will repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital

Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Initial Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. June 30, 2024, December 31, 2023 and 2022, we had no outstanding Working Capital Loans.

Advances from Related Party

The Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Northern Revival’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Northern Revival’s audit committee reviews on a quarterly basis all payments that were made by us to the Sponsor, directors, officers or us or any of our or their affiliates. For the year ended December 31, 2023, the Sponsor had advanced the Company $732,041 for working capital purposes, of which $0 was repaid during the period ended December 31, 2023. As of December 31, 2023 and 2022, the outstanding balance under the advances amounted to $791,322 and $59,281, respectively.

Promissory Note — related party

In connection with the shareholders’ approval of the Extension Proposal, the Sponsor contributed to Northern Revival as a loan (each loan being referred to herein as a “contribution”) seven deposits of $100,000 each and four deposits of $57,307 each into the Trust Account by December 31, 2023. Northern Revival issued unsecured promissory notes to the Sponsor for $ 757,307 as extension loans as of December 31, 2023 since the funds were received in our operating account as of such date. The promissory notes bear no interest and all unpaid principal under the promissory notes will be due and payable in full up upon the consummation of the Business Combination. As of December31, 2023, Northern Revival had $1,128,393 outstanding balance under these notes.

Administrative Support Agreement

Commencing on the date that our securities were first listed on Nasdaq through the earlier of consummation of the Initial Business Combination and the liquidation, we agreed to pay our Sponsor a total of $30,000 per month for office space, administrative, financial and support services. For the year ended December 31, 2023 and 2022, the Company incurred expenses under this agreement of $360,000 and $360,000, which are included in general and administrative expenses on the accompanying statements of operations, respectively. As of December 31, 2023 and 2022, the payable was $330,000 and $0, respectively. In addition, our Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Initial Business Combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, directors, officers or any of their affiliates. For the year ended December 31, 2023, the Sponsor had advanced the Company $732,041 for working capital purposes, of which $0 was repaid during the period ended December 31, 2023. As of December 31, 2023 and 2022, the outstanding balance under the advances amounted to $791,322 and $59,281, respectively.

Contractual Obligations

Registration Rights

The initial shareholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement. The initial shareholders and holders of the Private Placement Warrants are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by us. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriters a 45-day option from the date of the prospectus to purchase up to 3,150,000 additional Northern Revival Units at the Northern Revival IPO price less the underwriting discounts and commissions. On February 4, 2021, the underwriter fully exercised its over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $4.8 million in the aggregate, paid upon the closing of the Northern Revival IPO. In addition, $0.375 per unit, or approximately $9.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee would have become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an Initial Business Combination, subject to the terms of the underwriting agreement. In addition, the underwriters paid to us an amount equal to 0.25% of the offering gross proceeds, or $603,750 in the aggregate to reimburse certain expenses in connection with the Northern Revival IPO. Notwithstanding the foregoing, in September 2023, the underwriters agreed to waive the deferred underwriting commissions.

Contingent Fee Arrangement

On August 4, 2022, we entered into an agreement with an independent third party to provide sourcing and advisory services related to completing a successful business combination. As consideration for the services to be rendered, we agreed to pay them a success fee of $2,415,000, payable only upon the completion of a business combination with certain specified targets. Any related expenses or out-of-pocket costs are borne solely by the third party. We do not intend to enter into a business combination with the targets specified in the agreement and, as a result, no fees are anticipated to be due under this agreement.

Deferred Legal Fees

We engaged a legal counsel firm for legal advisory services, and the firm agreed to defer their fees in excess of $250,000 (“Deferred Legal Fees”). The deferred fee will become payable in the event that we complete an Initial Business Combination. As of December 31, 2023 and 2022, we recorded approximately $1.1 million in deferred legal fees.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Investments held in Trust Account

Our portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When our investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When our investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Northern Revival Ordinary Shares Subject to Possible Redemption

We account for our Northern Revival Ordinary Shares subject to possible redemption in accordance with the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity (“ASC 480”).” Northern Revival Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Northern Revival Ordinary Shares (including Northern Revival Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Northern Revival Ordinary Shares are classified as shareholders’ equity. Our Northern Revival Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2023 and 2022, 1,910,244 and 24,150,000, respectively Northern Revival Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our balance sheets.

Northern Revival recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Northern Revival Ordinary Shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Northern Revival IPO, we recognized the remeasurement from initial book value to redemption amount value. The change in the carrying value of redeemable Northern Revival Ordinary Shares resulted in charges against additional paid-in capital and accumulated deficit.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued warrants to purchase ordinary shares, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, Derivatives and Hedging (“ASC 815”), Embedded Derivatives (“ASC 815-15”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in connection with the Northern Revival IPO (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”). Accordingly, we recognize the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants issued in connection with the Northern Revival IPO were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the fair value of the Public Warrants has been determined based on the observable listed trading price for such warrants. The fair value of the Private Placement Warrants was initially and subsequently measured at fair value using a Black-Scholes Merton (BSM) model through September 30, 2022. As of December 31, 2023 and 2022, Northern Revival determined the difference between the Public Warrant and Private Warrant fair value would be de minimus and therefore measured the Private Warrants by reference to the listed trading price of the Public Warrants.

Forward Purchase Agreement Derivative Liability

On March 16, 2023, Northern Revival entered into a Forward Purchase Agreement. Northern Revival accounts for the Forward Purchase Agreement as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations. The ability of Northern Revival to receive any of the proceeds of the Forward Purchase Agreement is dependent upon the financial metrics of the business combination target, among other factors, rendering the receipt of such proceeds outside the control of Northern Revival. At December 31, 2023, the value of the forward purchase derivative liability was $121,584.

Offering Costs Associated with the Northern Revival IPO

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Northern Revival IPO that were directly related to the Northern Revival IPO. Offering costs are allocated to the separable financial instruments issued in the Northern Revival IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Northern Revival Ordinary Shares were charged to the carrying value of the Northern Revival Ordinary Shares subject to possible redemption. We classify deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities (such deferred underwriting commissions have been waived by the underwriters).

Net Income Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Northern Revival Ordinary Shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income per ordinary share is calculated by dividing the net income by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net income does not consider the effect of the warrants underlying the Northern Revival Units sold in the Northern Revival IPO and the private placement warrants to purchase an aggregate of 12,603,334 shares of Northern Revival Ordinary Shares in the calculation of diluted income per share, because exercise is contingent upon future events. For the year ended December 31, 2023 the number of weighted average Class B ordinary shares for calculating basic net income per ordinary share was reduced for the effect of an aggregate of 787,500 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or part by the underwriters. Since the contingency was satisfied, we included these shares in the weighted average number as of the beginning of the period to determine the dilutive impact of these shares. Remeasurement associated with the redeemable Northern Revival Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

We do not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on our financial statements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company”, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Northern Revival IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT BRAIIN

Braiin has entered into Amended and Restated Share Sale Agreements with Vega, pursuant to which Braiin will acquire all of the outstanding equity interests of Vega (the “Vega Acquisition”). The Vega Acquisition is conditioned upon the consummation of the Business Combination. Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Braiin and its subsidiaries and the information in this section is presented assuming the successful consummation of the the Vega Acquisition.

Overview

We are a pioneering technology company specializing in cutting-edge solutions across diverse domains. We currently operate through our wholly owned subsidiary, Raptor300, Inc. (“Raptor”) and, following the consummation of the Business Combination, will also operate through Vega, which will also be our wholly-owned subsidiaries. Our expertise spans artificial intelligence and machine learning (“AI/ML”), robotics, internet of things (“IoT”), and mission-critical enterprise software and hardware applications. We believe that we have a robust portfolio of proprietary technology with current applications and developing capabilities in various sectors, including agriculture, agricultural-finance, agricultural-insurance, telecommunications, financial services, digital lending, insurance brokering, customer experience as a service (“CSaaX”) and more. We are actively expanding our market reach from business enterprises and governments to end-consumers. Further, we also plan to diversify from our current focus on western developed markets to tap into large opportunities across high-potential emerging markets, more particularly in Southeast Asia.

Raptor 300, Inc.

Raptor was formed in 2015 and it owns the intellectual property utilized by our Autonomous Aerial Robots (see “—Intellectual Property” below). For a full description of our Autonomous Aerial Robots and the markets in which they operate, see “Diverse Range of Services and Products — Agricultural Sector” below.

Raptor’s customers primarily consist of companies in the agricultural industry. Raptor’s facilities are located in Subiaco, Western Australia. On July 26, 2022, Braiin purchased all of Raptor’s outstanding shares, at which time Raptor became a wholly owned subsidiary of Braiin.

Group Elite Communications

Group Elite is in the business of providing call center services including system design & architecture, project management, implementation services, application testing, support & maintenance, business consulting, and SAAS. Group Elite specializes in providing consulting, training, and managed services for Verint Customer Engagement Solutions, primarily aimed at optimizing contact center performance. Their services include needs assessments, system design, project management, and custom integrations. Group Elite helps clients maximize the value of their Verint systems through white-glove service, focusing on areas like workforce management, fraud, compliance, and performance improvement. They are recognized as a strategic partner of Verint with extensive industry experience. Group Elite is headquartered in Canada with business operations in the United States and the United Kingdom.

MokSa Technologies India Private Limited

MokSa TechnologiesMokSa, was incorporated in India on October 9, 2009 having registered office in Bangalore, Karnataka, India. MokSa Technologies operates from the state-of-art centres in Bengaluru, Mumbai and Gurgaon (India). It has business operations in Singapore and the United States. MokSa Technologies is engaged in technology consulting services and software development. It provides technological solutions and professional services in all its forms with focus on operation of technical services, networking services and allied services including programming, design, development, hosting, licensing, installation and maintenance, etc.

ABS India Private Limited

ABS India is a leading systems integrator providing consultancy, design, and services for enterprises in data, voice, video, and Wi-Fi infrastructure. It specializes in enabling organizations to design, set up, and manage complex communication networks, offering end-to-end solutions that are customizable to meet unique needs. With over 19 years of experience and partnerships with leading OEMs, ABS India is known for its high customer satisfaction, superior post-sales support, and a strong focus on user training. It is headquartered in Bangalore with a pan-India presence.

ABS India has a focus on strategy and providing consultancy, design and services, can navigate complex regulations with ease, and implement cutting-edge tech. ABS India is continuously focusing on being an agile company that allows it to adapt to the rapid advancement of the industry.

VIS Networks Private Limited

VIS Networks was incorporated in India on April 18, 2011, having registered office in Bangalore, Karnataka, India. It’s parent company has subsidiaries in Singapore, Malaysia, the United Kingdom, Oman and other countries for providing services to its global customers.

VIS Networks has grown into a trusted partner for businesses seeking advanced communication and customer experience (CX) management solutions. VIS Networks provides services like unified communication, contact center, video conferencing, and audio-visual solutions, catering to global businesses. With a focus on enhancing CX management through state-of-the-art technology, VIS Networks serves diverse industries, ensuring secure, reliable, and efficient communication infrastructures.

Vega Global Technologies Pty Limited

Vega is a holding company formed in 2023 that will hold all of the outstanding equity interests of Exato Nisus and Mirragin following the Closing. Vega, through its subsidiaries, will be a technology company specializing in providing blockchain, AI, and coding language services to farmers. See “Diverse Range of Services and Products — Agricultural Sector” and “Diverse Range of Services and Products — Finance and Insurance Sectors” below for additional information on Vega’s products and services . On July 11, 2023, Vega entered into a binding heads of agreement contract with Exato Technologies Pvt Ltd (“Exato”) pursuant to which Vega will acquire 100% of the shares of Exato. Additionally, on September 12, 2023, Vega entered into a binding heads of agreement contract with Nisus Australia Pty Ltd and Nisus Payroll Pty Ltd (together, “Nisus”), pursuant to which Vega will acquire 100% of the shares of the Nisus. On September 16, 2023, Braiin entered into a binding heads of agreement contract with Vega (the “Vega Agreement”). On September 22, 2024, Vega entered into the Mirragin Agreement pursuant to which Vega will acquire 100% of the shares of the Mirragin RAS. On September 23, 2024, Vega entered into the Isidore Agreement, pursuant to which Vega will acquire 100% of the shares of Isidore.

Upon the consummation of the binding heads of agreement contract with Exato, Exato will be wholly owned by Vega. Exato is an information technology company incorporated and domiciled in India. Exato offers a comprehensive range of IT products and services and helps consumers address IT sourcing challenges, software-licensing needs, and innovates with new IT solutions. See “Diverse Range of Services and Products below for additional information on Exato’s products and services. Exato’s client portfolio extends across multiple industries, including banking, financial services, insurance, IT-enabled services, retail, telecommunications and public sector and government undertakings. Exato’s facilities are located in Noida, India.

Upon the consummation of the binding heads of agreement contract with Nisus, Nisus will be wholly owned by Vega. Nisus is primarily engaged in the supply of mobile carriers, large multinational companies, government departments, defence, emergency services, small to medium-sized businesses and individuals with its breadth of hardware solutions enhancing the ability to communicate. See “Diverse Range of Services and Products — Customer Experience and Employee Experience Sector” below for additional information related to Nisus’s products and services. Nisus’s customers consist of companies primarily in the banking and customer service industries. Nisus’s facilities are located in Canberra, Australia.

Upon the consummation of the Mirragin Agreement, Mirragin will be wholly-owned by Vega. Mirragin was established in Australia, on April 01, 2011, and operates under a business license issued by Australian Securities Exchange. The registered address of the Company is QLD, 4074 Australia. Mirragin is a specialist technology consulting company, with a primary focus on robotics and autonomous systems. Mirragin helps other organizations to implement technology programs, in order to reduce costs, increase capability and save lives.

Diverse Range of Services and Products

Our proprietary technology is currently being used in various sectors, including agriculture, telecommunications, finance, and insurance. We believe that our technology has the potential to span a variety of industries and sectors to increase efficiency and provide user-friendly solutions for our customers.

Agricultural Sector

One of our flagship offerings is our Autonomous Aerial Robots, equipped with advanced sensors, cameras, and AI/ML capabilities. These robots have the potential to revolutionize agriculture by providing real-time insights into crop health, soil conditions, and other variables, which assists with optimizing farming practices, reducing resource wastage, and maximizing yields. Braiin was the first company in the world to be certified by a country to operate fully Autonomous Aerial Robots for crop spraying.

In the agriculture sector, our Autonomous Aerial Robots collect data on crop health and soil conditions, enabling farmers to make data-driven decisions. The maps captured from Braiin’s Autonomous Aerial Robots are used for analysis and monitoring of crop harvests. The Autonomous Aerial Robots can produce both two-dimensional and three-dimensional maps using data from hyper spectral, multispectral light detecting and ranging or thermal sensors. By employing AI/ML algorithms, these robots offer actionable recommendations for irrigation, fertilization, and pest management, with the goal of providing increased productivity and reduced environmental impact.

The Autonomous Aerial Robots are capable of scanning an entire plantation for plant health, seven to ten days before human eyes can identify any hydration, insect or herbicide issues. This information can be used to determine how to reallocate plant treatment and when to pick crops, which subsequently increases yields.

The data collected from our Autonomous Aerial Robots can also be used to pre-plan estate development. The Autonomous Aerial Robots can scan drainage elevation across a plantation, which can then be used to optimize irrigation, drainage and determine whether any topography changes are needed and determine where to put the next field.

Plant and Land Health Scanning Map

Our Autonomous Aerial Drones are used for more than just collecting data. We also provide customized Autonomous Aerial Drones for crop spraying that can cover 2-3 hectares per hour and carry 15 kilograms of chemicals. The Autonomous Aerial Drones have the capability to spray crops based on some or all insights provided in our ERP (described further below). By utilizing the Autonomous Aerial Drones, crops can be sprayed at up to 15 times the speed of humans while using less chemicals, which has the potential to save both time and money. We believe that using the Autonomous Aerial Drone for spraying is also safer than using human labor to spray crops and limits pesticide exposure risk to humans.

Autonomous Aerial Drones Spraying Crops

While we recognize the potential of AI/ML across the various sectors in which we operate, we also acknowledge the need for a balanced approach to address our customers’ diverse needs and requirements. For example, we offer a comprehensive Enterprise Resource Planning (“ERP”) platform that offers quality control services, production and post-production planning services, and inventory, sales and analytic services that is currently tailored for the agriculture sector, but has the potential to be expanded for use across other industries. By integrating processes such as inventory management, sales, and financial reporting, we believe our ERP platform enables farmers and agribusinesses to manage their farming operations, supply chains, and financial transactions efficiently in a single platform, thereby enhancing productivity, reducing errors, and improving decision-making capabilities.

The single-user friendly dashboard can enable a user to easily make decisions based on our technology’s actionable insights. For example, our Autonomous Aerial Drones may alert one of our users of a specific weather pattern resulting in abnormally high rainfall amounts, resulting in a certain portion of the user’s farm receiving more water than is typical. This insight could be displayed on the ERP platform, allowing the user to make adjustments to react to the data, such as adjustments to reduce the amount of water being used in irrigation. These types of insights help farmers identify and act on decisions, increasing productivity and reducing negative environmental impacts through lowering pesticide or water usage, for example. Each Autonomous Aerial Drone incorporates AI/ML by running continually and adding to the dataset available to our users and further improving the quality of the actionable intelligence and reporting.

Examples of the ERP platform home page

Telecommunications Sector

With the remoteness of most agricultural and mining locations, providing reliable wireless connectivity solutions increases functionality. In the telecommunications sector, we believe our expertise in IoT and communications technologies positions us to capitalize on the increasing adoption of connected devices and wireless communications. Our IoT division offers a wide range of IoT solutions, radiofrequency (“RF”) devices, wireless communications, and solar solutions.

Our IoT solutions empower businesses to make informed decisions and optimize their operations by providing seamless connectivity, reliable data transmission, and efficient energy utilization. These offerings include smart sensors that monitor climate conditions, greenhouse automation, crop management, precision farming and end-to end farm management systems. While these technologies are currently focused primarily on the agricultural sector, their applications can be translated to other industries, including agriculture, manufacturing, logistics, and public safety.

Furthermore, our solar solutions complement our IoT and communications offerings by providing efficient and sustainable energy sources. Solar panels, energy storage systems, and related technologies allow organizations to harness renewable energy and reduce their energy costs. By integrating solar solutions with IoT and communications infrastructure, we are working to enable businesses to create smart and energy-efficient environments.

Solar Powered Tide Prediction Device

We continue to grow our telecommunications sector by focusing on research and development into new industries, like the mining industry, where our actionable insights could benefit the industry, as well as identifying geographical areas that face challenges with wireless connectivity and data communications. Our telecommunications team is also currently developing an “Uber-like” mobile application for Drones as a Service whereby farmers can request aerial data and spraying services through their mobile phones.

Finance and Insurance Sectors

In the finance and insurance sectors, our advanced technologies offer opportunities for increased efficiency, transparency, and risk management. Our software solutions, including our ERP platform, provide services to technology companies, creating software applications that are tailored to our client’s needs. We currently provide services to over 18 different technology companies with our customized software applications. Our software team currently has a significant number of staff specialized in artificial intelligence and coding languages. Our technology is currently being used by customers to manage human resources, procurement and sales of products across our industries.

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Ref. No. | Employee | Amount (USD) | Status | Validated By | Date
EXPRP091 | John Doe | 192.00 | WAITING | John Doe | MAR 20 2019
EXPRP071 | John Doe | 192.00 | APPROVED | John Doe | MAR 10 2019
EXPRP034 | John Doe | 192.00 | FOR VALIDATION | - | FEB 20 2019
EXPRP028 | John Doe | 33,192.00 | DECLINED | - | FEB 10 2019
EXPRP062 | John Doe | 136,192.00 | PAID | John Doe | FEB 10 2019
EXPRP091 | John Doe | 192.00 | WAITING | John Doe | MAR 20 2019
EXPRP071 | John Doe | 192.00 | APPROVED | John Doe | MAR 10 2019
EXPRP034 | John Doe | 192.00 | FOR VALIDATION | - | FEB 20 2019
EXPRP028 | John Doe | 33,192.00 | DECLINED | - | FEB 10 2019
EXPRP062 | John Doe | 136,192.00 | PAID | John Doe | FEB 10 2019

An example of our technology being used to manage finances.

We plan to continue to develop our technology in these areas to pursue user-friendly and efficient and solutions for our customers’ needs.

Customer Experience and Employee Experience Sector

In the customer experience and employee experience as a service sector (“CXaaS”), we focus on integrating cloud customer relationship management and cloud workforce management applications with cloud contact centers to create a unified customer engagement management could service that is easy to use and administer. This integration also enables collection of customer interaction and agent experience data across the automatic call distribution, interactive voice response, customer relationship management, workforce management and other contact center applications to create end-to-end customer engagement records and agent experiences resulting in business outcomes. This data is then analyzed to gain meaningful insights to produce better business outcomes. Such insights are then incorporated into predictive analytical models to recommend next best actions to agents and supervisors that can directly lead to improved customer experiences and better business outcomes.

With over 31 unique market spaces, 280+ cumulative market leaders, 30,000 vendors and 20,000 plugins, the CXaaS landscape is fragmented. The CXaaS platform solves this maze by taking a unique approach both for the internal and external customers, including:

•        CX Design & Consulting — A consultation with customers to determine what customers and employees want, and identify the right people, process and technology required to design connected journeys.

•        CX Products & Platforms — A comprehensive suite of products and platforms delivers a highly connected experience in a simple, agile and cost-effective way.

•        CX Services & Digital — A flexible and tailored services to orchestrate and streamline CX operations across applications, infrastructure and network domains, with a digital-first /micro-services wrapper.

•        CX Cloud — A simplification and de-risk cloud adoption with pre-built integrations to critical contact centers and CX solutions without compromising on performance & control.

•        Analytics, Automation & AI — A leverage of the power of analytics, artificial intelligence & automation to take the fastest path to enhance CX and EX across channels in real-time.

Industry Overview and Market Opportunity

We believe that we operate at the forefront of technology, targeting a range of industries, including agriculture, finance, insurance, and telecommunications among others. With our innovative solutions and commitment to excellence, we believe that we are poised to seize market opportunities and establish ourselves as leaders in the technology industry.

$45B	**$32B**	**$13B**	**$10B**
Infrastructure	Agriculture	Transport	Security
$9B	**$7B**	**$6B**	**$4B**
Media	Insurance	Telecom	Mining

PwC report 2016

Drone services market size by industry ($ billions)

Agricultural Sector

The agriculture sector represents the largest market opportunity for Braiin. As the global population is expected to reach 9.7 billion by 2050, there is mounting pressure to increase food production while minimizing environmental impact. We expect that the integration of agricultural technology solutions that integrate IoT and aerial robotics, among other technologies, will play a crucial role in addressing these challenges. According to market research, the global AgTech market is expected to reach $22.5 billion by 2025, growing at a CAGR of 14.1% from 2020 to 2025.

The total addressable market for AgTech solutions like IoT and aerial robotics in crop spraying is substantial. According to market research, the global smart agriculture market size is projected to reach $15.3 billion by 2025, with a CAGR of 9.8% during the forecast period. This growth is primarily driven by the increasing adoption of precision farming techniques and the need for sustainable agricultural practices.

Within the smart agriculture market, the IoT segment is expected to experience significant growth. The integration of IoT devices in agriculture enables farmers to monitor and control various aspects of their operations remotely. IoT sensors can collect data on soil moisture, temperature, humidity, and other environmental factors, providing farmers with valuable insights for informed decision-making. The global market for IoT in agriculture is estimated to reach $10.53 billion by 2025, with a CAGR of 14.7% during the forecast period.

In addition to IoT, aerial robotics for crop spraying also has a substantial global market. While traditional crop spraying methods often involve the indiscriminate use of chemicals, resulting in wastage and potential harm to the environment, our Autonomous Aerial Robots have the potential to revolutionize crop spraying processes. These Autonomous Aerial Robots can precisely apply pesticides and fertilizers, minimizing chemical wastage and reducing the environmental impact. This technology not only enhances the effectiveness of crop protection but also promotes sustainable farming practices. The market for agricultural drones, which includes aerial robots used for crop spraying, is projected to reach $4.8 billion by 2025, with a CAGR of 19.8% from 2020 to 2025.

Telecommunications Sector

In the telecommunications sector, our expertise in IoT and communications technologies position us to capitalize on the increasing adoption of connected devices and wireless communications. The global IoT market is projected to reach $1.5 trillion by 2027, with a CAGR of 10.4% from 2020 to 2027. Our IoT division offers a wide range of IoT solutions, RF devices, wireless communications, and solar solutions in a variety of industries, including smart cities, healthcare, logistics, and manufacturing.

Finance and Insurance Sectors

In the finance and insurance sectors, our advanced technologies offer opportunities for increased efficiency, transparency, and risk management. Our software solutions, including our ERP platforms, enable seamless integration and automation of financial processes. These solutions enhance transparency, traceability, and efficiency in financial transactions, reducing costs and mitigating risks for financial institutions. By streamlining operations and ensuring data integrity, our solutions have the potential to empower organizations to deliver superior customer experiences while meeting regulatory requirements.

Customer Experience as a Service Sector

System integration as a cloud service is a relatively new market opportunity to combine professional services based software development with cloud based service delivery as well as provide unified user and application management and business insights as high-margin value added services. While system integration as a cloud service is generic and applicable to multiple business processes, it is particularly attractive in the customer engagement and agent experience management market where customer relationship management and contact center solutions are provided by different software as a service vendors thus necessitating integration and customization of these applications to suit the business needs of the enterprise.

With our acquisition of Exato, we have been able to increase our services in the Customer Experience and Employee Experience as a Service sector, our technologies position us to offer contact center management by building a consulting-led framework, which provides the customer detailed insight into their existing challenged and recommend solutions. With the growth trajectory in the similar space, we plan to expand into other related areas of marketing technology, automation and customer relationship management, which creates a significant opportunity to scale. The below tables depict the total addressable market for the customer experience space and way to expand further.

Environmental Impact

In recent years, there has been an increased focus on environmental consciousness. Our AgTech Solutions not only aim to address the technological needs of the agricultural industry but also align with broader trends such as sustainability, traceability, and transparency. With the integration of blockchain technology, we believe we can enhance the traceability of agricultural products, providing consumers with reliable information about the origin, quality, and production practices of the food they consume. This level of transparency can build trust between consumers and producers, facilitating fair trade and sustainable agricultural practices.

Our products support precision farming by integrating technology to ensure that crops and soil receive exactly what they need for optimum health and productivity. This also ensures profitability, sustainability and protection of the environment. Precision farming practices consider aspects such as soil type, terrain, weather, plant growth and yield data when managing crops. One of the biggest challenges to precision farming is managing the large amounts of data.

Our ERP platforms are currently tailored for the agriculture sector to enable efficient management of farming operations, supply chains, and financial transactions. For example, sensor data and imaging input can be integrated with other data to provide farmers with the ability to identify fields that require treatment and determine the optimum amount of water, fertilizers and pesticides to apply. This helps the farmer avoid wasting resources and prevent run-off, ensuring that the soil has just the right number of additives for optimum health while also reducing costs and controlling the farm’s environmental impact. These integrated software solutions improve the overall productivity and profitability of agricultural businesses, making them an attractive proposition for farmers and agribusinesses worldwide.

We believe that we are well-positioned to capitalize on the growing demand for innovative AgTech solutions in agriculture and the other sectors in which we operate. Our utilization of advanced technologies such as Autonomous Aerial Robots, AI/ML, IoT, Blockchain, and ERP enables us to provide comprehensive solutions that drive productivity, sustainability, and transparency in the agriculture industry. With a substantial total addressable market and its competitive strengths, we have the potential to emerge as a leader in the technology industry by revolutionizing agriculture and other key sectors.

Competition

As a general technology company, we face significant competition. The AgTech industry, like other technology-based industries, is characterized by rapid technological advancement and significant competition. These industries dedicate significant resources to developing novel and proprietary agricultural technology products and services. As our products and technology continue to expand, we will be subject to competition in a number of industries, including the AgTech space. We anticipate that we will face intense and increasing competition from many different sources, including both new and established AgTech companies entering into the product types and segments in which we currently operate.

Competitive Strengths

We believe that we have five main competitive strengths that set us apart from the current market:

•        Technological Integration:    Our integration of advanced technologies from Raptor and Vega, including our Autonomous Aerial Robots, AI/ML, IoT, and ERP, allows us to deliver end-to-end solutions that cater to diverse industry needs.

•        Proven Track Record:    We have a successful history of conducting trials and forming partnerships with industry leaders, demonstrating our capability to execute projects and deliver positive outcomes.

•        Intellectual Property:    We hold essential patents and regulatory certifications, providing a barrier to entry for potential competitors and enhancing our credibility as an industry leader.

•        Experienced Leadership:    Our management team is comprised of experienced professionals with deep expertise in technology, data science, and investment in emerging markets.

•        Collaborative Culture:    Our multidisciplinary team fosters a culture of collaboration, creativity, and continuous improvement, allowing us to develop innovative solutions for complex challenges.

Growth Strategy

Our growth strategy encompasses:

•        Continuous Innovation:    We invest in research and development in key areas such as IoT, wireless communication, robotics, and software to remain at the forefront of technological advancements.

•        Geographical Expansion:    We are expanding into new sectors, countries, and markets, with a focus on emerging markets like India and Sri Lanka.

•        Cross-Selling:    We leverage synergies between divisions to offer comprehensive and integrated solutions to our clients.

•        Targeted Sales Approach:    We identify potential customers’ pain points and challenges and develop tailored solutions to meet their specific needs.

•        Strategic Acquisitions and Investments:    We seek partnerships and collaborations with complementary technology companies to access new markets, expand our customer base, and enhance our capabilities.

With these strategies, we aim to strengthen its market presence, capture new opportunities, and deliver sustainable growth in the technology industry. We remain committed to delivering value to clients and shareholders while driving innovation and achieving long-term success.

Intellectual Property

Overview

We own certain intellectual property rights that we use in connection with our business.

OWNER OF INTELLECTUAL PROPERTY	JURISDICTION	SERIAL AND APPLICATION NUMBER/TITLE	STATUS	EXPIRATION DATE
Raptor 300	USA	• Unmanned Aerial System Autonomous Tank Refilling • Application #63/478,715	Pending	—
Raptor 300	USA	• Unmanned Aerial System Vectorized Spraying System • Application #63/478,918	Pending	—
Braiin	India	• Customer experience personalization management platform • Application #201717018416	Pending	—
Braiin	Thailand	• Customer experience personalization management platform • Application #1701002302	Pending	—
Braiin	Australia	• Semi-supervised question answering machine • Application #2018223010	Granted January 9, 2020	August 31, 2024
Braiin	USA	• Semi-supervised question answering machine • Application #16/119,400	Granted May 12, 2020	November 12, 2023

Government Regulation

Overview

Our business is subject to various laws and regulations in the countries in which we operate. Laws and regulations relating to drone activity and our Autonomous Aerial Robots are rapidly developing. In addition, our telecommunications and technology products, including the ERP platform, are subject to data privacy regulations and laws. We continually assess our compliance status and management of our products and services to ensure our operations are in compliance with all applicable laws and regulations. These regulations and laws could cover taxation, aviation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic device certification, electronic waste, energy consumption, environmental regulation, electronic contracts and other communications, competition, consumer protection, web services, the provision of online payment services, information reporting requirements, unencumbered Internet access to our services, the design and operation of websites, the characteristics and quality of products and services, and the commercial operation of our Autonomous Aerial Robots. In addition, jurisdictions may regulate consumer-to-consumer online businesses, including certain aspects of our proposed technology programs.

Environmental

We are subject to various federal, state, local and non-U.S. laws and regulations relating to environmental protection, including the discharge, treatment, storage, disposal and remediation of hazardous substances and wastes. We could also be affected by future laws and regulations relating to climate change, including laws related to greenhouse gas emissions, chemical use, and regulating energy efficiency. These laws and regulations could lead to increased environmental compliance expenditures, increased energy and raw materials costs and new and/or additional investment in designs and technologies. We continually assess our compliance status and management of environmental matters to ensure our operations are in compliance with all applicable environmental laws and regulations. Investigation, remediation and operation and maintenance costs associated with environmental compliance and management of sites are a normal, recurring part of our operations. While environmental protection regulations have not had a significant adverse effect on our overall operations, it is possible that costs incurred to ensure continued environmental compliance in the future could have a material impact on our results of operations, financial condition or cash flows if additional work requirements or more stringent clean-up standards are imposed by regulators, new areas of soil, air and groundwater contamination are discovered and/or expansion of work scope are prompted as a result of investigations.

Manufacturing

We assemble our Autonomous Aerial Robots at our facilities or, in certain cases, purchase off-the-shelf drones, that we optimize for our customers’ purposes. All parts of our Autonomous Aerial Robots are manufactured by third parties.

Employees and Human Capital

As of December 31, 2023, the Company has 25 employees. The Company plans on significantly increasing its workforce following the closing of the Business Combination. Our human capital objectives include identifying, recruiting, retaining, incentivizing, and integrating both our existing and additional employees to drive our company’s success.

For additional information about Braiin’s officers, please see “Management of PubCo After the Business Combination — Executive Officers and Directors After the Business Combination,” below.

For a description of our officers’ compensation, please see “Executive Compensation of Braiin,” below.

For a description of share ownership information, please see “Security Ownership of Certain Beneficial Owners and Management,” below.

Facilities

Our corporate headquarters are located in Subiaco, Western Australia. We believe that our existing facilities are adequate for our near-term needs but expect to need additional space as we grow. We believe that suitable additional or alternative space would be available as required in the future on commercially reasonable terms.

Legal Proceedings

Although we may be subject to litigation in the ordinary course, we are not currently a party to any material legal proceedings.

EXECUTIVE COMPENSATION OF BRAIIN

Executive Compensation

For the fiscal year ended June 30, 2023, Braiin’s Chief Financial Officer, Jay Stephenson, received AUD $7,500 per month. Braiin did not pay any compensation or make any equity awards to any other executive officers.

Following the Closing, PubCo intends to adopt an executive compensation program designed to align compensation with PubCo’s business objectives and the creation of shareholder value, while enabling PubCo to attract, motivate, and retain individuals who contribute to the long-term success of PubCo. This program will be administered by the compensation committee of the PubCo Board.

At the Closing, PubCo will enter into employment agreements with Mr. Balasubramanian and Mr. McVean on market-based terms consistent with executive arrangements of similar situated companies. The material terms of these employment agreements are presented in “Management of PubCo Following the Business Combination — Executive Compensation Arrangements.”

Equity Incentive Plan

In connection with the Business Combination, Northern Revival intends to adopt the Incentive Plan, subject to the approval of the Northern Revival shareholders. If adopted and approved, the Incentive Plan will be effective upon the Closing. The Incentive Plan Proposal is described in more detail herein under the heading “The Incentive Plan Proposal.”

Director Compensation

For the fiscal year ended June 30, 2023, Braiin did not pay any compensation or make any equity awards to any directors. For this reason, Braiin has omitted the 2023 Director Compensation Table and the corresponding narrative disclosure.

PubCo Director Compensation

Following the Closing, PubCo intends to develop a non-employee director compensation program that is designed to align compensation with PubCo’s business objectives, while enabling PubCo to attract and retain individuals to serve on the PubCo Board who will contribute to its long-term success.

BRAIIN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Summary Financial Information of Braiin,” and Braiin’s consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results could differ materially from those contained in any forward-looking statements. In this section, “we,” “us” and “our” refer to Braiin.

On July 28, 2023, PubCo was incorporated under the laws of the Cayman Islands to become the holding company for Braiin and its subsidiaries. PubCo has engaged solely in operations and activities incidental to its formation and the Proposed Transactions. Accordingly, the financial information for PubCo and a discussion and analysis of its results of operations and financial condition for the period of its operations would not be meaningful and are not presented. Following the Proposed Transactions, the historical consolidated financial statements of PubCo will include the historical consolidated financial results of Braiin and its consolidated subsidiaries for all periods presented.

Prior to Braiin’s formation in July 2022, the principal activities of Braiin were carried out by Raptor 300. In July 2023, Raptor 300 transferred all of its operations and substantially all of its net assets to Braiin, (collectively, the “Reorganization”). See Note 3 to Braiin’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.

Braiin has also entered into Amended and Restated Share Sale Agreements with Vega, pursuant to which Braiin will acquire all of the outstanding equity interests of Vega (the “Vega Acquisition”). The Vega Acquisition is conditioned upon the consummation of the Business Combination.

Overview

We are a pioneering technology company specializing in cutting-edge solutions across diverse domains. We currently operate through our wholly owned subsidiary, Raptor300, Inc. (“Raptor”) and, following the consummation of the Business Combination will operate through Raptor and Vega, which will also be our wholly owned subsidiaries. Our expertise spans artificial intelligence and machine learning (“AI/ML”), robotics, internet of things (“IoT”), and mission-critical enterprise software and hardware applications. We believe that we have a robust portfolio of proprietary technology with current applications and developing capabilities in various sectors, including agriculture, agricultural-finance, agricultural-insurance, telecommunications, financial services, digital lending, insurance brokering, and more. We are actively expanding our market reach from business enterprises and governments to end-consumers. Further, we also plan to diversify from our current focus on western developed markets to tap into large opportunities across high-potential emerging markets, more particularly in Southeast Asia.

Braiin’s Business Model

We believe that we operate at the forefront of technology, targeting a range of industries, including agriculture, finance, insurance, and telecommunications among others. With our innovative solutions and commitment to excellence, we believe that we are poised to seize market opportunities and establish ourselves as leaders in the technology industry.

Our growth strategy encompasses:

•        Continuous Innovation:    We invest in research and development in key areas such as IoT, wireless communication, robotics, and software to remain at the forefront of technological advancements.

•        Geographical Expansion:    We are expanding into new sectors, countries, and markets, with a focus on emerging markets like India and Sri Lanka.

•        Cross-Selling:    We leverage synergies between divisions to offer comprehensive and integrated solutions to our clients.

•        Targeted Sales Approach:    We identify potential customers’ pain points and challenges and develop tailored solutions to meet their specific needs.

•        Strategic Acquisitions and Investments:    We seek partnerships and collaborations with complementary technology companies to access new markets, expand our customer base, and enhance our capabilities.

With these strategies, we aim to strengthen our market presence, capture new opportunities, and deliver sustainable growth in the technology industry. We remain committed to delivering value to clients and shareholders while driving innovation and achieving long-term success.

The Business Combination

On March 20, 2023, we entered into the Business Combination Agreement with Northern Revival, and Northern Revival Sponsor LLC (“Sponsor”). Pursuant to the terms, and subject to the conditions, contained in the Business Combination Agreement, the Parties to the Business Combination Agreement will affect the following transactions:

1.      At the Closing, PubCo shall repurchase all of the Northern Revival’s Private Placement Warrants held by the Sponsor for an amount equal to $2.5 million.

2.      Prior to the Effective Time, all Company Convertible Securities outstanding shall be converted into Company Shares in accordance with the agreements governing such Company Convertible Securities.

3.      Immediately prior to the Effective Time, the Sponsor shall surrender 1,500,000 Acquiror Ordinary Shares.

4.      Northern Revival will purchase from the Braiin shareholders, all of the issued and outstanding shares and any other equity interests in or of Braiin in exchange for newly issued PubCo Ordinary Shares, as a result of which:

a.      each issued and outstanding Class A ordinary share of Northern Revival immediately prior to the effective time of the Initial Merger shall be converted automatically into the right of the holder thereof to receive one (1) ordinary share of PubCo, following which the Class A ordinary shares shall cease to be outstanding and shall automatically be cancelled; and

b.      prior to the Effective Time, any remaining Acquiror Class B Ordinary Shares that are issued and outstanding as of such time shall automatically convert in accordance with the terms of the Acquiror Organizational Documents into one (1) Acquiror Class A Ordinary Share

On the first business day following the effective time of the Initial Merger, PubCo will acquire all of the Company Shares in consideration for the issuance of PubCo ordinary shares to the Company shareholders (the “PubCo Ordinary Shares”) on a pro rata basis (the “Share Acquisition”, and together with the Business Combination and the other transactions contemplated by the Business Combination Agreement, the “Proposed Transactions”)

The Business Combination is expected to significantly impact our future capital structure and operating results. Notably, our future reported financial positions are anticipated to show an estimated net increase in cash of approximately $2.4 million in the no redemption scenario, $1.2 million in the 50% redemption scenario, and net decrease of $29,000 in the maximum redemption scenario (as compared to our consolidated balance sheet at December 31, 2023).It is important to note that although shares are redeemed in the 50% and maximum redemption scenarios, the increase in cash is due to the sponsors agreeing to arrange $35 million under a PIPE. See “Unaudited Pro Forma Combined Financial Information”. A reconciliation of cash position is provided below.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined [Assuming Midpoint (50% of Max) redemptions]	Pro Forma Combined (Assuming Max Redemptions)
Cash balance – Braiin as of 12/31/2023	$611	$611	$611

Cash balance – all other entities including NRAC as of 12/31/2023	7,143	7,143	7,143
Cash from transaction adjustments	24,849	23,623	22,398
Less: Consideration paid for acquisitions	(29,569)	(29,569)	(29,569)
Total net increase/(decrease)	$2,422	$1,197	$(29)

Proforma cash position upon business combination	$3,033	$1,807	$582

As a result of the Business Combination, we expect to become a U.S. public company listed on the Nasdaq, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources.

Key Factors Affecting Our Performance

Competition

As a general technology company, we face significant competition. The AgTech industry, like other technology-based industries, is characterized by rapid technological advancement and significant competition. These industries dedicate significant resources to developing novel and proprietary agricultural technology products and services. As our products and technology continue to expand, we will be subject to competition in a number of industries, including the AgTech space. We anticipate that we will face intense and increasing competition from many different sources, including both new and established AgTech companies entering into the product types and segments in which we currently operate.

Competitive Strengths

We believe that we have five main competitive strengths that set us apart from the current market:

•        Technological Integration:    Our integration of advanced technologies from Raptor and Vega, including our Autonomous Aerial Robots, AI/ML, IoT, and ERP, allows us to deliver end-to-end solutions that cater to diverse industry needs.

•        Proven Track Record:    We have a successful history of conducting trials and forming partnerships with industry leaders, demonstrating our capability to execute projects and deliver positive outcomes.

•        Intellectual Property:    We hold essential patents and regulatory certifications, providing a barrier to entry for potential competitors and enhancing our credibility as an industry leader.

•        Leadership:    Our management team is comprised of experienced professionals with deep expertise in technology, data science, and investment in emerging markets.

•        Collaborative Culture:    Our multidisciplinary team fosters a culture of collaboration, creativity, and continuous improvement, allowing us to develop innovative solutions for complex challenges.

Regulatory Landscape

Our business is subject to various laws and regulations in the countries in which we operate. Laws and regulations relating to drone activity and our Autonomous Aerial Robots are rapidly developing. In addition, our telecommunications and technology products, including the ERP platform, are subject to data privacy regulations and laws. We continually assess our compliance status and management of our products and services to ensure our operations are in compliance with all applicable laws and regulations. These regulations and laws could cover taxation, aviation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic device certification, electronic waste, energy consumption, environmental regulation, electronic contracts and other communications, competition, consumer protection, web services, the provision of online payment services, information reporting requirements, unencumbered Internet access to our services, the design and operation of websites, the characteristics and quality of products and services, and the commercial operation of our Autonomous Aerial Robots. In addition, jurisdictions may regulate consumer-to-consumer online businesses, including certain aspects of our proposed technology programs.

Environmental

We are subject to various federal, state, local and non-U.S. laws and regulations relating to environmental protection, including the discharge, treatment, storage, disposal and remediation of hazardous substances and wastes. We could also be affected by future laws and regulations relating to climate change, including laws related to greenhouse gas emissions, chemical use, and regulating energy efficiency. These laws and regulations could lead to increased environmental compliance expenditures, increased energy and raw materials costs and new and/or additional investment in designs and technologies. We continually assess our compliance status and management of environmental matters to ensure our operations are in compliance with all applicable environmental laws and regulations. Investigation, remediation and operation and maintenance costs associated with environmental compliance and management of sites are a normal, recurring part of our operations. While environmental protection regulations have not had a significant adverse effect on our overall operations, it is possible that costs incurred to ensure continued environmental compliance in the future could have a material impact on our results of operations, financial condition or cash flows if additional work requirements or more stringent clean-up standards are imposed by regulators, new areas of soil, air and groundwater contamination are discovered and/or expansion of work scope are prompted as a result of investigations.

Components of Results of Operations

The following briefly describes the components of revenue and expenses as presented in our consolidated statements of operations.

It is noted that on 27 July 2022, Braiin Limited acquired Raptor300 Inc. and its controlled entities. The transaction comprises a group restructure that does not result in any change of economic substance. The results shown in this document comprise the consolidated results for Braiin Limited and its controlled entities.

Revenue

We offer a unique drone-as-a-service solution to our customers, which involves a subscription-based model, requiring no upfront capital expenditure (CAPEX) or ongoing operational expenses (OPEX) to our customers. Our commitment to delivering cutting-edge technology has been validated through extensive trials across vast expanses of farmland. These trials have yielded promising results, leading to the signing of contracts with the potential income of $19.06 million.

In addition to our existing contracts, we have also entered into Memorandums of Understanding (MOUs) amounting to approximately $100 million. The primary impetus for our decision to go public is to swiftly execute and fulfill our current contractual obligations, capitalizing on our status as first movers in this dynamic industry.

The MOU by and between Braiin and Sri Lankan Tea Factory Owners Association, dated November 17, 2022, has a duration of five years, unless terminated by mutual consent, without penalty.

The Service Agreement by and between Raptor300, Inc. and Maskeliya Plantations PLC, dated August 1, 2019, has a term of five years and is terminable by either party upon a material breach by the other. Each party may be entitled to claim damages in the case of a termination due to a material breach.

The Services Agreement by and between Raptor300, Inc. and Namunukula Plantations PLC, dated October 18, 2022, has a term of five years and is terminable by either party without penalty upon one months’ written notice or, if either party materially breaches, upon 60 days’ written notice of such breach without cure.

The Service Agreement by and between Raptor300, Inc. and Kegalle Plantations PLC, dated October 18, 2022, has a term of five years and is terminable by either party without penalty upon one months’ written notice or, if either party materially breaches, upon 60 days’ written notice of such breach without cure.

The Service Agreement by and between Raptor300, Inc. and Kelani Valley, Talawakelle & Horana Plantations PLC, dated August 1, 2019, has a term of five years and is terminable by either party upon a 60 days’ notice of a material breach by the other, without cure. Each party may be entitled to claim damages in the case of a termination due to a material breach.

The Service Agreement by and between Raptor300, Inc. and Assam Company India Limited, dated June 28, 2021, has a term of five years and is terminable by either party upon a 60 days’ notice of a material breach by the other, without cure. Each party may be entitled to claim damages in the case of a termination due to a material breach. Assam Company India Limited is also entitled to terminate at any time upon 30 days written notice without penalty.

Our vision is to lead the way in transforming the landscape of drone services, and we are excited to embark on this journey with the support of our valued stakeholders.

Cost of Sales

Our Cost of Sales will predominantly encompass expenses related to drone components and parts, such as batteries, raw materials, direct labor costs, warranty expenses, and the operational costs associated with our assembly facilities, which includes equipment depreciation and amortization. Anticipating our expansion, we project an absolute increase in our Cost of Goods Sold to accommodate our growth.

Nevertheless, as we continue to scale our business, we foresee a positive shift. Over time, we expect our Cost of Goods Sold to decrease as a percentage of revenue. This decline is a direct outcome of our efforts to optimize operations, enhance efficiency, and leverage economies of scale. Such measures will contribute to a more favorable cost structure as we progress in our mission.

Operating Expenses

Administrative Expenses

Administrative expenses consist of the costs associated with managing the operation of the Company during the period leading to completion of the Business Combination. We expect administrative expenses to increase as our overall activity levels increase due to the completion of the Business Combination and the growth in operating revenue.

Professional and legal fees

Professional and legal fees expenses consist of the costs associated with the Business Combination Agreement and associated activity.

Depreciation and amortization

Depreciation and amortizations are a result of the depreciation of drones over a two-year period and the lease associated with a premises leased in Sri Lanka.

Other expenses

Other expenses consist of the costs associated with staffing of Sri Lankan and Australian employees.

Total Finance Costs

Interest

Finance costs consist primarily of accrued interest in relation to the Convertible Notes and loan facilities held by the Company.

Results of Operations

Comparison of the unaudited six months ended December 31, 2023 and 2022:

The following table summarizes our historical results of operations for the periods indicated.

	2023	2022	% Change
Income
Expenses
Administration	95,028	15,604	509%
Audit fees	26,039	76,567	(66)%
Professional and legal fees	280,692	100,348	179%
Depreciation and amortization	70,225	21,493	227%
Interest expense	34,462	2,340	1373%
Loss on foreign currency exchange	6,387	(137)	(4766)%
Fair value movement on financial instrument derivatives	—	(9,871)	—
Loss on deconsolidation	5,469	0	100%
Other expenses	—	6,305	—
Total expenses	518,302	212,649	143%

Loss before income tax expense	(518,302)	(212,649)	143%
Income tax (benefit)/expense	—	—	—
Loss after tax from continuing operations	(518,302)	(212,649)	143%

Items that may be classified subsequently to profit and loss
Foreign currency translation	13,023	(6,355)	304%
Other comprehensive gain/(loss)	13,023	(6,355)	304%

Total comprehensive loss for the year	(505,279)	(219,004)	131%

Variance Analysis

It is noted that all activity for the period ended December 31, 2023 is primarily due to costs associated with the Business Combination.

Other items that had variances are detailed below:

Administrative Expenses

Administrative expenses increased by $79,424 from $15,604 for the period ended December 31, 2022, to $95,028 for the period ended December 31, 2023. This increase was primarily driven by new expenses in our subsidiary, Raptor300 Inc, which were not incurred in the previous fiscal year. Significant additions include costs associated with investor relations, and contractor services. The detailed breakdown is as follows: bank charges rose from $46 to $1,982; dues and subscriptions commenced at $3,272; general expenses increased significantly from $13,940 to $59,288; office expenses inreased from $26 to $981; travel expenses increased from $1,591 to $21,942; new expenditures were recorded for memberships at $5,869, postage at $713, and ASIC fees at $981.

Audit Fees

Audit fees decreased by $50,528 from $76,567 during the period ended December 31, 2022, to $26,039 during the period ended December 31, 2023. The reduction in audit fees attributable to the multiple periods of audits that need to be conducted in a short time frame.

Professional and Legal Fees

Professional and legal fees increased by $180,344 from $100,348 during the period ended December 31, 2022, to $280,692 during the period ended December 31, 2023. This increase includes expenses associated with preparing the Company for the Business Combination.

Depreciation and amortization

Depreciation and amortization expenses rose by $48,732, from $21,493 for the period ending December 31, 2022, to $70,225 for the same period in 2023. This significant increase primarily reflects the acquisition of additional drones over the 12 months, coupled with the impact of a full 6 months of depreciation charges.

Finance Costs — Interest Expense

Finance costs increased by $32,122 from $2,340 during the period ended December 31, 2022 to $34,462 during the period ended December 31, 2023. This increase was primarily due to the Company entering into Convertible Loan agreements and interest was accrued during the year at an 18% interest rate.

Other expenses

Other expenses decreased to nil in the period ended December 31, 2023, from $6,305 during the period ended December 31, 2022. This reduction was primarily due to the completion of investor relations activities in Australia that were not repeated in 2023, reflecting a shift in focus towards operational activities.

Loss on Foreign Currency Exchange

Loss on foreign currency exchange increased by $6,525, from ($137) during the period ended December 31, 2022, to $6,387 during the period ended December 31, 2023. This increase was primarily due to fluctuations in the US dollar against the Sri Lankan rupee and the Australian dollar.

Loss on deconsolidation

During the interim period, the Group (as defined below) simplified its structure by the means of transferring the assets from Raptor 300 Australia Pty Ltd to Braiin Limited and transferring the shares to Darren McVean. This process was completed through a number of internal transactions with limited impact to the consolidated group

As part of the agreement:

•        Braiin Limited acquired drones and software assets from Raptor 300 Australia

•        Raptor 300 Inc transferred its ownership of Raptor 300 Australia to Darren McVean

The Net Assets remaining in the entity resulted in a loss of $5,469 which is reflected in the interim consolidated statement of profit and loss.

Comparison of the years ended June 30, 2023 and 2022:

The following table summarizes our historical results of operations for the periods indicated.

	2023	2022	% Change
Income	—	—	—

Expenses
Administration	25,106	14,845	69%
Audit fees	341,563	—	—
Professional and legal fees	295,146	67,355	338%
Depreciation and amortization	83,453	8,919	836%
Interest expense	7,973	694	1049%
Loss on foreign currency exchange	10,795	7,831	38%
Other expenses	13,976	2,126	557%
Total expenses	778,012	101,770	664%

Loss before income tax expense	(778,012)	(101,770)	664%
Income tax (benefit)/expense	—	—	—
Loss after tax from continuing operations	(778,012)	(101,770)	664%

Items that may be classified subsequently to profit and loss
Foreign currency translation	6,180	(829)	845%
Other comprehensive loss	6,180	(829)	845%

Total comprehensive loss for the year	(771,832)	(102,599)	652%

Variance Analysis

It is noted that all activity for the year ended June 30, 2023 is primarily due to costs associated with the Business Combination.

Other items that had variances are detailed below:

Administrative Expenses

Administrative expenses increased by $10,261 from $14,845 during the year ended June 30, 2022 to $25,106 during the year ended June 30, 2023. This increase was primarily due to expenses in the Australian subsidiary Raptor300 Australia that did not occur in the year ended June 30 2022 including computers and software, investor relations, and contractor costs.

Audit Fees

Audit fees increased by $341,563 from Nil during the year ended June 30, 2022 to $341,563 during the year ended June 30, 2023. The quantum of the audit costs are a result of the business combination and the requirements of the Business Combination which have all occurred post June 30 2022.

Professional and Legal Fees

Professional and legal fees increased by $227,791 or 338% from $67,355 during the year ended June 30, 2022 to $295,146 during the year ended June 30, 2023. Specifically, items that are included in the year ended June 30, 2023 include the CFO fees for Jay Stephenson and accounting fees in Raptor300 Inc. in relation to getting the Company ready for the Business Combination.

Depreciation and amortization

Depreciation and amortization increased by $74,534, or 836%, from $8,919 during the year ended June 30, 2022 to $83,453 during the year ended June 30, 2023. This increase was primarily due to the change in the consolidation of Raptor300 into the Braiin accounts and the acquisition of additional drones during the year.

Finance Costs — Interest Expense

Finance costs increased by $7,279, or 1049%, from $694 during the year ended June 30, 2022 to $7,973 during the year ended June 30, 2023. This increase was primarily due to the Company entering into Convertible Loan agreements and interest was accrued during the year at an 18% interest rate.

Other expenses

Other expenses increased by $11,850 from $2,126 during the year ended June 30, 2022 to $13,976 in the year ended June 30, 2023. This increase was due to the investor relations work undertaken in Australia that was not undertaken in 2022, primarily due to the start of activity in relation to the Australian operations.

Loss on Foreign Currency Exchange

Loss on foreign currency exchange increased by $2,964 from $7,831 during the year ended June 30, 2022 to $10,795 during the year ended June 30, 2023. This increase was primarily due to fluctuations in US currency in comparison to Sri Lanka currency and to Australian currency.

Liquidity and Capital Resources

We have incurred net losses since inception and to date have not generated any revenue from the operations of drones. To date, we have funded our operations primarily through shareholder loans, SAFE notes and Convertible Notes.

As of December 31, 2023, we had cash and cash equivalents of $610,888. We incurred a net loss after tax for the period ended December 31, 2023 of $505,279. At December 31, 2023, the Group has net working capital deficit of $1,857,213 and a net liability position of $1,636,079. As of June 30, 2023, we had cash and cash equivalents of $1,202,698. We incurred a net loss after tax for the year ended June 30, 2023 of $778,012. At June 30, 2023, the Group had net working capital deficit of $1,335,186 and a net liability position of $1,130,800.

The above may cast significant doubt over our ability to continue as a going concern. However, the financial statements have been prepared on a going concern basis, which contemplates the continuity of normal business activity and the realization of assets and the settlement of liabilities in the ordinary course of business. Accordingly, our financial statements do not include adjustments relating to the recoverability and classification of the recorded assets and liabilities amounts that might be necessary should the Group not continue as going concern.

The Group is in the process of completing a transaction to merge with a Special Purpose Acquisition Company (SPAC). At the date of this analysis and having considered the above factors, the Directors (as defined below) are confident that the Group will be able to continue operations for a period of more than twelve months from the issuance of this interim financial report. This is owing to the fact that as of December 31, 2023 the Company had a cash balance of $610,888. The major operating costs expected to be incurred are legal and professional fees, audit fees and some additional operating expenses that is estimated to be less than $600K. Accordingly, with estimated expenses being less than $600K and available cash balance of $610K the Company will be able to conduct planned operations for more than 12 months.

Should the listing on Nasdaq and corresponding capital raise not be achieved, there is substantial doubt as to whether the Group will be able to continue as a going concern and realize its assets and extinguish its liabilities in the normal course of business at the amounts stated in the financial report.

Mitigation Strategies for Short-Term Liquidity Concerns:

•        Debt Instruments:    Should there be short-term cash flow difficulties, we plan to address these through accessible debt instruments. Specifically, we have the option to issue SAFE notes or convertible notes, a strategy we have successfully employed in the past.

•        Operational Adjustments:    Our management is also prepared to make necessary operational adjustments to ensure liquidity, including cost reduction strategies and optimization of our asset utilization.

•        Going Concern Consideration:    The statement regarding substantial doubt about our ability to continue as a going concern reflects our conservative financial planning approach, ensuring that we transparently communicate potential risks to our investors. However, with the secured contracts and the revenue they are expected to generate, along with our strategies for managing short-term liquidity needs, we are confident in our ability to manage and sustain operations effectively.

As of our latest assessment, our management anticipates that, from the Business Combination until we achieve the projected profitability in 2025, we will need an estimated amount of approximately $20.8 million (net of transaction costs). This funding will be instrumental in executing our comprehensive business plan, which encompasses several key components:

•        Servicing of Contracts:    We plan to facilitate the successful execution of contracts in Sri Lanka by acquiring and deploying advanced drone technology, which will be a cornerstone of our operations.

•        Capital Expenditure:    Purchase of drone components and parts, such as batteries, raw materials, warranty expenses

•        Employment of the Required Labor Force:    We intend to assemble a skilled and dedicated workforce, essential for the efficient and effective implementation of our business strategies.

•        Hiring of the Required Administration and Finance Personnel:    We will also allocate funds towards recruiting and retaining competent professionals in administration and finance, whose expertise will be pivotal in our journey toward profitability.

This capital allocation will enable us to navigate the path towards realizing our strategic objectives.

•        Future Revenue Projections and Contract Deliverables:    Our confidence in sustaining operations without additional financing for the next twelve months and subsequently maintaining operational levels in the future years is based on firm contracts that are expected to generate approximately $20 million in revenue. This revenue is anticipated to significantly bolster our cash reserves and address the working capital deficit.

Until we generate sufficient operating cash flow to cover our operating expenses, working capital needs and planned capital expenditures, or if circumstances evolve differently than anticipated, we expect to utilize a combination of equity and debt financing to fund any future capital needs. If we raise funds by issuing equity securities, there may be dilution to our shareholders. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of ordinary shares. If we raise funds by issuing debt securities, these debt securities may have rights, preferences, and privileges senior to those of preferred and common shareholders. The terms of debt securities or borrowings may impose significant restrictions on our operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

Our principal uses of cash in recent periods have been funding activities and other personnel costs as well as costs associated with the Business Combination. Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and the amount of cash received from our customers, the expansion of sales and marketing activities, the timing and extent of spending to support our development efforts. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to continue our research and development and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations, and financial condition. If adequate funds are not available, we may need to reconsider our expansion plans or limit our research and development activities, which could have a material adverse impact on our business prospects and results of operations.

Cash Flows

Cash flows for the 6 months ended December 31 is as follows:

	2023	2022	% Change
Net cash used in operating activities	(509,591)	(116,372)	338%
Net cash used in investing activities	—	(83,525)	(100)%
Net cash generated by financing activities	(108,203)	312,831	(136)%

Cash flows for the fiscal year ended June 30 is as follows:

	2023	2022	% Change
Net cash used in operating activities	(300,491)	(93,661)	221%
Net cash used in investing activities	(312,024)	(61,777)	405%
Net cash generated by financing activities	1,275,373	752,188	70%

Net cash used in operating activities

Net cash used in operating activities increased by $392,940 or 338%, from $116,372 for the period ended December 31, 2022 to $509,591 for the period ended December 31, 2023. This increase was primarily due to the increases in activity related to operations in Sri Lanka and Australia and costs related to the Business Combination. We expect to see an increase in our costs related to our headcount leading up to the commencement of our commercial operations and expect that cash used in operating activities will increase significantly before the business begins to generate cash inflows.

Net cash used in operating activities increased by $206,830 or 221%, from $93,661 for the year ended June 30, 2022 to $300,491 for the year ended June 30, 2023. This increase was primarily due to the increases in activity related to operations in Sri Lanka and Australia and costs related to the Business Combination. We expect to see an increase in our costs related to our headcount leading up to the commencement of our commercial operations and expect that cash used in operating activities will increase significantly before the business begins to generate cash inflows.

Net cash used in from investing activities

Net cash used in investing activities decreased to nil from $83,525 for the period ended December 31, 2022. This significant decrease was primarily attributable to capital expenditures in the previous period, including the purchase of drones for operations in Sri Lanka and Australia, and software development costs.

Net cash used in investing activities increased by $250,247 from $61,777 for the year ended June 30, 2022 to $312,024 for the year ended June 30, 2023. This increase was primarily due to the increases in the purchase of Drones for Sri Lanka and Australia and software development costs.

Net cash generated from financing activities

Net cash generated from financing activities decreased by $421,033 or 135%, moving from $312,831 in the period ended December 31, 2022, to $(108,202) in the period ended December 31, 2023. This decrease was primarily due to the absence of new notes being issued and advances made to one of the directors during the period.

Net cash generated from financing activities increased by $523,185 or 70%, from $752,188 for the year ended June 30, 2022 to $1,275,373 for the year ended June 30, 2023. This increase was primarily due to issuance of SAFE Notes, convertible notes and loan facility.

Contractual Obligations and Commitments

We have signed five-year contracts potentially worth $19.06 million with nine large agricultural companies in Sri Lanka. We have executed six contracts involving a total of nine publicly listed companies. Specifically, we engaged with the Hayleys Group, which is the holding company for three publicly listed companies: Kelani Valley Plantations PLC, Talawakelle Tea Estates PLC, and Horana Plantations PLC. Similarly, Lankem Tea and

Rubber Plantations Ltd is the holding company for two publicly listed companies: Agarapathana Plantations Limited and Kotagala Plantation PLC. The remaining contracts involved Namunukula Plantations PLC, Kegalle Plantations PLC, Maskeliya Plantations PLC, and Assam Company India Limited. We have successfully completed the mapping of all the designated areas pursuant to these contracts and have recently commenced operations to fulfill such contracts. See “— components of Operations — Revenue” above for a description of the terms of these contracts.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements other than the signing of five-year contracts worth $19.06 million for the future provision of drone services.

Critical Accounting Policies and Significant Judgments and Estimates

The application of accounting policies requires the use of judgements, estimates and assumptions about carrying values of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions are recognized in the period in which the estimate is revised if it affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Certain Differences Between IFRS and GAAP

IFRS differs from GAAP in certain respects, including differences related to financial liabilities such as convertible notes and SAFE notes, intangible assets, income tax and earnings per share. Management has not assessed the materiality of differences between IFRS and GAAP. Our significant accounting policies are described in Note 2 to our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Credit risk

Exposure to credit risk relating to financial assets arises from the potential non-performance by counterparties of contract obligations that could lead to a financial loss to the Group.

The Group does not have any material credit risk exposure to any single receivable or group of receivables under financial instruments entered into by the Group.

Credit risk exposures

The maximum exposure to credit risk is to its alliance partners, which risk is limited to the carrying amount, net of any provisions for impairment of those assets, as disclosed in the statement of financial position and notes to the financial statements.

Credit risk related to balances with banks and other financial institutions is managed by the Group in accordance with approved Board policy. Such policy requires that surplus funds are only invested with reputable financial institutions, wherever possible.

Generally, trade receivables are written off when there is no reasonable expectation of recovery. Indicators of this include the failure of a debtor to engage in a repayment plan, no active enforcement activity and a failure to make contractual payments for a period greater than 1 year.

Interest Risk

The Group is not exposed to material interest rate risk. The interest rate related to convertible notes is fixed per the agreements.

Liquidity Risk

The Group adopts prudent liquidity risk management by maintaining sufficient cash and obtaining continuous funding through capital raising as and when necessary to enable the Group to pay its debts as and when they become due and payable.

The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the reporting period date to the contractual maturity date. The amounts in the table are the contractual undiscounted cash flows. Balances due within 12 months approximate their carrying balances, as the impact of discounting is not significant.

31 December 2023	Weighted average interest rate %	Less than 1 year $	More than 1 year $	Total $
Trade and other payables	—	292,260	—	292,260
Lease liability	14.06%	1,351	842	2,193
Loan facility and accrued interest	18.00%	182,351	—	182,351
Convertible notes	10.00%	121,309	—	121,309
SAFE notes	—	1,929,667	—	1,929,667
Total		2,526,938	842	2,527,780
30 June 2023	Weighted average interest rate %	Less than 1 year $	More than 1 year $	Total $
Trade and other payables	—	374,491	—	374,491
Related party loan	—	—	81,510	81,510
Lease liability	14.06%	1,351	1,571	2,922
Loan facility and accrued interest	18.00%	173,833	—	173,833
Convertible notes	10.00%	109,806	—	109,806
SAFE notes	—	1,929,667	—	1,929,667
Total		2,589,148	83,081	2,672,229

Fair values

The fair values of financial assets and financial liabilities as presented above can be compared to their carrying values as presented in the statement of financial position. Fair values are those amounts at which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Internal Control over Financial Reporting

In connection with the preparation of our consolidated financial statements for the periods ended December 31, 2023 and 2022, we identified several material weaknesses in the design and operation of our internal control over financial reporting. Please see “Risk Factors — Risks Related to Braiin’s Business.

Following the Proposed Transactions — We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner. Specifically, we have identified two material weaknesses being:

1.      the lack of a formally implemented system of internal control over financial reporting and limited or no associated written documentation of our internal control policies and procedures, and

2.      the lack of sufficient resources and key accounting personnel with sufficient knowledge and experience in reporting and compliance with the SEC and PCAOB

JOBS Act

We are an emerging growth company, as defined in the JOBS Act. We intend to rely on certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As an emerging growth company, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, which would otherwise be required beginning with our second annual report on Form 20-F, and (ii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis).

EXATO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Exato Technologies Private Limited commenced its operation in May 2016; as a full-fledged IT products and services player, encompassing key domains and providing solutions to, various IT software as well services challenges in BFSI, IT Infrastructure, Telecom domain that also includes hardware, licensing, cloud solutions, plug in software and long-term AMC services as well for filling in the entire IT software interaction gap. Technically the entire product and services can be included as Data-center colocation & Cloud, Infrastructure Solution, Information security solutions, Enterprise Communications & CX, Transformational services and Managed Services.

We have positioned ourselves as a major player in contact center space with the below key Customer experience offerings:

•        Multi-channel interaction analytics solution

•        Video analytics

•        RPA

•        Omni channel contact center

•        Workforce Management

•        Unified communication & treasury

•        Application Development

•        Application Implementation consulting and metered usage-based outcome

•        Product development and Platform based services

Exato’s Business Model

•        Continuous Innovation:    We have expanded in new lines of business (LOBs) like Application development, Consulting practices, Product development and Platform based services and positioning Exato as complete Software as a Services player. Additionally, we invest continuously in research and development in new LOBs as mentioned above, through our IIT Chennai research park establishment, to remain at the forefront of technological advancements.

•        Geographical Expansion:    We are expanding into new sectors, countries, and markets, with a focus on North America, Australia, Singapore and other APAC market,

•        Cross-Selling:    We leverage synergies between divisions to offer comprehensive and integrated solutions to our clients.

Key Factors Affecting Our Performance

As a system integrator and software as a service provider we face competition from other players in the same segment in various categories, but we have built and augmented the model by taking more value-added services to the customer and trying to be a platformed and integrated services provider as well.

Components of Results of Operations

Revenue

The Company offers products and services in a variety of arrangements such as sale of equipment with installations and services like software designing, customization, implementation, maintenance, testing and benchmarking, designing, developing and dealing in computer software solutions and annual maintenance services.

Cost of Sales

Our Cost of Sales predominantly encompasses costs of equipment sold, platform costs and allied components and other direct costs incurred to provide services to our customers.

Operating Expenses

Our operating expenses mainly include salaries & benefits, rent, professional fee and travel costs.

Results of Operations

Results of operations for the six months ended December 31 are as follows:

(in Australian dollars)	2023	2022	Change $	Change %
			Increase/ (Decrease)
Revenues	9,633,054	6,815,423	2,817,631	41%
Cost of sales	(7,356,556)	(5,343,030)	(2,013,526)	38%
Gross profit	2,276,498	1,472,393	804,105	55%

Expenses
General and administrative	(1,429,450)	(739,152)	(690,298)	93%
Sales and marketing	(50,774)	(66,039)	15,265	(23)%
Total Expenses	(1,480,224)	(805,191)	(675,033)	124%
Operating Income	796,274	667,202	129,072	19%
Interest income (expense), net	(68,748)	(85,607)	16,859	(20)%
Other income	5,478	63,523	(58,045)	(91)%
Income before taxes	733,004	645,118	87,886	14%
Tax expense	(194,301)	(259)	(194,042)	74920%
Net income for the year	538,703	644,859	(106,156)	(16)%

Revenue

Total revenue increased by A$2,817,631 or 41% to A$9,633,054 in the six months ended December 31, 2023, compared to A$6,815,423 in the six months ended December 31, 2022. The Company managed its sales and growth strategy more effectively and that resulted in an increase in overall revenue. During the period the Company expanded its operations and successfully won contracts with large banks and successfully fulfilled its commitments resulting in a material increase in its revenues.

Cost of Sales

Cost of Sales increased by A$2,013,526 or 38% to A$7,356,556 in the six months ended December 31, 2023, compared to A$5,343,030 in the six months ended December 31, 2022. The overall increase in cost of sales is in line with the increase in revenue.

General and Administrative

General and Administrative expenses increased by A$690,298 or 93% to A$1,429,450 in the six months ended December 31, 2023, compared to A$739,152 in the six months ended December 31, 2022. The increase in General and Administrative costs was primarily related to an increase in salaries and benefits of A$543,893, rent expense of A$29,633, and foreign exchange loss of $A$30,072. The increase in general and administrative expenses is largely due to an effort on the part of the management to increase its operations, that was translated into the increase in revenue.

Sales and Marketing

Sales and marketing decreased by A$15,265 or 23% to A$50,774 in the six months ended December 31, 2023, compared to A$66,039 in the six months ended December 31, 2022. Sales and marketing expenses decreased as the Company’s amount spent on the external consultants decreased in the six months ended December 31, 2023 compared to December 31, 2022.

Results of operations for year ended June 30 are as follows:

(in Australian dollars)	2023	2022	Change $	Change %
			Increase/ (Decrease)
Revenues	16,012,315	9,782,882	6,229,433	64%
Cost of sales	(11,276,265)	(8,153,853)	(3,122,412)	38%
Gross profit	4,736,050	1,629,029	3,107,021	191%

Expenses
General and administrative	(1,850,822)	(870,070)	(980,752)	113%
Sales and marketing	(109,689)	(5,884)	(103,805)	1764%
Total Expenses	(1,960,511)	(875,954)	(1,084,557)	124%
Operating Income	2,775,540	753,075	2,022,464	269%
Interest income (expense), net	(127,038)	(156,726)	29,688	(19)%
Other income	17,775	10,873	6,902	63%
Income before taxes	2,666,277	607,222	2,059,054	339%
Tax expense	(645,986)	—	(645,986)
Net income for the year	2,020,291	607,222	1,413,068	233%

Revenue

Revenue increased to A$16,012,315 in 2023 compared to A$9,782,882 in 2022, or 64%. This was due to an increase in order flow and billing, plus an increase in annual recurring revenue.

Cost of Sales

Cost of Sales increased to A$11,276,265 in 2023 compared to A$8,153,853 in 2022, or 38%. Increased variance in Cost of Sales was due to increased personnel and consultants costs incurred to support the increase in revenue.

General and Administrative

General and Administrative expenses increased to A$1,850,822 in 2023 compared to A$870,070 in 2022, or 113%. As there is significant increase in revenue, there is increase in associated general and administrative expenses due to additional expenses incurred on staff salaries, office rentals in different on shore and offshore locations, associated travel cost, insurance cost, legal and accounting fees. Specifically, the increase of A$980,750 was largely attributed to increase of A$706,722 in salaries and benefits, A$97,419 in travel expenses, A$61,864 in professional fees, A$59,614 in office expenses and A$47,800 in rental expenses.

Sales and Marketing

Sales and marketing increased to A$109,689 in 2023 compared to A$5,884 in 2022, or 1,764%. Sales and Marketing expenses increased significantly on account of hiring outside consultants to assist in deal closures and devising sales and marketing strategy.

Liquidity and Capital Resources

We have been profitable beginning in our first year of operation since 2016 and over the period of 8 years have invested all the profits into the business and have a healthy bank reserve.

The Company is generating positive cash flow from operating activities. We have focused on enhancing our liquidity management practices, ensuring adequate funding for our operations and obligations. This includes optimizing working capital management, negotiating favorable terms with suppliers, and diversifying funding sources to mitigate liquidity risks. Our sources of liquidity include cash and cash equivalents, cash from operations and amounts available under credit facilities. As on December 31, 2023, the Company had cash of A$2,894,510 and a positive working capital of A$4,839,779. Additionally, the Company’s total equity amounted to $3,824,134 providing it sufficient liquidity to effectively support its operating activities for the foreseeable future. The Company incurs approximately over A$2 million per annum in operating expenses. With available cash of A$2.9M the company can comfortably sustain its operations for approximately 1.5 years even if it does not generate any cash from operations. It is worth noting that the Company regularly generates sufficient operating margin with a positive gross margin of approximately 25% that sufficiently contributes to covering its operating expenses. Any short-term shortfalls can be covered through the positive equity maintained in the business and available credit lines.

Cash Flows

Cash flows for the six months ended December 31 is as follows:

(in Australian dollars)	2023	2022	Change %
Cash flows generated by operating activities	550,692	(341,985)	261%
Cash flows (used in) investing activities	(665,288)	(14,051)	4635%
Cash flows generated by (used in) financing activities	(870,597)	(868,409)	—

Net cash generated by operating activities

Net cash generated by operating activities increased by A$892,667 to A$550,692 in the six months ended December 31, 2023, compared to cash used in operating activities (A$341,985) in the six months ended December 31, 2022. Net cash generated by operating activities for the six months ended December 31, 2023, was due to net income of A$733,004, non-cash items of A$107,449, offset by negative working capital of ($289,761).

Net cash used in investing activities

Net cash used in investing activities increased by A$651,237 to A$665,288 in the six months ended December 31, 2023, compared to same period last year. The cash flow is primarily due to company’s investment in software development and related activities.

Net cash generated by financing activities

Net cash flows for the 6 months ended December 31, 2023 remained in line with the outflow during the 6 months ended December 31, 2022. This outflow was for repayment of loan facilities.

Cash flows for the year ended June 30 is as follows:

(in Australian dollars)	2023	2022	Change %
Cash flows generated by operating activities	1,393,514	2,103,320	(34)%
Cash flows (used in) investing activities	(89,402)	(55,727)	60%
Cash flows generated by (used in) financing activities	1,120,981	(1.020,253)	210%

Net cash generated by operating activities

Net cash generated by operating activities decreased by 34%. This is largely due to an decrease in recoveries from debtors of A$1,063,315 compensated by decrease in payments to trade and other creditors of A$224,483 in comparison to the pervious period.

Net cash used in investing activities

Net cash used in investing activities increased by 60% due to a lower investment in property, plant & equipment.

Net cash generated by financing activities

Net cashflows from financing activities increased by 210% due to a loan facility availed during the year.

Contractual Obligations and Commitments

Our business model is based on contracts with durations of 5 years to 7 years and we have running contract of in excess of $7.0 million to $8.0 million yearly, which is cumulatively $55 million to $ 65 million over the next 5 years. Every year we recognize additional annual recurring revenue based orders that are closed.

Quantitative and Qualitative Disclosures About Market Risk

Credit risk

The Company does not have any material credit risk exposure to any contractual orders or parties.

Liquidity Risk

The Company adopts prudent liquidity risk management by maintaining sufficient working capital margin and use the credit line as well as on required basis. The Company has strong cash reserve to support and fund growth at least in near future.

GROUP ELITE COMMUNICATION’S MANAGEMENT’S DISCUSSION AND ANALYSIS

Overview

Group Elite Communications and Controlled Entities (“Group Elite Communications” or “the Group”) is in the business of providing call center services including system design & architecture, project management, implementation services, application testing, support & maintenance, business consulting, and SAAS. Group Elite Communications specializes in providing consulting, training, and managed services for Verint Customer Engagement Solutions, primarily aimed at optimizing contact center performance. Their services include needs assessments, system design, project management, and custom integrations. The Group helps clients maximize the value of their Verint systems through white-glove service, focusing on areas like workforce management, fraud, compliance, and performance improvement. They are recognized as a strategic partner of Verint with extensive industry experience.

Business Model

•        Continuous Improvement:    We focus on enhancing customer engagement by continuously refining and expanding our consulting, training, and managed services for Verint systems. This commitment ensures our clients stay ahead in performance optimization.

•        Strategic Partnerships:    We strengthen our market position by expanding relationships with key partners like Verint, enhancing our service offerings and extending our reach to new industries and sectors.

•        Integrated Solutions:    Leveraging our deep expertise, we offer integrated solutions that combine our core services, delivering comprehensive support to clients in optimizing their contact centers.

Key Factors Affecting Our Performance

At Group Elite Communication we have a focus on strategy and project management, can navigate complex regulations with ease, and implement cutting-edge tech. As a general technology company, we face significant competition. Due to rapid technological advancement. Group Elite Communication is continuously focusing on being an agile company that allows us to adapt to the rapid advancement of the industry. We have a team of highly knowledgeable staff members who originate from key parts of the industry.

Components of Results of Operations

Revenue

We recognize revenue from contracts with customers for the transfer of goods and services. Our major sources of revenues are implementation services, sale of products (licenses), managed services, maintenance services, SAAS (Software as Service), and other service offerings.

Cost of Sales

Our Cost of Sales predominantly encompasses costs related to products, professional services such as implementation services, managed services, maintenance services, as well as SAAS, hosting and elite keep. The professional services costs are mainly salaries and group benefits. Maintenance costs include headcount expenses as well as Verint software warranty and support costs. SAAS costs are direct subscription costs and product costs are the associated Verint license costs.

Operating Expenses

Our General and Administrative expenses comprise of expenses incurred to support our business operations. These primarily include salaries and benefits paid to our administrative and operations teams, office expenses, legal and professional charges, fee and license costs, insurance, and other administrative expenses incurred during the periods presented. These also include depreciation and amortization charged to our tangible and intangible assets respectively.

Our operating expenses also include Selling and Marketing expenses. These comprise of salaries and benefits of our staff specifically responsible for sales and marketing efforts. These expenses also include advertising and promotional expenses,

Results of Operations

For the six months ended December 31

(Amounts in USD)	2023	2022	Change
Revenue	5,428,581	5,262,781	3%
Cost of sales	(2,995,129)	(2,722,762)	10%
Gross profit	2,433,452	2,540,018	(4)%

Expenses
General and administrative	(1,655,299)	(2,246,087)	(26)%
Selling and marketing expenses	(862,071)	(1,035,600)	(17)%
Operating income (loss)	(83,917)	(741,669)	(89)%
Other expenses	(22,661)	(61)	37028%
Interest expense	(21,701)	(43,371)	(50)%
Foreign exchange gain/(loss) – realized	(7,298)	66,658	(111)%
Other income	2,151	26	8075%
Income/(loss) before taxes	(133,426)	(718,416)	(81)%
Provision for taxes	(14,606)	(1,157)	1163%
Net income/(loss) for the year	(148,032)	(719,573)	(79)%

Revenue

The following table presents our revenue breakdown for the periods indicated:

(Amounts in USD)	2023	2022	Change %
Implementation services	2,101,200	2,460,295	(15)%
Managed services	417,735	289,128	44%
Maintenance services	2,761,609	2,430,032	14%
SAAS	103,657	83,326	24%
Services	6,477	0	100%
Elite Keep	37,903	0	100%
	5,428,581	5,262,781	3%

Total revenue increased by USD 165,801, or 3% to USD 5,428,581 for the six months ended December 31, 2023, compared to USD 5,262,781 for the six months ended December 31, 2022. The increase in revenue was mainly due to the increase in customer contract amounts and volume, for both managed services and maintenance services.

Cost of Sales

Cost of Sales increased by USD 272,367, or 10% to USD 2,995,129 in the six-month ended December 31, 2023 compared to USD 2,722,762 in the six months ended December 31, 2022. It was primarily due to increase in direct costs incurred to support the increase in revenue from maintenance services. Due to the increase in maintenance revenues, the associated cost of sales have also increased proportionally.

General and Administrative

General and Administrative expenses decreased by USD 590,788 or 26% to USD 1,655,299 in the six months ended December 31, 2023, compared to USD 2,246,087 in the six months ended December 31, 2022.It was primarily due to the decrease of USD 525,023 in office expenses, USD 134,132 in legal and professional charges, USD 32,400 in fee and licenses, offset by increase of USD 24,979 in salaries and benefits and USD 50,235 in travel and entertainment expenses.

Selling and marketing expenses

Selling and marketing expenses decreased by USD 173,529 or 17% to USD 862,071 in the six months ended December 31, 2023, compared to USD 1,035,600 in the six months ended December 31, 2022. It was primarily due to the decrease in sales and marketing salaries and benefits.

Other expenses

Other expenses increased by USD 22,600 or 37028% to USD 22,661 in the six months ended December 31, 2023, compared to USD 61 in the six months ended December 31, 2022.It was due to penalties paid on tax expenses.

Interest Expense

Interest expense decreased by USD 21,670 or 50% to USD 21,701 in the six months ended December 31, 2023, compared to USD 43,371 in the six months ended December 31, 2022. This was due to decrease in loan term loan and decreased in lease liability during the six months ended December 31, 2023 which resulted in lower amounts of interests incurred during the period.

Foreign exchange gain/(loss)-realised

Foreign exchange loss increased by USD 73,956 or 111% to USD 7,298 in the six months ended December 31, 2023, compared to a gain of USD 66,658 in the six months ended December 31, 2022. It was due to favorable movement in the exchange rates during the six months ended December 31, 2023, compared to the same period in 2022.

Other income

Other income increased by USD 2,125 or 8075% to USD 2,151 in the six months ended December 31, 2023, compared to USD 26 in the six months ended December 31, 2022.It was due to increase in interest income and other miscellaneous one-off income during the period.

Results of Operations

For the year ended June 30

(Amounts in USD)	2023	2022	Change
Revenue	12,410,101	10,815,807	15%
Cost of sales	(6,314,788)	(6,449,857)	(2)%
Gross profit	6,095,313	4,365,950	40%

Expenses
General and administrative	(3,072,004)	(2,701,840)	14%
Selling and marketing expenses	(2,343,531)	(2,256,088)	4%
Operating income (loss)	679,778	(591,978)	(215)%
Other expenses	(10,878)	19,393	(156)%
Finance cost	(80,466)	(52,627)	53%
Foreign exchange gain/(loss) – realized	(102,456)	(171,193)	(40)%
Other income	164,500	5,986	2648%
Income/(loss) before taxes	650,478	(790,419)	(182)%
Provision for/recovery of taxes	(3,146)	86,863	(104)%
Net income/(loss) for the year	647,332	(703,556)	(192)%

Revenue

The following table presents our revenue breakdown for the periods indicated:

(Amounts in USD)	2023	2022	Change %
Product	0	495,706	(100)%
Implementation services	5,696,983	4,902,787	16%
Managed services	760,280	679,871	12%
Maintenance services	5,330,137	4,275,680	25%
SAAS	265,587	251,086	6%
Services	357,113	0	100%
Elite Keep	0	210,677	(100)%
	12,410,101	10,815,807

Total revenue increased by USD 1,594,294 or 15% to USD 12,410,101 in 2023 compared to USD 10,815,807 in 2022. One of the main reasons for the increase in revenue was 16% increase in implementation services and 25% increase in maintenance services.

Cost of Sales

Cost of Sales was USD 6,314,788 in 2023 compared to USD 6,449,857 in 2022, showing a 2% decrease over year. The slight reduction in the cost of sales is due to right-sizing the company by reducing headcount in professional services departments. The slight decrease in SAAS costs also contribute to the reduction of total cost of sales.

General and Administrative

General and Administrative expenses increased by USD 370,164 or 14% to USD 3,072,004 in 2023 compared to USD 2,701,840 in 2022. The increase in General and Administrative costs was primarily related to USD 218,380 increase in salaries and benefits, USD 113,051 increase in office expenses, USD 30,194 increase in fee and licensing, USD 51,671 in travel and entertainment. These increases were offset by decrease of USD 53,329 in legal and professional charges and USD 49,304 in depreciation and amortization.

Selling and marketing expenses

Selling and marketing expenses increased by USD 87,443 or 4% to USD 2,343,531 in 2023, compared to USD 2,256,088 in 2022. It was primarily due to increase in sales and marketing salaries and benefits.

Other expenses

Other expenses decreased by USD 30,271 or 156% to USD 10,878 in 2023, compared to USD 19,393 in 2022. It was due to increase in penalties on tax expenses.

Interest Expense

Interest expense increased to USD 80,466 in 2023 compared to USD 52,627 in 2022, or 53%. This was due to increase in short term borrowings which resulted into increase in interest expenses.

Foreign exchange gain/(loss)-realized

Foreign exchange loss decreased by USD 68,737 or 40% to USD 102,456 2023, compared to USD 171,193 in 2022. It was due to favorable movement in the exchange rates during the year ended June 30, 2023, compared to the corresponding period.

Other income

Other income increased by USD 158,514 or 2648% to USD 164,500 in 2023, compared to USD 5,986 in 2022.It was primary due to compensation received related to a legal case.

Cash Flows

Cash flows for the six months ending December 31 is as follows:

(Amounts in USD)	2023	2022	Change %
Cash flows generated by (used in) operating activities	(308,028)	399,199	(177)%
Cash flows generated by (used in) investing activities	(7,405)	(44,631)	(83)%
Cash flows generated by (used in) financing activities	287,557	(150,100)	(292)%

Net cash used in operating activities

Net cash outflow by operating activities increased by USD 707,227 to net outflow of USD 308,028 during the six months ended December 31, 2023 compared to a net inflow of USD 399,199 during the six months ended December 31, 2022. Net cash used in operating activities for the six months ended December 31, 2023, was due to decrease in current liability “deferred revenue USD (3,097,788) in six month period ended 31 December 2023 as compared to USD 332,478 in the comparative period, increased in current asset “prepayments and deposits USD (1,195,618) in six month period ended 31 December 2023 as compared to USD (75,430) in the comparative period” and also increased in non-cash item “depreciation” USD 193,345 in six month period ended 31 December 2023 as compared to USD 177,751 in the comparative period.

Net cash used in investing activities

Net cash used in investing activities decreased by USD 37,227 to USD (7,405) in the six months ended December 31, 2023, compared to USD (44,631) in the six months ended December 31, 2022. This was mainly due to lower investment in property and equipment in 2023 as compared to 2022.

Net cash used in financing activities

Net cash generated from financing activities increased by USD 437,456 to USD 287,557 in the six months ended December 31, 2023, compared to net cash outflows of USD 150,100 in the six months ended December 31, 2022. It was mainly due to increase in borrowing in the six months ended December 31, 2023.

Cash flows for the fiscal year ending June 30 is as follows:

(Amounts in USD)	2023	2022	Change %
Cash flows generated by/(used in) operating activities	212,291	(607,673)	(135)%
Cash flows generated by (used in) investing activities	(89,559)	(66,162)	35%
Cash flows generated by (used in) financing activities	(130,457)	(287,831)	(55)%

Net cash used in operating activities

Net cash generated by operating activities increased by USD 819,965 to USD 212,291 in 2023 compared to net outflow of USD 607,673 in 2022. This was mainly due to increase in profitability by USD 1,440,897 offset by net outflow due to change in working capital by an amount of USD 599,819.

Net cash used in investing activities

Net cash used in investing activities increased by USD 23,396 mainly due to an increase in outflow of cash resources for the purchase of property, plant and equipment.

Net cash used in financing activities

Net cash used in financing activities decreased by USD 157,374 to with a net outflow of USD 130,457 in 2023 compared to a net outflow of USD 287,831. This was mainly due to decreased payments to settle lease liability and also decreased payments to settle other borrowings during the 2023 fiscal year.

Liquidity and Capital Resources

The Group has regular revenue streams and a stable financial outlook. However, due to recurring historic losses it has accumulated a negative equity balance of USD 4,278,720 as of December 31, 2023. The Company had a cash balance of USD 47,504 and a working capital deficit of USD 2,908,547. However, a large portion of its current liabilities, (USD 4,283,872) comprise of deferred revenue that will be recognized within a period of 12 months. This situation releases the pressure from its working capital. The company has long-term contacts with its customers that provide higher level of assurance for regular inflows of cash into the business. The management has further addressed its liquidity challenges through its focus on improving liquidity management practices, ensuring adequate funding for the operations and obligations. This includes increasing revenues from operations by closing larger contracts with customers and optimizing working capital management. Furthermore, management has obtained bank borrowing and a credit line to fund any short terms liquidity requirements,

Additionally, the Group operates in the software implementation industry, generating the majority of their cash flows from long-term contracts with customers. This industry environment provides a stable source of revenue through recurring contracts, which supports the companies’ ability to sustain operations and manage financial commitments. The Group regularly generates sufficient operating margin with a positive gross margin of over 40% that sufficiently contributes towards covering its operating expenses. Any short-term shortfalls can be easily covered through the credit facilities available to the Group.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

ABS INDIA PRIVATE LIMITED MANAGEMENT’S DISCUSSION AND ANALYSIS

Overview

ABS India Private Limited is in the business of systems integration providing consultancy, design and services for large, medium and small enterprises in the data, voice, video and Wi-Fi infrastructure and solutions, using technical know-how supplied by ALE International (“ALE”), France, (formerly Alcatel Lucent Enterprise, France).

Business Model

ABS India Private Limited (ABS India or the Company) is a leading systems integrator providing consultancy, design, and services for enterprises in data, voice, video, and Wi-Fi infrastructure. They specialize in enabling organizations to design, set up, and manage complex communication networks, offering end-to-end solutions that are customizable to meet unique needs. With over 19 years of experience and partnerships with leading OEMs, ABS India is known for its high customer satisfaction, superior post-sales support, and a strong focus on user training. They are headquartered in Bangalore with a pan-India presence. The business model of the Company is as follow:

•        Technological Advancement:    We continuously innovate by staying at the cutting edge of IP, voice, data, and video communication technologies, ensuring that our solutions meet the evolving needs of our clients.

•        Market Penetration:    We are expanding our footprint across the Indian subcontinent, enhancing our presence in both established and emerging markets to offer our integrated solutions to a broader audience.

•        Integrated Solutions:    By leveraging our partnerships with leading OEMs, we provide end-to-end, customized solutions that address the unique communication infrastructure needs of our clients.

Key Factors Affecting Our Performance

At ABS India we have a focus on strategy and providing consultancy, design and services, can navigate complex regulations with ease, and implement cutting-edge tech. As a general technology company, we face significant competition. Due to rapid technological advancement. ABS India is continuously focusing on being an agile company that allows us to adapt to the rapid advancement of the industry. We have a team of highly knowledgeable staff members who originate from key parts of the industry.

Components of Results of Operations

Revenue

We recognize revenue from the following major sources which are sales of equipment, contract revenue and income from services.

Cost of Sales

Our Cost of Sales predominantly encompasses costs related to goods, data system and spares, and EPABX system and spares.

Operating Expenses

Our operating expenses mainly include administrative expenses and staff costs. Main administrative expenses are travel & conveyance, legal and professional expenses, communication cost, and Subcontract charges which is incurred during the periods presented.

Results of Operations

For the six months ended December 31

(Amounts in USD)	2023	2022	Change
Revenue	4,728,512	6,126,563	(23)%
Other income	392,310	114,801	242%
Total income	5,121,071	6,241,430	(18)%
Cost of goods sold	(2,325,718)	(3,600,238)	(35)%

Expenses
Depreciation and amortization expenses	(79,724)	(69,586)	15%
Staff costs	(1,317,348)	(1,225,682)	7%
Administrative/Other expenses	(1,375,708)	(1,123,069)	22%
Operating income (loss)	22,573	222,855	(90)%
Finance income	7,335	12,837	(43)%
Finance costs	(26,007)	(41,928)	(38)%
Income/(loss) before taxes	3,901	193,764	(98)%
Income tax	(38,110)	(76,892)	(150)%
Net income/(loss) for the year	42,011	116,872	(64)%

Revenue

The following table presents our revenue breakdown for the periods indicated:

(Amounts in USD)	2023	2022	Change %
Sale of equipment	3,263,080	4,956,255	(34)%
Contract revenue	118,125	24,121	390%
Income from services	1,347,308	1,146,187	18%
	4,728,512	6,126,563

Total revenue decreased by USD 1,398,051, or 23% to USD 4,728,512 for the six months ended December 31, 2023, compared to USD 6,126,563 for the six months ended December 31, 2022. The decreased in revenue was mainly due to a 34% decrease in sales of equipment.

Other income

Other income increased by USD 277,508 or 242% to USD 392,310 in the six months ended December 31, 2023, compared to USD 114,801 in the six months ended December 31, 2022.This was primarily due to gain on sale of investments of USD 353,517 during the 6 months ended December 31, 2023, compensated by a decrease of USD 21,285 in gain on modification of lease.

Cost of Sales

Cost of Sales decreased by USD 1,274,519, or 35% to USD 2,325,718 in the six-month ended December 31, 2023, compared to USD 3,600,238 in the six months ended December 31, 2022. This decrease was in line with the 34% decrease in revenue from sale of equipment.

Staff Cost

Staff costs increased by USD 91,665 or 7% to USD 1,317,348 in the six months ended December 31, 2023, compared to USD 1,225,682 in the six months ended December 31, 2022. This was due to the increase in salaries, bonus and other allowances.

General and Administrative

General and Administrative expenses increased by USD 252,639 or 22% to USD 1,375,708 in the six months ended December 31, 2023, compared to USD 1,123,069 in the six months ended December 31, 2022.It was primarily due to the increase in legal and professional charges of USD 180,741 and director fee & commission of USD 192,362 compensated by increase of USD 71,858 in sub-contractor costs and decrease of USD 51,018 in communication costs.

Depreciation and amortisation expenses

Depreciation and amortisation expenses increased by USD 10,137 or 15% to USD 79,724 in the six months ended December 31, 2023, compared to USD 69,586 in the six months ended December 31, 2022. It was primarily due to the increase in Right of use assets.

Interest Expense

Interest expenses decreased by USD 15,921 or 38% to USD 26,007 in the six months ended December 31, 2023, compared to USD 41,928 in the six months ended December 31, 2022. This was mainly due to the decrease in borrowings during the six months ended December 31, 2023.

Finance income

Finance income decreased by USD 5,502 or 43% to USD 7,335 in the six months ended December 31, 2023, compared to USD 12,837 in the six months ended December 31, 2022. This was due to the decrease in interest on income tax refund amounting to USD 8,112 compensated by increase of USD 2,070 for interest earned on bank deposits.

Results of Operations

For the year ended June 30

(Amounts in USD)	2023	2022	Change
Revenue	10,683,396	10,522,428	2%
Other income	170,384	128,040	33%
Total income	10,853,780	10,650,468	2%
Cost of goods sold	(5,826,014)	(4,532,634)	29%

Expenses
Depreciation and amortization expenses	(140,997)	(141,711)	(1)%
Staff costs	(2,372,728)	(2,340,577)	1%
Administrative/Other expenses	(2,222,717)	(3,531,555)	(37)%
Operating income (loss)	291,323	103,992	180%
Finance income	48,118	7,660	528%
Finance costs	(65,385)	(43,460)	50%
Income/(loss) before taxes	274,056	68,192	302%
Income tax	(90,625)	(1,580)	5637%
Net income/(loss) for the year	183,430	66,612	175%

Revenue

The following table presents our revenue breakdown for the periods indicated:

(Amounts in USD)	2023	2022	Change %
Sale of equipment	8,052,514	7,765,874	4%
Contract revenue	72,082	136,307	(47)%
Income from services	2,558,801	2,620,248	(2)%
	10,683,396	10,522,428

Total revenue increased by USD 160,968 or 2% to USD 10,683,396 during the year ended June 30, 2023 compared to USD 10,522,428 during the year ended June 30, 2022. The main reason for the increase in revenue was the increase in sale of equipment.

Other income

Other income increased by USD 42,344 or 33% to USD 170,384 in 2023, compared to USD 128,040 in 2022.It was mainly due to an increase of USD 13,008 in gain on modification of lease and an increase of USD 36,581 in miscellaneous income.

Cost of Sales

Cost of Sales increased by USD 1,293,380 or 29% with the total cost of sales of USD 5,826,014 in 2023 compared to USD 4,532,634 in 2022. This was primarily due to the increase in cost of sales of EPABX system and spares and data system and spares.

General and Administrative

General and Administrative expenses decreased by USD 1,308,838 or 37% to USD 2,222,717 in year ended June 30, 2023 compared to USD 3,531,555 in year ended June 30, 2022. The decrease in General and Administrative costs was primarily due to the decrease of USD 1,247,775 in director fee & commission.

Interest Expense

Interest expense increased to USD 65,385 in 2023 compared to USD 43,460 in 2022, or 50%. This was due to the increase in utilization of financial facilities during the year ended June 30, 2023.

Finance income

Other income increased by USD 40,458 or 528% to USD 48,118 in 2023, compared to USD 7,660 in 2022.It was primary due to increase of interest on income tax refund of USD 13,966 and other income of USD 24,390.

Cash Flows

Cash flows for the six months ending December 31 is as follows:

(Amounts in USD)	2023	2022	Change %
Cash flows generated by (used in) operating activities	(168,028)	(602,723)	(72)%
Cash flows generated by (used in) investing activities	121,673	34,642	251%
Cash flows generated by (used in) financing activities	5,251	716,860	(99)%

Net cash used in operating activities

Net cash used by operating activities decreased by USD 434,694 to (USD 168,028) in the six months ended December 31, 2023, compared to (USD 602,723) in the six months ended December 31, 2022. This decrease in net used by operating activities was due to the increase of USD 920,980 in cash generated from working capital compensated by the decrease of USD 189,862 in profit before tax and the decrease of USD 52,592 in adjustment for non-cash items during the six months ended December 31, 2023 in comparison with the six months ended December 31, 2022.

Net cash generated by investing activities

Net cash generated by investing activities increased by USD 87,031 to USD 121,673 in the six months ended December 31, 2023, compared to USD 34,642 in the six months ended December 31, 2022. This was mainly due to proceeds of USD 123,329 received from sale of property, plant and equipment during the six months ended December 31, 2023. This was compensated by an outflow of cash of USD 44,926 for repayment of advances.

Net cash generated by financing activities

Net cash generated by financing activities decreased by USD 711,609 to USD 5,251 in the six months ended December 31, 2023, compared to net cash flows generated by financing activities of USD 716,860 in the six months ended December 31, 2022. This was mainly due to USD 589,217 lesser borrowings during six months ended December 31, 2023, as compared to that during the comparative period. Additionally, the Company paid dividend of USD 120,420 during the six months ended December 31, 2023.

Cash flows for the fiscal year ending June 30 is as follows:

(Amounts in USD)	2023	2022	Change %
Cash flows generated by/(used in) operating activities	101,428	281,031	(64)%
Cash flows generated by (used in) investing activities	(83,070)	32,440	(356)%
Cash flows generated by (used in) financing activities	8,935	(215,730)	(104)%

Net cash from operating activities

Net cash generated by operating activities decreased by USD 179,603 to USD 101,428 during the year ended June 30, 2023 compared to cash generated of USD 281,0319 during the year ended June 30,2022. This was mainly due to the higher cash outflow of USD 642,606 for working capital during the current year as compared to last year. increase in current trade receivables and inventory. This higher outflow was compensated by USD 205,864 of higher profit before taxes, an increase in non-cash adjustments by USD 110,964 and decrease of USD 146,175 in taxes paid during the year ended June 30, 2023, in comparison to the year ended June 30, 2022.

Net cash from investing activities

Net cash generated by investing activities decreased by USD 115,510 to a net outflow of USD 83,070 during the year ended June 30, 2023, compared to a net inflow of USD 32,440 during the year ended June 30, 2022. was mainly due to investment of USD 198,452 in fixed assets during the year ended June 30, 2023, in comparison to an investment of USD 30,094 during the year ended June 30, 2022.

Net cash from financing activities

Net cash used for financing activities decreased by USD 224,665 from a net outflow of USD 215,730 during year ended June 30, 2022, to a net inflow of USD 8,935 during the year ended June 30, 2023. This was mainly due to no dividends paid during the year ended June 30, 2023, in comparison to dividends of USD 190,451 paid during the year ended June 30, 2022. Additionally, the Company borrowed a higher amount of loans of USD 61,411 during the year ended June 30, 2023 in comparison to the year ended June 30, 2022.

Liquidity and Capital Resources

The Company is profitable with regular revenue streams and a stable financial outlook. It is generating positive cash flow. We have focused on enhancing our liquidity management practices, ensuring adequate funding for our operations and obligations. This includes optimizing working capital management and diversifying funding sources to mitigate liquidity risks. Our sources of liquidity include cash and cash equivalents, cash from operations. As on December 31, 2023 the Company had a cash balance of USD 359,641 and a positive working capital of USD 627,219. Additionally, the Company’s total equity amounted to USD 1,127,729 providing it sufficient liquidity to effectively support its operating activities for the foreseeable future. The company incurs approximately USD 5 million per annum in operating expenses. The Company regularly generates sufficient operating margin with a positive gross margin of approximately 51% that sufficiently contributes to covering its operating expenses. Any short-term shortfalls or additional liquidity requirements can be easily covered through the positive equity maintained in the business and credit facilities available to the company.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.

MOKSA TECHNOLOGIES — MANAGEMENT’S DISCUSSION AND ANALYSIS

Overview

MokSa Technologies India (Pvt) Limited (for purposes of this section, the “Company” or “Moksa Technologies”) is operating from the state-of-art centres in Bengaluru, Mumbai and Gurgaon (India) to develop, maintain, assist, establish, manage, operate business and technology consulting services and software development, solutions, professional services in all its forms, operation of technical services, networking services and allied services including programming, design, development, hosting, licensing, installation and maintenance, etc. The Company has presence in Singapore and USA through its wholly owned subsidiaries. This discussion and analysis consider the consolidated financial results of MokSa Technologies along with its subsidiaries.

Business Model

The Company specializes in providing innovative solutions in the fields of cloud computing, cybersecurity, and IT infrastructure. Its business model revolves around delivering tailored technology services to businesses, enabling them to optimize operations and secure their digital environments. The Company focuses on leveraging cutting-edge technologies to meet the unique needs of their clients, ensuring high performance, reliability, and security in their IT systems. They emphasize customer-centric solutions, continuous innovation, and strong partnerships with leading technology providers.

•        Continuous Innovation:    MokSa Technologies invests in business consulting research and development, focusing on emerging technologies like cloud computing & AI and digital transformation with software development. By staying ahead of technological trends, they ensure their solutions are always at the cutting edge, providing clients with the latest and most effective tools for their business needs.

•        Geographical Expansion:    MokSa Technologies is actively expanding its reach in new markets, particularly in emerging economies such as India & Nepal. Also continuing to grow & expand the business in USA and Singapore markets. This strategic expansion allows us to tap into growing demand for advanced IT solutions and to establish a strong foothold in these regions.

•        Cross-Selling:    By leveraging its expertise across different technology domains, MokSa Technologies offers integrated and comprehensive solutions. This approach enables them to meet a broad spectrum of client needs, driving value through synergy between their various service offerings, such as combining cloud AI solutions for a holistic approach to IT management.

These strategic pillars help the Company maintain a competitive edge and deliver exceptional value to their clients.

Key Factors Affecting Our Performance

At MokSa Technologies, we emphasize strategic planning and project management, navigating complex regulations with ease and implementing cutting-edge technology. As a general technology company, we face significant competition due to rapid technological advancements. MokSa Technologies is committed to maintaining agility, allowing us to swiftly adapt to industry changes. Our team comprises highly knowledgeable professionals with experience from key sectors of the industry, ensuring we remain at the forefront of technological innovation.

Components of Results of Operations

Revenue

We recognize revenue from the following major sources which are sale/subscription of licenses, implementation services, revenue from annual maintenance charges and support services.

Cost of Sales

Our Cost of Sales predominantly encompasses direct costs related to cost of license sold, cost incurred to provide annual maintenance and technical support services.

Operating Expenses

Our General and Administrative expenses include employee benefits expenses, depreciation and other expenses which incurred during the period presented.

Results of Operations

For the six months ended December 31

(Amounts in USD)	2023	2022	Change
Revenue	6,626,885	10,699,905	(38)%
Cost of sales	(2,740,758)	(5,959,829)	(54)%
Gross profit	3,886,127	4,740,075	(18)%

Expenses
Distribution costs	(4,100)	0	100%
Administrative expenses	(3,644,582)	(4,283,490)	(15)%
Other income	4,684	241	1843%
Other gains/(losses) – net	49,402	41,390	19%
Operating income (loss)	291,531	498,216	(41)%
Finance income	231	142	62%
Finance costs	(12,327)	(5,225)	136%
Income/(loss) before taxes	279,434	493,134	(43)%
Income tax (expense)/Credit	(147,849)	(161,239)	(8)%
Net income/(loss) for the year	131,585	331,895	(60)%

Revenue

The following table presents our revenue breakdown for the periods indicated:

(Amounts in USD)	2023	2022	Change %
Sale/subscription of licenses	829,237	492,010	69%
Implementation services	481,843	753,006	(36)%
Revenue from annual maintenance charges (“AMC”)	532,198	409,899	30%
Support services	4,783,606	9,044,990	(47)%
	6,626,885	10,699,905	(38)%

Total revenue decreased by USD 4,073,020, or 38% to USD 6,626,885 for the six months ended December 31, 2023, compared to USD 10,699,905 for the six months ended December 31, 2022. The decrease in revenue was mainly due to the decrease of USD 4,261,383 or 47% in revenue from support services and a decrease of USD 271,163 or 36% in revenue from implementation services. This decrease was offset by an increase of USD 337,227 in sale/subscription of license and an increase of USD 122,299 in revenue from annual maintenance services.

Cost of Sales

Cost of Sales decreased by USD 3,219,072, or 54% to USD 2,740,758 in the six-month ended December 31, 2023 compared to USD 5,959,829 in the six months ended December 31, 2022. The decrease in cost of sales was attributable to the decrease in revenue. Specifically, the decrease was primarily in costs incurred for technical support services which decreased by USD 3,422,077 or 63% to USD 1,986,918 for the six months ended December 31, 2023, compared to USD 5,408,995 for the six months ended December 31, 2022.

General and Administrative

General and Administrative expenses decreased by USD 638,908 or 15% to USD 3,644,582 in the six months ended December 31, 2023, compared to USD 4,283,490 in the six months ended December 31, 2022. It was primarily due to the USD 214,591 or 7% decrease in employees’ salaries and benefit expenses and USD 434,442 or 35% decrease in other administrative expenses.

Distribution costs

The Company incurred distribution costs of USD 4,100 in the six months ended December 31, 2023, whereas there were nil distribution costs in the six months ended December 31, 2022. The variance was not material.

Other income

Other income increased by USD 4,443 to USD 4,684 in the six months ended December 31, 2023, compared to USD 241 in the six months ended December 31, 2022. It was due to an increase in miscellaneous income.

Other gains/(losses)

Other gains increased by USD 8,012 or 19% to USD 49,402 in the six months ended December 31, 2023, compared to USD 41,390 in the six months ended December 31, 2022. It was due to the fair value gain on financial assets.

Interest Expense

Interest expenses increased by USD 7,103 or 136% to USD 12,327 in the six months ended December 31, 2023, compared to USD 5,225 in the six months ended December 31, 2022. This was due to an increase in interest on lease liability during the six months ended December 31, 2023.

Finance income

Finance income increased by USD 89 or 62% to USD 231 in the six months ended December 31, 2023, compared to USD 142 in the six months ended December 31, 2022.It was due to an increase in interest income on unwinding of security deposits.

Results of Operations

For the year ended June 30

(Amounts in USD)	2023	2022	Change
Revenue	22,189,333	13,471,368	65%
Cost of sales	(12,781,574)	(4,994,275)	156%
Gross profit	9,407,759	8,477,094	11%

Expenses
Distribution costs	(5,364)	(6,436)	(17)%
Administrative expenses	(8,353,148)	(7,545,176)	11%
Other income	720	12,975	(94)%
Other gains/(losses) – net	88,003	35,354	149%
Operating income (loss)	1,137,971	973,811	17%
Finance income	325	277	17%
Finance costs	(9,419)	(12,929)	(27)%
Income/(loss) before taxes	1,128,876	961,160	17%
Income tax expense	(318,796)	(329,713)	(3)%
Net income/(loss) for the year	810,080	631,447	28%

Revenue

The following table presents our revenue breakdown for the periods indicated:

(Amounts in USD)	2023	2022	Change %
Sale/subscription of licenses	924,753	486,653	90%
Revenue from annual maintenance charges (“AMC”)	873,491	750,705	16%
Implementation services	1,369,655	1,073,986	28%
Support services	19,021,434	11,160,024	70%
	22,189,333	13,471,368	65%

Total revenue increased by USD 8,717,965 or 65% to USD 22,189,333 in 2023 compared to USD 13,471,368 in 2022. The Company achieved high revenue growth in all lines of service. The major contribution to the increase in overall revenue came from growth of 70% in revenue from support services where the revenue increased by USD 7,861,411 during year ended June 30, 2023 in comparison to the year ended June 30, 2022. The other major contribution to revenue growth came from Sales and subscription of licenses that showed growth of USD 438,100 or 90% in comparison to the revenue during year ended June 30, 2022.

The substantial revenue growth of 65%, amounting to an increase of USD 8,717,965, was driven by several key factors, with the most significant being the addition of a major client in the US market. The addition of this client was a key driver, significantly boosting our support services revenue by 70% (an increase of USD 7,861,411). Clients large-scale service requirements and reliance on our support infrastructure played a pivotal role in this expansion. Their comprehensive engagement with our solutions directly fuelled growth across multiple service lines.

Cost of Sales

Cost of Sales was USD 12,781,574 in 2023 compared to USD 4,994,275 in 2022, showing a 156% increase over the year. The increase in the cost of sales is due to the increase in cost attributed to technical support services of USD 7,574,739 and increase in cost of license sold USD 353,170.

General and Administrative

General and Administrative expenses increased by USD 807,971 or 11% to USD 8,353,148 in 2023 compared to USD 7,545,176 in 2022. The increase in General and Administrative costs was primarily related to an increase of USD 812,860 in employee salaries and benefits expenses.

Distribution cost

Distribution cost decreased by USD 1,071 or 17% to USD 5,364 in 2023, compared to USD 6,436 in 2022. It was primarily due to decrease in sale promotions.

Other income

Other income decreased by USD 12,255 or 94% to USD 720 in 2023, compared to USD 12,975 in 2022. It was due to one off Interest income on income tax refund during the year ended June 30, 2022, that amounted to USD 12,959.

Other gains/(losses)

Other gain increased by USD 52,649 or 149% to USD 88,003 during the year ended June 30, 2023, compared to USD 35,354 in comparative year ended June 30, 2022. This was due to the fair value gain on financial assets and foreign exchange gain.

Interest Expense

Interest expenses decreased to USD 9,419 in 2023 compared to USD 12,929 in 2022, or 27%. This was due to the decrease in interest on lease liabilities.

Finance income

Finance income increased by USD 48 or 17% to USD 325 in 2023, compared to USD 277 in 2022.It was primary due to Interest income on unwinding of security deposits.

Cash Flows

Cash flows for the six months ending December 31 is as follows:

(in USD)	2023	2022	Change %
Cash flows generated by (used in) operating activities	1,520,508	407,601	273%
Cash flows generated by (used in) investing activities	(402)	(2,444)	(84)%
Cash flows generated by (used in) financing activities	(1,516,063)	(39,688)	3720%

Net cash used in operating activities

Net cash generated by operating activities increased by USD 1,112,906 to USD 1,520,508 in the six months ended December 31, 2023 compared to USD 407,601 in the six months ended December 31, 2022. Net cash generated by operating activities for the six months ended December 31, 2023, was primarily due to increase of USD 1,137,297 from changes in working capital compensated by decline of USD 531,193 in net profit before income tax cash for the period ended December 31, 2023 in comparison to the period ended December 31, 2022.

Net cash used in investing activities

Net cash used in investing activities decreased by USD 2,042 to USD 402 in the six months ended December 31, 2023, compared to USD 2,444 in the six months ended December 31, 2022 was mainly due to less investment in property, plant and equipment in 2023 as compared to 2022.

Net cash used in financing activities

Net cash used in the financing activities increased by USD 1,476,375 to USD 1,516,063 in the six months ended December 31, 2023, compared to net cash flows used by financing activities of USD 39,688 in the six months ended December 31, 2022. It was mainly due to dividend payment of USD 1,459,834 during the six months ended December 31, 2023.

Cash flows for the fiscal year ending June 30 is as follows:

((in USD)	2023	2022	Change %
Cash flows generated by/(used in) operating activities	(490,676)	887,527	(155)%
Cash flows generated by (used in) investing activities	(9,638)	(38,215)	(75)%
Cash flows generated by (used in) financing activities	(85,609)	(64,223)	33%

Net cash used in operating activities

Net cash used in operating activities increased by USD 1,378,203, resulting in an outflow of USD 490,676 for the year ended June 30, 2023, compared to an inflow of USD 887,527 for the year ended June 30, 2022. This increase in cash outflow was primarily due to the use of an additional USD 1,350,855 for working capital during the year. Additionally, higher tax payments of USD 149,992 contributed to the increased outflow, although this was partially offset by higher net profits generated during the year compared to the previous year ended June 30, 2022.

Net cash used in investing activities

Net cash used in investing activities decreased by USD 28,578 to USD 9,638 in 2023 compared to USD 28,578 was mainly due to less investment in property, plant and equipment in 2023 as compared to 2022.

Net cash used in financing activities

Net cash flows generated from financing activities increased by USD 21,386 to USD 85,609 in 2023 compared to USD 64,223 was mainly due to payment of lease and other finance charges paid.

Liquidity and Capital Resources

The Company has regular revenue streams and a stable financial outlook. It is generating positive cash flow. We have focused on enhancing our liquidity management practices, ensuring adequate funding for our operations and obligations. This includes optimizing working capital management and diversifying funding sources to mitigate liquidity risks.

Our sources of liquidity include cash and cash equivalents, cash from operations. As on December 31, 2023 the Company had cash of USD 1,329,895 and a positive working capital of USD 1,219,902. Additionally, the Company’s total equity amounted to USD 1,716,072 providing it sufficient liquidity to effectively support its operating activities for the foreseeable future. With annual operating expenses approximating USD 8 million, our solid gross margin of over 42% ensures we generate sufficient operating income to cover these costs. Furthermore, our strong equity and positive working capital allow us to confidently navigate any short-term liquidity needs without disruption to business operations.

In summary, the Company’s financial position remains sound, allowing us to not only meet current obligations but also strategically position ourselves for sustained growth and investment in innovation.

Quantitative and Qualitative Disclosures About Market Risk

The group is not materially exposed to the risk of changes in market interest rates as it does not hold any financial assets/liabilities which are impacted by such changes. The group has no external borrowings; hence, the group is not exposed to interest rate risk.

VIS NETWORKS PRIVATE LIMITED — MANAGEMENT’S DISCUSSION AND ANALYSIS

Overview

VIS Networks Private Limited (for purposes of this section, the “Company” or “VIS Networks”), established in 2011, has grown into a trusted partner for businesses seeking advanced communication and customer experience (CX) management solutions. VIS Networks provides services like Unified Communication, Contact Center, Video Conferencing, and Audio-Visual solutions, catering to global businesses. With a focus on enhancing CX management through state-of-the-art technology, VIS Networks serves diverse industries, ensuring secure, reliable, and efficient communication infrastructures.

Business Model

VIS Networks operates as a key player in the global communication and CX management space, providing advanced technological solutions to diverse business sectors. The company specializes in designing, setting up, and managing integrated communication systems tailored to meet the unique needs of clients across the globe. With over a decade of experience and a growing client base, VIS Networks is recognized for its customer-centric approach, high-quality service delivery, and focus on long-term partnerships. Headquartered in Bangalore (India), VIS Networks has been catering to thousands of businesses from all corners of the world across. The business model of the company is structured around the following pillars:

•        Technological Advancement:    VIS Networks consistently invests in the latest communication technologies, staying at the forefront of innovation in Unified Communication, Video Conferencing, and CX management solutions. By focusing on integrating cutting-edge technologies, the company ensures that its solutions evolve with the changing demands of its clients.

•        Global Market Penetration:    VIS Networks has expanded its reach across international markets, serving clients in various regions. The company continues to build its presence in both established and emerging markets, enabling businesses to adopt advanced communication infrastructures that enhance their operational efficiency.

•        Integrated Solutions:    VIS Networks provides end-to-end, customized solutions that cater to the unique communication infrastructure needs of its clients. By leveraging strong partnerships with leading technology providers, the company offers a seamless experience that includes consultancy, design, implementation, and post-sales support.

•        Customer-Centric Approach:    VIS Networks’ business model is built around delivering exceptional customer experiences. The company prides itself on its ability to provide scalable, reliable, and secure solutions, backed by superior post-sales support and a dedicated team of professionals.

Key Factors Affecting Performance

Several key factors influence the performance of VIS Networks, shaping both its operational and financial outcomes:

•        Technological Innovation and Investment:    In a highly competitive and fast-evolving industry, staying ahead with the latest technologies is critical. VIS Networks continuously invests in technological advancements to maintain its competitive edge, but this also requires significant capital expenditures, which must be balanced with profitability.

•        Global Economic Conditions:    As a company with a global footprint, VIS Networks is exposed to the impact of global economic fluctuations. Exchange rate volatility, inflationary pressures, and shifts in market demand can affect the company’s revenue streams and profitability.

•        Operational Efficiency and Cost Management:    Managing rising operational costs, particularly in the areas of administrative expenses and financing costs, remains a key challenge. While VIS Networks is focused on streamlining operations and optimizing costs, increased expenditures in employee costs and technology upgrades could influence its bottom line if not managed effectively.

•        Market Competition:    The communication and CX management solutions market is highly competitive, with both established players and emerging startups vying for market share. VIS Networks needs to continuously innovate and offer differentiated, value-driven solutions to maintain and grow its customer base.

•        Debt Management:    With rising financing costs due to increased borrowings for capital expenditures, managing debt levels is crucial to ensure that the company can continue to invest in growth without negatively impacting liquidity and profitability.

•        Customer Retention and Satisfaction:    As a service-oriented company, maintaining high levels of customer satisfaction is vital for sustaining long-term relationships and securing repeat business. VIS Networks’ commitment to superior customer service and post-sales support is a core driver of its success.

Components of Results of Operations

Revenue

We recognize revenue from sales of products, subscription of product, Sale/distribution of licenses, Annual Maintenance charges and Staffing support services.

Cost of Sales

Our Cost of Sales predominantly encompasses costs related to products and licenses, AMC support services and technical support services.

Operating Expenses

Our operating expenses mainly include distribution expenses, administrative expenses and staff costs. Main administrative expenses are employee benefits, depreciation and other expenses.

Results of Operations

For the six months ended December 31

(Amount in USD)	2023	2022	Change
Revenue	24,360,816	19,702,662	24%
Cost of sales	(14,494,781)	(10,551,494)	37%
Gross profit	9,866,035	9,151,168	8%

Expenses
Distribution costs	(191,441)	(161,481)	19%
Administrative expenses	(7,567,274)	(7,534,183)	0%
Operating profit	2,107,320	1,455,504	45%
Other income – net	156,774	194,162	(19)%
Finance costs – net	(147,344)	(50,925)	189%
Share of net profit of associates and joint ventures accounted for using the equity method	(31,923)	23,643	(235)%
Profit before income tax	2,084,827	1,622,384
Income tax expense	(694,798)	(558,344)	24%
Profit for the period	1,390,029	1,064,040	31%

Revenue

The following table presents our revenue breakdown for the periods indicated:

(Amount in USD)	2023	2022	Change
Sale of products	8,621,209	5,528,560	56%
Subscription of products	250,361	75,972	230%
Sale/subscription of licenses	1,947,325	3,171,966	(39)%
Revenue from annual maintenance charges (“AMC”)	8,350,862	6,347,867	32%
Implementation services	8,894	—	100%
Manpower and Staffing support services	5,182,164	4,578,297	13%
	24,360,816	19,702,662

Total revenue increased by USD 4,658,154, or 24% to USD 24,360,816 for the six months ended December 31, 2023, compared to USD 19,702,662 for the six months ended December 31, 2022. This increased in revenue was due to USD 3,092,649 increase in Sale of Products USD 2,002,995 increase in AMC and USD 603,866 increase in staffing support services. This increase was offset by a USD 1,224,641 decrease in sales and subscriptions of licenses.

Cost of Sales

Cost of Sales increased by USD 3,943,287, or 37% to USD 14,494,781 in the six-month ended December 31, 2023, compared to USD 10,551,493 in the six months ended December 31, 2022. This increase slightly outpaced the 24% increase in revenue indicating higher input costs.

Gross Profit

Gross Profit increased by USD 714,867, or 8% to USD 9,866,035 in the six-month ended December 31, 2023, compared to USD 9,151,168 in the six months ended December 31, 2022. Despite a 24% revenue growth, gross profit margin saw a modest increase due to the rise in cost of sales.

Distribution Costs

Distribution costs increased by USD29,960 or 19% to USD191,441 in the six-month ended December 31, 2023, compared to USD 161,481 in the six months ended December 31, 2022. The increase reflects additional expenses in marketing and distribution, that matches revenue growth.

Administrative Expenses

Administrative Expenses did not change and remained USD7,567,274 in the six-month ended December 31, 2023, compared to USD7,534,183 in the six months ended December 31, 2022. Administrative costs were stable, indicating an effective cost control.

Operating Profit

Operating Expenses increased by USD 651,816 or 45% to USD 2,107,320 in the six-month ended December 31, 2023, compared to USD 1,455,504 in the six months ended December 31, 2022. The substantial increase in operating profit was due to increase in revenue and also demonstrates strong control over operational expenses despite rising costs.

Other Income

Other income decreased by USD 37,389 or 19% to USD 156,774 in the six-month ended December 31, 2023, compared to USD 194,162 in the six months ended December 31, 2022. A decrease in other income suggests lower gains from non-core business activities.

Finance Costs

Finance Costs increased by USD 96,418 or 189% to USD 147,344 in the six-month ended December 31, 2023, compared to USD 50.925 in the six months ended December 31, 2022. A sharp increase due to higher interest expenses owing to utilization of financial facilities.

Share of Net Profit of Associates and Joint Ventures

Share of Net Profit of Associates and Joint Ventures decreased by 55,566 or 235% to a loss of USD 31,923 in the six-month ended December 31, 2023, compared to a profit of USD 23,643 in the six months ended December 31, 2022. Though the amount was not material in the larger scheme of operations. However, this decrease shows a slight decline in performance from joint ventures and associates in comparison to the 6 months ended December 31, 2022.

Profit Before Income Tax

Profit Before Income Tax increased by USD 462,443 or 29% to USD 2,084,827 in the six-month ended December 31, 2023, compared to USD 1,622,384 in the six months ended December 31, 2022.The profit before tax reflects the overall growth in operational efficiency.

Income Tax Expense

Income Tax Expense increased by USD 135,454 or 24% to USD 694,798 in the six-month ended December 31, 2023, compared to USD 558,344 in the six months ended December 31, 2022. The increase in tax expense aligns with the rise in profits, maintaining a consistent tax rate.

Profit for the Period

Profit for the Period increase by USD 325,988 or 31% to USD 1,390,029 in the six-month ended December 31, 2023, compared to USD 1,064,040 in the six months ended December 31, 2022. A solid growth in net profit, demonstrating revenue growth and effective cost management and operational success.

Results of Operations

For the year ended June 30

(Amount in USD)	2023	2022	Change
Revenue	40,439,400	32,652,179	24%
Cost of sales	(23,438,024)	(17,355,429)	35%
Gross profit	17,001,377	15,296,749	11%

Expenses
Distribution costs	(153,316)	(173,882)	(12)%
Administrative expenses	(14,072,634)	(12,119,184)	16%
Reversal of impairment losses on financial and contract assets	—	199,870	(100)%
Operating profit	2,775,426	3,203,553	(13)%
Other income – net	630,868	(56,925)	1208%
Finance costs – net	(95,407)	(5,872)	(1525)%
Share of net profit of associates and joint ventures accounted for using the equity method	107,902	(570)	19043%
Profit before income tax	3,418,788	3,140,186
Income tax expense	(1,001,002)	(860,126)	16%
Profit for the period	1,390,029	1,064,040	31%

Revenue

Particulars	2023	2022	Change %
Sale of products	10,770,289	6,517,339	65%
Subscription of products	152,029	237,375	(36)%
Sale/subscription of licenses	4,792,184	3,817,999	26%
Revenue from annual maintenance charges (“AMC”)	12,544,615	14,088,900	(11)%
Manpower and Staffing support services	12,180,284	7,990,566	52%
	40,439,400	32,652,179

Total revenue increased by USD 7,787,221, or 24%, to USD 40,439,400 for the year ended June 30, 2023, compared to USD 32,652,179 for the year ended June 30, 2022. This increase in revenue was due to USD 4,252,951 increase in Sale of Products, USD 4,189,717 increase in revenue from manpower and staffing services, USD 974,184 increase in sale/subscription of licenses. This increase was offset by a USD 1,544,284 decrease in revenue from AMC.

Cost of Sales

Cost of sales increased by USD 6,082,595, or 35%, to USD 23,438,024 for the year ended June 30, 2023, compared to USD 17,355,429 for the year ended June 30, 2022. This increase outpaced the revenue growth, reflecting higher input costs. The increase in cost of sales was due to USD 2,441,218 increase in costs of products sold, USD 2,487,613 increase in cost of technical support services, USD 1,491,590 increase in cost of AMC support. This was offset by a USD 337,827 decrease in costs incurred for licenses sold.

Gross Profit

Gross profit increased by USD 1,704,628, or 11%, to USD 17,001,377 for the year ended June 30, 2023, compared to USD 15,296,749 for the year ended June 30, 2022. The growth in gross profit, though lower than revenue growth, indicates some pressure from increased costs.

Distribution Costs

Distribution costs decreased by USD 20,566, or 12%, to USD 153,316 for the year ended June 30, 2023, compared to USD 173,882 for the year ended June 30, 2022. Amount wise there was not a material change in districution cost.

Administrative Expenses

Administrative expenses increased by USD 1,953,450, or 16%, to USD 14,072,634 for the year ended June 30, 2023, compared to USD 12,119,184 for the year ended June 30, 2022. This increase indicates higher overhead and operational costs. This was primarily driven by a USD 1,631,119 increase in employee salary and benefits expenses.

Reversal of Impairment Losses on Financial and Contract Assets

There was no reversal of impairment losses on financial and contract assets in the year ended June 30, 2023, compared to a reversal of USD 199,870 in the previous year, showing a complete elimination of this gain.

Operating Profit

Operating profit decreased by USD 428,127, or 13%, to USD 2,775,426 for the year ended June 30, 2023, compared to USD 3,203,553 for the year ended June 30, 2022. The decline in operating profit reflects the combined effect of higher administrative expenses and the absence of reversal of impairment losses.

Other Income

Other income improved significantly, increasing by USD 687,793 to USD 630,868 for the year ended June 30, 2023, compared to a loss of USD 56,925 in the prior year, representing a 1208% change. This was primarily due to a USD 165,725 increase in gain on sale of investments, a USD 128,505 foreign exchange gain, and USD 194,425 reversal of provisions that were no longer required.

Finance Costs

Finance costs increased sharply by USD 89,535, or 1525%, to USD 95,407 for the year ended June 30, 2023, compared to USD 5,872 for the year ended June 30, 2022. The significant rise in finance costs is primarily due to higher interest expenses.

Share of Net Profit of Associates and Joint Ventures

The share of net profit of associates and joint ventures improved drastically by USD 108,472 to USD 107,902 for the year ended June 30, 2023, compared to a loss of USD 570 in the prior year, indicating a strong recovery in joint ventures’ performance.

Profit Before Income Tax

Profit before income tax increased by USD 278,602, or 9%, to USD 3,418,788 for the year ended June 30, 2023, compared to USD 3,140,186 for the year ended June 30, 2022. The increase reflects the overall growth in operational efficiency despite higher expenses.

Income Tax Expense

Income tax expense increased by USD 140,876, or 16%, to USD 1,001,002 for the year ended June 30, 2023, compared to USD 860,126 for the year ended June 30, 2022. The rise in tax expense is consistent with the increase in pre-tax profit.

Profit for the Period

Profit for the period increased by USD 325,989, or 31%, to USD 1,390,029 for the year ended June 30, 2023, compared to USD 1,064,040 for the year ended June 30, 2022. This growth in net profit demonstrates effective cost management and operational success.

Cash Flows

Cash flows for the six months ending December 31 is as follows:

(Amount in USD)	2,023	2,022	Change
Cash flows generated by (used in) operating activities	(955,014)	898,867	(206)%
Cash flows generated by (used in) investing activities	(36,619)	(4,821,752)	(99)%
Cash flows generated by (used in) financing activities	689,798	2,836,689	(76)%

Net Cash Used in Operating Activities

Net cash used in operating activities decreased by USD 1,853,881 to (USD 955,014) for the year ended December 31, 2023, compared to USD 898,867 for the year ended December 31, 2022. This was driven by a significant increase of USD 927,044 in payments for working capital requirements, increase of USD 1,792,618 in payment of taxes which was offset by improved cash generation of USD 732,405 from operations which was driven by increase of USD 459,727 in net profits.

Net Cash (Outflow) from Investing Activities

Net cash outflow from investing activities decreased by USD 4,785,133 to a net outflow of USD 36,619 for the year ended December 31, 2023, compared to an outflow of USD 4,821,752 in the previous year. This improvement was primarily due to a reduction of USD 4,516,162 in payments for property, plant, and equipment and intangible assets and a minor increase of USD 23,291 from sale proceeds from financial assets.

Net Cash (Outflow) from Financing Activities

Net cash inflow from financing activities decreased by USD 2,146,891 to USD 689,798 for the year ended December 31, 2023, compared to a net inflow of USD 2,836,689 in the previous year. The reduction in cash inflows was mainly due to lower proceeds from borrowings and higher finance charges paid during the year.

Cash flows for the fiscal year ending June 30 is as follows:

(Amount in USD)	2023	2022	Change %
Cash flows generated by (used in) operating activities	2,150,131	3,034,061	(29)%
Cash flows generated by (used in) investing activities	(6,051,881)	(426,325)	1,319%
Cash flows generated by (used in) financing activities	2,691,967	(468,135)	675%

Net Cash Inflow from Operating Activities

Net cash inflow from operating activities decreased by USD 883,930 to USD 2,150,131 for the year ended June 30, 2023, compared to USD 3,034,061 in the year ended June 30, 2022. This decrease was primarily due to a reduction in cash generated from operations by USD 837,109, despite the increase in profit before tax by USD 278,602. Adjustments for non-cash items, such as depreciation and amortization, also increased by USD 137,896.

Net Cash Outflow from Investing Activities

Net cash outflow from investing activities increased by USD 5,625,556 to USD 6,051,881 in the year ended June 30, 2023, compared to USD 426,325 in the year ended June 30, 2022. This significant increase in outflow was mainly due to the higher payments for property, plant, and equipment amounting to USD 5,787,914 in 2023 compared to USD 442,870 in 2022.

Net Cash Inflow from Financing Activities

Net cash inflow from financing activities increased by USD 3,160,103 to USD 2,691,967 in the year ended June 30, 2023, compared to a net outflow of USD 468,136 in the year ended June 30, 2022. The increase was mainly driven by higher proceeds from borrowings amounting to USD 2,918,694 in 2023, up from USD 52,736 in 2022.

Liquidity and Capital Resources

The Company is profitable with regular revenue streams and a stable financial outlook. It is generating positive cash flow. The management gives emphasis to liquidity management practices, ensuring adequate funding for our operations and obligations. This includes optimizing working capital management and diversifying funding sources to mitigate liquidity risks. Our sources of liquidity include cash and cash equivalents, cash from operations and borrowings. As on December 31, 2023, the Company had a cash balance of USD 2,463,554 and a positive working capital of USD 11,894,017, ensuring sufficient liquidity to effectively support its operating activities for the foreseeable future. The Company had a positive equity balance of USD 17,828,700 as of December 31, 2023. The Company incurs substantial operating expenses to the tune of approximately USD 15 million annually and regularly generates a sufficient operating margin with a positive gross margin, contributing to covering its operating expenses. Any short-term shortfalls or additional liquidity requirements can be easily covered through the positive equity maintained in the business and credit facilities available to the Company.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.

MIRRAGIN RAS CONSULTING

MANAGEMENT’S DISCUSSION AND ANALYSIS

Overview

Mirragin RAS Consulting Pty Ltd (Mirragin, or, for purposes of this section, the “Company”) was established in Australia, on April 01, 2011, and operates under a business license issued by Australian Securities Exchange. The registered address of the Company is QLD, 4074 Australia. Mirragin is a specialist technology consulting company, with a primary focus on robotics and autonomous systems. Mirragin helps other organizations to implement technology programs, in order to reduce costs, increase capability and save lives.

With a focus on delivering tailored solutions to meet the unique needs of each client, Mirragin leverages industry expertise and innovative strategies to drive success.

Mirragin’s primary customers include Defence, Federal, State and Local Government, and large commercial businesses.

Business Model

•        Core Methodology:    Our core methodology is to “define, design, and deliver”.

•        Define:    The success of any technology program starts with an in-depth understanding of our client and the key challenges they’re facing. In this phase, we understand the problem or opportunity in detail, including identification of the operational scenarios, user requirements, constraints and limitations and the existing system. This phase may also include the development of strategic roadmaps and/or market scans.

•        Design:    Armed with a deep insight into the opportunity, we then design an technology program that leverages the client’s existing technology, systems, processes, and people. We help the client to select the appropriate technology to meet their needs, based on our knowledge of the robotics and autonomous systems ecosystem. This includes not just the platform, but also the payloads, control system and the data processing tools. In addition, we design the appropriate workforce to operate the system, analyse the data and make decisions (which address the opportunity). The design phase also includes all the requisite enablers, such as: operations, facilities, legal, financial, engineering, maintenance, supply and facilities support.

•        Deliver:    Should a customer require, we are also able to help them implement the capability within their organization. This includes aspects such as helping them obtain the required operating approvals, developing and training a workforce, writing and implementing procedures, and integration of the new capability into their existing system.

Our three services arms are:

•        Consulting Services:    We provide consulting advice and support to our clients to unlock the potential of drone technology as a powerful business asset. Improve visibility, decrease costs, and increase productivity on our client’s next project.

•        Training:    We provide support to our clients to train and develop their workforce in the operation of roboatics and autonomous systems technology. This may include the provision of technology education, basic training such as Remotely Piloted Aircraft Operation Licences (RePL) (through our partner organisations), or more advanced mission training.

•        Testing & Assurance Services:    Successful implementation of a technology program requires a strong test and assurance program, to reduce the risk of incorrect technology selection or poor integration. Our test team has credentials from leading Test and Evaluation schools, and we have deep experience in this area. Our test and assurance services span from assisting our customers to conduct trials to better understand the technology, through to assurance activities to ensure that a delivered capability is safe and fit for purpose.

Key Factors Affecting Our Performance

At Mirragin we have a focus on strategy and project management, we partner with our clients to increase capability, prioritise safety and reduce costs. As a specialised technology company, we face limited direct competition. Due to rapid technological advancement in drone technology and AI, Mirragin distinguishes itself by producing the “Australian Drone Ecosystem Directory,” which is a comprehensive listing of drone service providers in the country, showcasing its central role in the industry. This not only highlights its expertise but also positions it as a key player in shaping the future of drone technology in Australia. The team at Mirragin is composed of highly experienced professionals, many of whom have extensive experience in the defense, government, and commercial sectors. We have also been a significant sponsor of local drone and robotics related events, such as the World of Drones and Robotics Congress.

Robotics and autonomous systems are still considered an emerging technology. As such, we face a challenge in convincing our customers that these systems will deliver significant benefits, such as cost savings or safety outcomes, compared to the existing status quo. We also need to convince them that the technology is sufficiently complex that they need external support to help them to implement the technology.

Components of Results of Operations

Revenue

We recognize revenue from the following major sources which are Consulting services provided to diversified sectors such as agriculture, mining, airports, commercial aviation & infrastructure, government & emergency services, construction, etc. We also offer training services, testing, and assurance services.

Cost of Sales

Our Cost of Sales predominantly encompasses salaries paid to company’s employees that are directly attributable to our revenue generating activities, costs related to subcontractors and travel expenses incurred for the purpose of providing services to our customers.

Operating Expenses

Our General and Administrative expenses primarily include our employees’ salaries and benefits, fee and subscriptions expenses, travel expenses, legal and professional charges and marketing expenses incurred during the periods presented.

Results of Operations

For the six months ended December 31

(Amounts in USD)	2023	2022	Change
Revenue	1,570,310	2,161,288	(27)%
Cost of sales	(1,040,412)	(1,458,632)	(29)%
Gross profit	529,898	702,656	(25)%

Expenses
General and administrative	(604,849)	(689,735)	(12)%
Other income	3,944	54,163	(93)%
Operating income (loss)	(71,007)	67,084	(206)%
Finance income	0	435	(100)%
Interest expense, net	(9,769)	(7,259)	35%
Income/(loss) before taxes	(80,776)	60,260	(234)%
Tax expense	0	(15,065)	(100)%
Net income/(loss) for the year	(80,776)	45,195	(279)%

Revenue

The following table presents our revenue breakdown for the periods indicated:

(Amounts in USD)	2023	2022	Change %
Consulting services	1,502,338	1,741,158	(14)%
Training	9,497	121,272	(92)%
Testing and Assurance services	13,550	262,684	(95)%
Service Commission	44,925	36,173	24%
	1,570,310	2,161,288	(27)%

Total revenue decreased by USD $590,978, or 27% to USD $1,570,310 for the six months ended December 31, 2023, compared to USD $2,161,288 for the six months ended December 31, 2022. The decrease in revenue was mainly due to a decrease in Australian Federal Government spending on Defence and external consultants (despite an increase in market demand for drone services). This situation is likely to continue through the 2024 and 2025 calendar years, however it is expected that Australian Government spending on Defence and external consultants will begin to grow again post July 2025. There is an increasing opportunity to service non-Governmental entities within Australia, as well as opportunities to service Government markets outside of Australia.

Cost of Sales

Cost of Sales decreased by USD $418,220, or 29% to USD $1,040,412 in the six-month ended December 31, 2023 compared to USD $1,458,632 in the six months ended December 31, 2022. The overall decrease in the cost of sales is in line with the decrease in revenue.

General and Administrative

General and Administrative expenses decreased by USD $84,886 or 12% to USD $604,849 in the six months ended December 31, 2023, compared to USD $689,735 in the six months ended December 31, 2022. It was primarily due to the decrease in fee and subscriptions of USD $32,621, travel expenses of USD $43,196, marketing expenses of USD $21,330 and office expenses of USD $10,630 compensated by an increase in salary costs by USD $41,345.

Other Income

Other income decreased by USD $50,219 or 93% to USD $3,944 in the six months ended December 31, 2023, compared to USD $54,163 in the six months ended December 31, 2022. It was primarily due to the decrease in the one-off non-recurring credit received during the comparative period ended 31 December 2022 as reimbursement of costs incurred by the Company for an outside party.

Finance Income

Finance income decreased by USD $435 or 100% to USD $0 in the six months ended December 31, 2023, compared to USD $435 in the six months ended December 31, 2022.The company has not earned interest income on its cash and cash equivalents during the six months ended December 31, 2023.

Interest Expense

Interest expenses increased by USD $2,510 or 35% to USD $9,769 in the six months ended December 31, 2023, compared to USD $7,259 in the six months ended December 31, 2022. This was due to higher utilization of financing facilities during the six months ended December 31, 2023.

Results of Operations

For the year ended June 30

(Amounts in USD)	2023	2022	Change
Revenue	4,319,603	2,414,265	79%
Cost of sales	(2,989,087)	(1,530,405)	95%
Gross profit	1,330,516	883,860	51%

Expenses
General and administrative	(1,273,712)	(953,963)	34%
Other income	64,982	7,234	798%
Operating income (loss)	121,786	(62,869)	(294)%
Finance income	3,778	2,306	64%
Interest expense	(19,805)	(11,996)	65%
Income/(loss) before taxes	105,759	(72,559)	(246)%
Tax expense	(17,078)	(240)	7015%
Net income/(loss) for the year	88,681	(72,799)	(222)%

Revenue

The following table presents our revenue breakdown for the periods indicated:

(Amounts in USD)	2023	2022	Change %
Consulting services	3,649,420	2,351,237	55%
Training	203,995	22,364	812%
Testing and Assurance services	389,207	5,022	7651%
Services Commission	76,982	35,642	116%
	4,319,603	2,414,265	79%

Total revenue increased by USD $1,905,338 or 79% to USD $4,319,603 in 2023 compared to USD $2,414,265 in 2022. The increase in revenue is attributable to offering new consulting packages to clients, continued growth in industries like agriculture, mining, and emergency services, which increasingly rely on drones for efficiency and safety, and government contracts where defense-related projects boosted our revenue. These factors have positively impacted the revenue during the year ended 30 June 2023.

Cost of Sales

Cost of Sales was USD $2,989,087 in 2023 compared to USD $1,530,405 in 2022, showing a 95% increase over year. The cost of sales followed the staggering increase of 79% growth in revenue. During the year the Company hired external contractors to compensate for the workload and provide support to its internal resources. This facilitated the growth in consulting services. In part, this was also the capability was not available internally. Accordingly, the Company spent USD $710,726 in the year ended 30 June 2023 on subcontractors as compared to USD $264,446 in the corresponding year.

General and Administrative

General and Administrative expenses increased by USD $319,749 or 34% to USD $1,273,712 in 2023 compared to USD $953,963 in 2022. The increase in General and Administrative costs was primarily related to an increase in scale and activities necessary to support the uptick in revenue. This increase in G&A expenses was attributed to increase in salaries and benefits of USD $265,682, travel expenses of USD $22,307, fees and Subscriptions of USD $29,590, legal & professional charges of USD $25,892 compensated by a reduction of USD $25,896 in marketing and advertising expenses.

Other Income

Other income increased to USD $64,982 in 2023 compared to USD $7,234 in 2022, or 798%. It was due to redemption of American Express reward points and refundable R&D Tax Offset.

Finance Income

Finance income increased by USD $1,472 or 64% to USD $3,778 in 2023 compared to USD $2,306. It was due to interest income earned on cash and cash equivalents held during the year.

Interest Expense

Interest expense increased to USD $19,805 in 2023 compared to USD $11,996 in 2022, or 65%. This was due to loan obtained from American Express and QRIDA which resulted in increase in interest expenses during the year.

Cash Flows

Cash flows for the six months ending December 31 is as follows:

(Amounts in USD)	2023	2022	Change %
Cash flows generated by (used in) operating activities	245,385	64,521	280%
Cash flows generated by (used in) investing activities	(57,874)	(3,065)	1788%
Cash flows generated by (used in) financing activities	(32,404)	(2,491)	1201%

Net cash generated by operating activities

Net cash generated by operating activities increased by USD $180,863 to USD $245,385 in the six months ended December 31, 2023 compared to USD $64,521 in the six months ended December 31, 2022. This higher amount of cash generation was due to increase in cashflow by USD $274,813 from significant changes in working capital (decrease in current liabilities of USD $627,335 and also net decrease in trade and other receivables and inventory of USD $328,336) compensated by a net loss of USD $80,776 during the period in comparison to a net profit of USD $45,195 during the six months ended December 31, 2022.

Net cash used in investing activities

Net cash used in investing activities increased by USD $54,809 to (USD $57,874) in the six months ended December 31, 2023, compared to (USD $3,065) in the six months ended December 31, 2022. This was mainly due to advances provided to related parties.

Net cash used in financing activities

Net cash used in the financing activities increased by USD $29,913 to USD $32,402 in the six months ended December 31, 2023, compared to net cash flows generated by financing activities of USD $2,491 in the six months ended December 31, 2022. It was mainly due to payments of the loan facilities with American Express and QRIDA in the six months ended December 31, 2023.

Cash flows for the fiscal year ending June 30 is as follows:

(Amounts in USD)	2023	2022	Change %
Cash flows generated by/(used in) operating activities	(146,409)	193,557	(176)%
Cash flows generated by (used in) investing activities	9,723	(2,439)	(499)%
Cash flows generated by (used in) financing activities	(22,290)	(74,047)	(70)%

Net cash used in operating activities

For the year ended 30 June 2023, the company recorded a net profit after tax of USD 88,681, a strong turnaround from the net loss of USD $(72,799) reported in the previous year. After adjustments for non-cash items, such as depreciation of USD $25,658 and unrealized exchange gains of USD 2,788, the operating cash flow before changes in working capital amounted to USD $117,801, significantly improving from the negative USD $(35,299) recorded in the prior year.

During the year ended June 30, 2023 the company used USD $399,966 more as compared to the year ended June 30, 2022 to fund its operating activities. This was primarily due to increase in current liabilities of USD $770,763 offset by decrease of USD $277,697 in current assets and positive impact of profit made during the year ended June 2023.

Net cash generated from investing activities

Net cash generated from investing activities increased by USD $12,162 to USD $9,723 in 2023 compared to USD (2,439). This was mainly due to the return of the advance provided to related parties.

Net cash used in financing activities

Net cash flows used in financing activities decreased by USD $51,757 to USD $(22,290) in 2023 compared to USD $(74,047). This was mainly due to decrease in payment of long-term loans and lease liability during the 2023 in comparison to the year ended June 30, 2022.

Liquidity and Capital Resources

The Company has regular revenue streams and a stable financial outlook. It is a profitable company where the revenue streams fully cover its costs. The Company generates positive cash flow and is financially stable with a regular customer base and stable revenue outlook. The management focuses on enhancing the Company’s liquidity management practices, ensuring adequate funding for our operations and obligations. This includes optimizing working capital management and diversifying funding sources to mitigate liquidity risks. Our sources of liquidity include cash and cash equivalents, cash from operations and amounts available under credit facilities. As on June 30, 2023 the Company had a cash balance of USD $310,954 and a working capital deficit of USD 98,393. However, its long-term and short-term financials facilities and stable flow of income will effectively support its operating activities for the foreseeable future. The company incurs approximately USD $1.2M per annum in operating expenses. It regularly generates sufficient operating margin with a positive gross margin of approximately 34% that sufficiently contributes to covering its operating expenses.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.

NISUS AUSTRALIA’S MANAGEMENT’S DISCUSSION AND ANALYSIS

Overview

Nisus Australia Pty Ltd is a customer-centric company that specializes in ICT (Information and Communication Technology) recruitment and ICT consulting services. Nisus Australia has a fast growing and strong customer base which encompasses Australian Government and private sector customers.

Business Model

Recruitment Services

Our recruitment services are fueled by a deep understanding of ICT and a passion for personalized solutions. As a team of enthusiastic ICT specialists, each with extensive experience in project delivery, we bring a unique perspective to the recruitment process.

Being a trusted member of multiple Australian Government panels and a preferred supplier of ICT contractors to Australian Federal and State/Territory government agencies, Nisus excels in providing recruitment services that cater specifically to the ICT sector. Our comprehensive range of recruitment services covers the following roles:

•        Business and System Analysts:    We specialise in identifying talented professionals who possess the high level analytical and communication skills necessary to focus on business outcome and drive business and system improvements.

•        Data Analysts and Data Scientists:    Our expertise in data analytics allows us to connect organisations with skilled individuals who can unlock the value hidden within their data.

•        Solution and Enterprise Architects:    Nisus has a network of exceptional architects who can design and implement innovative and scalable solutions that align with business objectives.

•        Developers:    Our recruitment services encompass a wide range of software development roles, connecting organisations with talented developers who excel in various programming languages and technologies.

•        Test Analysts:    We understand the critical role testing plays in ensuring the quality and reliability of ICT systems. Our recruitment process identifies skilled manual and automation test analysts who can execute thorough and efficient testing strategies.

•        Integration Specialists:    We specialise in sourcing experts who possess the knowledge and experience to seamlessly integrate diverse systems and cloud technologies.

•        Other ICT Specialists:    Our recruitment services extend to various other ICT specialties, ensuring that we can meet your unique staffing needs across the entire ICT spectrum.

What sets Nisus apart from other competitors is our commitment to adding genuine value to the job application process and career advancement of our candidates. We openly share and leverage our own ICT expertise, providing guidance and support to candidates throughout their journey.

For our client organizations, we are committed to delivering quality over quantity. Nisus takes the time to thoroughly understand their job requirements and only submits the most suitable candidates. Our post-placement follow-ups with both customers and the placed personnel ensure that the placement has been successful, fostering long-term partnerships built on trust and satisfaction.

ICT Consulting Services

At Nisus, we prioritize building effective relationships with our client organizations. Our customer-centric approach to service coordination and delivery ensures that we invest time and effort in understanding our clients’ unique business domains, project requirements, and resource needs. This deep understanding allows us to tailor our services specifically to meet customers’ evolving needs. Nisus continues to expand its services and personnel to meet the demands of our rapidly growing market share, we steadfastly maintain our position as a trusted and sought-after partner for ICT personnel services, particularly in the Australian Government sector. Our commitment to delivering customer-centric services, coupled with our unwavering pursuit of ICT technical excellence, drives our growth and sets us apart in the industry. We strive to be the go-to choice for organizations seeking a reliable and innovative partner who can seamlessly integrate recruitment and ICT consulting services to drive their success.

We offer a comprehensive range of consulting services, including:

•        ICT Governance and Strategy Advisory:    Our experts provide guidance and strategic advice to help organisations develop robust ICT governance frameworks and align their technology strategies with business objectives.

•        IT Procurement and Tender Evaluation:    We assist clients in navigating the complex landscape of IT procurement, ensuring fair and transparent processes while evaluating tenders to identify the best-fit solutions for their specific requirements.

•        Project Management:    Our skilled program and project managers leverage industry best practices to ensure the successful planning, execution, and delivery of ICT projects, keeping stakeholders informed and projects on track.

•        Business Analysis:    We employ a systematic and agile approach to analyse business needs, business processes, identify areas for improvement, and put forward recommendations that drive efficiency, productivity, and innovation.

•        Data Analysis and Data Science:    Our data experts help organisations unlock the power of data through advanced analytics, artificial intelligence, machine learning, and data science techniques, enabling data-driven decision-making and business optimisation.

•        Solution Design and Architecture:    We design scalable and robust ICT solutions tailored to our clients› unique needs, ensuring alignment with industry standards, security requirements, and future growth potential.

•        Testing:    We employ rigorous manual or automation testing methodologies to ensure the reliability, functionality, and security of ICT systems and applications, reducing risks and ensuring a seamless user experience.

•        Cyber Security:    Our experts provide comprehensive cyber security services, including risk assessments, iRAP assessment, vulnerability management, incident response, and proactive measures to protect critical information assets.

We are expanding our services into new sectors, states and markets, with a focus on markets in other government and private organisations to further diverse our customer base.

Key Factors Affecting Our Performance

Competition

As a recruitment and ICT consulting service provider, we face significant competition as we expand our services and market share for government and private sector contracts. Our competitors include ICT recruitment firms as well as ICT consulting companies ranging from “Big 4” consultancy firms to small and medium-sized businesses.

Our largest customers are Australian Government organizations. Significant changes to the government’s spending in hiring contractors or consultants, government panel arrangement and procurement policies could be key factors affecting the ICT recruitment and ICT consulting services market in the public sector and therefore pose significant risks to our performance and revenue.

Competition Strengths

We believe that we have the following competitive strengths that set us apart from the current market:

•        Leadership with ICT expertise:    our management team is comprised of highly experienced ICT professionals who possess an average of over 15 years of relevant experience, particularly in the market working with government organizations.

•        Proven Track Record:    we have a successful history of delivering services and forming partnerships with Australian Federal and State government organizations, demonstrating a deep understanding of government regulations, policies, ICT systems, digital service standards, delivery methodologies, and culture. We have proven experience in successfully delivering services with over 25 government and private organizations and producing positive outcomes.

•        Enhancing customer panel memberships and market reach:    Based on our track record in delivering services in the government sector, we are an approved vendor on several major whole-of-government panels. We are further expanding our panel memberships by increasing the coverage of service categories in the current panels as well as plan to apply to enter new panels as they become available. These comprehensive panel memberships provide us with valuable opportunities to access personnel recruitment opportunities and ICT service delivery tenders, strengthening our position in the market.

•        Expanding our managed service offering:    Managed service arrangement with the Australian government allows us to provide services to customers via direct sourcing. Nisus is in the process of expanding our manager service offering.

These developments further strengthen our position as a preferred vendor for government agencies and enhance the growth potential.

Components of Results of Operations

Revenue

Nisus Australia offers recruitment and ICT Consulting services, with its primary revenue streams stemming from recruitment service contracts and ICT managed service contracts. The customer base encompasses a diverse range of customers, spanning Australian Federal Government, State Government, and private sector organizations.

Cost of Sales

Our Cost of Sales predominantly encompasses wages and expenses paid to personnel provided by Nisus Payroll Pty Ltd.

Additionally, it includes expenses incurred by Nisus Australia Pty Ltd and directly attributed to the cost of servicing existing contracts.

Results of Operations

For the six months ended December 31

(in Australian dollars)	2023	2022	Change %
Revenue	5,889,812	5,669,263	4%
Cost of sales	5,009,311	4,829,021	4%
Gross profit	880,501	840,242	5%
Operating expenses
General and administrative	351,877	295,192	19%
Sales and marketing	7,783	9,100	(14)%
	359,660	304,292	18%
Operating income	520,841	535,950	(3)%
Other income	—	333	(100)%
Interest income	8,903	4,045	120%
Income before taxes	529,744	540,327	(2)%
Tax expense	131,803	—
Net income and comprehensive income for the year	397,941	540,327	(26)%

Revenue

Revenue increased to A$5,889,812 in the six months ended December 31, 2023 compared to A$5,669,263 in the six months ended December 31, 2022, or 4%. The increase in revenue is due to the expansion of our operations and subsequently an increased number of billable hours charged to customers for our services.

Cost of Sales

Cost of Sales increased to A$5,009,311 in the six months ended December 31, 2023 compared to A$4,829,021 in the six months ended December 31, 2022, or 4%. The increase in Cost of Sales is due largely in part of our expanded customer base and the normal increase in associated personnel costs. As our revenue increases our cost of sales typically increases with the direct labor billings related to generating such revenue.

General and Administrative

Our General and Administrative expenses increased by A$56,686 to A$351,877 in the six months ended December 31, 2023 compared to A$295,192 in the six months ended December 31, 2022, or 19%. The increase in General and Administrative costs are primarily related to an increase in professional fees of A$30,563 because of hiring external consultants to provide accounting and legal support. Secondly, the increase is also related to salaries and benefits increasing by A$23,448 as a result of the added expenses of managing our talent pool.

Sales and Marketing

Our Sale and Marketing expenses remained relatively consistent at a slight decrease of A$1,317, to A$7,783 in the six months ended December 31, 2023 compared to A$9,100 in the six months ended December 31, 2022, or about 14%. We had minimal changes in our marketing efforts during 2023 due to our ability to retain existing customers and attract new ones with minimal new marketing campaigns.

Interest Income

Our interest income increased to A$8,903 in the six months ended December 31, 2023 compared to A$4,045 in the six months ended December 31, 2022, or 120%, related to a higher bank interest earned as the December 31, 2023 period of cash balance throughout the period was higher compared to the December 31, 2022 period.

For the year ended June 30

(in Australian dollars)	2023	2022	Change %
Revenue	11,622,386	8,228,261	41%
Cost of sales	9,850,771	7,040,055	40%
Gross profit	1,771,615	1,188,206	49%
Operating expenses
General and administrative	623,753	389,284	60%
Sales and marketing	14,092	13,876	2%
	637,845	403,160	58%
Operating income	1,133,770	785,046	44%
Other income	333	2,877	(88)%
Interest income	14,200	2,142	563%
Income before taxes	1,148,303	790,065	45%
Tax expense	287,039	193,499	48%
Net income and comprehensive income for the year	861,264	596,566	44%

Revenue

Revenue increased to A$11,622,386 in fiscal 2023 compared to A$8,228,261 in fiscal 2022, or 41%. The increase in revenue is due to expanding our customer base to include additional governmental entities and private clients and expansion in operations.

Cost of Sales

Cost of Sales increased to A$9,850,771 in fiscal 2023 compared to A$7,040,055 in fiscal 2022, or 40%. The increase in Cost of Sales is due largely in part of our expanded customer base and the normal increase in associated personnel costs.

General and Administrative

Our General and Administrative expenses increased by A$234,469, to A$623,753 in fiscal 2023 compared to A$389,284 in fiscal 2022, or 60%. The increase in General and Administrative costs are largely related to an increase in payroll of A$193,795 as a result of the added salary expenses of managing our human capital. Secondly, insurance costs increased by A$23,447 to manage our expanded risk with our larger base of personnel. Lastly, the increase is attributed to higher professional consultancy fees of A$9,626 to develop business strategies in managing our large revenue growth and future targets.

Sales and Marketing

Our Sale and Marketing expenses remained relatively consistent at A$14,092 in fiscal 2023 compared to A$13,876 in fiscal 2022, or about 2%. We had minimal changes in our marketing efforts during 2023.

Interest Income

Our interest income increased to A$14,200 in fiscal 2023 compared to A$2,142 in fiscal 2022, or 563%, related to bank interest earned from the cash held in bank, due to a higher bank interest earned as the June 30, 2023 period of cash balance throughout the period was higher compared to the June 30, 2022 period.

Cash Flows

Cash flows for the six months ending December 31 is as follows:

(in Australian dollars)	2023	2022	Change %
Cash flows generated by operating activities	376,961	549,303	(31)%
Cash flows generated by (used in) investing activities	74,674	(763,000)	(110)%
Cash flows (used in) financing activities	(1,060,423)	(15,144)	(6902)%

Net cash used in operating activities

Net cash generated from operating activities decreased to A$376,961 in the six months ended December 31, 2023 compared to A$549,303 in in the six months ended December 31, 2022, or 31%. Our profitability decreased in the December 31, 2023 period by A$142,287, offset by an increase of our receivables of A$143,784, and lastly a decrease of our payables by A$150,296. While our recoveries from customers increased in the 2023 period, we chose to leverage our collection efforts in paying off our obligations faster and incurring more expenses to manage our growing personnel and revenue. Nisus Australia operating cashflows are based on monthly billing to its customers. Invoices are typically received regularly on a monthly basis. Our major operational outflows are staff/contractor costs.

Net cash from investing activities

Net cash of $74,674 generated during the 6 months ended December 31, 2023 was from recovery of short term loan provided to a related party.

Net cash used in financing activities

Net cash from financing activities increased to A$1,060,423 in in the six months ended December 31, 2023 compared to (A$15,144) in in the six months ended December 31, 2022, or 6,902%. The cash flows used in financing activities are mainly due to the dividend paid during the year.

Cash flows for the fiscal year ending June 30 is as follows:

(in Australian dollars)	2023	2022	Change %
Cash flows generated by operating activities	1,184,924	578,865	105%
Cash flows generated by (used in) investing activities	(81,200)	88,123	(192)%
Cash flows (used in) financing activities	(475,029)	(45,672)	940%

Net cash used in operating activities

Net cash generated from operating activities was A$1,184,924 in fiscal 2023 compared to A$578,865 in 2022, or a 105% increase. While our profitability was A$861,264, we were able to recover a higher amount from our customers than the 2022 period. We also had a timing difference in payments to vendors at the reporting date which resulted in a higher operating cash flow generated in the 2023 period. Net cash generated from operating activities was A$578,865 in the 2022 period. Our recovery cycle had timing differences in the 2022 period which resulted in the collection from certain customers being received after the reporting date of our cash flows. This was offset by our payment cycle in the 2022 period generating positive cash flows.

Net cash used in investing activities

Net cash used in investing activities was A$81,200 in fiscal 2023 compared to a net inflow of of A$88,123 or a 192% change. The 2023 balance of Cash outflows from investing activities is predominantly due to a short-term loan to a Nisus personnel that was repaid shortly after the year end.

Net cash used in financing activities

Net cash used in financing activities was A$475,029 in fiscal 2023 compared to A$45,672 in fiscal 2022, or a 940% change. The cash flows used in financing activities are mainly due to the dividend paid during the year.

Liquidity and Capital Resources

Nisus Australia Pty Ltd is a profitable organization that generates regular cash flow, primarily due to the fact that most of our contracts are with the Australian Government. Our working capital in the six months ended December 31, 2023 was A$199,142. Furthermore, with our long-term relationships with our customers, we can reasonably leverage such relationships to generate future revenue that is recurring in nature. We also aim to contract out personnel at times where revenue and labor demands are more variable, therefore allowing us to align our costs with our revenues more closely to ensure a profit, as opposed to having large fixed costs. As discussed in the results of operations, typically our largest operating expense is personnel costs, which are variable in nature and correlated directly to our revenue cycle. As discussed above, our cash balance is also A$739,942, which we believe is sufficient to support our operations given our current and planned customer base and services. Furthermore, our available cash balance of A$739K can sustain the operations for more than 12 months based on an average annual operating expense of A$720K even if the company does not generate cash from operations.

Contractual Obligations and Commitments

As of December 31, 2023, we have a large number of active contracts with a diverse range of Australian Government and private customers. We have a consistently high contract renewal rate for existing contracts due to the high performing services provided.

Quantitative and Qualitative Disclosures About Market Risk

Our largest customers are Australian Government organizations. Significant changes to the government’s spending in hiring contractors or consultants, government panel arrangement and procurement policies could be key factors affecting the ICT recruitment and consulting services market in the public sector and therefore pose significant risks to our performance and revenue. However, based on experience, generally government contracts provide a stable revenue stream and there is a low likelihood of a significant downturn in our engagement.

Nisus does not have or expect any material credit and liquidity risk exposure to any single receivable or group of receivables.

NISUS PAYROLL’S MANAGEMENT’S DISCUSSION AND ANALYSIS

Overview

Nisus Payroll Pty Ltd is engaged in hiring contract-based employees to support the staffing requirements of its related entity, Nisus Australia Pty Ltd which is the sole customer to Nisus Payroll. Nisus Payroll Pty Ltd charges payments to Nisus Australia Pty Ltd and the payments are used to pay its contractors and sub-contractors and also cover associated costs in payroll administration.

Both Nisus Australia Pty Ltd and Nisus Payroll Pty Ltd are sister companies wholly owned by the same shareholders.

Key Factors Affecting Our Performance

Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nisus Australia for an in-depth discussion on the group’s key factors affecting performance. As Nisus Payroll is a direct support to Nisus Australia, the group’s key factors affecting performance would align with that of Nisus Australia given its payroll and payment revenues depend on the group’s revenue with external customers.

Components of Results of Operations

Revenue

Nisus Payroll Pty Ltd generates revenue from its contracts with Nisus Australia Pty for supplying skilled professionals. The Company’s business model is to provide temporary staff required for Nisus Australia’s operations. The Company will provide qualified personnel, meeting specific needs and requirements of Nisus Australia Pty Ltd. The Company will charge Nisus Australia the amount of salaries or wages paid to the manpower supplied.

Expenses

For Nisus Payroll Pty Ltd, expenses primarily consist of remunerations to contractors. Payroll processing fees and business insurance are the other administrative costs.

Results of Operations

For the six months ended December 31

(in Australian dollars)	2023	2022	Change %
Revenue	5,046,891	4,822,393	5%
Cost of sales	5,003,184	4,821,898	4%
Gross profit	43,707	495	8730%
Operating expenses
General and administrative	50,572	57,802	(13)%
Operating income (loss)	(6,865)	(57,307)	(88)%
Other	4,423	30,956	(86)%
Income before taxes	(2,441)	(26,351)	(91)%
Tax expense	—	—
Net income (loss) and comprehensive income (loss) for the year	(2,441)	(26,351)	(91)%

Revenue

Revenue increased to A$5,046,891 in the six months ended December 31, 2023, compared to A$4,822,393 in the six months ended December 31, 2022, or 5%. The increase in revenue is due to the increase in Nisus Australia’s revenue for the period, and therefore increasing the demand for skilled professionals from Nisus Payroll.

Cost of Sales

Cost of Sales increased to A$5,003,184 in the six months ended December 31, 2023 compared to A$4,821,898 in the six months ended December 31, 2022, or 4%. This increase is in line with the change in revenue as our staff is contracted for whenever revenue increases and is largely correlated.

General and Administrative

Our General and Administrative expenses decreased to A$50,572 in the six months ended December 31, 2023 compared to A$57,802 in the six months ended December 31, 2022, or 13%. The decrease was largely related to a decrease in office expenses of ($13,882), offset by an increase in rent of ($6,468).

Other and Interest Income

The decrease in interest and other income to $4,423 in the six months ended December 31, 2023 compared to $30,959 in the six months ended December 31, 2022, or 86%, is related to bank interest earned from the cash held in bank, due to a higher bank interest earned as the December 31, 2022 period of cash balance throughout the period was higher compared to the December 31, 2023 period.

For the year ended June 30

(in Australian dollars)	2023	2022	Change %
Revenue	9,739,365	6,733,297	45%
Cost of sales	9,668,401	6,635,418	46%
Gross profit	70,964	97,879	(27)%
Operating expenses
General and administrative	97,060	84,845	14%
Operating income (loss)	(26,096)	13,034	(300)%
Interest Income	5,706	658	767%
Income / (loss) before taxes	(20,390)	13,692	(249)%
Tax expense	—	(3,408)	(100)%
Net income (loss) and comprehensive income (loss) for the year	(20,390)	10,284	(298)%

Revenue

Revenue increased to A$9,739,365 in fiscal 2023 compared to A$6,733,297 in fiscal 2022, or 45%. The increase in revenue is due to the increase in the group’s activity and revenue earned through servicing expanded operations.

Cost of Sales

Cost of Sales increased to A$9,668,401 in fiscal 2023 compared to A$6,635,418 in fiscal 2022, or 46%. This increase is in line with the change in revenue.

General and Administrative

Our General and Administrative expenses increased to A$97,060 in fiscal 2023 compared to A$84,845 in fiscal 2022, or 14%. The increase in General and Administrative costs are related primarily to an increase in office related expenses of A$13,962 in managing a larger pool of personnel, and A$8,856 of rent increases, offset by a decrease of travel related expenses of our personnel by A$10,603.

Interest Income

The increase in interest income to $5,706 in fiscal 2023 compared to $658 in fiscal 2022, or 767%, is due to interest accruing over time from cash at the bank.

Cash Flows

Cash flows for the six months ending December 31 is as follows:

(in Australian dollars)	2023	2022	Change %
Cash flows (used in) operating activities	64,669	(195,987)	133%
Cash flows generated by investing activities	—	—	N/A
Cash flows (used in) financing activities	—	—	N/A

Net cash used in operating activities

Net cash generated in operating activities increased to $64,669 in the six months ended December 31, 2023 compared to the net outflow of $195,987 in the six months ended December 31, 2022. The Company had timing differences in payments to vendors and other parties which resulted in a positive change of payables in 2023 compared to a large number of payments that we made in 2022 which resulted in a negative cash outflow in the prior year. In 2023, our positive cash inflow in payables was offset slightly by our timing differences in collections.

Cash flows for the fiscal year ending June 30 is as follows:

(in Australian dollars)	2023	2022	Change %
Cash flows (used in) operating activities	(435,530)	(28,643)	1421%
Cash flows generated by investing activities	—	250,000	N/A
Cash flows (used in) financing activities	—	(530,691)	N/A

Net cash used in operating activities

Net cash used in operating activities increased to $435,530 in fiscal 2023 compared to $28,643 in 2022. This is largely due to settlement of the superannuation payments as well as our efforts to pay our vendors in the June 30, 2023 period resulting in a net cash outflow.

Liquidity and Capital Resources

As at December 31, 2023 Nisus Payroll had a cash balance of A$226,354 and a positive working capital balance. These available cash resources are sufficient to sustain the company’s operating expenses (approximately $90K per annum). This is sufficient for meeting its expenses for more than 30 months period. Its cashflows depend upon recovery from Nisus Australia which has sufficient liquidity and long terms contracts to settle Nisus Payroll’s invoices accordingly. The Company charges it expenses to Nisus Australia and its operating costs are accordingly fully supported.

Contractual Obligations and Commitments

Nisus Payroll is contractually committed to pay the personnel hired for onward placement with Nisus Australia’s customers.

Quantitative and Qualitative Disclosures About Market Risk

The Company only hires personnel after receiving a firm mandate from Nisus Australia Pty Ltd. As a result, our costs are correlated with market demand fluctuations and therefore our market risk is typically minimal.

MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

The following table sets forth certain information, as of the date of this proxy statement/prospectus, relating to the executive officers, directors and director nominees of PubCo immediately after the consummation of the Business Combination.

Name	Age	Position
Executive Officers
Natraj Balasubramanian	52	Chief Executive Officer, Director
Jay Stephenson	58	Chief Financial Officer
Director and Director Nominees
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]

Executive Officers

Natraj Balasubramanian, Chief Executive Officer and Director

Mr. Balasubramanian serves as Braiin’s Chief Executive Officer, a role he has held since 2022. Prior to this role, Mr. Balasubramanian served as the Chief Executive Officer of Raptor300 from 2015 to 2022, when Raptor300 was acquired by Braiin. Since, 2021, Mr. Balasubramanian has also served as a director of Flamingo AI. Prior to his role with Raptor300, Mr. Balasubramanian worked with other ventures developing disruptive products to create new market categories. Mr. Balasubramanian received his MBA from Symbiosis Institute of Management Studies, Pune, India, and completed Harvard Business School’s Advanced Management Program. Mr. Balasubramanian is qualified to serve on the PubCo Board due to his extensive executive experience and background in technology enterprises.

Jay Stephenson, Chief Financial Officer

Mr. Stephenson serves as Braiin’s Chief Financial Officer, a role he has held since July 2022 Mr. Stephenson has also served as the founder of Brainhealth Products since January 2019. Mr. Stephenson has also served as a director of Forest House Account Accountants and Advisors since September 2016, as director of Wolfstar Group Corporate Advisory from July 2003 to September 2015 as Chair of Abarta Resources, Ltd since July 2021 and as a non-executive director of Stonehorse Energy Limited since June 2011. Mr. Stephenson also served as a director of Fiji Kava Limited from January 2019 to July 2020, as a non-executive director of Strategic Minerals Corp from July 2008 to November 2020, as chair of Auctus Alternative Investments Limited from February 2011 to April 2019, as a non-executive director of Doray Minerals Limited from October 2010 to April 2019. Mr. Stephenson holds a Master of Business Administration, is a Chartered Accountant, Fellow of Certified Practicing Accountants Australia, A Fellow of the Governance Institute of Australia, a member of the Australian Institute of Company Directors, a member of Chartered Professional Accountants and Certified Management Accountants in Canada.

Director and Director Nominees

For information regarding Mr. Balasubramanian, please see the biography listed above under “Executive Officers.” The PubCo Board will include additional members that are currently being considered for appointment.

Board of Directors

Composition

The PubCo Board will initially consist of five directors immediately after the consummation of the Business Combination. Of these initial five directors, three will be independent. The directors are [•] and his/her term will expire at the annual general meeting of shareholders to be held in 2024.

Director Independence

Initially, three of the PubCo directors will be “independent directors” as defined in the Nasdaq Stock Market Rules. Pursuant to applicable rules, an independent director is one who has no direct or indirect relationship with PubCo that could, in the view of the board of directors, be reasonably expected to interfere with a director’s independent judgment.

Board Committees

The PubCo Board will have an audit committee and a compensation committee, described below. As a foreign private issuer, under the listing requirements and rules of Nasdaq, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in schedules.

Audit Committee

The audit committee will consist of            and            .             will be the chairperson of the audit committee. Braiin has determined that            satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of            and            satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee will oversee PubCo’s accounting and financial reporting processes. The audit committee will be responsible for, among other things:

•        overseeing the relationship with PubCo’s independent auditors, including:

•        appointing, retaining and determining the compensation of PubCo’s independent auditors;

•        approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;

•        discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;

•        reviewing a least annually the qualifications, performance and independence of the independent auditors;

•        reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by PubCo and all other material written communications between the independent auditors and management; and

•        reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;

•        overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;

•        reviewing and recommending all related party transactions to the PubCo Board for approval, and reviewing and approving all changes to PubCo’s related party transactions policy;

•        reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of PubCo’s internal controls;

•        overseeing risks and exposure associated with financial matters; and

•        establishing and overseeing procedures for the receipt, retention and treatment of complaints received from PubCo employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by PubCo employees of concerns regarding questionable accounting, auditing and internal control matters.

Effective upon the consummation of the Business Combination, PubCo’s board of directors intends to establish a compensation committee. It is expected that the compensation committee will consist of            and            with            serving as the chairperson of the compensation committee. The compensation committee will have a written charter and will oversee PubCo’s compensation of its executive officers and directors. The compensation committee will assist the board in determining its responsibilities in relation to remuneration, including making recommendations to the board on PubCo’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors, and recommending and monitoring the remuneration of senior management below board level, as the board so directs.

Indemnification of Directors and Officers

In addition to the indemnification provided for in the existing Northern Revival Memorandum and Articles of Association, Northern Revival entered into indemnification agreements with each of its officers and directors to indemnify such individuals, to the fullest extent permitted by law and subject to certain limitations, against all judgments, liabilities, fines, penalties, amounts paid in settlement and expenses actually and reasonably incurred by such individuals in an action or proceeding to which any such individual was made a party by reason of being an officer or director of Northern Revival or an organization of which Northern Revival is a shareholder or creditor if such individual serves such organization at Northern Revival’s request. Such indemnification obligation will survive the Business Combination. Additionally, prior to the completion of the Business Combination, Braiin intends to enter into similar indemnification agreements with each of its directors and certain officers.

Arrangements for Election of Directors

In connection with the Business Combination, and pursuant to the Business Combination Agreement, Northern Revival have agreed to cause the size of PubCo’s board of directors to be fixed at five members, who will initially be [•]. [•] will be appointed to serve as Chairman of the board of directors of PubCo.

Corporate Governance Practices

After the closing of the Business Combination, PubCo will be a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we will be permitted to comply with corporate governance practices of the law of Australia (collectively, “Home Country Practice”) instead of certain Nasdaq corporate governance rules, provided that we disclose which requirements we will not follow and the equivalent Home Country Practice that we will comply with instead.

We intend to rely on this “foreign private issuer exemption” in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to Australian requirements in lieu of many of the Nasdaq corporate governance rules. Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Because PubCo will be a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Family Relationships

There are no family relationships among any of Braiin’s executive officers or directors.

Code of Business Conduct and Ethics

In connection with the Closing, PubCo will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of its directors, officers and employees. The Code of Conduct will set out PubCo’s fundamental values and standards of behavior that are expected from PubCo’s directors, officers and employees with respect to all aspects of PubCo’s business. The objective of the Code of Conduct will be to provide guidelines for maintaining PubCo’s integrity, reputation and honesty with a goal of honoring others’ trust in PubCo at all times. The Code of Conduct will set out guidance with respect to conflicts of interest, protection and proper use of corporate assets and opportunities, confidentiality of corporate information, fair dealing with third parties, compliance with laws and reporting of any illegal or unethical behavior.

PubCo’s audit committee is responsible for reviewing and evaluating the Code of Conduct periodically and will recommend any necessary or appropriate changes thereto to the board of directors for consideration. The audit committee will also assist PubCo’s Board with the monitoring of compliance with the Code of Conduct, and will be responsible for considering any waivers of the Code of Conduct (other than waivers applicable to PubCo’s directors or executive officers, which shall be subject to review by the board of directors as a whole).

A copy of the Code of Conduct will be available on PubCo’s website.

DESCRIPTION OF PUBCO SECURITIES

PubCo is a Cayman Islands exempted company and its affairs are governed by its memorandum and articles of association, as amended and restated from time to time, and the Companies Act.

PubCo Ordinary Shares

The following includes a summary of the terms of PubCo Shares, based on its Memorandum and Articles of Association and Cayman Islands law. Immediately prior to the consummation of the Initial Merger, PubCo shall amend its memorandum and articles of association, which amendment is referred to herein as the “Memorandum and Articles of Association.” According to the Memorandum and Articles of Association, the PubCo is authorized to issue a maximum of 50,000 ordinary shares, par value $1.00 per share, (“PubCo ordinary shares”).

General.    Immediately prior to the consummation of the Business Combination, PubCo is authorized to issue a maximum of 50,000 shares, par value $1.00 per share. All of PubCo’s issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. PubCo may not issue share to bearer. PubCo’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends.    The holders of PubCo’s ordinary shares are entitled to such dividends as may be declared by its Board of Directors subject to its Memorandum and Articles of Association and the Companies Act. No dividend may be declared and paid unless PubCo’s directors determine that, immediately after the payment, the value of PubCo’s assets will exceed its liabilities and PubCo will be able to pay its debts as and when they fall due. Holders of PubCo ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights.    In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote, and all ordinary shares vote together as one class. Voting at any shareholder meeting is by show of hands unless a poll is demanded by the chairman.

A quorum required for a meeting of shareholders consists of one or more shareholders holding not less than one-half of the votes attaching to the issued and outstanding shares entitled to vote on resolutions of shareholders to be considered at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, PubCo is not obliged by the Companies Act to call shareholders’ annual general meetings. PubCo’s Memorandum and Articles of Association provide that PubCo may (but are not obliged to) in each year hold a general meeting as its annual general meeting in which case PubCo will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of PubCo’s shareholders may be convened by any director or, upon a requisition of shareholders holding at the date of deposit of the requisition not less than 30 percent of the votes attaching to the issued and outstanding shares entitled to vote at general meetings in respect of the matter for which the meeting is requested, in which case the directors are obliged to convene such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, PubCo Memorandum and Articles of Association do not provide its shareholders with any right to put any proposals before any annual general meetings or any extraordinary general meetings not called by such shareholders. Advance notice of at least ten (10) days is required for the convening of PubCo’s annual general meeting and other general meetings unless such notice is waived in accordance with its articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting.

Transfer of Ordinary Shares.    Subject to the restrictions in PubCo’s Memorandum and Articles of Association as set out below, any of PubCo’s shareholders may transfer all or any of his or her ordinary shares by a written instrument of transfer signed by the transferor and containing the name and address of the transferee.

Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst PubCo’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst PubCo’s shareholders in proportion to the number of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to PubCo for unpaid calls or otherwise. If PubCo’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by PubCo’s shareholders in proportion to the number of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event.

Redemption, Repurchase and Surrender of Ordinary Shares.    PubCo may issue shares on terms that such shares are subject to redemption, at PubCo’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by PubCo’s Board of Directors. PubCo may also repurchase any of its shares provided that PubCo may not purchase, redeem or otherwise acquire its own shares without the consent of the Member whose Shares are to be purchased, redeemed or otherwise acquired unless the PubCo is permitted or required by the Companies Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without such consent.

Variations of Rights of Shares.    If at any time PubCo’s share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not PubCo is being wound-up, may be varied by a resolution passed at a meeting by the holders of more than fifty percent of the issued shares of that class that have voted (and are entitled to vote thereon) in relation to any such resolution, unless otherwise provided by the terms of issue of such class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.    Holders of PubCo Ordinary Shares have no general right under Cayman Islands law to inspect or obtain copies of PubCo’s list of shareholders or its corporate records. However, PubCo will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares.    PubCo’s Memorandum and Articles of Association authorize its Board of Directors to issue additional ordinary shares from time to time as its Board of Directors shall determine, to the extent of available authorized but unissued shares.

PubCo’s Memorandum and Articles of Association also authorize its Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

PubCo’s Board of Directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions.    Some provisions of PubCo’s Memorandum and Articles of Association may discourage, delay or prevent a change of control of PubCo or management that shareholders may consider favorable, including (i) provisions that authorize PubCo’s Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by its shareholders; and (ii) provisions providing that directors may not be removed by the shareholders except for cause.

PubCo Warrants

Set forth below is also a description of the PubCo Warrants that will be issued and outstanding upon the consummation of the Business Combination.

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Proposed PubCo Charter attached as Annex B to this proxy statement/prospectus.

The PubCo Warrants will have the same terms as the Northern Revival Warrants. Each PubCo Warrant entitles the holder thereof to purchase one PubCo Ordinary Share at a price of $11.50 per share. The PubCo Warrants will become exercisable on the later of 30 days after the competition of the Business Combination and 12 months from the date of the IPO, and will expire five years after the consummation of the Business Combination.

PubCo may redeem the outstanding PubCo Warrants (excluding the private warrants that are part of the Private Units), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the PubCo Warrants are exercisable,

•        upon a minimum of 30 days’ prior written notice of redemption,

•        if, and only if, the last sales price of PubCo Ordinary Shares equals or exceeds $18 per share for any 20 trading days within a 30 trading day period ending three trading days before PubCo sends the notice of redemption, and

•        if, and only if, a registration statement under the Securities Act covering the PubCo ordinary shares issuable upon exercise of the PubCo Warrants is effective and a current prospectus relating to those PubCo ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

If the foregoing conditions are satisfied and PubCo issues a notice of redemption, each warrant holder can exercise his, her or its PubCo Warrant prior to the scheduled redemption date. However, the price of the PubCo Ordinary Shares may fall below the $18 trigger price as well as the $11.50 warrant exercise price per full share after the redemption notice is issued and not limit PubCo’s ability to complete the redemption.

If PubCo calls the PubCo Warrants for redemption as described above, PubCo’s management will have the option to require all warrant holders that wish to exercise PubCo Warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole PubCo Warrant for that number of PubCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the PubCo Warrants, multiplied by the difference between the exercise price of the PubCo Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the PubCo Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether PubCo will exercise its option to require all warrant holders to exercise their PubCo Warrants on a “cashless basis” will depend on a variety of factors including the price of the PubCo Ordinary Shares at the time the PubCo Warrants are called for redemption, PubCo’s cash needs at such time and concerns regarding dilutive share issuances.

TRADING MARKET AND DIVIDENDS

Northern Revival

Northern Revival’s Dividend Policy

Northern Revival has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of a business combination.

PubCo

PubCo has applied to list the PubCo Ordinary Shares and PubCo Warrants on Nasdaq under the symbols “[    ]” and “[    ]”.

Dividend Policy

Following completion of the Business Combination, the Combined Company’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate Combined Company’s board of directors declaring any dividends in the foreseeable future.

COMPARISON OF SHAREHOLDER RIGHTS

The following is a summary comparison of the material differences between the rights of Northern Revival shareholders and the rights that former Northern Revival shareholders will have as shareholders of PubCo under the Business Combination Agreement and the Proposed PubCo Charter effective following the Closing. These differences in shareholder rights result from the differences between the respective governing documents of Northern Revival and PubCo. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules. Such rights or obligations generally apply equally to Northern Revival Ordinary Shares and PubCo Ordinary Shares.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Northern Revival shareholders are urged to carefully read the relevant provisions of the Cayman Islands Companies Law, the Amended and Restated Memorandum of Northern Revival and the Proposed PubCo Charter that will be in effect upon consummation of the Business Combination.

More details about the rights of PubCo shareholders can be found in the section titled “Description of PubCo Securities.” This summary is qualified in its entirety by reference to the Cayman Islands Companies Law and the governing documents of Northern Revival and PubCo, which we urge you to read carefully and in their entirety.

Northern Revival and PubCo urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the Companies Law and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Northern Revival shareholder and the rights of a PubCo shareholder.

Northern Revival has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find More Information”. The form of the Proposed PubCo Charter which will be adopted at the Closing is included as Annex B to this proxy statement/prospectus.

Provision	Rights of Northern Revival Shareholders	Rights of PubCo Shareholders
Applicable corporate law legislation	Cayman Islands Companies Act (as Revised)	Cayman Islands Companies Act (as Revised)
Special Vote Required for Combinations with Interested Shareholders/Stockholders	No special vote required.	No special vote required.
Appraisal/Dissenters’ Rights

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair market value for their shares.

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Companies Act. Where dissenters rights apply, dissenters to a merger are entitled to receive fair market value for their shares.

Provision	Rights of Northern Revival Shareholders	Rights of PubCo Shareholders
Mergers and Asset Sales

Mergers require a special resolution under Cayman Islands law and the Existing Articles, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding Northern Revival Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at a general meeting.

Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

If holders of not less than 90% of each class or series (generally excluding shares already owned by the acquiror) approve of a tender offer, then the remaining shareholders are generally compelled, subject to court approval, to transfer their shares on the same terms as the accepting shareholders.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

PubCo shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding PubCo Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Amendments to Governing Documents

The amendment of any provision of the Existing Articles requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding Northern Revival Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

The amendment of any provision of the Proposed PubCo Charter requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding PubCo Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

Provision	Rights of Northern Revival Shareholders	Rights of PubCo Shareholders
Election of Directors

The Existing Articles provide that the directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Existing Articles as the maximum number of Directors

The Proposed PubCo Charter provide that the directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Proposed PubCo Charter as the maximum number of Directors

Number of Directors	Subject to the Existing Articles, there shall be at least one director and the shareholders by ordinary resolution or the board of directors may increase the size of the board and fill any vacancies

Subject to the Proposed PubCo Charter there shall be at least one director and the shareholders by ordinary resolution or the board of directors may increase the size of the board and fill any vacancies

Removal of Directors

The Existing Articles provide that an ordinary resolution of the holders of the Class B Shares of Northern Revival Shares, being the affirmative vote of the holders of a majority of the Class B Shares of Northern Revival represented in person or by proxy and entitled to vote thereon and who vote at a general meeting will be required to remove any person as director of Northern Revival; or a director may be removed from office by resolutions passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors (not being less than two in number).

The Proposed PubCo Charter provide that an ordinary resolution of the holders of the PubCo Ordinary Shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the PubCo Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting will be required to remove any person as director of PubCo; and a director may be removed by all other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Proposed PubCo Charter or by a resolution in writing signed by all of the other Directors

Filling of Board Vacancies

The Existing Articles provides that the Northern Revival directors may be appointed by ordinary resolutions of the holders of Class B Shares of Northern Revival or by resolutions passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

The Proposed PubCo Charter provides that the PubCo directors may appoint any person as director of PubCo to fill a vacancy

Provision	Rights of Northern Revival Shareholders	Rights of PubCo Shareholders
Fiduciary Duties of a Director

A director owes fiduciary duties to a company, including:

•   a duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

•   a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•   directors should not improperly fetter the exercise of future discretion;

•   a duty to exercise powers fairly as between different groups or classes of shareholders;

•   a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•   a duty to exercise independent judgment.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances

A director owes fiduciary duties to a company, including:

•   a duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

•   a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•   directors should not improperly fetter the exercise of future discretion;

•   a duty to exercise powers fairly as between different groups or classes of shareholders;

•   a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•   a duty to exercise independent judgment.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances

Conflict of Interest Transactions

The Existing Articles provide that:

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Director

The Proposed PubCo Charter provides that:

A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

Provision	Rights of Northern Revival Shareholders	Rights of PubCo Shareholders
Quorum and Actions

The Existing Articles provide that business may only be transacted at a general meeting if a quorum is present, such quorum being the holders of a majority of the Northern Revival Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum

The Proposed PubCo Charter provide that business may only be transacted at a general meeting if a quorum is present, such quorum being the holders of a simple majority of the issued shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy

Annual Shareholders’ Meetings

The Existing Articles provides that the Company may, but shall not (unless required by Cayman Islands Law) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint.

PubCo shall, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall approve.

Extraordinary/Special Shareholders’/Stockholders’ Meetings

The Existing Articles provide that the Northern Revival directors may call general meetings; and general meetings shall also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings of Northern Revival and to exercise at least a majority of the votes permitted to be exercised at any such meeting.

The Proposed PubCo Charter provides that the PubCo directors may call general meetings; and general meetings shall also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings of PubCo and to exercise at least a majority of the votes permitted to be exercised at any such meeting.

Shareholders/Stockholder Action Without Meeting

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of Northern Revival duly convened and held.

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of PubCo duly convened and held

Provision	Rights of Northern Revival Shareholders	Rights of PubCo Shareholders
Indemnification of Directors and Officers

The Existing Articles provides that each director (including any alternate director) and officer (but not including the Company’s auditors) shall be indemnified and secured harmless out of the assets and funds of Northern Revival against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of Northern Revival’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions.

No such director or officer shall be liable to Northern Revival for any loss or damage in carrying out his functions unless that liability arises through the dishonesty, willful default or fraud of such director or officer.

The Proposed PubCo Charter provides that each director (including any alternate director) and officer (but not including PubCo’s auditors) shall be indemnified and secured harmless out of the assets and funds of PubCo against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of PubCo’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions.

No such director or officer shall be liable to PubCo for any loss or damage in carrying out his functions unless that liability arises through the dishonesty, willful default or fraud of such director or officer.

Limitation on Liability of Directors	Liability of directors may be limited, except with regard to their own willful neglect, actual fraud or willful default.	Liability of directors may be limited, except with regard to their own dishonesty, fraud or willful default.
Inspection of Books and Records; Information Requests	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Provision	Rights of Northern Revival Shareholders	Rights of PubCo Shareholders
Shareholder/Stockholder Lawsuits for violation of directors’ duties

Northern Revival’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) Northern Revival’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•   a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•   the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•   those who control the company are perpetrating a “fraud on the minority.”

PubCo’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) PubCo’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•   a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•   the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•   those who control the company are perpetrating a “fraud on the minority.”

	A shareholder may have a direct right of action against Northern Revival where the individual rights of that shareholder have been infringed or are about to be infringed.	A shareholder may have a direct right of action against PubCo where the individual rights of that shareholder have been infringed or are about to be infringed.
Classified or Staggered Boards	The Existing Articles provide that the directors shall be divided into three classes: Class I, Class II and Class III.	The Proposed PubCo Charter provides that the directors shall be in a single class

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, PubCo will have [•] PubCo Ordinary Shares authorized and, based on assumptions set out elsewhere in this proxy statement/prospectus, up to 63,518,127 PubCo Ordinary Shares issued and outstanding, assuming no Northern Revival Ordinary Shares are redeemed in connection with the Business Combination. Except those shares subject to lock-up provisions, all of the PubCo Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by Braiin’s “affiliates” or Northern Revival’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the PubCo Ordinary Shares in the public market could adversely affect prevailing market prices of PubCo Ordinary Shares. Prior to the Business Combination, there has been no public market for PubCo Ordinary Shares. PubCo has applied to list the PubCo Ordinary Shares on Nasdaq, but PubCo cannot assure you that a regular trading market will develop in the PubCo Ordinary Shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Northern Revival’s Related Person Transactions

Founder Shares

On November 11, 2020, the initial shareholders paid an aggregate of $25,000 for certain expenses on our behalf in exchange for issuance of 5,750,000 Founders Shares. On February 1, 2021, we declared a stock dividend with respect to the Class B ordinary shares such that 0.05 Class B ordinary shares were issued for each share of Class B ordinary shares, resulting in an aggregate of 6,037,500 Class B ordinary shares outstanding. The initial shareholders agreed to forfeit up to an aggregate of 787,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional Northern Revival Units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of our issued and outstanding shares after the Northern Revival IPO. On February 4, 2021, the underwriter fully exercised its over-allotment option; thus, these 787,500 Founder Shares were no longer subject to forfeiture. On April 5, 2023, the Sponsor elected to convert 6,037,499 Class B ordinary shares into Class A ordinary shares.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the Initial Business Combination or (ii) the date following the completion of the Initial Business Combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Northern Revival Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

Simultaneously with the closing of the Northern Revival IPO, we consummated the Private Placement of 4,553,334 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with our Sponsor, generating gross proceeds of approximately $6.8 million.

Each Private Placement Warrant is exercisable for one whole share of Northern Revival Ordinary Shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to our Sponsor was added to the proceeds from the Northern Revival IPO held in the Trust Account. If we do not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.

Our Sponsor and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On November 11, 2020, our Sponsor agreed to loan us up to $300,000 to be used for the payment of costs related to the Northern Revival IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Northern Revival IPO. As of December 31, 2020, we borrowed $45,000 under the Note. As of February 4, 2021, we had a cumulative borrowing of $195,000. We repaid the Note in full on February 5, 2021.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, our Sponsor, members of our founding team or any of their affiliates may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete an Initial Business Combination, we will repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Initial Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2024, December 31, 2023 and 2022, we had no outstanding Working Capital Loans.

Advances from Related Party

The Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Northern Revival’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Northern Revival’s audit committee reviews on a quarterly basis all payments that were made by us to the Sponsor, directors, officers or us or any of our or their affiliates. For the year ended December 31, 2023, the Sponsor had advanced the Company $732,041 for working capital purposes, of which $0 was repaid during the period ended December 31, 2023. As of December 31, 2023 and 2022, the outstanding balance under the advances amounted to $791,322 and $59,281, respectively.

During the six months ended June 30, 2024, the Sponsor did not advance the Company any amount for working capital purposes. As of June 30, 2024, and December 31, 2023, the outstanding balance remains same under the advances amounted to $791,322.

Promissory Note — related party

In connection with the shareholders’ approval of the Extension Proposal, the Sponsor contributed to Northern Revival as a loan (each loan being referred to herein as a “contribution”) seven deposits of $100,000 and four deposits of $57,307 each into the Trust Account by December 31, 2023. The Company issued unsecured promissory notes to the Sponsor for $757,307 as extension loans. The promissory notes bear no interest and all unpaid principal under the promissory notes will be due and payable in full up upon the consummation of the Business Combination. As of December 31, 2023, the Company had $1,128,393 outstanding balance under these notes. On March 31, 2024, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company may borrow up to an aggregate principal amount of $562,000. During the three and six months ended June 30, 2024, the Sponsor deposited $273,000 and $434,063, respectively, into the Operating Account. The note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation.

The Company issued unsecured promissory notes to the Sponsor as extension loans. The promissory notes bear no interest and all unpaid principal under the promissory notes will be due and payable in full up upon the consummation of the Business Combination. As of June 30, 2024, and December 31, 2023, the Company had $1,562,456 and $1,128,393 outstanding balance respectively under these notes.

Administrative Support Agreement

Commencing on the date that our securities were first listed on Nasdaq through the earlier of consummation of the Initial Business Combination and the liquidation, we agreed to pay our Sponsor a total of $30,000 per month for office space, administrative, financial and support services. For the year ended December 31, 2023 and 2022, the Company incurred expenses under this agreement of $360,000 and $360,000, which are included in general and administrative expenses on the accompanying statements of operations, respectively. As of December 31, 2023 and 2022, the payable was $330,000 and $0, of which is included in accrued expenses in the accompanying balance sheets, respectively. For the six months ended June 30, 2024, the Company did not incur expenses for such administration and for three and six months ended June 30, 2023, the Company incurred expenses under this agreement of $90,000 and $180,000, respectively, which are included in general and administrative expenses on the accompanying statements of operations, respectively. As of June 30, 2024, and December 31, 2023, the payable was $330,000 of which is included in accrued expenses in the accompanying balance sheets, respectively.

In addition, our Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Initial Business Combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, directors, officers or any of their affiliates or the year ended December 31, 2023, the Sponsor had advanced the Company $732,041 for working capital purposes, of which $0 was repaid during the period ended December 31, 2023. As of December 31, 2023 and 2022, the outstanding balance under the advances amounted to $791,322 and $59,281, respectively. For the six months ended June 30, 2024, no transactions occurred, the Sponsor did not advance the Company any amount for working capital purposes, similarly none was repaid during the three months ended June 30, 2024. As of June 30, 2024, and December 31, 2023, the outstanding balance of the advances was $791,322.

Northern Revival’s Related Person Transactions Policy and Procedure

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of ordinary shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our sponsor, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the business combination is fair to our unaffiliated shareholders from a financial point of view. We will also need to obtain approval of a majority of our disinterested independent directors.

Braiin’s Related Person Transactions

Natraj Balasubramanian, the CEO of Braiin, and Darren McVean, the former CIO of Braiin, are shareholders of Vega, which is being acquired by Braiin.

Related Person Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the PubCo Board will adopt a written Related Person Transactions Policy that sets forth Braiin’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of Braiin’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Braiin or any of its subsidiaries are participants involving an amount that exceeds $            , in which any “related person” has a material interest.

Transactions involving compensation for services provided to Braiin as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of Braiin’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of Braiin’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to Braiin’s audit committee (or, where review by Braiin’s audit committee would be inappropriate, to another independent body of the Braiin Board) for review. To identify related person transactions in advance, Braiin will rely on information supplied by Braiin’s executive officers, directors and certain significant unitholders. In considering related person transactions, Braiin’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the potential conflicts with the interests of Braiin;

•        the risks, costs, and benefits to Braiin;

•        the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the terms of the transaction;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties.

Braiin’s audit committee will approve only those transactions that it determines are fair to us and in Braiin’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Northern Revival Ordinary Shares as of the date of this proxy statement/prospectus (pre-Business Combination) and (ii) the expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination (assuming that no public shares of Northern Revival are redeemed, assuming 50% of the outstanding public shares are redeemed alternatively, assuming the maximum number of shares of Northern Revival are redeemed), by:

•        each person who is known to be the beneficial owner of more than 5% of the outstanding Northern Revival Ordinary Shares and/or is expected to be the beneficial owner of more than 5% of the outstanding PubCo Ordinary Shares post-Business Combination;

•        each of Northern Revival’s current executive officers and directors;

•        each person who will become an executive officer or director of PubCo post-Business Combination; and

•        all executive officers and directors of Northern Revival as a group pre-Business Combination and all executive officers and directors of PubCo as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Northern Revival Ordinary Shares pre-Business Combination is based on _______ Northern Revival Ordinary Shares issued and outstanding as of the date of this proxy statement/prospectus.

The beneficial ownership below excludes the shares underlying the Northern Revival Public Warrants and the Northern Revival private placement warrants because those securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the consummation of the Business Combination.

The expected beneficial ownership of PubCo Ordinary Shares post-Business Combination set forth below reflects the “no redemptions” scenario, the “midpoint redemption” scenario and the “maximum redemption” scenario. In all scenarios, the share ownership reflects the forfeiture of 1,500,000 founders shares at the Closing.

•        With respect to the “no redemptions” scenario, the expected beneficial ownership of PubCo Ordinary Shares post-Business Combination has been determined based on the following assumptions: (i) that none of the public shares are redeemed (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases public shares (pre-Business Combination) or PubCo Ordinary Shares (post-Business Combination), and (iii) there will be an aggregate of (a) 63,667,280 shares of Pubco Ordinary Shares issued and outstanding at Closing.

•        With respect to the “midpoint redemptions” scenario, the expected beneficial ownership of PubCo Ordinary Shares post-Business Combination has been determined based on the following assumptions: (i) that holders of 136,717 public shares exercise their redemption rights, (ii) that none of the investors set forth in the table below has purchased or purchases public shares (pre-Business Combination) or PubCo Ordinary Shares (post-Business Combination), and (iii) there will be an aggregate of 63,530,563 shares of PubCo Common Stock issued and outstanding at Closing.

•        With respect to the “maximum redemptions” scenario, the expected beneficial ownership of PubCo Ordinary Shares post-Business Combination has been determined based on the following assumptions: (i) that holders of 273,434 public shares exercise their redemption rights, (ii) that none of the investors set forth in the table below has purchased or purchases public shares of (pre-Business Combination) or PubCo Ordinary Shares (post-Business Combination), and (iii) there will be an aggregate of 63,393,846 shares of PubCo Ordinary Shares issued and outstanding at Closing.

	Pre-Business Combination		Post-Business Combination
			Assuming No Redemptions		Assuming Midpoint Redemptions		Assuming Maximum Redemptions
	Number of Ordinary Shares Owned	%	Number of Ordinary Shares Owned	%	Number of Ordinary Shares Owned	%	Number of Ordinary Shares Owned	%
Directors and Officers of Northern Revival Pre-Closing
Aemish Shah	6,037,500		4,537,500	7.2	4,537,500	7.3	4,537,500	7.4
Manpreet Singh	—		—		—		—
David Tanzer	—		—		—		—
Benjamin Rifken	—		—		—		—
Aimee R. Christensen	—		—		—		—
All Directors and Executive Officers of Northern Revival as a Group (6 Persons)	6,037,500		4,537,500	7.2	4,537,500	7.3	4,537,500	7.4

Directors and Executive Officers of PubCo Upon Closing
Natraj Balasubramanian	—	—	39,804,172	62.79	39,804,172	63.66	39,804,172	64.54
Darren McVean	—	—	3,090,373	4.88	3,090,373	4.94	3,090,373	5.00
Jay Stephenson	—	—	206,886	*	206,886	*	206,886	*
All Directors and Executive Officers of PubCo Upon Closing as a Group (3 Persons)	—	—	43,101,431	67.99	43,101,431	68.93	43,101,431	69.89

Five Percent Holders(1)
Natraj Balasubramanian	—	—	39,804,172	62.79	39,804,172	63.66	39,804,172	64.54
Darren McVean(2)	—	—	3,090,373	4.88	3,090,373	4.94	3,090,373	5.01
Northern Revival Sponsor LLC	6,037,500		4,537,500	7.2	4,537,500	7.3	4,537,500	7.4

____________

*        Less than one percent.

(1)      The PubCo Ordinary Shares to be issued to shareholders of Vega will represent approximately 19.1% of the total PubCo Ordinary Shares outstanding following the Business Combination. No shareholder of Vega will own more than 5% of the total PubCo Ordinary Shares outstanding following the Business Combination.

(2)      Darren McVean will own 5.0% of the total PubCo Ordinary Shares outstanding following the Business Combination only in the maximum redemption scenario.

MARKET INFORMATION AND DIVIDENDS ON SECURITIES

Northern Revival

Holders

As of the Record Date, there was [•] holders of record of Northern Revival units, [•] holders of record of Northern Revival Ordinary Shares and [•] holders of record of Northern Revival warrants.

Dividend Policy

Northern Revival has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of an initial Business Combination.

PubCo

Market for PubCo Securities

PubCo is a recently formed Cayman Islands exempted company and a public market for PubCo’s securities has not yet developed. PubCo has applied to list the PubCo Ordinary Shares and PubCo Warrants on the Nasdaq Capital Market under the symbols “[    ]” and [    ]W.”

Holders

As of the date of this proxy statement/prospectus, there is one holder of PubCo Ordinary Shares and no holders of convertible securities that will convert into PubCo Ordinary Shares prior to the Closing.

Braiin

Market for Braiin Securities

Braiin is a private entity and there has been no public market for Braiin’s securities.

Holders

As of the date of this proxy statement/prospectus, there are three holders of Braiin Shares and 17 holders of convertible securities that will convert into Braiin Shares prior to the Closing.

Dividend Policy Following the Business Combination

Following completion of the Business Combination, PubCo’s board of directors will consider whether to institute a dividend policy. It is the present intention of PubCo to retain any earnings for use in its business operations and, accordingly, PubCo does not anticipate its board of directors declaring any dividends in the foreseeable future.

PubCo

Market for PubCo’s Securities

There is not, and never has been, any public market for PubCo’s securities.

LEGAL MATTERS

The validity of the Northern Revival Ordinary Shares offered by this proxy statement/prospectus and certain other legal matters will be passed upon by Maples and Calder (Cayman) LLP. Certain legal matters relating to U.S. law will be passed upon for Northern Revival by Loeb & Loeb LLP and for Braiin by Winston & Strawn LLP. Certain Australian legal matters will be passed upon for Braiin by Steinepreis Paganin.

EXPERTS

The financial statements of Northern Revival as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Northern Revival to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

The unaudited interim consolidated financial statements of Braiin Limited as of December 31, 2023 and for the year ended June 30, 2023 and 2022 and for the six months ended December 31, 2023 and 2022, included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 of the financial statements) of BDO Audit Pty Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Exato Technologies Private Limited as of December 31, 2023 and for the year ended June 30, 2023 and 2022 and for the six months ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance on the report of AM Advisory, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Nisus Australia Pty Ltd as of December 31, 2023 and for the year ended June 30, 2023 and 2022 and for the six months ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance on the report of AM Advisory, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Nisus Payroll Pty Ltd as of December 31, 2023 and for the year ended June 30, 2023 and 2022 and for the six months ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance on the report of AM Advisory, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of VIS Networks Private Limited as of December 31, 2023 and for the year ended June 30, 2023 and 2022 and for the six months ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance on the report of AM Advisory, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Mirragin RAS Consulting Pty Limited as of December 31, 2023 and for the year ended June 30, 2023 and 2022 and for the six months ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance on the report of AM Advisory, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of ABS India Private Limited as of December 31, 2023 and for the year ended June 30, 2023 and 2022 and for the six months ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance on the report of AM Advisory, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of MokSa Technologies India Private Limited as of December 31, 2023 and for the year ended June 30, 2023 and 2022 and for the six months ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance on the report of AM Advisory, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Group Elite Communications as of December 31, 2023 and for the year ended June 30, 2023 and 2022 and for the six months ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance on the report of AM Advisory, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Northern Revival’s securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Northern Revival and servicers that it employs to deliver communications to Northern Revival’s shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Northern Revival will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of this proxy statement/prospectus may likewise request that Northern Revival deliver single copies of its proxy statement in the future. Shareholders may notify Northern Revival of their requests by calling or writing Northern Revival at its principal executive offices at 4001 Kennett Pike, Suite 302 Wilmington, DE 19807 at phone number (302) 338-9130.

SUBMISSION OF SHAREHOLDER PROPOSALS

Northern Revival’s Board is aware of no other matter that may be brought before the Extraordinary General Meeting. Under Cayman Islands law, only business that is specified in the notice of Extraordinary General Meeting to shareholders may be transacted at the Extraordinary General Meeting.

FUTURE SHAREHOLDER PROPOSALS

If the Business Combination is completed, shareholders will be entitled to attend and participate in PubCo’s annual meetings of shareholders. We will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting will be held. Shareholder proposals submitted in connection with the 2024 annual meeting to be included in PubCo’s proxy statement must be submitted a reasonable time prior to the date of such annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Northern Revival files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Northern Revival’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. Upon the closing of the Business Combination, PubCo will file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You will be able to access information about PubCo following the closing of the Business Combination at the SEC’s web site at http://www.sec.gov.

If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact the solicitation agent at:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Individuals call toll-free 877-870-8565

Banks and brokers call 206-870-8565

Email: KSmith@advantageproxy.com

You may also contact us at:

Northern Revival Acquisition Corporation
4001 Kennett Pike, Suite 302

Wilmington, DE 19807
Email: [•]

You may also obtain additional information about Northern Revival from documents filed with the SEC by following the instructions in the section below entitled “Where You Can Find More Information”.

If you are a shareholder of Northern Revival and would like to request documents, please do so by [•], 2024, in order to receive them before the Extraordinary General Meeting. If you request any documents from Northern Revival, Northern Revival will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Northern Revival has been supplied by Northern Revival and all information relating to Braiin has been supplied by Braiin. Information provided by one party does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Northern Revival for the Extraordinary General Meeting. Northern Revival has not authorized anyone to give any information or make any representation about the Business Combination or Northern Revival that is different from, or in addition to, that contained in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

NORTHERN REVIVAL ACQUISITION CORPORATION

Condensed Balance Sheets as of June 30, 2024 (unaudited) and December 31, 2023	F-62
Unaudited Condensed Statements of Operations for the Three and Six Months Ended June 30, 2024, and 2023	F-63
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024, AND 2023	F-64
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2024, AND 2023	F-65
Notes to Unaudited Condensed Financial Statements	F-66

Nisus Australia Pty Ltd

Nisus Payroll Pty Ltd

Page

GROUP ELITE COMMUNICATIONS

MIRRAGIN RAS CONSULTING PTY LIMITED

ABS INDIA PRIVATE LIMITED

Page

MOKSA TECHNOLOGIES INDIA PRIVATE LIMITED

VIS NETWORKS PRIVATE LIMITED

CORPORATE DIRECTORY

DIRECTORS
Natraj Balasubramanian (Executive Director)
Darren McVean (Non-Executive Director)
Jay Stephenson (Non-Executive Director)

COMPANY SECRETARY
Jay Stephenson

REGISTERED OFFICE and
PRINCIPAL PLACE OF BUSINESS
283 Rokeby Road
Subiaco WA 6005

AUDITORS
BDO Audit Pty Ltd
Level 11, 1 Margaret Street
Sydney NSW 2000

CONTACT INFORMATION
Tel: +61 412 474 180

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Braiin Limited
Subiaco, WA, Australia

Results of review of Interim Consolidated Financial Statements

We have reviewed the accompanying consolidated statement of financial position of Braiin Limited (the Company) as of December 31, 2023, the related consolidated statements of profit or loss and other comprehensive income, statement of changes in equity, and statement of cash flows for the six-month periods ended December 31, 2023 and 2022, and the related notes (collectively referred to as the ‘interim consolidated financial statements’) included in the accompanying Securities and Exchange Commission Form F-4 for the period ended December 31, 2023. Based on our reviews, we are not aware of any material modifications that should be made to the interim consolidated financial statements referred to above for them to be in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

We have previously audited Braiin Limited, in accordance with the standards of the Public Company Accounting Oversight Board (‘PCAOB’), the consolidated statement of financial position of the Company as of June 30, 2023, and the related consolidated statements of profit or loss and other comprehensive income, statement of changes in equity, and cash flows for the year then ended (not presented herein); and in our report dated December 22, 2023, we expressed an unqualified opinion that included an explanatory paragraph on the substantial doubt about the Company’s ability to continue as a going concern on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated statement of financial position as of June 30, 2023 is fairly stated, in all material respects, in relation to the consolidated statement of financial position from which it has been derived.

Basis for review results

These interim consolidated financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Substantial doubt about the Company’s ability to continue as a going concern

The accompanying interim consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the interim consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The accompanying interim consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/ BDO Audit Pty Ltd

Sydney, NSW, Australia
12 August 2024

BRAIIN LIMITED
UNAUDITED CONSOLIDATED STATEMENTS OF PROFIT AND LOSS AND
OTHER COMPREHENSIVE INCOME AND LOSS
for the interim period ended 31 December 2023

	Note	31 December 2023	31 December 2022
		$	$
Income
Expenses
Administration	4	95,028	15,604
Audit fees	6	26,039	76,567
Professional and legal fees	4	280,692	100,348
Depreciation and amortization		70,225	21,493
Interest expense		34,462	2,340
Loss/(gain) on foreign currency exchange		6,387	(137)
Fair value movement on financial instrument Derivatives		—	(9,871)
Loss on deconsolidation	3	5,469	—
Other expenses		—	6,305
Total Expenses		518,302	212,649
Loss before income tax expense		(518,302)	(212,649)
Income tax expense		—	—
Loss after tax from continuing operations		(518,302)	(212,649)

Items that may be reclassified subsequently to profit and loss
Foreign currency translation		13,023	(6,355)
Other comprehensive Income/loss		13,023	(6,355)
Total comprehensive income/(loss) for the year		(505,279)	(219,004)

The Interim unaudited consolidated statement of profit and loss and other comprehensive income is to be read in conjunction with the notes to the financial statements.

BRAIIN LIMITED
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
For the interim period ended 31 December 2023

	Note	31 December 2023	30 June 2023
		$	$
Current assets
Cash and cash equivalents	9	610,888	1,202,698
Trade and other receivables	10	32,478	22,222
Related party loan	18	26,359	386
Loans	18	—	28,656
Total current assets		669,725	1,253,962

Fixed assets	13	126,707	193,666
Software development	14	91,032	88,934
Right of Use Assets	15	2,693	3,244
Deposit on Premises		1,544	1,623
Non-current assets		221,976	287,467
Total assets		891,701	1,541,429

Trade and other payables	11	292,260	374,491
Lease liability	15	1,351	1,351
Financial liabilities	12	2,233,327	2,213,306
Current liabilities		2,526,938	2,589,148

Non-current liabilities
Related party loan	18	—	81,510
Lease Liability	15	842	1,571
Total Non-current liabilities		842	83,081
Total liabilities		2,527,780	2,672,229

Net liabilities		(1,636,079)	(1,130,800)

Equity
Issued capital	2	3,641	3,641
Reserves		18,082	5,059
Accumulated losses		(1,657,802)	(1,139,500)
Total Equity Deficit		(1,636,079)	(1,130,800)

The statement of interim unaudited financial position is to be read in conjunction with the notes to the financial statements.

BRAIIN LIMITED
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the interim period ended 31 December 2023

	Issued Capital	Reserves	Accumulated Losses	Total Equity Deficit
	$	$	$	$
Balance at 30 June 2023	3,641	5,059	(1,139,500)	(1,130,800)
Loss for the half-year	—	—	(518,302)	(518,302)
Other comprehensive income/(loss)	—	13,023	—	13,023
Total comprehensive income for the period	—	13,023	(518,302)	(505,279)
Balance as at 31 December 2023	3,641	18,082	(1,657,802)	(1,636,079)
	Issued Capital	Reserves	Accumulated Losses	Total Equity Deficit
	$	$	$	$
Balance at 30 June 2022	3,000	(1,121)	(361,488)	(359,609)
Issuance of share capital	641	—	—	641
Loss for the half-year	—	—	(212,649)	(212,649)
Other comprehensive income/(loss)	—	(6,355)	—	(6,355)
Total comprehensive income for the period	—	(6,355)	(212,649)	(219,004)
Balance as at 31 December 2022	3,641	(7,476)	(574,137)	(577,972)

The interim consolidated statement of changes in equity is to be read in conjunction with the notes to the financial statements.

BRAIIN LIMITED
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the interim period ended 31 December 2023

	Note	31 December 2023	31 December 2022
		$	$
Cash flows from operating activities
Payments to suppliers and employees		(509,591)	(116,372)
Net cash used by operating activities	9.1	(509,591)	(116,372)

Cash flows from investing activities
Software development		—	(83,525)
Net Cash used by investing activities		—	(83,525)

Cash flows from financing activities
Advances to directors/shareholders		(107,474)	(32,594)
Lease repayments		(729)	(630)
Issued, subscribed and paid up share capital		—	641
Convertible notes issued		—	105,414
Safe Note issued		—	240,000
Net cash generated by financing activities		(108,203)	312,831

Net (decrease)/increase in cash and cash equivalents		(617,794)	112,934

Cash and cash equivalents at the beginning of the year		1,202,698	596,794
Effects of exchange rate changes on cash and cash equivalents		25,984	(29,341)
Cash and cash equivalents at the end of the year	9	610,888	680,387

The Interim consolidated statement of cash flows is to be read in conjunction with the notes to the financial statements.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

GENERAL INFORMATION

Braiin Limited (Braiin or the “Company”) and its subsidiaries (the “Group”) is a for-profit company limited by shares, domiciled and incorporated in Australia. Braiin’s expertise spans artificial intelligence and machine learning (“AI/ML”), robotics, internet of things (“IoT”), and mission-critical enterprise software and hardware applications. The functional currency of the Group is AUD and the presentation currency is in the USD currency.

The Company was incorporated on 4 July 2022.

1. BASIS OF PREPARATION

These interim consolidated financial statements are general purpose financial statements which have been prepared in accordance with the International Financial Reporting Standards Board (IASB) and Interpretations (collectively “IFRS”), and comply with other requirements of the Corporations Act 2001.

The Company is an unlisted public company, incorporated and operating in Australia. The financial report is presented in United States dollars.

The accounting policies detailed below have been consistently applied to all of the years presented unless otherwise stated.

Historical cost convention

The financial statements have been prepared under the historical cost convention, except for, where applicable, the revaluation of financial assets and liabilities at fair value through profit or loss, financial assets at fair value through other comprehensive income, investment properties, certain classes of property, plant and equipment and derivative financial instruments.

Critical accounting estimates

The preparation of the financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the consolidated entity’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in note 1.3.

Foreign currency translation

The functional currency of each of the Group’s entities is measured using the currency of the primary economic environment in which that entity operates. The interim consolidated financial statements are presented in United States dollars. The legal parent entity’s functional and presentation currency is Australian Dollars.

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items are recognised in the profit or loss except where deferred in equity as a qualifying cash flow or net investment hedge.

Exchange differences arising on the translation of non-monetary items are recognised directly in other comprehensive income to the extent that the gain or loss is directly recognised in other comprehensive income, otherwise the exchange difference is recognised in the profit or loss.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

1. BASIS OF PREPARATION (cont.)

Foreign operations

The financial results and position of foreign operations whose functional currency is different from the Group’s presentation currency are translated as follows:

•        assets and liabilities are translated at year-end exchange rates prevailing at that reporting date;

•        income and expenses are translated at average exchange rates for the period; and

•        retained earnings are translated at the exchange rates prevailing at the date of the transaction.

Exchange differences arising on translation of foreign operations are transferred directly to the Group’s foreign currency translation reserve in the interim consolidated statement of financial position. These differences are recognised in the profit or loss in the period in which the operation is disposed.

1.1. ADOPTION OF NEW AND REVISED STANDARDS

1.1.1. Changes in accounting policies on initial application of Accounting Standards

Standards and interpretations applicable to 31 December 2023

In the period ended 31 December 2023, the Directors have reviewed all of the new and revised Standards and Interpretations issued by the IFRS that are relevant to the Group’s operations and effective for the current financial reporting period.

It has been determined by the Directors that there is no impact, material or otherwise, of the new and revised Standards and Interpretations on its business and, therefore, no change is necessary to Group accounting policies.

Standards and interpretations on issue not yet effective and adopted

The Directors have also reviewed all new Standards and Interpretations that have been issued but are not yet effective for the period ended 31 December 2023. As a result of this review the Directors have determined that there is no impact, material or otherwise, of the new and revised Standards and Interpretations issued but not yet effective and adopted on its business and, therefore, no further disclosures have been made in this regard.

1.2. STATEMENT OF COMPLIANCE

The financial report was authorised by the Board of Directors for issue on xx May 2024.

The financial report complies with Australian equivalents to the International Financial Reporting Standards (AIFRS). Compliance with AIFRS ensures that the financial report, comprising the financial statements and notes thereto, complies with IFRS.

1.3. CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

The application of accounting policies requires the use of judgements, estimates and assumptions about carrying values of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

1. BASIS OF PREPARATION (cont.)

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions are recognised in the period in which the estimate is revised if it affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods. The judgements, estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities (refer to the respective notes) within the next financial year are discussed below.

Fair value measurement hierarchy

The Group is required to classify all assets and liabilities, measured at fair value. Considerable judgement is required to determine what is significant to fair value and therefore which category the asset or liability is placed in can be subjective.

Estimation of useful lives of assets

The Group determines the estimated useful lives and related depreciation and amortisation charges for its property, plant and equipment and finite life intangible assets. The useful lives could change significantly as a result of technical innovations or some other event. The depreciation and amortisation charge will increase where the useful lives are less than previously estimated lives, or technically obsolete or non-strategic assets that have been abandoned or sold will be written off or written down.

Impairment of non-financial assets other than goodwill and other indefinite life intangible assets

The Group assesses impairment of non-financial assets other than goodwill and other indefinite life intangible assets at each reporting date by evaluating conditions specific to the Group and to the particular asset that may lead to impairment. If an impairment trigger exists, the recoverable amount of the asset is determined. This involves fair value less costs of disposal or value-in-use calculations, which incorporate a number of key estimates and assumptions.

Income tax

The Group is subject to income taxes in the jurisdictions in which it operates. Significant judgement is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group recognises liabilities for anticipated tax audit issues based on the Group’s current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Recovery of deferred tax assets

Deferred tax assets are recognised for deductible temporary differences only if the Group considers it is probable that future taxable amounts will be available to utilise those temporary differences and losses.

Lease term

The lease term is a significant component in the measurement of both the right-of-use asset and lease liability. Judgement is exercised in determining whether there is reasonable certainty that an option to extend the lease or purchase the underlying asset will be exercised, or an option to terminate the lease will not be exercised, when ascertaining the periods to be included in the lease term. In determining the lease term, all facts and circumstances that create an economical incentive to exercise an extension option, or not to exercise a termination option, are considered at the lease commencement date. Factors considered may include the importance of the asset to the Group’s operations; comparison of terms and conditions to prevailing market rates; incurrence of significant penalties; existence of significant leasehold improvements; and the costs and disruption to replace the asset. The Group reassesses whether it is reasonably certain to exercise an extension option, or not exercise a termination option, if there is a significant event or significant change in circumstances.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

1. BASIS OF PREPARATION (cont.)

Incremental borrowing rate

Where the interest rate implicit in a lease cannot be readily determined, an incremental borrowing rate is estimated to discount future lease payments to measure the present value of the lease liability at the lease commencement date. Such a rate is based on what the Group estimates it would have to pay a third party to borrow the funds necessary to obtain an asset of a similar value to the right-of-use asset, with similar terms, security and economic environment.

Derivative Financial Instruments

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting date. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

1.4. PRINCIPLES OF CONSOLIDATION

As at reporting date, the assets and liabilities of all controlled entities have been incorporated into the interim consolidated financial statements as well as their results for the interim period. Where controlled entities have entered (left) the Consolidated Group during the year, their operating results have been included (excluded) from the date control was obtained (ceased).

The interim consolidated financial statements incorporate the assets, liabilities and results of the parent, Braiin Limited and its subsidiaries. Subsidiaries are entities the parent controls. The parent controls an entity when it is exposed to, or has right to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. A list of the subsidiaries is provided in Note 16.

The assets, liabilities and results of all subsidiaries are fully consolidated into the financial statements of the Group from the date on which control is obtained by the Group. The consolidation of a subsidiary is discontinued from the date that control ceases. Intercompany transactions, balances and unrealised gains or losses on transactions between group entities are fully eliminated on consolidation. Accounting policies of subsidiaries have been changed and adjustments made where necessary to ensure uniformity of the accounting policies adopted by the group.

Equity interests in a subsidiary not attributable, directly or indirectly, to the Group are presented as non-controlling interests. The Group initially recognises non-controlling interests that are present ownership interests in subsidiaries and are entitled to a proportionate share of the subsidiary’s net assets on liquidation at either fair value or at the non-controlling interests’ proportionate share of the subsidiary’s net assets. Subsequent to initial recognition, non-controlling interests are attributed their share of profit or loss and each component of other comprehensive income. Non-controlling interests are shown separately within the equity section of the statement of financial position and statement of comprehensive income.

1.5. INCOME TAX

The charge for current income tax expense is based on the result for the year adjusted for any non-assessable or disallowed items. It is calculated using tax rates that have been enacted or are substantively enacted by the balance date or reporting date.

Deferred tax is accounted for in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. No deferred income tax will be recognised from the initial recognition of an asset or liability, excluding a business combination, where there is no effect on accounting or taxable profit or loss.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

1. BASIS OF PREPARATION (cont.)

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realised or liability is settled. Deferred tax is credited to profit or loss except where it relates to items that may be credited directly to equity, in which case the deferred tax is adjusted directly against equity.

Deferred income tax assets are recognised to the extent that it is probable that future tax profits will be available against which deductible temporary differences can be utilised.

The amount of benefits brought to account or which may be realised in the future is based on the assumption that no adverse change will occur in income taxation legislation and the anticipation that the Group will derive sufficient future assessable income to enable the benefit to be realised and comply with the conditions of deductibility imposed by the law.

1.6. FINANCIAL INSTRUMENTS

1.6.1. Financial Instruments — assets

a. Classification

The Group classifies its financial assets in the following measurement categories:

•        those to be measured subsequently at fair value (either through OCI or through profit or loss), and

•        those to be measured at amortised cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.

For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The Group reclassifies debt investments when and only when its business model for managing those assets changes.

b. Recognition and derecognition

Regular way purchases and sales of financial assets are recognised on trade-date, the date on which the Group commits to purchase or sell the asset. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the requirements of ownership.

c. Measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVTPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVTPL are expensed in profit or loss.

Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

1. BASIS OF PREPARATION (cont.)

i. Equity Instruments

•        The Group subsequently measures all equity investments at fair value. Where the Group’s management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividends from such investments continue to be recognised in profit or loss as other income when the Group’s right to receive payments is established.

•        Changes in the fair value of financial assets at FVTPL are recognised in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

d. Impairment

The Group assesses on a forward-looking basis, the expected credit losses associated with its debt instruments carried at amortised cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For trade receivables, the Group applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognised from initial recognition of the receivables.

1.6.2 Financial Instruments — Liabilities

a. Classification

The Group classifies its financial liabilities in the following measurement categories:

•        those to be measured subsequently at FVTPL, and

•        those to be measured at amortised cost.

The classification depends on the entity’s business model for managing the financial liabilities and the contractual terms of the cash flows.

For financial liabilities measured at FVTPL, gains and losses, including any interest expenses will be recorded in profit or loss. Other financial liabilities are subsequently measured at amortised cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognised in profit or loss. Any gain or loss on derecognition is also recognised in profit or loss.

For financial liabilities measured at amortised cost, the effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortised cost of a financial liability.

b. Recognition and derecognition

Regular way purchases of financial liabilities are recognised on trade-date, the date on which the Group commits to purchase the financial liability. Financial liabilities are derecognised when the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liabilities derecognised and the consideration paid and payable is recognised in profit or loss.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

1. BASIS OF PREPARATION (cont.)

c. Measurement

At initial recognition, the Group measures financial liabilities at its fair value plus, in the case of financial liabilities not at fair value through profit or loss (FVTPL), transaction costs that are directly attributable to the acquisition of the financial liabilities. Transaction costs of financial liabilities carried at FVTPL are expensed in profit or loss.

1.7. IMPAIRMENT OF ASSETS

The Group assesses at each balance date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group makes an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of its fair value less costs to sell and its value in use, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets and the asset’s value in use cannot be estimated to be close to its fair value. In such cases the asset is tested for impairment as part of the cash-generating unit to which it belongs. When the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, the asset or cash-generating unit is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Impairment losses relating to continuing operations are recognised in those expense categories consistent with the function of the impaired asset unless the asset is carried at revalued amount (in which case the impairment loss is treated as a revaluation decrease).

Impairment testing is performed annually for goodwill and intangible assets.

1.7.1. Financial assets carried at cost

If there is objective evidence that an impairment loss has been incurred on an unquoted equity instrument that is not carried at fair value (because its fair value cannot be reliably measured), or on a derivative asset that is linked to and must be settled by delivery of such an unquoted equity instrument, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the current market rate of return for a similar financial asset.

1.8. PROVISIONS

Provisions are recognised when the Group has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result and that outflow can be reliably measured.

1.9. CASH AND CASH EQUIVALENTS

Cash and cash equivalents includes cash on hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within short-term borrowings in current liabilities on the statement of financial position.

1.10. REVENUE RECOGNITION

Revenue from contracts with customers

Revenue is recognized at an amount that reflects the consideration to which the Company is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the Company does the following: identifies the contract with a customer; identifies the performance obligations in the contract; determines the transaction price which takes into account estimates of variable consideration and the

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

1. BASIS OF PREPARATION (cont.)

time value of money; allocates the transaction price to the separate performance obligations on the basis of the relative stand-alone selling price of each distinct good or service to be delivered; and recognizes revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

Subscription Revenue

Subscription revenues consist primarily of fees earned from subscription-based arrangements for providing customers the right to use its drone technology and underlying services.

Revenue from subscriptions is recognized over time when the customer obtains access to and is transferred control of the technology, which is generally from the time of delivery of the drone to the customer and throughout the contract when the customer consumes the benefits provided by the Company via ongoing access to the technology. The revenue recognition pattern reflects the transfer of control to the customer, which, for subscriptions, is recognized evenly across the contract period, as performance obligations are met.

The provision of the technology within the drone is a distinct bundled performance obligation as the customer can derive substantial benefits from the drone throughout the duration of the contract. Therefore, revenue from subscriptions is recognized over time.

Monthly Subscriptions: For a monthly subscription service, revenue is recognized monthly as we meet our performance obligation by giving the customer access to utilize our drone technology and underlying services.

Annual Subscriptions Paid Upfront: If a customer enters into a contract for an annual subscription, the amount received is categorized as “unearned revenue” and recognized as a liability. The revenue is recognized evenly over the year, with a corresponding reduction from the unearned revenue account, reflecting the period over which we meet our performance obligation by giving the customer access to utilize our drone technology and underlying services.

Interest

Interest revenue is recognised as interest accrues using the effective interest method. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period using the effective interest rate, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to the net carrying amount of the financial asset.

1.11. RIGHT OF USE ASSETS

From 1 January 2019, leases are recognised as a right-of-use-asset and a corresponding liability at the date at which the leased asset is available for use by the Group.

Right of use Asset

The Group recognises a right of use asset at the commencement date of the lease. The right of use asset is initially measured at cost. The cost of right of use assets includes the amount of lease liabilities recognised, adjusted for any lease payments made at or before the commencement date, plus initial direct costs incurred and an estimate of costs to dismantle, remove or restore the leased asset, less any lease incentives received

Right-of-use-assets are measured at cost comprising the following:

•        the amount of the initial measurement of lease liability;

•        any lease payments made at or before the commencement date less any lease incentives received;

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

1. BASIS OF PREPARATION (cont.)

•        any initial direct costs; and

•        restoration costs.

Subsequent to initial measurement, the right of use asset is depreciated on a straight-line basis over the shorter of the lease term and the estimated useful life. Right of use assets are subject to impairment and are adjusted for any remeasurement of lease liabilities.

1.12. LEASE LIABILITY

At the commencement date of the lease, the Group recognises lease liabilities at the present value of the lease payments to be made over the lease term. The lease payments include fixed payments (including in substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the assessment of lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognised as expense in the period on which the event or condition that triggers the payments occurs. The present value of lease payments is discounted using the interest rate implicit in the lease or, if the rate cannot be readily determined, the Group’s incremental borrowing rate.

The lease liability is measured at amortised cost using the effective interest method. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.

The amount of lease liability is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured, a corresponding adjustment is made to the carrying amount of the right of use asset, or is recognised in profit or loss if the carrying amount of the right of use asset has been reduced to zero.

The Group has elected not to recognise right of use assets and lease liabilities for short term leases that have a lease term of 12 months of less and do not contain a purchase option, and leases of low value assets. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

1.13. PLANT AND EQUIPMENT

Items of property, plant and equipment are measured at cost less accumulated depreciation.

Cost includes expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the costs of dismantling and removing the items and restoring the site on which they are located, and an appropriate proportion of production overheads.

Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognised net within “other income” in profit or loss.

Depreciation is calculated on a straight-line basis to write off the next cost of each item of plant and equipment over their expected useful life as follows:

•        Drones            2 years

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

1. BASIS OF PREPARATION (cont.)

The carrying amount of plant and equipment is reviewed annually by Directors to ensure it is not in excess of the recoverable amount from these assets. The recoverable amount is assessed on the basis of the expected net cash flows that will be received from the assets employment and subsequent disposal.

1.14. ISSUED CAPITAL

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options for the acquisition of a new business are not included in the cost of acquisition as part of the purchase consideration.

1.15. GOING CONCERN

The financial statements have been prepared on an accruals basis and are based on historical costs modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities. Historical cost is generally based on the fair values of the consideration given in exchange for goods and services.

The Directors have assessed that there is substantial doubt related to going concern that may cast significant doubt over our ability to continue as a going concern as the Group incurred a net loss after tax for the period ended 31 December 2023 of $507,072 (2022: $212,649). At 31 December 2023, the Group’s has net working capital deficiency of $1,857,213 (2022: $559,648) and a net liability position of $1,636,079 (2022: $577,972). The financial statements have been prepared on a going concern basis, which contemplates the continuity of normal business activity and the realisation of assets and the settlement of liabilities in the ordinary course of business on the basis that:

1.      The Group is in the process of completing a transaction to merge with a Special Purpose Acquisition Company (SPAC).

2.      Source of additional funding as disclosed in note 21.

These financial statements do not include adjustments relating to the recoverability and classification of the recorded assets and liabilities amounts that might be necessary should the Group not continue as going concern.

Should the listing on Nasdaq and corresponding capital raise not be achieved, there is substantial doubt as to whether the Group will be able to continue as a going concern and realise its assets and extinguish its liabilities in the normal course of business at the amounts stated in the financial report.

1.16 INTANGIBLE ASSETS

Intangible assets acquired as part of a business combination, other than goodwill, are initially measured at their fair value at the date of the acquisition. Intangible assets acquired separately are initially recognised at cost. Indefinite life intangible assets are not amortised and are subsequently measured at cost less any impairment. Finite life intangible assets are subsequently measured at cost less amortisation and any impairment. The gains or losses recognised in profit or loss arising from the derecognition of intangible assets are measured as the difference between net disposal proceeds and the carrying amount of the intangible asset. The method and useful lives of finite life intangible assets are reviewed annually. Changes in the expected pattern of consumption or useful life are accounted for prospectively by changing the amortisation method or period.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

2. ISSUED CAPITAL

	31 Dec 2023	30 June 2023
	No.	No.
Fully paid ordinary shares	11,069,578	11,069,578
	31 Dec 2023		30 June 2023
	No.	$	No.	$
Balance at beginning of the year	11,069,578	3,641	3,000	3,000
Shares issued – founder 4 July 2023	—	—	5,806	399
Shares issued – 5 July 2023	—	—	3,563	242

Shares issued for acquisition of Raptor300 Inc – 26 July 2023	—	—	16,339	—
Elimination of Shares on acquisition	—	—	(3,000)	—
Share subdivision	—		11,043,870
Balance at end of the period	11,069,578	3,641	11,069,578	3,641

Ordinary shares participate in dividends and the proceeds on winding up of the parent entity in proportion to the number of shares held.

At the shareholders’ meetings, each ordinary share is entitled to one vote when a poll is called, otherwise each shareholder has one vote on a show of hands.

On 13 March 2023, the Company resolved that the issued capital of the Company be sub divided such that every share be divided into 430.58884 shares without any changes in right and privileges of any shareholders.

3. RESTRUCTURE ACCOUNTING AND COMPARATIVE INFORMATION

On 27 July 2022, Braiin Limited completed the acquisition of 100% of the share capital in Raptor300 Inc, a company domiciled in Delaware USA and its controlled subsidiaries (‘Raptor300’).

Under IFRS 3 Business Combinations, where a new entity is formed to issue equity interest to affect a business combination, one of the combining entities that existed before the business combination shall be identified as the acquirer. Accordingly, as Braiin Limited effectively issued equity instruments to acquire Raptor300 it cannot be identified as the acquirer. Further, as Braiin Limited is not a business the transaction does not comprise a business combination within the scope of IFRS 3 Business Combinations. The transaction comprises a group restructure that does not result in any change of economic substance. Accordingly, the interim consolidated financial statements of Braiin Limited going forward will be a continuation of the consolidated group prior to the restructure:

•        The equity structure in the interim consolidated financial statements (the number and type of equity instruments issued) at the date of acquisition reflects the equity structure of Braiin Limited, including the equity instruments issued by Braiin Limited to effect the acquisition;

•        The results for the half year ended 31 December 2023 comprises the interim consolidated results of Braiin Limited and its controlled entities; and

•        The comparative statement of financial position as at 30 June 2023 comprises the consolidated position of Raptor300 Inc, the comparative results in the statement of profit or loss and other comprehensive income and statement of cash flows for the half year ended 31 December 2022 comprise the interim consolidated results for the period of Raptor300 Inc.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

3. RESTRUCTURE ACCOUNTING AND COMPARATIVE INFORMATION (cont.)

On 23 December 2023, Braiin Limited simplified its structure by the means of transferring the assets from Raptor 300 Australia Pty Ltd to Braiin Limited and transferring the shares to Darren McVean. This process was completed through a number of internal transactions with limited impact to the consolidated group

As part of the agreement:

•        Braiin Limited acquired drones and software assets from Raptor 300 Australia

•        Raptor 300 Inc transferred its ownership of Raptor 300 Australia to Darren McVean

The Net Assets remaining in the entity resulted in a loss of $5,469 which is reflected in the interim consolidated statement of profit and loss.

4. EXPENSES

4.a Expenses

Administration expenses

	2023	2022
	$	$
Office expenses	3,945	26
Travel	21,942	1,590
Bank fees	1,982	48
General expenses	67,159	13,940
	95,028	15,604

Professional and legal fees

	2023	2022
	$	$
Consulting and accounting	229,331	87,030
Legal expenses	51,361	13,318
	280,690	100,348

4.b Segment information

	Australia 2023	Sri Lanka 2023	USA 2023	Total 2023
	$	$	$	$
Office expenses	—	—	3,944	3,944
Bank fees	923	—	1,059	1,982
Foreign Currency Gain	6,387	—	—	6,387
Consulting and accounting	67,541	—	161,790	229,331
Interest expense	34,276	186	(186)	34,276
Depreciation	14,609	580	55,036	70,225
Audit fees	26,039	—	—	26,039
Loss on forgiveness of debt	5,469	—	—	5,469
General expenses	2,188	—	65,158	67,346
Legal expenses	43,766	—	7,595	51,361
Travel	—	—	21,942	21,942
	201,198	766	316,338	518,302

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

4. EXPENSES (cont.)

	Australia 2022	Sri Lanka 2022	USA 2022	Total 2022
	$	$	$	$
Office expenses	—	—	26	26
Bank fees	—	—	48	48
Fair value movement on financial instrument	(7,598)	—	(2,273)	(9,871)
Foreign Currency Gain	—	(437)	—	(437)
Consulting and accounting	38,376	—	48,955	87,331
Interest expense	1,973	367	—	2,340
Depreciation	15,112	753	5,628	21,493
Audit fees	76,567	—	—	76,567
General expenses	1,324	—	12,616	13,940
Legal expenses	12,991	—	326	13,317
Staffing costs	6,305	—	—	6,305
Travel	1,590	—	—	1,590
	146,640	683	65,326	212,649

5. FINANCIAL INSTRUMENTS

5.1. CAPITAL RISK MANAGEMENT

The Group manages its capital to ensure that it will be able to continue as a going concern while maximising the return to stakeholders through the optimisation of the debt and equity balance.

The Group’s overall strategy remains unchanged during the period. Gearing levels are reviewed by the Board on a regular basis in line with its target gearing ratio, the cost of capital and the risks associated with each class of capital.

5.2. CATEGORIES OF FINANCIAL INSTRUMENTS

5.2.1. FINANCIAL ASSETS

	31 Dec 2023	30 June 2023
	$	$
Cash and cash equivalents	610,888	1,202,698
Trade and other receivables	32,478	49,085
Related party loan	26,359	386
Loan	—	28,656

5.2.2 FINANICAL LIABILITIES

Related party loan	—	81,509
Trade and other payables	292,260	374,491
Lease liability	2,193	2,922
Loan facility	182,351	166,373
Convertible Notes	121,309	117,266
SAFE Notes	1,929,667	1,929,667

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

5. FINANCIAL INSTRUMENTS (cont.)

5.2.3. FINANCIAL RISK MANAGEMENT OBJECTIVES

Credit risk

Exposure to credit risk relating to financial assets arises from the potential non-performance by counterparties of contract obligations that could lead to a financial loss to the Group.

The Group does not have any material credit risk exposure to any single receivable or group of receivables under financial instruments entered into by the Group.

Credit risk exposures

The maximum exposure to credit risk is that to its alliance partners and that is limited to the carrying amount, net of any provisions for impairment of those assets, as disclosed in the statement of financial position and notes to the financial statements. Credit risk related to balances with banks and other financial institutions is managed by the Group in accordance with approved Board policy. Such policy requires that surplus funds are only invested with reputable financial institutions, wherever possible.

Generally, trade receivables are written off when there is no reasonable expectation of recovery. Indicators of this include the failure of a debtor to engage in a repayment plan, no active enforcement activity and a failure to make contractual payments for a period greater than 1 year.

Interest risk

The Group is not exposed to material interest rate risk. The interest rate related to convertible notes is fixed per the agreements.

Liquidity risk

The Group adopts prudent liquidity risk management by maintaining sufficient cash and obtaining continuous funding through capital raising as and when necessary to enable the Group to pay its debts as and when they become due and payable.

The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the reporting period date to the contractual maturity date. The amounts in the table are the contractual undiscounted cash flows. Balances due within 12 months approximate their carrying balances, as the impact of discounting is not significant.

31 December 2023	Weighted average interest rate	Less than 1 year	More than 1 year	Total
	%	$	$	$
Trade and other payables	—	292,260	—	292,260
Lease liability	14.06%	1,351	842	2,193
Loan facility	18.00%	182,351	—	182,351
Convertible Notes	10.00%	121,309	—	121,309
SAFE notes	—	1,929,667	—	1,929,667
Total		2,526,938	842	2,527,780

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

5. FINANCIAL INSTRUMENTS (cont.)

30 June 2023	Weighted average interest rate	Less than 1 year	More than 1 year	Total
	%	$	$	$
Trade and other payables	—	374,491	—	374,491
Related party loan	—	—	81,510	81,510
Lease liability	14.06%	1,351	1,571	2,922
Loan facility	18.00%	166,373	—	166,373
Accrued interest	—	7,460	—	7,460
Convertible Notes	10.00%	109,806	—	109,806
SAFE notes	—	1,929,667	—	1,929,667
Total		2,589,148	83,081	2,672,229

Fair values

The fair values of financial assets and financial liabilities as presented above can be compared to their carrying values as presented in the statement of financial position. Fair values are those amounts at which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

The carrying value of cash and cash equivalents, trade and other receivables, and trade and other payables approximate fair value.

6. REMUNERATION OF AUDITORS

	31 Dec 2023	31 Dec 2022
	$	$
Audit and review of the financial reports	26,039	76,567

7. SALE OF SUBSIDIARY

	31 Dec 2023	31 Dec 2022
	$	$
Loss on sale of subsidiary (note 3)	5,469	—

8. INCOME TAX

There are no current or deferred tax expenses during the year. Deferred tax assets not brought to account, the benefits of which will only be realised if the conditions for deductibility set out in the accounting policy of Note 1.5.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

9. CASH AND CASH EQUIVALENTS

For the purposes of the statement of cash flows, cash and cash equivalents include cash on hand and in banks. Cash and cash equivalents at the end of the reporting period as shown in the statement of cash flows can be reconciled to the related items in the statement of financial position as follows:

	31 Dec 2023	30 June 2023
	$	$
Cash and cash equivalents	610,888	1,202,698

9.1 Cash Flow information

	31 Dec 2023	30 June 2023
	$	$
Reconciliation of cash flow from operations to loss
Operating loss after Income Tax for the period ended 31 December	(518,302)	(778,012)

Add back non-cash item
Depreciation	70,226	83,453
Interest expense	—	7,973
Gain on embedded derivative	—	10,795
Loss on forgiveness of debt	5,469	—

Non-cash changes in assets and liabilities
Increase in receivables	15,249	6,177
Increase/(decrease) in payables	(82,233)	369,120
Cash flow used in operations	(509,591)	(300,491)

10. TRADE AND OTHER RECEIVABLES

	31 Dec 2023	30 June 2023
	$	$
GST Receivable	32,478	17,231
Prepayments	—	4,991
	32,478	22,222

11. TRADE AND OTHER PAYABLES

	31 Dec 2023	30 June 2023
	$	$
Accounts payable	189,230	43,201
Accrued expenses	103,030	331,290
	292,260	374,491

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

12. FINANCIAL LIABILITIES

	31 Dec 2023	30 June 2023
	$	$
SAFE Notes
Opening balance	1,929,667	814,667
Additions	—	1,115,000
Redemptions	—	—
Closing balance	1,929,667	1,929,667

Loan Facilities
Opening balance	166,373	—
Additions	—	166,373
Foreign exchange difference	3,925	—
Accrued interest	12,053
Repayments	—	—
Closing balance	182,351	166,373

Convertible Notes
Opening balance	117,266	—
Additions	—	109,806
Exchange difference	(4,870)	—
Accrued interest	8,913	7,460
Closing balance	121,309	117,266
Total Financial Liabilities	2,233,327	2,213,306

Financial liabilities are current as all categories convert upon a successful listing event which is expected to occur in the July 2024.

12.1 Safe Notes

The Group has issued Simple Agreements for Future Equity (“SAFEs”) to various investors, through its subsidiary Raptor300, Inc. in a previous financial year as part of its fundraising activities. A SAFE is a financial instrument that represents the right to receive equity in the Company upon the occurrence of certain triggering events, such as a future equity financing or a liquidity event.

As of 31 December 2023, the Group has recognized the SAFE debt as a liability in accordance with IFRS. The liability is measured at fair value initially and is subsequently measured at amortised cost. Per Note 12.4 below the SAFE Notes contain an embedded derivative instrument that is recognised at fair value through profit or loss. Changes in the fair value of the embedded derivative of the SAFE debt are recognized in the statement of profit or loss and other comprehensive income.

Upon the occurrence of a triggering event specified in the SAFE agreements, the liability is reclassified to equity and recorded as additional paid-in capital.

The main terms of the SAFEs are detailed below:

•        Discount rate of 30%

•        If there is an Equity Financing before the termination of the SAFE, on the initial closing of such Equity Financing, the SAFE will automatically convert into the number of shares of SAFE Preferred Stock equal to the Purchase Amount divided by the Discount Price

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

12. FINANCIAL LIABILITIES (cont.)

•        The Group will use the funds for working capital purposes and to acquire new drones.

•        The investors in the SAFE are non-related parties to the Group.

12.2 Loan facility

In the year ended 30 June 2023, the Group entity entered into loan facility agreements with a total face value of $166,373.

Interest will accrue on a daily basis at a rate of 18% per annum on the outstanding subscription amount and will capitalise at monthly intervals and be payable quarterly.

As of 31 December 2023, the Group has recognized the loan facilities as a liability in accordance with IFRS. The liability is measured at fair value initially and is subsequently measured at amortised cost. Per Note 12.4 below the Loan Facilities contain an embedded derivative instrument that is recognised at fair value through profit or loss. Changes in the fair value of the embedded derivative of the loan facility are recognized in the statement of profit or loss and other comprehensive income.

The Loan Facilities are automatically convertible into subscription shares upon the successful completion of a transaction with a SPAC resulting in the Company’s ordinary shares being exchanged for publicly-listed securities.

The loan facility are unsecured and have a maturity date of 36 months from the Subscription date, however automatically convert at an IPO which is expected in July 2024.

12.3 Convertible Notes

In the year ended 30 June 2023, the Group entity issued convertible notes with a total face value of $109,806.

Interest will accrue on a daily basis at a rate of 10% per annum on the outstanding subscription amount and will capitalise at monthly intervals and be payable at the time of conversion.

As of 31 December 2023, the Group has recognized the Convertible Notes as a liability in accordance with IFRS. The liability is measured at fair value initially and is subsequently measured at amortised cost. Per Note 12.4 below the Convertible Notes contain an embedded derivative instrument that is recognised at fair value through profit or loss. Changes in the fair value of the embedded derivative of the Convertible debt are recognized in the statement of profit or loss and other comprehensive income.

The notes are automatically convertible into subscription shares upon the successful completion of a transaction with a SPAC resulting in the Company’s ordinary shares being exchanged for publicly-listed securities.

The convertible notes are unsecured and have a maturity date of 18 months from the Subscription date, however automatically convert at an IPO which is expected in July 2024.

12.4 Derivative Financial Instruments

The Group has entered into SAFE and Convertible Note agreements as outline above. These Notes contain embedded financial instruments which have characteristics of derivative financial instruments. The Group assesses each contract to determine whether any embedded financial instruments require separate recognition and measurement.

The Group has identified an embedded financial instrument within each of the SAFE Notes, Convertible Notes and Loan Facilities. The financial instruments were valued and it was identified that no value was attributed to the derivatives. Any changes in the fair value of the embedded financial instrument are recognized in the Statement of Profit and Loss as a gain or loss on financial instrument derivatives consistent with the Group’s accounting policy for financial instruments.

As at 31 December 2023, the valuation was determined to be nil on the basis that agreements converting at the future market rate has nil intrinsic value.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

13. FIXED ASSETS

	31 Dec 2023	30 June 2023
	$	$
Plant and Equipment – at cost	342,090	339,932
Less: Accumulated depreciation	(215,383)	(146,266)
	126,707	193,666

Opening balance	193,666	54,029
Additions	—	223,090
Disposals	—	—
Depreciation expense	(70,226)	(83,453)
Exchange difference	3,267	—
Closing balance	126,707	193,666

The Group purchases its plant and equipment under the historical cost convention. There have been no impairments during the financial year.

14. SOFTWARE DEVELOPMENT

	31 Dec 2023	30 June 2023
	$	$
Software development at cost	88,934	88,934
Less: Accumulated amortisation	—	—
Exchange difference	2,098	—
	91,032	88,934

Opening Balance
Development of software during period	88,934	88,934
Disposals	—	—
Amortisation	—	—
Exchange Difference	2,098	—
Closing balance	91,032	88,934

Software development costs relate to the proprietary software, the Raptor Enterprise Resource Platform and AI integration, developed for Raptor300 Inc.

Reconciliations of written down values at the beginning and end of the current and previous financial year are not required in this financial report as there has been no write-downs during the financial year.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

15. LEASES

15.1 Right of Use Assets

	31 Dec 2023	30 June 2023
	$	$
Opening balance	3,244	4,298
Additions	—	—
Depreciation	(580)	(1,152)
Exchange difference	29	98
Closing balance	2,693	3,244

15.2 Leases

	31 Dec 2023	30 June 2023
	$	$
Current
Short-term lease liabilities	1,351	1,351
	1,351	1,351
Non-Current
Long-term lease liabilities	842	1,571
	842	1,571

15.3 IFRS 16 related amounts recognized in the profit or loss and other comprehensive income

Depreciation charge related to right of use assets	580	1,152
Interest expense on lease liabilities	186	512
	766	1,664

16. INTEREST IN SUBSIDIARIES

Shares in controlled entities are unlisted and comprise:

	Place of Incorporation	31 Dec 2023 Holding	31 Dec 2023 Amount	30 June 2023 Holding	30 June 2023 Amount
		%	$	%	$
• Raptor300 Inc	Delaware USA	100	3,641	100	3,641
• Braiin LLC	Delaware USA	100	—	—	—
• Raptor300 Australia Pty ltd	QLD	—	—	100	—
• Raptor Sri Lanka	Sri Lanka	100	—	100	—

During the interim period, the Group sold Raptor 300 Australia Pty Ltd to Mr Darren McVean, a Director of the Company for a total consideration of $64,039. The Board has determined that Mr McVean will not be required to repay the loan and the Group has expensed the loan as a Loss on sale of subsidiary.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

17. KEY MANAGEMENT PERSONNEL

The aggregate compensation made directors and other members of key management personnel of the Group is set out below:

	31 Dec 2023	31 Dec 2022
	$	$
Short-term employee benefits	—	—
Post-employment benefits	—	—
Long-term benefits	—	—
Share based payments	—	—
	—	—

Currently key management personnel, Natraj Balasubramanian and Darren McVean are not paid by the Group. Upon completion of the transaction to merge with a Special Purpose Acquisition Company (SPAC), the Group will enter into Agreements with key management personnel. Key management personnel, Jay Stephenson is currently paid as a contractor. Refer to Note 18.

18. RELATED PARTY DISCLOSURE

Director Natraj Balasubramanian owes the Group $25,369 which is owed to Subsidiary Raptor 300 Inc from Mr. Balasubramanian. It is planned that Mr. Balasubramanian will repay the Group within 12 months.

	31 Dec 2023	30 June 2023
	$	$
Balance as on beginning of period	(81,510)	(196,655)
Net change in loan	107,474	115,145
Balance as on end of period	25,964	(81,510)

Director Darren McVean owes the Group $395 to Braiin Limited. This loan is now payable.

Balance as on beginning of period	386	—
Net change in loan	—	386
Exchange differences	9	—
Balance as on end of period	395	386

Director Jay Stephenson is a director of Forest House Pty Ltd, a company that provides accounting and administrative services to the Group. During the period, Forest House was paid $45,000 for services.

In the period ended 30 June 2023, the Group had loaned an associated party $28,656 to pay expenses on behalf of the Group. These expenses have been paid subsequent to the end of that period.

On 23 December 2023, Braiin Limited simplified its structure by the means of transferring the assets from Raptor 300 Australia Pty Ltd to Braiin Limited and transferring the shares to Darren McVean. This process was completed through a number of internal transactions with limited impact to the consolidated group

As part of the agreement:

•        Braiin Limited acquired drones and software assets from Raptor 300 Australia

•        Raptor 300 Inc transferred its ownership of Raptor 300 Australia to Darren McVean

The Net Assets remaining in the entity resulted in a loss of $5,469 which is reflected in the interim consolidated statement of profit and loss.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

19. PARENT ENTITY DISCLOSURE

	31 Dec 2023	30 June 2023
	$	$
19.1 Financial position of Braiin Limited

Current assets
Cash and cash equivalents	9,224	76,380
Trade and other receivables	32,478	20,128
Related party loan	395	103,703
Total current assets	42,097	200,211

Non-current assets
Plant and equipment	22,915	—
Software development	91,032	—
Total Non-current assets	113,947	—
Total assets	156,044	200,211

Current liabilities
Trade and other payables	292,260	373,181
Total current liabilities	292,260	373,181

Non-current liabilities
Loan from related parties	287,426	28,452
Financial Liabilities	303,660	283,640
Total Non-current liabilities	591,086	312,092

Total liabilities	883,346	685,273

Net assets	(727,302)	(485,062)

Equity
Issued capital	641	641
Reserves	2,942	(18)
Retained assets	(730,885)	(485,685)
Total Equity	(727,302)	(485,062)

19.2 Financial Performance of Braiin Limited.
Loss for year	(245,199)	(485,685)
Total Comprehensive Loss	(245,199)	(485,685)

20. COMMITMENTS AND CONTINGENT LIABILITIES

20.1 COMMITMENTS

There are agreements in place for the future provision of drone services.

No other commitments exist as at the date of this report.

20.2 CONTINGENT ASSETS AND LIABILITIES

20.2.1 CONTINGENT LIABILITIES

No contingent liabilities exist as at the date of this report.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the interim period ended 31 December 2023

20. COMMITMENTS AND CONTINGENT LIABILITIES (cont.)

20.2.2 CONTINGENT ASSETS

No contingent assets exist as at the date of this report.

21. SUBSEQUENT EVENTS

On 27 March 2024, the Group entered into a Promissory Note Agreement with SCP Opportunity XV LP. The Principal balance of the Note is $500,000. Interest on the Note is payable at 1% per month. The funds for the note were received on 4 April 2024.

There are no other events subsequent to the reporting date.

CORPORATE DIRECTORY

DIRECTORS
Natraj Balasubramanian (Executive Director)
Darren McVean (Non-Executive Director)
Jay Stephenson (Non-Executive Director)

COMPANY SECRETARY
Jay Stephenson

REGISTERED OFFICE and
PRINCIPAL PLACE OF BUSINESS
283 Rokeby Road
Subiaco WA 6005

AUDITORS
BDO Audit Pty Ltd
Level 11, 1 Margaret Street
Sydney NSW 2000

CONTACT INFORMATION
Tel: +61 412 474 180

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Braiin Limited
Subiaco WA 6008

Opinion on Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Braiin Limited and Controlled Entities (the ‘Company’) as of June 30, 2023 and 2022, the related consolidated statements of profit or loss and other comprehensive income, statements of changes in equity, and statements of cash flows for each of the two years then ended, and the related notes and schedules (collectively referred to as the ‘consolidated financial statements’). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for each of the two years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter — Restructure accounting

We draw attention to Note 3 in the accompanying consolidated financial statements, which describes the restructure accounting and comparative information of the Company. The Company’s acquisition of Raptor300, Inc. does not comprise a business combination within the scope of IFRS 3 Business Combinations, accordingly the consolidated financial statements of the Company have been presented as a continuation of the consolidated group, previously known as Raptor300, Inc. Our conclusion is not modified in respect of this matter.

Substantial doubt about the Company’s ability to continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1.15 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1.15. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (‘PCAOB’) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO Audit Pty Ltd

We have served as the Company’s auditor since 2023.
Sydney, Australia
December 22, 2023

BRAIIN LIMITED
STATEMENTS OF PROFIT OR LOSS AND
OTHER COMPREHENSIVE INCOME
for the year ended 30 June 2023 and 30 June 2022

	Note	30 June 2023	30 June 2022
		$	$
Income		—	—

Expenses
Administration	4	25,106	14,845
Audit fees	6	341,563	—
Professional and legal fees	4	295,146	67,355
Depreciation and amortization		83,453	8,919
Interest expense		7,973	694
Loss on foreign currency exchange		10,795	7,831
Other expenses	4	13,976	2,126
Total Expenses		778,012	101,770
Loss before income tax expense		(778,012)	(101,770)
Income tax expense	7	—	—
Loss after tax from continuing operations		(778,012)	(101,770)

Items that may be reclassified subsequently to profit and loss
Foreign currency translation		6,180	(829)
Other comprehensive income/(loss)		6,180	(829)
Total comprehensive loss for the year		(771,832)	(102,599)

The consolidated statement of profit and loss and other comprehensive income is to be read in conjunction with the notes to the financial statements.

BRAIIN LIMITED
STATEMENTS OF FINANCIAL POSITION
As at 30 June 2023 and 30 June 2022

	Note	30 June 2023	30 June 2022
		$	$
Current assets
Cash and cash equivalents	8	1,202,698	596,794
Trade and other receivables	9	22,222	6,178
Related party loan	17	386	—
Loans	17	28,656	—
Total current assets		1,253,962	602,972

Fixed assets	12	193,666	54,029
Software development	13	88,934	—
Right of Use Assets	14	3,244	2,991
Deposit on Premises		1,623	1,387
Non-current assets		287,467	58,407
Total assets		1,541,429	661,379

Trade and other payables	10	374,491	5,369
Lease liability	14	1,351	1,304
Financial liabilities	11	2,213,306	—
Current liabilities		2,589,148	6,673

Non-current liabilities
Related party loan	17	81,510	196,655
Lease Liability	14	1,571	2,993
Financial liabilities	11	—	814,667
Total Non-current liabilities		83,081	1,014,315

Total liabilities		2,672,229	1,020,988

Net liabilities		(1,130,800)	(359,609)

Equity
Issued capital	2	3,641	3,000
Reserves		5,059	(1,121)
Accumulated losses		(1,139,500)	(361,488)
Total Equity		(1,130,800)	(359,609)

The statement of financial position is to be read in conjunction with the notes to the financial statements.

BRAIIN LIMITED
STATEMENTS OF CHANGES IN EQUITY
for the year ended 30 June 2023 and 30 June 2022

	Issued Capital	Reserves	Accumulated Losses	Total Equity
	$	$	$	$
Balance at 1 July 2021	3,000	(292)	(259,718)	(257,010)
Issuance of share capital	—	—	—	—
Loss for the year	—	—	(101,770)	(101,770)
Other comprehensive loss	—	(829)	—	(829)
Total comprehensive loss for the period	—	(829)	(101,770)	(102,599)
Balance as at 30 June 2022	3,000	(1,121)	(361,488)	(359,609)

	Issued Capital	Reserves	Accumulated Losses	Total Equity
	$	$	$	$
Balance at 1 July 2022	3,000	(1,121)	(361,488)	(359,609)
Issuance of share capital	641	—	—	641
Loss for the year	—	—	(778,012)	(778,012)
Other comprehensive loss	—	6,180	—	6,180
Total comprehensive loss for the period	—	6,180	(778,012)	(771,832)
Balance as at 30 June 2023	3,641	5,059	(1,139,500)	(1,130,800)

The statement of changes in equity is to be read in conjunction with the notes to the financial statements.

BRAIIN LIMITED
STATEMENTS OF CASH FLOWS
for the year ended 30 June 2023 and 30 June 2022

	Note	30 June 2023	30 June 2022
		$	$
Cash flows from operating activities
Payments to suppliers and employees		(300,491)	(93,661)
Net cash used in operating activities	8.1	(300,491)	(93,661)

Cash flows from investing activities
Software development	13	(88,934)	—
Purchase of plant and equipment	12	(223,090)	(61,777)
Net Cash used in investing activities		(312,024)	(61,777)

Cash flows from financing activities
Advances to directors/shareholders		(115,144)	(61,325)
Lease repayments		(1,303)	(1,154)
Issued, subscribed and paid-up share capital		641	—
Loan facility issued	11	166,373	—
Convertible notes issued	11	109,806	—
Safe Note issued	11	1,115,000	814,667
Net cash from financing activities		1,275,373	752,188

Net increase in cash and cash equivalents		662,858	596,750

Cash and cash equivalents at the beginning of the year		596,794	44
Effects of exchange rate changes on cash and cash equivalents		(56,954)	—
Cash and cash equivalents at the end of the year	8	1,202,698	596,794

The statement of cash flows is to be read in conjunction with the notes to the financial statements.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

GENERAL INFORMATION

Braiin Limited (Braiin or the “Company”) and its subsidiaries (the “Group”) is a for-profit company limited by shares, domiciled and incorporated in Australia. Braiin’s expertise spans artificial intelligence and machine learning (“AI/ML”), robotics, internet of things (“IoT”), and mission-critical enterprise software and hardware applications. The functional currency of the Group is AUD and the presentation currency is in the USD currency.

The Company was incorporated on 4 July 2022.

1. BASIS OF PREPARATION

These financial statements are general purpose financial statements which have been prepared in accordance with Accounting Standards and Interpretations, and comply with other requirements of the Corporations Act 2001.

The Company is an unlisted public company, incorporated and operating in Australia. The financial report is presented in United States dollars.

The Company is a for profit entity for financial reporting purposes under International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board and Interpretations.

Historical cost convention

The financial statements have been prepared under the historical cost convention, except for, where applicable, the revaluation of financial assets and liabilities at fair value through profit or loss, financial assets at fair value through other comprehensive income, investment properties, certain classes of property, plant and equipment and derivative financial instruments.

Critical accounting estimates

The preparation of the financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the consolidated entity’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in note 1.3.

Foreign currency translation

The functional currency of each of the Group’s entities is measured using the currency of the primary economic environment in which that entity operates. The consolidated financial statements are presented in United States dollars. The legal parent entity’s functional and presentation currency is Australian Dollars.

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items are recognised in the profit or loss except where deferred in equity as a qualifying cash flow or net investment hedge.

Exchange differences arising on the translation of non-monetary items are recognised directly in other comprehensive income to the extent that the gain or loss is directly recognised in other comprehensive income, otherwise the exchange difference is recognised in the profit or loss.

The accounting policies detailed below have been consistently applied to all of the years presented unless otherwise stated.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

1. BASIS OF PREPARATION (cont.)

Foreign operations

The financial results and position of foreign operations whose functional currency is different from the Group’s presentation currency are translated as follows:

•        assets and liabilities are translated at year-end exchange rates prevailing at that reporting date;

•        income and expenses are translated at average exchange rates for the period; and

•        retained earnings are translated at the exchange rates prevailing at the date of the transaction.

Exchange differences arising on translation of foreign operations are transferred directly to the Group’s foreign currency translation reserve in the consolidated statement of financial position. These differences are recognised in the profit or loss in the period in which the operation is disposed.

1.1. ADOPTION OF NEW AND REVISED STANDARDS

1.1.1. Changes in accounting policies on initial application of Accounting Standards

Standards and interpretations applicable to 30 June 2023

In the year ended 30 June 2023, the Directors have reviewed all of the new and revised Standards and Interpretations issued by the IFRS that are relevant to the Group’s operations and effective for the current financial reporting period.

It has been determined by the Directors that there is no impact, material or otherwise, of the new and revised Standards and Interpretations on its business and, therefore, no change is necessary to Group accounting policies.

Standards and interpretations on issue not yet effective and adopted

The Directors have also reviewed all new Standards and Interpretations that have been issued but are not yet effective for the year ended 30 June 2023. As a result of this review the Directors have determined that there is no impact, material or otherwise, of the new and revised Standards and Interpretations issued but not yet effective and adopted on its business and, therefore, no further disclosures have been made in this regard.

1.2. STATEMENT OF COMPLIANCE

The financial report was authorised by the Board of Directors for issue on 22 December 2023.

The financial report complies with Australian equivalents to the International Financial Reporting Standards (AIFRS). Compliance with AIFRS ensures that the financial report, comprising the financial statements and notes thereto, complies with International Financial Reporting Standards (IFRS).

1.3. CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

The application of accounting policies requires the use of judgements, estimates and assumptions about carrying values of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

1. BASIS OF PREPARATION (cont.)

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions are recognised in the period in which the estimate is revised if it affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods. The judgements, estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities (refer to the respective notes) within the next financial year are discussed below.

Fair value measurement hierarchy

The Group is required to classify all assets and liabilities, measured at fair value. Considerable judgement is required to determine what is significant to fair value and therefore which category the asset or liability is placed in can be subjective.

Estimation of useful lives of assets

The Group determines the estimated useful lives and related depreciation and amortisation charges for its property, plant and equipment and finite life intangible assets. The useful lives could change significantly as a result of technical innovations or some other event. The depreciation and amortisation charge will increase where the useful lives are less than previously estimated lives, or technically obsolete or non-strategic assets that have been abandoned or sold will be written off or written down.

Impairment of non-financial assets other than goodwill and other indefinite life intangible assets

The Group assesses impairment of non-financial assets other than goodwill and other indefinite life intangible assets at each reporting date by evaluating conditions specific to the Group and to the particular asset that may lead to impairment. If an impairment trigger exists, the recoverable amount of the asset is determined. This involves fair value less costs of disposal or value-in-use calculations, which incorporate a number of key estimates and assumptions.

Income tax

The Group is subject to income taxes in the jurisdictions in which it operates. Significant judgement is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group recognises liabilities for anticipated tax audit issues based on the Group’s current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Recovery of deferred tax assets

Deferred tax assets are recognised for deductible temporary differences only if the Group considers it is probable that future taxable amounts will be available to utilise those temporary differences and losses.

Lease term

The lease term is a significant component in the measurement of both the right-of-use asset and lease liability. Judgement is exercised in determining whether there is reasonable certainty that an option to extend the lease or purchase the underlying asset will be exercised, or an option to terminate the lease will not be exercised, when ascertaining the periods to be included in the lease term. In determining the lease term, all facts and circumstances that create an economical incentive to exercise an extension option, or not to exercise a termination option, are considered at the lease commencement date. Factors considered may include the importance of the asset to the Group’s operations; comparison of terms and conditions to prevailing market rates; incurrence of significant penalties; existence of significant leasehold improvements; and the costs and disruption to replace the asset. The Group reassesses whether it is reasonably certain to exercise an extension option, or not exercise a termination option, if there is a significant event or significant change in circumstances.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

1. BASIS OF PREPARATION (cont.)

Incremental borrowing rate

Where the interest rate implicit in a lease cannot be readily determined, an incremental borrowing rate is estimated to discount future lease payments to measure the present value of the lease liability at the lease commencement date. Such a rate is based on what the Group estimates it would have to pay a third party to borrow the funds necessary to obtain an asset of a similar value to the right-of-use asset, with similar terms, security and economic environment.

Derivative Financial Instruments

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting date. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

1.4. PRINCIPLES OF CONSOLIDATION

As at reporting date, the assets and liabilities of all controlled entities have been incorporated into the consolidated financial statements as well as their results for the interim period. Where controlled entities have entered (left) the Consolidated Group during the year, their operating results have been included (excluded) from the date control was obtained (ceased).

The consolidated financial statements incorporate the assets, liabilities and results of the parent, Braiin Limited and its subsidiaries. Subsidiaries are entities the parent controls. The parent controls an entity when it is exposed to, or has right to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. A list of the subsidiaries is provided in Note 15.

The assets, liabilities and results of all subsidiaries are fully consolidated into the financial statements of the Group from the date on which control is obtained by the Group. The consolidation of a subsidiary is discontinued from the date that control ceases. Intercompany transactions, balances and unrealised gains or losses on transactions between group entities are fully eliminated on consolidation. Accounting policies of subsidiaries have been changed and adjustments made where necessary to ensure uniformity of the accounting policies adopted by the group.

Equity interests in a subsidiary not attributable, directly or indirectly, to the Group are presented as non-controlling interests. The Group initially recognises non-controlling interests that are present ownership interests in subsidiaries and are entitled to a proportionate share of the subsidiary’s net assets on liquidation at either fair value or at the non-controlling interests’ proportionate share of the subsidiary’s net assets. Subsequent to initial recognition, non-controlling interests are attributed their share of profit or loss and each component of other comprehensive income. Non-controlling interests are shown separately within the equity section of the statement of financial position and statement of comprehensive income.

1.5. INCOME TAX

The charge for current income tax expense is based on the result for the year adjusted for any non-assessable or disallowed items. It is calculated using tax rates that have been enacted or are substantively enacted by the balance date or reporting date.

Deferred tax is accounted for in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. No deferred income tax will be recognised from the initial recognition of an asset or liability, excluding a business combination, where there is no effect on accounting or taxable profit or loss.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

1. BASIS OF PREPARATION (cont.)

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realised or liability is settled. Deferred tax is credited to profit or loss except where it relates to items that may be credited directly to equity, in which case the deferred tax is adjusted directly against equity.

Deferred income tax assets are recognised to the extent that it is probable that future tax profits will be available against which deductible temporary differences can be utilised.

The amount of benefits brought to account or which may be realised in the future is based on the assumption that no adverse change will occur in income taxation legislation and the anticipation that the Group will derive sufficient future assessable income to enable the benefit to be realised and comply with the conditions of deductibility imposed by the law.

1.6. FINANCIAL INSTRUMENTS

1.6.1. Financial Instruments — assets

a. Classification

The Group classifies its financial assets in the following measurement categories:

•        those to be measured subsequently at fair value (either through OCI or through profit or loss), and

•        those to be measured at amortised cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.

For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The Group reclassifies debt investments when and only when its business model for managing those assets changes.

b. Recognition and derecognition

Regular way purchases and sales of financial assets are recognised on trade-date, the date on which the Group commits to purchase or sell the asset. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the requirements of ownership.

c. Measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVTPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVTPL are expensed in profit or loss.

Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

1. BASIS OF PREPARATION (cont.)

i. Equity Instruments

•        The Group subsequently measures all equity investments at fair value. Where the Group’s management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividends from such investments continue to be recognised in profit or loss as other income when the Group’s right to receive payments is established.

•        Changes in the fair value of financial assets at FVTPL are recognised in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

d. Impairment

The Group assesses on a forward-looking basis, the expected credit losses associated with its debt instruments carried at amortised cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For trade receivables, the Group applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognised from initial recognition of the receivables.

1.6.2 Financial Instruments — Liabilities

a. Classification

The Group classifies its financial liabilities in the following measurement categories:

•        those to be measured subsequently at FVTPL, and

•        those to be measured at amortised cost.

The classification depends on the entity’s business model for managing the financial liabilities and the contractual terms of the cash flows.

For financial liabilities measured at FVTPL, gains and losses, including any interest expenses will be recorded in profit or loss. Other financial liabilities are subsequently measured at amortised cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognised in profit or loss. Any gain or loss on derecognition is also recognised in profit or loss.

For financial liabilities measured at amortised cost, the effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortised cost of a financial liability.

b. Recognition and derecognition

Regular way purchases of financial liabilities are recognised on trade-date, the date on which the Group commits to purchase the financial liability. Financial liabilities are derecognised when the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liabilities derecognised and the consideration paid and payable is recognised in profit or loss.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

1. BASIS OF PREPARATION (cont.)

c. Measurement

At initial recognition, the Group measures financial liabilities at its fair value plus, in the case of financial liabilities not at fair value through profit or loss (FVTPL), transaction costs that are directly attributable to the acquisition of the financial liabilities. Transaction costs of financial liabilities carried at FVTPL are expensed in profit or loss.

1.7. IMPAIRMENT OF ASSETS

The Group assesses at each balance date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group makes an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of its fair value less costs to sell and its value in use, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets and the asset’s value in use cannot be estimated to be close to its fair value. In such cases the asset is tested for impairment as part of the cash-generating unit to which it belongs. When the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, the asset or cash-generating unit is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Impairment losses relating to continuing operations are recognised in those expense categories consistent with the function of the impaired asset unless the asset is carried at revalued amount (in which case the impairment loss is treated as a revaluation decrease).

Impairment testing is performed annually for goodwill and intangible assets.

1.7.1. Financial assets carried at cost

If there is objective evidence that an impairment loss has been incurred on an unquoted equity instrument that is not carried at fair value (because its fair value cannot be reliably measured), or on a derivative asset that is linked to and must be settled by delivery of such an unquoted equity instrument, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the current market rate of return for a similar financial asset.

1.8. PROVISIONS

Provisions are recognised when the Group has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result and that outflow can be reliably measured.

1.9. CASH AND CASH EQUIVALENTS

Cash and cash equivalents includes cash on hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within short-term borrowings in current liabilities on the statement of financial position.

1.10. REVENUE RECOGNITION

Revenue from contracts with customers

Revenue is recognized at an amount that reflects the consideration to which the Company is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the Company does the following: identifies the contract with a customer; identifies the performance obligations in the contract; determines the transaction price which takes into account estimates of variable consideration and the time

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

1. BASIS OF PREPARATION (cont.)

value of money; allocates the transaction price to the separate performance obligations on the basis of the relative stand-alone selling price of each distinct good or service to be delivered; and recognizes revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

Subscription Revenue

Subscription revenues consist primarily of fees earned from subscription-based arrangements for providing customers the right to use its drone technology and underlying services.

Revenue from subscriptions is recognized over time when the customer obtains access to and is transferred control of the technology, which is generally from the time of delivery of the drone to the customer and throughout the contract when the customer consumes the benefits provided by the Company via ongoing access to the technology. The revenue recognition pattern reflects the transfer of control to the customer, which, for subscriptions, is recognized evenly across the contract period, as performance obligations are met.

The provision of the technology within the drone is a distinct bundled performance obligation as the customer can derive substantial benefits from the drone throughout the duration of the contract. Therefore, revenue from subscriptions is recognized over time.

Monthly Subscriptions: For a monthly subscription service, revenue is recognized monthly as we meet our performance obligation by giving the customer access to utilize our drone technology and underlying services.

Annual Subscriptions Paid Upfront: If a customer enters into a contract for an annual subscription, the amount received is categorized as “unearned revenue” and recognized as a liability. The revenue is recognized evenly over the year, with a corresponding reduction from the unearned revenue account, reflecting the period over which we meet our performance obligation by giving the customer access to utilize our drone technology and underlying services.

Interest

Interest revenue is recognised as interest accrues using the effective interest method. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period using the effective interest rate, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to the net carrying amount of the financial asset.

1.11. RIGHT OF USE ASSETS

Leases are recognised as a right-of-use-asset and a corresponding liability at the date at which the leased asset is available for use by the Group.

Right of use Asset

The Group recognises a right of use asset at the commencement date of the lease. The right of use asset is initially measured at cost. The cost of right of use assets includes the amount of lease liabilities recognised, adjusted for any lease payments made at or before the commencement date, plus initial direct costs incurred and an estimate of costs to dismantle, remove or restore the leased asset, less any lease incentives received

Right-of-use-assets are measured at cost comprising the following:

•        the amount of the initial measurement of lease liability;

•        any lease payments made at or before the commencement date less any lease incentives received;

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

1. BASIS OF PREPARATION (cont.)

•        any initial direct costs; and

•        restoration costs.

Subsequent to initial measurement, the right of use asset is depreciated on a straight-line basis over the shorter of the lease term and the estimated useful life. Right of use assets are subject to impairment and are adjusted for any remeasurement of lease liabilities.

1.12. LEASE LIABILITY

At the commencement date of the lease, the Group recognises lease liabilities at the present value of the lease payments to be made over the lease term. The lease payments include fixed payments (including in substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the assessment of lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognised as expense in the period on which the event or condition that triggers the payments occurs. The present value of lease payments is discounted using the interest rate implicit in the lease or, if the rate cannot be readily determined, the Group’s incremental borrowing rate.

The lease liability is measured at amortised cost using the effective interest method. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.

The amount of lease liability is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured, a corresponding adjustment is made to the carrying amount of the right of use asset, or is recognised in profit or loss if the carrying amount of the right of use asset has been reduced to zero.

The Group has elected not to recognise right of use assets and lease liabilities for short term leases that have a lease term of 12 months of less and do not contain a purchase option, and leases of low value assets. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

1.13. PLANT AND EQUIPMENT

Items of property, plant and equipment are measured at cost less accumulated depreciation.

Cost includes expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the costs of dismantling and removing the items and restoring the site on which they are located, and an appropriate proportion of production overheads.

Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognised net within “other income” in profit or loss.

Depreciation is calculated on a straight-line basis to write off the next cost of each item of plant and equipment over their expected useful life as follows:

•        Drones            2 years

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

1. BASIS OF PREPARATION (cont.)

The carrying amount of plant and equipment is reviewed annually by Directors to ensure it is not in excess of the recoverable amount from these assets. The recoverable amount is assessed on the basis of the expected net cash flows that will be received from the assets employment and subsequent disposal.

1.14. ISSUED CAPITAL

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options for the acquisition of a new business are not included in the cost of acquisition as part of the purchase consideration.

1.15. GOING CONCERN

The financial statements have been prepared on an accruals basis and are based on historical costs modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities. Historical cost is generally based on the fair values of the consideration given in exchange for goods and services.

We have assessed that there is substantial doubt related to going concern that may cast significant doubt over the our ability to continue as a going concern as we incurred a net loss after tax for the year ended 30 June 2023 of $778,012. At 30 June 2023, the Group’s has net working capital deficit of $1,335,186 and a net liability position of $1,130,800. The financial statements have been prepared on a going concern basis, which contemplates the continuity of normal business activity and the realisation of assets and the settlement of liabilities in the ordinary course of business. The Directors believe this to be appropriate for the following reason:

The Group is in the process of completing a transaction to merge with a Special Purpose Acquisition Company (SPAC). If the transaction to merge the Group with the SPAC does not proceed, the Group will be required to raise capital through alternate sources.

At the date of this report and having considered the above factors, substantial doubt exists, however the Directors are confident that the Group will be able to continue operations for a period of twelve months from the issuance of this financial report. These financial statements do not include adjustments relating to the recoverability and classification of the recorded assets and liabilities amounts that might be necessary should the Group not continue as going concern.

Should the listing on Nasdaq and corresponding capital raise not be achieved, there is substantial doubt as to whether the Group will be able to continue as a going concern and realise its assets and extinguish its liabilities in the normal course of business at the amounts stated in the financial report.

1.16 INTANGIBLE ASSETS

Intangible assets acquired as part of a business combination, other than goodwill, are initially measured at their fair value at the date of the acquisition. Intangible assets acquired separately are initially recognised at cost. Indefinite life intangible assets are not amortised and are subsequently measured at cost less any impairment. Finite life intangible assets are subsequently measured at cost less amortisation and any impairment. The gains or losses recognised in profit or loss arising from the derecognition of intangible assets are measured as the difference between net disposal proceeds and the carrying amount of the intangible asset. The method and useful lives of finite life intangible assets are reviewed annually. Changes in the expected pattern of consumption or useful life are accounted for prospectively by changing the amortisation method or period.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

2. ISSUED CAPITAL

	2023	2022
	No.	No.
Fully paid ordinary shares	11,069,578	3,000
	2023		2022
	No.	$	No.	$
Balance at beginning of the year	3,000	3,000	3,000	3,000
Shares issued – founder 4 July 2022	5,806	399	—	—
Shares issued – 5 July 2022	3,563	242	—	—

Shares issued for acquisition of Raptor300 Inc – 26 July 2022	16,339	—	—	—
Elimination of Shares on acquisition	(3,000)	—	—	—
Share subdivision – 13 March 2023	11,043,870
Balance at end of the year	11,069,578	3,641	3,000	3,000

Ordinary shares participate in dividends and the proceeds on winding up of the parent entity in proportion to the number of shares held.

At the shareholders’ meetings, each ordinary share is entitled to one vote when a poll is called, otherwise each shareholder has one vote on a show of hands.

3. RESTRUCTURE ACCOUNTING AND COMPARATIVE INFORMATION

On 27 July 2022, Braiin Limited completed the acquisition of 100% of the share capital in Raptor300 Inc, a company domiciled in Delaware USA and its controlled subsidiaries (‘Raptor300’).

Under IFRS 3 Business Combinations, where a new entity is formed to issue equity interest to affect a business combination, one of the combining entities that existed before the business combination shall be identified as the acquirer. Accordingly, as Braiin Limited effectively issued equity instruments to acquire Raptor300 it cannot be identified as the acquirer. Further, as Braiin Limited is not a business the transaction does not comprise a business combination within the scope of IFRS 3 Business Combinations. The transaction comprises a group restructure that does not result in any change of economic substance. Accordingly, the consolidated financial statements of Braiin Limited going forward will be a continuation of the consolidated group prior to the restructure:

•        The equity structure in the consolidated financial statements (the number and type of equity instruments issued) at the date of acquisition reflects the equity structure of Braiin Limited, including the equity instruments issued by Braiin Limited to effect the acquisition;

•        The results for the year ended 30 June 2023 comprises the consolidated results of Braiin Limited and its controlled entities; and

•        The comparative statement of financial position as at 30 June 2023 comprises the consolidated position of Raptor300 Inc, the comparative results in the statement of profit or loss and other comprehensive income and statement of cash flows for the year ended 30 June 2022 comprise the consolidated results for the period of Raptor300 Inc.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

4. EXPENSES

4.a Expenses

Administration and other expenses

	2023	2022
	$	$
Office expenses	439	1,900
Investor relations	13,976	—
General expenses	12,161	9,253
Computers and software	4,395	—
Training fees	3,636	2,126
Travel	4,373	3,667
Bank fees	102	25
	39,082	16,971

Professional, audit and legal fees

	2023	2022
	$	$
Consulting and accounting	245,499	61,029
Patent fees	2,120	5,000
Audit Fees	341,563	—
Legal expenses	47,527	1,326
	636,709	67,355

4.b Segment information

The Group is organized into three operating segments based on geographical location, Australia, Sri Lanka and USA. These operating segments are based on internal reports that are viewed and used by the Board of Directors (who are identified as the Chief Operating Decision Makers (CODM). As the Group is pre-revenue, the CODM review the segments operating expenditure.

	Australia 2023	Sri Lanka 2023	USA 2023	Total 2023
	$	$	$	$
Office expenses	114	—	325	439
Bank fees	78	—	24	102
Computer and software	4,395	—	—	4,395
Consulting and accounting	75,408	—	167,972	243,380
Interest expense	7,461	512	—	7,973
loss on foreign currency exchange	—	—	10,795	10,795
Depreciation	29,883	1,152	52,418	83,453
Patent fees	—	—	2,120	2,120
Audit fees	341,563	—	—	341,563
General expenses	26,198	—	2,059	28,257
Legal expenses	47,202	—	325	47,527
Staffing costs	3,636	—	—	3,636
Travel	4,373	—	—	4,373
	540,310	1,665	227,035	778,012

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

4. EXPENSES (cont.)

	Australia 2022	Sri Lanka 2022	USA 2022	Total 2022
	$	$	$	$
Office expenses	—	—	1,900	1,900
Bank fees	—	—	24	24
Consulting and accounting	—	—	61,029	61,029
Interest expense	—	694	—	694
Loss on foreign currency exchange	—	—	7,831	7,831
Depreciation	7,748	1,171	—	8,919
Audit fees	—	—	—	—
General expenses	—	—	9,252	9,252
Patent Fees	—	—	5,000	5,000
Legal expenses	—	—	1,325	1,325
Staffing costs	—	—	2,126	2,126
Travel	—	—	3,670	3670
	7,748	1,865	92,157	101,770

5. FINANCIAL INSTRUMENTS

5.1. CAPITAL RISK MANAGEMENT

The Group manages its capital to ensure that it will be able to continue as a going concern while maximising the return to stakeholders through the optimisation of the debt and equity balance.

The Group’s overall strategy remains unchanged during the financial year.

Gearing levels are reviewed by the Board on a regular basis in line with its target gearing ratio, the cost of capital and the risks associated with each class of capital.

5.2. CATEGORIES OF FINANCIAL INSTRUMENTS

5.2.1. FINANCIAL ASSETS

	30 June 2023	30 June 2022
	$	$
Cash and cash equivalents	1,202,698	596,794
Trade and other receivables	49,085	6,178
Related party loan	386	—

5.2.2 FINANICAL LIABILITIES

Related party loan	81,509	196,655
Lease liability	2,922	4,297
Loan facility	166,373
Accrued interest	7,460
Convertible Notes	109,806	—
SAFE Notes	1,929,667	814,667

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

5. FINANCIAL INSTRUMENTS (cont.)

5.2.3. FINANCIAL RISK MANAGEMENT OBJECTIVES

Credit risk

Exposure to credit risk relating to financial assets arises from the potential non-performance by counterparties of contract obligations that could lead to a financial loss to the Group.

The Group does not have any material credit risk exposure to any single receivable or group of receivables under financial instruments entered into by the Group.

Credit risk exposures

The maximum exposure to credit risk is that to its alliance partners and that is limited to the carrying amount, net of any provisions for impairment of those assets, as disclosed in the statement of financial position and notes to the financial statements.

Credit risk related to balances with banks and other financial institutions is managed by the Group in accordance with approved Board policy. Such policy requires that surplus funds are only invested with reputable financial institutions, wherever possible.

Generally, trade receivables are written off when there is no reasonable expectation of recovery. Indicators of this include the failure of a debtor to engage in a repayment plan, no active enforcement activity and a failure to make contractual payments for a period greater than 1 year.

Interest risk

The Group is not exposed to material interest rate risk. The interest rate related to convertible notes is fixed per the agreements.

Liquidity risk

The Group adopts prudent liquidity risk management by maintaining sufficient cash and obtaining continuous funding through capital raising as and when necessary to enable the Group to pay its debts as and when they become due and payable.

The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the reporting period date to the contractual maturity date. The amounts in the table are the contractual undiscounted cash flows. Balances due within 12 months approximate their carrying balances, as the impact of discounting is not significant.

30 June 2023	Weighted average interest rate	Less than 1 year	More than 1 year	Total
	%	$	$	$
Trade and other payables	—	374,491	—	374,491
Related party loan	—	—	81,510	81,510
Lease liability	14.06%	1,351	1,571	2,922
Loan facility	18.00%	166,373	—	166,373
Accrued interest	—	7,460	—	7,460
Convertible notes	10.00%	109,806	—	109,806
SAFE notes	—	1,929,667	—	1,929,667
Total		2,589,148	83,081	2,672,229

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

5. FINANCIAL INSTRUMENTS (cont.)

30 June 2022	Weighted average interest rate	Less than 1 year	More than 1 year	Total
	%	$	$	$
Trade and other payables	—	5,369	—	5,369
Related party loan	—	—	196,655	196,655
Lease liability	14.06%	1,304	2,993	4,297
SAFE notes	—	—	814,667	814,667
Total		6,673	1,014,315	1,020,988

Fair values

The fair values of financial assets and financial liabilities as presented above can be compared to their carrying values as presented in the statement of financial position. Fair values are those amounts at which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. The carrying value of cash and cash equivalents, trade and other receivables, and trade and other payables approximate fair value.

6. REMUNERATION OF AUDITORS

	30 June 2023	30 June 2022
	$	$
Audit and review of the financial reports
Historical 2021 and 2022 audits	143,450	—
2022 Half-year review	75,143	—
2023 Audit	122,970	—
	341,563	—

As at 30 June 2023, the Group has accrued the audit fees for Braiin Limited and the subsidiary Raptor300 Inc.

7. INCOME TAX

There are no current or deferred tax expenses during the year. The prima facie tax expense on loss from ordinary activities before income tax is reconciled to income tax is:

	30 June 2023	30 June 2022
	$	$
Prima facie tax benefit on profit loss before income tax at 25% (2022:21%)	(194,503)	(21,372)
Numerical reconciliation of income tax benefit and tax at the statutory rate
Accounting loss for income tax benefit	778,012	101,770
Income tax benefit calculated at 25% (2022 21%)	194,503	21,372
Tax effect of amounts not taxable in calculating income tax benefit
Temporary differences not recognised	(82,822)	(1,128)
Tax effect of losses unrecognised	111,681	20,244
	—	—

Deferred tax assets not brought to account, the benefits of which will only be realised if the conditions for deductibility set out in the accounting policy of Note 1.5.

The tax rate in 2023 is based on the tax rate for Braiin Limited, an Australian entity, while the tax rate for 2022 is based on the tax rate for Raptor300 Inc, a Delaware USA based entity.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

8. CASH AND CASH EQUIVALENTS

For the purposes of the statement of cash flows, cash and cash equivalents include cash on hand and in banks. Cash and cash equivalents at the end of the reporting period as shown in the statement of cash flows can be reconciled to the related items in the statement of financial position as follows:

	30 June 2023	30 June 2022
	$	$
Cash and cash equivalents	1,202,698	596,794

8.1 Cash Flow information

	30 June 2023	30 June 2022
	$	$
Reconciliation of cash flow from operations to loss
Operating loss after Income Tax	(778,012)	(101,770)

Add back non-cash item
Depreciation	83,453	8,919
Interest expense	7,973	694
Loss on foreign currency exchange	10,795	7,831
Other expenses	—	2,126

Non-cash changes in assets and liabilities
Decrease/(Increase) in receivables	6,177	(6,178)
Increase/(decrease) in payables	369,120	(5,283)
Cash outflow from operations	(300,491)	(93,661)

9. TRADE AND OTHER RECEIVABLES

	30 June 2023	30 June 2022
	$	$
GST Receivable	17,231	6,178
Prepayments	4,991	—
	22,222	6,178

10. TRADE AND OTHER PAYABLES

	30 June 2023	30 June 2022
	$	$
Accounts payable	43,201	5,369
Accrued expenses	331,290	—
	374,491	5,369

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

11. FINANCIAL LIABILITIES

	30 June 2023	30 June 2022
	$	$
SAFE Notes
Opening balance	814,667	—
Additions	1,115,000	814,667
Redemptions	—	—
Closing balance	1,929,667	814,667

Loan Facilities
Opening balance	—	—
Additions	166,373	—
Repayments	—	—
Closing balance	166,373	—

Convertible Notes
Opening balance	—	—
Additions	109,806	—
Accrued interest	7,460	—
Closing balance	117,266	—
Total Financial Liabilities	2,213,306	814,667

Financial liabilities are current as all categories convert upon a successful listing event which is expected to occur in the March 2024.

11.1 Safe Notes

The Group has issued Simple Agreements for Future Equity (“SAFEs”) to various investors, through its subsidiary Raptor300, Inc. in a previous financial year as part of its fundraising activities. A SAFE is a financial instrument that represents the right to receive equity in the Company upon the occurrence of certain triggering events, such as a future equity financing or a liquidity event.

As of 30 June 2023, the Group has recognized the SAFE debt as a liability in accordance with IFRS. The liability is measured at fair value initially and is subsequently measured at amortised cost. Per Note 11.4 below the SAFE Notes contain an embedded derivative instrument that is recognised at fair value through profit or loss. Changes in the fair value of the embedded derivative of the SAFE debt are recognized in the statement of profit or loss and other comprehensive income.

Upon the occurrence of a triggering event specified in the SAFE agreements, the liability is reclassified to equity and recorded as additional paid-in capital.

The Group assesses the fair value of the SAFE debt at the reporting date using an external valuer who uses appropriate valuation methods, which include determining the fair value using the Black-Scholes valuation method, market-based information, and other relevant factors.

The main terms of the SAFEs are detailed below:

•        Discount rate of 30%

•        If there is an Equity Financing before the termination of the SAFE, on the initial closing of such Equity Financing, the SAFE will automatically convert into the number of shares of SAFE Preferred Stock equal to the Purchase Amount divided by the Discount Price

•        The Group will use the funds for working capital purposes and to acquire new drones.

•        The investors in the SAFE are non-related parties to the Group.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

11. FINANCIAL LIABILITIES (cont.)

11.2 Loan facility

During the year, the Group entity entered into loan facility agreements with a total face value of $166,373.

Interest will accrue on a daily basis at a rate of 18% per annum on the outstanding subscription amount and will capitalise at monthly intervals and be payable quarterly.

As of 30 June 2023, the Group has recognized the loan facilities as a liability in accordance with IFRS. The liability is measured at fair value initially and is subsequently measured at amortised cost. Per Note 11.4 below the Loan Facilities contain an embedded derivative instrument that is recognised at fair value through profit or loss. Changes in the fair value of the embedded derivative of the loan facility are recognized in the statement of profit or loss and other comprehensive income.

The Loan Facilities are automatically convertible into subscription shares upon the successful completion of a transaction with a SPAC resulting in the Company’s ordinary shares being exchanged for publicly-listed securities.

The loan facility are unsecured and have a maturity date of 36 months from the Subscription date, however automatically convert at an IPO which is expected in March 2024.

11.3 Convertible Notes

During the year, the Group entity issued convertible notes with a total face value of $105,414.

Interest will accrue on a daily basis at a rate of 10% per annum on the outstanding subscription amount and will capitalise at monthly intervals and be payable at the time of conversion.

As of 30 June 2023, the Group has recognized the Convertible Notes as a liability in accordance with IFRS. The liability is measured at fair value initially and is subsequently measured at amortised cost. Per Note 11.4 below the Convertible Notes contain an embedded derivative instrument that is recognised at fair value through profit or loss. Changes in the fair value of the embedded derivative of the Convertible debt are recognized in the statement of profit or loss and other comprehensive income.

The notes are automatically convertible into subscription shares upon the successful completion of a transaction with a SPAC resulting in the Company’s ordinary shares being exchanged for publicly-listed securities.

The convertible notes are unsecured and have a maturity date of 18 months from the Subscription date, however automatically convert at an IPO which is expected in March 2024.

11.4 Derivative Financial Instruments

The Group has entered into SAFE and Convertible Note agreements as outline above. These Notes contain embedded financial instruments which have characteristics of derivative financial instruments. The Group assesses each contract to determine whether any embedded financial instruments require separate recognition and measurement.

The Group has identified an embedded financial instrument within each of the SAFE Notes, Convertible Notes and Loan Facilities. The financial instruments were valued and it was identified that no value was attributed to the derivatives. Any changes in the fair value of the embedded financial instrument are recognized in the Statement of Profit and Loss as a gain or loss on financial instrument derivatives consistent with the Group’s accounting policy for financial instruments.

As at 30 June 2023, the valuation was determined to be nil on the basis that agreements converting at the future market rate has nil intrinsic value.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

12. FIXED ASSETS

	30 June 2023	30 June 2022
	$	$
Plant and Equipment – at cost	339,932	121,727
Less: Accumulated depreciation	(146,266)	(67,698)
	193,666	54,029

Opening balance	54,029	—
Additions	223,090	61,777
Disposals	—	—
Depreciation expense	(83,453)	(7,748)
Closing balance	193,666	54,029

The Group purchases its plant and equipment under the historical cost convention. There have been no impairments during the financial year.

13. SOFTWARE DEVELOPMENT

	30 June 2023	30 June 2022
	$	$
Software development at cost	88,934	—
Less: Accumulated amortisation	—	—
	88,934	—
Opening Balance
Development of software during period	88,934	—
Disposals	—	—
Amortisation Exchange	—	—
Difference	—	—
Closing balance	88,934	—

Software development costs relate to the proprietary software, the Raptor Enterprise Resource Platform and AI integration, developed for Raptor300 Inc.

Reconciliations of written down values at the beginning and end of the current and previous financial year are not required in this financial report as there has been no write-downs during the financial year.

As at the date of the financial report, the software assets are not in use as the software is still undergoing development and therefore no amortisation has occurred.

14. LEASES

14.1 Right of Use Assets

	30 June 2023	30 June 2022
	$	$
Opening balance	4,298	7,326
Additions	—	—
Depreciation	(1,152)	(1,172)
Foreign currency adjustments	98	(1,856)
Closing balance	3,244	4,298

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

14. LEASES (cont.)

14.2 Leases

	30 June 2023	30 June 2022
	$	$
Current
Short-term lease liabilities	1,351	1,304
	1,351	1,304
Non-Current
Long-term lease liabilities	1,571	2,993
	1,571	2,993

14.3 IFRS 16 related amounts recognized in the profit or loss and other comprehensive income

Depreciation charge related to right of use assets	1,152	1,172
Interest expense on lease liabilities	512	694
	1,664	1,866

15. INTEREST IN SUBSIDIARIES

Shares in controlled entities are unlisted and comprise:

	Place of Incorporation	2023 Holding	2023 Amount	2022 Holding	2022 Amount
		%	$	%	$
• Raptor300 Inc	Delaware USA	100	3,641	100	3,641
• Braiin LLC	Delaware USA	100	0	0	0
• Raptor 300 Australia Pty ltd	QLD	100	0	100	0
• Raptor Sri Lanka	Sri Lanka	100	0	100	0

During the financial year, the Group incorporated Braiin LLC, a Company based in Delaware USA.

16. KEY MANAGEMENT PERSONNEL

The aggregate compensation made directors and other members of key management personnel of the Group is set out below:

	30 June 2023	30 June 2022
	$	$
Short-term employee benefits	—	—
Post-employment benefits	—	—
Long-term benefits	—	—
Share based payments	—	—
	—	—

Currently KMP, Natraj Balasubramanian and Darren McVean are not paid by the Group. Upon completion of the transaction to merge with a Special Purpose Acquisition Company (SPAC), the Group will enter into Agreements with KMPs. KMP, Jay Stephenson is currently paid as a contractor.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

17. RELATED PARTY AND ASSOCIATE PARTY DISCLOSUE

Parent Entity

Braiin Limited is the Parent Entity

Subsidiaries

Interests in Subsidiaries are set out in Note 15.

Transactions with related parties

The following transactions occurred with related parties:

Director Natraj Balasubramanian is owed by the Group $81,510 (2022: $196,655) which is owed by Subsidiary Raptor 300 Inc to Mr Balasubramanian. At the moment there is no repayment date, however the Company will determine a suitable time to repay the loan to Mr Balasubramanian taking into account the cash position of the Group prior to any repayment, which is expected to be greater than 12 months from the reporting date.

	30 June 2023	30 June 2022
	$	$
Balance as on beginning of period	196,655	257,980
Net change in loan	(115,145)	(61,325)
Balance as on end of period	81,510	196,655

Director Darren McVean owes the Group $386 (2022: Nil) to Braiin Limited. It is planned that Mr McVean will repay the loan by 31 December 2023.

Balance as on beginning of period	—	—
Net change in loan	386	—
Balance as on end of period	386

Mr. McVean is a director of McVean Pacific International Offshoring Inc (“McVean Pacific”), a company that provides software development to the Group. During the period, McVean Pacific was paid $79,858 (2022: Nil) for software development.

Director Jay Stephenson is a director of Forest House Pty Ltd (“Forest House”), a company that provides accounting and administrative services to the Group. During the period, Forest House was paid $59,894 (2022: Nil) for services.

The Group has loaned an associated party $28,656 (2022: Nil) to pay expenses on behalf of the Group. These expenses have been paid subsequent to the end of the period.

BRAIIN LIMITED
NOTES TO THE FINANCIAL STATEMENTS
for the year ended 30 June 2023 and 30 June 2022

18. PARENT ENTITY DISCLOSURE

	30 June 2023	30 June 2022
	$	$
18.1 Financial position of Braiin Limited
Current assets
Cash and cash equivalents	76,380	596,764
Trade and other receivables	20,128	75,098
Related party loan	103,703	—
Total current assets	200,211	671,892

Non-current assets
Investments	—	688
Total assets	200,211	672,580

Current liabilities
Trade and other payables	373,183	5,369
Total current liabilities	373,183	5,369

Non-current liabilities
Loan from related parties	28,452	196,655
Financial Liabilities	283,640	814,667
Total Non-current liabilities	312,092	1,011,322

Total liabilities	685,274	1,016,691

Net assets	(485,062)	(344,111)

Equity
Issued capital	641	3,000
Reserves	(18)	(1,535)
Retained assets	(485,685)	(345,576)
Total Equity	(485,062)	(344,111)

18.2 Financial Performance of Braiin Limited.

Loss for year	(485,685)	(83,353)
Total Comprehensive Loss	(485,685)	(83,353)

19. COMMITMENTS AND CONTINGENT LIABILITIES

19.1 COMMITMENTS

No commitments exist as at 30 June 2023 (2022: nil).

19.2 CONTINGENT ASSETS AND LIABILITIES

19.2.1 CONTINGENT LIABILITIES

No contingent liabilities exist as at 30 June 2023 (2022: nil).

19.2.2 CONTINGENT ASSETS

No contingent assets exist as at 30 June 2023 (2022: nil).

20. SUBSEQUENT EVENTS

There are no events subsequent to the reporting date.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
CONDENSED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash	$453	$1,465
Prepaid expenses	—	42,917
Total current assets	453	44,382
Cash in Trust Account	19,496,980	20,956,566
Total Assets	$19,497,433	$21,000,948

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$295,383	$146,918
Accrued expenses	1,451,858	1,475,712
Advances from related party	791,322	791,322
Promissory note – related party	1,562,456	1,128,393
Total current liabilities	4,101,019	3,542,345
Deferred legal fees	1,067,618	1,067,618
Forward Purchase Agreement derivative liabilities	112,083	121,584
Derivative warrant liabilities	452,460	128,550
Total liabilities	5,733,180	4,860,097

Commitments and Contingencies (Note 6)

Class A ordinary shares, $0.0001 par value; 1,725,310 shares subject to possible redemption at $11.34 and 1,910,244 at $10.92 per share at June 30, 2024, and December 31, 2023, respectively	19,571,335	20,856,566

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 6,037,499 non-redeemable shares issued or outstanding at June 30, 2024, and December 31, 2023	604	604
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 1 share issued and outstanding at June 30, 2024, and December 31, 2023	—	—
Additional paid-in capital	—	—
Receivables from Sponsor	(174,354)	—
Accumulated deficit	(5,633,332)	(4,716,319)
Total Shareholders’ Deficit	(5,807,082)	(4,715,715)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$19,497,433	$21,000,948

The accompanying notes are an integral part of these unaudited condensed financial statements.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30		For the Six Months Ended June 30,
	2024	2023	2024	2023
General and administrative expenses	139,438	538,029	$390,019	$1,514,981
Loss from operations	(139,438)	(538,029)	(390,019)	(1,514,981)
Other income (expenses)
Change in fair value of derivative warrant liabilities	(126,660)	383,141	(323,910)	—
Change in fair value of forward purchase agreement derivative liabilities	24,617	38,607	9,501	(196,766)
Income from investments held in Trust Account	181,916	236,930	368,927	1,182,334
Net (loss)/income	(59,565)	$120,649	(335,501)	$(529,413)

Weighted average shares outstanding of Class A ordinary shares, redeemable	1,725,310	2,480,471	1,763,923	5,753,331
Basic and diluted net (loss)/income per share, Class A ordinary shares	$(0.01)	$0.01	$(0.04)	$(0.04)
Weighted average shares outstanding of Class A ordinary shares, non-redeemable	6,037,499	5,772,114	6,037,499	2,935,359
Basic and diluted net (loss)/income per share, Class A ordinary shares	$(0.01)	$0.01	$(0.04)	$(0.04)
Weighted average shares outstanding of Class B ordinary shares, basic	1	199,039	1	3,102,141
Basic net (loss)/income per share, Class B ordinary shares	$(0.01)	$0.01	$(0.04)	$(0.04)

The accompanying notes are an integral part of these unaudited condensed financial statements.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Three and Six Months Ended June 30, 2024

	Ordinary Shares				Additional Paid-in Capital	Receivables From Sponsors	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	6,037,499	$604	1	$0	$—	—	$(4,716,319)	$(4,715,715)
Remeasurement of Class A ordinary shares subject to redemption	—	—	—	—	—	—	(296,078)	(296,078)
Net loss	—	—	—	—	—	—	(275,936)	(275,936)
Balance – March 31, 2024	6,037,499	$604	1	$0	$—	—	$(5,288,333)	$(5,287,729)
Remeasurement of Class A ordinary shares subject to redemption	—	—	—	—	—	(174,354)	(285,434)	(459,788)
Net loss	—	—	—	—	—	—	(59,565)	(59,565)
Balance – June 30, 2024	6,037,499	$604	1	$0	$—	(174,354)	$(5,633,332)	$(5,807,082)

For the Three and Six Months Ended June 30, 2023

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	—	$—	6,037,500	$604	$—	$(10,654,377)	$(10,653,773)
Remeasurement of Class A ordinary shares subject to redemption	—	—	—	—	—	(1,245,404)	(1,245,404)
Net loss	—	—	—	—	—	(650,062)	(650,062)
Balance – March 31, 2023	—	$—	6,037,500	$604	$—	$(12,549,843)	$(12,549,239)
Conversion of Class B shares to Class A shares	6,037,499	604	(6,037,499)	(604)	—	—	—
Remeasurement of Class A ordinary shares subject to redemption	—	—	—	—	—	(436,930)	(436,930)
Net income	—	—	—	—	—	120,649	120,649
Balance – June 30, 2023	6,037,499	$604	1	—	—	$(12,866,124)	$(12,865,520)

The accompanying notes are an integral part of these unaudited condensed financial statements.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(335,501)	$(529,413)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from investments held in Trust Account	(368,927)	(1,182,334)
Change in fair value of derivative warrant liabilities	323,910	—
Initial loss on forward purchase agreement derivative liabilities	—	272,053
Change in fair value of forward purchase agreement derivative liabilities	(9,501)	(75,287)
Changes in operating assets and liabilities:
Prepaid expenses	42,917	(293,552)
Accounts payable	148,465	78,686
Accrued expenses	(23,853)	1,058,899
Due to related party	—	635,740
Net cash used in operating activities	(222,490)	(35,208)

Cash Flows from Investing Activities:
Cash deposited in Trust Account for extensions	(212,585)	(500,000)
Cash withdrawn from trust account for redemptions	2,041,097	220,493,323
Cash provided by investing activities	1,828,512	219,993,323

Cash Flows from Financing Activities:
Proceeds from promissory note related party	434,063	500,000
Redemption of Class A Ordinary Shares	(2,041,097)	(220,493,323)
Net cash used in financing activities	(1,607,034)	(219,993,323)

Net change in cash	(1,012)	(35,208)

Cash – beginning of the period	1,465	42,071
Cash – end of the period	$453	$6,863

Supplemental disclosure of noncash financing activities:
Remeasurement of Class A ordinary shares subject to possible redemption	$755,866	$1,682,334

The accompanying notes are an integral part of these unaudited condensed financial statements.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Northern Revival Acquisition Corporation (the “Company,” or “NRAC”) is a blank check company incorporated as a Cayman Islands exempted company on November 4, 2020 with the name “Noble Rock Acquisition Corporation.” The Company changed its name on March 16, 2023 to Northern Revival Acquisition Corporation. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2024, the Company had not yet commenced operations. All activity through June 30, 2024, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, the search and closing of a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments held in trust from the proceeds of its Initial Public Offering.

The Company’s sponsor is Northern Revival Sponsor LLC, a Cayman Island limited liability company which changed its name from Noble Rock Sponsor LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 1, 2021. On February 4, 2021, the Company consummated its Initial Public Offering of 24,150,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which included 3,150,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $241.5 million, and incurring offering costs of approximately $14.4 million, net of reimbursement from the underwriter. Of these offering costs, approximately $9.1 million and approximately $320,000 was for deferred underwriting commissions and deferred legal fees, respectively (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,553,334 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.8 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $241.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity,” (“ASC 480). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Shareholder Meeting, Extension, Redemptions and Trust Deposits

On January 27, 2023, the Company held an extraordinary general meeting of its shareholders (the “Meeting”) to amend its Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to extend the date by which the Company has to consummate an initial Business Combination from February 4, 2023, to September 4, 2023 or such earlier date as determined by the board. At the Meeting, the Company’s shareholders approved a special resolution for the Extension Proposal. The Extension Proposal is described in detail in the Company’s definitive proxy statement filed with the SEC and dated January 6, 2023, and was approved at the Meeting. In connection with its solicitation of proxies in connection with the Extension Proposal, the Company was required to permit its public shareholders to redeem its ordinary shares. Of the 24,150,000 Class A ordinary shares outstanding with redemption rights, the holders of 21,240,830 Class A ordinary shares elected to redeem their shares at a per share redemption price of approximately $10.17. As a result, approximately $216.1 million was removed from the Trust Account to pay such holders.

On March 16, 2023, the Company held an extraordinary general meeting of shareholders (the “General Meeting”) to vote on a special resolution to amend the Company’s Amended and Restated Memorandum of Association to change the name to the Company from Noble Rock Acquisition Corporation to Northern Revival Acquisition Corporation and to amend the charter to change certain provisions which restrict the Company’s Class B ordinary shares from converting to Class A ordinary shares prior to the closing of the business combination. Both proposals were approved (the “Conversion Proposal”). The submission of the Conversion Proposal entitled holders of the Company’s Class A Ordinary Shares to redeem their shares for their pro rata portion of the funds held in the Trust Account. In connection with the General Meeting, of the 2,909,170 remaining Class A ordinary shares outstanding with redemption rights, the holders of 428,699 Class A ordinary shares elected to redeem their shares at a per share redemption price of approximately $10.33 on March 28, 2023 in the amount of $4,426,869. The amount was removed from the Trust Account to pay such holders and the 428,699 shares were cancelled in April 2023. On April 5, 2023, the Sponsor elected to convert 6,037,499 Class B ordinary shares into Class A ordinary shares. As a result of such meetings, the redemptions related thereto and the Sponsor’s conversion of Class B ordinary shares into Class A ordinary shares, there were a total of 8,517,971 ordinary shares issued and outstanding, including (i) 8,517,970 Class A ordinary shares and (ii) 1 Class B ordinary share outstanding.

On August 31, 2023, the Company held an annual general meeting of shareholders. At the meeting, the Company’s shareholders vote on and approved the following proposals: (1) the extension proposal — as a special resolution, to amend the company’s charter pursuant to an amendment to the charter in the form set forth in Annex A of the proxy statement, to extend the date by which the company may either (i) consummate an initial business combination, from September 4, 2023 to February 4, 2024 or such earlier date as determined by the board or (ii) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (iii) redeem all of the Class A ordinary shares, included as part of the units sold in the company’s Initial Public Offering that was consummated on February 4, 2021 from September 4, 2023 to February 4, 2024 or such earlier date as determined by the board; (2) the net tangible assets (“NTA”) requirement amendment proposal -as a special resolution, to amend the charter pursuant to an amendment to the charter in the form set forth in Annex B of the proxy statement, to remove the net tangible asset requirement from the charter in order to expand the methods that the company may employ so as not to become subject to the “penny stock” rules of the SEC; (3) the directors proposal — as an ordinary resolution, to reelect two (2) Class I directors to serve until the annual general meeting in 2026 and until their respective successors have been duly elected and qualified or until his or her earlier resignation, removal or death; and (4) the adjournment proposal — as an ordinary resolution, to approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the extension proposal, the NTA requirement amendment proposal, and the directors proposal.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In connection with the approval of the Extension Amendment at the Extraordinary General Meeting, holders of 570,227 of the Company’s ordinary shares exercised their right to redeem those shares for cash at an approximate price of $10.72 per share, for an aggregate of approximately $6.1 million on September 13, 2023.

On January 30, 2024, the Company held an extraordinary general meeting of Shareholders and approved the 1) a special resolution, to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “charter”) pursuant to an amendment to the charter in the form set forth in Annex A of the proxy statement, to extend the date by which the company may either (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination (the “initial business combination”), from February 4, 2024 to August 4, 2024 (such proposal the “extension proposal”) or such earlier date as determined by the board or (ii) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (iii) redeem all of the Class A ordinary shares, par value $0.0001 per share, of the company (“Class A ordinary shares”), included as part of the units sold in the company’s initial public offering that was consummated on February 4, 2021 from February 4, 2024 to August 4, 2024 or such earlier date as determined by the board; and 2) an ordinary resolution, approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the extension proposal (the “adjournment proposal”), which will be presented at the general meeting if, based on the tabulated votes, there are not sufficient votes at the time of the general meeting to approve the foregoing proposal or as otherwise deemed necessary by the Chairman of the general meeting.

In connection with the shareholders’ vote at the General Meeting, 184,934 ordinary shares were tendered for redemption, leaving 7,762,810 ordinary shares, including 7,762,809 Class A ordinary shares and 1 Class B ordinary share.

If the Company is unable to complete a Business Combination by November 4, 2024 (the “Combination Period”), the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On August 1, 2024, the Company held an extraordinary general meeting of Shareholders and approved the 1) a special resolution, to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “charter”) pursuant to an amendment to the charter in the form set forth in Annex A of the proxy statement, to extend the date by which the company may either (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination (the “initial business combination”), from August 4, 2024 to November 4, 2024 (such proposal the “extension proposal”) or such earlier date as determined by the board or (ii) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (iii) redeem all of the Class A ordinary shares, par value $0.0001 per share, of the company (“Class A ordinary shares”), included as part of the units sold in the company’s initial public offering that was consummated on February 4, 2021 from August 4, 2024 to November 4, 2024 or such earlier date as determined by the board; and 2) an ordinary resolution, approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the extension proposal (the “adjournment proposal”), which will be presented at the general meeting if, based on the tabulated votes, there are not sufficient votes at the time of the general meeting to approve the foregoing proposal or as otherwise deemed necessary by the Chairman of the general meeting.

In connection with the shareholders’ vote at the General Meeting, 1,451,876 ordinary shares were tendered for redemption, leaving 6,310,934 ordinary shares, including 6,310,933 Class A ordinary shares and 1 Class B ordinary share.

Delisting of securities

On February 5, 2024, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that it was no longer in compliance with the Nasdaq Listing Rules (the “Rules”).

In the Notice, Nasdaq advised the Company that, pursuant to Rule IM-5101-2, a special purpose acquisition company (“SPAC”) must complete one or more business combinations within 36 months of the effectiveness of the SPAC’s initial public offering. Since the Company’s registration statement became effective on February 2, 2021, it was required to complete its initial business combination by no later than February 2, 2024. As a result, the Company’s securities were suspended from trading at the opening of business on February 14, 2024 and, on April 25, 2024, a Form 25-NSE was filed with the Securities and Exchange Commission removing the Company’s securities from listing and registration on the Nasdaq Stock Market. The Company intends to apply to be listed on Nasdaq again in connection with the closing of its business combination.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In connection with the solicitation of proxies in connection with the Extension Amendment No. 4, holders of 1,451,876 Class A ordinary shares of the Company’s then 7,762,810 Class A ordinary shares outstanding with redemption rights, elected to redeem their shares at a per share redemption price of approximately $11.25.

Trust Deposits

In connection with the shareholders’ approval of the Extension Proposal, the Sponsor contributed to the Company as a loan (each loan being referred to herein as a “contribution”) seven deposits of $100,000 each and five deposits of $57,307 each and three deposits of $51,759 into the Trust Account by June 30, 2024. Further three deposits of $51,759 each and $19,077 totaling to $174,354 will be deposited into the Trust Account in September & October 2024, further extending to November 4, 2024. The company shall receive $174,354 from its Sponsor in September & October 2024 towards the extension payments in operating account and the same is accounted for in the financials as on June 30, 2024.

Proposed Business Combination

On March 20, 2023, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with its Sponsor, Braiin Limited, an Australian public company limited by shares (“Braiin”), and certain Braiin shareholders (the “Braiin Supporting Shareholders”) who collectively own 100% of the outstanding ordinary shares of Braiin (the “Braiin Shares”). Pursuant to the terms of the Business Combination Agreement, a business combination between NRAC and Braiin (the “Business Combination”) will be effected as a share exchange in which Braiin shareholders exchange 100% of their Braiin Shares for a pro rata portion of Class A Ordinary Shares, par value $0.0001 per share, of NRAC (the “Class A Ordinary Shares”) with an aggregate value of $190 million (the “Share Exchange”). The number of shares to be issued will be based upon a per share value of $10.00. The aggregate value is subject to adjustment up or down based upon certain indebtedness and cash on hand of Braiin as set forth in its audited financial statements. Prior to the consummation of the Business Combination, Braiin will acquire PowerTec Holdings Ltd., an Australian distributor that supplies connectivity solutions to individuals and businesses around the world. (“PowerTec”). Following the Share Exchange, Braiin will continue as a subsidiary of the Company, and the Company will change its name to “Braiin Holdings.” Reference to NRAC after giving effect to the Business Combination, as “New Braiin.”

Simultaneously with the execution of the Business Combination Agreement, NRAC and Braiin entered into separate support agreements with the Braiin Supporting Shareholders and the Sponsor pursuant to which the Braiin Supporting Shareholders and the Sponsor have agreed to vote their Braiin shares and NRAC shares, respectively, in favor of the Business Combination and against any competing acquisition proposal, and not to solicit any competing acquisition proposal. In addition, the Sponsor has agreed to surrender 1,500,000 NRAC founder shares immediately prior to the closing of the Business Combination (the “Closing”) and to waive: (i) redemption rights with respect to its NRAC shares in connection with the Business Combination, and (ii) the right to have any working capital loans extended to NRAC converted into warrants.

On October 1, 2023, the Company entered into an Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) by and among NRAC, the Sponsor, Braiin, Braiin Holdings Ltd., a Cayman Islands exempted company (“PubCo”) and wholly owned subsidiary of NRAC, and Braiin Supporting Shareholders. Pursuant to the terms of the Amended and Restated Business Combination Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Amended and Restated Business Combination Agreement by the shareholders of NRAC, NRAC will merge with and into PubCo and wholly owned subsidiary of NRAC with PubCo remaining as the surviving publicly traded entity (the “Initial Business Combination”); and (ii) a share exchange in which Braiin shareholders exchange 100% of their Braiin Shares for a pro rata portion of Ordinary Shares, par value $1.00 per share, of PubCo (the “PubCo Ordinary Shares”) with an aggregate value of $572 million (the “Share Exchange”). The number of shares to be issued will be based upon a per share value of $10.00. The aggregate value is subject to adjustment up or down based upon certain indebtedness and cash on hand of Braiin as set forth in its audited financial statements. Prior to the consummation of the

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination, it is anticipated that Braiin will acquire PowerTec and Vega Global Technologies Pty Ltd., an Australian agricultural technology company (“Vega”). Following the Share Exchange, Braiin will continue as a subsidiary of PubCo. Reference to PubCo after giving effect to the Business Combination, as “New Braiin.”

Forward Purchase Agreement (“FPA”)

In connection with the Business Combination, on March 16, 2023, the Company and Braiin entered into an OTC Equity Prepaid Forward Transaction agreement (the “Forward Purchase Agreement”) with certain funds managed by Meteora Capital, LLC, an investor in the Sponsor (the “Meteora Funds”).

The Forward Purchase Agreement was entered into on March 16, 2023, prior to the signing and announcement of the Business Combination Agreement. Pursuant to the Forward Purchase Agreement, Meteora has agreed to make purchases of Class A Ordinary Shares of the Company: (a) in open-market purchases through a broker after the date of the Company’s redemption deadline in connection with the vote of the Company shareholders to approve the Business Combination from holders of Class A Ordinary Shares of the Company, including those who elect to redeem Class A Ordinary Shares and subsequently revoked their prior elections to redeem (the “Recycled Shares”) and (b) directly from the Company, newly-issued Class A Ordinary Shares of the Company (the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). The aggregate total Subject Shares will be up to 2,900,000 (but not more than 9.9% of the Company’s Class A Ordinary Shares outstanding on a post-transaction basis) (the “Maximum Number of Shares”). Meteora has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business Combination.

The Forward Purchase Agreement provides that no later than the earlier of (a) one business day after the closing of the Business Combination and (b) the date any assets from NRAC’s trust account are disbursed in connection with the Business Combination, the Combined Company will pay to Meteora, out of funds held in its Trust Account, an amount (the “Prepayment Amount”) equal to (x) the per-share redemption price (the “Initial Price”) multiplied by (y) the number of Recycled Shares on the date of such prepayment less the Prepayment Shortfall. The Prepayment Shortfall is equal to the lesser of (i) ten percent of the product of (x) the Number of NRAC Class A Ordinary Shares multiplied by (y) the Initial Price and (ii) $3,000,000. See Note 6 for additional provisions of the agreement.

Underwriting Fees Waivers

On August 7, 2023, Stifel, Nicolaus & Company (“Stifel”), an underwriter of the Initial Public Offering, agreed to waive its entitlement to the deferred underwriting commissions of $4,980,938 owed or payable to Stifel pursuant to the underwriting agreement for the Initial Public Offering (the “Underwriting Agreement”). As a result, the Company recognized $288,496 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $4,692,442 was recorded to retained earnings in relation to the waiver of the deferred underwriting discount in the accompanying financial statements (see Note 6).

On September 27, 2023, William Blair & Company (“Blair”), an underwriter of the Initial Public Offering, agreed to waive its entitlement to the deferred underwriting commissions of $2,037,656 owed or payable to Blair pursuant to the underwriting agreement for the Initial Public Offering (the “Underwriting Agreement”). As a result, the Company recognized $118,021 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $1,919,635 was recorded to retained earnings in relation to the waiver of the deferred underwriting discount in the accompanying financial statements (see Note 6).

On September 29, 2023, Oppenheimer & Co., Inc. (“Oppenheimer”), an underwriter of the Initial Public Offering, agreed to waive its entitlement to the deferred underwriting commissions of $2,037,656 owed or payable to Oppenheimer pursuant to the underwriting agreement for the Initial Public Offering (the “Underwriting Agreement”). As a result, the Company recognized $118,021 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $1,919,635 was recorded to retained earnings in relation to the waiver of the deferred underwriting discount in the accompanying financial statements (see Note 6).

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Liquidity and going concern

As of June 30, 2024, the Company had approximately $453 in its operating bank account and working capital deficit of approximately $4.1 million.

The Company’s liquidity needs to date have been satisfied through a payment of $25,000 from the Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares (as defined in Note 5). In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of June 30, 2024, and December 31, 2023, there were no amounts outstanding or any Working Capital Loans. Management intends to utilize Sponsor support to continue meeting its obligations.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until November 4, 2024, to consummate a Business Combination. It is uncertain that the Company will be able to meet its obligations within the next 12 months or consummate a Business Combination by this time. If a Business Combination is not consummated by November 4, 2024, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after.

Risks and uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and the conflicts in Ukraine and Israel and their respective surrounding regions on the industry and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on the Company’s financial position, results of its operations and/or completing the business combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2024, are not necessarily indicative of the results that may be expected for the year ending December 31, 2024.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements in the Annual Form 10-K filed by the Company with the SEC on July 23, 2024.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2024, and December 31, 2023, the Company had no cash equivalents.

Cash held in Trust Account

The funds in the trust account, since the Company’s Initial Public Offering, were held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act ), the Company’s has instructed Continental Stock Transfer & Trust Company, the trustee with respect to the trust account, to liquidate the U.S. government treasury obligations or money market funds held in the trust account and thereafter to hold all funds in the trust account in cash in an interest-bearing demand deposit account at a bank until the earlier of the consummation of the Business Combination, another initial business combination or our liquidation. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

held in the Trust Account are determined using available market information. At June 30, 2024, all of the assets held in the Trust Account were held in cash. At December 31, 2023, all of the assets held in the Trust Account were held in cash.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At June 30, 2024, and December 31, 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equals or approximates the carrying amounts represented in the condensed balance sheets.

Fair value measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued warrants to purchase ordinary shares, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, Derivatives and Hedging (“ASC 815”), Embedded Derivatives (“ASC 815-15”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”). Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model. As of December 31, 2023, the Company determined the difference between the Public Warrant and Private Warrant fair value would be de minimus and therefore measured the Private Warrants by reference to the value of the Public Warrants (See Note 10). As of December 31, 2023, the fair value of the Public Warrants has been determined based on the observable listed trading price for such warrants. As of June 30, 2024, the fair value of the Public Warrants was measured by taking the February 14 quoted market price after adjusting the volatilities of selected publicly traded SPACs subsequent to delisting on February 14, 2024. For this comparable SPACs were selected based on the SPAC focus, status, IPO size, and other SPAC details.

Forward Purchase Agreement Derivative Liability

On March 16, 2023, the Company entered into a Forward Purchase Agreement (see Note 1). The Company accounts for the Forward Purchase Agreement as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations. The ability of the Company to receive any of the proceeds of the Forward Purchase Agreement is dependent upon the financial metrics of the business combination target, among other factors, rendering the receipt of such proceeds outside the control of the Company. As of June 30, 2024, and December 31, 2023, the fair value of the forward purchase derivative liability was $112,083 and $121,584, respectively.

Class A ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2024, and December 31, 2023, 1,725,310 and 1,910,244 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption amount value. The changes in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024, and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net (loss) income per ordinary share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net (loss) income per ordinary share is calculated by dividing the net (loss) income by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net (loss) income does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the private placement warrants to purchase an aggregate of 12,603,334 shares of Class A ordinary shares in the calculation of diluted (loss) income per share, because their exercise is contingent upon future events. Remeasurement associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of ordinary shares:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Class A Ordinary Shares subject to possible redemption
Numerator: Net (loss)/income allocable to Class A ordinary shares	(13,239)	$35,409	$(75,858)	$(257,913)
Denominator: Weighted Average Class A ordinary shares
Basic and diluted weighted average shares outstanding	1,725,310	2,480,471	1,763,923	5,753,331
Basic and diluted net (loss)/income per share	$(0.01)	$0.01	$(0.04)	$(0.04)

Class A Ordinary Shares, non-redeemable
Numerator: Net (loss)/income allocable to Class A ordinary shares	(46,326)	82,398	(259,643)	(132,000)
Denominator: Weighted Average Class A ordinary shares
Basic and diluted weighted average shares outstanding	6,037,499	5,772,114	6,037,499	2,935,359
Basic and diluted net (loss)/income per share	$(0.01)	$0.01	$(0.04)	$(0.04)

Class B Ordinary Shares
Numerator: Net (loss)/income allocable to Class B ordinary shares	(0)	2,841	(0)	(139,501)
Denominator: Weighted Average Class B ordinary shares
Basic and diluted weighted average shares outstanding	1	199,039	1	3,102,141
Basic and diluted net (loss)/income per share	$(0.01)	$0.01	$(0.04)	$(0.04)

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its condensed consolidated financial statements and disclosures.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On February 4, 2021, the Company consummated its Initial Public Offering of 24,150,000 Units, which includes 3,150,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $241.5 million, and incurring offering costs of approximately $14.4 million, net of reimbursement from the underwriter. Of these offering costs, approximately $9.1 million and approximately $320,000 was for deferred underwriting commissions and deferred legal fees, respectively.

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,553,334 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.8 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On November 11, 2020, the Initial Shareholders paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 5,750,000 Class B ordinary shares (the “Founder Shares”). On February 1, 2021, the Company declared a stock dividend with respect to the Class B ordinary shares such that 0.05 Class B ordinary shares were issued for every one Class B ordinary share, resulting in an aggregate of 6,037,500 Class B ordinary shares outstanding. The initial shareholders agreed to forfeit up to an aggregate of 787,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 4, 2021, the underwriter fully exercised its over-allotment option; thus, these 787,500 Founder Shares were no longer subject to forfeiture.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

On April 5, 2023, Sponsor elected to convert 6,037,499 Class B ordinary shares into Class A ordinary shares. Such shares do not have redemption rights. (see Note 9).

Related Party Loans

On November 11, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. Through February 4, 2021, the Company borrowed a total of $195,000 and repaid the Note in full on February 5, 2021.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2024, and December 31, 2023, the Company had no outstanding Working Capital Loans.

Advances from Related Party

The Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee reviews on a quarterly basis all payments that were made by us to the Sponsor, directors, officers or the Company’s or any of their affiliates. For the six months ended June 30, 2024, no transactions occurred, the Sponsor did not advance the Company any amount for working capital purposes, similarly none was repaid during the six months ended June 30, 2024. As of June 30, 2024, and December 31, 2023, the outstanding balance of the advances was $791,322.

Promissory Note — related party

In connection with the shareholders’ approval of the Extension Proposal, the Sponsor contributed to the Company as a loan (each loan being referred to herein as a “contribution”) seven deposits of $100,000 each, five deposits of $57,307 each and three deposits of $51,759 into the Trust Account by June 30, 2024, totaling $1,141,812.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On March 31, 2024, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company may borrow up to an aggregate principal amount of $562,000. During the three and six months ended June 30, 2024, the Sponsor deposited $273,000 and $434,063, respectively into the Operating Account. The note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation.

The Company issued unsecured promissory notes to the Sponsor as extension loans. The promissory notes bear no interest and all unpaid principal under the promissory notes will be due and payable in full up upon the consummation of the Business Combination. As of June 30, 2024, and December 31, 2023, the Company had $1,562,456 and $1,128,393 outstanding balance respectively under these notes.

Administrative Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor a total of $30,000 per month for office space, administrative, financial and support services. For the three and six months ended June 30, 2024, the Company did not incur expenses for such administration and for three and six months ended June 30, 2023, the Company incurred expenses under this agreement of $90,000 and $180,000, respectively, which are included in general and administrative expenses on the accompanying statements of operations, respectively. As of June 30, 2024, and December 31, 2023, the payable was $330,000 of which is included in accrued expenses in the accompanying balance sheets, respectively.

NOTE 6. COMMITMENTS & CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 3,150,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On February 4, 2021, the underwriter fully exercised its over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $4.8 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.375 per unit, or approximately $9.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In addition, the Company received reimbursement from the underwriters of certain expenses in connection with the Initial Public Offering in the aggregate amount of $603,750, equal to 0.25% of the offering gross proceeds. The underwriter fee has been waived as of June 30, 2024 (Refer Note 1 above — Underwriting Fees Waivers).

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS & CONTINGENCIES (cont.)

Contingent Fee Arrangement

On August 4, 2022, the Company entered into an agreement with an independent third party to provide sourcing and advisory services related to completing a successful business combination. As consideration for the services to be rendered, the Company has agreed to pay them a success fee of $2,415,000, payable only upon the completion of a business combination. Any related expenses or out-of-pocket costs are borne solely by the third party.

Deferred Legal Fees

The Company engaged a legal counsel firm for legal advisory services, and the legal counsel agreed to defer their fees in excess of $250,000. The deferred fee will become payable in the event that the Company completes a Business Combination. As of June 30, 2024, and December 31, 2023, the Company had deferred legal fees of approximately $1.1 million in connection with such services on the accompanying condensed balance sheets.

Forward Purchase Agreement

In connection with the Business Combination, on March 16, 2023, NRAC and Braiin entered into an OTC Equity Prepaid Forward Transaction agreement (the “Forward Purchase Agreement”) with certain funds managed by Meteora Capital, LLC, an investor in the Sponsor (the “Meteora Funds”).

The Forward Purchase Agreement was entered into on March 16, 2023, prior to the signing and announcement of the Business Combination Agreement. Pursuant to the Forward Purchase Agreement, Meteora has agreed to make purchases of Class A Ordinary Shares of NRAC: (a) in open-market purchases through a broker after the date of NRAC’s redemption deadline in connection with the vote of NRAC shareholders to approve the Business Combination from holders of Class A Ordinary Shares of NRAC, including those who elect to redeem Class A Ordinary Shares and subsequently revoked their prior elections to redeem (the “Recycled Shares”) and (b) directly from NRAC, newly-issued Class A Ordinary Shares of NRAC (the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). The aggregate total Subject Shares will be up to 2,900,000 (but not more than 9.9% of NRAC’s Class A Ordinary Shares outstanding on a post-transaction basis) (the “Maximum Number of Shares”). Meteora has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business Combination.

The Company filed a current report on Form 8-K on March 21, 2023 with the full Business Combination Agreement and supporting agreements.

The Forward Purchase Agreement provides that no later than the earlier of (a) one business day after the closing of the Business Combination and (b) the date any assets from NRAC’s trust account are disbursed in connection with the Business Combination, the Combined Company will pay to Meteora, out of funds held in its Trust Account, an amount (the “Prepayment Amount”) equal to (x) the per-share redemption price (the “Initial Price”) multiplied by (y) the number of Recycled Shares on the date of such prepayment less the Prepayment Shortfall. The Prepayment Shortfall is equal to the lesser of (i) ten percent of the product of (x) the Number of NRAC Class A Ordinary Shares multiplied by (y) the Initial Price and (ii) $3,000,000.

Meteora may, at its discretion and at any time following the closing of the Business Combination, provide an Optional Early Termination notice (“OET Notice”) and pay to the Combined Company the product of the “Reset Price” and the number of NRAC’s Class A Ordinary Shares listed on the OET Notice. The Reset Price shall initially equal the Initial Price but shall be adjusted on the first scheduled trading date of each two-week period commencing on the first week following the 30th day after the closing of the Business Combination to the lowest of (i) the current Reset Price, (ii) the Initial Price and (iii) the volume weighted average price (“VWAP”) of NRAC’s Class A Ordinary Shares of the prior two-week period.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS & CONTINGENCIES (cont.)

The Forward Purchase Agreement matures on the earlier to occur of (a) three years after the closing of the Business Combination, (b) the date specified by Meteora in a written notice delivered at Meteora’s discretion if (i) the VWAP of NRAC’s Class A Ordinary Shares during 10 out of 30 consecutive trading days is at or below $5.00 per Share, or (ii) the Shares are delisted from a national securities exchange. At maturity, Meteora will be entitled to receive maturity consideration in cash or shares. The maturity consideration will equal the product of (1) (a) the Number of NRAC Class A Ordinary Shares less (b) the number of Terminated Shares, multiplied by (2) $1.50 in the event of cash or, in the event of NRAC Class A Ordinary Shares, $2.00; and $2.50, solely in the event of a registration failure.

The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934.

The Forward Purchase Agreement may be terminated by any of the parties thereto if the Business Combination Agreement is terminated pursuant to its terms prior to the closing of the Business Combination.

NRAC has agreed to indemnify and hold harmless Meteora, its affiliates, assignees and other parties described therein (the “Indemnified Parties”) from and against all losses, claims, damages and liabilities under the Forward Purchase Agreement (excluding liabilities relating to the manner in which Meteora sells any shares it owns) and reimburse the Indemnified Parties for their reasonable expenses incurred in connection with such liabilities, subject to certain exceptions described therein, and has agreed to contribute to any amounts required to be paid by any Indemnified Parties if such indemnification is unavailable or insufficient to hold such party harmless.

Sponsor Support Agreement and Share Surrender

Simultaneously with the execution of the Business Combination Agreement, NRAC and Braiin entered into a support agreement with the Sponsor (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to vote its NRAC ordinary shares and its Private Placement Warrants in favor of the Business Combination and against any competing acquisition proposal, and not to solicit any competing acquisition proposal. In addition, the Sponsor has agreed to surrender 1,500,000 NRAC Class B Ordinary Shares immediately prior to the Effective Time and to waive: (i) redemption rights with respect to its NRAC shares in connection with the Business Combination, and (ii) the right to have any working capital loans extended to NRAC converted into warrants.

Company Shareholder Lock-Up Agreements

The consummation of the Business Combination is conditioned upon, among other things, (i) the absence of any governmental or court order, determination or injunction enjoining or prohibiting the Business Combination and related transactions, (ii) effectiveness of the Registration Statement and completion of the Shareholder Meeting, including any associated redemptions by NRAC shareholders, (iii) NRAC having at least $5,000,001 of net tangible assets (determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after all redemptions, (iv) approval of the Business Combination and related transactions at the Shareholder Meeting, (v) the Share Consideration being approved for listing on Nasdaq, and (vi) all necessary regulatory approvals being obtained.

NOTE 7. DERIVATIVE WARRANT LIABILITIES

As of June 30, 2024, and December 31, 2023, the Company had 8,050,000 Public Warrants and 4,553,334 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7. DERIVATIVE WARRANT LIABILITIES (cont.)

under the Securities Act covering Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their warrants on a cashless basis under certain circumstances as a result of (i) the Company’s failure to have an effective registration statement by the 60th business day after the closing of the initial Business Combination or (ii) a notice of redemption described under “Redemption of warrants when the price per share of Class A ordinary shares equals or exceeds $10.00”). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering Class A ordinary shares issuable upon exercise of the warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per-share redemption trigger price described under “Redemption of warrants when the price per share of Class A ordinary shares equals or exceeds $18.00” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $10.00 per-share redemption trigger price described under “Redemption of warrants when the price per share of Class A ordinary shares equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by the Company, (ii) they (including Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination, (iii) they may be exercised by the holders on a cashless basis and (iv) are subject to registration rights.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7. DERIVATIVE WARRANT LIABILITIES (cont.)

Redemption of warrants when the price per share of Class A ordinary shares equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

Redemption of warrants when the price per share of Class A ordinary shares equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares determined by reference to an agreed table based on the redemption date and the fair market value of the Class A ordinary shares;

•        if, and only if, the last reported sale price of Class A ordinary shares equals or exceeds $10.00 per share on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The fair market value of Class A ordinary shares mentioned above shall mean the volume-weighted average price of Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

On February 5, 2024, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that it was no longer in compliance with the Nasdaq Listing Rules (the “Rules”). Accordingly, Nasdaq has advised the Company that its securities will be

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7. DERIVATIVE WARRANT LIABILITIES (cont.)

delisted from The Nasdaq Stock Market and, unless the Company requests an appeal of such determination, its securities were suspended from trading at the opening of business on February 14, 2024, and, on April 25, 2024, a Form 25-NSE was filed with the Securities and Exchange Commission removing the Company’s securities from listing and registration on the Nasdaq Stock Market. The Company intends to apply to be listed on Nasdaq again in connection with the closing of its business combination.

On August 1, 2024, the Company held an extraordinary general meeting of shareholders where the shareholders approved a special resolution to amend our charter (the “Extension Amendment No. 4”) to extend the date by which the Company may either (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination, from August 4, 2024 to November 4, 2024 or such earlier date as determined by the board or (ii) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (iii) redeem all of the Class A ordinary shares, par value $0.0001 per share, of the company, included as part of the units sold in the company’s Initial Public Offering that was consummated on February 4, 2021 from August 4, 2024 to November 4, 2024 or such earlier date as determined by the board.

NOTE 8. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holder of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2024, and December 31, 2023, there were 1,725,310 and 1,910,244 shares of Class A ordinary shares outstanding, all of which were subject to redemption, respectively.

As of June 30, 2024, and December 31, 2023, Class A ordinary shares reflected on the condensed balance sheets are reconciled on the following table:

Class A ordinary shares subject to possible redemption at January 1, 2023	244,909,717
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption	2,552,859
Less:
Redemption	(226,606,010)
Class A ordinary shares subject to possible redemption at December 31, 2023	20,856,566
Less:
Redemption	(2,041,097)
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption	368,927
Extension deposits to Class A ordinary shares subject to redemption	386,939
Class A ordinary shares subject to possible redemption at June 30, 2024	19,571,335

NOTE 9. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of June 30, 2024, and December 31, 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2024, and December 31, 2023, there were 1,725,310 and 1,910,244 Class A ordinary shares issued and outstanding, all subject to possible redemption and therefore classified as temporary equity on the accompanying condensed balance sheets, respectively. See Note 8.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9. SHAREHOLDERS’ DEFICIT (cont.)

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On November 11, 2020, the Company issued 5,750,000 Class B ordinary shares to the Initial Shareholders. On February 1, 2021, the Company declared a stock dividend with respect to the Class B ordinary shares such that 0.05 Class B ordinary shares were issued for each share of Class B ordinary shares, resulting in an aggregate of 6,037,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the stock dividend (see Note 5). Of the 6,037,500 Class B ordinary shares outstanding, up to 787,500 Class B ordinary shares were subject to forfeiture to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On February 4, 2021, the underwriter fully exercised its over-allotment option; thus, these 787,500 Founder Shares were no longer subject to forfeiture.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

On March 16, 2023, shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association permitting the conversion of Class B shares to Class A ordinary shares prior to an initial Business Combination at the option of the holder.

On April 5, 2023, Sponsor elected to convert 6,037,499 Class B ordinary shares into Class A ordinary shares. Such shares do not have redemption rights.

In connection with the approval of the Extension Amendment at the Extraordinary General Meeting, holders of 570,227 of the Company’s ordinary shares exercised their right to redeem those shares for cash at an approximate price of $10.72 per share, for an aggregate of approximately $6.1 million on September 13, 2023.

On January 30, 2024, the Company held an extraordinary general meeting of Shareholders. In connection with the shareholders’ vote at the General Meeting, 184,934 ordinary shares were tendered for redemption, leaving 7,762,810 ordinary shares, including 7,762,809 Class A ordinary shares and 1 Class B ordinary share

Following such meetings, the redemptions related thereto and the Sponsor’s conversion of Class B ordinary shares into Class A ordinary shares, there are a total of 7,762,810 ordinary shares issued and outstanding. At June 30, 2024, there were 7,762,809 Class A ordinary shares and 1 Class B ordinary share outstanding, respectively. At December 31, 2023, there were 7,947,743 Class A ordinary shares and 1 Class B ordinary share outstanding, respectively.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS

The following tables presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis, by level within the fair value hierarchy:

	Fair Value Measured as of June 30, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative public warrant liabilities	$—	$289,000	$—	$289,000
Derivative private placement warrant liabilities	—	163,460	—	163,460
Forward purchase agreement derivative liability	—	—	112,083	112,083
Total derivative warrant liabilities	$—	$452,460	$112,083	$564,543
	Fair Value Measured as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative public warrant liabilities	$82,110	$—	$—	$82,110
Derivative private placement warrant liabilities	—	46,440	—	46,440
Forward purchase agreement derivative liability	—	—	121,584	121,584
Total derivative warrant liabilities	$82,110	$46,440	$121,584	$250,134

Level 1 assets include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a quoted market price till February 14, 2024 (till securities were delisted) and subsequent to delisting, it was measured by taking the February 14 quoted market price after adjusting the volatilities of selected publicly traded SPACs. For this comparable SPACs were selected based on the SPAC focus, status, IPO size, and other SPAC details.

The fair value of the Private Placement Warrants has initially and subsequently been measured at fair value using a Black-Scholes Merton (BSM) model through September 30, 2022. As of June 30, 2024 and December 31, 2023, the Company determined the difference between the Public Warrant and Private Warrant fair value would be de minimus and therefore measured the Private Warrants by reference to the value of the Public Warrants. As on June, 30 2024, there is change of level for derivative public warrant liabilities from Level 1 to Level 2 due to the change in measurement technique.

On February 5, 2024, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that it was no longer in compliance with the Nasdaq Listing Rules (the “Rules”). Accordingly, Nasdaq has advised the Company that its securities will be delisted from The Nasdaq Stock Market and, unless the Company requests an appeal of such determination, its securities were suspended from trading at the opening of business on February 14, 2024, and, on April 25, 2024, a Form 25-NSE was filed with the Securities and Exchange Commission removing the Company’s securities from listing and registration on the Nasdaq Stock Market. The Company intends to apply to be listed on Nasdaq again in connection with the closing of its business combination.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

On August 1, 2024, the Company held an extraordinary general meeting of shareholders where the shareholders approved a special resolution to amend our charter (the “Extension Amendment No. 4”) to extend the date by which the Company may either (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination, from August 4, 2024 to November 4, 2024 or such earlier date as determined by the board or (ii) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (iii) redeem all of the Class A ordinary shares, par value $0.0001 per share, of the company, included as part of the units sold in the company’s Initial Public Offering that was consummated on February 4, 2021 from August 4, 2024 to November 4, 2024 or such earlier date as determined by the board.

For the three and six months ended June 30, 2024, the Company recognized a gain/loss resulting from a decrease/increase in the fair value of liabilities of approximately $0.1 million and $0.3 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying condensed statements of operations. For the three and six months ended June 30, 2023, the Company recognized a gain resulting from a decrease in the fair value of liabilities of approximately $0.4 million and $0, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying condensed statements of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation and BSM model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. Changes in these valuation assumptions can change the valuation significantly.

Forward Purchase Agreement (“FPA”) Derivative Liability

In order to calculate the fair value of the forward purchase agreement derivative liability, the Company utilized the following inputs:

	June 30, 2024	December 31, 2023
Probability of business combination	12.1%	9.3%
Underlying ordinary share price	$11.34	10.90
Cash flow discount rate	4.49%	4.20%
Unit purchase price	$10.00	10.00
Estimated maturity date	10/4/2027	4/26/2027
Probability of forward purchase agreement being utilized	0%	0%

The following table presents the changes in the fair value of the forward purchase agreement derivative liability:

FPA
Fair value as of December 31, 2023	$121,584
Change in fair value of the forward purchase agreement derivative liabilities	(9,501)
Fair value as of June 30, 2024	$112,083

The changes in the fair value of the forward purchase agreement derivative liability for the three and six months ended June 30, 2024, are $24,617 decrease and $9,501 decrease, respectively. The changes in the fair value of the forward purchase agreement derivative liability for the three and six months ended June 30, 2023, are $38,607 decrease and $75,287 decrease, respectively.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

There were no transfers between fair value levels during the period ended June 30, 2024, and for the year ended December 31, 2023.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to the date the unaudited condensed financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On August 1, 2024, the Company held an extraordinary general meeting of shareholders where the shareholders approved a special resolution to amend our charter (the “Extension Amendment No. 4”) to extend the date by which the Company may either (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination, from August 4, 2024 to November 4, 2024 or such earlier date as determined by the board or (ii) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (iii) redeem all of the Class A ordinary shares, par value $0.0001 per share, of the company, included as part of the units sold in the company’s Initial Public Offering that was consummated on February 4, 2021 from August 4, 2024 to November 4, 2024 or such earlier date as determined by the board.

In connection with the solicitation of proxies in connection with the Extension Amendment No. 4, holders of 1,451,876 Class A ordinary shares of our then 7,762,810 Class A ordinary shares outstanding with redemption rights, elected to redeem their shares at a per share redemption price of approximately $11.25, totaling $16.33 million.

Trust Deposits

In connection with the shareholders’ approval of the Extension Proposal, the Sponsor contributed to the Company as a loan (each loan being referred to herein as a “contribution”) seven deposits of $100,000 each, five deposits of $57,307 and three deposits of $51,759 into the Trust Account through June 30, 2024 totaling $1,141,812. Further three deposits of $51,759 each and $19,077 totaling to $174,354 will be deposited into the Trust Account in September & October 2024, further extending to November 4, 2024. The company shall receive $174,354 from its Sponsor in September & October 2024 towards the extension payments in operating account and the same is accounted for in the financials as on June 30, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Northern Revival Acquisition Corporation (formerly known as
Noble Rock Acquisition Corporation)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Northern Revival Acquisition Corporation (formerly known as Noble Rock Acquisition Corporation)(the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in shareholders’ deficit and cash flows for each of the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of the business combination and the Company’s cash and working capital as of December 31, 2023 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. There is no assurance that the Company will be able to complete the business combination by Company’s extension date of August 4, 2024 or obtain approval to extend the date to November 4, 2024. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2020.

New York, New York
July 22, 2024

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
BALANCE SHEETS

	December 31,
	2023	2022
Assets
Current assets:
Cash	$1,465	$42,071
Prepaid expenses	42,917	42,517
Total current assets	44,382	84,588
Cash and Investments held in Trust Account	20,956,566	245,009,717
Total Assets	$21,000,948	$245,094,305

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$146,918	$19,103
Accrued expenses	1,475,712	4,679
Advances from related party	791,322	59,281
Promissory note – related party	1,128,393	—
Total current liabilities	3,542,345	83,063
Deferred legal fees	1,067,618	1,067,618
Deferred underwriting commissions	—	9,056,250
Forward Purchase Agreement derivative liabilities	121,584	—
Derivative warrant liabilities	128,550	631,430
Total liabilities	4,860,097	10,838,361

Commitments and Contingencies (Note 6)

Class A ordinary shares, $0.0001 par value; 1,910,244 and 24,150,000 shares subject to possible redemption at $10.92 per share at December 31, 2023 and $10.14 at December 31, 2022, respectively	20,856,566	244,909,717

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 6,037,499 and no non-redeemable shares issued and outstanding at December 31, 2023 and 2022, respectively	604	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 1 and 6,037,500 shares issued and outstanding at December 31, 2023 and 2022, respectively	—	604
Additional paid-in capital	—	—
Accumulated deficit	(4,716,319)	(10,654,377)
Total Shareholders’ Deficit	(4,715,715)	(10,653,773)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$21,000,948	$245,094,305

The accompanying notes are an integral part of the financial statements.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
General and administrative expenses	$2,570,259	$1,508,654
Loss from operations	(2,570,259)	(1,508,654)

Other income (expense)
Change in fair value of derivative warrant liabilities	502,880	6,399,850
Change in fair value of forward purchase agreement derivative liabilities	(121,584)	—
Reduction in deferred underwriter fee payable	524,538	—
Income from cash held in Trust Account	1,623,630	3,483,715
Total other income, net	2,529,464	9,883,565

Net (loss) income	$(40,795)	$8,374,911

Weighted average shares outstanding of redeemable Class A ordinary shares, basic and diluted	3,922,676	24,150,000
Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.00)	$0.28

Weighted average shares outstanding of non-redeemable Class A ordinary shares, basic and diluted	4,499,177	—
Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.00)	$—

Weighted average shares outstanding of Class B ordinary shares, basic and diluted	1,538,323	6,037,500
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.00)	$0.28

The accompanying notes are an integral part of the financial statements.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2023

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	—	—	6,037,500	604	—	(10,654,377)	(10,653,773)
Conversion of Class B shares to Class A shares	6,037,499	604	(6,037,499)	(604)	—	—	—
Net loss	—	—	—	—	—	(40,795)	(40,795)
Reduction of underwriting fee payable	—	—	—	—	—	8,531,712	8,531,712
Remeasurement of Class A ordinary shares subject to redemption	—	—	—	—	—	(2,552,859)	(2,552,859)
Balance – December 31, 2023	6,037,499	$604	1	$—	$—	$(4,716,319)	$(4,715,715)

FOR THE YEARS ENDED DECEMBER 31, 2022

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	6,037,500	$604	$—	$(15,619,571)	$(15,618,967)
Remeasurement of Class A ordinary shares subject to redemption	—	—	—	—	—	(3,409,717)	(3,409,717)
Net income	—	—	—	—	—	8,374,911	8,374,911
Balance – December 31, 2022	—	$—	6,037,500	$604	$—	$(10,654,377)	$(10,653,773)

The accompanying notes are an integral part of the financial statements.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(40,795)	$8,374,911
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Income from cash held in Trust Account	(1,623,630)	(3,483,715)
Change in fair value of derivative warrant liabilities	(502,880)	(6,399,850)
Change in fair value of forward purchase agreement derivative liabilities	121,584	—
Reduction in deferred underwriter fee payable	(524,538)	—
Changes in operating assets and liabilities:
Prepaid expenses	(400)	256,970
Accounts payable	127,815	19,103
Accrued expenses	1,471,033	(45,196)
Due to related party	732,041	59,281
Deferred legal fees	—	462,869
Net cash used in operating activities	(239,770)	(755,627)

Cash Flows from Investing Activities:
Cash deposited in Trust Account for extensions	(929,229)	—
Cash withdrawn from Trust account for redemptions	226,606,010	—
Net cash provided by investing activities	225,676,781	—

Cash Flows from Financing Activities:
Proceeds from promissory note related party	1,128,393	—
Redemption of Class A Ordinary Shares	(226,606,010)	—
Offering costs paid	—	(70,000)
Net cash used in financing activities	(225,477,617)	(70,000)

Net change in cash	(40,606)	(825,627)
Cash – beginning of the period	42,071	867,698
Cash – end of the period	$1,465	$42,071

Supplemental disclosure of noncash financing activities:
Remeasurement of Class A ordinary shares subject to possible redemption	$2,552,859	$3,409,717
Issuance of Forward Purchase Agreement	$272,053	—

The accompanying notes are an integral part of the financial statements.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Northern Revival Acquisition Corporation (the “Company,” or “NRAC”) is a blank check company incorporated as a Cayman Islands exempted company on November 4, 2020 with the name “Noble Rock Acquisition Corporation.” The Company changed its name on March 16, 2023 to Northern Revival Acquisition Corporation. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2023, the Company had not yet commenced operations. All activity through December 31, 2023 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, the search and closing of a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments held in trust from the proceeds of its Initial Public Offering.

The Company’s sponsor is Northern Revival Sponsor LLC, a Cayman Island limited liability company which changed its name from Noble Rock Sponsor LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 1, 2021. On February 4, 2021, the Company consummated its Initial Public Offering of 24,150,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which included 3,150,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $241.5 million, and incurring offering costs of approximately $14.4 million, net of reimbursement from the underwriter. Of these offering costs, approximately $9.1 million and approximately $320,000 was for deferred underwriting commissions and deferred legal fees, respectively (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,553,334 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.8 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $241.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity,” (“ASC 480). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Shareholder Meeting, Extension, Redemptions and Trust Deposits

On January 27, 2023, the Company held an extraordinary general meeting of its shareholders (the “Meeting”) to amend its Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to extend the date by which the Company has to consummate an initial Business Combination from February 4, 2023 to September 4, 2023 or such earlier date as determined by the board. At the Meeting, the Company’s shareholders approved a special resolution for the Extension Proposal, (as described above). The Extension Proposal is described in detail in the Company’s definitive proxy statement filed with the SEC and dated January 6, 2023 and was approved at the Meeting. In connection with its solicitation of proxies in connection with the Extension Proposal, the Company was required to permit its public shareholders to redeem its ordinary shares. Of the 24,150,000 Class A ordinary shares outstanding with redemption rights, the holders of 21,240,830 Class A ordinary shares elected to redeem their shares at a per share redemption price of approximately $10.17. As a result, approximately $216.1 million was removed from the Trust Account to pay such holders.

On March 16, 2023, the Company held an extraordinary general meeting of shareholders (the “General Meeting”) to vote on a special resolution to amend the Company’s Amended and Restated Memorandum of Association to change the name to the Company from Noble Rock Acquisition Corporation to Northern Revival Acquisition Corporation and to amend the charter to change certain provisions which restrict the Company’s Class B ordinary shares from converting to Class A ordinary shares prior to the closing of the business combination. Both proposals were approved (the “Conversion Proposal”). The submission of the Conversion Proposal entitled holders of the Company’s Class A Ordinary Shares to redeem their shares for their pro rata portion of the funds held in the Trust Account. In connection with the General Meeting, of the 2,909,170 remaining Class A ordinary shares outstanding with redemption rights, the holders of 428,699 Class A ordinary shares elected to redeem their shares at a per share redemption price of approximately $10.33 on March 28, 2023. The amount was removed from the Trust Account to pay such holders and the 428,699 shares were cancelled in April 2023. On April 5, 2023, the Sponsor elected to convert 6,037,499 Class B ordinary shares into Class A ordinary shares. As a result of such meetings, the redemptions related thereto and the Sponsor’s conversion of Class B ordinary shares into Class A ordinary shares, there were a total of 8,517,971 ordinary shares issued and outstanding, including (i) 8,517,970 Class A ordinary shares and (ii) 1 Class B ordinary share outstanding.

On August 31, 2023, the Company held an annual general meeting of shareholders. At the meeting, the Company’s shareholders vote on and approved the following proposals: (1) the extension proposal — as a special resolution, to amend the company’s charter pursuant to an amendment to the charter in the form set forth in Annex A of the proxy statement, to extend the date by which the company may either (i) consummate an initial business combination, from September 4, 2023 to February 4, 2024 or such earlier date as determined by the board or (ii) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (iii) redeem all of the Class A ordinary shares, included as part of the units sold in the company’s Initial Public Offering that was consummated on February 4, 2021 from September 4, 2023 to February 4, 2024 or such earlier date as determined by the board; (2) the net tangible assets (“NTA”) requirement amendment proposal -as a special resolution, to amend the charter pursuant to an amendment to the charter in the form set forth in Annex B of the proxy statement, to remove the net tangible asset requirement from the charter in order to expand the methods that the company may employ so as not to become subject to the “penny stock” rules of the SEC; (3) the directors proposal — as an ordinary resolution, to reelect two (2) Class I directors to serve until the annual general meeting in 2026 and until their respective successors have been duly elected and qualified or until his or her earlier resignation, removal or death; and (4) the adjournment proposal — as an ordinary resolution, to approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the extension proposal, the NTA requirement amendment proposal, and the directors proposal.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In connection with the approval of the Extension Amendment at the Extraordinary General Meeting, holders of 570,227 of the Company’s ordinary shares exercised their right to redeem those shares for cash at an approximate price of $10.72 per share, for an aggregate of approximately $6.1 million on September 13, 2023.

On January 30, 2024, the Company held an extraordinary general meeting of Shareholders and approved the 1) a special resolution, to amend the company’s Amended and Restated Memorandum and Articles of Association (the “charter”) pursuant to an amendment to the charter in the form set forth in Annex A of the accompanying proxy statement, to extend the date by which the company may either (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination (the “initial business combination”), from February 4, 2024 to August 4, 2024 (such proposal the “extension proposal”) or such earlier date as determined by the board or (ii) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (iii) redeem all of the Class A ordinary shares, par value $0.0001 per share, of the company (“Class A ordinary shares”), included as part of the units sold in the company’s initial public offering that was consummated on February 4, 2021 from February 4, 2024 to August 4, 2024 or such earlier date as determined by the board; and 2) an ordinary resolution, approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the extension proposal (the “adjournment proposal”), which will be presented at the general meeting if, based on the tabulated votes, there are not sufficient votes at the time of the general meeting to approve the foregoing proposal or as otherwise deemed necessary by the Chairman of the general meeting.

In connection with the shareholders’ vote at the General Meeting, 184,934 ordinary shares were tendered for redemption, leaving 7,762,810 ordinary shares, including 7,762,809 Class A ordinary shares and 1 Class B ordinary share.

If the Company is unable to complete a Business Combination by August 4, 2024 and if the extension proposal to extend the date to November 4, 2024 is not approved, or such earlier date as determined by the Company’s Directors, (taking into account the extension, the “Combination Period”), the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Trust Deposits

In connection with the shareholders’ approval of the Extension Proposal, the Sponsor contributed to the Company as a loan (each loan being referred to herein as a “contribution”) seventh deposits of $100,000 each and five deposit of $57,307 into the Trust Account through December 31, 2023, totaling $929,229 extending the business combination date to February 4, 2024. Six deposits of $51,579 each were deposited into the Trust Account, totaling $309,474 further extending to August 4, 2024.

Proposed Business Combination

On March 20, 2023, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with its Sponsor, Braiin Limited, an Australian public company limited by shares (“Braiin”), and certain Braiin shareholders (the “Braiin Supporting Shareholders”) who collectively own 100% of the outstanding ordinary shares of Braiin (the “Braiin Shares”). Pursuant to the terms of the Business Combination Agreement, a business combination between NRAC and Braiin (the “Business Combination”) will be effected as a share exchange in which Braiin shareholders exchange 100% of their Braiin Shares for a pro rata portion of Class A Ordinary Shares, par value $0.0001 per share, of NRAC (the “Class A Ordinary Shares”) with an aggregate value of $190 million (the “Share Exchange”). The number of shares to be issued will be based upon a per share value of $10.00. The aggregate value is subject to adjustment up or down based upon certain indebtedness and cash on hand of Braiin as set forth in its audited financial statements. “Prior to the consummation of the Business Combination, Braiin will acquire PowerTec Holdings Ltd., an Australian distributor that supplies connectivity solutions to individuals and businesses around the world. (“PowerTec”).” Following the Share Exchange, Braiin will continue as a subsidiary of the Company, and the Company will change its name to “Braiin Holdings.” Reference to NRAC after giving effect to the Business Combination, as “New Braiin.”

Simultaneously with the execution of the Business Combination Agreement, NRAC and Braiin entered into separate support agreements with the Braiin Supporting Shareholders and the Sponsor pursuant to which the Braiin Supporting Shareholders and the Sponsor have agreed to vote their Braiin shares and NRAC shares, respectively, in favor of the Business Combination and against any competing acquisition proposal, and not to solicit any competing acquisition proposal. In addition, the Sponsor has agreed to surrender 1,500,000 NRAC founder shares immediately

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

prior to the closing of the Business Combination (the “Closing”) and to waive: (i) redemption rights with respect to its NRAC shares in connection with the Business Combination, and (ii) the right to have any working capital loans extended to NRAC converted into warrants.

On October 1, 2023, the Company entered into an Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) by and among NRAC, the Sponsor, Braiin, Braiin Holdings Ltd., a Cayman Islands exempted company (“PubCo”) and wholly owned subsidiary of NRAC, and Braiin Supporting Shareholders. Pursuant to the terms of the Amended and Restated Business Combination Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Amended and Restated Business Combination Agreement by the shareholders of NRAC, NRAC will merge with and into PubCo and wholly owned subsidiary of NRAC with PubCo remaining as the surviving publicly traded entity (the ”Initial Business Combination”); and (ii) a share exchange in which Braiin shareholders exchange 100% of their Braiin Shares for a pro rata portion of Ordinary Shares, par value $1.00 per share, of PubCo (the “PubCo Ordinary Shares”) with an aggregate value of $572 million (the “Share Exchange”). The number of shares to be issued will be based upon a per share value of $10.00. The aggregate value is subject to adjustment up or down based upon certain indebtedness and cash on hand of Braiin as set forth in its audited financial statements. Prior to the consummation of the Business Combination, it is anticipated that Braiin will acquire PowerTec and Vega Global Technologies Pty Ltd., an Australian agricultural technology company (“Vega”). Following the Share Exchange, Braiin will continue as a subsidiary of PubCo. Reference to PubCo after giving effect to the Business Combination, as “New Braiin.”

Forward Purchase Agreement

In connection with the Business Combination, on March 16, 2023, the Company and Braiin entered into an OTC Equity Prepaid Forward Transaction agreement (the “Forward Purchase Agreement”) with certain funds managed by Meteora Capital, LLC, an investor in the Sponsor (the “Meteora Funds”).

The Forward Purchase Agreement was entered into on March 16, 2023, prior to the signing and announcement of the Business Combination Agreement. Pursuant to the Forward Purchase Agreement, Meteora has agreed to make purchases of Class A Ordinary Shares of the Company: (a) in open-market purchases through a broker after the date of the Company’s redemption deadline in connection with the vote of the Company shareholders to approve the Business Combination from holders of Class A Ordinary Shares of the Company, including those who elect to redeem Class A Ordinary Shares and subsequently revoked their prior elections to redeem (the “Recycled Shares”) and (b) directly from the Company, newly-issued Class A Ordinary Shares of the Company (the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). The aggregate total Subject Shares will be up to 2,900,000 (but not more than 9.9% of the Company’s Class A Ordinary Shares outstanding on a post-transaction basis) (the “Maximum Number of Shares”). Meteora has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business Combination.

The Forward Purchase Agreement provides that no later than the earlier of (a) one business day after the closing of the Business Combination and (b) the date any assets from NRAC’s trust account are disbursed in connection with the Business Combination, the Combined Company will pay to Meteora, out of funds held in its Trust Account, an amount (the “Prepayment Amount”) equal to (x) the per-share redemption price (the “Initial Price”) multiplied by (y) the number of Recycled Shares on the date of such prepayment less the Prepayment Shortfall. The Prepayment Shortfall is equal to the lesser of (i) ten percent of the product of (x) the Number of NRAC Class A Ordinary Shares multiplied by (y) the Initial Price and (ii) $3,000,000. See Note 6 for additional provisions of the agreement.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Underwriting Fees Waivers

On August 7, 2023, Stifel, Nicolaus & Company (“Stifel”), an underwriter of the Initial Public Offering, agreed to waive its entitlement to the deferred underwriting commissions of $4,980,938 owed or payable to Stifel pursuant to the underwriting agreement for the Initial Public Offering (the “Underwriting Agreement”). As a result, the Company recognized $288,496 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $4,692,442 was recorded to retained earnings in relation to the waiver of the deferred underwriting discount in the accompanying financial statements (see Note 6).

On September 27, 2023, William Blair & Company (“Blair”), an underwriter of the Initial Public Offering, agreed to waive its entitlement to the deferred underwriting commissions of $2,037,656 owed or payable to Blair pursuant to the underwriting agreement for the Initial Public Offering (the “Underwriting Agreement”). As a result, the Company recognized $118,021 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $1,919,635 was recorded to retained earnings in relation to the waiver of the deferred underwriting discount in the accompanying financial statements (see Note 6).

On September 29, 2023, Oppenheimer & Co., Inc. (“Oppenheimer”), an underwriter of the Initial Public Offering, agreed to waive its entitlement to the deferred underwriting commissions of $2,037,656 owed or payable to Oppenheimer pursuant to the underwriting agreement for the Initial Public Offering (the “Underwriting Agreement”). As a result, the Company recognized $118,021 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $1,919,635 was recorded to retained earnings in relation to the waiver of the deferred underwriting discount in the accompanying financial statements (see Note 6).

Liquidity and going concern

As of December 31, 2023, the Company had approximately $1,500 in its operating bank account and working capital deficit of approximately $3.5 million.

The Company’s liquidity needs to date have been satisfied through a payment of $25,000 from the Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares (as defined in Note 5), the loan of $195,000 from the Sponsor pursuant to the Note (as defined in Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on February 5, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of December 31, 2023 and 2022, there were no amounts outstanding or any Working Capital Loans. Management intends to utilize Sponsor support to continue meeting its obligations.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” the Company has until August 4, 2024, or such earlier date as determined by its Directors to consummate a Business Combination. It is uncertain that the Company will be able to meet its obligations within the next 12 months or consummate a Business Combination by this time. If a Business Combination is not consummated by August 4, 2024 and if the extension proposal to extend the date to November 4, 2024 is not approved, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Risks and uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and the conflicts in Ukraine and Israel and their respective surrounding regions on the industry and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on the Company’s financial position, results of its operations and/or completing the business combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2023 and 2022, the Company had no cash equivalents.

Cash and Investments held in Trust Account

The funds in the trust account, since the Company’s Initial Public Offering, were held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), the Company’s has instructed Continental Stock Transfer& Trust Company, the trustee with respect to the trust account, to liquidate the U.S. government treasury obligations or money market funds held in the trust account and thereafter to hold all funds in the trust account in cash in an interest-bearing demand deposit account at a bank until the earlier of the consummation of the Business Combination, another initial business combination or our liquidation. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. At December 31, 2023, all of the assets held in the Trust Account were held in cash. At December 31, 2022, all of the assets held in the Trust Account were held in money market funds which were invested primarily in U.S. Treasury securities.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At December 31, 2023 and 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equals or approximates the carrying amounts represented in the balance sheets.

Fair value measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued warrants to purchase ordinary shares, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, Derivatives and Hedging (“ASC 815”), Embedded Derivatives (“ASC 815-15”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”). Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model. As of December 31, 2023 and 2022, the Company determined the difference between the Public Warrant and Private Warrant fair value would be de minimus and therefore measured the Private Warrants by reference to the listed trading price of the Public Warrants (See Note 10). As of December 31, 2023 and 2022, the fair value of the Public Warrants has been determined based on the observable listed trading price for such warrants.

Forward Purchase Agreement Derivative Liability

On March 16, 2023, the Company entered into a Forward Purchase Agreement (see Note 1). The Company accounts for the Forward Purchase Agreement as a derivative instrument in accordance with the guidance in ASC 815-40. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations. The ability of the Company to receive any of the proceeds of the Forward Purchase Agreement is dependent upon the financial metrics of the business combination target, among other factors, rendering the receipt of such proceeds outside the control of the Company. At December 31, 2023, the value of the forward purchase derivative liability was $121,584.

Class A ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2023 and 2022, 1,910,244 and 24,150,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption amount value. The changes in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net (loss) income per ordinary share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net (loss) income per ordinary share is calculated by dividing the net (loss) income by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net (loss) income does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the private placement warrants to purchase an aggregate of 12,603,334 shares of Class A ordinary shares in the calculation of diluted (loss) income per share, because their exercise is contingent upon future events. Remeasurement associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of ordinary shares:

	For the Year Ended December 31,
	2023	2022
Class A Ordinary Shares subject to possible redemption
Numerator: Net (loss) income allocable to Class A ordinary shares	$(16,066)	$6,699,929
Denominator: Weighted Average Class A ordinary shares
Basic and diluted weighted average shares outstanding	3,922,676	24,150,000
Basic and diluted net (loss) income per share	$(0.00)	$0.28

Class A Ordinary Shares, non-redeemable
Numerator: Net (loss) income allocable to Class A ordinary shares	(18,428)	—
Denominator: Weighted Average Class A ordinary shares
Basic and diluted weighted average shares outstanding	4,499,177	—
Basic and diluted net (loss) income per share	$(0.00)	$—

Class B Ordinary Shares
Numerator: Net (loss) income allocable to Class B ordinary shares	(6,301)	1,674,982
Denominator: Weighted Average Class B ordinary shares
Basic and diluted weighted average shares outstanding	1,538,323	6,037,500
Basic and diluted net (loss) income per share	$(0.00)	$0.28

Recent accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its condensed consolidated financial statements and disclosures.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On February 4, 2021, the Company consummated its Initial Public Offering of 24,150,000 Units, which includes 3,150,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $241.5 million, and incurring offering costs of approximately $14.4 million, net of reimbursement from the underwriter. Of these offering costs, approximately $9.1 million and approximately $320,000 was for deferred underwriting commissions and deferred legal fees, respectively.

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,553,334 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.8 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On November 11, 2020, the Initial Shareholders paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 5,750,000 Class B ordinary shares (the “Founder Shares”). On February 1, 2021, the Company declared a stock dividend with respect to the Class B ordinary shares such that 0.05 Class B ordinary shares were issued for every one Class B ordinary share, resulting in an aggregate of 6,037,500 Class B ordinary shares outstanding. The initial shareholders agreed to forfeit up to an aggregate of 787,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 4, 2021, the underwriter fully exercised its over-allotment option; thus, these 787,500 Founder Shares were no longer subject to forfeiture.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

On April 5, 2023, shareholder holding one issued and outstanding Class B ordinary shares of the Company elected to convert their Class B ordinary shares into Class A ordinary shares of the Company on a one-for-one basis to meet listing requirements (see Note 9).

Related Party Loans

On November 11, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. Through February 4, 2021, the Company borrowed a total of $195,000 and repaid the Note in full on February 5, 2021.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2023 and 2022, the Company had no outstanding Working Capital Loans.

Advances from Related Party

The Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee reviews on a quarterly basis all payments that were made by us to the Sponsor, directors, officers or the Company’s or any of their affiliates. For the year ended December 31, 2023, the Sponsor had advanced the Company $732,041 for working capital purposes, of which $0 was repaid during the year ended December 31, 2023. As of December 31, 2023 and 2022, the outstanding balance under the advances amounted to $791,322 and $59,281, respectively.

Promissory Note — related party

In connection with the shareholders’ approval of the Extension Proposal, the Sponsor contributed to the Company as a loan (each loan being referred to herein as a “contribution”) seven deposits of $100,000 each and four deposit of $57,307 into the Trust Account by December 31, 2023, totaling $929,229 extending the business combination date to February 4, 2024. The Company issued unsecured promissory notes to the Sponsor for $929,229 as extension loans as of December 31, 2023 since the funds were received in the Company operating account as of such date. The promissory notes bear no interest and all unpaid principal under the promissory notes will be due and payable in full up upon the consummation of the Business Combination. As of December 31, 2023, the Company had $1,128,393 outstanding balance under these notes.

On February 4, 2023, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company borrowed principal amount of $100,000. The February 4, 2023 note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation. The February 4, 2023 note is subject to customary events of default which could, subject to certain conditions, cause the February 4, 2023 note to become immediately due and payable.

On March 4, 2023, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company borrowed principal amount of $100,000. The March 4, 2023 note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation. The March 4, 2023 note is subject to customary events of default which could, subject to certain conditions, cause the March 4, 2023 note to become immediately due and payable.

On April 4, 2023, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company borrowed principal amount of $100,000. The April 4, 2023 note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation. The April 4, 2023 note is subject to customary events of default which could, subject to certain conditions, cause the April 4, 2023 note to become immediately due and payable.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On May 4, 2023, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company borrowed principal amount of $100,000. The May 4, 2023 note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation. The May 4, 2023 note is subject to customary events of default which could, subject to certain conditions, cause the May 4, 2023 note to become immediately due and payable.

On June 4, 2023, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company y borrowed principal amount of $100,000. The June 4, 2023 note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation. The June 4, 2023 note is subject to customary events of default which could, subject to certain conditions, cause the June 4, 2023 note to become immediately due and payable.

On July 4, 2023, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company y borrowed principal amount of $100,000. The July 4, 2023 note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation. The July 4, 2023 note is subject to customary events of default which could, subject to certain conditions, cause the July 4, 2023 note to become immediately due and payable.

On August 31, 2023, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company borrowed principal amount of $100,000. The August 31, 2023 note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation. The August 31, 2023 note is subject to customary events of default which could, subject to certain conditions, cause the August 31, 2023 note to become immediately due and payable.

On August 31, 2023, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company borrowed principal amount of $61,928. The August 31, 2023 note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation. The August 31, 2023 note is subject to customary events of default which could, subject to certain conditions, cause the August 31, 2023 note to become immediately due and payable.

On September 1, 2023, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company borrowed principal amount of $57,307. The September 1, 2023 note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation. The September 1, 2023 note is subject to customary events of default which could, subject to certain conditions, cause the September 1, 2023 note to become immediately due and payable.

On October 2, 2023, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company borrowed principal amount of $309,157. The October 2, 2023 note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation. The October 2, 2023 note is subject to customary events of default which could, subject to certain conditions, cause the October 2, 2023 note to become immediately due and payable.

In connection with the shareholders’ approval of the Extension Proposal, the Sponsor contributed to the Company as a loan (each loan being referred to herein as a “contribution”) seventh deposits of $100,000 each and four deposits of $57,307 into the Trust Account through December 31, 2023 totaling $929,229. As of December 31, 2023, the Company had $1,128,393 outstanding balance under unsecured promissory notes.

Administrative Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor a total of $30,000 per month for office space, administrative, financial and support services. For the year ended

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

December 31, 2023 and 2022, the Company incurred expenses under this agreement of $360,000 and $360,000, which are included in general and administrative expenses on the accompanying statements of operations, respectively. For the year ended December 31, 2023 and 2022, the Company has paid $30,000 and $0 was paid in connection with the administrative service agreement, respectively. As of December 31, 2023 and 2022, the payable was $330,000 and $0, of which is included in accrued expenses in the accompanying balance sheets, respectively.

NOTE 6. COMMITMENTS & CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 3,150,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On February 4, 2021, the underwriter fully exercised its over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $4.8 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.375 per unit, or approximately $9.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In addition, the Company received reimbursement from the underwriters of certain expenses in connection with the Initial Public Offering in the aggregate amount of $603,750, equal to 0.25% of the offering gross proceeds.

On August 7, 2023, Stifel agreed to waive its entitlement to the deferred underwriting commissions of $4,980,938 owed or payable to Stifel in accordance with the Underwriting Agreement. As a result, the Company recognized $288,496 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $4,692,442 was recorded to retained earnings in relation to the waiver of the deferred underwriting discount in the accompanying financial statements.

On September 27, 2023, Blair agreed to waive its entitlement to the deferred underwriting commissions of $2,037,656 owed or payable to Blair in accordance with the Underwriting Agreement. As a result, the Company recognized $118,021 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $1,919,635 was recorded to retained earnings in relation to the waiver of the deferred underwriting discount in the accompanying financial statements.

On September 29, 2023, Oppenheimer agreed to waive its entitlement to the deferred underwriting commissions of $2,037,656 owed or payable to Oppenheimer in accordance with the Underwriting Agreement. As a result, the Company recognized $118,021 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $1,919,635 was recorded to retained earnings in relation to the waiver of the deferred underwriting discount in the accompanying financial statements.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 6. COMMITMENTS & CONTINGENCIES (cont.)

As of December 31, 2023, total amounts recognized in other income amounted to $524,538 and total of $8,531,712 was recorded in Statement of changes in shareholders’ deficit.

Contingent Fee Arrangement

On August 4, 2022, the Company entered into an agreement with an independent third party to provide sourcing and advisory services related to completing a successful business combination. As consideration for the services to be rendered, the Company has agreed to pay them a success fee of $2,415,000, payable only upon the completion of a business combination. Any related expenses or out-of-pocket costs are borne solely by the third party.

Deferred Legal Fees

The Company engaged a legal counsel firm for legal advisory services, and the legal counsel agreed to defer their fees in excess of $250,000. The deferred fee will become payable in the event that the Company completes a Business Combination. As of December 31, 2023 and 2022, the Company had deferred legal fees of approximately $1.1 million in connection with such services on the accompanying balance sheets.

Forward Purchase Agreement

In connection with the Business Combination, on March 16, 2023, NRAC and Braiin entered into an OTC Equity Prepaid Forward Transaction agreement (the “Forward Purchase Agreement”) with certain funds managed by Meteora Capital, LLC, an investor in the Sponsor (the “Meteora Funds”).

The Forward Purchase Agreement was entered into on March 16, 2023, prior to the signing and announcement of the Business Combination Agreement. Pursuant to the Forward Purchase Agreement, Meteora has agreed to make purchases of Class A Ordinary Shares of NRAC: (a) in open-market purchases through a broker after the date of NRAC’s redemption deadline in connection with the vote of NRAC shareholders to approve the Business Combination from holders of Class A Ordinary Shares of NRAC, including those who elect to redeem Class A Ordinary Shares and subsequently revoked their prior elections to redeem (the “Recycled Shares”) and (b) directly from NRAC, newly-issued Class A Ordinary Shares of NRAC (the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). The aggregate total Subject Shares will be up to 2,900,000 (but not more than 9.9% of NRAC’s Class A Ordinary Shares outstanding on a post-transaction basis) (the “Maximum Number of Shares”). Meteora has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business Combination.

The Company filed a current report on Form 8-K on March 21, 2023 with the full Business Combination Agreement and supporting agreements.

The Forward Purchase Agreement provides that no later than the earlier of (a) one business day after the closing of the Business Combination and (b) the date any assets from NRAC’s trust account are disbursed in connection with the Business Combination, the Combined Company will pay to Meteora, out of funds held in its Trust Account, an amount (the “Prepayment Amount”) equal to (x) the per-share redemption price (the “Initial Price”) multiplied by (y) the number of Recycled Shares on the date of such prepayment less the Prepayment Shortfall. The Prepayment Shortfall is equal to the lesser of (i) ten percent of the product of (x) the Number of NRAC Class A Ordinary Shares multiplied by (y) the Initial Price and (ii) $3,000,000.

Meteora may, at its discretion and at any time following the closing of the Business Combination, provide an Optional Early Termination notice (“OET Notice”) and pay to the Combined Company the product of the “Reset Price” and the number of NRAC’s Class A Ordinary Shares listed on the OET Notice. The Reset Price shall initially equal the Initial Price but shall be adjusted on the first scheduled trading date of each two-week period commencing

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 6. COMMITMENTS & CONTINGENCIES (cont.)

on the first week following the 30th day after the closing of the Business Combination to the lowest of (i) the current Reset Price, (ii) the Initial Price and (iii) the volume weighted average price (“VWAP”) of NRAC’s Class A Ordinary Shares of the prior two-week period.

The Forward Purchase Agreement matures on the earlier to occur of (a) three years after the closing of the Business Combination, (b) the date specified by Meteora in a written notice delivered at Meteora’s discretion if (i) the VWAP of NRAC’s Class A Ordinary Shares during 10 out of 30 consecutive trading days is at or below $5.00 per Share, or (ii) the Shares are delisted from a national securities exchange. At maturity, Meteora will be entitled to receive maturity consideration in cash or shares. The maturity consideration will equal the product of (1) (a) the Number of NRAC Class A Ordinary Shares less (b) the number of Terminated Shares, multiplied by (2) $1.50 in the event of cash or, in the event of NRAC Class A Ordinary Shares, $2.00; and $2.50, solely in the event of a registration failure.

The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934.

The Forward Purchase Agreement may be terminated by any of the parties thereto if the Business Combination Agreement is terminated pursuant to its terms prior to the closing of the Business Combination.

NRAC has agreed to indemnify and hold harmless Meteora, its affiliates, assignees and other parties described therein (the “Indemnified Parties”) from and against all losses, claims, damages and liabilities under the Forward Purchase Agreement (excluding liabilities relating to the manner in which Meteora sells any shares it owns) and reimburse the Indemnified Parties for their reasonable expenses incurred in connection with such liabilities, subject to certain exceptions described therein, and has agreed to contribute to any amounts required to be paid by any Indemnified Parties if such indemnification is unavailable or insufficient to hold such party harmless.

Sponsor Support Agreement and Share Surrender

Simultaneously with the execution of the Business Combination Agreement, NRAC and Braiin entered into a support agreement with the Sponsor (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to vote its NRAC ordinary shares and its Private Placement Warrants in favor of the Business Combination and against any competing acquisition proposal, and not to solicit any competing acquisition proposal. In addition, the Sponsor has agreed to surrender 1,500,000 NRAC Class B Ordinary Shares immediately prior to the Effective Time and to waive: (i) redemption rights with respect to its NRAC shares in connection with the Business Combination, and (ii) the right to have any working capital loans extended to NRAC converted into warrants.

Company Shareholder Lock-Up Agreements

The consummation of the Business Combination is conditioned upon, among other things, (i) the absence of any governmental or court order, determination or injunction enjoining or prohibiting the Business Combination and related transactions, (ii) effectiveness of the Registration Statement and completion of the Shareholder Meeting, including any associated redemptions by NRAC shareholders, (iii) NRAC having at least $5,000,001 of net tangible assets (determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after all redemptions, (iv) approval of the Business Combination and related transactions at the Shareholder Meeting, (v) the Share Consideration being approved for listing on Nasdaq, and (vi) all necessary regulatory approvals being obtained.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 7. DERIVATIVE WARRANT LIABILITIES

As of December 31, 2023 and 2022, the Company had 8,050,000 Public Warrants and 4,553,334 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their warrants on a cashless basis under certain circumstances as a result of (i) the Company’s failure to have an effective registration statement by the 60th business day after the closing of the initial Business Combination or (ii) a notice of redemption described under “Redemption of warrants when the price per share of Class A ordinary shares equals or exceeds $10.00”). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering Class A ordinary shares issuable upon exercise of the warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per-share redemption trigger price described under “Redemption of warrants when the price per share of Class A ordinary shares equals or exceeds $18.00” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 7. DERIVATIVE WARRANT LIABILITIES (cont.)

Price, and the $10.00 per-share redemption trigger price described under “Redemption of warrants when the price per share of Class A ordinary shares equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by the Company, (ii) they (including Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination, (iii) they may be exercised by the holders on a cashless basis and (iv) are subject to registration rights.

Redemption of warrants when the price per share of Class A ordinary shares equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

Redemption of warrants when the price per share of Class A ordinary shares equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares determined by reference to an agreed table based on the redemption date and the fair market value of the Class A ordinary shares;

•        if, and only if, the last reported sale price of Class A ordinary shares equals or exceeds $10.00 per share on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 7. DERIVATIVE WARRANT LIABILITIES (cont.)

The fair market value of Class A ordinary shares mentioned above shall mean the volume-weighted average price of Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holder of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 1,910,244 and 24,150,000 shares of Class A ordinary shares outstanding, all of which were subject to redemption, respectively.

As of December 31, 2023 and 2022, Class A ordinary shares reflected on the balance sheets are reconciled on the following table:

Class A ordinary shares subject to possible redemption at January 1, 2022	241,500,000
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption	3,409,717
Class A ordinary shares subject to possible redemption at December 31, 2022	244,909,717
Less:
Redemption of Class A ordinary shares	(226,606,010)
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption	1,623,630
Extension deposits to Class A ordinary shares subject to redemption	929,229
Class A ordinary shares subject to possible redemption at December 31, 2023	$20,856,566

NOTE 9. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 1,910,244 and 24,150,000 Class A ordinary shares issued and outstanding, all subject to possible redemption and therefore classified as temporary equity on the accompanying balance sheets, respectively. See Note 8.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On November 11, 2020, the Company issued 5,750,000 Class B ordinary shares to the Initial Shareholders. On February 1, 2021, the Company declared a stock dividend with respect to the Class B ordinary shares such that 0.05 Class B ordinary shares were issued for each share of Class B ordinary shares, resulting in an aggregate of 6,037,500 Class B ordinary shares outstanding. All shares and associated

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 9. SHAREHOLDERS’ DEFICIT (cont.)

amounts have been retroactively restated to reflect the stock dividend (see Note 5). Of the 6,037,500 Class B ordinary shares outstanding, up to 787,500 Class B ordinary shares were subject to forfeiture to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On February 4, 2021, the underwriter fully exercised its over-allotment option; thus, these 787,500 Founder Shares were no longer subject to forfeiture.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

On March 16, 2023, shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association permitting the conversion of Class B shares to Class A ordinary shares prior to an initial Business Combination at the option of the holder.

On April 5, 2023, Sponsor elected to convert 6,037,499 Class B ordinary shares into Class A ordinary shares. Such shares do not have redemption rights. Following such meetings, the redemptions related thereto and the Sponsor’s conversion of Class B ordinary shares into Class A ordinary shares, there are a total of 8,517,971 ordinary shares issued and outstanding. At December 31, 2023, there were 7,947,743 Class A ordinary shares and 1 Class B ordinary share outstanding, respectively.

NOTE 10. FAIR VALUE MEASUREMENTS

The following tables presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis, by level within the fair value hierarchy:

	Fair Value Measured as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative public warrant liabilities	$82,110	$—	$—	$82,110
Derivative private placement warrant liabilities	—	46,440	—	46,440
Forward purchase agreement derivative liability	—	—	121,584	121,584
Total derivative warrant liabilities	$82,110	$46,440	$121,584	$250,134

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

	Fair Value Measured as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account	$245,009,717	$—	$—	$245,009,717
Liabilities:
Derivative public warrant liabilities	$403,310	$—	$—	$403,310
Derivative private placement warrant liabilities	—	228,120	—	228,120
Total derivative warrant liabilities	$403,310	$228,120	$—	$631,430

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. In March 2021, as the Public Warrants begun separately trading, the fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 measurement. The fair value of the Private Warrants were transferred from a Level 3 to a Level 2 during the fourth quarter of 2022 as the Company determined the difference between the Public Warrant and Private Warrant fair value would be de minimus.

Level 1 assets include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the fair value of the Public Warrants has been determined based on the observable listed trading price for such warrants. The fair value of the Private Placement Warrants has initially and subsequently been measured at fair value using a Black-Scholes Merton (BSM) model through September 30, 2022. As of December 31, 2022 through December 31, 2023, the Company determined the difference between the Public Warrant and Private Warrant fair value would be de minimus and therefore measured the Private Warrants by reference to the listed trading price of the Public Warrants.

For the year ended December 31, 2023, the Company recognized a gain resulting from a decrease in the fair value of liabilities of approximately $503,000 presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations. For the year ended December 31, 2022, the Company recognized a gain resulting from a decrease in the fair value of liabilities of approximately $6.4 million, presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation and BSM model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. Changes in these valuation assumptions can change the valuation significantly.

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The change in the fair value of the derivative warrant liabilities measured utilizing Level 3 inputs for the year ended December 31, 2022, are summarized as follows:

Derivative warrant liabilities at December 31, 2021 – Level 3	$2,563,530
Change in fair value of derivative warrant liabilities – Level 3	(2,356,810)
Transfer of Private Warrants to Level 2 measurement	(206,720)
Derivative warrant liabilities at December 31, 2022 – Level 3	$—

Forward Purchase Agreement Derivative Liability

In order to calculate the fair value of the forward purchase agreement derivative liability, the Company utilized the following inputs:

	March 16, 2023 (Initial measurement)	December 31, 2023
Probability of business combination	11.6%	9.3%
Underlying ordinary share price	$10.20	$10.90
Cash flow discount rate	3.72%	4.20%
Unit purchase price	$10.00	$10.00
Estimated maturity date	3/21/2026	4/26/2027
Probability of forward purchase agreement being utilized	0%	0%

The following table presents the changes in the fair value of the forward purchase agreement derivative liability:

FPA
Fair value as of March 16, 2023 (initial measurement)	$272,053
Change in fair value of the forward purchase agreement derivative liabilities	(150,469)
Change in fair value of forward purchase agreement derivative liabilities for the year ended December 31, 2023	$121,584

The changes in the fair value of forward purchase agreement derivative liabilities for the year ended December 31, 2023 are $150,469.

There were no transfers between fair value levels during the period ended December 31, 2023 and 2022.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to the date the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement, except as described below:

On January 30, 2024, the Company held an extraordinary general meeting of Shareholders and approved the 1) a special resolution, to amend the company’s Amended and Restated Memorandum and Articles of Association (the “charter”) pursuant to an amendment, to extend the date by which the company may either (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination (the “initial business combination”), from February 4, 2024 to August 4, 2024 (such proposal the “extension proposal”) or such earlier date as determined by the board or (ii) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination, and (iii) redeem all of the Class A ordinary shares, par value $0.0001 per share, of the company (“Class A ordinary shares”), included as part of the units sold in the company’s initial public offering that was consummated on February 4, 2021 from February 4, 2024

NORTHERN REVIVAL ACQUISITION CORPORATION
(FORMERLY KNOWN AS NOBLE ROCK ACQUISITION CORPORATION)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 11. SUBSEQUENT EVENTS (cont.)

to August 4, 2024 or such earlier date as determined by the board; and 2) an ordinary resolution, approve the adjournment of the general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the extension proposal (the “adjournment proposal”), which will be presented at the general meeting if, based on the tabulated votes, there are not sufficient votes at the time of the general meeting to approve the foregoing proposal or as otherwise deemed necessary by the Chairman of the general meeting.

In connection with the shareholders’ vote at the General Meeting, 184,934 ordinary shares were tendered for redemption, leaving 7,762,810 ordinary shares, including 7,762,809 Class A ordinary shares and 1 Class B ordinary share.

On February 5, 2024, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that it was no longer in compliance with the Nasdaq Listing Rules (the “Rules”).

In the Notice, Nasdaq advised the Company that, pursuant to Rule IM-5101-2, a special purpose acquisition company (“SPAC”) must complete one or more business combinations within 36 months of the effectiveness of the SPAC’s initial public offering. Since the Company’s registration statement became effective on February 2, 2021, it was required to complete its initial business combination by no later than February 2, 2024. As a result, the Company’s securities were suspended from trading at the opening of business on February 14, 2024 and, on April 25, 2024, a Form 25-NSE was filed with the Securities and Exchange Commission removing the Company’s securities from listing and registration on the Nasdaq Stock Market. The Company intends to apply to be listed on Nasdaq again in connection with the closing of its business combination.

Trust Deposits

On March 31, 2024, the Company issued unsecured promissory notes to the Sponsor pursuant to which the Company may borrow up to an aggregate principal amount of $400,000. The payment was received into the Company’s operating account. The note is non-interest bearing, unsecured and payable upon the earlier of (i) the effective date of close of business combination, or (ii) the date of liquidation.

In connection with the shareholders’ approval of the Extension Proposal, the Sponsor contributed to the Company as a loan (each loan being referred to herein as a “contribution”) seventh deposits of $100,000 each, five deposits of $57,307 and three deposits of $51,759 into the Trust Account through June 30, 2024 totaling $1,141,812.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Exato Technologies Private Limited
India

Review of Interim Financial Statements

We have reviewed the accompanying financial statements of Exato Technologies Private Limited, which comprise the statement of financial position as of December 31, 2023 and June 30, 2023, the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the six months ended December 31, 2023 and 2022, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Our Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA and in accordance with International Standard on Review Engagements issued by the International Auditing and Assurance Standards Board. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of Exato Technologies Private Limited and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our reviews.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
05 June 2024

Exato Technologies Private Limited
Statements of Financial Position
As at December 31, 2023

In Australian dollars	Note	Dec 31, 2023	Jun 30, 2023
Assets
Non-current assets
Property, plant and equipment	3	78,369	72,892
Intangible assets	4	666,678	—
Investments		1,912	1,980
Due from related parties	5	—	45,568
		746,959	120,440

Current assets
Inventories	6	1,795	1,858
Trade and other receivables	7	7,389,662	4,227,162
Other current assets	8	420,352	15,864
Cash and cash equivalents	9	2,894,510	3,879,703
		10,706,319	8,124,587
Total assets		11,453,278	8,245,027

Equity and liabilities
Equity
Share capital		2,398	2,398
Retained earnings and reserves		3,821,736	3,716,776
Total equity		3,824,134	3,719,174

Liabilities
Non-current liabilities
Long term borrowings	10	1,762,604	2,199,458

Current liabilities
Trade and other payables	11	5,268,349	1,158,244
Provisions	12	389,893	858,072
Other current liabilities		196,593	83,985
Other tax payable		11,705	226,094
		5,866,540	2,326,395

Total liabilities		7,629,144	4,525,853
Total equity and liabilities		11,453,278	8,245,027

The annexed notes form an integral part of these financial statements.

Exato Technologies Private Limited
Statements of Profit or Loss and Other Comprehensive Income
For the Six Month ended December 31, 2023

(in Australian dollars)	Note	31-Dec-23	31-Dec-22
Revenue	13	9,633,054	6,815,423
Cost of sales	14	(7,356,556)	(5,343,030)
Gross profit		2,276,498	1,472,393

Operating expenses
Administrative expenses	15	(1,429,450)	(739,152)
Sales and marketing expenses	15	(50,774)	(66,039)
Operating Profit		796,274	667,202
Other income	16	5,478	63,523
Finance cost		(68,748)	(85,607)
Profit before Tax		733,004	645,118
Tax expense		(194,301)	(259)
Profit for the period		538,703	644,859

Other comprehensive income for the period
Foreign exchange Gain/Loss		(56,153)	—
Total comprehensive income for the period		482,550	644,859

Number of common shares outstanding – basic and diluted		200,000	200,000
Basic and diluted earning per share		2.41	3.22

The annexed notes form an integral part of these financial statements.

Exato Technologies Private Limited
Statements of Changes in Equity
For the Six Month ended December 31, 2023

In Australian dollars	Share capital	Retained earnings and reserves	Total equity
Balance as at June 30, 2022	1,788	2,541,201	2,542,989
Profit after taxation	—	644,859	644,859
Foreign exchange fluctuation reserve	—	(1,251,150)	(1,251,150)
Prior year adjustments	—	(586,920)	(586,920)
Balance as at December 31, 2022	1,788	1,347,990	1,347,990

Balance as at June 30, 2023	2,398	3,716,776	3,719,174
Profit after taxation	—	538,703	538,703
Foreign exchange fluctuation reserve	—	(433,743)	(433,743)
Balance as at December 31, 2023	2,398	3,821,736	3,824,134

The annexed notes form an integral part of these financial statements.

Exato Technologies Private Limited
Statement of Cash Flows
For the Six Month ended December 31, 2023

In Australian dollars	Note	2023	2022
Cash flows from operating activities
Profit before taxation		733,004	645,118
Adjustment for:
Depreciation		33,223	—
Interest income		5,478	14,160
Finance cost		68,748	(81,852)
Operating profit before changes in working capital		840,453	577,426

Changes in working capital:
(Increase)/Decrease in current assets		(3,566,857)	(1,318,813)
Increase/(Decrease) current liabilities		4,008,324	1,260,011
		441,467	(58,802)
Cash generated from/(used in) operations		1,281,920	518,624
Finance cost paid		(68,748)	—
Income tax paid		(660,531)	(860,609)
Gratuity paid		(1,949)	—
Net cash inflow/(outflow) from operating activities		550,692	(341,985)

Cash flows from investing activities
Purchase of property, plant and equipment		(38,700)	(14,051)
Intangible Asset		(666,678)	—
Receipts from related parties		45,568	—
Interest received		(5,478)	—
Net cash used in investing activities		(665,288)	(14,051)

Cash flows from financing activities
Proceeds/(repayment) of borrowings & financing activities		(870,597)	(868,409)
Net cash (used in)/generated from financing activities		(870,597)	(868,409)

Net increase/(decrease) in cash and cash equivalents		(985,193)	(1,224,445)
Cash and cash equivalents at the beginning of the six months		3,879,703	1,454,611
Cash and cash equivalents at the end of the six months		2,894,510	230,166

The annexed notes form an integral part of these financial statements.

Exato Technologies Private Limited
Notes to the Financial Statements
(In Australian dollars)

1.      General information and basis of presentation

Exato Technologies Private Limited (“Exato” or “the Company”) is an information technology company incorporated and domiciled in India. Exato offers a comprehensive range of IT products and services and helps consumers address IT sourcing challenges, software-licensing needs, and innovates with new IT solutions.

These financial statements have been prepared using International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due. The entity has prepared the financial statements on the basis that it will continue to operate as a going concern. This assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

The financial statements of Exato are presented in Australian dollars.

Going Concern

On December 31, 2023, the Company had cash and cash equivalents of AUD 2,894,510 (June 30, 2023: AUD 3,879,703), working capital of AUD 4,839,779 (June 30, 2023: working capital of AUD 5,798,192) and had cash used in operations of AUD 550,692 (December 31, 2022: AUD (341,985) by its operating activities for the six months ended December 30, 2023. The Company generated comprehensive income of AUD 482,550 (December 31, 2022: AUD 644,859) and as of that date had retained earnings and reserves of AUD 3,821,736 (June 30, 2023: AUD 3,716,776).

Adoption of new and revised standards.

Changes in accounting policies on initial application of Accounting Standards.

Standards and interpretations applicable to December 31. 2023

In the six-month ended December 31, 2023, the management of the Company has reviewed all of the new and revised Standards and Interpretations issued by the IFRS that are relevant to the Company’s operations and effective for the current financial reporting period.

It has been determined by the management that there is no impact, material or otherwise, of the new and revised Standards and Interpretations on its business and, therefore, no change is necessary to the Company’s accounting policies.

Standards and interpretations on issue not yet effective and adopted.

The management has also reviewed all new Standards and Interpretations that have been issued but are not yet effective for the six-month ended December 31, 2023. As a result of this review, the management has determined that there is no impact, material or otherwise, of the new and revised Standards and Interpretations issued but not yet effective and adopted on its business and, therefore, no further disclosures have been made in this regard.

2.      Summary of significant accounting policies

The significant accounting policies set out below have been applied consistently to all periods presented in these financial statements.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into each entity’s functional currency as rates of exchange in effect at the statement of financial position date. Revenues and expenses denominated in foreign currencies are translated into each entity’s functional currency at rates

Exato Technologies Private Limited
Notes to the Financial Statements
(In Australian dollars)

2.      Summary of significant accounting policies (cont.)

prevailing on the transaction dates. Gains and losses resulting from translation of monetary assets and liabilities denominated in currencies other than the Company’s functional currency are included in the determination of income for the year.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, deposits held with banks and highly liquid short-term securities with maturities of three months or less at the date of purchase.

Trade Receivables

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognized at fair value.

Inventories

Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price less cost to complete and applicable selling expenses.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and impairments. Costs include expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying value or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying value of a replaced asset is derecognized when replaced. Maintenance and repairs are expensed as incurred. Property, plant and equipment are depreciated from the point at which the asset is ready for use. Depreciation is computed using the methods and rates based on the estimated useful lives of the property, plant and equipment as outlined below:

Class of fixed assets	Depreciation rate (%)	Depreciation method
Plant and equipment	10 to 40	Diminishing value
Motor Vehicles	10 to 40	Diminishing value
Leasehold improvements	2.5 to 25	Diminishing value
Low value pool	20 to 40	Diminishing value

Provisions

Provisions are liabilities of uncertain timing or amount. A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation for which the amount can be estimated reliably, and it is more likely than not that an outflow of economic benefits will be required to settle the obligation. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation. When the effect of discounting is significant, the amount of the provision is determined by discounting the expected cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are reviewed at each reporting date and any changes to estimates are reflected in the statement of operations.

Income Taxes

Income tax expense comprises current and deferred tax. Current income tax and deferred income tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income (loss), in which case the current and/or deferred tax is also recognized directly in equity or other comprehensive income (loss). Current income taxes are the expected tax payable or

Exato Technologies Private Limited
Notes to the Financial Statements
(In Australian dollars)

2.      Summary of significant accounting policies (cont.)

receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years that are expected to be paid. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The Company establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities. Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Earnings per share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share is calculated by adjusting net income (loss) and weighted average number of shares outstanding during the period for the effects of dilutive potential shares, which includes any options granted.

Revenue recognition

The Company offers products and services in a variety of arrangements such as sale of equipment with installations and services like software designing, customization, implementation, maintenance, testing and benchmarking, designing, developing and dealing in computer software solutions and annual maintenance services. The prices of the equipment and the services are fixed and determinable and agreed upon with customer in the agreement.

The Company considers the terms and conditions of the contracts and the Company’s customary business practices in identifying its contracts under IFRS 15. The Company determines it has a contract with a customer when the contract has been approved by both parties, it can identify each party’s rights regarding the services to be transferred and the payment terms for the services, it has determined the customer to have the ability and intent to pay, and the contract has commercial substance. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s payment history or, in the case of a new customer, credit and financial information pertaining to the customer.

The Company has concluded that it is the principal in its revenue arrangements because it controls the goods or services.

Each promise within the contracts is evaluated to ascertain whether it qualifies as a distinct goods or service.

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring goods or services to the customer. Payment terms are generally in the range of 45 to 60 days.

Revenue is recognized at the point in time when control of goods is transferred to the customer. Revenue for installation services is recognized once the installations services are completed.

Revenue for services such as software designing, customization, implementation, maintenance, testing and benchmarking, designing, developing, and dealing in computer software solutions and annual maintenance services is recognised over time as the services are rendered.

Revenue for annual maintenance contract is recognized rateably over the term of the maintenance period.

Exato Technologies Private Limited
Notes to the Financial Statements
(In Australian dollars)

3.      Property, plant and equipment

Cost	Dec 31, 2023	Jun 30, 2023
Plant and equipment	77,328	48,606
Motor vehicles	26,632	24,428
Low value pool	5,197	3,857
	109,157	76,890
Accumulated Depreciation
Plant and equipment	58,850	19,304
Motor vehicles	2,026	6,647
Low value pool	457	1,297
	61,332	27,248
Net Book Value
Plant and equipment	48,217	51,641
Motor vehicles	24,607	17,781
Low value pool	5,546	3,470
	78,369	72,892

4.      Intangible Asset

	Dec 31, 2023	Jun 30, 2023
Applications & products	666,678	—

5.      Due from related parties

During the six months ended December 31, 2023, the Company has related party balance of AUD Nil (2022 — AUD 45,568). The amounts due from related party are unsecured, have no fixed terms of repayment and are non-interest bearing.

6.      Inventories

Inventory of finished goods held by the Company as at December 31, 2023, was AUD 1795 (June 30, 2023 — 1858). The Company has not made a provision for the inventory write-down, as the Company expects to sell all inventory on hand.

7.      Trade and other receivables

	Dec 31, 2023	Jun 30, 2023
Trade debtors	7,389,662	4,227,162

8.      Other current assets

	Dec 31, 2023	Jun 30, 2023
Other current assets	—	(455)
Deferred Tax Assets	4,209	4,358
Loans and advances	259,109	11,961
Deferred costs	157,034	—
	420,352	15,864

Exato Technologies Private Limited
Notes to the Financial Statements
(In Australian dollars)

9.      Cash and cash equivalents

	Dec 31, 2023	Jun 30, 2023
Cash at bank	2,877,627	3,866,967
Cash on hand	16,883	12,736
	2,894,510	3,879,703

The cash and cash equivalents balance include cash in bank and cash on hand.

10.    Long-term borrowings

	Dec 31, 2023	Jun 30, 2023
Unsecured loans	238,034	439,100
Secured Loans	1,524,570	1,760,358
	1,762,604	2,199,458

11.    Trade and other payables

	Dec 31, 2023	Jun 30, 2023
Trade creditors	4,897,228	1,158,244
Other payables	371,121	—
	5,268,349	1,158,244

12.    Provisions

	Dec 31, 2023	Jun 30, 2023
Provision for income tax	335,009	801,239
Provision for gratuity	54,884	56,833
	389,893	858,072

13.    Revenue

	Dec 31, 2023	Dec 31, 2022
Equipment sales and installation	7,802,774	5,111,567
Services	1,830,280	1,703,856
	9,633,054	6,815,423

The Company’s revenue is mainly divided into two main revenue generating categories, equipment sales and installation and services that include software designing, customization, maintenance, testing, benchmarking, designing, developing and dealing in computer software and solutions and annual maintenance contracts (AMC).

14.    Cost of sales

	Dec 31, 2023	Dec 31, 2022
Purchases goods and services	7,356,556	5,343,030
	7,356,556	5,343,030

Exato Technologies Private Limited
Notes to the Financial Statements
(In Australian dollars)

15.    Operating expenses

	Dec 31, 2023	Jun 30, 2023
Administrative expenses	1,429,450	824,759
Sales and marketing expenses	50,774	66,039
	1,480,224	890,798

Expense by nature

Office Expense	46,623	41,430
Bank charges	4,837	1,058
Professional fees	40,019	22,144
Depreciation	33,223	—
Salaries and benefits	1,141,125	597,232
Insurance	424	482
Rent	53,238	23,605
Sales and marketing	50,774	66,039
Travel	79,889	53,201
Foreign exchange loss	30,072	—
	1,480,224	890,798

16.    Other income

	Dec 31, 2023	Jun 30, 2023
Other Revenue	—	12,189
Foreign exchange gain	—	37,424
Interest income	5,478	13,910
	5,478	63,523

Independent Auditor’s Report

Opinion on the Financial Statements

We have audited the accompanying consolidated financial statements of Exato Technologies Private Limited, which comprise the statements of financial position as of June 30, 2023 and 2022, the statements of profit or loss and comprehensive income, changes in shareholders’ equity, cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the statements of financial position of Exato Technologies Private Limited as at June 30, 2023 and 2022 and the related statements of profit or loss and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of Exato Technologies Private Limited, and have fulfilled our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were most significant in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements, and in forming our opinion thereon and we do not provide a separate opinion on these matters.

a)      Going Concern — Based on the audit evidence provided and accounting policies adopted by the management, the entity is considered as a going concern. There are no conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

b)      Revenue Recognition — The Company offers products and services in a variety of arrangements such as sale of equipment with installations and services like software designing, customization, implementation, maintenance, testing and benchmarking, designing, developing and dealing in computer software solutions and annual maintenance services (AMC).

The Company follows the IFRS 15 guidance for considering the terms and conditions of the contracts and recognition and measure of revenue.

Refer to the Note 2 — Summary of significant accounting policies and Note 11 — Revenue.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles (International Financial Reporting Standard) as issued by International Accounting Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Exato’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with GAAS, we:

•        Use professional judgment and exercise professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Exato’ internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Exato’ ability to continue as a going concern within one year after the date that the financial statements are issued.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and internal control related matters identified during our audit.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
28 March 2024

Exato Technologies Private Limited
Statements of profit or loss and comprehensive income
for the years ended June 30

(in Australian dollars)	Note	2023	2022
Revenues	11	16,012,315	9,782,882
Cost of sales		(11,276,265)	(8,153,853)
Gross profit		4,736,050	1,629,029

Expenses
General and administrative	12	(1,850,822)	(870,070)
Sales and marketing	12	(109,689)	(5,884)
		(1,960,511)	(875,954)
Operating Income		2,775,540	753,075
Interest income (expense), net	13	(127,038)	(156,726)
Other income	14	17,775	10,873
Income before taxes		2,666,277	607,222
Tax expense		(645,986)	—
Net income for the year		2,020,291	607,222
(in Australian dollars)	Note	2023	2022
Net income for the year		2,020,291	607,222
Other comprehensive income:
Foreign exchange gain (loss)		(82,335)	402
Comprehensive income for the year		1,937,956	607,624

Number of common shares outstanding – basic and diluted		200,000	200,000
Basic and diluted earning per share		10.10	3.04

Exato Technologies Private Limited
Statements of financial position
as at June 30

(in Australian dollars)	Note	2023	2022
Assets
Current assets
Cash and cash equivalents	3	3,879,703	1,454,611
Trade and other receivables	4	4,227,162	3,641,946
Inventories	5	1,858	—
Other current assets	6	15,864	—
Total current assets		8,124,587	5,096,557
Non-current assets
Investments		1,980	—
Property, plant & equipment		72,892	71,138
Due from related parties	7	45,568	—
Total non-current assets		120,439	71,138
Total assets		8,245,027	5,167,695

Liabilities
Current liabilities
Trade and other payables		1,158,244	1,545,619
Provisions	8	858,072	—
Other current liabilities		83,985	—
Other taxes payable		226,094	—
Total current liabilities		2,326,395	1,545,619

Non-current liabilities
Loans	9	2,199,458	1,079,087
Total non-current liabilities		2,199,458	1,079,087
Total liabilities		4,525,853	2,624,706

Shareholders’ equity
Share capital	10	2,398	1,788
Foreign exchange adjustment		(422,972)	(340,637)
Retained earnings		4,139,748	2,881,838
		3,719,174	2,542,989
Total liabilities and equity		8,245,027	5,167,695

Exato Technologies Private Limited
Statements of changes in shareholders’ equity
for the years ended June 30

(in Australian dollars)	Issued capital	Translation reserves	Retained earnings	Total equity
Balance as at June 30, 2021	1,788	(340,637)	2,274,214	1,935,365
Comprehensive income			607,222	607,222
Balance as at June 30, 2022	1,788	(340,637)	2,881,838	2,542,989

Issuance of shares	610	—	—	610
Net income for the year	—	—	2,020,291	2,020,291
Foreign exchange gain/(loss)	—	(82,335)	—	(82,335)
Prior year adjustments	—	—	(762,381)	(762,381)
Balance as at June 30, 2023	2,398	(422,972)	4,139,748	3,719,174

Exato Technologies Private Limited
Statements of cash flows
for the years ended June 30

(in Australian dollars)	2023	2022
Operating activities
Income for the year	1,937,956	607,624

Depreciation and other non cash items	(722,278)	30,062
Changes in assets and liabilities
(Increase)/decrease in trade and other receivables	(602,939)	460,376
(Decrease)/increase in trade and other payables	780,775	1,005,258
Cash flows generated by operating activities	1,393,514	2,103,320

Investing activities
Sale of property, plant and equipment	—	82,350
Purchase of property, plant and equipment	(41,855)	(138,077)
Other cash items for investing activities	(47,547)	—
Cash flows used in investing activities	(89,402)	(55,727)

Financing activities
Issue of ordinary shares	610	—
Proceeds/(repayment) of borrowings	1,120,371	(1,020,253)
Cash flows provided by (used in) financing activities	1,120,981	(1,020,253)

Change in cash during the year	2,425,093	1,027,341
Cash and cash equivalents at beginning of year	1,454,611	427,270
Cash and cash equivalents at end of year	3,879,703	1,454,611

Exato Technologies Private Limited
Notes to Financial Statements
(in Australian dollars)

1.      General information and basis of presentation

Exato Technologies Private Limited (“Exato” or “the Company”) is an information technology company incorporated and domiciled in India. Exato offers a comprehensive range of IT products and services and helps consumers address IT sourcing challenges, software-licensing needs, and innovates with new IT solutions.

These financial statements have been prepared using International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due. The entity has prepared the financial statements on the basis that it will continue to operate as a going concern. This assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

The financial statements of Exato are presented in Australian dollars.

Going Concern

On June 30, 2023, the Company had cash and cash equivalents of $3,879,703 (2022: $1,451,611), working capital of $5,798,192 (2022: working capital of $3,550,938) and had generated cash of $1,393,514 (2022: $2,103,320) by its operating activities for the year ended June 30, 2023. The Company generated comprehensive income of $1,937,956 (2022: $607,624) and as of that date had retained earnings of $4,139,748 (2022: $2,881,838).

Adoption of new and revised standards

Changes in accounting policies on initial application of Accounting Standards

Standards and interpretations applicable to June 30, 2023

In the year ended June 30, 2023, the management of the Company has reviewed all of the new and revised Standards and Interpretations issued by the IFRS that are relevant to the Company’s operations and effective for the current financial reporting period.

It has been determined by the management that there is no impact, material or otherwise, of the new and revised Standards and Interpretations on its business and, therefore, no change is necessary to the Company’s accounting policies.

Standards and interpretations on issue not yet effective and adopted

The management has also reviewed all new Standards and Interpretations that have been issued but are not yet effective for the year ended June 30, 2023. As a result of this review, the management has determined that there is no impact, material or otherwise, of the new and revised Standards and Interpretations issued but not yet effective and adopted on its business and, therefore, no further disclosures have been made in this regard.

2.      Summary of significant accounting policies

The significant accounting policies set out below have been applied consistently to all periods presented in these financial statements.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into each entity’s functional currency as rates of exchange in effect at the statement of financial position date. Revenues and expenses denominated in foreign currencies are translated into each entity’s functional currency at rates prevailing on the transaction dates. Gains and losses resulting from translation of monetary assets and liabilities denominated in currencies other than the Company’s functional currency are included in the determination of income for the year.

Exato Technologies Private Limited
Notes to Financial Statements
(in Australian dollars)

2.      Summary of significant accounting policies (cont.)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, deposits held with banks and highly liquid short-term securities with maturities of three months or less at the date of purchase.

Trade Receivables

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognized at fair value.

Inventories

Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price less cost to complete and applicable selling expenses.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and impairments. Costs include expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying value or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying value of a replaced asset is derecognized when replaced. Maintenance and repairs are expensed as incurred. Property, plant and equipment are depreciated from the point at which the asset is ready for use. Depreciation is computed using the methods and rates based on the estimated useful lives of the property, plant and equipment as outlined below:

Class of fixed assets	Depreciation rate (%)	Depreciation method
Plant and equipment	10 to 40	Diminishing value
Motor vehicles	10 to 40	Diminishing value
Leasehold improvements	2.5 to 25	Diminishing value
Low value pool	20 to 40	Diminishing value

Provisions

Provisions are liabilities of uncertain timing or amount. A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation for which the amount can be estimated reliably, and it is more likely than not that an outflow of economic benefits will be required to settle the obligation. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation. When the effect of discounting is significant, the amount of the provision is determined by discounting the expected cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are reviewed at each reporting date and any changes to estimates are reflected in the statement of operations.

Income Taxes

Income tax expense comprises current and deferred tax. Current income tax and deferred income tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income (loss), in which case the current and/or deferred tax is also recognized directly in equity or other comprehensive income (loss). Current income taxes is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years that are expected to be paid. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The Company establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities. Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Exato Technologies Private Limited
Notes to Financial Statements
(in Australian dollars)

2.      Summary of significant accounting policies (cont.)

Earnings per share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share is calculated by adjusting net income (loss) and weighted average number of shares outstanding during the period for the effects of dilutive potential shares, which includes any options granted.

Revenue recognition

The Company offers products and services in a variety of arrangements such as sale of equipment with installations and services like software designing, customization, implementation, maintenance, testing and benchmarking, designing, developing and dealing in computer software solutions and annual maintenance services. The prices of the equipment and the services are fixed and determinable and agreed upon with customer in the agreement.

The Company considers the terms and conditions of the contracts and the Company’s customary business practices in identifying its contracts under IFRS 15. The Company determines it has a contract with a customer when the contract has been approved by both parties, it can identify each party’s rights regarding the services to be transferred and the payment terms for the services, it has determined the customer to have the ability and intent to pay, and the contract has commercial substance. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s payment history or, in the case of a new customer, credit and financial information pertaining to the customer.

The Company has concluded that it is the principal in its revenue arrangements because it controls the goods or services.

Each promise within the contracts is evaluated to ascertain whether it qualifies as a distinct good or service.

The Company’s contractual commitments for the sale of equipment involve two separate obligations: the provision of the equipment itself and the performance of installation services. For services, multiple performance obligations are involved.

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring goods or services to the customer. Payment terms are generally in the range of 45 to 60 days.

Revenue is recognized at the point in time when control of goods is transferred to the customer. Revenue for installation services is recognized once the installations services are completed.

Revenue for services such as software designing, customization, implementation, maintenance, testing and benchmarking, designing, developing, and dealing in computer software solutions and annual maintenance services is recognised over time as the services are rendered.

Revenue for annual maintenance contract is recognized ratably over the term of the maintenance period.

3.      Cash and cash equivalents

The cash and cash equivalents balance include cash in bank and cash on hand.

	June 30, 2023	June 30, 2022
Cash at bank	3,866,967	1,373,640
Cash on hand	12,736	80,971
	3,879,703	1,454,611

Exato Technologies Private Limited
Notes to Financial Statements
(in Australian dollars)

4.      Trade and other receivables

	June 30, 2023	June 30, 2022
Short-term deposits	—	923,666
Trade debtors	4,227,162	2,718,280
	4,227,162	3,641,946

5.      Inventories

Inventory of finished goods held by the Company as at June 30, 2023, was $1,858 (June 30, 2022 — Nil). The Company has not made a provision for the inventory write-down, as the Company expects to sell all inventory on hand.

6.      Other current assets

	June 30, 2023	June 30, 2022
Other assets	(455)	—
Deferred tax assets	4,358	—
Prepaid expense	11,961	—
	15,864	—

7.      Due from related parties

During the year ended June 30, 2023, the Company has related party balance of $45,568 (2022 – $Nil). The amounts due from related party are unsecured, have no fixed terms of repayment and are non-interest bearing.

	June 30, 2023	June 30, 2022
Exato IN-subsidiary	45,557	—
Exato-MH branch	50,927	—
Exato Delhi branch	358,240	—
Exato-UP branch	(409,156)	—
	45,568	—

8.      Provisions

	June 30, 2023	June 30, 2022
Provision for income tax	801,239	—
Provision for gratuity	56,833	—
	858,072	—

9.      Loans

The following table details the non-current portion of loans:

	June 30, 2023	June 30, 2022
Unsecured loans	439,100	—
Secured loans	1,760,358	1,079,087
	2,199,458	1,079,087

Exato Technologies Private Limited
Notes to Financial Statements
(in Australian dollars)

10.    Share capital

	June 30, 2023	June 30, 2022
Ordinary class shares	2,398	1,788
	2,398	1,788

11.    Revenue

	2023	2022
Equipment sales and installation	11,368,744	7,141,504
Services	4,643,571	2,641,378
	16,012,315	9,782,882

The Company’s revenue is mainly divided into two main revenue generating categories, equipment sales and installation and services that include software designing, customization, maintenance, testing, benchmarking, designing, developing and dealing in computer software and solutions and annual maintenance contracts (AMC).

12.    Operating expenses

	2023	2022
General and administrative	1,850,822	870,070
Sales and marketing	109,689	5,884
	1,960,511	875,954

Expenses by nature

	2023	2022
Office expense	75,706	16,092
Interest and bank charges	2,922	409
Professional fees	122,207	60,343
Depreciation	40,103	30,062
Salaries and benefits	1,382,847	676,125
Insurance	1,791	7,011
Rent	77,334	29,534
Sales and marketing	109,689	5,884
Travel	147,913	50,494
	1,960,511	875,954

13.    Interest income (expense), net

	2023	2022
Interest income	61,859	5,666
Interest expense	(188,897)	(162,392)
	(127,038)	(156,726)

14.    Other income

	2023	2022
Other revenue	17,775	13,087
Loss on sale of non-current assets	—	(2,214)
	17,775	10,873

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nisus Australia Pty Limited
Australia

Review of Interim Financial Statements

We have reviewed the accompanying financial statements of Nisus Australia Pty Limited, which comprise the statement of financial position as of December 31, 2023 and June 30, 2023, the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the six months ended December 31, 2023 and 2022, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Our Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA and in accordance with International Standard on Review Engagements issued by the International Auditing and Assurance Standards Board. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of Nisus Australia Pty Limited and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our reviews.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
May 27, 2024

Nisus Australia Pty Limited
Statements of financial position
As at December 31, 2023

(in Australian dollars)	Note	December 31, 2023	June 30, 2023
Assets
Non-current assets
Due from related party		—	74,674
Total non-current assets		—	74,674

Current assets
Cash and cash equivalents	3	739,942	1,348,730
Trade and other receivables		755,260	965,518
Prepaid expenses		2,763	—
Total current assets		1,497,965	2,314,248
Total assets		1,497,965	2,388,922

Equity and Liabilities
Shareholder’s equity
Share capital	4	1	1
Retained earnings		199,141	861,623
Total equity		199,142	861,624

Current liabilities
Trade and other payables	5	1,233,876	1,441,908
Tax liabilities	6	64,947	85,390
Total current liabilities		1,298,822	1,527,298
Total equity and liabilities		1,497,965	2,388,922

Nisus Australia Pty Limited
Statements of profit or loss and other comprehensive income
For the six months ended December 31

(in Australian dollars)	Note	2023	2022
Revenue		5,889,812	5,669,263
Cost of sales		(5,009,311)	(4,829,021)
Gross Profit		880,501	840,242
Operating expenses
General and administrative	7	(351,877)	(295,192)
Sales and marketing	7	(7,783)	(9,100)
		(359,660)	(304,292)
Operating income		520,841	535,950
Other income		—	333
Interest income		8,903	4,045
Income before taxes		529,744	540,327
Tax expense		(131,803)	—
Net income and comprehensive income for the year		397,941	540,327

Number of common shares outstanding – basic and diluted		100	100
Basic and diluted earnings per share		3,979	5,403

Nisus Australia Pty Limited
Statements of changes in shareholders’ equity
For the six months ended December 31

(in Australian dollars)	Issued capital	Retained earnings	Total equity
Balance as at June 30, 2022	1	558,359	558,360

Net income for the period	—	540,327	540,327
Balance as at December 31, 2022	1	1,098,686	1,098,687

Balance as at June 30, 2023	1	861,623	861,624
Net income for the period	—	397,941	397,941
Dividend paid	—	(1,060,423)	(1,060,423)
Balance as at December 31, 2023	1	199,141	199,142

Nisus Australia Pty Limited
Statement of cash flows
For the six months ended December 31

(in Australian dollars)	Note	2023	2022
Operating activities
Income for the period		397,941	540,327

Adjustment for non-cash items
Depreciation		—	3,000
Changes in assets and liabilities
(Increase)/decrease in trade and other receivables		207,495	63,712
(Decrease)/increase in trade and other payables		(208,032)	(57,736)
		397,404	549,303
Taxes paid		(20,443)	—
Cash flows generated by (used in) operating activities		376,961	549,303

Investing activities
Purchase of property, plant and equipment		—	(3,000)
Other cash items from investing activities		74,674	(760,000)
Cash flows generated by (used in) investing activities		74,674	(763,000)

Financing activities
Other cash items from financing activities		(1,060,423)	(15,144)
Cash flows (used in) financing activities		(1,060,423)	(15,144)

Change in cash and cash equivalents during the period		(608,788)	(228,841)
Cash and cash equivalents at the beginning of the period		1,348,730	720,035
Cash and cash equivalents at the end of the period		739,942	491,194

Nisus Australia Pty Limited
Notes to the financial statements
For the six months ended December 31, 2023

1       General information and basis of presentation

Nisus Australia is in the business of providing personnel recruitment and ICT Consulting services to mobile carriers, large multinational companies, government departments, defense, emergency services, small to medium-sized businesses and individuals.

These financial statements have been prepared using International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due.

The financial statements of Nisus Australia are presented in Australian dollars (AUD) and are rounded to the nearest AUD.

Going Concern

The management has assessed the company’s ability to continue as a going concern and has concluded that it is appropriate to prepare the financial statements on a going concern basis. The assessment was based on the company’s current financial position, cash flow projections, and the availability of financial resources. The financial statements have accordingly been prepared on a going concern basis, which assumes that the company will continue to operate for the foreseeable future.

Adoption of new and revised standards

Changes in accounting policies on the initial application of Accounting Standards

Standards and interpretations applicable to December 31, 2023

In the period ended December 31, 2023, the management of the Company has reviewed all of the new and revised Standards and Interpretations issued by the IFRS that are relevant to the Company’s operations and effective for the current financial reporting period.

It has been determined by the management that there is no impact, material or otherwise, of the new and revised Standards and Interpretations on its business and, therefore, no change is necessary to the Company’s accounting policies.

Standards and interpretations on issues not yet effective and adopted

The management has also reviewed all new Standards and Interpretations that have been issued but are not yet effective for the period ended December 31, 2023. As a result of this review, the management has determined that there is no impact, material or otherwise, of the new and revised Standards and Interpretations issued but not yet effective and adopted on its business and, therefore, no further disclosures have been made in this regard.

2       Summary of significant accounting policies

The significant accounting policies set out below have been applied consistently to all periods presented in these financial statements

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into entity’s functional currency as rates of exchange in effect at the statement of financial position date. Revenues and expenses denominated in foreign currencies are translated into each entity’s functional currency at rates prevailing on the transaction dates. Gains and losses resulting from translation of monetary assets and liabilities denominated in currencies other than the Company’s functional currency are included in the determination of income for the year.

Nisus Australia Pty Limited
Notes to the financial statements
For the six months ended December 31, 2023

2       Summary of significant accounting policies (cont.)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, deposits held with banks and highly liquid short-term securities with maturities of three months or less at the date of purchase.

Trade Receivables

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognized at fair value.

Inventories

Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price less cost to complete and applicable selling expenses.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and impairments. Costs include expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying value or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying value of a replaced asset is derecognized when replaced. Maintenance and repairs are expensed as incurred. Property, plant and equipment are depreciated from the point at which the asset is ready for use. Depreciation is computed using the methods and rates based on the estimated useful lives of the property, plant and equipment as outlined below:

Class of fixed assets	Depreciation rate (%)	Depreciation method
Plant and equipment	10 to 40	Diminishing value
Motor vehicles	10 to 40	Diminishing value
Leasehold improvements	2.5 to 25	Diminishing value
Low value pool	20 to 40	Diminishing value

Provisions

Provisions are liabilities of uncertain timing or amount. A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation for which the amount can be estimated reliably, and it is more likely than not that an outflow of economic benefits will be required to settle the obligation. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation. When the effect of discounting is significant, the amount of the provision is determined by discounting the expected cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are reviewed at each reporting date and any changes to estimates are reflected in the statement of operations.

Income Taxes

Income tax expense comprises current and deferred tax. Current income tax and deferred income tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income (loss), in which case the current and/or deferred tax is also recognized directly in equity or other comprehensive income (loss). Current income taxes is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years that are expected to be paid. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The Company establishes provisions where appropriate on the basis of amounts expected

Nisus Australia Pty Limited
Notes to the financial statements
For the six months ended December 31, 2023

2       Summary of significant accounting policies (cont.)

to be paid to the tax authorities. Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Earnings per share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share is calculated by adjusting net income (loss) and weighted average number of shares outstanding during the period for the effects of dilutive potential shares, which may include any options granted.

Revenue recognition

Nisus Australia is in the business of providing personnel recruitment and ICT Consulting services. The revenue is based on the services provided. Revenue from contracts with customers is recognised when performance obligations of agreed services are met for the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

For both personnel recruitment service contracts and ICT Consulting service contracts, the arrangement is through Time & Material Agreements. Under this type of agreement, revenue is recognized based on the actual time (measured in the number of hours) expended in serving customers by the conclusion of each invoicing period, typically a month. The process entails Nisus personnel submitting timesheets that are approved by designated customer delegates at the conclusion of each period. Customers are then invoiced for the accumulated hours worked. The standard credit term is a 30-day payment window from the issuance date of the invoices. In accordance with the practical expedient for the invoice method under IFRS 15, the Company recognizes revenue from services at the time of invoicing, provided that it has an enforceable right to payment and has fulfilled its service obligations to the customer.

3       Cash and cash equivalents

(in Australian dollars)	December 31, 2023	June 30, 2023
Cash in bank	739,941	1,348,729
Cash on hand	1	1
	739,942	1,348,730

4       Share capital

(in Australian dollars)	December 31, 2023	June 30, 2023
Fully paid Ordinary Shares – Numbers	100	100
Fully paid Ordinary Shares – Amount (AUD)	1	1

5       Trade and other payables

(in Australian dollars)	December 31, 2023	June 30, 2023
Trade Payable	1,233,876	1,441,908
	1,233,876	1,441,908

Nisus Australia Pty Limited
Notes to the financial statements
For the six months ended December 31, 2023

6       Tax liabilities

(in Australian dollars)	December 31, 2023	June 30, 2023
GST	1	117
Income tax payable	64,946	85,273
	64,947	85,390

7       Operating Expenses

(in Australian dollars)	December 31, 2023	December 31, 2022
General and administrative	351,878	295,192
Sales and marketing	7,783	9,100
	359,661	304,292

Expenses by nature

Office expense	156	422
Interest and bank charges	60	66
Professional fees	61,731	31,168
Depreciation	1,343	3,000
Salaries and benefits	281,725	258,277
Insurance	2,260	184
Miscellaneous expense	807	716
Sales and marketing	7,783	9,100
Travel	3,796	1,359
	359,661	304,292

Independent Auditor’s Report

Opinion on the Financial Statements

We have audited the financial statements of Nisus Australia Pty Limited, which comprise the statements of financial position as at June 30, 2023 and 2022, and the related statements of profit or loss and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the Statements of financial position of Nisus Australia Pty Ltd at June 30, 2023 and 2022 and the related statements of profit or loss and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of Nisus Australia Pty Ltd, and have fulfilled our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were most significant in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements, and in forming our opinion thereon and we do not provide a separate opinion on these matters.

a)      Going Concern — Based on the audit evidence provided and accounting policies adopted by the management, the entity is considered as a going concern. There are no conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

b)      Revenue Recognition — Nisus Australia is in the business of providing personnel recruitment and ICT Consulting services. The revenue is based on the services provided. Revenue from contracts with customers is recognised when performance obligations of agreed services are met for the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

The Company follows the IFRS 15 guidance for considering the terms and conditions of the contracts and recognition and measure of revenue.

Refer to the Note 2 — Summary of significant accounting policies.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles (International Financial Reporting Standard) as issued by International Accounting Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Nisus Australia’ ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with GAAS, we:

•        Use professional judgment and exercise professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Nisus Australia’ internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Nisus Australia’ ability to continue as a going concern within one year after the date that the financial statements are issued.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and internal control related matters identified during our audit.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
28 March 2024

Nisus Australia Pty Limited
Statements of profit or loss and comprehensive income
for the years ended June 30

(in Australian dollars)	Note	2023	2022
Revenue		11,622,386	8,228,261
Cost of sales		(9,850,771)	(7,040,055)
Gross profit		1,771,615	1,188,206

Operating expenses
General and administrative	7	(623,753)	(389,284)
Sales and marketing	7	(14,092)	(13,876)
		(637,845)	(403,160)
Operating income		1,133,770	785,046
Other income		333	2,877
Interest income		14,200	2,142
Income before taxes		1,148,303	790,065
Tax expense		(287,039)	(193,499)
Net income and comprehensive income for the year		861,264	596,566

Number of common shares outstanding – basic and diluted		100	100
Basic and diluted earning per share		8,613	5,966

Nisus Australia Pty Limited
Statements of financial position
as at June 30

(in Australian dollars)	Note	2023	2022
Assets
Current assets
Cash and cash equivalents	3	1,348,730	720,035
Trade and other receivables		965,518	1,004,245
Total current assets		2,314,248	1,724,280
Non-current assets
Due from related party		74,674	—
Total non-current assets		74,674	—
Total assets		2,388,922	1,724,280

Liabilities
Current liabilities
Trade and other payables	4	1,441,908	976,739
Tax liabilities	5	85,390	189,181
Total current liabilities		1,527,298	1,165,920
Total liabilities		1,527,298	1,165,920

Shareholders’ equity
Share capital	6	1	1
Retained earnings		861,623	558,359
		861,624	558,360
Total liabilities and equity		2,388,922	1,724,280

Nisus Australia Pty Limited
Statements of changes in shareholders’ equity
for the years ended June 30

(in Australian dollars)	Issued capital	Retained earnings	Total equity
Balance as at June 30, 2021	1	(38,207)	(38,206)
Net income for the year		596,566	596,566
Balance as at June 30, 2022	1	558,359	558,360

Net income for the year		861,264	861,264
Dividends paid		(558,000)	(558,000)
Balance as at June 30, 2023	1	861,623	861,624

Nisus Australia Pty Limited
Statements of cash flows
for the years ended June 30

(in Australian dollars)	2023	2022
Operating activities
Income for the year	861,264	596,566

Adjustment for non-cash items
Depreciation	6,526	3,004
Changes in assets and liabilities
(Increase)/decrease in trade and other receivables	38,727	(567,566)
(Decrease)/increase in trade and other payables	278,407	546,861
Cash flows generated by operating activities	1,184,924	578,865

Investing activities
Purchase of property, plant and equipment	(6,526)	(3,004)
Other cash items from investing activities	(74,674)	91,127
Cash flows generated by (used in) investing activities	(81,200)	88,123

Financing activities
Other cash items from financing activities	(475,029)	(45,672)
Cash flows (used in) financing activities	(475,029)	(45,672)

Change in cash during the year	628,696	621,316
Cash and cash equivalents at beginning of year	720,035	98,719
Cash and cash equivalents at end of year	1,348,730	720,035

Nisus Australia Pty Limited
Notes to the Financial Statements
(Amounts in Australian dollars)

1.      General information and basis of presentation

Nisus Australia Pty Ltd is primarily engaged in the supply of mobile carriers, large multinational companies, government departments, defence, emergency services, small to medium-sized businesses and individuals with its breadth of hardware solutions enhancing the ability to communicate.

These financial statements have been prepared using International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due. The entity has prepared the financial statements on the basis that it will continue to operate as a going concern. This assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

The financial statements of Nisus Australia are presented in Australian dollars.

Going Concern

The management has assessed the company’s ability to continue as a going concern and has concluded that it is appropriate to prepare the financial statements on a going concern basis. The assessment was based on the company’s current financial position, cash flow projections, and the availability of financial resources. The financial statements have accordingly been prepared on a going concern basis, which assumes that the company will continue to operate for the foreseeable future.

Adoption of new and revised standards

Changes in accounting policies on initial application of Accounting Standards

Standards and interpretations applicable to June 30, 2023

In the year ended June 30, 2023, the management of the Company has reviewed all of the new and revised Standards and Interpretations issued by the IFRS that are relevant to the Company’s operations and effective for the current financial reporting period.

It has been determined by the management that there is no impact, material or otherwise, of the new and revised Standards and Interpretations on its business and, therefore, no change is necessary to the Company’s accounting policies.

Standards and interpretations on issue not yet effective and adopted

The management has also reviewed all new Standards and Interpretations that have been issued but are not yet effective for the year ended June 30, 2023. As a result of this review, the management has determined that there is no impact, material or otherwise, of the new and revised Standards and Interpretations issued but not yet effective and adopted on its business and, therefore, no further disclosures have been made in this regard.

2.      Summary of significant accounting policies

The significant accounting policies set out below have been applied consistently to all periods presented in these financial statements.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into each entity’s functional currency as rates of exchange in effect at the statement of financial position date. Revenues and expenses denominated in foreign currencies are translated into each entity’s functional currency at rates prevailing on the transaction dates. Gains and losses resulting from translation of monetary assets and liabilities denominated in currencies other than the Company’s functional currency are included in the determination of income for the year.

Nisus Australia Pty Limited
Notes to the Financial Statements
(Amounts in Australian dollars)

2.      Summary of significant accounting policies (cont.)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, deposits held with banks and highly liquid short-term securities with maturities of three months or less at the date of purchase.

Trade Receivables

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognized at fair value.

Inventories

Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price less cost to complete and applicable selling expenses.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and impairments. Costs include expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying value or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying value of a replaced asset is derecognized when replaced. Maintenance and repairs are expensed as incurred. Property, plant and equipment are depreciated from the point at which the asset is ready for use. Depreciation is computed using the methods and rates based on the estimated useful lives of the property, plant and equipment as outlined below:

Class of fixed assets	Depreciation rate (%)	Depreciation method
Plant and equipment	10 to 40	Diminishing value
Motor vehicles	10 to 40	Diminishing value
Leasehold improvements	2.5 to 25	Diminishing value
Low value pool	20 to 40	Diminishing value

Provisions

Provisions are liabilities of uncertain timing or amount. A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation for which the amount can be estimated reliably, and it is more likely than not that an outflow of economic benefits will be required to settle the obligation. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation. When the effect of discounting is significant, the amount of the provision is determined by discounting the expected cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are reviewed at each reporting date and any changes to estimates are reflected in the statement of operations.

Income Taxes

Income tax expense comprises current and deferred tax. Current income tax and deferred income tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income (loss), in which case the current and/or deferred tax is also recognized directly in equity or other comprehensive income (loss). Current income taxes is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years that are expected to be paid. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The Company establishes provisions where appropriate on the basis of amounts expected

Nisus Australia Pty Limited
Notes to the Financial Statements
(Amounts in Australian dollars)

2.      Summary of significant accounting policies (cont.)

to be paid to the tax authorities. Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Earnings per share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share is calculated by adjusting net income (loss) and weighted average number of shares outstanding during the period for the effects of dilutive potential shares, which includes any options granted.

Revenue recognition

Nisus Australia is in the business of providing personnel recruitment and ICT Consulting services. The revenue is based on the services provided. Revenue from contracts with customers is recognised when performance obligations of agreed services are met for the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

For both personnel recruitment service contracts and ICT Consulting service contracts, the arrangement is through Time & Material Agreements. Under this type of agreement, revenue is recognized based on the actual time (measured in the number of hours) expended in serving customers by the conclusion of each invoicing period, typically a month. The process entails Nisus personnel submitting timesheets that are approved by designated customer delegates at the conclusion of each period. Customers are then invoiced for the accumulated hours worked. The standard credit term is a 30-day payment window from the issuance date of the invoices. In accordance with the practical expedient for the invoice method under IFRS 15, the Company recognizes revenue from services at the time of invoicing, provided that it has an enforceable right to payment and has fulfilled its service obligations to the customer.

3.      Cash and cash equivalents

The cash and cash equivalents balance include cash in bank and cash on hand.

	June 30, 2023	June 30, 2022
Cash in bank	1,348,729	720,034
Cash on hand	1	1
	1,348,730	720,035

4.      Trade and other payables

	June 30, 2023	June 30, 2022
Trade payables	1,441,908	961,592
Other payables	—	15,147
	1,441,908	976,739

5.      Tax liabilities

	June 30, 2023	June 30, 2022
GST	117	—
Income tax payable	85,273	189,181
	85,390	189,181

Nisus Australia Pty Limited
Notes to the Financial Statements
(Amounts in Australian dollars)

6.      Share capital

	June 30, 2023	June 30, 2022
Share capital	1	1
	1	1

7.      Operating expenses

	2023	2022
General and administrative	623,753	389,284
Sales and marketing	14,092	13,876
	637,845	403,160

Expenses by nature

	2023	2022
Office expense	5,442	4,879
Interest and bank charges	153	129
Professional fees	62,903	53,277
Depreciation	6,526	3,004
Salaries and benefits	514,772	320,977
Insurance	28,543	5,096
Miscellaneous expense	1,807	1,516
Sales and marketing	14,092	13,876
Travel	3,607	406
	637,845	403,160

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nisus Payroll Pty Limited
Australia

Review of Interim Financial Statements

We have reviewed the accompanying financial statements of Nisus Payroll Pty Limited, which comprise the statement of financial position as of December 31, 2023 and June 30, 2023, the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the six months ended December 31, 2023 and 2022, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Our Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA and in accordance with International Standard on Review Engagements issued by the International Auditing and Assurance Standards Board. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of Nisus Payroll Pty Limited and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our reviews.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
27 May 2024

Nisus Payroll Pty Limited
Statements of financial position
As at December 31, 2023

(in Australian dollars)	Note	December 31, 2023	June 30, 2023
Assets
Current assets
Cash and cash equivalents	3	226,354	161,685
Trade and other receivables		1,063,748	124,044
Income taxes receivable		903	138,342
Total current assets		1,291,005	424,072
Total assets		1,291,005	424,072

Equity and Liabilities
Shareholder’s equity
Share capital	4	120	120
Retained earnings		14,245	16,686
Total equity		14,365	16,806

Current liabilities
Trade and other payables	5	1,276,640	407,266
Total current liabilities		1,276,640	407,266
Total equity and liabilities		1291,005	424,072

The accompanying notes form part of these financial statements.

Nisus Payroll Pty Limited
Statements of profit or loss and other comprehensive income
For the six months ended December 31

(in Australian dollars)	Note	2023	2022
Revenue		5,046,891	4,822,393
Cost of sales		(5,003,184)	(4,821,898)
Gross Profit		43,707	495
Operating expenses
General and administrative	6	(50,572)	(57,802)
Operating loss		(6,865)	(57,307)
Other income		1563	28,809
Interest income		2,860	2,147
Income/(loss) before taxes		(2,441)	(26,351)
Tax expense		—	—
Net income and comprehensive income for the year		(2,441)	(26,351)

Number of common shares outstanding – basic and diluted		120	120
Basic and diluted earnings per share		(20)	(220)

The accompanying notes form part of these financial statements.

Nisus Payroll Pty Limited
Statements of changes in shareholders’ equity
For the six months ended December 31

(in Australian dollars)	Issued capital	Retained earnings	Total equity
Balance as at June 30, 2022	120	37,076	37,196
Net income/(loss) for the period	—	(26,351)	(26,351)
Balance as at December 31, 2022	120	10,725	10,845

Balance as at June 30, 2023	120	16,686	16,806
Net income/(loss) for the period	—	(2,441)	(2,441)
Balance as at December 31, 2023	120	14,245	14,365

The accompanying notes form part of these financial statements.

Nisus Payroll Pty Limited
Statement of cash flows
For the six months ended December 31

(in Australian dollars)	Note	2023	2022
Operating activities
Income/(loss) for the period		(2,441)	(26,351)

Adjustment for non-cash items
Depreciation		—	3,000
Changes in assets and liabilities
(Increase)/decrease in trade and other receivables		(802,264)	67,219
(Decrease)/increase in trade and other payables		869,374	(234,695)
		64,669	(192,827)
Taxes paid		—	(2,160)
Cash flows generated by (used in) operating activities		64,669	(195,987)

Change in cash and cash equivalents during the period		64,669	(195,987)
Cash and cash equivalents at the beginning of the period		161,685	597,216
Cash and cash equivalents at the end of the period		226,354	401,229

The accompanying notes form part of these financial statements.

Nisus Payroll Pty Limited
Notes to the financial statements
For the six months ended December 31, 2023

1       General information and basis of presentation

Nisus Payroll Pty Ltd is in the business of providing ICT Consulting and personnel services.

These financial statements have been prepared using International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due.

The financial statements of Nisus Payroll are presented in Australian dollars (AUD) and are rounded to the nearest AUD.

Going Concern

The management has assessed the company’s ability to continue as a going concern and has concluded that it is appropriate to prepare the financial statements on a going concern basis. The assessment was based on the company’s current financial position, cash flow projections, and the availability of financial resources. The financial statements have accordingly been prepared on a going concern basis, which assumes that the company will continue to operate for the foreseeable future.

Adoption of new and revised standards

Changes in accounting policies on the initial application of Accounting Standards

Standards and interpretations applicable to December 31, 2023

In the period ended December 31, 2023, the management of the Company has reviewed all of the new and revised Standards and Interpretations issued by the IFRS that are relevant to the Company’s operations and effective for the current financial reporting period.

It has been determined by the management that there is no impact, material or otherwise, of the new and revised Standards and Interpretations on its business and, therefore, no change is necessary to the Company’s accounting policies.

Standards and interpretations on issues not yet effective and adopted

The management has also reviewed all new Standards and Interpretations that have been issued but are not yet effective for the period ended December 31, 2023. As a result of this review, the management has determined that there is no impact, material or otherwise, of the new and revised Standards and Interpretations issued but not yet effective and adopted on its business and, therefore, no further disclosures have been made in this regard.

2       Summary of significant accounting policies

The significant accounting policies set out below have been applied consistently to all periods presented in these financial statements

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into entity’s functional currency as rates of exchange in effect at the statement of financial position date. Revenues and expenses denominated in foreign currencies are translated into each entity’s functional currency at rates prevailing on the transaction dates. Gains and losses resulting from translation of monetary assets and liabilities denominated in currencies other than the Company’s functional currency are included in the determination of income for the year.

Nisus Payroll Pty Limited
Notes to the financial statements
For the six months ended December 31, 2023

2       Summary of significant accounting policies (cont.)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, deposits held with banks and highly liquid short-term securities with maturities of three months or less at the date of purchase.

Trade Receivables

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognized at fair value.

Inventories

Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price less cost to complete and applicable selling expenses.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and impairments. Costs include expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying value or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying value of a replaced asset is derecognized when replaced. Maintenance and repairs are expensed as incurred. Property, plant and equipment are depreciated from the point at which the asset is ready for use. Depreciation is computed using the methods and rates based on the estimated useful lives of the property, plant and equipment as outlined below:

Class of fixed assets	Depreciation rate (%)	Depreciation method
Plant and equipment	10 to 40	Diminishing value
Motor vehicles	10 to 40	Diminishing value
Leasehold improvements	2.5 to 25	Diminishing value
Low value pool	20 to 40	Diminishing value

Provisions

Provisions are liabilities of uncertain timing or amount. A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation for which the amount can be estimated reliably, and it is more likely than not that an outflow of economic benefits will be required to settle the obligation. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation. When the effect of discounting is significant, the amount of the provision is determined by discounting the expected cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are reviewed at each reporting date and any changes to estimates are reflected in the statement of operations.

Income Taxes

Income tax expense comprises current and deferred tax. Current income tax and deferred income tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income (loss), in which case the current and/or deferred tax is also recognized directly in equity or other comprehensive income (loss). Current income taxes is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years that are expected to be paid. Management

Nisus Payroll Pty Limited
Notes to the financial statements
For the six months ended December 31, 2023

2       Summary of significant accounting policies (cont.)

periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The Company establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities. Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Earnings per share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share is calculated by adjusting net income (loss) and weighted average number of shares outstanding during the period for the effects of dilutive potential shares, which may include any options granted.

Revenue recognition

The entity generates its revenue from its contracts with Nisus Australia Pty Ltd. for supplying skilled professionals. The Company’s business model is to provide temporary staff required for Nisus Australia’s operations. Revenue represents amounts charged to Nisus Australia for the amount of salaries or wages paid to the manpower supplied. Company also charges a markup on the salaries or wages paid to the manpower supplied. This markup covers our operational costs, including recruitment and administrative overheads. The Company has concluded that it is the principal in its revenue arrangements because it controls the services before transferring them to the customer.

The Company has identified that its performance obligations in the contracts entail sourcing and providing skilled manpower to Nisus Australia for a specified period. In accordance with the contractual terms, the Company invoices Nisus Australia for the provision of skilled manpower. These invoices are typically issued on a monthly basis throughout the duration of the contract and are recognized as revenue. This revenue recognition practice aligns with the principle of recognizing revenue over time to the extent of the amount the Company is entitled to. It also corresponds to recognizing revenue over time for the satisfaction of performance obligations over time. This determination is based on several factors:

•        Services are transferred to the customer continuously throughout the duration of the contract.

•        The customer benefits as work progresses, with the skilled manpower contributing to ongoing operations or projects.

•        Progress can be reliably measured by invoicing monthly, providing a clear indication of the services rendered.

•        The Company possesses the enforceable right to payment for the services provided by employees within a given month, further supporting the recognition of revenue over time.

•        The revenue accounted for within Nisus Payroll’s financial statements are captured in the Cost of Sales figure in Nisus Australia’s financial statements.

3       Cash and cash equivalents

(in Australian dollars)	December 31, 2023	June 30, 2023
Cash in bank	226,234	161,565
Cash on hand	120	120
	739,942	1,348,730

Nisus Payroll Pty Limited
Notes to the financial statements
For the six months ended December 31, 2023

4       Share capital

(in Australian dollars)	December 31, 2023	June 30, 2023
Fully paid Ordinary Shares – Numbers	120	120
Fully paid Ordinary Shares – Amount (AUD)	120	120

5       Trade and other payables

(in Australian dollars)	December 31, 2023	June 30, 2023
Wages payable	849,850	—
General holding account	—	(42)
Lease liability	—	239
ATO integrated account	426,790	407,069
	1,276,640	407,266

6       Operating Expenses

	6 months ended
(in Australian dollars)	December 31, 2023	December 31, 2022
General and administrative	50,572	57,802

Expenses by nature
Office expense	31,348	45,230
Rent	18,859	12,391
Travel	365	181
	50,572	57,802

Independent Auditor’s Report

Opinion on the Financial Statements

We have audited the financial statements of Nisus Payroll Pty Limited, which comprise the Statements of financial position as at June 30, 2023 and 2022, and the related statements of profit or loss and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the statements of financial position of Nisus Payroll Pty Ltd at June 30, 2023 and 2022 and the related statements of profit or loss and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of Nisus Payroll Pty Ltd, and have fulfilled our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were most significant in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements, and in forming our opinion thereon and we do not provide a separate opinion on these matters.

a)      Going Concern — Based on the audit evidence provided and accounting policies adopted by the management, the entity is considered as a going concern. There are no conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

b)      Revenue Recognition — The entity generates its revenue from its contracts with Nisus Australia Pty Ltd. for supplying skilled professionals. The Company’s business model is to provide temporary staff required for Nisus Australia’s operations. Company provides qualified personnel, meeting specific needs and requirements of Nisus Australia Pty Ltd. Both-Nisus Australia and Nisus Payroll are owned by the same group.

The Company follows the IFRS 15 guidance for considering the terms and conditions of the contracts and recognition and measurement of revenue.

Refer to the Note 2 — Summary of significant accounting policies.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles (International Financial Reporting Standard) as issued by International Accounting Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Nisus Payroll’ ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with GAAS, we:

•        Use professional judgment and exercise professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Nisus Payroll’ internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Nisus Payroll’ ability to continue as a going concern within one year after the date that the financial statements are issued.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and internal control related matters identified during our audit.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425

AICPA Membership No 402307223

28 March 2024

Nisus Payroll Pty Limited

Statements of profit or loss and comprehensive income
for the years ended June 30

(in Australian dollars)	Note	2023	2022
Revenue		9,739,365	6,733,297
Cost of sales		(9,668,401)	(6,635,418)
Gross profit		70,964	97,879

Operating expenses
General and administrative	6	(97,060)	(84,845)
Operating income (loss)		(26,096)	13,034
Interest Income		5,706	658
Income before taxes		(20,390)	13,692
Tax expense		—	(3,408)
Net income (loss) and comprehensive income (loss) for the year		(20,390)	10,284

Number of common shares outstanding – basic and diluted		120	120
Basic and diluted earning per share		(169.92)	85.70

Nisus Payroll Pty Limited

Statements of financial position
as at June 30

(in Australian dollars)	Note	2023	2022
Assets
Current assets
Cash and cash equivalents	3	161,685	597,216
Trade and other receivables		124,044	80,783
Income taxes receivable		138,342	—
Total current assets		424,072	677,999
Total assets		424,072	677,999

Liabilities
Current liabilities
Trade and other payables	4	407,266	638,643
Tax liabilities		—	2,160
Total current liabilities		407,266	640,803
Total liabilities		407,266	640,803

Shareholders’ equity
Share capital	5	120	120
Retained earnings		16,686	37,076
		16,806	37,196
Total liabilities and equity		424,072	677,999

Nisus Payroll Pty Limited

Statements of changes in shareholders’ equity
for the years ended June 30

(in Australian dollars)	Issued capital	Retained earnings	Total equity
Balance as at June 30, 2021	120	598,792	598,912
Net income for the year		10,284	10,284
Dividends paid		(572,000)	(572,000)
Balance as at June 30, 2022	120	37,076	37,196

Net income for the year		(20,390)	(20,390)
Balance as at June 30, 2023	120	16,686	16,806

Nisus Payroll Pty Limited

Statements of cash flows
for the years ended June 30

(in Australian dollars)	2023	2022
Operating activities
Income/(loss) for the year	(20,390)	10,284

Changes in assets and liabilities
(Increase)/decrease in trade and other receivables	(43,261)	(40,348)
(Increase)/decrease in other assets	(138,342)	250,000
(Decrease)/increase in trade and other payables	(233,537)	(248,579)
Cash flows (used in) operating activities	(435,530)	(28,643)

Investing activities
Other cash items from investing activities	—	250,000
Cash flows generated by investing activities	—	250,000

Financing activities
Other cash items from financing activities	—	(530,691)
Cash flows (used in) financing activities	—	(530,691)

Change in cash during the year	(435,530)	(309,334)
Cash and cash equivalents at beginning of year	597,216	906,550
Cash and cash equivalents at end of year	161,685	597,216

Nisus Payroll Pty Limited

Notes to the Financial Statements

(Amounts in Australian dollars)

1.      General information and basis of presentation

Nisus Payroll Pty Ltd is in the business of providing ICT Consulting and personnel services.

These financial statements have been prepared using International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due. The entity has prepared the financial statements on the basis that it will continue to operate as a going concern. This assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

The financial statements of Nisus Payroll are presented in Australian dollars.

Going Concern

The management has assessed the company’s ability to continue as a going concern and has concluded that it is appropriate to prepare the financial statements on a going concern basis. The assessment was based on the company’s current financial position, cash flow projections, and the availability of financial resources. The financial statements have accordingly been prepared on a going concern basis, which assumes that the company will continue to operate for the foreseeable future.

Adoption of new and revised standards

Changes in accounting policies on initial application of Accounting Standards

Standards and interpretations applicable to June 30, 2023

In the year ended June 30, 2023, the management of the Company has reviewed all of the new and revised Standards and Interpretations issued by the IFRS that are relevant to the Company’s operations and effective for the current financial reporting period.

It has been determined by the management that there is no impact, material or otherwise, of the new and revised Standards and Interpretations on its business and, therefore, no change is necessary to the Company’s accounting policies.

Standards and interpretations on issue not yet effective and adopted

The management has also reviewed all new Standards and Interpretations that have been issued but are not yet effective for the year ended June 30, 2023. As a result of this review, the management has determined that there is no impact, material or otherwise, of the new and revised Standards and Interpretations issued but not yet effective and adopted on its business and, therefore, no further disclosures have been made in this regard.

2.      Summary of significant accounting policies

The significant accounting policies set out below have been applied consistently to all periods presented in these financial statements.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into each entity’s functional currency as rates of exchange in effect at the statement of financial position date. Revenues and expenses denominated in foreign currencies are translated into each entity’s functional currency at rates prevailing on the transaction dates. Gains and losses resulting from translation of monetary assets and liabilities denominated in currencies other than the Company’s functional currency are included in the determination of income for the year.

Nisus Payroll Pty Limited

Notes to the Financial Statements

(Amounts in Australian dollars)

2.      Summary of significant accounting policies (cont.)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, deposits held with banks and highly liquid short-term securities with maturities of three months or less at the date of purchase.

Trade Receivables

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognized at fair value.

Inventories

Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price less cost to complete and applicable selling expenses.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and impairments. Costs include expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying value or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying value of a replaced asset is derecognized when replaced. Maintenance and repairs are expensed as incurred. Property, plant and equipment are depreciated from the point at which the asset is ready for use. Depreciation is computed using the methods and rates based on the estimated useful lives of the property, plant and equipment as outlined below:

Class of fixed assets	Depreciation rate (%)	Depreciation method
Plant and equipment	10 to 40	Diminishing value
Motor vehicles	10 to 40	Diminishing value
Leasehold improvements	2.5 to 25	Diminishing value
Low value pool	20 to 40	Diminishing value

Provisions

Provisions are liabilities of uncertain timing or amount. A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation for which the amount can be estimated reliably, and it is more likely than not that an outflow of economic benefits will be required to settle the obligation. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation. When the effect of discounting is significant, the amount of the provision is determined by discounting the expected cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are reviewed at each reporting date and any changes to estimates are reflected in the statement of operations.

Income Taxes

Income tax expense comprises current and deferred tax. Current income tax and deferred income tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income (loss), in which case the current and/or deferred tax is also recognized directly in equity or other comprehensive income (loss). Current income taxes is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting

Nisus Payroll Pty Limited

Notes to the Financial Statements

(Amounts in Australian dollars)

2.      Summary of significant accounting policies (cont.)

date, and any adjustment to tax payable in respect of previous years that are expected to be paid. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The Company establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities. Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Earnings per share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share is calculated by adjusting net income (loss) and weighted average number of shares outstanding during the period for the effects of dilutive potential shares, which includes any options granted.

Revenue recognition

The entity generates its revenue from its contracts with Nisus Australia Pty Ltd. for supplying skilled professionals. The Company’s business model is to provide temporary staff required for Nisus Australia’s operations. Company will provide qualified personnel, meeting specific needs and requirements of Nisus Australia Pty Ltd.

Revenue represents amounts charged to Nisus Australia for the amount of salaries or wages paid to the manpower supplied. Company also charges a markup on the salaries or wages paid to the manpower supplied. This markup covers our operational costs, including recruitment, administrative overheads.

The Company has concluded that it is the principal in its revenue arrangements because it controls the services before transferring them to the customer.

The Company has identified that its performance obligations in the contracts entail sourcing and providing skilled manpower to Nisus Australia for a specified period. In accordance with the contractual terms, the Company invoices Nisus Australia for the provision of skilled manpower. These invoices are typically issued on a monthly basis throughout the duration of the contract and are recognized as revenue.

This revenue recognition practice aligns with the principle of recognizing revenue over time to the extent of the amount the Company is entitled to. It also corresponds to recognizing revenue over time for the satisfaction of performance obligations over time. This determination is based on several factors:

•        Services are transferred to the customer continuously throughout the duration of the contract.

•        The customer benefits as work progresses, with the skilled manpower contributing to ongoing operations or projects.

•        Progress can be reliably measured by invoicing monthly, providing a clear indication of the services rendered.

The Company possesses the enforceable right to payment for the services provided by employees within a given month, further supporting the recognition of revenue over time.

The revenue accounted for within Nisus Payroll’s financial statements are captured in the Cost of Sales figure in Nisus Australia’s financial statements and there is no margin charged to Nisus Australia.

Nisus Payroll Pty Limited

Notes to the Financial Statements

(Amounts in Australian dollars)

3.      Cash and cash equivalents

The cash and cash equivalents balance include cash in bank and cash on hand.

	June 30, 2023	June 30, 2022
Cash on hand	120	120
Cash at bank	161,565	597,096
	161,685	597,216

4.      Trade and other payables

	June 30, 2023	June 30, 2022
General holding account	(42)	—
Car lease payable	239	530
ATO integrated account	407,069	—
Provision for GST	—	638,113
	407,266	638,643

5.      Share capital

	June 30, 2023	June 30, 2022
Ordinary class shares	120	120
	120	120

6.      Operating expenses

	2023	2022
General and administrative	97,060	84,845

Expenses by nature
Office expense	60,532	46,570
Rent	23,461	14,605
Travel	13,067	23,670
	97,060	84,845

26 August 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Group Elite Communications
Canada

Review of Interim Financial Statements

We have reviewed the accompanying consolidated financial statements of Group Elite Communications and its controlled entities (the Group), which comprise the consolidated statements of financial position as of December 31, 2023 and June 30, 2023, and the consolidated statements of profit or loss and comprehensive income, changes in equity, and cash flows for the six months ended December 31, 2023 and December 31, 2022 and the related notes to the consolidated financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of the Group’s management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the consolidated financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Our Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA and in accordance with International Standard on Review Engagements issued by the International Auditing and Assurance Standards Board. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our reviews.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223

Group Elite Communications
Consolidated statements of financial position
As at December 31, 2023

	Notes	As at December 31, 2023	As at June 30, 2023

		USD	USD
ASSETS
Non-current assets
Property and equipment	5	222,195	260,024
Right of use assets	6	155,044	309,761
Intangible asset	7	58,945	77,571
Total non-current assets		436,184	647,356

Current assets
Accounts receivables	8	1,667,682	4,785,352
Contract assets	6	—	457,199
Prepayments and deposits	9	2,127,137	931,519
Loans to related parties	10	520,696	554,191
Taxes receivable	11	265,902	280,320
Cash and cash equivalents	12	47,504	75,380
Total current assets		4,628,920	7,083,960
TOTAL ASSETS		5,065,104	7,731,316

EQUITY AND LIABILITIES
Equity
Share capital	13	1,094	1,094
Redeemable preference shares	14	888	888
Foreign currency translation reserves		120,695	185,286
Accumulated losses		(4,401,397)	(4,253,365)
Total equity		(4,278,720)	(4,066,097)

LIABILITIES
Non-current liabilities
Deferred revenue	15	1,752,473	3,233,378
Long term loan	16	53,884	69,212
		1,806,357	3,302,590
Current liabilities
Accounts payable and accrued liabilities	17	2,031,982	1,675,339
Current portion of deferred revenue	18	4,283,872	5,900,756
Current portion of long-term loan	16	30,803	30,770
Current portion of lease liability	6	166,956	329,046
Short term borrowings	19	1,023,854	558,912
Total current liabilities		7,537,467	8,494,824
TOTAL EQUITY AND LIABILITIES		5,065,104	7,731,316

The accompanying notes are an integral part of these financial statements.

Group Elite Communications
Consolidated statements of profit or loss and comprehensive income
For the six months ended December 31, 2023

	Notes	Six months ended December 31, 2023	Six months ended December 31, 2022
		USD	USD
Revenue	21	5,428,581	5,262,781
Cost of sales	23	(2,995,129)	(2,722,762)
Gross profit		2,433,452	2,540,018

Operating expenses
General and administrative expenses	24	(1,655,299)	(2,246,087)
Selling and marketing expenses	25	(862,071)	(1,035,600)
		(2,517,369)	(3,281,687)
Operating profit/(loss)		(83,917)	(741,669)
Other expenses	26	(22,661)	(61)
Finance cost	27	(21,701)	(43,371)
Foreign exchange (loss)/gain – realised		(7,298)	66,658
Other income	28	2,151	26
Profit/(loss) before tax		(133,426)	(718,416)
Tax expense		(14,606)	(1,157)
Profit/(loss) for the year		(148,032)	(719,573)

Other comprehensive income/(loss)		(64,591)	(58,663)
Comprehensive profit/(loss) for the year		(212,623)	(778,236)

The accompanying notes are an integral part of these financial statements

Group Elite Communications
Consolidated statements of changes in equity
For the six months ended December 31, 2023

	Share Capital	Redeemable preference shares	Foreign exchange translation reserve	Accumulated losses	Total Equity
	USD	USD	USD	USD	USD
Balance as at June 30, 2022	1,094	888	26,284	(4,900,697)	(4,872,431)
Net loss for the year	—	—	—	(719,573)	(719,573)
Other comprehensive income	—	—	(58,663)	—	(58,663)
Balance as at December 31, 2022	1,094	888	(32,379)	(5,620,270)	(5,650,668)

Balance as at July 1, 2023	1,094	888	185,286	(4,253,365)	(4,066,097)
Net loss for the year	—	—	—	(148,032)	(148,032)
Other comprehensive income	—	—	(64,591)	—	(64,591)
Balance as at December 31, 2023	1,094	888	120,695	(4,401,397)	(4,278,720)

The accompanying notes are an integral part of these financial statements

Group Elite Communications
Consolidated statements of cash flows
For the six months ended December 31, 2023

	Six months ended December 31, 2023	Six months ended December 31, 2022

	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Profit/(loss) before tax	(133,426)	(718,416)
Adjustment for non-cash items:
Depreciation	193,345	177,751
Amortization	18,308	17,108
Adjustment for non-cash Items	6,923	22,000
Other comprehensive income/(loss)	(64,591)	(58,663)
	20,559	(560,221)
Change in operating assets and liabilities
(Increase)/decrease in accounts receivables	3,103,064	693,880
(Increase)/decrease in contract Assets	457,199	—
(Increase)/decrease in prepayments and deposits	(1,195,618)	(75,430)
(Increase)/decrease in loans to related parties	33,496	230,647
(Increase)/decrease in Income taxes receivable	14,417	(28,524)
(Decrease)/increase in accounts payable and accrued liabilities	356,642	(193,632)
(Decrease)/increase in deferred revenue	(3,097,788)	332,478
	(328,587)	959,420
Cash generated/(used in) operations	(308,028)	399,199
Taxes paid	—	—
Net cash flows from/(used in) operating activities	(308,028)	(399,199)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(7,405)	(36,834)
Acquisition of intangible assets	—	(7,797)
Net cash flows from/(used in) investing activities	(7,405)	(44,631)

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease)/increase in long term loan	(15,296)	(21,567)
(Decrease)/increase in borrowings	464,942	25,203
(Decrease)/increase in lease liabilities	(162,089)	(153,737)
Net cash flows from/(used in) financing activities	287,557	(150,100)

Net increase/(decrease) in cash and cash equivalents	(27,877)	204,467
Cash and cash equivalents at the beginning of the period	75,380	83,104
Cash and cash equivalents at the end of the period	47,503	287,571

The accompanying notes are an integral part of these financial statements

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

1.      General information and nature of operations

Group Elite Communications and Controlled Entities (“Group Elite Communications” or “the Group”) is in the business of providing call centre services including system design & architecture, project management, implementation services, application testing, support & maintenance, business consulting, and SAAS. The Group also offers call centre products and solutions to its customers.

These consolidated financial statements of the Group incorporate results of the following controlled entities:

Name of Entity	Principal Activities	Country of Incorporation
Group Elite Communications Inc.	Call Centre products and Services	Canada
Group Elite Communications UK Ltd.	Call Centre products and Services	UK
Group Elite Communications Inc.	Call Centre products and Services	Colorado, USA

2.      Application of new and revised International Financial Reporting Standards (IFRS)

2.1    New and amended IFRS Standards that are effective for the current year

There are new and amended standards and interpretations that are mandatory for accounting periods beginning July 01, 2022 but are considered not to be relevant or do not have any significant effect on these financial statements.

2.2    Standards, amendments and interpretations to accounting and reporting standards that are not yet effective

The following IFRS and the amendments and interpretations thereto will be effective for accounting periods beginning on or after July 01, 2023 and these amendments are not likely to have a significant effect on these financial statements.

•        Classification of liabilities as current or non-current (Amendments to IAS 1 in January 2020)

•        Non-current Liabilities with Covenants (amendment to IAS 1 in October 2022)

•        Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2).

•        Key amendments to IAS 1 include:

•        requiring companies to disclose their material accounting policies rather than their significant accounting policies;

•        clarifying that accounting policies related to immaterial transactions, other events or conditions are themselves immaterial and as such need not be disclosed; and

•        clarifying that not all accounting policies that relate to material transactions, other events or conditions are themselves material to a company’s financial statements.

•        Definition of Accounting Estimates (Amendments to IAS 8)

•        Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12)

•        Lease Liability in a Sale and Leaseback (amendment to IFRS 16 in September 2022)

•        Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28)

•        Supplier Finance Arrangements (amendments to IAS 7 and IFRS 7)

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

2.      Application of new and revised International Financial Reporting Standards (IFRS) (cont.)

2.3    Going Concern

The consolidated financial statements have been prepared on the going concern basis of accounting. This assumption implies that the companies are capable of realizing their assets and discharging their liabilities in the normal course of operations.

The companies operate in the software implementation industry, generating a majority of their cash flows from long-term contracts with customers. This industry environment provides a stable source of revenue through recurring contracts, which supports the companies’ ability to sustain operations and manage financial commitments.

In the prior year, the tangible net worth of Group Elite Communications Inc., Canada did not meet the requirements of the bank’s credit facility. As a result, the bank facility was transferred to the finance restructuring team. Subsequent to the year-end, the bank reviewed the internal financial statements of the company. Following this review, the banking facilities were renegotiated, and the facility was transferred back from the finance restructuring team to regular lending.

To address these challenges, the Group has actively engaged in renegotiating its banking facilities and are exploring additional financing options to support business growth. The Group has been able to sustain its operations by generating operating cash flow and utilizing the available loan facility as of the date of these consolidated financial statements.

The management has at the time of approving the financial statements, a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Therefore, the Group continue to adopt the going concern basis of accounting in preparing the financial statements.

2.4    Statement of compliance

These consolidated financial statements have been prepared using International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due.

3.      Basis of preparation

These consolidated financial statements are prepared under the historical cost convention, except for derivative instruments and certain financial assets, which are measured at fair value. Financial liabilities are measured using the amortized cost model. The book value of hedged assets and liabilities, under fair-value hedge, corresponds to their fair value, for the part corresponding to the hedged risk. The financial statements are presented in United States Dollars (USD), which is different from the Group’s functional currency. The functional currency is the currency of the primary economic environment in which the entities within the Group operate.

3.1    Basis of Consolidation

These consolidated financial statements of the Group incorporate results of the following controlled entities:

•        Group Elite Communications Inc. — Canada.

•        Group Elite Communications UK Ltd.

•        Group Elite Communications Inc. — USA.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

3.      Basis of preparation (cont.)

All transactions and balances between Group companies are eliminated on consolidation, including unrealised gains and losses on transactions between Group companies. Where unrealised losses on intra-group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from a Group perspective. Amounts reported in the financial statements of controlled entities have been adjusted where necessary to ensure consistency with the accounting policies adopted by the Group.

Profit or loss and other comprehensive income of controlled entities acquired or disposed of during the year are recognised from the effective date of acquisition, or up to the effective date of disposal, as applicable.

4.      Summary of significant accounting policies

The significant accounting policies set out below have been applied consistently to all periods presented in these financial statements.

4.1    Property and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and impairments. Costs include expenditures that are directly attributable to the acquisition of the asset.

Subsequent costs are included in the asset’s carrying value or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost can be measured reliably.

The carrying value of a replaced asset is derecognized when replaced.

Maintenance and repairs are expensed as incurred. Property and equipment are depreciated from the point at which the asset is ready for use.

Depreciation is computed using the methods and rates based on the estimated useful lives of the property and equipment as outlined below:

Class of fixed assets	Depreciation rate (%)/Useful Lives	Depreciation method
Furniture and fixtures	20%	Reducing balance method
Office equipment	33%	Reducing balance method
Computer equipment	30%	Reducing balance method
Leasehold improvements	3 – 15 years	Straight line method

4.2    Intangible asset

Intangible asset is carried at cost less accumulated amortization and accumulated impairment losses. They are subsequently measured at cost less amortization and impairment. Amortization is recognized on a reducing balance basis at the rate of 33%.

4.3    Impairment

Fixed assets and intangible assets subject to depreciation and amortization are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized when the carrying amount of the asset exceeds the sum of the undiscounted cash flows resulting from its use and eventual disposition. The impairment loss is measured as the amount by which the carrying amount of the fixed assets and intangible asset exceeds its fair value.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

4.      Summary of significant accounting policies (cont.)

4.4    Leases

A lease is defined as ‘a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period in exchange for consideration’. To apply this definition the Group assesses whether the contract meets three key evaluations which are whether:

•        the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Group

•        the Group has the right to obtain substantially all of the economic benefits from use of the identified asset. throughout the period of use, considering its rights within the defined scope of the contract.

•        the Group has the right to direct the use of the identified asset throughout the period of use. the Group assesses whether it has the right to direct ‘how and for what purpose’ the asset is used throughout the period of use.

Each lease’s term is determined on an individual basis and corresponds to the non-cancellable period of the lease commitment, plus any option periods that are reasonably certain to be applied.

Measurement and recognition of leases as a lessee:

At the commencement date, the Group measures the right-of-use asset and the lease liability at the present value of the future lease payments at that date, discounted using the interest rate implicit in the lease if that rate is readily available or the Group’s incremental borrowing rate.

the Group depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. the Group also assesses the right-of-use asset for impairment when such indicators exist.

Lease payments included in the measurement of the lease liability are made up of fixed payments (including in substance fixed), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments.

When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.

On the statement of financial position, right-of-use assets and lease liabilities have been show separately.

4.5    Accounts receivables

Accounts receivables are recognized initially at the amount of consideration that is unconditional. If the accounts receivables contain a significant financing component, they are recognized at their fair value, which is determined by discounting the expected future cash flows using an appropriate discount rate. Subsequently, accounts receivables are measured at amortized cost, less any provision for impairment.

The entity measures the loss allowance for accounts receivables at an amount equal to lifetime expected credit losses (ECL). The ECL is estimated using a provision matrix that is based on the entity’s historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

4.      Summary of significant accounting policies (cont.)

4.6    Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial asset

Initial recognition and measurement:

The Group initially measures its financial assets originated or exchanged in arm’s length transactions at fair value. Financial assets originated or exchanged in related party transactions, except for those involving parties whose sole relationship with the Group is in the capacity of management, are initially measured at cost.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables, amounts due from related parties and bank balances that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs.

Subsequent measurement:

For purposes of subsequent measurement, financial assets are classified in four categories:

•        Financial assets at fair value through profit or loss — The Group has not designated any financial asset as fair value through profit or loss.

•        Financial assets at amortised cost (debt instruments) — This category is the most relevant to the Group. The Group subsequently measures financial assets at amortised cost using EIR (effective interest rate) method and are subject to impairment. Gains and losses are recognised in the statement of profit or loss when the asset is derecognized, modified or impaired.

•        Financial assets at fair value through OCI with recycling of cumulative gains and losses (debt instruments) — The Group has not designated any financial asset at fair value through OCI with recycling of cumulative gains and losses; and

•        Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition (equity instruments) — The Group has not designated any financial asset at fair value through OCI with no recycling of cumulative gains and losses upon derecognition.

The Group measures financial assets at amortised cost if both of the following conditions are met:

•        The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows; and

•        The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

4.      Summary of significant accounting policies (cont.)

Derecognition of financial assets:

A financial asset (or, where applicable a part of a financial asset or part of a Group of similar financial assets) is derecognised when.

•        The rights to receive cash flows from the asset have expired.

•        The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Impairment of financial assets

The Group recognises an allowance for expected credit losses (“ECL”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation to the asset’s original effective interest rate.

ECLs are recognised in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

The Group considers a financial asset in default when contractual payments are 240 pasts due. However, in certain cases, the Group may consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering contractual cash flow.

For contract assets and trade receivables the Group applies a simplified approach in calculating ECLs based on lifetime expected credit losses. Therefore, the Group does not track credit risks, but instead recognises a loss allowance based on lifetime ECL at each reporting date. The Group reviews, on an individual basis, internal and external information available for each contract asset and trade receivable to assess expected credit loss and the likelihood to receive the outstanding contractual amount. The Group has established a provision based on historical credit loss experience adjusted for factors such as an analysis of the current financial position of the customers, economic condition of the industry in which the customers operate and an assessment of both the current as well as the forecast direction of condition at the reporting date. The expected credit losses are recognised in the statement of profit or loss and other comprehensive income.

Financial liabilities

Initial recognition and measurement:

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

4.      Summary of significant accounting policies (cont.)

All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Group’s financial liabilities include lease liabilities, contract liabilities, trade payable, and amounts due to related parties.

Subsequent measurement:

The measurement of financial liabilities depends on their classification as described below:

Financial liabilities at fair value through profit or loss:

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Loans and borrowings:

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR (Effective interest rate) method. Gains and losses are recognised in profit or loss when the liabilities are derecognized as well as through the EIR amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the statement of profit or loss and other comprehensive income.

Derecognition:

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the statement of profit or loss and other comprehensive income.

Offsetting:

Financial assets and financial liabilities are offset and the net amount reported in the statement of financial position, if and only if:

a)      There is a currently enforceable legal right to offset the recognised amount, and

b)      There is an intention to settle on the net basis, or to realise the assets and settle the liabilities simultaneously.

Redeemable shares:

The Group chose to present retractable or mandatorily redeemable shares issued as a separate line item in the equity section when all of the following conditions are met:

•        control of the Group is retained by the sole shareholder receiving the shares;

•        the Group receive no consideration, or only shares of the Group are exchanged in the arrangement;

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

4.      Summary of significant accounting policies (cont.)

•        no other written or oral arrangement exists that gives the holder of the shares the contractual right to require the Group to redeem the shares on a fixed or determinable date or within a fixed or determinable period.

•        Redemption is at the discretion of the issuer.

These shares are initially and subsequently presented at par, stated or assigned value under equity. The issued shares are classified as a financial liability when any of the conditions are not met and are initially and subsequently measured at their redemption amount. Any resulting adjustment is recognized in retained earnings.

4.7    Accounts payable and accruals

Liabilities are recognized for amounts to be paid in the future for goods or services received, whether billed by the supplier or not.

4.8    Cash and cash equivalents

Cash and cash equivalents comprise cash at hand, bank balances and short-term deposits with an original maturity of three months or less, net of outstanding overdrafts and short-term bank facilities.

Foreign Currency Translation

Transactions in foreign currencies are recorded at the exchange rates ruling on the date of the transaction. All monetary assets and liabilities denominated in foreign currencies are translated into USD at the exchange rate ruling on the balance sheet date. Exchange differences arising from the translation of monetary assets and liabilities are recognized in the statement of profit or loss.

•        Assets and Liabilities:    Assets and liabilities are translated at the closing exchange rate at the date of the statement of financial position.

•        Income and Expenses:    Income and expenses are translated at the average exchange rates for the period unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the dates of the transactions are used.

•        Equity Items:    Equity items are translated at historical exchange rates.

•        Exchange differences arising from the translation are recognized in Other Comprehensive Income (OCI).

4.9    Provisions

Provisions are liabilities of uncertain timing or amount. A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation for which the amount can be estimated reliably, and it is more likely than not that an outflow of economic benefits will be required to settle the obligation. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation. When the effect of discounting is significant, the amount of the provision is determined by discounting the expected cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are reviewed at each reporting date and any changes to estimates are reflected in the statement of operations.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

4.      Summary of significant accounting policies (cont.)

4.10  Revenue recognition

Revenue arises mainly from the implementation of software solutions, managed services, software as a service, support services, and specialized products and services.

To determine whether to recognise revenue, the Group follows a 5-step process:

1.      identify the contract with a customer;

2.      identify the performance obligations in the contract;

3.      determine the transaction price, which is the total consideration provided by the customer;

4.      allocate the transaction price among the performance obligations in the contract based on their relative fair values; and

5.      recognize revenue when the relevant criteria are met for each performance obligation.

Product Revenue:

Revenue from product sales is recognized at the point in time when control of the product transfers to the customer, generally upon delivery or shipment.

Implementation Services:

Implementation services revenue includes revenues from contracts related to implementation of software solution (consists of all professional services revenues) that are primarily fixed fee arrangements. Revenue is recognized over time as the services are rendered. The input method, based on input hours or costs incurred, is used to measure progress toward complete satisfaction of the service obligation.

Maintenance Services:

Revenue from maintenance services is recognized over the term of the service agreement on a straight-line basis, reflecting the time-based nature of the service provided.

Managed Services:

Revenue from managed services is recognized over time as the services are provided. It is recognized on a straight-line basis, reflecting the continuous transfer of services to the customer.

Software-as-a-service (SAAS):

Revenue from SAAS arrangements is recognized over the period the service is provided, generally on a straight-line basis over the subscription term.

Other Services:

Service revenues from outsourced projects are recognized at net value, which includes only the portion of the services rendered by GEC.

Product Revenue/Elite Keep:

Revenue from Elite Keep and other products are recognized at the point in time when control of the product transfers to the customer, generally upon delivery.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

5.      Property and equipment

	Furniture and fixtures	Office equipment	Computer equipment	Leasehold improvements	Total
	USD	USD	USD	USD	USD
Cost
As at June 30, 2022	334,950	365,491	510,828	123,004	1,334,272
Additions during the year	2,088	—	32,621	2,125	36,834
Disposals during the year	—	—	—	—	—
Exchange gain/(loss)	(16,273)	(17,756)	(24,817)	(5,976)	(64,822)
As at December 31, 2022	320,765	347,734	518,632	119,154	1,306,285

As at June 30, 2023	325,994	355,719	578,931	119,716	1,380,360
Additions during the year	1,239	—	4,902	1,264	7,405
Disposals during the year	—	—	—	—	—
Exchange gain/(loss)	345	377	613	127	1,461
As at December 31, 2023	327,578	356,095	584,446	121,107	1,389,225

As at June 30, 2022	252,978	318,886	407,699	96,329	1,075,892
Depreciation for the year	7,350	—	15,563	900	23,812
Written off during the year	—	—	—	—	—
Exchange gain/(loss)	(10,647)	(15,492)	(18,126)	(3,715)	(47,980)
As at December 31, 2022	249,680	303,394	405,135	93,514	1,051,724

As at June 30, 2023	262,504	325,329	434,399	98,104	1,120,336
Depreciation for the year	7,244	7,332	26,157	887	41,620
Written off during the year	—	—	—	—	—
Exchange gain/(loss)	1,532	505	2,247	790	5,075
As at December 31, 2023	271,280	333,165	462,804	99,781	1,167,030

Net book value
As at December 31, 2023	56,297	22,930	121,642	21,326	222,195
As at June 30, 2023	63,489	30,390	144,532	21,612	260,024
As at December 31, 2022	71,085	44,340	113,496	25,640	254,561

Depreciation rates	20%	33%	30%	3 – 15 years
Depreciation method	Reducing balance method	Reducing balance method	Reducing balance method	Straight line method

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

6.      Right of use assets and liabilities

Right of use assets	Building
The analysis by type of right of use asset is as follows:

As at June 30, 2022	636,541
Addition during the year	—
Depreciation for the year	(153,939)
Exchange gain/(loss)	(28,390)
As at December 31, 2022	454,213

As at June 30, 2023	309,761
Addition during the year	—
Depreciation for the year	(151,725)
Exchange gain/(loss)	(2,991)
As at December 31, 2023	155,044
Lease liabilities
	As at December 31, 2023	As at June 30, 2023

	USD	USD
Current portion	166,956	329,046
Non-current portion	—	—

Maturity analysis
Within 1 year	166,956	329,046
1 to 5 years	—	—
Total	166,956	329,046

Assets and liabilities related to contracts with customers
Current
Contract assets	—	457,199
Less: Loss allowance	—	—
Total contract assets	—	457,199

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

7.      Intangible assets

In-House Developed Software

	Note	As at December 31, 2023	As at June 30, 2023
		USD	USD
Cost
Balance as at the beginning of the period		468,348	473,204
Additions during the period		—	7,797
Exchange difference		496	(12,652)
Balance as at the end of the period		468,844	468,348

Accumulated amortization
Balance as at the beginning of the period		(390,777)	(364,841)
Amortization for the period	26	(18,308)	(35,270)
Exchange difference		(814)	9,334
Balance as at the end of the period		(409,900)	(390,777)

Net book value		58,945	77,571
Amortization rate		33%	33%
Amortization Method		Reducing balance	Reducing balance

8.      Accounts receivables

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Trade accounts receivable	1,644,912	4,785,352
Sales tax receivable	22,769	—
	1,667,682	4,785,352

The Group measures the loss allowance for trade receivables at an amount equal to lifetime expected credit losses (ECL). These expected credit losses are estimated based on past default experience of the debtor, the current financial position of the debtor, and adjusted for factors specific to the debtors, general economic conditions, and an assessment of both current and forecast conditions at the reporting date.

The Group uses a simplified approach, recognizing a loss allowance based on lifetime ECL from the initial recognition of the receivables. The Group periodically reviews the recoverability of receivables and ascertains the possibility of credit losses. Based on this assessment, the Group creates a provision of doubtful debt that is charged to statement of profit or loss in the period in which these are determined.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

9.      Prepayments and deposits

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Prepaid Maintenance	1,871,384	691,341
Prepaid expenses	215,361	185,502
Prepaid commission	36,823	50,869
Prepaid SAAS	2,455	2,652
Deposits	1,114	1,154
	2,127,137	931,519

10.    Loans to related parties

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Loan receivable – director	520,696	519,503
Loan receivable, company under common control	—	34,688
	520,696	554,191

The balances due are non-interest-bearing, unsecured and due on demand. Refer to note 20 for the related party disclosures.

11.    Taxes receivable

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Taxes receivable	265,902	280,320
	265,902	280,320

12.    Cash and cash equivalents

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Cash in hand	7,008	2,662
Cash at banks	40,496	72,718
	47,504	75,380

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

13.    Share capital

	Note	Authorized Capital	Issued	Par Value
Group Elite Communications Inc.
Class “B” Common shares	13.1	Unlimited	10	Unlimited
Class “H” Preferred shares	13.2	Unlimited	10	Unlimited
Group Elite Communications Inc. (Colarado)
Common shares		10,000	10,000	USD 0.10
Group Elite Communications UK Ltd
Class “A” Common shares		1,100	1,100	GBP 0.10

Rights, privileges & restrictions

13.1  Right on dividends and share in profits and remaining property and also right to vote.

13.2  Right on dividends but no right on share in profits and vote.

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Issued
10,000 Common shares	915	915
1,100 Class “A” common shares	162	162
10 Class “B” common shares	9	9
10 Class “H” common shares	9	9
	1,094	1,094

14.    Redeemable preference shares

Authorized

Class “E” preferred shares, non-voting, non-cumulative, monthly dividend of 0.2%, redeemable and retractable CAD 650 per shares with a stated capital of CAD 1.10 per share.

	Note	As at December 31, 2023	As at June 30, 2023
		USD	USD
Issued
1000 Class “E” shares, redeemable at CAD 650,000	14.1	888	888

14.1  In 2015, Group Elite Communications Inc., Canada issued 1,000 Class “E” preferred shares in exchange for 100% of issued class A shares.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

15.    Deferred revenue

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Deferred revenue Maintenance	1,455,887	2,841,932
Deferred revenue Managed services	283,372	391,446
Deferred revenue SAAS	13,214	—
	1,752,473	3,233,378

Deferred revenue represents payments received in advance from customers for software support and implementation services. Revenue from support is recognized on a straight-line basis over the term of the contracts as the services are performed. Revenues from implementation services are recognized using percent of completion method.

16.    Long term loans

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Long term loan	53,884	69,212
Current portion of long-term loan	30,803	30,770
	84,687	99,983

Loan from Quebec Economic Development is unsecured, non-interest-bearing and is repayable in monthly payments maturing September 2026.

17.    Accounts payable and accrued liabilities

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Trade accounts payable	1,623,304	545,698
Accrued liabilities	248,515	929,899
Salaries payable	160,163	199,743
	2,031,982	1,675,339

18.    Current portion of deferred revenue

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Deferred revenue Maintenance	3,579,060	4,641,553
Deferred revenue Managed services	377,515	349,771
Deferred revenue services	327,297	884,621
Deferred revenue SAAS	—	24,811
	4,283,872	5,900,756

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

19.    Short term borrowings

	Note	As at December 31, 2023	As at June 30, 2023

		USD	USD
Bank overdraft		313,133	—
Line of credit	19.1	710,721	558,912
		1,023,854	558,912

19.1  The Group have a revolving demand credit facility in the amount of CAD 1,000,000 available by way of prime rate-based loans in CAD, United States base rate loans in USD and standby letters of guarantee in CAD which is reviewed annually by its bankers.

19.2  Borrowings related to the credit facility, outstanding at any time, is due on demand and bears interest at 1.50% over the bank’s prime lending rate (June 2023 — 1.50% over the bank’s prime lending rate).

20.    Related Party Transactions

Loan to related parties

The Group has advanced loans to director and company under common control. The detail of loan is provided below:

	Note	As at December 31, 2023	Repayment Period	Interest Rate
		USD
Loan receivable – director	20.1	520,696	Due on demand	Non-interest bearing

Nature of Relationship

20.1  The loan receivable from director represents funds advanced to the Michael Moore, who also serves as a director of the Group. This loan was extended to him to provide financial support. This loan is non- interest bearing, unsecured, and payable on demand.

Outstanding Balances

	As at December 31, 2023	As at June 30, 2023

	USD	USD
As of the reporting date, the following balances were outstanding:
Loan receivable – director	520,696	519,503
Loan receivable, company under common control	—	34,688
	520,696	554,191

Transactions with Key Management Personnel

	Description	Description	Six months ended December 31, 2023	Six months ended December 31, 2022

			USD	USD
Michael Moore	CEO	Salary	195,203	161,862
William Hawley	COO	Salary	200,603	191,114
Celina Kouzoudjian	CFO	Salary	74,286	75,046

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

20.    Related Party Transactions (cont.)

Key Management Personnel Compensation

Total compensation paid to key management personnel during the year is as follows:

Component

Salary	470,092	428,022

21.    Revenue

The Group derives its revenue from contracts with customers for the transfer of goods and services over time and at a point in time in the following major services and product streams. The disclosure of revenue by service streams is consistent with the revenue information that is disclosed for each reportable segment under IFRS 8 Operating Segments (see note 22).

21.1  Disaggregation of Revenue

	Six months ended December 31, 2023
	Canada	USA	UK	Total
Implementation services	990,302	1,102,732	8,166	2,101,200
Managed services	158,355	259,380	—	417,735
Maintenance services	2,261,500	487,501	12,609	2,761,609
SAAS	—	—	103,657	103,657
Services	—	6,477	—	6,477
Elite Keep	—	37,903	—	37,903
	3,410,157	1,893,992	124,432	5,428,581
	Six months ended December 31, 2022
	Canada	USA	UK	Total
Implementation services	1,001,002	1,459,293	—	2,460,295
Managed services	88,789	200,339	—	289,128
Maintenance services	2,071,433	351,359	7,240	2,430,032
SAAS	—	—	83,326	83,326
Services	—	—	—	—
Elite Keep	—	—	—	—
	3,161,225	2,010,990	90,565	5,262,781
	Six months ended December 31, 2023	Six months ended December 31, 2022

	USD	USD
Revenue by the timing of recognition
Revenue at a point in time	37,903	—
Revenue over time	5,390,678	5,262,781
	5,428,581	5,262,781

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

22.    Segment reporting

The Group discloses segment information based on geographical regions. The Group’s Chief Operating Decision Maker (CODM) is its Chief Executive, and he uses this information to allocate resources and assess performance. The primary geographical segments are Canada, United States of America (USA) and United Kingdom (UK).

	Revenue from Operations
	Six months ended December 31, 2023	Six months ended December 31, 2022

	USD	USD
Canada	3,410,157	3,161,225
USA	1,893,992	2,010,990
UK	124,432	90,565
	5,428,581	5,262,781
	Non-Current Assets
	As at December 31, 2023	As at June 30, 2023

	USD	USD
Canada	413,096	625,032
USA	23,088	22,324
UK	—	—
	436,184	647,356

23.    Cost of sales

	Six months ended December 31, 2023	Six months ended December 31, 2022

	USD	USD
Implementation services	1,171,878	927,203
Managed services	203,555	156,740
Maintenance services	1,516,984	1,547,279
SAAS	44,605	20,430
Hosting	58,107	71,111
Elite Keep	—	—
	2,995,129	2,722,762

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

24.    General and administrative expenses

	Six months ended December 31, 2023	Six months ended December 31, 2022

	USD	USD
Administrative salaries and payroll levies	747,687	722,709
Fees and licenses	13,122	47,322
Insurance	32,126	28,321
Office expenses	411,348	936,372
Bank charges	9,243	6,101
Professional fees	66,339	200,471
Utilities	10,608	9,752
Travel and entertainment	116,867	66,632
Telecommunications	25,177	22,291
Maintenance and repairs	11,127	11,258
Amortization	18,308	17,108
Depreciation	193,345	177,751
	1,655,299	2,246,087

25.    Selling and marketing expenses

	Six months ended December 31, 2023	Six months ended December 31, 2022

	USD	USD
Advertising and promotion	95,404	80,210
Sales and marketing salaries and payroll levies	766,666	955,390
	862,071	1,035,600

26.    Other expenses

	Six months ended December 31, 2023	Six months ended December 31, 2022

	USD	USD
Penalties	22,661	61

27.    Finance cost

	Six months ended December 31, 2023	Six months ended December 31, 2022

	USD	USD
Interest expense	9,903	25,604
Interest expense – lease	11,798	17,767
	21,701	43,371

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

28.    Other income

	Six months ended December 31, 2023	Six months ended December 31, 2022

	USD	USD
Miscellaneous income	2,074	—
Interest income	77	26
	2,151	26

29.    Risk management

Interest rate risk

Interest rate risk is the risk that the value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates.

The Group is exposed to interest rate risk on its interest-bearing liabilities.

The sensitivity of the statement of comprehensive income is the effect of the assumed changes in interest rates on the Group’s profit for the year, based on the floating rate of financial assets and liabilities held at June 30, 2023.

Interest rate sensitivity

The sensitivity analysis below shows the impact on profit for the year of a hypothetical 1% increase or decrease in interest rates on the floating rate financial liabilities held at the reporting date, assuming all other variables remain constant.

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Increase in interest rates (1%)	10,239	5,589
Decrease in interest rates (1%)	(10,239)	(5,589)

The sensitivity analysis is based on the Group’s exposure to interest rate risk at the reporting date. The impact of a change in interest rates is considered to be significant given the amount of borrowings under the revolving demand credit facility.

Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. For all classes of financial assets held by the Group, the maximum exposure to credit risk on the Group is the carrying value as disclosed in the statement of financial position.

Cash is placed with reputable banks with international operations. Trade receivables balances and due from related parties are considered recoverable by the management at the amount stated in the statement of financial position.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

29.    Risk management (cont.)

The table below shows the maximum exposure to credit risk:

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Accounts receivables	1,667,682	4,785,352
Prepayments and deposits	2,127,137	931,519
Due from related parties	520,696	554,191
Cash and cash equivalents	265,902	280,320
	4,581,416	6,551,382

Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its commitments associated with accounts payables and short-term loans when they fall due.

The Group limits its liquidity risk by ensuring continuing of funding and various bank facilities. The Group’s terms of sale require amounts to be paid within 90 days of the date of sale. Accounts payables are normally settled within 90 days from they fall due.

The table below summarizes the maturities of the Group’s undiscounted financial liabilities as at June 30, 2023, based on contractual payment.

December 31, 2023

	Up to one year	Greater than one year	Total
Long term loan	30,803	53,884	84,687
Deferred revenue	4,283,872	1,752,473	6,036,346
Accounts payable and accrued liabilities	2,031,982	—	2,031,982
Short term borrowings	1,023,854	—	1,023,854
	7,370,511	1,806,357	9,176,868

June 30, 2023

Long term loan	30,770	69,212	99,983
Deferred revenue	5,900,756	3,233,378	9,134,133
Accounts payable and accrued liabilities	1,675,339	—	1,675,339
Short term borrowings	558,912	—	558,912
	8,165,778	3,302,590	11,468,368

Group Elite Communications
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

30.    Capital Management

The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value. The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets.

The Group monitors capital using a gearing ratio, which is net debt divided by total capital plus net debt. The Group includes within net debt, interest-bearing loans and borrowings, less cash and cash equivalents. The negative gearing ratios indicate that the Group has more debt than equity, highlighting the need for careful monitoring and management to maintain financial stability.

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Interest-bearing loans and borrowings	1,108,541	658,895
Cash and cash equivalents	(47,504)	(75,380)
Net debt	1,061,037	583,515

Equity	(4,278,720)	(4,066,097)
Net debt	1,061,037	583,515
	(3,217,683)	(3,482,582)

Net debt to adjusted equity ratio	(0.33)	(0.17)

31.    Presentation Currency

For the purpose of consolidated financial statements, the following foreign currency exchange rates were used:

	CAD	GBP
Closing Rate as at:
30-Jun-23	1.324	0.7873
31-Dec-23	1.3226	0.7855
Average Rate for the year ended:
31-Dec-22	1.3321	0.7337
31-Dec-23	1.3515	0.7979

32.    Events After the Reporting Date

No adjusting or significant non-adjusting events have occurred between the December 31, 2023 (reporting date) and the date of authorisation.

33.    Contingencies and commitments

There were no contingencies and commitments as at the reporting date.

Independent Auditor’s Report

Opinion on the Financial Statements

We have audited the accompanying consolidated financial statements of Group Elite Communications and its controlled entities (the Group) which comprise the consolidated statements of financial position as at June 30, 2023 and 2022, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements including a summary of significant accounting policies.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the group as of June 30, 2023 and 2022 and the results of its operations and its cash flows for each of the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Group, and have fulfilled our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

We draw attention to Note 1 to the consolidated financial statements wherein Group Elite Communications Inc., Canada was not in compliance with certain covenants agreed under the banking facility availed by the company. Management’s evaluation of the events and conditions resulting from this and management’s plans to mitigate these matters are also described in Note 1. Our opinion is not modified with respect to that matter.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standard (IFRS) as issued by International Accounting Standards Board (IASB), and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with US GAAS, we:

•        Use professional judgment and exercise professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal controls. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the financial statements are issued.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and internal control related matters identified during our audit.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425

AICPA Membership No 402307223

26 August 2024

Group Elite Communications
Consolidated statement of profit or loss and comprehensive income
For the year ended June 30, 2023

	Notes	Year ended June 30, 2023	Year ended June 30, 2022
		USD	USD
Revenue	21	12,410,101	10,815,807
Cost of sales	23	(6,314,788)	(6,449,857)
Gross profit		6,095,313	4,365,950

Operating expenses
General and administrative expenses	24	(3,072,004)	(2,701,840)
Selling and marketing expenses	25	(2,343,531)	(2,256,088)
		(5,415,535)	(4,957,928)
Operating profit/(loss)		679,778	(591,978)
Other expenses	26	(10,878)	19,393
Finance cost	27	(80,466)	(52,627)
Foreign exchange (loss)/gain-realised		(102,456)	(171,193)
Other income	24	164,500	5,986
Profit/(loss) before tax		650,478	(790,419)
Provision for/recovery of taxes	29	(3,146)	86,863
Profit/(loss) for the year		647,332	(703,556)

Other comprehensive income/(loss)		159,002	171,627
Comprehensive profit/(loss) for the year		806,334	(531,929)

The accompanying notes are an integral part of these financial statements

Group Elite Communications
Consolidated statement of financial position
As at June 30, 2023

	Notes	As at June 30, 2023	As at June 30, 2022
		USD	USD
ASSETS
Non-current assets
Property and equipments	5	260,024	258,380
Right of use assets	6	309,761	636,541
Intangible asset	7	77,571	108,363
Total non-current assets		647,356	1,003,284

Current assets
Accounts receivables	8	4,785,352	1,727,205
Contract assets	6	457,199	—
Prepayments and deposits	9	931,519	1,388,470
Loans to related parties	10	554,191	631,878
Taxes receivable	11	280,320	303,169
Cash and cash equivalents	12	75,380	83,104
Total current assets		7,083,960	4,133,827
TOTAL ASSETS		7,731,316	5,137,111

EQUITY AND LIABILITIES
Equity
Share capital	13	1,094	1,094
Redeemable preference shares	14	888	888
Foreign currency translation reserves		185,286	26,284
Accumulated losses		(4,253,365)	(4,900,697)
Total equity		(4,066,097)	(4,872,431)

LIABILITIES
Non-current liabilities
Deferred revenue	15	3,233,378	3,013,617
Long term loan	16	69,212	102,729
Lease liability	6	—	338,085
		3,302,590	3,454,432
Current liabilities
Accounts payable and accrued liabilities	17	1,675,339	935,925
Current portion of deferred revenue	18	5,900,756	4,941,602
Current portion of long-term loan	16	30,770	31,616
Current portion of lease liability	6	329,046	320,033
Short term borrowings	19	558,912	325,935
Total current liabilities		8,494,824	6,555,110
TOTAL EQUITY AND LIABILITIES		7,731,316	5,137,111

The accompanying notes are an integral part of these financial statements.

Group Elite Communications
Consolidated statement of changes in equity
For the year ended June 30, 2023

	Share Capital	Redeemable preference shares	Foreign exchange translation reserve	Accumulated losses	Total equity
	USD	USD	USD	USD	USD
Balance as at June 30, 2021	1,094	888	(145,343)	(4,197,141)	(4,340,502)
Net loss for the year	—	—	—	(703,556)	(703,556)
Other comprehensive income/(loss)	—	—	171,627	—	171,627
Balance as at June 30, 2022	1,094	888	26,284	(4,900,697)	(4,872,431)

Balance as at July 1, 2022	1,094	888	26,284	(4,900,697)	(4,872,431)
Net profit for the year	—	—	—	647,332	647,332
Other comprehensive income/(loss)	—	—	159,002	—	159,002
Balance as at June 30, 2023	1,094	888	185,286	(4,253,365)	(4,066,097)

The accompanying notes are an integral part of these financial statements

Group Elite Communications
Consolidated Statement of Cashflows
For the year ended June 30, 2023

	Year ended June 30, 2023	Year ended June 30, 2022
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Profit/(loss) before tax	650,478	(790,419)
Adjustment for non-cash items:
Depreciation	378,455	412,572
Amortization	35,270	50,457
Other non-cash items	31,762	53,532
Other comprehensive income/(loss)	159,002	171,627
	1,254,967	(102,231)
Change in operating assets and liabilities
Changes in accounts receivables	(3,058,146)	462,228
Decrease in contract assets	(457,199)	—
Decrease in prepayments and deposits	456,951	528,841
Increase/(decrease) in loans to related parties	77,687	(212,051)
(Decrease)/increase in income taxes receivables	19,703	—
(Decrease)/increase in accounts payable and accrued liabilities	739,415	(81,759)
(Decrease)/increase in deferred revenue	1,178,914	(1,140,115)
	(1,042,676)	(442,856)
Cash generated/(used in) operations	212,291	(545,087)
Income Taxes paid	—	(62,586)
Net cash flows from/(used in) operating activities	212,291	(607,673)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(81,762)	(58,418)
Acquisition of intangible assets	(7,797)	(7,744)
Net cash flows from/(used in) investing activities	(89,559)	(66,162)

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease)/increase in long term loan	(34,362)	(272,671)
Increase in Short term borrowings	232,977	325,935
(Decrease)/increase in lease liabilities	(329,072)	(341,095)
Net cash flows from/(used in) financing activities	(130,457)	(287,831)

Net increase/(decrease) in cash and cash equivalents	(7,725)	(961,666)
Cash and cash equivalents at the beginning of the year	83,104	1,044,771
Cash and cash equivalents at the end of the year	75,380	83,104

The accompanying notes are an integral part of these financial statements

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

1.      General information and nature of operations

Group Elite Communications and Controlled Entities (“Group Elite Communications” or “the Group”) is in the business of providing call centre services including system design & architecture, project management, implementation services, application testing, support & maintenance, business consulting, and SAAS. The Group also offers call centre products and solutions to its customers.

These consolidated financial statements of the Group incorporate results of the following controlled entities:

Name of Entity	Principal Activities	Country of Incorporation
Group Elite Communications Inc.	Call Centre products and Services	Canada
Group Elite Communications UK Ltd.	Call Centre products and Services	UK
Group Elite Communications Inc.	Call Centre products and Services	Colorado, USA

2.      Application of new and revised International Financial Reporting Standards (IFRS)

2.1    New and amended IFRS Standards that are effective for the current year

There are new and amended standards and interpretations that are mandatory for accounting periods beginning July 01, 2022 but are considered not to be relevant or do not have any significant effect on these financial statements.

2.2    Standards, amendments and interpretations to accounting and reporting standards that are not yet effective

The following IFRS and the amendments and interpretations thereto will be effective for accounting periods beginning on or after July 01, 2023 and these amendments are not likely to have a significant effect on these financial statements.

•        Classification of liabilities as current or non-current (Amendments to IAS 1 in January 2020)

•        Non-current Liabilities with Covenants (amendment to IAS 1 in October 2022)

•        Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2).

•        Key amendments to IAS 1 include:

•        requiring companies to disclose their material accounting policies rather than their significant accounting policies.

•        clarifying that accounting policies related to immaterial transactions, other events or conditions are themselves immaterial and as such need not be disclosed; and

•        clarifying that not all accounting policies that relate to material transactions, other events or conditions are themselves material to a company’s financial statements.

•        Definition of Accounting Estimates (Amendments to IAS 8)

•        Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12)

•        Lease Liability in a Sale and Leaseback (amendment to IFRS 16 in September 2022)

•        Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28)

•        Supplier Finance Arrangements (amendments to IAS 7 and IFRS 7)

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

2.      Application of new and revised International Financial Reporting Standards (IFRS) (cont.)

2.3    Going Concern

The consolidated financial statements have been prepared on the going concern basis of accounting. This assumption implies that the companies are capable of realizing their assets and discharging their liabilities in the normal course of operations.

The companies operate in the software implementation industry, generating a majority of their cash flows from long-term contracts with customers. This industry environment provides a stable source of revenue through recurring contracts, which supports the companies’ ability to sustain operations and manage financial commitments.

In the prior year, the tangible net worth of Group Elite Communications Inc., Canada did not meet the requirements of the bank’s credit facility. As a result, the bank facility was transferred to the finance restructuring team. Subsequent to the year-end, the bank reviewed the internal financial statements of the company. Following this review, the banking facilities were renegotiated, and the facility was transferred back from the finance restructuring team to regular lending.

To address these challenges, the Group has actively engaged in renegotiating its banking facilities and are exploring additional financing options to support business growth. The Group has been able to sustain its operations by generating operating cash flow and utilizing the available loan facility as of the date of these consolidated financial statements.

The director has, at the time of approving the financial statements, a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Therefore, the Group continue to adopt the going concern basis of accounting in preparing the financial statements

2.4    Statement of compliance

These consolidated financial statements have been prepared using International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due.

3.      Basis of preparation

These consolidated financial statements are prepared under the historical cost convention, except for derivative instruments and certain financial assets, which are measured at fair value. Financial liabilities are measured using the amortized cost model. The book value of hedged assets and liabilities, under fair-value hedge, corresponds to their fair value, for the part corresponding to the hedged risk. The financial statements are presented in United States Dollars (USD), which is different from the Group’s functional currency. The functional currency is the currency of the primary economic environment in which the entities within the Group operate.

3.1    Basis of Consolidation

These consolidated financial statements of the Group incorporate results of the following controlled entities:

•        Group Elite Communications Inc. — Canada.

•        Group Elite Communications UK Ltd.

•        Group Elite Communications Inc. — USA.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

3.      Basis of preparation (cont.)

All transactions and balances between Group companies are eliminated on consolidation, including unrealised gains and losses on transactions between Group companies. Where unrealised losses on intra-group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from a Group perspective. Amounts reported in the financial statements of controlled entities have been adjusted where necessary to ensure consistency with the accounting policies adopted by the Group.

Profit or loss and other comprehensive income of controlled entities acquired or disposed of during the year are recognised from the effective date of acquisition, or up to the effective date of disposal, as applicable.

4.      Summary of significant accounting policies

The significant accounting policies set out below have been applied consistently to all periods presented in these financial statements.

4.1    Property and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and impairments.

Costs include expenditures that are directly attributable to the acquisition of the asset.

Subsequent costs are included in the asset’s carrying value or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost can be measured reliably.

The carrying value of a replaced asset is derecognized when replaced.

Maintenance and repairs are expensed as incurred. Property and equipment are depreciated from the point at which the asset is ready for use.

Depreciation is computed using the methods and rates based on the estimated useful lives of the property and equipment as outlined below:

Class of fixed assets	Depreciation rate (%)/Useful Lives	Depreciation method
Furniture and fixtures	20%	Reducing balance method
Office equipment	33%	Reducing balance method
Computer equipment	30%	Reducing balance method
Leasehold improvements	3 – 15 years	Straight line method

4.2    Intangible asset

Intangible asset is carried at cost less accumulated amortization and accumulated impairment losses. They are subsequently measured at cost less amortization and impairment. Amortization is recognized on a reducing balance basis at the rate of 33%.

4.3    Impairment

Fixed assets and intangible asset subject to depreciation and amortization are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized when the carrying amount of the asset exceeds the sum of the undiscounted cash flows resulting from its use and eventual disposition. The impairment loss is measured as the amount by which the carrying amount of the fixed assets and intangible asset exceeds its fair value.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

4.      Summary of significant accounting policies (cont.)

4.4    Leases

A lease is defined as ‘a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period in exchange for consideration’. To apply this definition the Group assesses whether the contract meets three key evaluations which are whether:

•        the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Group

•        the Group has the right to obtain substantially all of the economic benefits from use of the identified asset. throughout the period of use, considering its rights within the defined scope of the contract.

•        the Group has the right to direct the use of the identified asset throughout the period of use. the Group assesses whether it has the right to direct ‘how and for what purpose’ the asset is used throughout the period of use.

Each lease’s term is determined on an individual basis and corresponds to the non-cancellable period of the lease commitment, plus any option periods that are reasonably certain to be applied.

Measurement and recognition of leases as a lessee;

At the commencement date, the Group measures the right-of-use asset and the lease liability at the present value of the future lease payments at that date, discounted using the interest rate implicit in the lease if that rate is readily available or the Group’s incremental borrowing rate.

the Group depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. the Group also assesses the right-of-use asset for impairment when such indicators exist.

Lease payments included in the measurement of the lease liability are made up of fixed payments (including in substance fixed), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments.

When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.

On the statement of financial position, right-of-use assets and lease liabilities have been show separately.

4.5    Accounts receivables

Accounts receivables are recognized initially at the amount of consideration that is unconditional. If the accounts receivables contain a significant financing component, they are recognized at their fair value, which is determined by discounting the expected future cash flows using an appropriate discount rate. Subsequently, accounts receivables are measured at amortized cost, less any provision for impairment.

The entity measures the loss allowance for accounts receivables at an amount equal to lifetime expected credit losses (ECL). The ECL is estimated using a provision matrix that is based on the entity’s historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

4.      Summary of significant accounting policies (cont.)

4.6    Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial asset

Initial recognition and measurement:

The Group initially measures its financial assets originated or exchanged in arm’s length transactions at fair value. Financial assets originated or exchanged in related party transactions, except for those involving parties whose sole relationship with the Group is in the capacity of management, are initially measured at cost.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables, amounts due from related parties and bank balances that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs.

Subsequent measurement:

For purposes of subsequent measurement, financial assets are classified in four categories:

•        Financial assets at fair value through profit or loss — The Group has not designated any financial asset as fair value through profit or loss.

•        Financial assets at amortised cost (debt instruments) — This category is the most relevant to the Group. The Group subsequently measures financial assets at amortised cost using EIR (effective interest rate) method and are subject to impairment. Gains and losses are recognised in the statement of profit or loss when the asset is derecognized, modified or impaired;

•        Financial assets at fair value through OCI with recycling of cumulative gains and losses (debt instruments) — The Group has not designated any financial asset at fair value through OCI with recycling of cumulative gains and losses; and

•        Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition (equity instruments) — The Group has not designated any financial asset at fair value through OCI with no recycling of cumulative gains and losses upon derecognition.

The Group measures financial assets at amortised cost if both of the following conditions are met:

•        The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows; and

•        The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Derecognition of financial assets

A financial asset (or, where applicable a part of a financial asset or part of a Group of similar financial assets) is derecognised when.

•        The rights to receive cash flows from the asset have expired.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

4.      Summary of significant accounting policies (cont.)

•        The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Impairment of financial assets

The Group recognises an allowance for expected credit losses (“ECL”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation to the asset’s original effective interest rate.

ECLs are recognised in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

The Group considers a financial asset in default when contractual payments are 240 past due. However, in certain cases, the Group may consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering contractual cash flow.

For contract assets and trade receivables the Group applies a simplified approach in calculating ECLs based on lifetime expected credit losses. Therefore, the Group does not track credit risks, but instead recognises a loss allowance based on lifetime ECL at each reporting date. The Group reviews, on an individual basis, internal and external information available for each contract asset and trade receivable to assess expected credit loss and the likelihood to receive the outstanding contractual amount. The Group has established a provision based on historical credit loss experience adjusted for factors such as an analysis of the current financial position of the customers, economic condition of the industry in which the customers operate and an assessment of both the current as well as the forecast direction of condition at the reporting date. The expected credit losses are recognised in the statement of profit or loss and other comprehensive income.

Financial liabilities

Initial recognition and measurement:

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Group’s financial liabilities include lease liabilities, contract liabilities, trade payable, and amounts due to related parties.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

4.      Summary of significant accounting policies (cont.)

Subsequent measurement:

The measurement of financial liabilities depends on their classification as described below:

Financial liabilities at fair value through profit or loss:

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Loans and borrowings:

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR (Effective interest rate) method. Gains and losses are recognised in profit or loss when the liabilities are derecognized as well as through the EIR amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the statement of profit or loss and other comprehensive income.

Derecognition:

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the statement of profit or loss and other comprehensive income.

Offsetting:

Financial assets and financial liabilities are offset and the net amount reported in the statement of financial position, if and only if:

a)      There is a currently enforceable legal right to offset the recognised amount, and

b)      There is an intention to settle on the net basis, or to realise the assets and settle the liabilities simultaneously.

Redeemable shares:

The Group chose to present retractable or mandatorily redeemable shares issued as a separate line item in the equity section when all of the following conditions are met:

•        control of the Group is retained by the sole shareholder receiving the shares;

•        the Group receive no consideration, or only shares of the Group are exchanged in the arrangement;

•        no other written or oral arrangement exists that gives the holder of the shares the contractual right to require the Group to redeem the shares on a fixed or determinable date or within a fixed or determinable period.

•        Redemption is at the discretion of the issuer.

These shares are initially and subsequently presented at par, stated or assigned value under equity. The issued shares are classified as a financial liability when any of the conditions are not met and are initially and subsequently measured at their redemption amount. Any resulting adjustment is recognized in retained earnings.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

4.      Summary of significant accounting policies (cont.)

4.7    Accounts payable and accruals

Liabilities are recognized for amounts to be paid in the future for goods or services received, whether billed by the supplier or not.

4.8    Cash and cash equivalents

Cash and cash equivalents comprise cash at hand, bank balances and short-term deposits with an original maturity of three months or less, net of outstanding overdrafts and short-term bank facilities.

Foreign Currency Translation

Transactions in foreign currencies are recorded at the exchange rates ruling on the date of the transaction. All monetary assets and liabilities denominated in foreign currencies are translated into USD at the exchange rate ruling on the balance sheet date. Exchange differences arising from the translation of monetary assets and liabilities are recognized in the statement of profit or loss.

•        Assets and Liabilities:    Assets and liabilities are translated at the closing exchange rate at the date of the statement of financial position.

•        Income and Expenses:    Income and expenses are translated at the average exchange rates for the period unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the dates of the transactions are used.

•        Equity Items:    Equity items are translated at historical exchange rates.

•        Exchange differences arising from the translation are recognized in Other Comprehensive Income (OCI).

4.9    Provisions

Provisions are liabilities of uncertain timing or amount. A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation for which the amount can be estimated reliably, and it is more likely than not that an outflow of economic benefits will be required to settle the obligation. Provisions are measured at management’s best estimate of the expenditure required to settle the obligation. When the effect of discounting is significant, the amount of the provision is determined by discounting the expected cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are reviewed at each reporting date and any changes to estimates are reflected in the statement of operations.

4.10  Revenue recognition

Revenue arises mainly from the implementation of software solutions, managed services, software as a service, support services, and specialized products and services.

To determine whether to recognise revenue, the Group follows a 5-step process:

1.      identify the contract with a customer;

2.      identify the performance obligations in the contract;

3.      determine the transaction price, which is the total consideration provided by the customer;

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

4.      Summary of significant accounting policies (cont.)

4.      allocate the transaction price among the performance obligations in the contract based on their relative fair values; and

5.      recognize revenue when the relevant criteria are met for each performance obligation.

Product Revenue:

Revenue from product sales is recognized at the point in time when control of the product transfers to the customer, generally upon delivery or shipment.

Implementation Services:

Implementation services revenue includes revenues from contracts related to implementation of software solution (consists of all professional services revenues) that are primarily fixed fee arrangements. Revenue is recognized over time as the services are rendered. The input method, based on input hours or costs incurred, is used to measure progress toward complete satisfaction of the service obligation.

Maintenance Services:

Revenue from maintenance services is recognized over the term of the service agreement on a straight-line basis, reflecting the time-based nature of the service provided

Managed Services:

Revenue from managed services is recognized over time as the services are provided. It is recognized on a straight-line basis, reflecting the continuous transfer of services to the customer.

Software-as-a-service (SAAS):

Revenue from SAAS arrangements is recognized over the period the service is provided, generally on a straight-line basis over the subscription term.

Other Services:

Service revenues from outsourced projects are recognized at net value, which includes only the portion of the services rendered by Group Elite.

Revenue from these outsourced projects is recognized over time as the services are performed. The input method, based on costs incurred or hours expended, is used to measure progress toward the complete satisfaction of the performance obligations. This method reflects the continuous transfer of control of the services to the customer.

Product Revenue/Elite Keep:

Revenue from Elite Keep and other products are recognized at the point in time when control of the product transfers to the customer, generally upon delivery.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

5.      Property and equipment:

	Furniture and fixtures	Office equipments	Computer equipments	Leasehold improvements	Total
	USD	USD	USD	USD	USD
Cost
As at June 30, 2021	345,773	380,000	474,633	126,096	1,326,501
Additions during the year	2,379	—	54,316	1,723	58,418
Disposals during the year	—	—	—	—	—
Exchange gain/(loss)	(13,202)	(14,509)	(18,122)	(4,814)	(50,647)
As at June 30, 2022	334,950	365,491	510,828	123,004	1,334,272
Additions during the year	—	—	81,762	—	81,762
Disposals during the year	—	—	—	—	—
Exchange gain/(loss)	(8,956)	(9,772)	(13,658)	(3,289)	(35,675)
As at June 30, 2023	325,994	355,719	578,931	119,716	1,380,360

Accumulated depreciation
As at June 30, 2021	(239,145)	(307,679)	(390,406)	(90,942)	(1,028,172)
Depreciation for the year	(25,666)	(20,794)	(32,086)	(9,997)	(88,543)
Written off during the year	—	—	—	—	—
Exchange gain/(loss)	11,833	9,587	14,793	4,609	40,823
As at June 30, 2022	(252,978)	(318,886)	(407,699)	(96,329)	(1,075,892)
Depreciation for the year	(15,507)	(10,487)	(43,464)	(2,888)	(72,347)
Written off during the year	—	—	—	—	—
Exchange gain/(loss)	5,981	4,045	16,763	1,114	27,903
As at June 30, 2023	(262,504)	(325,329)	(434,399)	(98,104)	(1,120,336)

Net book value
As at June 30, 2023	63,489	30,390	144,532	21,612	260,024
As at June 30, 2022	81,972	46,604	103,129	26,675	258,380

Depreciation rates	20%	33%	30%	3 – 15 years
Depreciation method	Reducing balance method	Reducing balance method	Reducing balance method	Straight line method

6.      Right of use assets and liabilities

Right of use assets	Building
The analysis by type of right of use asset is as follows:
As at June 30, 2021	992,715
Addition during the year	—
Depreciation for the year	(324,029)
Exchange gain/(loss)	(32,144)
As at June 30, 2022	636,541
Addition during the year	—
Depreciation for the year	(306,108)
Exchange gain/(loss)	(20,672)
As at June 30, 2023	309,761

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

6.      Right of use assets and liabilities (cont.)

Lease liabilities

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Current portion	329,046	320,033
Non-current portion	—	338,085

Maturity analysis
Within 1 year	329,046	320,033
1 to 5 years	—	338,085
Total	329,046	658,118

Assets and liabilities related to contracts with customers
Current
Contract assets	457,199	—
Less: Loss allowance	—	—
Total contract assets	457,199	—

7.      Intangible assets

In-House Developed Software

	Note	As at June 30, 2023	As at June 30, 2022
		USD	USD
Cost
Balance as at the beginning of the year		473,204	483,937
Additions during the year		7,797	7,744
Exchange difference		(12,652)	(18,477)
Balance as at the end of the year		468,348	473,204

Accumulated amortization
Balance as at the beginning of the year		(364,841)	(327,796)
Amortization for the year	26	(35,270)	(50,457)
Exchange difference		9,334	13,412
Balance as at the end of the year		(390,777)	(364,841)

Net book value		77,571	108,363

Amortization rate		33%	33%
Amortization Method		Reducing balance method	Reducing balance method

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

8.      Accounts receivables

	As at June 30, 2023	As at June 30, 2022
	USD	USD

Trade accounts receivable	4,785,352	1,714,452
Sales tax receivable	—	12,753
	4,785,352	1,727,205

The Group measures the loss allowance for trade receivables at an amount equal to lifetime expected credit losses (ECL). These expected credit losses are estimated based on past default experience of the debtor, the current financial position of the debtor, and adjusted for factors specific to the debtors, general economic conditions, and an assessment of both current and forecast conditions at the reporting date.

The Group uses a simplified approach, recognizing a loss allowance based on lifetime ECL from the initial recognition of the receivables. The Group periodically reviews the recoverability of receivables and ascertains the possibility of credit losses. Based on this assessment, the Group creates a provision of doubtful debt that is charged to statement of profit or loss in the period in which these are determined.

9.      Prepayments and deposits

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Prepaid Maintenance	691,341	1,102,740
Prepaid expenses	185,502	181,449
Prepaid commission	50,869	95,148
Prepaid SAAS	2,652	7,948
Deposits	1,154	1,186
	931,519	1,388,470

10.    Loans to related parties

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Loan receivable – director	519,503	378,474
Loan receivable, company under common control	34,688	253,404
	554,191	631,878

The balances due are non-interest-bearing, unsecured and due on demand. Refer to note 20 for the related party disclosures.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

11.    Taxes receivable

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Taxes receivable	280,320	303,169
	280,320	303,169

12.    Cash and cash equivalents

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Cash in hand	2,662	7,193
Cash at banks	72,718	75,911
	75,380	83,104

13.    Share capital

	Note	Authorized Capital	Issued	Par Value
Group Elite Communications Inc.
Class “B” Common shares	13.1	Unlimited	10	Unlimited
Class “H” Preferred shares	13.2	Unlimited	10	Unlimited
Group Elite Communications Inc. (Colarado)
Common shares		10,000	10,000	USD 0.10
Group Elite Communications UK Ltd
Class “A” Common shares		1,100	1,100	GBP 0.10

Rights, privileges & restrictions:

13.1  Right on dividends and share in profits and remaining property and also right to vote

13.2  Right on dividends but no right on share in profits and vote.

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Issued
10,000 Common shares	915	915
1,100 Class “A” common shares	162	162
10 Class “B” common shares	9	9
10 Class “H” common shares	9	9
	1,094	1,094

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

14.    Redeemable preference shares

Authorized

Class “E” preferred shares, non-voting, non-cumulative, monthly dividend of 0.2%, redeemable and retractable CAD 650 per shares with a stated capital of CAD 1.10 per share.

	Note	As at June 30, 2023	As at June 30, 2022
		USD	USD
Issued
1000 Class “E” shares, redeemable at CAD 650,000	14.1	888	888

14.1  In 2015, Group Elite Communications Inc., Canada issued 1,000 Class “E” preferred shares in exchange for 100% of issued class A shares.

15.    Deferred revenue

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Deferred revenue Maintenance	2,841,932	2,818,959
Deferred revenue Managed services	391,446	194,659
	3,233,378	3,013,617

Deferred revenue represents payments received in advance from customers for software support and implementation services. Revenue from support is recognized on a straight-line basis over the term of the contracts as the services are performed. Revenues from implementation services are recognized using percent of completion method.

16.    Long term loans

	As at June 30, 2023	As at June 30, 2022
	USD	USD

Long term loan	69,212	102,729
Current portion of long-term loan	30,770	31,616
	99,983	134,345

Loan from Quebec Economic Development is unsecured, non-interest-bearing and is repayable in monthly payments maturing September 2026.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

17.    Accounts payable and accrued liabilities

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Trade accounts payable	545,698	515,911
Accrued liabilities	929,899	219,593
Salaries payable	199,743	200,421
	1,675,339	935,925

18.    Current portion of deferred revenue

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Deferred revenue Maintenance	4,641,553	3,521,452
Deferred revenue Managed services	349,771	258,099
Deferred revenue services	884,621	1,137,603
Deferred revenue SAAS	24,811	24,447
	5,900,756	4,941,602

19.    Short term borrowings

	Note	As at June 30, 2023	As at June 30, 2022
		USD	USD
Line of credit	19.1	558,912	325,935

19.1  The Group have a revolving demand credit facility in the amount of CAD 1,000,000 available by way of prime rate-based loans in CAD, United States base rate loans in USD and standby letters of guarantee in CAD which is reviewed annually by its bankers.

19.2  Borrowings related to the credit facility, outstanding at any time, is due on demand and bears interest at 1.50% over the bank’s prime lending rate (2022 — 1.50% over the bank’s prime lending rate).

20.    Related Party Transactions

Loan to related parties

The Group has advanced loans to director and company under common control. The details of loan is provided below:

	Note	As at 31 December 2023	Repayment Period	Interest Rate
		USD
Loan receivable – director	20.1	519,503	Due on demand	Non-interest bearing
Loan receivable, company under common control	20.2	34,688	Due on demand	Non-interest bearing

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

20.    Related Party Transactions (cont.)

Nature of Relationship

20.1  GEC Holdings Inc is considered a related party as it is a Company under the common control of the Group’s sponsors. This balance outstanding is non- interest bearing, unsecured, and payable on demand.

20.2  The loan receivable from director represents funds advanced to the Michael Moore, who also serves as a director of the Group. This loan was extended to him to provide financial support. This loan is non- interest bearing, unsecured, and payable on demand.

Outstanding Balances

	Note	As at June 30, 2023	As at June 30, 2022
		USD	USD
As of the reporting date, the following balances were outstanding:
Loan receivable – director		519,503	378,474
Loan receivable, company under common control		34,688	253,404
		554,191	631,878

Transactions with Key Management Personnel

	Description	Description	For Year ended June 30, 2023	For Year ended June 30, 2023
			USD	USD
Michael Moore	CEO	Salary	361,014	336,072
William Hawley	COO	Salary	409,800	364,455
Celina Kouzoudjian	CFO	Salary	154,149	155,543

Key Management Personnel Compensation

Total compensation paid to key management personnel during the year is as follows:

Component

Salary	924,964	856,070

21.    Revenue

The Group derives its revenue from contracts with customers for the transfer of goods and services over time and at a point in time in the following major services and product streams. The disclosure of revenue by service streams is consistent with the revenue information that is disclosed for each reportable segment under IFRS 8 Operating Segments (see note 22).

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

21.    Revenue (cont.)

21.1  Disaggregation of Revenue

	For the year ended June 30,2023
	Canada	USA	UK	Total
Product	—	—	—	—
Implementation services	2,203,169	3,485,646	8,169	5,696,983
Managed services	326,754	433,526	—	760,280
Maintenance services	4,493,572	794,950	41,616	5,330,137
SAAS	—	—	265,587	265,587
Services	—	357,113	—	357,113
Elite Keep	—	—	—	—
	7,023,495	5,071,235	315,371	12,410,101
	For the year ended June 30, 2022
	Canada	USA	UK	Total
Product	487,049	8,657	—	495,706
Implementation services	1,861,759	3,000,844	40,183	4,902,787
Managed services	400,372	279,499	—	679,871
Maintenance services	3,594,891	651,118	29,671	4,275,680
SAAS	—	—	251,086	251,086
Services	—	—	—	—
Elite Keep	69,935	140,742	—	210,677
	6,414,006	4,080,861	320,940	10,815,807
	For the Year ended June 30, 2023	For the Year ended June 30, 2023
	USD	USD
Revenue by the timing of recognition
Revenue at a point in time	—	706,383
Revenue over time	12,410,101	10,109,424
	12,410,101	10,815,807

22.    Segment reporting

The Group discloses segment information based on geographical regions. The Group’s Chief Operating Decision Maker (CODM) is its Chief Executive and he uses this information to allocate resources and assess performance. The primary geographical segments are Canada, United States of America (USA) and United Kingdom (UK).

	Revenue from Operations
	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Canada	7,023,495	6,414,006
USA	5,071,235	4,080,861
UK	315,371	320,940
	12,410,101	10,815,807

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

22.    Segment reporting (cont.)

	Non-CurrentAssets
	As at June 30, 2023	As at June 30, 2022
	USD	USD
Canada	625,032	976,195
USA	22,324	27,089
UK	—	—
	647,356	1,003,284

23.    Cost of sales

	For the Year ended June 30, 2023	For the Year ended June 30, 2023
	USD	USD
Product	—	396,717
Implementation services	2,322,689	2,613,298
Managed services	386,970	359,392
Maintenance services	3,435,226	2,843,379
SAAS	41,325	104,308
Hosting	128,578	131,576
Elite Keep	—	1,188
	6,314,788	6,449,857

24.    General and administrative expenses

	For the Year ended June 30, 2023	For the Year ended June 30, 2023
	USD	USD
Administrative salaries and payroll levies	1,405,603	1,187,223
Fees and licenses	59,419	29,226
Insurance	56,905	54,683
Office expenses	433,589	320,538
Bank charges	12,105	11,260
Professional fees	284,979	338,308
Utilities	19,508	17,666
Travel and entertainment	195,750	144,079
Telecommunications	46,827	43,542
Maintenance and repairs	22,069	19,281
Donations	22,344	—
Audit fees	99,180	73,005
Amortization – intangible asset	35,270	50,457
Depreciation	378,455	412,572
	3,072,004	2,701,840

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

25.    Selling and marketing expenses

	For the Year ended June 30, 2023	For the Year ended June 30, 2023
	USD	USD
Advertising and promotion	215,454	224,872
Sales and marketing salaries and payroll levies	2,128,077	2,031,216
	2,343,531	2,256,088

26.    Other expenses

	For the Year ended June 30, 2023	For the Year ended June 30, 2023
	USD	USD
Penalties	10,878	(19,393)

27.    Finance cost

	For the Year ended June 30, 2023	For the Year ended June 30, 2023
	USD	USD
Interest expense	47,958	4,684
Interest income	(942)	—
Interest expense – lease	33,449	47,942
	80,466	52,627

28.    Other income

		For the Year ended June 30, 2023	For the Year ended June 30, 2023
		USD	USD
Miscellaneous income	28.1	164,055	5,713
Interest income		444	273
		164,500	5,986

28.1  During the reporting period, the Group received compensation related to a legal case amounting to $200,000 USD. $160,276.13 was classified under “Other Income” as it does not pertain to the core operations of the Group. The remaining $39,723.87 was classified under Legal Services expense to offset the related legal fees incurred throughout the year. The compensation was awarded in relation to a breach of contract by former employees.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

29.    Provision (for)/recovery of taxes

	Note	For the Year ended June 30, 2023	For the Year ended June 30, 2023
		USD	USD
Current tax expense
Current year		(3,146)	86,863
Adjustment for prior years		0	0
Current tax expense		(3,146)	86,863

30.    Risk management

Interest rate risk

Interest rate risk is the risk that the value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates.

The Group is exposed to interest rate risk on its interest-bearing liabilities.

The sensitivity of the statement of comprehensive income is the effect of the assumed changes in interest rates on the Group’s profit for the year, based on the floating rate of financial assets and liabilities held at June 30, 2023.

Interest rate sensitivity

The sensitivity analysis below shows the impact on profit for the year of a hypothetical 1% increase or decrease in interest rates on the floating rate financial liabilities held at the reporting date, assuming all other variables remain constant.

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Increase in interest rates (1%)	(5,589)	(3,259)
Decrease in interest rates (1%)	5,589	3,259

The sensitivity analysis is based on the Group’s exposure to interest rate risk at the reporting date. The impact of a change in interest rates is considered to be significant given the amount of borrowings under the revolving demand credit facility.

Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. For all classes of financial assets held by the Group, the maximum exposure to credit risk on the Group is the carrying value as disclosed in the statement of financial position.

Cash is placed with reputable banks with international operations. Trade receivables balances and due from related parties are considered recoverable by the management at the amount stated in the statement of financial position.

The table below shows the maximum exposure to credit risk:

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

30.    Risk management (cont.)

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Accounts receivables	4,785,352	1,727,205
Prepayments and deposits	931,519	1,388,470
Due from related parties	554,191	631,878
Cash and cash equivalents	280,320	303,169
	6,551,382	4,050,722

Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its commitments associated with accounts payables and short-term loans when they fall due.

The Group limits its liquidity risk by ensuring continuing of funding and various bank facilities. The Group’s terms of sale require amounts to be paid within 90 days of the date of sale. Accounts payables are normally settled within 90 days from they fall due.

The table below summarizes the maturities of the Group’s undiscounted financial liabilities as at June 30, 2023, based on contractual payment.

June 30, 2023

	Up to one year	Greater than one year	Total
Long term loan	30,770	69,212	99,983
Deferred revenue	5,900,756	3,233,378	9,134,133
Accounts payable and accrued liabilities	1,675,339	—	1,675,339
Short term borrowings	558,912	—	558,912
	8,165,778	3,302,590	11,468,368
June 30, 2022
Long term loan	31,616	102,729	134,345
Deferred revenue	4,941,602	3,013,617	7,955,220
Accounts payable and accrued liabilities	935,925	—	935,925
Short term borrowings	325,935	—	325,935
	6,235,078	3,116,347	9,351,424

31.    Capital Management

The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value. The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets.

The Group monitors capital using a gearing ratio, which is net debt divided by total capital plus net debt. The Group includes within net debt, interest-bearing loans and borrowings, less cash and cash equivalents. The negative gearing ratios indicate that the Group has more debt than equity, highlighting the need for careful monitoring and management to maintain financial stability.

Group Elite Communications
Notes to the Consolidated Financial Statements
For the year ended June 30, 2023

31.    Capital Management (cont.)

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Interest-bearing loans and borrowings	658,895	460,280
Cash and cash equivalents	(75,380)	(83,104)
Net debt	583,515	377,176
Equity	(4,066,097)	(4,872,431)
Net debt	583,515	377,176
	(3,482,582)	(4,495,255)
Net debt to adjusted equity ratio	(0.17)	(0.08)

32.    Presentation Currency

For the purpose of consolidated financial statements, the following foreign currency exchange rates were used for translation to USD.:

	CAD	GBP
Closing Rate as at:
30-Jun-21	1.2394	0.7232
30-Jun-22	1.2886	0.8252
30-Jun-23	1.324	0.7873
Average Rate for the year ended:
30-Jun-22	1.2657	0.7271
30-Jun-23	1.3398	0.8299

33.    Events After the Reporting Date

No adjusting or significant non-adjusting events have occurred between the June 30, 2023 (reporting date) and the date of authorisation.

34.    Contingencies and commitments

There were no contingencies and commitments as at the reporting date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mirragin Ras Consulting Pty Limited
Australia

Review of Interim Financial Statements

We have reviewed the accompanying consolidated financial statements of Mirragin Ras Consulting Pty Limited (the Company), which comprise the consolidated statements of financial position as of December 31, 2023 and June 30, 2023, and the consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the six months then ended December 31, 2023 and December 31, 2022, and the related notes to the consolidated financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the consolidated financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Our Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA and in accordance with International Standard on Review Engagements issued by the International Auditing and Assurance Standards Board. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our reviews.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
20 July 2024

Mirragin RAS Consulting Pty Ltd
Consolidated statement of financial position
As at December 31, 2023

	Notes	As at Dec 31, 2023	As at June 30, 2023
		USD	USD
ASSETS
Non-current assets
Right of use assets	4	39,235	50,707
Loans to related parties	5	101,439	43,565
Security deposit	6	3,235	3,136
		143,909	97,408

Current assets
Inventories	7	167,132	158,244
Trade and other receivables	8	242,753	1,157,522
Cash and cash equivalents	9	310,954	155,847
		720,839	1,471,613
Total Assets		864,748	1,569,021

EQUITY AND LIABILITIES
Capital and Reserves
Share capital	10	1	1
Foreign currency translation reserve		38,153	1,911
Retained earnings		(49,867)	30,572
Equity attributable to equity holders of the parent		(11,713)	32,484
Non-controlling interest		(337)	—
Total Equity		(12,050)	32,484

Non-current liabilities
Long term loans	11	52,052	78,109
Lease liabilities	4	5,514	11,860
		57,566	89,969
Current liabilities
Trade and other payables	12	30,569	744,310
Credit card payables	13	13,111	54,476
Taxes payable	14	498,630	380,605
Current portion of long-term loans	11	55,038	55,961
Current portion of lease liabilities	4	15,800	30,642
Accrued and other liabilities	15	206,084	180,574
		819,232	1,446,568
Total Equity and Liabilities		864,748	1,569,021

The accompanying notes are an integral part of these financial statements

Mirragin RAS Consulting Pty Ltd
Consolidated statement of profit or loss and other comprehensive income
For the six months ended December 31, 2023

	Notes	Six months ended Dec 31, 2023	Six months ended Dec 31, 2022
		USD	USD
Revenue	18	1,570,310	2,161,288
Cost of sales	19	(1,040,412)	(1,458,632)
Gross profit		529,898	702,656
General and administrative expenses	20	(604,849)	(689,735)
Other income		3,944	54,163
Operating profit/(loss)		(71,007)	67,084

Finance cost	21	(9,769)	(7,259)
Finance Income	22	—	435
Net profit/(loss) before tax		(80,776)	60,260
Taxation		—	(15,065)
Net profit/(loss) after tax		(80,776)	45,195

Attributable to:
Equity holders of parent		(80,439)	45,195
Non-controlling interests		(337)	—
Other comprehensive income/(loss)		36,242	1,278
Total comprehensive income/(loss)		(44,534)	46,473

Earnings/(loss) per share
Basic	23	(6.70)	3.77
Diluted	23	(6.70)	3.77

The accompanying notes are an integral part of these financial statements

Mirragin RAS Consulting Pty Ltd
Consolidated statements of changes in equity
For the six months ended December 31, 2023

	Attributable to the equity holders of the parent				Non- controlling Interest	Total
	Share Capital	Foreign Currency Translation Reserve	Retained Earnings	Total
	USD	USD	USD	USD	USD	USD
As at June 30, 2022	1	1,237	(47,226)	(45,988)	—	(45,988)
Share capital	—	—	—	—	—	—
Dividend	—	—	—	—	—	—
Retained profit/(loss)	—	—	45,195	45,195	—	45,195
Other comprehensive income/(loss)	—	1,278	—	1,278	—	1,278
As at December 31, 2022	1	2,515	(2,031)	485	—	485

As at June 30, 2023	1	1,911	30,572	32,484	—	32,484
Share capital	—	—	—	—	—	—
Dividend	—	—	—	—	—	—
Retained profit/(loss)	—	—	(80,439)	(80,439)	(337)	(80,776)
Other comprehensive income/(loss)	—	36,242	—	36,242	—	36,242
As at December 31, 2023	1	38,153	(49,867)	(11,713)	(337)	(12,050)

The accompanying notes are an integral part of these financial statements

Mirragin RAS Consulting Pty Ltd
Consolidated statements of cash flows
For the six-months ended December 31, 2023

	Six months ended Dec 31, 2023	Six months ended Dec 31, 2022
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit/(loss) after tax	(80,776)	45,195

Adjustment for non-cash items:
Depreciation	12,574	12,844
Other comprehensive income/(loss)	36,242	1,278
Other non-cash adjustments	(1,201)	1,471

Operating cashflow before changes in operating assets and liabilities	(33,161)	60,788
(Increase)/Decrease in receivables	914,769	311,620
(Increase)/Decrease in inventories	(8,888)	(120,349)
Increase/(Decrease) current liabilities	(627,335)	(187,538)
Net cash flow from/(used in) operating activities	245,385	64,521

CASH FLOWS FROM INVESTING ACTIVITIES
Loans (to)/from related parties	(57,874)	(3,065)
Net cash flows from/(used in) investing activities	(57,874)	(3,065)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend paid	—	—
Other cash items from financing activities	(32,404)	(2,491)
Net cash flows from/(used in) financing activities	(32,404)	(2,491)

Net (decrease)/increase in cash and cash equivalents	155,107	58,965
Cash and cash equivalents at the beginning of the year	155,847	314,823
Cash and cash equivalents at the end of the year	310,954	373,788

The accompanying notes are an integral part of these financial statements

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

1.      General information and nature of operations

The principal activities of Mirragin RAS Consulting Pty Ltd and subsidiaries (the Group) are the provisioning of strategic consulting services to businesses looking to optimize their operations and achieve sustainable growth. With a focus on delivering tailored solutions to meet the unique needs of each client, Mirragin RAS Consulting leverages industry expertise and innovative strategies to drive success.

Mirragin RAS Consulting Pty Ltd, the Group’s ultimate parent company, is a limited liability company incorporated in Australia. Its registered office and principal place of business is QLD, 4074 Australia.

These consolidated financial statements of the Group incorporate results of the following subsidiaries

Name of Subsidiary	Percentage Holding	Country of Incorporation	Principal Activities
Mirragin Consultants Pty Limited	100%	Australia	Consulting services
Project Isidore Pty Limited	68.3%*	Australia	Consulting services

____________

*        60% direct ownership and 8.3% indirect ownership, totalling 68.3% ownership interest. The non-controlling interest holds the remaining 31.7% ownership interest in Subsidiary.

2.      Application of new and revised International Financial Reporting Standards (IFRS)

New and amended IFRS Standards that are effective for the current year

There are new and amended standards and interpretations that are mandatory for accounting periods beginning July 01, 2023 but are considered not to be relevant or do not have any significant effect on these financial statements

Standards, amendments and interpretations to accounting and reporting standards that are not yet effective

The following IFRS and the amendments and interpretations thereto will be effective for accounting periods beginning on or after December 31, 2023 and these amendments are not likely to have a significant effect on these financial statements.

•        Classification of liabilities as current or non-current (Amendments to IAS 1 in January 2020)

•        Non-current Liabilities with Covenants (amendment to IAS 1 in October 2022)

•        Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2).

Key amendments to IAS 1 include:

•        requiring companies to disclose their material accounting policies rather than their significant accounting policies;

•        clarifying that accounting policies related to immaterial transactions, other events or conditions are themselves immaterial and as such need not be disclosed; and

•        clarifying that not all accounting policies that relate to material transactions, other events or conditions are themselves material to a company’s financial statements.

•        Lease Liability in a Sale and Leaseback (amendment to IFRS 16 in September 2022)

•        Supplier Finance Arrangements (amendments to IAS 7 and IFRS 7)

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

3.      Material Accounting Policies

3.1    Basis of preparation

These consolidated financial statements are prepared under the historical cost convention, except for derivative instruments and certain financial assets, which are measured at fair value. Financial liabilities are measured using the amortized cost model. The book value of hedged assets and liabilities, under fair-value hedge, corresponds to their fair value, for the part corresponding to the hedged risk. The consolidated financial statements are presented in United States Dollars (USD), which is different from the Company’s functional currency, the Australian Dollars (AUD). The functional currency is the currency of the primary economic environment in which the Company operates.

3.2    Going Concern

The directors have, at the time of approving the financial statements, a reasonable expectation that the group have adequate resources to continue in operational existence for the foreseeable future. Thus, they continue to adopt the going concern basis of accounting in preparing the financial statements.

3.3    Basis of consolidation

The Group’s financial statements consolidate those of the parent company and all of its subsidiaries at December 31, 2023.

All transactions and balances between Group companies are eliminated on consolidation, including unrealised gains and losses on transactions between Group companies. Where unrealised losses on intra-group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from a Group perspective. Amounts reported in the financial statements of subsidiaries have been adjusted where necessary to ensure consistency with the accounting policies adopted by the Group.

Profit or loss and other comprehensive income of subsidiaries acquired or disposed of during the year are recognised from the effective date of acquisition, or up to the effective date of disposal, as applicable.

The Group attributes total comprehensive income or loss of subsidiaries between the owners of the parent and the non-controlling interests based on their respective ownership interests.

3.4    Statement of compliance

The consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). Accounting policies have been consistently applied to all the years presented unless otherwise stated.

3.5    Climate-related matters

The Group has not identified significant risks induced by climate changes that could negatively and materially affect the Group’s financial statements. Management continuously assesses the impact of climate-related matters.

Assumptions could change in the future in response to forthcoming environmental regulations, new commitments taken and changing consumer demand. These changes, if not anticipated, could have an impact on the Group’s future cash flows, financial performance and financial position.

3.6    Business combinations

The Group applies the acquisition method in accounting for business combinations. The consideration transferred by the Group to obtain control of a subsidiary is calculated as the sum of the acquisition-date fair values of assets transferred, liabilities incurred and the equity interests issued by the Group, which includes the fair value of any asset or liability arising from a contingent consideration arrangement. Acquisition costs are expensed as incurred.

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

3.      Material Accounting Policies (cont.)

If the Group acquires a controlling interest in a business in which it previously held an equity interest, that equity interest is remeasured to fair value at the acquisition date with any resulting gain or loss recognised in profit or loss or other comprehensive income, as appropriate.

Consideration transferred as part of a business combination does not include amounts related to the settlement of pre-existing relationships. The gain or loss on the settlement of any pre-existing relationship is recognised in profit or loss.

Assets acquired and liabilities assumed are measured at their acquisition-date fair values.

3.7    Property and Equipment

IT equipment, furniture & fixtures, and office equipment are initially recognised at acquisition cost or manufacturing cost, including any costs directly attributable to bringing the assets to the location and condition necessary for them to be capable of operating in the manner intended by the Company’s management. Buildings and IT equipment also include leasehold property. IT equipment, furniture & fixtures, and office equipment are subsequently measured at cost less accumulated depreciation and impairment losses.

The company follows a policy of capitalizing tangible assets that have an individual cost exceeding AUD 5,000. Assets with a cost of AUD 5,000 or below are expensed in the period they are incurred. This threshold is reviewed periodically and adjusted if necessary.

Depreciation is recognised on a straight-line basis to write down the cost less estimated residual value of IT equipment, furniture & fixtures, and office equipment. The following useful lives are applied:

•        IT Equipment:    2 – 5 years

•        Furniture & Fixtures:    3 – 5 years

•        Office equipment:    3 – 5 years.

In the case of right-of-use assets, expected useful lives are determined with reference to the lease term. Material residual value estimates and estimates of useful life are updated as required, but at least annually.

Gains or losses arising on the disposal of property, and equipment are determined as the difference between the disposal proceeds and the carrying amount of the assets and are recognised in profit or loss either within other income or other expenses.

3.8    Leases

A lease is defined as “a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period in exchange for consideration”. To apply this definition the Company assesses whether the contract meets three key evaluations which are whether:

1.      the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Company.

2.      the Company has the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract.

3.      the Company has the right to direct the use of the identified asset throughout the period of use. The Company assess whether it has the right to direct ‘how and for what purpose’ the asset is used throughout the period of use.

Each lease’s term is determined on an individual basis and corresponds to the non-cancellable period of the lease commitment, plus any option periods that are reasonably certain to be applied.

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

3.      Material Accounting Policies (cont.)

Measurement and recognition of leases as a lessee:

At the commencement date, the Company measures the right-of-use asset and the lease liability at the present value of the future lease payments at that date, discounted using the interest rate implicit in the lease if that rate is readily available or the Company’s incremental borrowing rate.

The Company depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The Company also assesses the right-of-use asset for impairment when such indicators exist.

Lease payments included in the measurement of the lease liability are made up of fixed payments (including in substance fixed), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments.

When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.

On the statement of financial position, right-of-use assets and lease liabilities have been show separately.

3.9    Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in, first-out (FIFO) principle and includes expenditures incurred in acquiring the inventories, production or conversion costs, and other costs incurred in bringing them to their existing location and condition.

Costs related to development projects that are in the process of production for sale are classified as inventories. These costs include direct materials, direct labour, and an allocation of overheads incurred during the development phase.

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

3.10  Trade debts and other receivable

Measurement:

Trade and other receivables are recognised and carried at transaction price less an allowance for impairment.

Impairment:

A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. The amount of the provision is recognised in the statement of profit or loss. Bad debts are written-off in the statement of profit or loss on identification.

Judgments and estimates:

The allowance for doubtful debts of the Company is based on the ageing analysis and management’s continuous evaluation of the recoverability of the outstanding receivables. In assessing the ultimate realisation of these receivables, management considers, among other factors, the creditworthiness and the past collection history of each customer.

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

3.      Material Accounting Policies (cont.)

3.11  Cash and cash equivalents

Cash and bank balances comprise cash (i.e. cash on hand and demand deposits), together with other short-term, highly liquid investments maturing within 90 days from the date of acquisition that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value. Bank overdrafts are included in liabilities.

3.12  Trade and other payables

Trade and other payables are recognized initially at fair value plus directly attributable costs, if any, and subsequently measured at amortized costs.

3.13  Loans to related parties

Loans to related parties are initially recognized at fair value plus transaction costs. They are subsequently measured at amortized cost using the effective interest method, less provision for impairment.

Loan valuation:

Management has assessed that the loans to Sutton Family Trust are not impaired, as the trust is financially stable and have the ability to repay the loans under the agreed terms.

3.14  Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the statement of profit and loss over the period of the borrowings using the effective interest method. Finance costs are accounted for on an accrual basis and are reported under accrued finance costs to the extent of the amount remaining unpaid.

Borrowings are classified as current liabilities unless the company has an unconditional right to defer settlement of the liability for at least twelve months after the reporting date.

3.15  Taxation

In making the estimate for income taxes payable by the Company, the management considers the applicable laws and the decisions of the appellate tax authorities on certain issues in the past.

3.16  Provisions

Provisions are recognised when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation.

Where the effect of the time value of money is material, the amount expected to be required to settle the obligation is recognised at present value using a pre-tax discount rate. The unwinding of the discount is recognised as finance cost in the statement of profit or loss.

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

3.      Material Accounting Policies (cont.)

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

As the actual outflows can differ from estimates made for provisions due to changes in laws, regulations, public expectations, technology, prices and conditions, and can take place many years in the future, the carrying amounts of provisions are reviewed at each reporting date and adjusted to take account of such changes. Any adjustments to the amount of previously recognised provision are recognised in the statement of profit or loss unless the provision was originally recognised as part of cost of an asset.

3.17  Revenue recognition

The Company recognizes revenue from the following major sources:

•        Consulting services provided to diversified sectors such as agriculture, mining, airports, commercial aviation & infrastructure, government & emergency services, construction, etc.

•        Training Services

•        Testing and Assurance Services

•        Services Commission

To determine whether to recognize revenue, the Company follows a 5-step process:

1.      Identifying the contract with a customer

2.      Identifying the performance obligations

3.      Determining the transaction price

4.      Allocating the transaction price to the performance obligations

5.      Recognizing revenue when/as a performance obligation(s) are satisfied

Revenue is recognized either at a point in time or over time, when (or as) the Company satisfies performance obligations by transferring the promised services to its customers. Revenue is measured based on the consideration to which the Company expects to be entitled in a contract with a customer and excludes amounts collected on behalf of third parties. The Company recognizes revenue when it transfers control of the service to a customer. The Company assesses its revenue arrangements against specific criteria to determine if it is acting as a principal or an agent. The Company has concluded that it is acting as a principal in all of its revenue arrangements except for the case of Services Commission where it acts as an agent.

Consulting Service Revenues:

Revenue from consulting services is recognized over time as services are performed. Project-based revenue is recognized upon completion of milestones specified in the contract. Retainer fees are recognized over the period services are provided.

Training Revenue:

Revenue from in-person training sessions is recognized on the date the training is delivered. Online training revenue is recognized over the access period granted to the customer. Webinar revenue is recognized when the webinar is delivered.

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

3.      Material Accounting Policies (cont.)

Testing and Assurance Services Revenues:

Revenue from testing services is recognized as tests are performed and results are delivered. Assurance service revenue is recognized at the time when the services are rendered.

Services Commission:

Commission revenue is recognized when the facilitation of a transaction between the principal and the customer is completed. This revenue is recorded net of any amounts owed to the principal.

3.18  Foreign currency transactions and translations

Transactions in foreign currencies are recorded at the exchange rates ruling on the date of the transaction. All monetary assets and liabilities denominated in foreign currencies are translated into USD at the exchange rate ruling on the balance sheet date. Exchange differences arising from the translation of monetary assets and liabilities are recognized in the statement of profit or loss.

3.19  Financial instruments

Financial Assets

Initial Recognition and measurement:

All financial assets and liabilities are initially measured at cost which is the fair value of the consideration given or received. These are subsequently measured at fair value, amortized cost or cost as the case may be.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Company’s business model for managing them. With the exception of trade receivables, amounts due from related parties and bank balances that do not contain a significant financing component or for which the Company has applied the practical expedient, the Company initially measures a financial asset at its fair value plus transaction costs, in the case of a financial asset not at fair value through profit or loss.

Trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient are measured at the transaction price determined under IFRS 15. Refer to the accounting policy in Revenue Recognition.

In order for a financial asset to be classified and measured at amortised cost or fair value through OCI, it needs to give rise to cash flows that are ‘solely payments of principal and interest (SPPI)’ on the principal amount outstanding.

The Company’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognised on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

The Company’s financial assets include bank balances, trade receivables, amounts due from related parties, deposits and other receivables.

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

3.      Material Accounting Policies (cont.)

Subsequent measurement:

For purposes of subsequent measurement, financial assets are classified in four categories:

•        Financial assets at fair value through profit or loss — The Company has not designated any financial asset as fair value through profit or loss.

•        Financial assets at amortised cost (debt instruments) — This category is the most relevant to the Company. The Company subsequently measures financial assets at amortised cost using (Effective Interest Rate (EIR) method and are subject to impairment. Gains and losses are recognised in the statement of profit or loss when the asset is derecognized, modified or impaired;

•        Financial assets at fair value through OCI with recycling of cumulative gains and losses (debt instruments) — The Company has not designated any financial asset at fair value through OCI with recycling of cumulative gains and losses; and

•        Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition (equity instruments) — The Company has not designated any financial asset at fair value through OCI with no recycling of cumulative gains and losses upon derecognition.

Financial Liabilities

Initial Recognition and measurement:

Financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Company’s financial liabilities include lease liabilities, trade payables, and loans.

Subsequent Measurement:

The measurement of financial liabilities depends on their classification as described below:

Financial Liabilities at Fair Value through Profit or Loss

The Company has not designated any financial liability as fair value through profit or loss.

Loans and Borrowings:

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the statement of profit or loss and other comprehensive income.

Payables:

Accounts payable and other payables are measured at amortized cost.

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

3.      Material Accounting Policies (cont.)

Fair Value of Financial Instrument:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

In the principal market for the asset or liability, or

In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible to by the Company. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Offsetting of Financial Instruments:

Financial assets and financial liabilities are offset, and the net amount reported in the statement of financial position if, and only if, there is a currently enforceable legal right to offset the recognized amounts and the Company intends to settle on a net basis, or to realize the assets and liabilities simultaneously.

3.20  Earnings per share

Earnings per share, diluted earnings per share are measured as follows:

Basic earnings per share are calculated by dividing profit or loss attributable to owners of the company by the weighted average number of ordinary shares outstanding during the period, excluding treasury shares. The weighted average number of ordinary shares outstanding is calculated based on the number of ordinary shares outstanding at the beginning of the period, after deduction of treasury shares, adjusted on a time-apportioned basis for shares bought back or issue during the period;

Diluted earnings per share are calculated by dividing profit or loss attributable to owners of the company by the weighted average number of ordinary shares outstanding during the year as used to calculate basic earnings per share, both items being adjusted on a time-apportioned basis for the effects of all potentially dilutive financial instruments corresponding to (i) performance shares and (ii) free share grants until fully vested.

4.      Right of use assets and liabilities

Right of use assets

The analysis by type of right-of-use asset is as follows:

Building
USD
Gross
As at June 30, 2022	114,996
Addition during the period	—
As at December 31, 2022	114,996

As at June 30, 2023	114,996
Addition during the period	—
As at December 31, 2023	114,996

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

4.      Right of use assets and liabilities (cont.)

Building
USD
Accumulated depreciation
As at June 30, 2022	27,650
Depreciation for the year	12,844
As at December 31, 2022	40,494

As at June 30, 2023	53,308
Depreciation for the year	12,574
As at December 31, 2023	65,882

Carrying amount
At June 30, 2023	50,707
At December 31, 2023	39,235

Exchange gain/(loss)
At June 30, 2022	8,315
Add: During the period	1,418
At December 31, 2022	9,733

At June 30, 2023	10,981
Add: During the period	(1,102)
At December 31, 2023	9,879

Lease liabilities

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
Current portion	15,800	30,642
Non-current portion	5,514	11,860
	21,314	42,502
Maturity analysis
Year
Within 1 year	15,800	30,642
1 to 5 years	5,514	11,860
Total	21,314	42,502

5.      Loans to related parties

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
Loans to Sutton family trust	101,439	43,565

The Company has provided loans to Sutton family trust which wholly owns the Company. Refer to Note 17 (Related party disclosures) for the details of loans.

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

6.      Security Deposit

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
Security deposit against rental	3,235	3,136

7.      Inventories

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
Development project	167,132	158,244

Development project is measured at cost, which includes all costs of purchase, costs of conversion, and other costs incurred in bringing the project to their present condition and location. The costs of conversion include direct labour and a systematic allocation of fixed and variable production overheads incurred during the development phase.

8.      Trade and other receivables

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
Accounts receivables	242,739	1,155,504
Other receivables	14	2,018
	242,753	1,157,522

Trade receivables

The average credit period on sales of services is 60 days. No interest is charged on outstanding trade receivables.

The Company measures the loss allowance for trade receivables at an amount equal to lifetime expected credit losses (ECL). These expected credit losses are estimated based on the past default experience of the debtor, the current financial position of the debtor, and adjusted for factors specific to the debtors, general economic conditions, and an assessment of both current and forecast conditions at the reporting date.

The Company uses a simplified approach, recognizing a loss allowance based on lifetime ECL from the initial recognition of the receivables. The Company periodically reviews the recoverability of receivables and ascertains the possibility of credit losses. Based on this assessment, the Company creates a provision of doubtful debt that is charged to the statement of profit or loss in the period in which these are determined.

9.      Cash and cash equivalents

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
Cash and cash equivalents consist of the following:
Cash at bank	310,953	155,846
Cash in hand	1	1
	310,954	155,847

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

10.    Share capital

The share capital of the Company consists only of fully paid ordinary shares with a nominal (par) value of USD 0.000115 per share. All shares are equally eligible to receive dividends and the repayment of capital and represent one vote at shareholders’ meetings of the Company.

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
Issued, subscribed, and fully paid-up 12,000 (June 30, 2022 – 12,000) equity shares	1	1
Total issued, subscribed, and fully paid-up share capital	1	1

11.    Long term loans

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
The carrying amounts of loans as of December 31, 2023 are as follows:

Current portion of loans:
Unsecured loan from American Express	51,425	48,986
Unsecured loan from QRIDA	3,613	6,975
	55,038	55,961
Non-Current portion of loans:
Unsecured Loan from American Express	5,607	32,395
Unsecured Loan from QRIDA	45,787	45,714
Unsecured Loan from Robert Sutton	658	—
	52,052	78,109

The Company has the following loans as of December 31, 2023:

Unsecured Loan from American Express:

Principal Amount:    USD 106,530 (AUD 150,000)

Interest Rate:    12.95% fixed

Maturity Date:    January 24, 2025

Guarantee:    Personally guaranteed by Robert Sutton (Managing Director)

Unsecured Loan from Queensland Rural and Industry Development Authority (QRIDA):

Principal Amount:    USD 55,356 (AUD 79,470)

Interest Rate:    Variable, 0% for the first 12 months from commencement date. Then 2.5% p.a. for the remainder of the loan term.

Maturity Date:    July 13, 2030

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

12.    Trade and other payables

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
Trade payables	30,569	744,310

All amounts are short-term. The carrying values of trade payables are considered to be a reasonable approximation of fair value.

13.    Credit card payable

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
Credit card payable	13,111	54,476

The Company has credit card facility with American Express, bearing interest rates ranging from [0% to 22.99%]. The balances are repayable within 30 days of the statement date. As at December 31, 2023, the carrying amount of credit card payables was USD13,111 (USD 54,476 as of June 30, 2023).

14.    Taxes payable

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
Taxes payable	480,811	348,653
Payroll tax payable	17,819	31,952
	498,630	380,605

15.    Accrued and other liabilities

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
Accrued Expenses	67,898	—
Payroll and benefits payable	137,660	180,044
Other payables	526	530
	206,084	180,574

16.    Dividends

During the period ended December 2023, the Group paid dividends of USD Nil (June 30, 2023: USD 10,883) to its equity shareholders. This represents a payment of USD Nil per share (2022: USD 0.91 per share).

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

17.    Related party transactions

Loans to Sutton family trust

The Company has provided loans to Sutton Family Trust which wholly owns the Company. These transactions have been carried out on normal commercial terms and conditions and at market rates. Details of these loans are as follows:

	Note	Amount	Repayment Period	Interest Rate
Sutton Family Trust Loan – 2021		45,031	6 Years	Benchmark Rate
Sutton Family Trust Loan – 2022		11,375	7 Years	Benchmark Rate
Sutton Family Trust Loan – 2023		54,733	7 Years	Benchmark Rate

Nature of Relationship

Sutton Family Trust is considered a related party as it wholly owns the Company. The transactions have been made under terms that are equivalent to those that prevail in arm’s length transactions.

Outstanding Balances

	As at Dec 31, 2023	As at June 30, 2023
	USD	USD
As of the reporting date, the following balances were outstanding:
Sutton Family Trust Loan – 2021	33,125	32,108
Sutton Family Trust Loan – 2022	9,897	9,593
Sutton Family Trust Loan – 2023	54,733	1,864

Transactions with Key Management Personnel

Related Party	Description	As at Dec 31, 2023	As at June 30, 2023
		USD	USD
Robert Sutton	Salary	31,453	112,728
Laura Sutton	Salary	29,525	112,728
Robert Sutton	Loan to Project Isidore	658	—

Key Management Personnel Compensation

Total compensation paid to key management personnel during the year is as follows:

Component

Salary	60,977	225,456

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

18.    Revenue

The Group derives its revenue from contracts with customers for the transfer of services over time and at a point in time.

Disaggregation of revenue	Note	Six months ended Dec 31, 2023	Six months ended Dec 31, 2022
		USD	USD
Consulting service		1,502,338	1,741,158
Training		9,497	121,272
Testing and assurance services		13,550	262,684
Services commission	18.1	44,925	36,173
		1,570,310	2,161,288

18.1  Services Commission

The Company has contractual arrangement with one of its customers to provide services wherein the Company acts as an agent. Under this arrangement the service commission revenue is recognized at a point in time when the performance obligation is satisfied. This occurs when the Company facilitates a service transaction between the principal and its customer, and has no further obligations related to the transaction. Revenue from service commissions is recorded on a net basis, representing the amount of commission earned after deducting any amounts owed to the principal.

	Six months ended Dec 31, 2023	Six months ended Dec 31, 2022
	USD	USD
External revenue by the timing of revenue
Services transferred at a point in time	67,972	420,130
Services transferred over time	1,502,338	1,741,158
	1,570,310	2,161,288

19.    Cost of Sales

	Six months ended Dec 31, 2023	Six months ended Dec 31, 2022
	USD	USD
Salaries, wages and benefits	935,223	1,199,153
Subcontractors	100,791	259,479
Travel costs	4,398	—
	1,040,412	1,458,632

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

20.    General and administration expenses

	Six months ended Dec 31, 2023	Six months ended Dec 31, 2022
	USD	USD
Salaries, wages, and other benefits	500,508	459,163
Fee and subscriptions	31,990	64,611
Facilities rental	523	5,083
Depreciation – right of use assets	12,574	12,844
Legal and professional charges	15,980	18,821
Marketing and advertising expenses	4,613	25,943
Office expenses	—	10,630
IT expenses	17,844	20,060
Traveling	10,982	54,178
Insurance	2,013	10,188
Bank charges	4,294	1,213
Other sundry expenses	3,528	7,001
	604,849	689,735

21.    Finance Cost

	Six months ended Dec 31, 2023	Six months ended Dec 31, 2022
	USD	USD
Interest expense	8,930	5,561
Interest expense – Lease liability	839	1,698
	9,769	7,259

22.    Finance income

	Six months ended Dec 31, 2023	Six months ended Dec 31, 2022
	USD	USD
Interest from cash and cash equivalents	—	435

23.    Earnings per share

	Six months ended Dec 31, 2023	Six months ended Dec 31, 2022

	USD	USD
Profit/(loss) attributable to the ordinary equity holders of the company	(80,439)	45,195
Weighted average number of ordinary shares	12,000	12,000

Basic earnings/(loss) per share	(6.70)	3.77
Diluted earnings/(loss) per share	(6.70)	3.77

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

24.    Financial Instrument

Classes and categories of financial instruments

The carrying amounts of financial assets and financial liabilities in each category are as follows:

	Note	As at Dec 31, 2023	As at June 30, 2022
		USD	USD
Financial Assets
Measured at amortized cost:
Loans to related parties	5	101,439	43,565
Trade and other receivables	8	242,753	1,157,522
Cash and cash equivalents	9	310,954	155,847
Security deposits	6	3,235	3,136

Financial Liabilities
Measured at amortized cost:
Loans	11	107,090	134,070
Trade and other payables	12	30,569	744,310
Taxes payable	14	498,630	380,605
Accrued and other liabilities	15	206,084	180,574

Fair value measurement

All financial assets and financial liabilities are measured at amortized cost, and their carrying values approximate their fair values.

Financial risk management objectives and policies

The Group’s principal financial liabilities comprise loans, trade payables, and other payables. The main purpose of these financial liabilities is to finance the entity’s operations. The Group’s principal financial assets include loans, trade and other receivables, and cash and cash equivalents that derive directly from its operations.

The Group is exposed to market risk, credit risk, and liquidity risk. The Group’s strategic management oversees the management of these risks.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: currency risk, interest rate risk, and other price risk. The entity is primarily exposed to interest rate risk through its variable-rate borrowings from QRIDA.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The entity’s exposure to the risk of changes in market interest rates relates primarily to the entity’s long-term debt obligations with floating interest rates (QRIDA Loan).

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The entity is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions, and other financial instruments.

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

24.    Financial Instrument (cont.)

Trade receivables

The Company trades only with recognized, creditworthy third parties. It is the Company’s policy that all customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis with the result that the entity’s exposure to bad debts is not significant.

Liquidity risk

Liquidity risk is the risk that the entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The entity monitors its risk to a shortage of funds using a recurring liquidity planning tool. This tool considers the maturity of both its financial investments and financial assets (e.g., trade receivables and other financial assets), and projected cash flows from operations.

Maturities of financial liabilities

The following tables detail the entity’s remaining contractual maturity for its non-derivative financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the entity can be required to pay.

Financial liabilities

	< 1 Year	1 – 5 Years	>5 Years
Loans	55,038	39,591	12,461
Trade and other payables	30,569	—	—
Taxes payable	498,630	—	—
Accrued and other liabilities	206,084	—	—

Capital management

The primary objective of the entity’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value. The entity manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets.

The entity monitors capital using a gearing ratio, which is net debt divided by total capital plus net debt. The entity includes within net debt, interest-bearing loans and borrowings, trade and other payables, less cash and cash equivalents.

	As at Dec 31, 2023	As at June 30, 2022

	USD	USD
Interest-bearing loans and borrowings	107,090	134,070
Cash and cash equivalents	(310,954)	(155,847)
Net debt	(203,864)	(21,777)

Equity	(12,050)	32,484
Net debt	(203,864)	(21,777)
	(215,914)	10,707
Net debt to adjusted equity ratio	0.943	(2.03)

Mirragin RAS Consulting Pty Ltd.
Notes to the Consolidated Financial Statements
For the six months ended December 31, 2023

25.    Contingent liabilities

As at December 31, 2023, the Company has no contingent liabilities.

Contingent liabilities are potential liabilities that may arise depending on the outcome of an uncertain future event. They are not recognized in the financial statements because their existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company.

The Company continuously monitors and assesses all potential risks and uncertainties that may impact its financial position. As of the reporting date, the Company has not identified any contingent liabilities that need to be disclosed.

26.    Events after the reporting date

No adjusting or significant non-adjusting events have occurred between the December 31, 2023 (reporting date) and the date of authorisation.

Independent Auditor’s Report

Opinion on the Financial Statements

We have audited the financial statements of Mirragin Ras Consulting Pty Limited (the Company) which comprise the statements of financial position as at June 30, 2023 and 2022, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the Statements of financial position of the Company at June 30, 2023 and 2022 and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company, and have fulfilled our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management and Those Charged With Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standard (IFRS) as issued by International Accounting Standards Board (IASB), and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with US GAAS, we:

•        Use professional judgment and exercise professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal controls. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and internal control related matters identified during our audit.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
20 July 2024

Mirragin RAS Consulting Pty Ltd
Statement of profit or loss and other comprehensive income
For the year ended June 30, 2023

	Notes	Year ended June 30, 2023	Year ended June 30, 2022

		USD	USD
Revenue	18	4,319,603	2,414,265
Cost of sales	19	(2,989,087)	(1,530,405)
Gross profit		1,330,516	883,860

General and administrative expenses	20	(1,273,712)	(953,963)
Other income	21	64,982	7,234
Operating profit/(loss)		121,786	(62,869)
Finance cost	22	(19,805)	(11,996)
Finance income	23	3,778	2,306
Net profit/(loss) before tax		105,759	(72,559)
Taxation		(17,078)	(240)
Net profit/(loss) after tax		88,681	(72,799)

Other comprehensive income/(loss)		674	1,237
Total comprehensive income/(loss)		89,355	(71,562)

Earnings/(loss) per share
Basic	24	7.39	(6.07)
Diluted	24	7.39	(6.07)

The accompanying notes are an integral part of these financial statements

Mirragin RAS Consulting Pty Ltd
Statement of financial position
As at June 30, 2023

	Notes	As at June 30, 2023	As at June 30, 2022

		USD	USD
ASSETS
Non-current assets
Right of use assets	4	50,707	79,031
Loans to related parties	5	43,565	53,288
Security deposit	6	3,136	3,258
		97,408	135,577

Current assets
Inventories	7	158,244	—
Trade and other receivables	8	1,157,522	900,576
Cash and cash equivalents	9	155,847	314,823
		1,471,613	1,215,399
Total Assets		1,569,021	1,350,976

EQUITY AND LIABILITIES
Capital and Reserves
Share capital	10	1	1
Foreign currency translation reserve		1,911	1,237
Retained earnings		30,572	(47,226)
Total equity		32,484	(45,988)

Non-current liabilities
Long term loans	11	78,109	54,747
Lease liabilities	4	11,860	46,629
		89,969	101,376
Current liabilities
Trade and other payables	12	744,310	588,965
Credit card payables	13	54,476	112,012
Taxes payable	14	380,605	432,952
Current portion of long-term loans	11	55,961	—
Current portion of lease liabilities	4	30,642	29,373
Accrued and other liabilities	15	180,574	132,286
		1,446,568	1,295,588
Total Equity and Liabilities		1,569,021	1,350,976

The accompanying notes are an integral part of these financial statements

Mirragin RAS Consulting Pty Ltd
Statement of changes in equity
For the year ended June 30, 2023

	Share Capital	Foreign Currency Translation Reserve	Retained Earnings	Total
	USD	USD	USD	USD
As at June 30, 2021	1	—	26,254	26,255
Share capital	—	—	—	—
Dividend	—	—	(681)	(681)
Profit/(loss) for the year	—	—	(72,799)	(72,799)
Other comprehensive income/(loss) for the year	—	1,237	—	1,237
As at June 30, 2022	1	1,237	(47,226)	(45,988)

Share capital	—	—	—	—
Dividend	—	—	(10,883)	(10,883)
Profit/(loss) for the year	—	—	88,681	88,681
Other comprehensive income/(loss) for the year	—	674	—	674
As at June 30, 2023	1	1,911	30,572	32,484

The accompanying notes are an integral part of these financial statements

Mirragin RAS Consulting Pty Ltd
Statement of cash flows
For the year ended June 30, 2023

	Year ended June 30, 2023	Year ended June 30, 2022
	USD	USD
Cash flows from operating activities
Net profit/(loss) after tax	88,681	(72,799)
Adjustment for non-cash items:
Depreciation	25,658	27,650
Other comprehensive income/(loss)	674	1,237
Other non-cash adjustments	2,788	8,613
	117,801	(35,299)
Change in operating assets and liabilities
(Increase)/decrease in receivables	(256,946)	(692,887)
(Increase)/decrease in inventories	(158,244)	—
Increase/(decrease) current liabilities	150,980	921,743
Net cash flows from/(used in) operating activities	(146,409)	193,557

Cash flows from investing activities
Loans (to)/from related parties	9,723	(2,439)
Net cash flows from/(used in) investing activities	9,723	(2,439)

Cash flows from financing activities
Dividend paid	(10,883)	(681)
Other cash items from financing activities	(11,407)	(73,366)
Net cash flows (used in) financing activities	(22,290)	(74,047)

Net (decrease)/increase in cash and cash equivalents	(158,976)	117,071
Cash and cash equivalents at the beginning of the year	314,823	197,752
Cash and cash equivalents at the end of the year	155,847	314,823

The accompanying notes are an integral part of these financial statements

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

1.      General information and nature of operations

Mirragin RAS Consulting Pty Ltd, (the “Company”), was established in Australia, on April 01, 2011, and operates under a business license issued by Australian Securities Exchange. The registered address of the Company is QLD, 4074 Australia.

The Company specializes in providing strategic consulting services to businesses looking to optimize theirof each client, Mirragin RAS Consulting leverages industry expertise and innovative strategies to drive success.

2.      Application of new and revised International Financial Reporting Standards (IFRS)

New and amended IFRS Standards that are effective for the current year

There are new and amended standards and interpretations that are mandatory for accounting periods beginning July 01, 2022 but are considered not to be relevant or do not have any significant effect on these financial statements

Standards, amendments and interpretations to accounting and reporting standards that are not yet effective

The following IFRS and the amendments and interpretations thereto will be effective for accounting periods beginning on or after July 01, 2023 and these amendments are not likely to have a significant effect on these financial statements.

•        Classification of liabilities as current or non-current (Amendments to IAS 1 in January 2020)

•        Non-current Liabilities with Covenants (amendment to IAS 1 in October 2022)

•        Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2).

•        Key amendments to IAS 1 include:

•        requiring companies to disclose their material accounting policies rather than their significant accounting policies;

•        clarifying that accounting policies related to immaterial transactions, other events or conditions are themselves immaterial and as such need not be disclosed; and

•        clarifying that not all accounting policies that relate to material transactions, other events or conditions are themselves material to a company’s financial statements.

•        Definition of Accounting Estimates (Amendments to IAS 8) Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12)

•        Lease Liability in a Sale and Leaseback (amendment to IFRS 16 in September 2022)

•        Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28)

•        Supplier Finance Arrangements (amendments to IAS 7 and IFRS 7)

3.      Material Accounting Policies

3.1    Basis of preparation

These financial statements are prepared under the historical cost convention, except for derivative instruments and certain financial assets, which are measured at fair value. Financial liabilities are measured using the amortized cost model. The book value of hedged assets and liabilities, under fair-value hedge, corresponds to their fair value,

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

3.      Material Accounting Policies (cont.)

for the part corresponding to the hedged risk. The financial statements are presented in United States Dollars (USD), which is different from the Company’s functional currency, the Australian Dollars (AUD). The functional currency is the currency of the primary economic environment in which the Company operates.

3.2    Going Concern

The directors have at the time of approving the financial statements, a reasonable expectation that the group has adequate resources to continue in operational existence for the foreseeable future. Thus, they continue to adopt the going concern basis of accounting in preparing the financial statements.

3.3    Statement of compliance

The financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). Accounting policies have been consistently applied to all the years presented unless otherwise stated.

3.4    Property and Equipment

IT equipment, furniture & fixtures, and office equipment are initially recognised at acquisition cost or manufacturing cost, including any costs directly attributable to bringing the assets to the location and condition necessary for them to be capable of operating in the manner intended by the Company’s management. Buildings and IT equipment also include leasehold property. IT equipment, furniture & fixtures, and office equipment are subsequently measured at cost less accumulated depreciation and impairment losses.

The company follows a policy of capitalizing tangible assets that have an individual cost exceeding AUD 5,000. Assets with a cost of AUD 5,000 or below are expensed in the period they are incurred. This threshold is reviewed periodically and adjusted if necessary.

Depreciation is recognised on a straight-line basis to write down the cost less estimated residual value of IT equipment, furniture & fixtures, and office equipment. The following useful lives are applied:

•        IT Equipment: 2 – 5 years

•        Furniture & Fixtures: 3 – 5 years

•        Office equipment: 3 – 5 years.

In the case of right-of-use assets, expected useful lives are determined with reference to the lease term. Material residual value estimates and estimates of useful life are updated as required, but at least annually.

Gains or losses arising on the disposal of property, and equipment are determined as the difference between the disposal proceeds and the carrying amount of the assets and are recognised in profit or loss either within other income or other expenses.

3.5    Leases

A lease is defined as “a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period in exchange for consideration”. To apply this definition the Company assesses whether the contract meets three key evaluations which are whether:

1       the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Company.

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

3.      Material Accounting Policies (cont.)

2       the Company has the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract.

3       the Company has the right to direct the use of the identified asset throughout the period of use. The Company assess whether it has the right to direct ‘how and for what purpose’ the asset is used throughout the period of use.

Each lease’s term is determined on an individual basis and corresponds to the non-cancellable period of the lease commitment, plus any option periods that are reasonably certain to be applied.

Measurement and recognition of leases as a lessee

At the commencement date, the Company measures the right-of-use asset and the lease liability at the present value of the future lease payments at that date, discounted using the interest rate implicit in the lease if that rate is readily available or the Company’s incremental borrowing rate.

The Company depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The Company also assesses the right-of-use asset for impairment when such indicators exist.

Lease payments included in the measurement of the lease liability are made up of fixed payments (including in substance fixed), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments.

When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.

On the statement of financial position, right-of-use assets and lease liabilities have been show separately.

3.6    Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in, first-out (FIFO) principle and includes expenditures incurred in acquiring the inventories, production or conversion costs, and other costs incurred in bringing them to their existing location and condition.

Costs related to development projects that are in the process of production for sale are classified as inventories. These costs include direct materials, direct labour, and an allocation of overheads incurred during the development phase.

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

3.7    Trade debts and other receivable

Measurement:

Trade and other receivables are recognised and carried at transaction price less an allowance for impairment.

Impairment:

A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. The amount of the provision is recognised in the statement of profit or loss. Bad debts are written-off in the statement of profit or loss on identification.

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

3.      Material Accounting Policies (cont.)

Judgments and estimates:

The allowance for doubtful debts of the Company is based on the ageing analysis and management’s continuous evaluation of the recoverability of the outstanding receivables. In assessing the ultimate realisation of these receivables, management considers, among other factors, the creditworthiness and the past collection history of each customer.

3.8    Cash and cash equivalents

Cash and bank balances comprise cash (i.e. cash on hand and demand deposits), together with other short-term, highly liquid investments maturing within 90 days from the date of acquisition that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value. Bank overdrafts are included in liabilities.

3.9    Trade and other payables

Trade and other payables are recognized initially at fair value plus directly attributable costs, if any, and subsequently measured at amortized costs.

3.10  Loans to related parties

Loans to related parties are initially recognized at fair value plus transaction costs. They are subsequently measured at amortized cost using the effective interest method, less provision for impairment.

Loan valuation:

Management has assessed that the loans to Sutton Family Trust are not impaired, as the trust is financially stable and have the ability to repay the loans under the agreed terms.

3.11  Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the statement of profit and loss over the period of the borrowings using the effective interest method. Finance costs are accounted for on an accrual basis and are reported under accrued finance costs to the extent of the amount remaining unpaid.

Borrowings are classified as current liabilities unless the company has an unconditional right to defer settlement of the liability for at least twelve months after the reporting date.

3.12  Taxation

In making the estimate for income taxes payable by the Company, the management considers the applicable laws and the decisions of the appellate tax authorities on certain issues in the past.

3.13  Provisions

Provisions are recognised when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation.

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

3.      Material Accounting Policies (cont.)

Where the effect of the time value of money is material, the amount expected to be required to settle the obligation is recognised at present value using a pre-tax discount rate. The unwinding of the discount is recognised as finance cost in the statement of profit or loss.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognised as an asset if it is virtually certain that reimbursement will be received, and the amount of the receivable can be measured reliably.

As the actual outflows can differ from estimates made for provisions due to changes in laws, regulations, public expectations, technology, prices and conditions, and can take place many years in the future, the carrying amounts of provisions are reviewed at each reporting date and adjusted to take account of such changes. Any adjustments to the amount of previously recognised provision is recognised in the statement of profit or loss unless the provision was originally recognised as part of cost of an asset.

3.14  Revenue recognition

The Company recognizes revenue from the following major sources:

•        Consulting services provided to diversified sectors such as agriculture, mining, airports, commercial aviation & infrastructure, government & emergency services, construction, etc.

•        Training Services

•        Testing and Assurance Services

•        Services Commission

To determine whether to recognize revenue, the Company follows a 5-step process:

1.      Identifying the contract with a customer

2.      Identifying the performance obligations

3.      Determining the transaction price

4.      Allocating the transaction price to the performance obligations

5.      Recognizing revenue when/as a performance obligation(s) are satisfied

Revenue is recognized either at a point in time or over time, when (or as) the Company satisfies performance obligations by transferring the promised services to its customers. Revenue is measured based on the consideration to which the Company expects to be entitled in a contract with a customer and excludes amounts collected on behalf of third parties. The Company recognizes revenue when it transfers control of the service to a customer. The Company assesses its revenue arrangements against specific criteria to determine if it is acting as a principal or an agent. The Company has concluded that it is acting as a principal in all of its revenue arrangements except for the case of Services Commission where it acts as an agent.

Consulting Service revenues

Revenue from consulting services is recognized over time as services are performed. Project-based revenue is recognized upon completion of milestones specified in the contract. Retainer fees are recognized over the period services are provided.

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

3.      Material Accounting Policies (cont.)

Training revenue

Revenue from in-person training sessions is recognized on the date the training is delivered. Online training revenue is recognized over the access period granted to the customer. Webinar revenue is recognized when the webinar is delivered.

Testing and Assurance Services revenues

Revenue from testing services is recognized as tests are performed and results are delivered. Assurance service revenue is recognized at the time when the services are rendered.

Services Commission

Commission revenue is recognized when the facilitation of a transaction between the principal and the customer is completed. This revenue is recorded net of any amounts owed to the principal.

3.15  Foreign currency transactions and translations

Transactions in foreign currencies are recorded at the exchange rates ruling on the date of the transaction. All monetary assets and liabilities denominated in foreign currencies are translated into USD at the exchange rate ruling on the balance sheet date. Exchange differences arising from the translation of monetary assets and liabilities are recognized in the statement of profit or loss.

The financial statements have been translated from AUD to USD as follows:

Assets and Liabilities:    Assets and liabilities are translated at the closing exchange rate at the date of the statement of financial position.

Income and Expenses:    Income and expenses are translated at the average exchange rates for the period unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the dates of the transactions are used.

Equity Items:    Equity items are translated at historical exchange rates.

Exchange differences arising from the translation are recognized in Other Comprehensive Income (OCI).

3.16  Method of preparation of cash flow statement

The cash flow statement is prepared using an indirect method.

3.17  Financial instruments

Financial Assets

Initial recognition and measurement:

All financial assets and liabilities are initially measured at cost which is the fair value of the consideration given or received. These are subsequently measured at fair value, amortized cost or cost as the case may be.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Company’s business model for managing them. With the exception of trade receivables, amounts due from related parties and bank balances that do not contain a significant financing component or for which the Company has applied the practical expedient, the Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs.

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

3.      Material Accounting Policies (cont.)

Trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient are measured at the transaction price determined under IFRS 15. Refer to the accounting policy in Revenue Recognition.

In order for a financial asset to be classified and measured at amortised cost or fair value through OCI, it needs to give rise to cash flows that are ‘solely payments of principal and interest (SPPI)’ on the principal amount outstanding.

The Company’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognised on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

The Company’s financial assets include bank balances, trade receivables, amounts due from related parties, deposits and other receivables.

Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in four categories:

•        Financial assets at fair value through profit or loss — The Company has not designated any financial asset as fair value through profit or loss.

•        Financial assets at amortised cost (debt instruments) — This category is the most relevant to the Company. The Company subsequently measures financial assets at amortised cost using (Effective Interest Rate (EIR) method and are subject to impairment. Gains and losses are recognised in the statement of profit or loss when the asset is derecognized, modified or impaired.

•        Financial assets at fair value through OCI with recycling of cumulative gains and losses (debt instruments) — The Company has not designated any financial asset at fair value through OCI with recycling of cumulative gains and losses; and

•        Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition (equity instruments) — The Company has not designated any financial asset at fair value through OCI with no recycling of cumulative gains and losses upon derecognition.

Financial Liabilities

Financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Company’s financial liabilities include lease liabilities, trade payables, and loans.

Subsequent measurement:

The measurement of financial liabilities depends on their classification as described below:

Financial Liabilities at Fair Value through Profit or Loss:

The Company has not designated any financial liability as fair value through profit or loss.

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

3.      Material Accounting Policies (cont.)

Loans and brrowings:

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the statement of profit or loss and other comprehensive income.

Payables:

Accounts payable and other payables are measured at amortized cost.

Fair Value of Financial Instruments:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

In the principal market for the asset or liability, or

In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible to by the Company. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Offsetting of Financial Instruments:

Financial assets and financial liabilities are offset, and the net amount reported in the statement of financial position if, and only if, there is a currently enforceable legal right to offset the recognized amounts and the Company intends to settle on a net basis, or to realize the assets and liabilities simultaneously.

3.18  Earnings per share

Earnings per share, diluted earnings per share are measured as follows:

Basic earnings per share are calculated by dividing profit or loss attributable to owners of the company by the weighted average number of ordinary shares outstanding during the period, excluding treasury shares. The weighted average number of ordinary shares outstanding is calculated based on the number of ordinary shares outstanding at the beginning of the period, after deduction of treasury shares, adjusted on a time-apportioned basis for shares bought back or issue during the period;

Diluted earnings per share are calculated by dividing profit or loss attributable to owners of the company by the weighted average number of ordinary shares outstanding during the year as used to calculate basic earnings per share, both items being adjusted on a time-apportioned basis for the effects of all potentially dilutive financial instruments corresponding to (i) performance shares and (ii) free share grants until fully vested.

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

4.      Right of use assets and liabilities

4.1    Right of use assets

The analysis by type of right-of-use asset is as follows:

Building
USD
Gross
As at June 30, 2021	114,996
Addition during the year	—
As at June 30, 2022	114,996
Addition during the year	—
As at June 30, 2023	114,996

Accumulated depreciation
As at June 30, 2021	—
Depreciation for the year	27,650
As at June 30, 2022	27,650
Depreciation for the year	25,658
As at June 30, 2023	53,308

Carrying amount
At June 30, 2021	114,996
At June 30, 2022	79,031
At June 30, 2023	50,707

Exchange gain/(loss)
At June 30, 2022	8,315
Add: During the year 2023	2,666
At June 30, 2023	10,981

4.2    Lease liabilities

	Note	As at June 30, 2023	As at June 30, 2022

		USD	USD
Current portion		30,642	29,373
Non-current portion		11,860	46,629
		42,502	76,002
Maturity analysis
Year
Within 1 year		30,642	29,373
1 to 5 years		11,860	46,629
Total		42,502	76,002

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

5.      Loans to related parties

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Loans to Sutton Family Trust	43,565	53,288

The Company has provided loans to Sutton Family Trust which wholly owns the Company. Refer to Note 17 (Related Party Disclosures) for the details of loans.

6.      Security deposit

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Security deposit against rental	3,136	3,258

7.      Inventories

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Development project	158,244	—

Development project is measured at cost, which includes all costs of purchase, costs of conversion, and other costs incurred in bringing the project to their present condition and location. The costs of conversion include direct labour and a systematic allocation of fixed and variable production overheads incurred during the development phase.

8.      Trade and other receivables

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Accounts receivable	1,155,504	897,793
Other receivables	2,018	2,783
	1,157,522	900,576

Trade Receivables

The average credit period on sales of services is 60 days. No interest is charged on outstanding trade receivables.

The Company measures the loss allowance for trade receivables at an amount equal to lifetime expected credit losses (ECL). These expected credit losses are estimated based on past default experience of the debtor, the current financial position of the debtor, and adjusted for factors specific to the debtors, general economic conditions, and an assessment of both current and forecast conditions at the reporting date.

The Company uses a simplified approach, recognizing a loss allowance based on lifetime ECL from the initial recognition of the receivables. The Company periodically reviews the recoverability of receivables and ascertains the possibility of credit losses. Based on this assessment, the Company creates a provision of doubtful debt that is charged to statement of profit or loss in the period in which these are determined.

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

9.      Cash and cash equivalents

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Cash and cash equivalents consist of the following:
Cash at bank	155,846	314,822
Cash in hand	1	1
	155,847	314,823

10.    Share capital

The share capital of the Company consists only of fully paid ordinary shares with a nominal (par) value of USD 0.000115 per share. All shares are equally eligible to receive dividends and the repayment of capital and represent one vote at shareholders’ meetings of the Company.

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Issued, subscribed and fully paid-up 12,000 (June 30, 2022 – 12,000) equity shares	1	1
Total issued, subscribed and fully paid-up share capital	1	1

11.    Long term loans

	As at June 30, 2023	As at June 30, 2022
	USD	USD
The carrying amounts of loans as of June 30, are as follows:
Current Portion of Loans:
Unsecured Loan from American Express	48,986	—
Unsecured Loan from QRIDA	6,975	—
	55,961	—
Non-Current Portion of Loans:
Unsecured Loan from American Express	32,395	—
Unsecured Loan from QRIDA	45,714	54,747
	78,109	54,747

Unsecured loan from American Express:

Principal amount:    USD 106,530 (AUD 150,000)

Interest rate:    12.95% fixed

Maturity date:    January 24, 2025

Guarantee:    personally guaranteed by Robert Sutton (Managing Director)

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

11.    Long term loans (cont.)

Unsecured Loan from Queensland Rural and Industry Development Authority (QRIDA):

Principal amount:    USD 55,356 (AUD 79,470)

Interest rate:    variable, 0% for the first 12 months from commencement date. Then 2.5% p.a. for the remainder of the loan term.

Maturity date:    July 13, 2030

12.    Trade and other payables

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Trade payables	744,310	588,965

All amounts are short-term. The carrying values of trade payables are considered to be a reasonable approximation of fair value.

13.    Credit card payables

	June 30, 2023	June 30, 2022
	USD	USD
Credit card payables	54,476	112,012

The company has credit card facility with American Express, bearing interest rates ranging from 0% to 22.99%. The balances are repayable within 30 days of the statement date. As of June 30, 2023, the carrying amount of credit card payables was USD 54,476 (USD 112,012 as of June 30, 2022).

14.    Taxes payable

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Taxes payable	348,653	402,799
Payroll tax payable	31,952	30,153
	380,605	432,952

15.    Accrued and other liabilities

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Payroll and benefits payable	180,044	131,438
Other Payables	530	848
	180,574	132,286

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

16.    Dividends

During the year ended June 30, 2023, Mirragin RAS Consulting Pty Ltd. paid dividends of USD 10,883 (June 30, 2022: USD 681) to its equity shareholders. This represents a payment of USD 0.91 per share (2022: USD 0.06 per share).

17.    Related party transactions

Loans to Sutton family trust:

The Company has provided loans to Sutton family trust which wholly owns the company. These transactions have been carried out on normal commercial terms and conditions and at market rates. Details of these loans are as follows:

	As at June 30, 2023	Repayment Period	Interest Rate
	USD
Sutton family trust loan – 2021	40,776	6 Years	Benchmark Rate
Sutton family trust loan – 2022	11,375	7 Years	Benchmark Rate
Sutton family trust loan – 2023	1,864	7 Years	Benchmark Rate

Nature of relationship:

Sutton family trust is considered a related party as it wholly owns the Company. The transactions have been made under terms that are equivalent to those that prevail in arm’s length transactions.

Outstanding balances:

	As at June 30, 2023	As at June 30, 2022
	USD	USD
As of the reporting date, the following balances were outstanding:
Sutton Family Trust Loan – 2021	32,108	40,776
Sutton Family Trust Loan – 2022	9,593	11,375
Sutton Family Trust Loan – 2023	1,864	—

Transactions with key management personnel:

Related Party	Description	For Year ended June 30, 2023	For Year ended June 30, 2023
		USD	USD
Robert Sutton	Salary	112,728	90,686
Laura Sutton	Salary	112,728	84,547

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

17.    Related party transactions (cont.)

Key management personnel compensation

Total compensation paid to key management personnel during the year is as follows:

Component

Salary	225,456	175,233

18.    Revenue

	Note	For Year ended June 30, 2023	For Year ended June 30, 2023
		USD	USD
Disaggregation of revenue
Consulting service		3,649,420	2,351,237
Training		203,995	22,364
Testing and assurance services		389,207	5,022
Services commission	18.1	76,982	35,642
		4,319,603	2,414,265

18.1  Services Commission

The Company has contractual arrangement with one of its customers to provide services wherein the Company acts as an agent. Under this arrangement the service commission revenue is recognized at a point in time when the performance obligation is satisfied. This occurs when the Company facilitates a service transaction between the principal and its customer, and has no further obligations related to the transaction. Revenue from service commissions is recorded on a net basis, representing the amount of commission earned after deducting any amounts owed to the principal.

	For Year ended June 30, 2023	For Year ended June 30, 2023
	USD	USD
External revenue by timing of revenue
Services transferred at a point in time	670,183	63,027
Services transferred over time	3,649,420	2,351,237
	4,319,603	2,414,265

19.    Cost of sales

	For Year ended June 30, 2023	For Year ended June 30, 2023
	USD	USD
Salaries, wages and benefits	2,255,438	1,265,959
Subcontractors	710,726	264,446
Travel costs	22,923	—
	2,989,087	1,530,405

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

20.    General and administration expense

	For Year ended June 30, 2023	For Year ended June 30, 2023

	USD	USD
Salaries, wages and other benefits	892,630	626,948
Fee and subscriptions	107,775	78,185
Facilities rental	10,177	2,311
Depreciation – right of use assets	25,658	27,650
Legal and professional charges	44,655	18,763
Marketing and advertising expense	34,551	60,447
Office expenses	17,150	20,785
IT expenses	39,931	25,272
Travelling	64,078	41,771
Insurance	11,069	2,412
Bank charges	6,333	8,696
Other sundry expenses	19,705	40,723
	1,273,712	953,963

21.    Other income

	Note	For Year ended June 30, 2023	For Year ended June 30, 2023
		USD	USD
Other income	21.1	12,733	—
COVID 19 business support grant		—	7,231
Refundable R&D Tax Offset		54,225	—
Realised currency gain/(loss)		(1,976)	3
		64,982	7,234

21.1  Other income mainly includes redemption of American Express reward points.

22.    Finance Cost

	For Year ended June 30, 2023	For Year ended June 30, 2023
	USD	USD
Interest expense	16,789	7,164
Interest expense – Lease liability	3,016	4,832
	19,805	11,996

23.    Finance Income

	For Year ended June 30, 2023	For Year ended June 30, 2023

	USD	USD
Interest from cash and cash equivalents	3,778	2,306
	3,778	2,306

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

24.    Earnings per share

	For Year ended June 30, 2023	For Year ended June 30, 2023

	USD	USD
Profit/(loss) attributable to the ordinary equity holders of the company	88,681	(72,799)
Weighted average number of ordinary shares	12,000	12,000

Basic earnings/(loss) per share	7.39	(6.07)
Diluted earnings/(loss) per share	7.39	(6.07)

25.    Financial Instrument

Classes and categories of financial instruments:

The carrying amounts of financial assets and financial liabilities in each category are as follows:

	Note	As at June 30, 2023	As at June 30, 2022

		USD	USD
Financial Assets
Measured at amortized cost:
Loans to related parties	5	43,565	53,288
Trade and other receivables	8	1,157,522	900,576
Cash and cash equivalents	9	155,847	314,823
Security deposits	6	3,136	3,258

Financial Liabilities
Measured at amortized cost:
Loans	11	134,070	54,747
Trade and other payables	12	744,310	588,965
Taxes payable	14	380,605	432,952
Accrued and other liabilities	15	180,574	132,286

Fair Value Measurement:

All financial assets and financial liabilities are measured at amortized cost, and their carrying values approximate their fair values.

Financial Risk Management Objectives and Policies:

The Company’s principal financial liabilities comprise loans, trade payables, and other payables. The main purpose of these financial liabilities is to finance the entity’s operations. The Company’s principal financial assets include loans, trade and other receivables, and cash and cash equivalents that derive directly from its operations.

The Company is exposed to market risk, credit risk, and liquidity risk. The Company’s strategic management oversees the management of these risks.

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

25.    Financial Instrument (cont.)

Market Risk:

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: currency risk, interest rate risk, and other price risk. The entity is primarily exposed to interest rate risk through its variable-rate borrowings from QRIDA.

Interest Rate Risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The entity’s exposure to the risk of changes in market interest rates relates primarily to the entity’s long-term debt obligations with floating interest rates (QRIDA Loan).

Credit Risk:

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The entity is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions, and other financial instruments.

Trade Receivables:

The company trades only with recognized, creditworthy third parties. It is the company’s policy that all customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis with the result that the entity’s exposure to bad debts is not significant.

Liquidity Risk:

Liquidity risk is the risk that the entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The entity monitors its risk to a shortage of funds using a recurring liquidity planning tool. This tool considers the maturity of both its financial investments and financial assets (e.g., trade receivables and other financial assets), and projected cash flows from operations.

Maturities of Financial Liabilities:

The following tables detail the entity’s remaining contractual maturity for its non-derivative financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the entity can be required to pay.

Financial Liabilities:

	<1 Year	1-5 Years	>5 Years
Loans	55,961	62,105	16,005
Trade and other payables	744,310	—	—
Taxes payable	380,605	—	—
Accrued and other liabilities	180,574	—	—

Capital Management:

The primary objective of the entity’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value. The entity manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets.

Mirragin RAS Consulting Pty Ltd.
Notes to the financial statements
For the year ended June 30, 2023

25.    Financial Instrument (cont.)

The entity monitors capital using a gearing ratio, which is net debt divided by total capital plus net debt. The entity includes within net debt, interest-bearing loans and borrowings, trade and other payables, less cash and cash equivalents.

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Interest-bearing loans and borrowings	134,070	54,747
Cash and cash equivalents	(155,847)	(314,823)
Net debt	(21,777)	(260,076)

Total equity	32,484	(45,988)
Net debt	(21,777)	(260,076)
	10,707	(306,064)
Net debt to adjusted equity ratio	(2.03)	0.85

26.    Presentation currency

For the purpose of financial statements, the following foreign currency exchange rates were used:

1 AUD to USD
Closing Rate as at:
30 June 2021	0.7518
June 30, 2022	0.6889
June 30, 2023	0.6630
Average Rate for the year ended:
June 30, 2022	0.7231
June 30, 2023	0.6710

27.    Contingent liabilities

As at June 30, 2023, the company has no contingent liabilities.

Contingent liabilities are potential liabilities that may arise depending on the outcome of an uncertain future event. They are not recognized in the financial statements because their existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company.

The company continuously monitors and assesses all potential risks and uncertainties that may impact its financial position. As of the reporting date, the Company has not identified any contingent liabilities that need to be disclosed.

28.    Events after the reporting date

No adjusting or significant non-adjusting events have occurred between the June 30, 2023 (reporting date) and the date of authorisation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ABS India Private Limited
India

Review of Interim Financial Statements

We have reviewed the accompanying financial statements of ABS India Private Limited (the Company), which comprise the statements of financial position as of December 31, 2023, and June 30, 2023, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the six months ended December 31, 2023, and December 31, 2022, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Our Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA and in accordance with International Standard on Review Engagements issued by the International Auditing and Assurance Standards Board. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our reviews.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
04 August 2024

ABS India Private Limited
Statement of financial position
As at December 31, 2023

	Notes	As at December 31, 2023	As at June 30, 2023

		USD	USD
ASSETS
Non-current assets
Property, plant & equipment	15	412,172	574,825
Intangible assets	15	1,485	1,919
Right-of-use assets	16	406,170	303,328
Investments in financial assets	17	608	364
Deferred tax asset	18	48,262	8,890
Other financial assets	19	47,760	46,815
Non-current tax assets	20	544,318	418,650
Other non-current assets	21	10,994	8,191
Total non-current assets		1,471,769	1,362,982

Current assets
Inventories	22	456,370	699,093
Contract assets	23	20,202	16,352
Trade receivables	24	2,191,793	2,499,062
Cash and bank balances	25	359,641	401,717
Loans	26	58,487	13,561
Other financial assets	19	5,144	2,968
Other current assets	21	26,631	28,980
Total current assets		3,118,268	3,661,732
TOTAL ASSETS		4,590,037	5,024,714

EQUITY AND LIABILITIES
Capital and reserves
Issued share capital and share premium	27	919,879	919,879
Retained earnings & other reserves	28	207,851	287,233
Total equity		1,127,729	1,207,111

LIABILITIES
Non-current liabilities
Borrowings	29	102,387	91,054
Other financial liabilities	30	9,106	820
Retirement benefit obligations	31	84,702	84,465
Contract liabilities	32	500,764	625,183
Lease liabilities	33	274,300	238,140
Deferred tax liabilities	18	—	—
Total non-current liabilities		971,258	1,039,663

Current liabilities
Trade and other payables	34	1,637,351	1,918,180
Borrowings	29	172,915	144,605
Other financial liabilities	30	315,802	462,861
Provisions	35	53,193	65,770
Contract liabilities	32	19,673	5,541
Lease liabilities	33	164,418	89,741
Other liabilities	36	127,697	91,242
Total current liabilities		2,491,049	2,777,940
Total liabilities		3,462,308	3,817,603
TOTAL EQUITY AND LIABILITIES		4,590,037	5,024,714

The accompanying notes are an integral part of these financial statements

ABS India Private Limited
Statement of profit/(loss) and other comprehensive income
For the six-month ended December 31, 2023

	Notes	Six months ended December 31, 2023	Six months ended December 31, 2022
		USD	USD
Revenue	5	4,728,512	6,126,563
Other income	6	392,310	114,801
Total income		5,121,071	6,241,430

Cost of sales	7	2,325,718	3,600,238
Depreciation and amortization expenses	15	79,724	69,586
Staff costs	8	1,317,348	1,225,682
Administrative/Other expenses	9	1,375,708	1,123,069
		5,098,498	6,018,576
Operating profit		22,573	222,855

Finance income	10	7,335	12,837
Finance cost	11	26,007	41,928
Net finance income/(cost)		(18,672)	(29,091)
Profit before tax		3,901	193,764

Income tax	12	(38,110)	76,892
Profit/(loss) for the year		42,011	116,872

Other comprehensive for the year

Items that will not be reclassified subsequently to profit or loss:
Gains/(losses) on exchange translation		973	29,580
Other comprehensive income for the year net of income tax		973	29,580
Total comprehensive income for the year		42,984	146,452

Earnings per share	13
Basic		0.01	0.02
Diluted		0.01	0.02

The accompanying notes are an integral part of these financial statements

ABS India Private Limited
Statement of shareholders’ equity (deficiency)
For the six-month ended December 31, 2023

	Share Capital	Foreign currency translation reserve	Capital reserve for retirement benefit plan	Retained earnings	Total equity
	USD	USD	USD	USD	USD
Balance as at July 1, 2022	919,879	(156,432)	47,699	211,108	1,022,253
Profit for the year	—	—	—	116,872	116,872
Other comprehensive income for the year	—	(29,580)	—	—	(29,580)
Total comprehensive income for the year	919,879	(186,012)	47,699	327,980	1,109,545
Issue of share capital	—	—	—	—	—
Dividends	—	—	—	—	—
Balance at December 31, 2022	919,879	(186,012)	47,699	327,980	1,109,545

Balance at July 1, 2023	919,879	(175,820)	68,514	394,539	1,207,111
Profit for the year	—	—	—	42,011	42,011
Other comprehensive income for the year	—	(973)	—	—	(973)
Total comprehensive income for the year	919,879	(176,793)	68,514	436,550	1,248,150
Issue of share capital	—	—	—	—	—
Dividends	—	—	—	(120,420)	(120,420)
Balance at December 31, 2023	919,879	(176,793)	68,514	316,129	1,127,729

The accompanying notes are an integral part of these financial statements

ABS India Private Limited
Statement of cash flows
For the six-month ended December 31, 2023

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Profit before tax	3,901	193,764
Adjustment for non-cash items:
Finance income	(5,882)	(3,812)
Rental income	(37,388)	(29,292)
Dividend	—	—
Finance costs	24,807	34,707
Depreciation of property, plant and equipment	39,324	41,314
Amortization	435	689
Depreciation of right-of-use assets	39,965	27,583
Increase/(decrease) in provisions	(12,340)	28,993
Profit on sale of investments	—	—
Other non-cash adjustments	373	1,704
Operating cash flows before movements in working capital	53,195	295,649

Decrease/(increase) in inventories	242,722	(15,148)
Decrease/(increase) in trade and other receivables	307,269	(2,309,281)
Increase/(decrease) in trade and other payables	(280,829)	1,256,742
Increase/(decrease) in deferred income	(110,287)	59,425
Decrease/(increase) in financial assets	(3,121)	(1,578)
Decrease/(increase) in contract assets	(3,850)	29
Increase/(decrease) in financial liabilities	(138,773)	(28,175)
Decrease/(increase) in other non-current assets	(145,854)	(164,402)
Decrease/(increase) in other current assets	2,349	8,873
Increase/(decrease) in other current liabilities	36,082	178,244
Cash generated/(used in) operations	(41,097)	(719,623)
Income taxes paid	(126,931)	116,900
Net cash flows from/(used in) operating activities	(168,028)	(602,723)

CASH FLOWS FROM INVESTING ACTIVITIES
Interest received	5,882	3,812
Rentals received	37,388	29,292
Dividends received from equity instruments designated at FVTOCI	—	—
Proceeds on disposal of equity instruments held at FVTOCI	—	—
Proceeds on disposal of property, plant and equipment	123,329	—
Purchases of property, plant and equipment	—	(5,995)
Purchase of investment property	—
Loans (given) / repaid	(44,926)	7,533
Net cash flows from/(used in) investing activities	121,673	34,642

CASH FLOW FROM FINANCING ACTIVITIES
Dividends paid	(120,420)	—
Interest paid	(24,807)	(34,707)
Transaction costs related to loans and borrowings	—	—
Proceeds/(repayments) of loans and borrowings	39,642	628,859
Repayment of lease liabilities	110,836	122,707
Net cash flows from/(used in) financing activities	5,251	716,860

Net increase/(decrease) in cash and cash equivalents	(41,103)	148,779
Cash and cash equivalents at the beginning of the year	401,717	393,812
Effect of foreign exchange rate changes	(973)	(29,580)
Cash and cash equivalents at end of year	359,641	513,011

The accompanying notes are an integral part of these financial statements

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

1.      General information

ABS India Private Limited is a private limited company domiciled in India and was incorporated on December 1, 1995 and is in the business of systems integration providing consultancy, design and services for large, medium and small enterprises in the data, voice, video and Wi-Fi infrastructure and solutions, using technical know-how supplied by ALE International (“ALE”), France, (formerly Alcatel Lucent Enterprise, France). The company has entered into a ‘Premier Business Partner’ agreement with ALE.

2.      Functional and presentation currency

The financial statements are presented in US dollars. The functional currency of the company is the Indian Rupee (INR). INR represents the main economic environment in which the company operates.

3.      Accounting policies

3.1    Basis of Accounting

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS Accounting Standards).

The accounting policies adopted are set out below.

i.       Going concern

The directors have, at the time of approving the financial statements, a reasonable expectation that the company has adequate resources to continue in operational existence for the foreseeable future. Thus, they continue to adopt the going concern basis of accounting in preparing the financial statements.

ii.      Revenue recognition

Revenue from contracts with customers:

The company recognises revenue from contracts with customers based on a five-step model as set out in IFRS 15 — Revenue from contracts with customers “(IFRS 15”).

Step 1.    Identify the contract(s) with a customer.

Step 2.    Identify the performance obligations in the contract.

Step 3.    Determine the transaction price.

Step 4.    Allocate the transaction price to the performance obligations in the contract.

Step 5.    Recognise revenue when (or as) the entity satisfies a performance obligation.

Revenue towards satisfaction of a performance obligation is measured at the amount of transaction price (net of variable consideration) allocated to that performance obligation. The transaction price of goods and services rendered is net of variable consideration, if any, and excludes taxes and duties. The company assesses its revenue arrangements against specific criteria to determine if it is acting as principal or agent. The company has concluded that it is acting as a principal in all of its revenue arrangements.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

3.      Accounting policies (cont.)

Significant revenue areas	Nature and timing of satisfaction of performance obligations
Sale of equipment

Revenue from sale of equipment is recognized at a point in time when all the significant risks and rewards of ownership of the goods have been passed to the buyer. Contracts for bundled sales of equipment and extended warranty comprise the promises to transfer the equipment and to provide service-type warranty. A portion of the transaction price is allocated to the extended warranty which is recognised as unearned revenue and revenue from the same is recognised over the period in which the extended warranty service is provided. The Company collects Goods and Services Tax (GST) on behalf of the government and, therefore, these are not economic benefits flowing to the Company. Hence, they are excluded from revenue.

Contract revenue

Revenues from long-term contracts are recognized on the percentage of completion method over the period, in proportion that the contract costs incurred for work performed up to the reporting date bear to the estimated total contract cost. Contract revenue earned in excess of billing is shown under “Unbilled Revenue” and billing in excess of contract revenue accrued is shown under “Deferred Income” in the balance sheet. Full provision is made for loss anticipated on any contract, in the year in which it is first foreseen.

Income from services

Revenue from installation of equipment is recognized upon completion of service in accordance with the terms of the relevant contract. Revenue from maintenance contract is recognized over the period of the contract during which services are rendered, on a straight-line basis. The Company collects Goods and Services Tax (GST) on behalf of the government and, therefore, it is not an economic benefit flowing to the Company. Hence, it is excluded from revenue.

Rental income

Rental income from investment property is recognised as part of revenue from other sources in the statement of profit and loss on a straight-line basis over the lock-in term of the lease. Lease incentives granted are recognised as an integral part of the total rental income. The lease term is the non-cancellable period together with any further term for which the tenant has the option to continue the lease, where, at the inception of the lease, the Company is reasonably certain that the tenant will exercise that option.

Interest

Interest income is recognized on a time proportion basis taking into account the amount outstanding and the applicable interest rate.

Dividend

Dividend income is recognized when the Company’s right to receive dividend is established by the reporting date.

iii.     Leases

a)      The company as lessee

The company assesses whether a contract is, or contains, a lease, at inception of the contract. The company recognises a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these leases, the company recognises the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

3.      Accounting policies (cont.)

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the company uses its incremental borrowing rate.

The incremental borrowing rate depends on the term, currency and start date of the lease and is determined based on a series of inputs including: the risk-free rate based on government bond rates; a country-specific risk adjustment; a credit risk adjustment based on bond yields; and an entity-specific adjustment when the risk profile of the entity that enters into the lease is different to that of the company and the lease does not benefit from a guarantee from the company.

Lease payments included in the measurement of the lease liability comprise:

1.      Fixed lease payments (including in-substance fixed payments), less any lease incentives receivable.

2.      Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date.

3.      The amount expected to be payable by the lessee under residual value guarantees.

4.      The exercise price of purchase options, if the lessee is reasonably certain to exercise the options.

5.      Payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made.

The company remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) whenever:

1.      The lease term has changed or there is a significant event or change in circumstances resulting in a change in the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate.

2.      The lease payments change due to changes in an index or rate or a change in expected payment under a guaranteed residual value, in which cases the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used).

3.      A lease contract is modified and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement day, less any lease incentives received and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses.

Whenever the company incurs an obligation for costs to dismantle and remove a leased asset, restore the site on which it is located or restore the underlying asset to the condition required by the terms and conditions of the lease, a provision is recognised and measured under IAS 37. To the extent that the costs relate to a right-of-use asset, the costs are included in the related right-of-use asset, unless those costs are incurred to produce inventories.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

3.      Accounting policies (cont.)

The right-of-use asset is subsequently depreciated using the straight-line method over the expected lease term. If ownership of the leased asset is automatically transferred at the end of the lease term or the exercise of a purchase option is reflected in the lease payments, the right-of-use asset is amortised on a straight-line basis over the expected useful life of the leased asset.

The company applies IAS 36 to determine whether a right-of-use asset is impaired and accounts for any identified impairment loss as described in the ‘Property, Plant and Equipment’ policy.

Variable rents that do not depend on an index or rate are not included in the measurement of the lease liability and the right-of-use asset. The related payments are recognised as an expense in the period in which the event or condition that triggers those payments occurs and are included in the line “Other expenses” in profit or loss.

As a practical expedient, IFRS 16 permits a lessee not to separate non-lease components, and instead account for any lease and associated non-lease components as a single arrangement. The company has not used this practical expedient. For contracts that contain a lease component and one or more additional lease or no lease components, the company allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

b)      The company as lessor

The company enters into lease agreements as a lessor with respect to some of its investment properties.

Leases for which the company is a lessor are classified as finance or operating leases. Whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases.

When the company is an intermediate lessor, it accounts for the head lease and the sub-lease as two separate contracts. The sub-lease is classified as a finance or operating lease by reference to the right-of-use asset arising from the head lease.

Rental income from operating leases is recognised on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

Amounts due from lessees under finance leases are recognised as receivables at the amount of the company’s net investment in the leases. Finance lease income is allocated to accounting periods so as to reflect a constant periodic rate of return on the company’s net investment outstanding in respect of the leases

Subsequent to initial recognition, the company regularly reviews the estimated unguaranteed residual value and applies the impairment requirements of IFRS 9, recognising an allowance for expected credit losses on the lease receivables

Finance lease income is calculated with reference to the gross carrying amount of the lease receivables, except for credit-impaired financial assets for which interest income is calculated with reference to their amortised cost (i.e. after a deduction of the loss allowance).

When a contract includes both lease and non-lease components, the company applies IFRS 15 to allocate the consideration under the contract to each component.

iv.     Foreign currencies

In preparing the financial statements of the company branches, transactions in currencies other than the entity’s functional currency (foreign currencies) are recognised at the rates of exchange prevailing on the dates of the transactions. At each reporting date, monetary assets and liabilities that are denominated in foreign currencies

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

3.      Accounting policies (cont.)

are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Nonmonetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences are recognised in profit or loss in the period in which they arise except for:

1.      Exchange differences on foreign currency borrowings relating to assets under construction for future productive use, which are included in the cost of those assets when they are regarded as an adjustment to interest costs on those foreign currency borrowings.

2.      Exchange differences on monetary items receivable from or payable to a foreign operation for which settlement is neither planned nor likely to occur in the foreseeable future (therefore forming part of the net investment in the foreign operation), which are recognised initially in other comprehensive income and reclassified from equity to profit or loss on disposal or partial disposal of the net investment

For the purpose of presenting financial statements, the assets and liabilities of the company’s foreign operations are translated at exchange rates prevailing on the reporting date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in a foreign exchange translation reserve.

v.      Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets is substantially ready for their intended use or sale.

To the extent that variable rate borrowings are used to finance a qualifying asset and are hedged in an effective cash flow hedge of interest rate risk, the effective portion of the derivative is recognised in other comprehensive income and reclassified to profit or loss when the qualifying asset affects profit or loss. To the extent that fixed rate borrowings are used to finance a qualifying asset and are hedged in an effective fair value hedge of interest rate risk, the capitalised borrowing costs reflect the hedged interest rate.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

vi.     Retirement and termination benefit costs

Payments to defined contribution retirement benefit plans are recognised as an expense when employees have rendered service entitling them to the contributions. Payments made to state-managed retirement benefit plans are accounted for as payments to defined contribution plans where the company’s obligations under the plans are equivalent to those arising in a defined contribution retirement benefit plan.

For defined benefit retirement plans, the cost of providing benefits is determined using the projected unit credit method, with actuarial valuations being carried out at the end of each annual reporting period. Remeasurements comprising actuarial gains and losses, the effect of the asset ceiling (if applicable) and the return on plan assets (excluding interest) are recognised immediately in the statement of financial position with a charge or credit to other comprehensive income in the period in which they occur. Remeasurements recognised in other comprehensive income are not reclassified. Past service cost is recognised in profit or loss when the plan amendment or curtailment occurs, or when the company recognises related restructuring costs or termination

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

3.      Accounting policies (cont.)

benefits, if earlier. Gains or losses on settlement of a defined benefit plan are recognised when the settlement occurs. Net interest is calculated by applying a discount rate to the net defined benefit liability or asset. Defined benefit costs are split into three categories:

•        Service costs, which includes current service cost, past service cost and gains and losses on curtailments and settlements

•        Net interest expense or income

•        Remeasurements

The company recognises service costs within profit or loss as cost of sales and administrative expenses.

Net interest expense or income is recognised within finance costs.

The retirement benefit obligation recognised in the statement of financial position represents the deficit or surplus in the company’s defined benefit plans. Any surplus resulting from this calculation is limited to the present value of any economic benefits available in the form of refunds from the plans or reductions in future contributions to the plans.

A liability for a termination benefit is recognised at the earlier of when the entity can no longer withdraw the offer of the termination benefit and when the entity recognises any related restructuring costs.

Discretionary contributions made by employees or third parties reduce service cost upon payment of these contributions to the plan.

When the formal terms of the plans specify that there will be contributions from employees or third parties, the accounting treatment depends on whether the contributions are linked to service, as follows:

1.      If the contributions are not linked to services (e.g. contributions are required to reduce a deficit arising from losses on plan assets or from actuarial losses), they are reflected in the remeasurement of the net defined benefit liability (asset).

If contributions are linked to services, they reduce service costs. For the amount of contribution that is dependent on the number of years of service, the entity reduces service cost by attributing the contributions to periods of service using the attribution method required by IAS 19:70 for the gross benefits. For the amount of contribution that is independent of the number of years of service, the entity [reduces service cost in the period in which the related service is rendered/reduces service cost by attributing contributions to the employees’ periods of service in accordance with IAS 19:70]

Short-term and other long-term employee benefits

A liability is recognised for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service.

Liabilities recognized in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service.

Liabilities recognized in respect of other long-term employee benefits are measured at the present value of the estimated future cash outflows expected to be made by the company in respect of services provided by employees up to the reporting date.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

3.      Accounting policies (cont.)

vii.    Taxation

The income tax expense represents the sum of current and deferred income tax expenses.

Current tax

Current income-tax is measured at the amount expected to be paid to the tax authorities in accordance with the Income-tax Act, 1961 enacted in India and tax laws prevailing in the respective tax jurisdictions where the Company operates. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date.

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, a deferred tax liability is not recognised if the temporary difference arises from the initial recognition of goodwill.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised based on tax laws and rates that have been enacted or substantively enacted at the reporting date.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

For the purposes of measuring deferred tax liabilities and deferred tax assets for investment properties that are measured using the fair value model, the carrying amounts of such properties are presumed to be recovered entirely through sale, unless the presumption is rebutted. The presumption is rebutted when the investment property is depreciable and is held within a business model whose objective is to consume substantially all of the economic benefits embodied in the investment property over time, rather than through sale. The directors reviewed the company’s investment property portfolios and concluded that none of the company’s investment properties are held under a business model whose objective is to consume substantially all of the economic benefits embodied in the investment properties over time, rather than through sale. Therefore, the directors have determined that the ‘sale’ presumption set out in the amendments to IAS 12 is not rebutted. As a result, the company has not recognised any deferred taxes on changes in fair value of the investment properties as the company is not subject to any income taxes on the fair value changes of the investment properties on disposal.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the company intends to settle its current tax assets and liabilities on a net basis.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

3.      Accounting policies (cont.)

Current tax and deferred tax for the year

Current and deferred tax are recognised in profit or loss, except when they relate to items that are recognised in other comprehensive income or directly in equity, in which case the current and deferred tax are also recognised in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

viii.   Property, plant and equipment

Property, plant, and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. The cost comprises purchase price, borrowing costs if capitalization criteria are met, directly attributable cost of bringing the asset to its working condition for the intended use and initial estimate of decommissioning, restoring and similar liabilities. Any trade discounts and rebates are deducted in arriving at the purchase price. Such cost includes the cost of replacing part of the plant and equipment. All other repair and maintenance costs are recognized in the statement of profit and loss as incurred.

Gains or losses arising from derecognition of property, plant and equipment are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statement of profit and loss when the asset is derecognized.

The Company identifies and determines cost of each component/part of the asset separately, if the component/part has a cost which is significant to the total cost of the asset and has useful life that is materially different from that of the remaining asset.

Depreciation on property, plant and equipment is calculated on a straight-line basis using the rates arrived at based on the useful lives estimated by the management, as below:

Asset type	Useful lives estimated by the management (Years)
Building	20
Furniture and fixtures	10
Computer and computer equipment	3
Office equipment	5
Vehicles	5
Lease hold improvements	8

Assets individually costing less than or equal to Rs. 5 thousand are depreciated fully in the year of purchase. The residual values, useful lives and method of depreciation of property, plant and equipment are reviewed at each financial year and adjusted prospectively, if appropriate.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less accumulated amortization and accumulated impairment losses, if any.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

3.      Accounting policies (cont.)

The cost of computer software is amortised on a straight-line basis over a period of three years or period of license, whichever is less, being the economic useful life as estimated by the management.

Derecognition of intangible assets

An intangible asset is derecognised on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognised in profit or loss when the asset is derecognised.

Impairment of property, plant and equipment and intangible assets

The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an assets or cash-generating unit’s (CGU) net selling price and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining net selling price, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss to the extent that it eliminates the impairment loss which has been recognised for the asset in prior years. Any increase in excess of this amount is treated as a revaluation increase.

ix.     Inventories

Stock-in-trade is valued at the lower of cost and net realizable value. Cost includes cost of purchase and other costs incurred in bringing the inventories to their present location and condition. Cost is determined using specific identification method. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and estimated costs necessary to make the sale.

Components and equipment purchased for warranty and maintenance services are charged off to the statement of profit and loss at the time of purchase.

x.      Cash and cash equivalents

In the statement of financial position, cash and bank balances comprise cash (i.e. cash on hand and demand deposits) and cash equivalents. Cash equivalents are short-term (generally with original maturity of three months or less), highly liquid investments that are readily convertible to a known amount of cash and which are subject to an insignificant risk of changes in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather for investment or other purposes.

Bank balances for which use by the company is subject to third party contractual restrictions are included as part of cash unless the restrictions result in a bank balance no longer meeting the definition of cash. Contractual restrictions affecting use of bank balances. If the contractual restrictions to use the cash extend beyond 12 months after the end of the reporting period, the related amounts are classified as non-current in the statement of financial position.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

3.      Accounting policies (cont.)

For the purposes of the statement of cash flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts which are repayable on demand and form an integral part of the company’s cash management. Such overdrafts are presented as short-term borrowings in the statement of financial position.

xi.     Financial instruments

Financial assets and financial liabilities are recognised in the company’s statement of financial position when the company becomes a party to the contractual provisions of the instrument

Financial assets and financial liabilities are initially measured at fair value, except for trade receivables that do not have a significant financing component which are measured at transaction price. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

Financial assets

Initial recognition and measurement

All financial assets are recognised initially at fair value plus, in the case of financial assets not recorded at fair value through profit or loss, transaction costs that are attributable to the acquisition of the financial asset. Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognised on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in four categories:

•        Debt instruments at amortised cost

•        Debt instruments at fair value through other comprehensive income (FVTOCI)

•        Debt instruments and equity instruments at fair value through profit or loss (FVTPL)

•        Equity instruments measured at fair value through other comprehensive income (FVTOCI)

Debt instruments at amortised cost

A debt instrument is measured at the amortised cost if both the following conditions are met:

a)      The asset is held within a business model whose objective is to hold assets for collecting contractual cash flows, and

b)      Contractual terms of the asset give rise on specified dates to cash flows that are solely payments of principal and interest (SPPI) on the principal amount outstanding.

This category is the most relevant to the Company. After initial measurement, such financial assets are subsequently measured at amortised cost using the effective interest rate (EIR) method. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included in finance income in the profit or loss. The losses arising from impairment are recognised in the profit or loss. This category generally applies to trade and other receivables.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

3.      Accounting policies (cont.)

Debt instrument at FVTOCI

A ‘debt instrument’ is classified as at the FVTOCI if both of the following criteria are met:

a)      The objective of the business model is achieved both by collecting contractual cash flows and selling the financial assets, and

b)      The asset’s contractual cash flows represent SPPI.

Debt instruments included within the FVTOCI category are measured initially as well as at each reporting date at fair value. Fair value movements are recognized in the other comprehensive income (OCI).

Debt instrument at FVTPL

FVTPL is a residual category for debt instruments. Any debt instrument, which does not meet the criteria for categorization as at amortised cost or as FVTOCI, is classified as at FVTPL. Debt instruments included within the FVTPL category are measured at fair value with all changes recognized in the statement of profit and loss.

In addition, the Company may elect to designate a debt instrument, which otherwise meets amortised cost or FVTOCI criteria, as at FVTPL. However, such election is allowed only if doing so reduces or eliminates a measurement or recognition inconsistency (referred to as ‘accounting mismatch’). The Company has not designated any debt instrument as at FVTPL.

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a Company of similar financial assets) is primarily derecognised when:

•        The rights to receive cash flows from the asset have expired, or

•        The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognise the transferred asset to the extent of the Company’s continuing involvement. In that case, the Company also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, or as payables, as appropriate. The Company’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

3.      Accounting policies (cont.)

Subsequent measurement

The measurement of financial liabilities depends on their classification, as described below:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss. Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term.

Gains or losses on liabilities held for trading are recognised in the profit or loss.

Loans and borrowings

This is the category most relevant to the Company. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the EIR method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the statement of profit and loss.

Trade and other payables

These amounts represent liabilities for goods and services provided to the Company prior to the end of financial year which are unpaid. Trade and other payables are presented as current liabilities unless payment is due within 12 months after reporting period. For trade and other payables maturing within one year from the balance sheet date, the carrying amounts approximate fair value due to the short maturity of these instruments.

Derecognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in the statement of profit or loss.

xii.    Fair value measurement

The Company measures financial instruments at fair value at each balance sheet date.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•        In the principal market for the asset or liability, or

•        In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Company.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

3.      Accounting policies (cont.)

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the standalone financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognised in the standalone financial statements on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

4.      Critical accounting judgements and key sources of estimation uncertainty

In applying the company’s accounting policies, which are described in note 2, the directors are required to make judgements (other than those involving estimations) that have a significant impact on the amounts recognised and to make estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

5.      Revenue

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Sale of equipments	3,263,080	4,956,255
Contract revenue	118,125	24,121
Income from services	1,347,308	1,146,187
Total	4,728,512	6,126,563

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

5.      Revenue (cont.)

Disaggregation of revenue from contracts with customers

External Revenue by timing of revenue	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
At a point in time	3,263,080	4,956,255
Over time	1,465,432	1,170,308
Total	4,728,512	6,126,563

6.      Other income

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Dividend income	—	—
Rental income	37,388	29,292
Profit of sale of investments	353,517	117
Gain on modification of lease	—	21,285
Amortization of deferred liability	827	5,518
Miscellaneous income	578	58,589
	392,310	114,801

7.      Cost of sales

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Inventories at the beginning of the year	699,093	334,313
Add: Purchases
EPABX systems and spares	1,297,410	2,966,868
Data systems and spares	785,586	648,517
Less: Inventories at the end of the year	456,370	349,461
	2,325,718	3,600,238

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

8.      Staff cost

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Salaries, bonus and other allowances	821,976	746,973
Director remuneration	362,180	377,312
Staff welfare expenses	64,550	49,183
Post-employment benefits:
Defined contribution plans	68,641	52,215
Defined benefit plans	—	—
Total	1,317,348	1,225,682

9.      Administrative/other expenses

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Advertisement/sales promotion expense	54,448	10,731
Bank charges	23,915	27,826
Freight and insurance	61,253	92,425
Bad and doubtful debts	13,428	146
Director fee & commission	492,362	300,000
Legal and professional charges	311,571	130,830
Rent expense	5,899	8,835
Provision for warranty	(12,191)	31,005
Rates & taxes	14,204	8,552
Sub-contract charges	180,175	252,033
Repairs and maintenance	44,062	60,813
Power & fuel	13,151	10,815
Communication costs	33,625	84,643
Travel & conveyance	154,262	88,896
Miscellaneous expense	(16,420)	10,232
Exchange difference (net)	1,965	5,287
	1,375,708	1,123,069

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

10.    Finance income

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Interest income:
Financial instruments measured at amortised cost:
Fixed deposits with bank (*)	5,882	3,812
Interest on income tax refund	—	8,112
Interest income on unwinding of security deposits	1,453	913
	7,335	12,837

Other:
Gains and (losses) on fair value measurement of financial assets measure at FVTPL	249	66
	249	66
	7,584	12,903

____________

(*)      Interest from fixed deposits ranges from 4% to 5%

11.    Finance costs

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Interest on bank overdrafts and loans	6,387	18,391
Interest on lease liabilities	16,554	11,859
Interest on deferred liabilities	1,200	7,222
Others	1,865	4,456
	26,007	41,928

12.    Income tax

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Corporation income tax:
Current year	1,262	62,696
Adjustments in respect of prior years	—	—
	1,262	62,696
Deferred tax (see note 18)
Origination and reversal of temporary differences	(39,372)	14,195
	(39,372)	14,195
	(38,110)	76,892

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

12.    Income tax (cont.)

The standard rate of corporation tax applied to reported profit is 34.61 per cent (2022: 34.61 per cent).

The charge for the year can be reconciled to the profit before tax as follows:

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Profit before tax on continuing operations	42,011	116,872
Tax at the corporation tax rate of 34.61 per cent (2022: 34.61 per cent)	1,262	62,696
Tax effect of expenses that are not deductible in determining taxable profit	(25,914)	(36,930)
Tax effect of income not taxable in determining taxable profit	(13,458)	51,101
Tax expense for the year	(38,110)	76,868

13.    Earnings per share

The calculation of the basic and diluted earnings per share is based on the following data:

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Earnings
Earnings for the purposes of basic earnings per share being net profit attributable to owners of the company	42,011	116,872
Earnings for the purposes of diluted earnings per share	42,011	116,872
Number of shares
Weighted average number of ordinary shares for the purposes of basic earnings per share	5,000,000	5,000,000
Effect of dilutive potential ordinary shares
Share options	—	—
Convertible loan notes	—	—
Weighted average number of ordinary shares for the purposes of diluted earnings per share	5,000,000	5,000,000

The denominator for the purposes of calculating both basic and diluted earnings per share has been adjusted to reflect the capitalisation issue in December 2023.

The following potential ordinary shares are anti-dilutive and are therefore excluded from the weighted average number of ordinary shares for the purpose of diluted earnings per share.

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Number of shares	5,000,000	5,000,000
Earnings
Net profit attributable to equity holders of the company	42,011	116,872
Basic & diluted EPS	0.01	0.02

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

14.    Dividends

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Amounts recognised as distributions to equity holders in the year:
Interim dividend for the period ended December 2023 is Nil (2022: $ 0.02) per share	120,420	—
	120,420	—
Proposed final dividend for the period ended 2023 is Nil (2022: Nil) per share	—	—

15.    Property, plant & equipment and intangible assets

	Building	Furniture and fixtures	Computer and computer equipment’s	Office equipment’s	Motor vehicle	Leasehold Improvement	Total	Software
	USD	USD	USD	USD	USD	USD	USD	USD
Cost or valuation
At July 1, 2022	1,234,527	188,494	134,107	99,630	10,479	—	1,667,237	88,421
Additions	—	140	6,807	198	—	—	7,145	—
Disposals	—	(44,264)	—	(25,207)	—	—	(69,471)	—
At December 31, 2022	1,234,527	144,371	140,913	74,622	10,479	—	1,604,911	88,421
At July 1, 2023	1,234,527	265,753	134,567	115,763	10,479	23,239	1,784,327	88,421
Additions	—	16,668	7,375	7,788	—	2,944	34,775	—
Disposals	(554,788)	(23,232)	—	(10,246)	—	—	(588,266)	—
At December 31, 2023	679,739	259,189	141,942	113,305	10,479	26,183	1,230,836	88,421

Accumulated depreciation and impairment
At July 1, 2022	823,783	178,218	109,698	85,696	6,478	—	1,203,873	85,328
Charge for the period	30,507	1,234	7,421	1,182	971	—	41,314	689
Eliminated on disposals	—	(43,634)	—	(24,687)	—	—	(68,321)	—
At December 31, 2022	854,289	135,817	117,119	62,192	7,448	—	1,176,866	86,017
At July 1, 2023	881,533	140,623	112,348	65,813	8,388	798	1,209,503	86,502
Charge for the period	18,174	6,529	6,878	5,194	944	1,605	39,324	435
Eliminated on disposals	(393,300)	(23,232)	—	(13,630)	—	—	(430,162)	—
At December 31, 2023	506,407	123,920	119,226	57,378	9,332	2,402	818,665	86,936

Carrying amount
At cost
At December 31, 2023	173,332	135,268	22,716	55,928	1,147	23,781	412,172	1,485
At June 30, 2023	352,994	125,130	22,219	49,950	2,091	22,441	574,825	1,919
At December 31, 2022	380,237	8,553	23,795	12,430	3,030	—	428,045	2,404
At July 1, 2022	410,744	10,276	24,409	13,934	4,001	—	463,364	3,093

____________

Note:

i.        The title deeds of all the immovable properties are held by the Company.

ii.       The Company has not revalued its property, plant and equipment as at the balance sheet date.

Assets pledged as security

Freehold land and buildings with a carrying amount of $ 6,21,875 (December 2022: $ 6,21,875) have been pledged to secure borrowings of the company (see note 29). The company is not allowed to pledge these assets as security f4or other borrowings or to sell them to another entity.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

16.    Right-of-use assets

Amount
Cost
At 1st July 2022	419,516
Additions	166,910
At 31 Dec 2022	586,426
At July 2023	585,116
Additions	142,807
At 31 Dec 2023	727,923

Accumulated depreciation
At 1st July 2022	226,358
Charge for the year	27,583
At 31st Dec 2022	253,941
At 1st July 2023	281,788
Charge for the year	39,965
At 31st Dec 2023	321,753

Carrying amount
At 31st Dec 2023	406,170
At 30th June 2023	303,328
At 31st Dec 2022	332,485
At 1st July 2022	193,159
The company leases several buildings.
The average lease term is 6 years (2022: 5 years)

Amounts recognised in profit and loss

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Depreciation expense on right-of-use assets	39,965	27,583
Interest expense on lease liabilities	16,554	11,859
Expense relating to short-term leases	5,899	8,835

For short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones), the company recognises the lease payments as an operating expense [on a straight-line basis over the term of the lease/describe the systematic basis use if this is more representative of the time pattern in which economic benefits from the leased assets are consumed].

The total cash outflow for leases amount to $ 45,257 (Dec 2022: $ 33,958)

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

17.    Investments in financial assets

	Non-Current			Current
	As at 31 Dec 2023	As at 30 Jun 2023	As at 31 Dec 2022	As at 31 Dec 2023	As at 30 Jun 2023

	USD	USD	USD	USD	USD
Financial assets mandatorily measured at FVTPL
Quoted Shares	608.30	364.18	372.59	—	—
Total	608.30	364.18	372.59	—	—

18.    Deferred tax assets

The following are the major deferred tax liabilities and assets recognised by the company and movements thereon during the current and prior reporting period

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Deferred tax liabilities
Impact of
Unbilled Revenue – Rental straight lining	2,733	2,379
Difference in carrying amount of PPE	305	41,074
ROU Assets	102,225	76,342
Security Deposit – PGD	157	251
	105,420	120,046
Deferred tax assets
Impact of
Security Deposit	685	636
Lease liabilities	110,417	82,521
Provision for employee benefits	21,318	21,258
Provision for warranty	13,388	16,553
Provision for ECL	7,875	7,969
	153,682	128,937
Net deferred tax asset	48,262	8,890

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the company intends to settle its current tax assets and liabilities on a net basis. The following is the analysis of the deferred tax balances (after offset) for financial reporting purposes.

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Deferred tax assets (A)	153,682	128,937
Deferred tax liabilities (B)	105,420	120,046
Deferred tax assets (A – B)	48,262	8,890

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

19.    Contract assets

	Non-Current			Current
	As at 31 Dec 2023	As at 30 Jun 2023	As at 31 Dec 2022	As at 31 Dec 2023	As at 30 Jun 2023

	USD	USD	USD	USD	USD
Unbilled revenue	—	—	—	20,202	16,352
	—	—	—	20,202	16,352

20.    Other financial assets

	Non-Current			Current
	As at 31 Dec 2023	As at 30 Jun 2023	As at 31 Dec 2022	As at 31 Dec 2023	As at 30 Jun 2023

	USD	USD	USD	USD	USD
Security and other deposits	47,760	46,815	29,610	3,617	1,801
Advances recoverable in cash	—	—	—	386	390
Interest accrued on deposits	—	—	—	1,141	776
	47,760	46,815	29,610	5,144	2,968

21.    Non-current tax assets

	Non-Current			Current
	As at 31 Dec 2023	As at 30 Jun 2023	As at 31 Dec 2022	As at 31 Dec 2023	As at 30 Jun 2023

	USD	USD	USD	USD	USD
Advance income tax (net of provision for tax)	544,318	418,650	304,445	—	—
	544,318	418,650	304,445

22.    Other assets

	Non-Current			Current
	As at 31 Dec 2023	As at 30 Jun 2023	As at 31 Dec 2022	As at 31 Dec 2023	As at 30 Jun 2023

	USD	USD	USD	USD	USD
Prepaid expenses	10,994	8,191	8,953	25,206	28,551
GST input tax credit balance	—	—	—	1,425	429
	10,994	8,191	8,953	26,631	28,980

23.    Inventories

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Traded goods	456,370	699,093
	456,370	699,093

The cost of inventories recognised as an expense during the year was $ 5,98,317 (30th June 2023: $ 3,64,780) (31st Dec 2022: $ 26,32,556).

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

24.    Trade receivables

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Trade receivables	2,223,082	2,530,723
Loss allowance	(31,288)	(31,661)
	2,191,793	2,499,062

Trade receivables — days past due

Not past due

	As at December 31, 2023	As at June 30, 2023

	USD	USD
< 30	1,121,406	1,449,897
31 – 60	256,785	424,011
61 – 90	133,364	83,401
91 – 120	76,148	299,755
> 120	635,378	273,660
	2,223,082	2,530,723

Trade receivables

The average credit period on sales of goods is 30 days from the delivery. No interest is charged on outstanding trade receivables.

The company always measures the loss allowance for trade receivables at an amount equal to lifetime ECL. The expected credit losses on trade receivables are estimated using a provision matrix by reference to past default experience of the debtor and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, general economic conditions of the industry in which the debtors operate and an assessment of both the current as well as the forecast direction of conditions at the reporting date. The company has recognised a loss allowance of 100 per cent against all receivables over 120 days past due because historical experience has indicated that these receivables are generally not recoverable.

The company has engaged a third-party supplier to provide relevant economic data for determining the factors that are specific to the debtors, the general economic conditions of the industry in which the debtors operate and the forecast direction of conditions at the reporting date. The company has significantly increased the expected loss rates for trade receivables from the prior year based on its judgement of the impact of current economic conditions and the forecast direction of travel at the reporting date. There has been no change in the estimation techniques during the current reporting period.

The company writes off a trade receivable when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the debtor has been placed under liquidation or has entered into bankruptcy proceedings, or when the trade receivables are over two years past due, whichever occurs earlier.

The following table details the risk profile of trade receivables based on the company’s provision matrix. As the company’s historical credit loss experience does not show significantly different loss patterns for different customer segments, the provision for loss allowance based on past due status is not further distinguished between the company’s different customer segments.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

25.    Cash and bank balances

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Cash on hand	1,056	17,727
Balances with banks
in current accounts	172,062	87,692
in overdraft accounts	—	143,018
in deposit accounts	186,523	153,279
	359,641	401,717

26.    Loans

	Non-Current			Current
	As at 31 Dec 2023	As at 30 Jun 2023	As at 31 Dec 2022	As at 31 Dec 2023	As at 30 Jun 2023

	USD	USD	USD	USD	USD
Employee loans	—	—	—	58,487	13,561
	—	—	—	58,487	13,561

27.    Issued share capital and share premium

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Authorised:
16,000,000 (June 30, 2021 – 16,000,000) equity shares	2,943,611	2,943,611
	2,943,611	2,943,611
Issued, subscribed and fully paid-up
5,000,000 (June 30, 2021 – 5,000,000) equity shares	919,879	919,879
Total issued, subscribed, and fully paid-up share capital	919,879	919,879

27.1  Reconciliation of the number of equities shares outstanding at the beginning and at the end of the reporting year is as given below:

	As at June 30, 2023		As at June 30, 2022
	No of shares	Amount	No of shares	Amount
Equity shares
At the beginning of the period	5,000,000	919,879	5,000,000	919,879
Issued during the period	—	—	—	—
Outstanding at the end of the period	5,000,000	919,879	5,000,000	919,879

27.2  Terms/rights attached to equity shares:

The Company has only one class of equity shares having a par value of Rs. 10 per share. Each holder of equity shares is entitled to one vote per share. The Company declares and pays dividends in Indian rupees. The dividend proposed by the Board of Directors is subject to the approval of the shareholders in the ensuing Annual General Meeting.

In the event of liquidation of the Company, the holders of equity shares will be entitled to receive remaining assets of the Company, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

27.    Issued share capital and share premium (cont.)

27.3  Details of shares held by promoters:

	As at December 31, 2023		As at June 30, 2023
Name of the promoter	No of shares	% holding	No of shares	% holding
	USD	USD	USD	USD
Mr. Sunil Arora	4,999,900	99.998%	4,999,900	99.998%
Mrs. Supria Dhanda	100	0.002%	100	0.002%
	5,000,000	100.00%	5,000,000	100.00%

27.4  There are no equity shares which are allotted as fully paid-up without payment being received in cash during the period of five years immediately preceding the balance sheet date. There are no equity shares which are allotted as fully paid-up bonus shares during the period of five years immediately preceding the balance sheet date. The Company has not bought back any shares during the period of five years immediately preceding the balance sheet date.

27.5  There are no shares reserved for issue under options and contracts or commitments for the sale of shares or disinvestment.

28.    Retained earnings & reserves

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Balance at the beginning of the year
Balance at the beginning of the year	287,233	102,375
Profit for the year	42,011	183,430
Interim dividend	(120,420)	—
Other comprehensive income
Re-measurement gains on defined benefits plans:	—	20,816
Translation Gain/(Loss)	(973)	(19,388)
	207,851	287,233

29.    Borrowings

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Secured borrowing at amortised cost
Bank overdrafts	172,915	—
Bank loans	102,387	113,803
	275,301	113,803
Unsecured borrowing at amortised cost
Loans from related parties	—	121,856
	—	121,856
	275,301	235,659
Non-Current	102,387	91,054
Current	172,915	144,605

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

29.    Borrowings (cont.)

Terms

Indian rupee loan from bank is taken for renovation of corporate office of the Company located at No. 13, L.R.Mansion , 2nd Cross, Kodihalli, HAL Main Road, Bangalore-560008. The loan carries interest @ 10.35% p.a. The loan is repayable in 60 monthly instalments of Rs. 156 thousand each along with interest, from the date of loan, viz., January 10, 2023. The loan is secured by exclusive hypothecation charge on all existing and future current assets and unencumbered movable fixed assets of the Company and exclusive equitable mortgage charge on immoveable property of the Company located at Unit 812 8th Floor, Park Centre, Sector 30, Gurgaon and immovable property of the Director Mr. Sunil Arora located at Flat No. C-1, SF, Vars Ville Apartments., Khata No. 1080/2, 13th ‘A’ Main, HAL 2nd Stage, Bangalore.

30.    Other financial liabilities

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Advance from customers	3,808	—
Salary and bonus payable	314,194	345,225
Payable to director	—	91,392
Security deposits	6,907	27,064
	324,909	463,681
Non-current	9,106	820
Current	315,802	462,861

31.    Retirement benefits obligations

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Defined benefit plans
Provision for employee benefits	84,702	84,465
	84,702	84,465

32.    Contract liabilities

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Deferred revenue	520,437	630,724
	520,4379	630,724
Non-current	500,764	625,183
Current	19,672.96	5,541

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

33.    Lease liabilities

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Lease liabilities	438,718	327,881
	438,718	327,881
Less: unearned interest	—	—
Total	438,718	327,881
Non-current	274,300	238,140
Current	164,418	89,741

The maturity analysis of the contractual undiscounted cash flows is as follows:

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Year 1	84,975	62,196
Year 2	51,768	57,678
Year 3	42,329	45,252
Year 4	42,329	42,834
Year 5 Onwards	162,847	186,205
	384,247	394,166

34.    Trade and other payables

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Total outstanding dues of creditors	1,637,351	1,918,180
Total	1,637,351	1,918,180

35.    Provisions

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Provision for warranty	53,193	65,770
Total	53,193	65,770

Non-current	—	—
Current	53,193	65,770

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

36.    Other liabilities

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Statutory dues payable	122,409	85,093
Expense payable	3,714	3,749
Deferred liability	1,574	2,401
Total	127,697	91,242
Non-current	—	—
Current	127,697	91,242

37.    Financial Instruments

37.1  Classes and categories of financial instruments and their fair values

	As at December 31, 2023			As at December 31, 2022
	Fair value through OCI	Fair value through profit or loss	At Amortised Cost	Fair value through OCI	Fair value through profit or loss	At Amortised Cost
Financial assets
Trade receivables	—	—	2,191,793	—	—	4,040,010
Investments	—	608	—	—	373	—
Cash and bank balances	—	—	359,641	—	—	359,641
Loans	—	—	58,487	—	—	58,487
Other financial assets	—	—	52,904	—	—	32,129
	—	608	2,662,825	—	373	4,490,267
Financial liabilities
Borrowings	—	—	275,301	—	—	724,085
Other financial liabilities	—	—	324,909	—	—	410,984
Trade and other payables	—	—	1,637,351	—	—	2,400,413
	—	—	2,237,561	—	—	3,535,482

The disclosure of the fair value, including the hierarchy level, is not required for lease liabilities

	As at December 31, 2023				As at December 31, 2022
	Carrying amount	Fair value			Carrying amount	Fair value
		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Measured at amortised cost
Financial assets
Trade and other receivables	2,191,793	—	—	2,191,793	4,040,010	—	—	4,040,010
Investments	—	608	—	—	—	373	—	—
Cash and bank balances	359,641	—	—	359,641	359,641	—	—	359,641
Loans	58,487	—	—	58,487	58,487	—	—	58,487
Other financial assets	52,904	—	—	52,904	32,129	—	—	32,129
	2,662,825	608	—	2,662,825	4,490,267	373		4,490,267

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

37.    Financial Instruments (cont.)

	As at December 31, 2023				As at December 31, 2022
	Carrying amount	Fair value			Carrying amount	Fair value
		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Measured at amortised cost
Financial liabilities
Borrowings	275,301	—	—	275,301	724,085	—	—	724,085
Other financial liabilities	324,909	—	—	324,909	410,984	—	—	410,984
Trade and other payables	1,637,351	—	—	1,637,351	2,400,413	—	—	2,400,413
	2,237,561	—	—	2,237,561	3,535,482	—	—	3,535,482

There have been no transfers between the levels during the period.

Financial instruments carried at amortised cost such as Loans, other financial assets, borrowings and other financial liabilities are considered to be same as their fair values, due to short term nature.

For financial assets & liabilities that are measured at fair value, the carrying amounts are equal to the fair values.

37.2  Financial risk management objectives

The Company’s principal financial liabilities comprise loans and borrowings, trade and other payables. The main purpose of these financial liabilities is to finance and support Company’s operations. The Company’s principal financial assets include loans, trade and other receivables and cash and cash equivalents that derive directly from its operations.

The Company is exposed to market risk, credit risk and liquidity risk. The Company’s senior management oversees the management of these risks. The senior management ensures that the Company’s financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Company’s policies and risk objectives. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarised below.

i.       Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises two types of risk: interest rate risk and other price risk, such as equity price risk and commodity risk. The Company has no exposure to commodity prices as it does not deal in derivative instruments whose underlying is a commodity. Financial instruments affected by market risk include loans and borrowings and refundable deposits.

The sensitivity analysis in the following sections relate to the position as at December 31, 2023 and December 31, 2022. The sensitivity analysis have been prepared on the basis that the amount of net debt and the ratio of fixed to floating interest rates of the debt are constant.

The below assumption has been made in calculating the sensitivity analysis: The sensitivity of the relevant profit or loss item is the effect of the assumed changes in respective market risks. This is based on the financial assets and financial liabilities held at December 31, 2023 and December 31, 2022.

a)      Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term and short-term debt obligations with floating interest rates.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

37.    Financial Instruments (cont.)

The Company manages its interest rate risk by having a balanced portfolio of fixed and variable rate borrowings. The Company does not have any interest rate swaps.

b)      Interest rate sensitivity

The following table demonstrates the sensitivity to a possible change in interest rates on that portion of borrowings outstanding at the balance sheet date. With all other variables held constant, the company’s profit before tax is affected through the impact on floating rate borrowings, as follows:

	Increase/decrease in basis points	Effect on profit before tax
June 30, 2023
USD	+100	(4,997)
USD	(100)	4,997

June 30, 2023
USD	+100	(4,097)
USD	(100)	4,097

ii.      Credit risk

Credit risk is the risk that counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including refundable joint development deposits, security deposits and other financial instruments.

a)      Trade receivables

The Company’s exposure to credit risk is influenced mainly by trade receivables. Trade receivables are typically unsecured and are derived from revenue from customers.

The Company has established a credit policy under which each customer is analysed individually for creditworthiness before the Company’s standard payment and delivery terms and conditions are offered. The Company’s review includes external ratings, if they are available, financial statements, credit agency information, industry information and in some cases bank references. The Company does not have trade receivables for which no loss allowance is recognised because of collateral.

Expected credit loss assessment for customers as at 31st December 2023 and 31st December 2022 are as follows:

The Company uses an allowance matrix to measure the expected credit loss of trade receivables from customers.

Depending on the diversity of its customer base, the company has considered to group its customers into two types: government customers and non-government customers during the year.

For non-government customers, based on industry practices and the business environment in which the entity operates, the management considers that trade receivables are in default if the payments are more than 180 days past due. Loss rates are based on actual credit loss experience over the last six quarters. The Company’s exposure to credit risk is influenced mainly by the individual characteristic of each customer and the concentration of risk from the top few customers. Exposure to customers is diversified and there is no single customer contributing more than 10% of trade receivables and unbilled revenue. The loss rates consider the credit risk of the customers and have been adjusted to reflect the Management’s view of future economic conditions over the expected collection period of the

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

37.    Financial Instruments (cont.)

receivables. For government customers, based on the industry benchmarking and insignificant credit risk, a provision matrix primarily based on the time-based movement within the life cycle of customer receivable is considered. For time-based ageing, the company used appropriate loss rate which is increased by yearly multiplier to arrive at effective ECL provision for respective ageing buckets. The loss rate has been adjusted with additional facts to reflect the Management’s view of future economic conditions over the expected collection period of the government receivables.

b)      Financial instrument and cash deposits

Credit risk from balances with banks and financial institutions is managed by the Company’s treasury department in accordance with the Company’s policy. Investments of surplus funds are made only with approved counterparties and within credit limits assigned to each counterparty. Counterparty credit limits are reviewed by the Company’s Board of Directors on an annual basis, and may be updated throughout the year subject to approval of the Company’s Finance Committee. The limits are set to minimise the concentration of risks and therefore mitigate financial loss through a counterparty’s potential failure to make payments. The Company’s maximum exposure to credit risk for the components of the statement of financial position at December 31, 2023 and December 31, 2022 is the carrying amounts.

iii.     Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash and marketable securities and the availability of funding through an adequate amount of committed credit facilities to meet obligations when due and to close out market positions. Due to the dynamic nature of the underlying businesses, company treasury maintains flexibility in funding by maintaining availability under committed credit lines by joint venturers.

Management monitors rolling forecasts of the company’s liquidity position and cash and cash equivalents on the basis of expected cash flows. In addition, the company’s liquidity management policy involves projecting cash flows and considering the level of liquid assets necessary to meet these, monitoring balance sheet liquidity ratios against internal and external regulatory requirements and maintaining debt financing plans.

Maturities of financial liabilities

The tables below analyse the company’s financial liabilities into relevant maturity groupings based on their contractual maturities for non-derivative financial liabilities for which the contractual maturities are essential for an understanding of the timing of the cash flows.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

37.    Financial Instruments (cont.)

The amounts disclosed in the table are the contractual undiscounted cash flows at the reporting date. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.

As at 31 Dec 2023	Carrying Amount	Contractual Cash Flows
		Total	Within 12 months	1 – 2 years	More than 2 years
Financial Liabilities
Non-current
Borrowings	102,387	102,387	—	102,387	—
Lease liabilities	274,300	274,300	—	274,300	—
Other financial liabilities	9,106	9,106	—	9,106	—
Current
Borrowings	172,915	172,915	172,915	—	—
Trade and other payables	1,637,351	1,637,351	1,637,351	—	—
Lease liabilities	164,418	164,418	164,418	—	—
Other financial liabilities	315,802	315,802	315,802	—	—
As at 31 Dec 2022	Carrying Amount	Contractual Cash Flows
		Total	Within 12 months	1 – 2 years	More than 2 years
Financial Liabilities
Non-current
Borrowings	32,660	32,660	—	32,660	—
Lease liabilities	215,228	215,228	—	215,228	—
Other financial liabilities	—	—	—	—	—
Current
Borrowings	691,425	691,425	691,425	—	—
Trade and other payables	2,400,413	2,400,413	2,400,413	—	—
Lease liabilities	135,874	135,874	135,874	—	—
Other financial liabilities	410,984	410,984	410,984	—	—

37.3  Capital management

The company’s objectives when managing capital are to

•        safeguard their ability to continue as a going concern, so that they can continue to provide returns for shareholders and benefits for other stakeholders, and

•        Maintain an optimal capital structure to reduce the cost of capital.

The company monitors capital using a ratio of ‘adjusted net debt’ to ‘adjusted equity’. For this purpose, adjusted net debt is defined as total borrowings, comprising interest-bearing loans and borrowings, less cash and cash equivalents. Adjusted equity comprises all components of equity.

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

37.    Financial Instruments (cont.)

Gearing ratio

The gearing ratio at the year-end is as follows

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Total borrowings	275,301	724,085
Less: Cash and bank balances	359,641	513,011
Net debt	(84,339)	211,074
Equity	1,127,729	1,109,545
Net debt to adjusted equity ratio	0.07	0.19

38.    Related party transactions

During the year, company entered into the following transactions with related parties:

	Six months ended December 31, 2023	Six months ended December 31, 2022
	USD	USD
Moksa technologies India private limited
Rental income	29,948	29,245
Sub-contract charges	26,375	14,847

ABS India private limited employee’s gratuity fund trust	7,938	20,542
ABS India private limited employee’s superannuation fund trust	13,382	10,137
Interim dividend paid
Mr. Sunil Arora	—	—
Ms. Supria Dhanda	—	—

Remuneration of key management personnel

The remuneration of the directors, who are the key management personnel of the company, is set out below in aggregate for each of the categories specified in IAS 24 Related Party Disclosures.

Mr. Sunil Arora
Remuneration	462,180	671,370
Commission	392,362	—
Loans from related parties
Mr. Sunil Arora
Loan received	120,727	325,568

Interest	1,846	3,499

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

38.    Related party transactions (cont.)

The following amounts were outstanding at the reporting date:

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Amounts owed to related parties:
Mr. Sunil Arora	60,210	382,034

39.    Contingent liabilities

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Performance guarantee and financial guarantees	1,080,090	981,830

40.    Operating lease arrangements

Operating leases, in which the company is the lessor, relate to investment property owned by the company with lease terms of 6 years, with an extension option. All operating lease contracts contain market review clauses in the event that the lessee exercises its option to renew. The lessee does not have an option to purchase the property at the expiry of the lease period.

The unguaranteed residual values do not represent a significant risk for the company, as they relate to property which is located in a location with a constant increase in value over the last 5 years. The company did not identify any indications that this situation will change.

Maturity analysis of operating lease payments:

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Year 1	62,951	58,469
Year 2	32,243	61,393
Year 3 and onwards	—	31,445

The following table presents the amounts reported in profit or loss:

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Lease income on operating leases	35,984	29,245

Therein lease income relating to variable lease payments that do not depend on an index or rate

ABS India Private Limited
Notes to the financial statements
For the six-month ended December 31, 2023

41.    Segment information

(a)    Business segment:

The Company’s business activity falls within a single business segment i.e. sale and service of telecommunication equipment. Accordingly, no further disclosures other than those already included in the financial statements are required under IFRS 8.

(b)    Geographical segments:

The Company’s secondary segments are the geographical distribution of its activities and they operate in two principal geographical areas of the world, in India and outside India. The following table describes the secondary segment information (by geographical market) of the Company.

	As at December 31, 2023	As at June 30, 2023

	USD	USD
Revenue from operations (net)
India	3,265,875	4,286,138
Outside India	1,462,637	1,840,425
	4,728,512	6,126,563
Trade receivables (net)
India	1,155,118	2,972,107
Outside India	1,036,675	1,067,903
	2,191,793	4,040,010
Other assets
India	1,942,495	1,566,588
Outside India	424,461	420,590
	2,366,956	1,987,178

The geographical segment information relating to revenue and trade receivables is disclosed based on the location of the customers and relating to other assets is disclosed based on the location of the assets.

Independent Auditor’s Report

Opinion on the Financial Statements

We have audited the financial statements of ABS India Private Limited (the Company) which comprise the statements of financial position as at June 30, 2023 and 2022, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the Statements of financial position of the Company at June 30, 2023 and 2022 and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company, and have fulfilled our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standard (IFRS) as issued by International Accounting Standards Board (IASB), and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with US GAAS, we:

•        Use professional judgment and exercise professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal controls. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and internal control related matters identified during our audit.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
04 August 2024

ABS India Private Limited
Statement of profit/(loss) and other comprehensive income
For the year ended June 30, 2023

		Year ended June 30, 2023	Year ended June 30, 2022
	Notes
		USD	USD
Revenue	5	10,683,396	10,522,428
Other income	6	170,384	128,040
Total income		10,853,780	10,650,468

Cost of sales	7	5,826,014	4,532,634
Depreciation and amortisation expenses	15	140,997	141,711
Staff costs	8	2,372,728	2,340,577
Administrative and other expenses	9	2,222,717	3,531,555
		10,562,457	10,546,476

Operating profit		291,323	103,992

Finance income	10	48,118	7,660
Finance cost	11	65,385	43,460
Net finance income/(cost)		(17,267)	(35,800)

Profit before tax		274,056	68,192

Income tax	12	90,625	1,580

Profit/(loss) for the year		183,430	66,612

Other comprehensive income for the year

(Gains)/losses on exchange translation		19,388	39,067
Remeasurement of net defined benefit liability		(20,816)	(12,694)
Other comprehensive income for the year net of income tax		(1,428)	26,373
Total comprehensive income for the year		182,003	92,986

Earnings per share	13
Basic		0.04	0.01
Diluted		0.04	0.01

The accompanying notes are an integral part of these financial statements

ABS India Private Limited
Statement of financial position
As at June 30, 2023

		As at June 30, 2023	As at June 30, 2022
	Notes
		USD	USD
ASSETS
Non-current assets
Property, plant & equipment	15	574,825	463,364
Intangible assets	15	1,919	3,093
Right-of-use assets	16	303,328	193,159
Investments in financial assets	17	364	323
Deferred tax asset	18	8,890	10,839
Other financial assets	19	46,815	29,481
Non-current tax assets	20	418,650	484,042
Other non-current assets	21	8,191	10,302
Total non-current assets		1,362,982	1,194,603

Current assets
Inventories	22	699,093	334,313
Contract assets	23	16,352	11,206
Trade receivables	24	2,499,062	1,730,729
Cash and bank balances	25	401,717	393,812
Loans	26	13,561	18,232
Other financial assets	19	2,968	1,070
Other current assets	21	28,980	35,504
Total current assets		3,661,732	2,524,866
TOTAL ASSETS		5,024,714	3,719,469

EQUITY AND LIABILITIES
Capital and reserves
Issued share capital and share premium	27	919,879	919,879
Retained earnings & reserves	28	287,233	102,375
Total equity		1,207,111	1,022,253

LIABILITIES
Non-current liabilities
Borrowings	29	91,054	—
Other financial liabilities	30	820	1,187
Retirement benefit obligations	31	84,465	107,632
Contract liabilities	32	625,183	523,765
Lease liabilities	33	238,140	142,963
Total non-current liabilities		1,039,663	775,546

Current liabilities
Trade and other payables	34	1,918,180	1,143,670
Borrowings	29	144,605	95,225
Other financial liabilities	30	462,861	437,973
Provisions	35	65,770	59,750
Contract liabilities	32	5,541	18,149
Lease liabilities	33	89,741	85,433
Other liabilities	36	91,242	81,469
Total current liabilities		2,777,940	1,921,670
Total liabilities		3,817,603	2,697,216
TOTAL EQUITY AND LIABILITIES		5,024,714	3,719,469

The accompanying notes are an integral part of these financial statements

ABS India Private Limited
Statement of shareholders’ equity (deficiency)
For the year ended June 30, 2023

	Share Capital	Foreign currency translation reserve	Capital reserve for retirement benefit plan	Retained earnings	Total equity
	USD	USD	USD	USD	USD
Balance as at June 30, 2021	919,879	(117,365)	35,005	398,071	1,235,590
Profit for the year	—	—	—	66,612	66,612
Other comprehensive income for the year	—	(39,067)	12,694	—	(26,373)
Total comprehensive income for the year	919,879	(156,432)	47,699	464,684	1,275,829
Short/excess provision of income tax	—	—	—	(63,124)	(63,124)
Dividends	—	—	—	(190,451)	(190,451)
Balance at June 30, 2022	919,879	(156,432)	47,699	211,108	1,022,253
Profit for the year	—	—	—	183,430	183,430
Other comprehensive income for the year	—	(19,388)	20,816	—	1,428
Total comprehensive income for the year	919,879	(175,820)	68,514	394,539	1,207,111
Dividends	—	—	—	—	—
Balance at June 30, 2023	919,879	(175,820)	68,514	394,539	1,207,111

The accompanying notes are an integral part of these financial statements

ABS India Private Limited
Statement of profit/(loss) and other comprehensive income
For the year ended June 30, 2023

	Year ended June 30, 2023	Year ended June 30, 2022

	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Profit before tax	274,056	68,192
Adjustment for non-cash items:
Finance income	(48,064)	(7,729)
Rental income	(58,125)	(62,925)
Dividend	(1,056)	(710)
Finance costs	65,385	43,460
Depreciation of property, plant and equipment	84,393	83,141
Amortization	1,173	3,201
Depreciation of right-of-use assets	55,431	55,370
Increase/(decrease) in provisions	6,020	(108,873)
Profit of sale of investments	(1,073)	—
Other non-cash adjustments	17,301	5,488
Operating cash flows before movements in working capital	395,441	78,613

Decrease/(increase) in inventories	(364,780)	(228,291)
Decrease/(increase) in trade and other receivables	(768,333)	1,807,647
Increase/(decrease) in trade and other payables	774,509	(740,070)
Increase/(decrease) in deferred income	88,810	(98,637)
Decrease/(increase) in other financial assets	(1,785)	25
Decrease/(increase) in other assets	(8,646)	(31,095)
Decrease/(increase) in contract assets	(5,147)	(4,938)
Increase/(decrease) in financial liabilities	26,383	(371,361)
Increase/(decrease) in other liabilities	(11,741)	38,598
Cash generated by operations	124,713	450,491
Income taxes paid	(23,285)	(169,460)
Net cash flows from operating activities	101,428	281,031

CASH FLOWS FROM INVESTING ACTIVITIES
Interest received	47,950	7,703
Rentals received	58,032	59,833
Dividends received	1,056	710
Proceeds on disposal of property, plant and equipment	2,599	—
Purchases of property, plant and equipment	(198,452)	(30,094)
Purchases of mutual funds	(277,415)	—
Proceeds from sale of mutual funds	278,488	—
Loans (given)/repaid	4,671	(5,712)
Net cash flows from/(used in) investing activities	(83,070)	32,440

CASH FLOW FROM FINANCING ACTIVITIES
Dividends paid	—	(190,451)
Interest paid	(65,385)	(43,460)
Proceeds/(repayments) of loans and borrowings	140,434	79,023
Repayment of lease liabilities	(66,114)	(60,843)
Net cash flows from/(used in) financing activities	8,935	(215,730)

Net increase/(decrease) in cash and cash equivalents	27,293	97,740
Cash and cash equivalents at the beginning of the year	393,812	335,139
Effect of foreign exchange rate changes	(19,388)	(39,067)
Cash and cash equivalents at end of year	401,717	393,812

The accompanying notes are an integral part of these financial statements

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

1.      General information

ABS India Private Limited is a private limited company domiciled in India and was incorporated on December 1, 1995 and is in the business of systems integration providing consultancy, design and services for large, medium and small enterprises in the data, voice, video and Wi-Fi infrastructure and solutions, using technical know-how supplied by ALE International (“ALE”), France, (formerly Alcatel Lucent Enterprise, France). The company has entered into a ‘Premier Business Partner’ agreement with ALE.

2.      Functional and presentation currency

The financial statements are presented in US dollars. The functional currency of the company is the Indian Rupee (INR). INR represents the main economic environment in which the company operates.

3.      Accounting policies

3.1    Basis of Accounting

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS Accounting Standards).

The accounting policies adopted are set out below.

i.       Going concern

The directors have, at the time of approving the financial statements, a reasonable expectation that the company has adequate resources to continue in operational existence for the foreseeable future. Thus, they continue to adopt the going concern basis of accounting in preparing the financial statements.

ii.      Revenue recognition

Revenue from contracts with customers:

The company recognises revenue from contracts with customers based on a five-step model as set out in IFRS 15 — Revenue from contracts with customers “(IFRS 15”).

Step 1.    Identify the contract(s) with a customer.

Step 2.    Identify the performance obligations in the contract.

Step 3.    Determine the transaction price.

Step 4.    Allocate the transaction price to the performance obligations in the contract.

Step 5.    Recognise revenue when (or as) the entity satisfies a performance obligation.

Revenue towards satisfaction of a performance obligation is measured at the amount of transaction price (net of variable consideration) allocated to that performance obligation. The transaction price of goods and services rendered is net of variable consideration, if any, and excludes taxes and duties. The company assesses its revenue arrangements against specific criteria to determine if it is acting as principal or agent. The company has concluded that it is acting as a principal in all of its revenue arrangements.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

3.      Accounting policies (cont.)

Significant revenue areas	Nature and timing of satisfaction of performance obligations
Sale of equipment

Revenue from sale of equipment is recognized at a point in time when all the significant risks and rewards of ownership of the goods have been passed to the buyer. Contracts for bundled sales of equipment and extended warranty comprise the promises to transfer the equipment and to provide service-type warranty. A portion of the transaction price is allocated to the extended warranty which is recognised as unearned revenue and revenue from the same is recognised over the period in which the extended warranty service is provided. The Company collects Goods and Services Tax (GST) on behalf of the government and, therefore, these are not economic benefits flowing to the Company. Hence, they are excluded from revenue.

Contract revenue

Revenues from long-term contracts are recognized on the percentage of completion method over the period, in proportion that the contract costs incurred for work performed up to the reporting date bear to the estimated total contract cost. Contract revenue earned in excess of billing is shown under “Unbilled Revenue” and billing in excess of contract revenue accrued is shown under “Deferred Income” in the balance sheet. Full provision is made for loss anticipated on any contract, in the year in which it is first foreseen.

Income from services

Revenue from installation of equipment is recognized upon completion of service in accordance with the terms of the relevant contract. Revenue from maintenance contract is recognized over the period of the contract during which services are rendered, on a straight-line basis. The Company collects Goods and Services Tax (GST) on behalf of the government and, therefore, it is not an economic benefit flowing to the Company. Hence, it is excluded from revenue.

Rental income

Rental income from investment property is recognised as part of revenue from other sources in the statement of profit and loss on a straight-line basis over the lock-in term of the lease. Lease incentives granted are recognised as an integral part of the total rental income. The lease term is the non-cancellable period together with any further term for which the tenant has the option to continue the lease, where, at the inception of the lease, the Company is reasonably certain that the tenant will exercise that option.

Interest

Interest income is recognized on a time proportion basis taking into account the amount outstanding and the applicable interest rate.

Dividend

Dividend income is recognized when the Company’s right to receive dividend is established by the reporting date.

iii.     Leases

a)      The company as lessee

The company assesses whether a contract is, or contains, a lease, at inception of the contract. The company recognises a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

3.      Accounting policies (cont.)

leases, the company recognises the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the company uses its incremental borrowing rate.

The incremental borrowing rate depends on the term, currency and start date of the lease and is determined based on a series of inputs including: the risk-free rate based on government bond rates; a country-specific risk adjustment; a credit risk adjustment based on bond yields; and an entity-specific adjustment when the risk profile of the entity that enters into the lease is different to that of the company and the lease does not benefit from a guarantee from the company.

Lease payments included in the measurement of the lease liability comprise:

1.      Fixed lease payments (including in-substance fixed payments), less any lease incentives receivable.

2.      Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date.

3.      The amount expected to be payable by the lessee under residual value guarantees.

4.      The exercise price of purchase options, if the lessee is reasonably certain to exercise the options.

5.      Payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made.

The company remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) whenever:

1.      The lease term has changed or there is a significant event or change in circumstances resulting in a change in the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate.

2.      The lease payments change due to changes in an index or rate or a change in expected payment under a guaranteed residual value, in which cases the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used).

3.      A lease contract is modified and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement day, less any lease incentives received and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

3.      Accounting policies (cont.)

Whenever the company incurs an obligation for costs to dismantle and remove a leased asset, restore the site on which it is located or restore the underlying asset to the condition required by the terms and conditions of the lease, a provision is recognised and measured under IAS 37. To the extent that the costs relate to a right-of-use asset, the costs are included in the related right-of-use asset, unless those costs are incurred to produce inventories.

The right-of-use asset is subsequently depreciated using the straight-line method over the expected lease term. If ownership of the leased asset is automatically transferred at the end of the lease term or the exercise of a purchase option is reflected in the lease payments, the right-of-use asset is amortised on a straight-line basis over the expected useful life of the leased asset.

The company applies IAS 36 to determine whether a right-of-use asset is impaired and accounts for any identified impairment loss as described in the ‘Property, Plant and Equipment’ policy.

Variable rents that do not depend on an index or rate are not included in the measurement of the lease liability and the right-of-use asset. The related payments are recognised as an expense in the period in which the event or condition that triggers those payments occurs and are included in the line “Other expenses” in profit or loss.

As a practical expedient, IFRS 16 permits a lessee not to separate non-lease components, and instead account for any lease and associated non-lease components as a single arrangement. The company has not used this practical expedient. For contracts that contain a lease component and one or more additional lease or non-lease components, the company allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

b)      The company as lessor

The company enters into lease agreements as a lessor with respect to some of its investment properties.

Leases for which the company is a lessor are classified as finance or operating leases. Whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases.

When the company is an intermediate lessor, it accounts for the head lease and the sub-lease as two separate contracts. The sub-lease is classified as a finance or operating lease by reference to the right-of-use asset arising from the head lease.

Rental income from operating leases is recognised on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

Amounts due from lessees under finance leases are recognised as receivables at the amount of the company’s net investment in the leases. Finance lease income is allocated to accounting periods so as to reflect a constant periodic rate of return on the company’s net investment outstanding in respect of the leases

Subsequent to initial recognition, the company regularly reviews the estimated unguaranteed residual value and applies the impairment requirements of IFRS 9, recognising an allowance for expected credit losses on the lease receivables.

Finance lease income is calculated with reference to the gross carrying amount of the lease receivables, except for credit-impaired financial assets for which interest income is calculated with reference to their amortised cost (i.e. after a deduction of the loss allowance).

When a contract includes both lease and non-lease components, the company applies IFRS 15 to allocate the consideration under the contract to each component.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

3.      Accounting policies (cont.)

iv.     Foreign currencies

In preparing the financial statements of the company branches, transactions in currencies other than the entity’s functional currency (foreign currencies) are recognised at the rates of exchange prevailing on the dates of the transactions. At each reporting date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Nonmonetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences are recognised in profit or loss in the period in which they arise except for:

1.      Exchange differences on foreign currency borrowings relating to assets under construction for future productive use, which are included in the cost of those assets when they are regarded as an adjustment to interest costs on those foreign currency borrowings.

2.      Exchange differences on monetary items receivable from or payable to a foreign operation for which settlement is neither planned nor likely to occur in the foreseeable future (therefore forming part of the net investment in the foreign operation), which are recognised initially in other comprehensive income and reclassified from equity to profit or loss on disposal or partial disposal of the net investment

For the purpose of presenting financial statements, the assets and liabilities of the company’s foreign operations are translated at exchange rates prevailing on the reporting date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in a foreign exchange translation reserve.

v.      Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets is substantially ready for their intended use or sale.

To the extent that variable rate borrowings are used to finance a qualifying asset and are hedged in an effective cash flow hedge of interest rate risk, the effective portion of the derivative is recognised in other comprehensive income and reclassified to profit or loss when the qualifying asset affects profit or loss. To the extent that fixed rate borrowings are used to finance a qualifying asset and are hedged in an effective fair value hedge of interest rate risk, the capitalised borrowing costs reflect the hedged interest rate.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

vi.     Retirement and termination benefit costs

Payments to defined contribution retirement benefit plans are recognised as an expense when employees have rendered service entitling them to the contributions. Payments made to state-managed retirement benefit plans are accounted for as payments to defined contribution plans where the company’s obligations under the plans are equivalent to those arising in a defined contribution retirement benefit plan.

For defined benefit retirement plans, the cost of providing benefits is determined using the projected unit credit method, with actuarial valuations being carried out at the end of each annual reporting period. Remeasurements comprising actuarial gains and losses, the effect of the asset ceiling (if applicable) and the return on plan assets (excluding interest) are recognised immediately in the statement of financial position with

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

3.      Accounting policies (cont.)

a charge or credit to other comprehensive income in the period in which they occur. Remeasurements recognised in other comprehensive income are not reclassified. Past service cost is recognised in profit or loss when the plan amendment or curtailment occurs, or when the company recognises related restructuring costs or termination benefits, if earlier. Gains or losses on settlement of a defined benefit plan are recognised when the settlement occurs. Net interest is calculated by applying a discount rate to the net defined benefit liability or asset. Defined benefit costs are split into three categories:

•        Service costs, which includes current service cost, past service cost and gains and losses on curtailments and settlements

•        Net interest expense or income

•        Remeasurements

The company recognises service costs within profit or loss as cost of sales and administrative expenses.

Net interest expense or income is recognised within finance costs.

The retirement benefit obligation recognised in the statement of financial position represents the deficit or surplus in the company’s defined benefit plans. Any surplus resulting from this calculation is limited to the present value of any economic benefits available in the form of refunds from the plans or reductions in future contributions to the plans.

A liability for a termination benefit is recognised at the earlier of when the entity can no longer withdraw the offer of the termination benefit and when the entity recognises any related restructuring costs.

Discretionary contributions made by employees or third parties reduce service cost upon payment of these contributions to the plan.

When the formal terms of the plans specify that there will be contributions from employees or third parties, the accounting treatment depends on whether the contributions are linked to service, as follows:

1.      If the contributions are not linked to services (e.g. contributions are required to reduce a deficit arising from losses on plan assets or from actuarial losses), they are reflected in the remeasurement of the net defined benefit liability (asset).

If contributions are linked to services, they reduce service costs. For the amount of contribution that is dependent on the number of years of service, the entity reduces service cost by attributing the contributions to periods of service using the attribution method required by IAS 19:70 for the gross benefits. For the amount of contribution that is independent of the number of years of service, the entity [reduces service cost in the period in which the related service is rendered/reduces service cost by attributing contributions to the employees’ periods of service in accordance with IAS 19:70]

Short-term and other long-term employee benefits

A liability is recognised for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service.

Liabilities recognised in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service.

Liabilities recognised in respect of other long-term employee benefits are measured at the present value of the estimated future cash outflows expected to be made by the company in respect of services provided by employees up to the reporting date.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

3.      Accounting policies (cont.)

vii.    Taxation

The income tax expense represents the sum of current and deferred income tax expense.

Current tax

Current income-tax is measured at the amount expected to be paid to the tax authorities in accordance with the Income-tax Act, 1961 enacted in India and tax laws prevailing in the respective tax jurisdictions where the Company operates. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date.

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, a deferred tax liability is not recognised if the temporary difference arises from the initial recognition of goodwill.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised based on tax laws and rates that have been enacted or substantively enacted at the reporting date.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

For the purposes of measuring deferred tax liabilities and deferred tax assets for investment properties that are measured using the fair value model, the carrying amounts of such properties are presumed to be recovered entirely through sale, unless the presumption is rebutted. The presumption is rebutted when the investment property is depreciable and is held within a business model whose objective is to consume substantially all of the economic benefits embodied in the investment property over time, rather than through sale. The directors reviewed the company’s investment property portfolios and concluded that none of the company’s investment properties are held under a business model whose objective is to consume substantially all of the economic benefits embodied in the investment properties over time, rather than through sale. Therefore, the directors have determined that the ‘sale’ presumption set out in the amendments to IAS 12 is not rebutted. As a result, the company has not recognised any deferred taxes on changes in fair value of the investment properties as the company is not subject to any income taxes on the fair value changes of the investment properties on disposal.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the company intends to settle its current tax assets and liabilities on a net basis.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

3.      Accounting policies (cont.)

Current tax and deferred tax for the year

Current and deferred tax are recognised in profit or loss, except when they relate to items that are recognised in other comprehensive income or directly in equity, in which case the current and deferred tax are also recognised in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

viii.   Property, plant and equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. The cost comprises purchase price, borrowing costs if capitalization criteria are met, directly attributable cost of bringing the asset to its working condition for the intended use and initial estimate of decommissioning, restoring and similar liabilities. Any trade discounts and rebates are deducted in arriving at the purchase price. Such cost includes the cost of replacing part of the plant and equipment. All other repair and maintenance costs are recognized in the statement of profit and loss as incurred.

Gains or losses arising from derecognition of property, plant and equipment are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statement of profit and loss when the asset is derecognized.

The Company identifies and determines cost of each component/part of the asset separately, if the component/part has a cost which is significant to the total cost of the asset and has useful life that is materially different from that of the remaining asset.

Depreciation on property, plant and equipment is calculated on a straight-line basis using the rates arrived at based on the useful lives estimated by the management, as below:

Asset type	Useful lives estimated by the management (Years)
Building	20
Furniture and fixtures	10
Computer and computer equipment	3
Office equipment	5
Vehicles	5
Lease hold improvements	8

Assets individually costing less than or equal to Rs. 5 thousand are depreciated fully in the year of purchase. The residual values, useful lives and method of depreciation of property, plant and equipment are reviewed at each financial year and adjusted prospectively, if appropriate.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less accumulated amortization and accumulated impairment losses, if any.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

3.      Accounting policies (cont.)

The cost of computer software is amortised on a straight-line basis over a period of three years or period of license, whichever is less, being the economic useful life as estimated by the management.

Derecognition of intangible assets

An intangible asset is derecognised on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognised in profit or loss when the asset is derecognised.

Impairment of property, plant and equipment and intangible assets

The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an assets or cash-generating unit’s (CGU) net selling price and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining net selling price, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss to the extent that it eliminates the impairment loss which has been recognised for the asset in prior years. Any increase in excess of this amount is treated as a revaluation increase.

ix.     Inventories

Stock-in-trade is valued at the lower of cost and net realizable value. Cost includes cost of purchase and other costs incurred in bringing the inventories to their present location and condition. Cost is determined using specific identification method. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and estimated costs necessary to make the sale.

Components and equipment purchased for warranty and maintenance services are charged off to the statement of profit and loss at the time of purchase.

x.      Cash and cash equivalents

In the statement of financial position, cash and bank balances comprise cash (i.e. cash on hand and demand deposits) and cash equivalents. Cash equivalents are short-term (generally with original maturity of three months or less), highly liquid investments that are readily convertible to a known amount of cash and which are subject to an insignificant risk of changes in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather for investment or other purposes.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

3.      Accounting policies (cont.)

Bank balances for which use by the company is subject to third party contractual restrictions are included as part of cash unless the restrictions result in a bank balance no longer meeting the definition of cash. Contractual restrictions affecting use of bank balances. If the contractual restrictions to use the cash extend beyond 12 months after the end of the reporting period, the related amounts are classified as non-current in the statement of financial position.

For the purposes of the statement of cash flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts which are repayable on demand and form an integral part of the company’s cash management. Such overdrafts are presented as short-term borrowings in the statement of financial position.

xi.     Financial instruments

Financial assets and financial liabilities are recognised in the company’s statement of financial position when the company becomes a party to the contractual provisions of the instrument

Financial assets and financial liabilities are initially measured at fair value, except for trade receivables that do not have a significant financing component which are measured at transaction price. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

Financial assets

Initial recognition and measurement

All financial assets are recognised initially at fair value plus, in the case of financial assets not recorded at fair value through profit or loss, transaction costs that are attributable to the acquisition of the financial asset. Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognised on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in four categories:

•        Debt instruments at amortised cost

•        Debt instruments at fair value through other comprehensive income (FVTOCI)

•        Debt instruments and equity instruments at fair value through profit or loss (FVTPL)

•        Equity instruments measured at fair value through other comprehensive income (FVTOCI)

Debt instruments at amortised cost

A ‘debt instrument’ is measured at the amortised cost if both the following conditions are met:

a)      The asset is held within a business model whose objective is to hold assets for collecting contractual cash flows, and

b)      Contractual terms of the asset give rise on specified dates to cash flows that are solely payments of principal and interest (SPPI) on the principal amount outstanding.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

3.      Accounting policies (cont.)

This category is the most relevant to the Company. After initial measurement, such financial assets are subsequently measured at amortised cost using the effective interest rate (EIR) method. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included in finance income in the profit or loss. The losses arising from impairment are recognised in the profit or loss. This category generally applies to trade and other receivables.

Debt instrument at FVTOCI

A debt instrument is classified as at the FVTOCI if both of the following criteria are met:

a)      The objective of the business model is achieved both by collecting contractual cash flows and selling the financial assets, and

b)      The asset’s contractual cash flows represent SPPI.

Debt instruments included within the FVTOCI category are measured initially as well as at each reporting date at fair value. Fair value movements are recognized in the other comprehensive income (OCI).

Debt instrument at FVTPL

FVTPL is a residual category for debt instruments. Any debt instrument, which does not meet the criteria for categorization as at amortised cost or as FVTOCI, is classified as at FVTPL. Debt instruments included within the FVTPL category are measured at fair value with all changes recognized in the statement of profit and loss.

In addition, the Company may elect to designate a debt instrument, which otherwise meets amortised cost or FVTOCI criteria, as at FVTPL. However, such election is allowed only if doing so reduces or eliminates a measurement or recognition inconsistency (referred to as ‘accounting mismatch’). The Company has not designated any debt instrument as at FVTPL.

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a Company of similar financial assets) is primarily derecognised when:

•        The rights to receive cash flows from the asset have expired, or

•        The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognise the transferred asset to the extent of the Company’s continuing involvement. In that case, the Company also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

3.      Accounting policies (cont.)

Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, or as payables, as appropriate. The Company’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts.

Subsequent measurement

The measurement of financial liabilities depends on their classification, as described below:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss. Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term.

Gains or losses on liabilities held for trading are recognised in the profit or loss.

Loans and borrowings

This is the category most relevant to the Company. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the EIR method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the statement of profit and loss.

Trade and other payables

These amounts represent liabilities for goods and services provided to the Company prior to the end of financial year which are unpaid. Trade and other payables are presented as current liabilities unless payment is due within 12 months after reporting period. For trade and other payables maturing within one year from the balance sheet date, the carrying amounts approximate fair value due to the short maturity of these instruments.

Derecognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in the statement of profit or loss.

xii.    Fair value measurement

The Company measures financial instruments at fair value at each balance sheet date.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•        In the principal market for the asset or liability, or

•        In the absence of a principal market, in the most advantageous market for the asset or liability.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

3.      Accounting policies (cont.)

The principal or the most advantageous market must be accessible by the Company.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the standalone financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognised in the standalone financial statements on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

4.      Critical accounting judgements and key sources of estimation uncertainty

In applying the company’s accounting policies, which are described in note 2, the directors are required to make judgements (other than those involving estimations) that have a significant impact on the amounts recognised and to make estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

5.      Revenue

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Sale of equipment	8,052,514	7,765,874
Contract revenue	72,082	136,307
Income from services	2,558,801	2,620,248
Total	10,683,396	10,522,428

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

5.      Revenue (cont.)

Disaggregation of revenue from contracts with customers

External Revenue by timing of revenue

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
At a point in time	8,052,514	7,765,874
Over time	2,630,883	2,756,555
Total	10,683,396	10,522,428

6.      Other income

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Dividend income	1,056	710
Rental income	58,125	62,925
Profit of sale of investments	1,073	—
Gain on modification of lease	21,118	8,109
Amortization of deferred liability	1,654	5,518
Miscellaneous income	87,358	50,777
Total	170,384	128,040

7.      Cost of goods sold

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Changes in inventories of traded goods
Inventories at the beginning of the year	334,313	106,022
Add: Purchases
EPABX systems and spares	5,078,048	3,995,712
Data systems and spares	1,112,746	765,213
Less: Inventories at the end of the year	699,093	334,313
Total	5,826,014	4,532,634

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

8.      Staff costs

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Salaries, bonus and other allowances	1,344,379	1,394,470
Director remuneration	755,088	718,526
Staff welfare expenses	119,195	82,967

Post-employment benefits
Defined contribution plans	121,161	133,681
Defined benefit plans	32,905	10,932
Total	2,372,728	2,340,577

9.      Administrative/other expenses

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Advertisement/sales promotion expense	48,023	66,841
Bank charges	47,821	60,182
Freight and insurance	145,487	233,228
Bad and doubtful debts	222	6,286
Director fee & commission	617,114	1,864,889
Legal and professional charges	279,480	252,042
Rent expense	16,441	11,541
Provision for warranty	(21,526)	58,011
Rates & taxes	854	17,764
Sub-contract charges	539,182	454,889
Repairs and maintenance	120,702	91,397
Power & fuel	19,222	22,920
Communication costs	191,309	192,215
Travel & conveyance	196,321	169,048
Miscellaneous expense	14,852	8,940
Exchange difference (net)	7,215	21,364
Total	2,222,717	3,531,555

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

10.    Finance income

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Interest income:
Financial instruments measured at amortized cost:
Fixed deposits with bank (*)	7,467	5,661
Interest on income tax refund	13,966	—
Interest income on unwinding of security deposits	1,862	1,689
Others	24,770	380
	48,064	7,729
Other:
Gains and (losses) on fair value measurement of financial assets measure at FVTPL	54	(69)
	54	(69)
Total	48,118	7,660

____________

(*)      Interest from fixed deposits ranges from 4% to 5%

11.    Finance costs

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Interest on bank overdrafts and loans	28,703	5,264
Interest on lease liabilities	24,584	19,748
Interest on deferred liabilities	2,261	7,222
Net interest expense on defined benefit obligation	4,636	3,954
Others	5,201	7,272
Total	65,385	43,460

12.    Income tax

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Corporation income tax:
Current year	88,677	22,065
Adjustments in respect of prior years	—	—
	88,677	22,065
Deferred tax (see note 18)
Origination and reversal of temporary differences	1,949	(20,485)
	1,949	(20,485)
Total	90,625	1,580

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

12.    Income tax (cont.)

The standard rate of corporation tax applied to reported profit is 34.61 per cent (2022: 34.61 per cent).

The charge for the year can be reconciled to the profit before tax as follows:

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Profit before tax	183,430	66,612
Tax at the corporation tax rate of 34.61 per cent (2022: 34.61 per cent)	88,677	22,065
Tax effect of expenses that are not deductible in determining taxable profit	(19,504)	(5,044)
Tax effect of income not taxable in determining taxable profit	21,453	(15,441)
Tax expense for the year	90,625	1,580

13.    Earnings per share

The calculation of the basic and diluted earnings per share is based on the following data:

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Earnings
Earnings for the purposes of basic earnings per share being net profit attributable to owners of the company	183,430	66,612
Effect of dilutive potential ordinary shares:
Interest on convertible loan notes (net of tax)	—	—
Earnings for the purposes of diluted earnings per share	183,430	66,612

Number of shares
Weighted average number of ordinary shares for the purposes of basic earnings per share	5,000,000	5,000,000
Effect of dilutive potential ordinary shares
Share options	—	—
Convertible loan notes	—	—
Weighted average number of ordinary shares for the purposes of diluted earnings per share	5,000,000	5,000,000

The following potential ordinary shares are anti-dilutive and are therefore excluded from the weighted average number of ordinary shares for the purpose of diluted earnings per share.

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Number of shares	5,000,000	5,000,000
Earnings
Net profit attributable to equity holders of the company	183,430	66,612
Basic & diluted EPS	0.04	0.01

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

14.    Dividends

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Amounts recognized as distributions to equity holders in the year:
Interim dividend for the year ended 2023 is Nil (2022: $0.04) per share	—	190,451
	—	190,451
Proposed final dividend for the year ended 2023 is Nil (2022: Nil) per share	—	—

15.    Property, plant & equipment and intangible assets

	Building	Furniture and fixtures	Computer and computer equipment’s	Office equipment’s	Motor vehicle	Leasehold Improvement	Total	Software
	USD	USD	USD	USD	USD	USD	USD	USD
Cost or valuation
At July 1, 2021	1,234,57	188,494	111,222	95,403	10,479	—	1,640,125	85,439
Additions	—	—	22,885	4,227	—	—	27,112	2,982
Disposals	—	—	—	—	—	—	—
At June 30, 2022	1,234,57	188,494	134,107	99,630	10,479	—	1,667,237	88,421
Additions	725	121,522	11,504	41,462	—	23,239	198,452	—
Disposals	(725)	(44,264)	(11,044)	(25,329)	—	—	(81,362)	—
At June 30, 2023	1,234,527	265,753	134,567	115,763	10,479	23,239	1,784,327	88,421

Accumulated depreciation
At July 1, 2021	762,871	175,301	94,990	83,160	4,410	—	1,120,732	82,128
Charge for the year	60,912	2,917	14,708	2,536	2,068	—	83,141	3,201
Eliminated on disposals	—	—	—	—	—	—	—
At June 30, 2022	823,783	178,218	109,698	85,696	6,478	—	1,203,873	85,328
Charge for the year	57,026	6,039	13,694	4,926	1,910	798	84,393	1,173
Eliminated on disposals	725	(43,634)	(11,044)	(24,809)	—	—	(78,763)	—
At June 30, 2023	881,533	140,623	112,348	65,813	8,388	798	1,209,503	86,502

Carrying amount
At cost
At June 30, 2023	352,994	125,130	22,219	49,950	2,091	22,441	574,825	1,919
At June 30, 2022	410,744	10,276	24,409	13,934	4,001	—	463,364	3,093
At July 1, 2021	—	13,193	16,232	12,243	6,069	—	519,393	3,312

____________

Note:

i.        The title deeds of all the immovable properties are held by the Company.

ii.       The Company has not revalued its property, plant and equipment as at the balance sheet date.

Assets pledged as security

Freehold land and buildings with a carrying amount of $ 621,875 (2022: $ 621,875) have been pledged to secure borrowings of the company (see note 29). The company is not allowed to pledge these assets as security for other borrowings or to sell them to another entity.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

16.    Right-of-use assets

Amount
USD
Cost
At July 1, 2021	384,559
Additions	34,958
At June 30, 2022	419,516
Additions	165,600
At June 30, 2023	585,116

Accumulated depreciation
At July 1, 2021	170,988
Charge for the year	55,370
At June 30, 2022	226,358
Charge for the year	55,431
At June 30, 2023	281,788

Carrying amount
At June 30, 2023	303,328
At June 30, 2022	193,159
At July 1, 2021	213,571

The company leases several buildings.
The average lease term is 6 years (2022: 5 years)

Amounts recognised in profit and loss

	Six months ended June 30, 2023	Six months ended June 30, 2022
	USD	USD
Depreciation expense on right-of-use assets	55,431	55,370
Interest expense on lease liabilities	24,584	19,748
Expense relating to short-term leases	16,441	11,541

For short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones), the group recognises the lease payments as an operating expense [on a straight-line basis over the term of the lease/describe the systematic basis use if this is more representative of the time pattern in which economic benefits from the leased assets are consumed.

The total cash outflow for leases amount to $ 67,567 (2022: $ 66,384)

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

17.    Investments in financial assets

	Non-Current		Current
	As at June 30, 2023	As at June 30, 2022	As at June 30, 2023	As at June 30, 2022
	USD	USD	USD	USD
Financial assets mandatorily measured at FVTPL
Quoted Shares	364	323	—	—
Total	364	323	—

18.    Deferred tax assets

The following are the major deferred tax liabilities and assets recognised by the company and movements thereon during the current and prior reporting period.

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Deferred tax liabilities
Impact of
Unbilled Revenue – Rental straight lining	2,379	2,356
Difference in carrying amount of PPE	41,074	46,271
ROU Assets	76,342	48,614
Security Deposit – PGD	251	404
	120,046	97,645
Deferred tax assets
Impact of
Security Deposit	636	572
Lease liabilities	82,521	57,483
Provision for employee benefits	21,258	27,089
Provision for warranty	16,553	15,038
Provision for ECL	7,969	8,303
	128,937	108,484
Net deferred tax asset	8,890	10,839

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the company intends to settle its current tax assets and liabilities on a net basis. The following is the analysis of the deferred tax balances (after offset) for financial reporting purposes.

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Deferred tax assets (A)	128,937	108,484
Deferred tax liabilities (B)	120,046	97,645
Deferred tax assets (A – B)	8,890	10,839

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

19.    Other financial assets

	Non-Current		Current
	As at June 30, 2023	As at June 30, 2022	As at June 30, 2023	As at June 30, 2022
	USD	USD	USD	USD
Security and other deposits	46,815	29,481	1,801	—
Advances recoverable in cash	—	—	390	407
Interest accrued on deposits	—	—	776	663
	46,815	29,481	2,968	1,070

20.    Non-current tax assets

	Non- Current		Current
	As at June 30, 2023	As at June 30, 2022	As at June 30, 2023	As at June 30, 2022
	USD	USD	USD	USD
Advance income tax (net of provision for tax)	418,650	484,042	—	—
	418,650	484,042	—	—

21.    Other assets

	Non-Current		Current
	As at June 30, 2023	As at June 30, 2022	As at June 30, 2023	As at June 30, 2022
	USD	USD	USD	USD
Prepaid expenses	8,191	10,302	28,551	25,815
Advances to employees	—	—	—	6,232
GST input tax credit balance	—	—	429	3,458
	8,191	10,302	28,980	35,504

22.    Inventories

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Traded goods	699,093	334,313
	699,093	334,313

The cost of inventories recognised as an expense during the year was $364,780 (June 30, 2022: $228,291).

23.    Contract assets

	Non-Current		Current
	As at June 30, 2023	As at June 30, 2022	As at June 30, 2023	As at June 30, 2022
	USD	USD	USD	USD
Unbilled revenue	—	—	16,352	11,206
	—	—	16,352	11,206

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

24.    Trade receivables

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Trade receivables	2,530,723	1,763,718
Loss allowance	(31,661)	(32,989)
	2,499,062	1,730,729

Trade receivables — days past due

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Not past due
< 30	1,449,897	612,519
31 – 60	424,011	201,190
61 – 90	83,401	206,915
91 – 120	299,755	177,859
> 120	273,660	565,235
	2,530,723	1,763,718

Trade receivables

The average credit period on sales of goods is 30 days from the delivery. No interest is charged on outstanding trade receivables.

The company always measures the loss allowance for trade receivables at an amount equal to lifetime ECL. The expected credit losses on trade receivables are estimated using a provision matrix by reference to past default experience of the debtor and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, general economic conditions of the industry in which the debtors operate and an assessment of both the current as well as the forecast direction of conditions at the reporting date. The company has recognised a loss allowance of 100 per cent against all receivables over 120 days past due because historical experience has indicated that these receivables are generally not recoverable.

The company has engaged a third-party supplier to provide relevant economic data for determining the factors that are specific to the debtors, the general economic conditions of the industry in which the debtors operate and the forecast direction of conditions at the reporting date. The company has significantly increased the expected loss rates for trade receivables from the prior year based on its judgement of the impact of current economic conditions and the forecast direction of travel at the reporting date. There has been no change in the estimation techniques during the current reporting period.

The company writes off a trade receivable when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the debtor has been placed under liquidation or has entered into bankruptcy proceedings, or when the trade receivables are over two years past due, whichever occurs earlier.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

25.    Cash and bank balances

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Cash on hand	17,727	3,807
Balances with banks
in current accounts	87,692	250,067
in overdraft accounts	143,018	25,127
in deposit accounts	153,279	114,811
	401,717	393,812

26.    Loans

	Non-Current		Current
	As at June 30, 2023	As at June 30, 2022	As at June 30, 2023	As at June 30, 2022
	USD	USD	USD	USD
Employee loans	—	—	13,561	18,232
	—	—	13,561	18,232

27.    Issued share capital and share premium

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Authorised:
16,000,000 (June 30, 2021 – 16,000,000) equity shares	2,943,611	2,943,611
	2,943,611	2,943,611
Issued, subscribed and fully paid-up
5,000,000 (June 30, 2021 – 5,000,000) equity shares	919,879	919,879
Total issued, subscribed, and fully paid-up share capital	919,879	919,879

27.1  Reconciliation of the number of equities shares outstanding at the beginning and at the end of the reporting year is as given below:

	As at June 30, 2023		As at June 30, 2022
	No. of shares	Amount	No. of shares	Amount
Equity shares
At the beginning of the year	5,000,000	919,879	5,000,000	919,879
Issued during the year	—	—	—	—
Outstanding at the end of the year	5,000,000	919,879	5,000,000	919,879

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

27.    Issued share capital and share premium (cont.)

27.2  Terms/rights attached to equity shares:

The Company has only one class of equity shares having a par value of Rs. 10 per share. Each holder of equity shares is entitled to one vote per share. The Company declares and pays dividends in Indian rupees. The dividend proposed by the Board of Directors is subject to the approval of the shareholders in the ensuing Annual General Meeting.

During the year ended June 30, 2023, the amount of interim dividend per share recognized as distributions to equity shareholders is Nil (June 30, 2022 - $0.4).

In the event of liquidation of the Company, the holders of equity shares will be entitled to receive remaining assets of the Company, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders.

27.3  Details of shares held by promoters:

Name of the promoter	As at June 30, 2023		As at June 30, 2022
	No of shares	% holding	No of shares	% holding
	USD	USD	USD	USD
Mr. Sunil Arora	4,999,900	99.998%	4,999,900	99.998%
Mrs. Supria Dhanda	100	0.002%	100	0.002%
	5,000,000	100.00%	5,000,000	100.00%

27.4  There are no equity shares which are allotted as fully paid-up without payment being received in cash during the period of five years immediately preceding the balance sheet date. There are no equity shares which are allotted as fully paid-up bonus shares during the period of five years immediately preceding the balance sheet date. The Company has not bought back any shares during the period of five years immediately preceding the balance sheet date.

27.5  There are no shares reserved for issue under options and contracts or commitments for the sale of shares or disinvestment.

28.    Retained earnings & reserves

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Balance at the beginning of the year
Balance at the beginning of the year	102,375	315,711
Profit for the year	183,430	66,612
Interim dividend	—	(190,451)
Short/excess provision of income tax	—	(63,124)

Other comprehensive income
Re-measurement gains on defined benefits plans:	20,816	12,694
Translation Gain/(Loss)	(19,388)	(39,067)
Total	287,233	102,375

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

29.    Borrowings

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Secured borrowing at amortised cost
Bank loans	113,803	95,225
	113,803	95,225
Unsecured borrowing at amortised cost
Loans from related parties	121,856	—
	121,856	—
Total	235,659	95,225
Non-current	91,054	—
Current	144,605	95,225

Terms

Loan from bank is taken for renovation of corporate office of the Company located at No. 13, L.R.Mansion, 2nd Cross, Kodihalli, HAL Main Road, Bangalore-560008. The loan carries interest @ 10.35% p.a. The loan is repayable in 60 monthly instalments along with interest, from the date of loan, viz., January 10, 2023. The loan is secured by exclusive hypothecation charge on all existing and future current assets and unencumbered movable fixed assets of the Company and exclusive equitable mortgage charge on immoveable property of the Company located at Unit 812 8th Floor, Park Centre, Sector 30, Gurgaon and immovable property of the Director Mr. Sunil Arora located at Flat No. C-1, SF, Vars Ville Apartments., Khata No. 1080/2, 13th ‘A’ Main, HAL 2nd Stage, Bangalore.

30.    Other financial liabilities

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Salary and bonus payable	345,225	349,595
Payable to director	91,392	—
Security deposits	27,064	89,565
Total	463,681	439,160

Non-current	820	1,187
Current	462,861	437,973

31.    Retirement benefits obligations

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Provision for employee benefits	84,465	107,632
Total	84,465	107,632

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

31.    Retirement benefits obligations (cont.)

Interest rate risk:

The defined benefit obligation calculated uses a discount rate based on government bonds. If bond yields fall, the defined benefit obligation will tend to increase. Thus, the plan exposes the Company to the risk of fall in interest rates. Sometimes, the fall can be permanent, due to a paradigm shift in interest rate scenarios because of economic or fiscal reasons. A fall in interest rates will result in an increase in the ultimate cost of providing the above benefit and will thus result in an increase in the value of the liability (as shown in financial statements). Even for funded schemes, a paradigm downward shift in bond yields may affect the reinvestment yields and may increase ultimate costs.

Salary inflation risk:

The present value of the defined benefit plan is calculated with the assumption of salary escalation rate (SER), which is applied to find the salary of plan participants in future, at the time of separation Higher than expected increases in salary will increase the defined benefit obligation and will have an exponential effect.

Retirement age:

It should be noted that in case of employees above retirement age, for the purpose of valuation it is assumed they will retire immediately & benefit is considered up to actual retirement age.

Demographic risk:

Demographic assumptions are required to assess the timing and probability of a payment taking place. This is the risk of volatility of results due to unexpected nature of decrements that include mortality, attrition, disability and retirement. The effects of this decrement on the DBO depend upon the combination salary increase, discount rate, and vesting criteria and therefore not very straight forward. It is important not to overstate withdrawal rate because the cost of retirement benefit of a short serving employees will be less compared to long service employees.

Asset liability mismatch:

This will come into play unless the funds are invested with a term of the assets replicating the term of the liability.

Actuarial risk:

It is the risk that benefits will cost more than expected. This can arise due to one of the following reasons

Adverse Salary Growth Experience: Salary hikes that are higher than the assumed salary escalation will result into an increase in Obligation at a rate that is higher than expected.

Variability in mortality rates: If actual mortality rates are higher than assumed mortality rate assumption than the Gratuity benefits will be paid earlier than expected. Since there is no condition of vesting on the death benefit, the acceleration of cash flow will lead to an actuarial loss or gain depending on the relative values of the assumed salary growth and discount rate.

Variability in withdrawal rates: If actual withdrawal rates are higher than assumed withdrawal rate assumption than the Gratuity benefits will be paid earlier than expected. The impact of this will depend on whether the benefits are vested as at the resignation date.

Investment risk:

For funded plans that rely on insurers for managing the assets, the value of assets certified by the insurer may not be the fair value of instruments backing the liability. In such cases, the present value of the assets is independent of the future discount rate. This can result in wide fluctuations in the net liability or the funded status if there are significant changes in the discount rate during the inter-valuation period.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

31.    Retirement benefits obligations (cont.)

Liquidity risk:

This is the risk that the Company is not able to meet the short-term gratuity pay outs. This may arise due to non-availability of enough cash/cash equivalent to meet the liabilities or holding of ill liquid assets not being sold in time.

Legislative risk/Regulatory risk:

Legislative risk is the risk of increase in the plan liabilities or reduction in the plan assets due to change in the legislation/regulation. The government may amend the Payment of Gratuity Act thus requiring the companies to pay higher benefits to the employees. This will directly affect the present value of the Defined Benefit Obligation. The new labour code is a case in point.

And the same will have to be recognized immediately in the year when any such amendment is effective.

The most recent actuarial valuations of the plan assets and the present value of the defined benefit liability were carried for the year ended June 30, 2023. The present value of the defined benefit liability, and the related current service cost and past service cost, were measured using the projected unit credit method.

The principal assumptions used for the purposes of the actuarial valuations were as follows:

Changes in the projected benefit obligation and fair value of plan assets:

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Change in projected benefit obligation
Obligation at beginning of the year	269,133	251,138
Service cost	28,111	28,381
Interest cost	18,215	16,488
Benefits Pay-outs from plan	(27,596)	(29,887)
Acquisitions/Divestures/Transfers	—	—
Actuarial (gain)/loss (through OCI)	(5,220)	3,013
Obligation at end of the year	282,643	269,133

Change in plan assets
Fair Value of Plan Assets at the end of prior year (Opening)	265,700	258,790
Cash Flows: Employer Contribution	19,437	19,910
Expected Interest income on plan assets	18,722	17,727
Benefits Pay-outs from plan	(27,596)	(29,887)
Actuarial (gain)/loss (through OCI)	(973)	(840)
Plan assets at end of the year, at fair value	275,291	265,700
Present value of projected benefit obligation at the end of the year	282,643	269,133
Fair value of plan assets at the end of the year	275,291	265,700
Net liability/(asset) recognised in the balance sheet	7,352	3,433
Expenses recognised in consolidated statement of profit and loss
Service cost	28,111	28,381
Interest cost	18,215	16,488
Net gratuity cost	28,111	44,869

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

31.    Retirement benefits obligations (cont.)

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Re-measurement gains/(losses) in OCI
Opening cumulative other comprehensive income	(17,971)	(21,824)
Actuarial (gain)/loss on DBO	(5,220)	3,013
Actuarial Loss/(Gain) On assets	973	840
Net increase in OCI	(4,248)	3,853
Total expenses routed through OCI	(22,219)	(17,971)
Key assumptions used:	As at June 30, 2023	As at June 30, 2022
1. Discount rate(s)	7.26%	7.86%
2. Expected return on plan assets	7.86%	7.03%
3. Salary Escalation Rate	8.00%	8.00%
4. Attrition Rate	21.00%	10.00%

Graded rates from Age 40 — 16.58%, From Age 45 — 11.05%, From Age 50 — 5.53%, From Age 55 — 2%.

5. Mortality — Indian Assured Lives Mortality (2012-14) Ultimate

The following payments are expected contributions to the projected benefit plan in future years:

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Five-year payouts
Year (I)	23,450	12,879
Year (II)	19,597	12,188
Year (III)	50,654	11,468
Year (IV)	13,722	46,591
Year (V)	43,286	9,506
Next 5 Year Payouts (6 – 10 Years)	146,683	219,382
Pay-outs Above Ten Years	115,130	236,040

Contributions likely to be made for next one year	11,122	11,784

32.    Contract liabilities

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Deferred revenue	630,724	541,914
Total	630,724	541,914

Non-current	625,183	523,765
Current	5,541	18,149

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

33.    Lease liabilities

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Lease liabilities	327,881	228,395
Total	327,881	228,395

Non-current	238,140	142,963
Current	89,741	85,433

The maturity analysis of the contractual undiscounted cash flows is as follows:

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Year 1	62,196	37,909
Year 2	57,678	32,543
Year 3	45,252	27,835
Year 4	42,834	12,199
Year 5 Onwards	186,205	44,642
Total	394,166	155,127

34.    Trade and other payables

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Total outstanding dues of creditors	1,918,180	1,143,670
Total	1,918,180	1,143,670

35.    Provision

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Provision for incentives	—	—
Provision for warranty	65,770	59,750
Total	65,770	59,750
Non-current	—	—
Current	65,770	59,750

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

36.    Other Liabilities

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Statutory dues payable	85,093	71,074
Expense payable	3,749	6,341
Deferred liability	2,401	4,054
Total	91,242	81,469
Non-current	—	—
Current	91,242	81,469

37.    Financial Instruments

37.1  Classes and categories of financial instruments and their fair values

	As at June 30, 2023			As at June 30, 2022
	Fair value through OCI	Fair value through profit or loss	At Amortised Cost	Fair value through OCI	Fair value through profit or loss	At Amortised Cost
Financial assets
Trade receivables	—	—	2,499,062	—	—	1,730,729
Investments	—	364	—	—	323	—
Cash and bank balances	—	—	401,717	—	—	401,717
Loans	—	—	13,561	—	—	13,561
Other financial assets	—	—	49,783	—	—	30,551
	—	364	2,964,123	—	323	2,176,558
Financial liabilities
Borrowings	—	—	235,659	—	—	95,225
Other financial liabilities	—	—	463,681	—	—	439,160
Trade and other payables	—	—	1,918,180	—	—	1,143,670
	—	—	2,617,520	—	—	1,678,055

The disclosure of the fair value, including the hierarchy level, is not required for lease liabilities

	As at June 30, 2023				As at June 30, 2022
	Carrying amount	Fair value			Carrying amount	Fair value
		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Measured at amortised cost
Financial assets
Trade and other receivables	2,499,062	—	—	2,499,062	1,730,729	—	—	1,730,729
Investments	—	364	—	—	—	323	—	—
Cash and bank balances	401,717	—	—	401,717	401,717	—	—	401,717
Loans	13,561	—	—	13,561	13,561	—	—	13,561
Other financial assets	49,783	—	—	49,783	30,551	—	—	30,551
	2,964,123	364	—	2,964,123	2,176,558	323		2,176,558

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

37.    Financial Instruments (cont.)

	As at June 30, 2023				As at June 30, 2022
	Carrying amount	Fair value			Carrying amount	Fair value
		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Measured at amortised cost
Financial liabilities
Borrowings	235,659	—	—	235,659	95,225	—	—	95,225
Other financial liabilities	463,681	—	—	463,681	439,160	—	—	439,160
Trade and other payables	1,918,180	—	—	1,918,180	1,143,670	—	—	1,143,670
	2,617,520	—	—	2,617,520	1,678,055	—	—	1,678,055

There have been no transfers between the levels during the period.

Financial instruments carried at amortised cost such as Loans, other financial assets, borrowings and other financial liabilities are considered to be same as their fair values, due to short term nature.

For financial assets & liabilities that are measured at fair value, the carrying amounts are equal to the fair values.

37.2  Financial risk management objectives

The Company’s principal financial liabilities comprise loans and borrowings, trade and other payables. The main purpose of these financial liabilities is to finance and support Company’s operations. The Company’s principal financial assets include loans, trade and other receivables and cash and cash equivalents that derive directly from its operations.

The Company is exposed to market risk, credit risk and liquidity risk. The Company’s senior management oversees the management of these risks. The senior management ensures that the Company’s financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Company’s policies and risk objectives. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarised below.

Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises two types of risk: interest rate risk and other price risk, such as equity price risk and commodity risk. The Company has no exposure to commodity prices as it does not deal in derivative instruments whose underlying is a commodity. Financial instruments affected by market risk include loans and borrowings and refundable deposits.

The sensitivity analysis in the following sections relate to the position as at June 30, 2023 and June 30, 2022. The sensitivity analysis has been prepared on the basis that the amount of net debt and the ratio of fixed to floating interest rates of the debt are constant.

The below assumption has been made in calculating the sensitivity analysis:

The sensitivity of the relevant profit or loss item is the effect of the assumed changes in respective market risks. This is based on the financial assets and financial liabilities held at June 30, 2023 and June 30, 2022.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term and short-term debt obligations with floating interest rates.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

37.    Financial Instruments (cont.)

The Company manages its interest rate risk by having a balanced portfolio of fixed and variable rate borrowings. The Company does not have any interest rate swaps.

Interest rate sensitivity

The following table demonstrates the sensitivity to a possible change in interest rates on that portion of borrowings outstanding at the balance sheet date. With all other variables held constant, the company’s profit before tax is affected through the impact on floating rate borrowings, as follows:

	Increase/decrease in basis points	Effect on profit before tax
June 30, 2023
USD	+100	(1,654.42)
USD	(100)	1,654.42

June 30, 2023
USD	+100	(557.14)
USD	(100)	557.14

Credit risk

Credit risk is the risk that counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including refundable joint development deposits, security deposits and other financial instruments.

a)      Trade receivables

The Company’s exposure to credit risk is influenced mainly by trade receivables. Trade receivables are typically unsecured and are derived from revenue from customers.

The Company has established a credit policy under which each customer is analysed individually for creditworthiness before the Company’s standard payment and delivery terms and conditions are offered. The Company’s review includes external ratings, if they are available, financial statements, credit agency information, industry information and in some cases bank references. The Company does not have trade receivables for which no loss allowance is recognised because of collateral.

Expected credit loss assessment for customers as at 30th June 2023 and 30th June 2022 are as follows:

The Company uses an allowance matrix to measure the expected credit loss of trade receivables from customers.

Depending on the diversity of its customer base, the company has considered to group its customers into two types: government customers and non-government customers during the year.

For non-government customers, based on industry practices and the business environment in which the entity operates, the management considers that trade receivables are in default if the payments are more than 180 days past due. Loss rates are based on actual credit loss experience over the last six quarters. The Company’s exposure to credit risk is influenced mainly by the individual characteristic of each customer and the concentration of risk from the top few customers. Exposure to customers is diversified and there is no single customer contributing more than 10% of trade receivables and unbilled revenue. The loss rates consider the credit risk of the customers and have been adjusted to reflect the Management’s view of future economic conditions over the expected collection period of the receivables. For government customers, based on the industry benchmarking and insignificant credit risk, a provision

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

37.    Financial Instruments (cont.)

matrix primarily based on the time-based movement within the life cycle of customer receivable is considered. For time-based ageing, the company used appropriate loss rate which is increased by yearly multiplier to arrive at effective ECL provision for respective ageing buckets. The loss rate has been adjusted with additional facts to reflect the Management’s view of future economic conditions over the expected collection period of the government receivables.

b)      Financial instrument and cash deposits

Credit risk from balances with banks and financial institutions is managed by the Company’s treasury department in accordance with the Company’s policy. Investments of surplus funds are made only with approved counterparties and within credit limits assigned to each counterparty. Counterparty credit limits are reviewed by the Company’s Board of Directors on an annual basis, and may be updated throughout the year subject to approval of the Company’s Finance Committee. The limits are set to minimise the concentration of risks and therefore mitigate financial loss through a counterparty’s potential failure to make payments. The Company’s maximum exposure to credit risk for the components of the statement of financial position at June 30, 2023 and June 30, 2022 is the carrying amounts.

Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash and marketable securities and the availability of funding through an adequate amount of committed credit facilities to meet obligations when due and to close out market positions. Due to the dynamic nature of the underlying businesses, company treasury maintains flexibility in funding by maintaining availability under committed credit lines by joint venturers.

Management monitors rolling forecasts of the company’s liquidity position and cash and cash equivalents on the basis of expected cash flows. In addition, the company’s liquidity management policy involves projecting cash flows and considering the level of liquid assets necessary to meet these, monitoring balance sheet liquidity ratios against internal and external regulatory requirements and maintaining debt financing plans.

Maturities of financial liabilities

The tables below analyse the company’s financial liabilities into relevant maturity groupings based on their contractual maturities for non-derivative financial liabilities for which the contractual maturities are essential for an understanding of the timing of the cash flows.

The amounts disclosed in the table are the contractual undiscounted cash flows at the reporting date. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.

As at June 30, 2023	Carrying Amount	Contractual Cash Flows
		Total	Within 12 months	1 – 2 years	More than 2 years
Financial Liabilities
Non-current
Borrowings	91,054	91,054	—	91,054	—
Lease liabilities	238,140	238,140	—	238,140	—
Other financial liabilities	820	820	—	820	—
Current
Borrowings	144,605	144,605	144,605	—	—
Trade and other payables	1,918,180	1,918,180	1,918,180	—	—
Lease liabilities	89,741	89,741	89,741	—	—
Other financial liabilities	462,861	462,861	462,861	—	—

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

37.    Financial Instruments (cont.)

As at June 30, 2022	Carrying Amount	Contractual Cash Flows
		Total	Within 12 months	1 – 2 years	More than 2 years
Financial Liabilities
Non-current
Borrowings	—	—	—	—	—
Lease liabilities	142,963	142,963	—	142,963	—
Other financial liabilities	1,187	1,187	—	1,187	—
Current
Borrowings	95,225	95,225	95,225	—	—
Trade and other payables	1,143,670	1,143,670	1,143,670	—	—
Lease liabilities	85,433	85,433	85,433	—	—
Other financial liabilities	437,973	437,973	437,973	—	—

37.3  Capital management

The company’s objectives when managing capital are to

•        safeguard their ability to continue as a going concern, so that they can continue to provide returns for shareholders and benefits for other stakeholders, and

•        Maintain an optimal capital structure to reduce the cost of capital.

The company monitors capital using a ratio of ‘adjusted net debt’ to ‘adjusted equity’. For this purpose, adjusted net debt is defined as total borrowings, comprising interest-bearing loans and borrowings, less cash and cash equivalents. Adjusted equity comprises all components of equity.

Gearing ratio

The gearing ratio at the year-end is as follows

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Total borrowings	235,659	95,225
Less: Cash and bank balances	401,7170	393,812
Net debt	(166,058)	(298,587)
Equity	1,207,111	1,022,253
Net debt to adjusted equity ratio	(0.14)	(0.29)

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

38.    Related party transactions

During the year, company entered into the following transactions with related parties:

	For the year ended June 30, 2023	For the year ended June 30, 2022
	USD	USD
Moksa technologies India private limited
Rental income	58,032	59,833
Sub-contract charges	26,832

ABS India private limited employee’s gratuity fund trust	20,381	2,460
ABS India private limited employee’s superannuation fund trust	23,762	30,880

Interim dividend paid
Mr. Sunil Arora	—	199,439
Ms. Supria Dhanda	—	4

Remuneration of key management personnel

The remuneration of the directors, who are the key management personnel of the company, is set out below in aggregate for each of the categories specified in IAS 24 Related Party Disclosures.

Mr. Sunil Arora
Remuneration	1,274,193	2,517,997
Commission	92,114	39,889

Loans from related parties
Mr. Sunil Arora
Loan received	445,831	—
Interest	4,428	—

The following amounts were outstanding at the reporting date:

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Amounts owed to related parties:
Mr. Sunil Arora	182,784	63,484
Moksa technologies India private limited	—	5,396

39.    Contingent liabilities

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Performance guarantee and financial guarantees	1,005,146	888,365

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

40.    Operating lease arrangements

Operating leases, in which the company is the lessor, relate to investment property owned by the company with lease terms of 6 years, with an extension option. All operating lease contracts contain market review clauses in the event that the lessee exercises its option to renew. The lessee does not have an option to purchase the property at the expiry of the lease period.

The unguaranteed residual values do not represent a significant risk for the company, as they relate to property which is located in a location with a constant increase in value over the last 5 years. The company did not identify any indications that this situation will change.

Maturity analysis of operating lease payments:

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Year 1	60,933	62,824
Year 2	63,980	65,966
Year 3 and onwards	—	69,264

The following table presents the amounts reported in profit or loss:

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Lease income on operating leases	58,032	59,833

Therein lease income relating to variable lease payments that do not depend on an index or rate

41.    Segment information

(a)    Business segment:

The Company’s business activity falls within a single business segment i.e. sale and service of telecommunication equipment. Accordingly, no further disclosures other than those already included in the financial statements are required under IFRS 8.

ABS India Private Limited
Notes to the financial statements
For the year ended June 30, 2023

41.    Segment information (cont.)

(b)    Geographical segments:

The Company’s secondary segments are the geographical distribution of its activities and they operate in two principal geographical areas of the world, in India and outside India. The following table describes the secondary segment information (by geographical market) of the Company.

	As at June 30, 2023	As at June 30, 2022
	USD	USD
Revenue from operations (net)
India	7,601,133	5,355,354
Outside India	3,082,263	5,167,074
	10,683,396	10,522,428
Trade receivables (net)
India	1,805,724	1,112,220
Outside India	724,999	651,498
	2,530,723	1,763,718
Other assets
India	2,216,342	1,339,397
Outside India	309,311	649,344
	2,525,652	1,988,740

The geographical segment information relating to revenue and trade receivables is disclosed based on the location of the customers and relating to other assets is disclosed based on the location of the assets.

Independent Auditor’s Report

Opinion on the Financial Statements

We have audited the accompanying consolidated financial statements of mokSa Technologies India Private Limited (the Company) which comprise the consolidated statements of financial position as at June 30, 2023 and 2022, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements including a summary of significant accounting policies.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022 and the results of its operations and its cash flows for each of the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company, and have fulfilled our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standard (IFRS) as issued by International Accounting Standards Board (IASB), and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with US GAAS, we:

•        Use professional judgment and exercise professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal controls. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and internal control related matters identified during our audit.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
26 August 2024

mokSa Technologies India Private Limited
Consolidated statement of financial position
As at December 31, 2023

	Note	As at 31 December 2023	As at 30 June 2023
		USD	USD
ASSETS
Non-current assets
Property, plant and equipment	12	82,430	95,377
Right-of-use assets	18	177,688	45,419
Other financial assets	14	6,212	8,366
Deferred tax assets	10	137,340	127,544
Other non-current assets	16	595,743	503,954
Total non-current assets		999,413	780,660

Current assets
Trade receivables	13	693,118	3,178,055
Contract assets	5	333,798	1,794,058
Cash and cash equivalents	15	1,329,895	1,325,852
Other financial assets	14	455,627	1,115,140
Current tax asset	17	260,021	301,461
Other current assets	16	558,583	266,996
Total current assets		3,631,042	7,981,562
TOTAL ASSETS		4,630,455	8,762,222

LIABILITIES
Non-current liabilities
Lease liabilities	18	80,084	24,748
Employee benefit obligations	20	423,159	346,665
Total non-current liabilities		503,243	371,413

Current liabilities
Trade and other payables	19	497,746	3,243,213
Employee benefit obligations	20	457,310	746,676
Contract liabilities	5	892,386	934,100
Lease liabilities	18	103,269	21,228
Current tax liabilities	21	225,581	272,125
Total current liabilities		2,176,292	5,217,342
Total liabilities		2,679,536	5,588,755
NET ASSETS		1,950,919	3,173,467

Equity
Share capital and share premium	22	6,725	6,725
Other reserves	23	42,053	(63,649)
Retained earnings	24	1,902,141	3,230,390
Total equity		1,950,919	3,173,467
Capital and reserves attributable to owners of the parent		1,950,919	3,173,467
Total equity		1,950,919	3,173,467

The accompanying notes are an integral part of these financial statements

mokSa Technologies India Private Limited
Consolidated statement of profit or loss and other comprehensive income
For the six-month ended December 31, 2023

	Notes	Six months ended 31 December 2023	Six months ended 31 December 2022
		USD	USD
Revenue from contracts with customers	5	6,626,885	10,699,905
Cost of sales	6	(2,740,758)	(5,959,829)
Gross profit		3,886,127	4,740,075
Distribution costs	6	(4,100)	—
Administrative expenses	6	(3,644,582)	(4,283,490)
Other income	7	4,684	241
Other gains/(losses) – net	8	49,402	41,390
		(3,594,596)	(4,241,859)

Operating profit/(loss)		291,531	498,216
Finance income	9	231	142
Finance costs	9	(12,327)	(5,225)
Finance income/(costs) – net		(12,096)	(5,082)

Profit/(loss) before income tax		279,434	493,134
Income tax (expense)/Credit	10	(147,849)	(161,239)
Profit/(loss) for the period		131,585	331,895

Profit/(loss) attributable to:
Owners of mokSa		131,585	331,895
		131,585	331,895
Other comprehensive income/(loss)
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations		138,140	(7,892)
Items that will not be reclassified to profit or loss
Remeasurements of post-employment benefit obligations		(32,439)	20,445
Income tax relating to these items		—	5,146
Other comprehensive income/(loss) for the period, net of tax		105,701	17,699
Total comprehensive income/(loss) for the period		237,286	349,594
Total comprehensive income/(loss) attributable to:
– Owners of mokSa		237,286	349,594
		237,286	349,594
Earnings per:
Basic earnings per share	11	2.63	6.64
Diluted earnings per share	11	2.63	6.64

The accompanying notes are an integral part of these financial statements

mokSa Technologies India Private Limited
Consolidated statement of profit or loss and other comprehensive income
For the six-month ended December 31, 2023

	Share capital and premium account	Retained earnings	Remeasurement of defined benefit obligations	Foreign currency transaltion reserve	Total
	USD	USD	USD	USD	USD
Balance at July 1, 2022	6,725	2,420,310	23,564	(91,945)	2,358,654
Profit for the period	—	331,895	—	—	331,895
Other comprehensive income/(loss)		—	25,591	(7,892)	17,699
Total comprehensive income/(loss) for the period	—	331,895	25,591	(7,892)	349,594
Dividends provided for or paid	—	—	—	—	—
Balance at December 31, 2022	6,725	2,752,205	49,155	(99,837)	2,708,248
Balance at July 1, 2023	6,725	3,230,390	(14,757)	(48,891)	3,173,467
Profit/(loss) for the period	—	131,585	—	—	131,585
Other comprehensive income/(loss)	—	—	(32,439)	138,140	105,701
Total comprehensive income/(loss) for the period	—	131,585	(32,439)	138,140	237,286
Dividends provided for or paid	—	(1,459,834)	—	—	(1,459,834)
Balance at December 31, 2023	6,725	1,902,141	(47,196)	89,249	1,950,919

The accompanying notes are an integral part of these financial statements

mokSa Technologies India Private Limited
Consolidated statement of cash flows
For the six-month ended December 31, 2023

	Six months ended 31 Dec 2023	Six months ended 31 Dec 2022
	USD	USD
Cash flows from operating activities
Profit before income tax for the year	279,434	493,134
Finance costs	12,327	5,225
Depreciation on property, plant and equipment	13,349	13,669
Depreciation of right-of-use assets	49,010	33,113
Fair value (gains) on non-current financial assets at fair value through profit or loss	(45,355)	(10,404)
Net exchange differences	(4,047)	(30,987)

Change in operating assets and liabilities
Decrease/(increase) in trade receivables	2,484,937	(248,361)
Decrease/(increase) in contract assets	1,460,259	(13,839)
Decrease/(increase) in financial assets at fair value through profit or loss	711,069	(1,067,328)
Decrease/(increase) in other assets	(383,376)	487,938
Increase/(decrease) in trade and other payables	(2,745,467)	1,363,475
Increase/(decrease) in contract liabilities	(41,714)	(215,868)
Increase/(decrease) in other liabilities	(107,170)	(264,157)
Cash generated from operations	1,683,257	545,613
Income taxes paid	(162,750)	(138,012)
Net cash flow from operating activities	1,520,508	407,601

Cash flows from investing activities
Payments for property, plant and equipment	(402)	(2,444)
Net cash flows used in investing activities	(402)	(2,444)

Cash flows from financing activities
Payment of dividend	(1,459,834)	—
Principal elements of lease payments	(52,452)	(36,663)
Other finance charges paid	(3,777)	(3,025)
Net cash flows from/(used in) financing activities	(1,516,063)	(39,688)

Net increase in cash and cash equivalents	4,043	365,469
Cash and cash equivalents at the beginning of the period	1,325,852	1,911,775
Effects of exchange rate changes on cash and cash equivalents	—	—
Cash and cash equivalents at end of period	1,329,895	2,277,244

The accompanying notes are an integral part of these financial statements

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

1.      General Information

mokSa Technologies India Private Limited (‘the Company’ or ‘the Parent’), was incorporated in India on October 9, 2009 having registered office at Unit No.211, Second Floor, 5th Block, Raheja Arcade, Koramangala, Koramangala VI Block, Bangalore, Karnataka, India. 560095.

The Company operating from the state-of-art centres in Bengaluru, Mumbai and Gurgaon (India) to develop, maintain, assist, establish, manage, operate business and technology consulting services and software development, solutions, professional services in all its forms, operation of technical services, networking services and allied services including programming, design, development, hosting, licensing, installation and maintenance, etc.

The Company has set up wholly owned subsidiaries in New Jersey in United States of America, incorporated on June 27, 2014 and in Singapore incorporated on May 30, 2016 for providing services to its global customers.

The Parent, together with its subsidiaries, is hereinafter referred to as “the Group”. The CFS is presented in United States Dollars (“USD”) and are rounded to the nearest USD.

2.      Accounting polices

2.1    Statement of compliance

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS Accounting Standards) as issued by the International Accounting Standards Board (IASB). Accounting policies have been consistently applied to all the years presented unless otherwise stated.

2.2    Basis of preparation

These Consolidated financial statements have been prepared in compliance with IAS 34 - Interim Financial Reporting as issued by the IASB under the historical cost convention on accrual basis except for certain financial instruments, which are measured at fair value at the end of each reporting period as explained in the accounting policies in note 27.

2.3    Going concern

The directors have, at the time of approving the CFS, a reasonable expectation that the group have adequate resources to continue in operational existence for the foreseeable future. Thus, they continue to adopt the going concern basis of accounting in preparing the financial statements.

2.4    Basis of consolidation

The CFS incorporate the financial statements of the parent company and entities controlled by the parent company up to 31 December 2023. Control is achieved when the Parent Company:

(a)     has power over the investee;

(b)    is exposed or has rights to variable return from its involvement with the investee and

(c)     has the ability to affect those returns through its power to direct relevant activities of the investee.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

The parent company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

When the parent company has less than a majority of the voting rights of an investee, it considers that it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The parent company considers all relevant facts and circumstances in assessing whether or not the parent company’s voting rights in an investee are sufficient to give it power, including:

•        The size of the parent company’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders

•        Potential voting rights held by the parent company, other vote holders or other parties

•        Rights arising from other contractual arrangements

•        Any additional facts and circumstances that indicate that the parent company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Consolidation of a subsidiary begins when the parent company obtains control over the subsidiary and ceases when the parent company loses control of the subsidiary. Specifically, the results of subsidiaries acquired or disposed of during the year are included in profit or loss from the date the parent company gains control until the date when the parent company ceases to control the subsidiary.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with the group’s accounting policies.

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between the members of the group are eliminated on consolidation.

2.5    Foreign currency translation

Foreign currency transactions are recorded at exchange rates prevailing on the date of the transaction. Foreign currency denominated monetary assets and liabilities are retranslated at the exchange rate prevailing on the balance sheet dates and exchange gains and losses arising on settlement and restatement are recognised in the statement of profit and loss. Non-monetary assets and liabilities that are measured in terms of historical cost in foreign currencies are not retranslated.

Exchange differences arising on monetary items that forms part of a parent’s net investment in a foreign subsidiary are recognised in profit or loss in the separate financial statements of the reporting entity or the individual financial statements of the foreign subsidiary, such exchange differences are recognised initially in OCI. These exchange differences are reclassified from equity to profit or loss on disposal of the net investment.

Exchange gains and losses on inter-company transactions

The results and financial position of a foreign subsidiary are included in the Group’s CFS after the elimination of intercompany balances and transactions. However, a foreign exchange gain or loss arising on an intercompany monetary asset or liability (e.g. an intercompany receivable denominated in a currency different from the functional currency of the subsidiary) cannot be eliminated. Such foreign exchange gains and losses are recognised in the income statement or in income and expense recognised directly in equity, if the underlying forms and in integral part of the net investment in foreign operation.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

Functional and Presentation currency

The parent’s functional currency is INR, while the subsidiaries, mokSa Technologies Inc., is USD and mokSa Technologies Pte. Limited is SGD. The group has chosen to present the CFS in USD which is not the functional currency of the group. The results and financial position are translated into a presentation currency using the following procedures:

(a)     assets and liabilities for each statement of financial position presented (ie including comparatives) are translated at the closing rate at the date of that statement of financial position;

(b)    income and expenses for each statement presenting profit or loss and other comprehensive income (ie including comparatives) are translated using the average exchange rates for the period; and

(c)     all resulting exchange differences are recognised in other comprehensive income.

	Average rate
	31 Dec 2023	30 Jun 2023	31 Dec 2022	30 Jun 2022
INR	0.0121	0.0124	0.0124	0.0131
SGD	0.7478	0.7287	0.7322	0.7314
	Closing rate
	31 Dec 2023	30 Jun 2023	31 Dec 2022	30 Jun 2022
INR	0.0120	0.0122	0.0121	0.0127
SGD	0.7575	0.7382	0.7452	0.7192

2.6    Use of estimates and judgements

In preparing these financial statements, management has made judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised prospectively.

Judgements

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognised in the financial statements is included in the following notes:

Note 27 — Fair value measurement of financial instruments

Note 18 — Leases: whether an arrangement contains a lease

Note 12 — useful lives of property, plant and equipment

Note 26 — recognition and measurement of provisions and contingencies

Note 28 — measurement of ECL allowance for trade receivables, loans and contract assets

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

Estimates

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment in the year ended 31 December 2023 is included in the following notes:

Note 27 — Fair value measurement of financial instruments

Note 18 — Leases: whether an arrangement contains a lease

Note 12 — useful lives of property, plant and equipment

Note 26 — recognition and measurement of provisions and contingencies

Note 28 — measurement of ECL allowance for trade receivables, loans and contract assets

2.7    Revenue recognition

Revenue from contracts with customers:

The Group recognises revenue from contracts with customers based on a five-step model as set out in IFRS 15 — Revenue from contracts with customers “(IFRS 15”).

Step 1.    Identify the contract(s) with a customer: A contract is defined as an agreement between two or more parties that creates enforceable rights and obligations and sets out the criteria for every contract that must be met.

Step 2.    Identify the performance obligations in the contract: A performance obligation is a promise in a contract with a customer to transfer a good or service to the customer.

Step 3.    Determine the transaction price: The transaction price is the amount of consideration to which the Group expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties.

Step 4.    Allocate the transaction price to the performance obligations in the contract: For a contract that has more than one performance obligation, the Group will allocate the transaction price to each performance obligation in an amount that depicts the amount of consideration to which the Group expects to be entitled in exchange for satisfying each performance obligation.

Step 5.    Recognise revenue when (or as) the entity satisfies a performance obligation.

Revenue towards satisfaction of a performance obligation is measured at the amount of transaction price (net of variable consideration) allocated to that performance obligation. The transaction price of goods and services rendered is net of variable consideration, if any, and excludes taxes and duties. The Group assesses its revenue arrangements against specific criteria to determine if it is acting as principal or agent. The Group has concluded that it is acting as a principal in all of its revenue arrangements.

Significant revenue areas	Nature and timing of satisfaction of performance obligations
Sale/subscription of licenses and maintenance services.

The Group recognises the revenue when a performance obligation is satisfied in accordance with the terms of the contractual arrangement. Typically, performance obligations are satisfied over the period of time as the subscription of licenses and maintenance services are rendered. Revenue recognised over the period of time is based on a straight-line method, unless another method better depicts the pattern of transfer of control of the services.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

Significant revenue areas	Nature and timing of satisfaction of performance obligations
Support services

The Group recognises the revenue when a performance obligation is satisfied in accordance with the terms of the contractual arrangement. Typically, performance obligations are satisfied over the period of time as the professional and support services are rendered. Revenue recognised over the period of time is based on a straight-line method, unless another method better depicts the pattern of transfer of control of the services.

Implementation services

The Group recognizes revenue based on the achievement of specific milestones in accordance with the terms of the contractual arrangement. Typically, revenue is recognized over the period at various stages as defined by the contractual milestones. Revenue from installation and customization services are recognized as each relevant milestone is completed, in accordance with the detailed performance obligations set out in the contracts.

2.8    Lease

At inception of a contract, the Group assesses whether a contract is, or contains a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group assesses whether:

i.       The contract involves the use of an identified asset — this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

ii.      The Group has the right to substantially all of the economic benefits from the use of the asset throughout the period of use; and

iii.     The Group has the right to direct the use of the asset. The Group has this right when it has the decision-making rights that are most relevant to changing how and for what purposes the asset is used. In rare cases where the decision about how and for what purpose the asset is used is predetermined, the Group has the right to direct the use of the asset if either:

•        The Group has the right to operate the asset; or

•        The Group designed the asset in a way that predetermines how and for what purposes it will be used.

At inception or on reassessment of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices.

The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is allocated, less any lease incentives received.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

The right-of-use asset is subsequently depreciated using the straight-line method over the shorter of the useful life of the leased asset and the expected lease term. If ownership of the leased asset is automatically transferred at the end of the lease term or the exercise of a purchase option is reflected in the lease payments, the right-of-use asset is amortised on a straight-line basis over the expected useful life of the leased asset.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as a discount rate. The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments. The Group has elected not to recognise right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low value assets. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Lease payments include fixed payments, i.e. amounts expected to be payable by the Company under residual value guarantee, the exercise price of purchase options and lease payments in relation to lease extension options, if the Company is reasonably certain to exercise purchase or extension options, and payment of penalties for terminating the lease if the lease term considered reflects that the Company shall exercise a termination option.

2.9    Taxation

Income tax expense comprises current and deferred taxes. Income tax expense is recognised in the consolidated income statement, except when related to items that are recognised outside of profit or loss (whether in other comprehensive income or directly in equity) or where related to the initial accounting for a business combination. In the case of a business combination, the tax effect is included in the accounting for the business combination.

Current income taxes are determined based on the respective taxable income of each taxable entity and tax rules applicable for respective tax jurisdictions.

Deferred tax assets and liabilities are recognised for the future tax consequences of temporary differences between the carrying values of assets and liabilities and their respective tax bases, and unutilised tax losses, depreciation carry-forwards and tax credits. Such deferred tax assets and liabilities are computed separately for each taxable entity and for each taxable jurisdiction. Deferred tax assets are recognised to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses, depreciation carry-forwards and unused tax credits could be utilised. The future profitability is based on the business plan for each respective entity within the Group. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured based on the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date.

Current and deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

The extent to which deferred tax assets can be recognised is based on an assessment of the probability that future taxable income will be available against which the deductible temporary differences and tax loss carry-forwards can be utilised.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

Tax provisions are recognised for uncertain tax positions where a risk of an additional tax liability has been identified and it is probable that the Group will be required to settle that tax. Measurement is dependent on management’s expectations of the outcome of decisions by tax authorities in the various tax jurisdictions in which the Group operates. This is assessed on a case-by-case basis using in-house experts, professional firms and previous experience. Where no provision is required, the exposure is disclosed as a contingent liability in note 25 unless the likelihood of an outflow of economic benefits is remote.

Judgement is required in assessing the impact of any legal or economic limits or uncertainties in various tax jurisdictions

2.10  Property, plant and equipment

Property, plant and equipment is stated at cost of acquisition or construction less accumulated depreciation and accumulated impairment, if any. Land is not depreciated.

Cost includes purchase price, non-recoverable taxes and duties, labour cost and direct overheads for self-constructed assets and other direct costs incurred up to the date the asset is ready for its intended use.

Interest cost incurred for constructed assets is capitalised up to the date the asset is ready for its intended use, based on borrowings incurred specifically for financing the asset or the weighted average rate of all other borrowings, if no specific borrowings have been incurred for the asset.

Depreciation is charged on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Class of property, plant and equipment	Estimated useful life
Buildings	20 years
Furniture, fittings and equipment	5 – 7 years
Computer and computer equipment’s	3 – 5 years
Vehicles	5 years

The depreciation period for property, plant and equipment with finite useful lives is reviewed at least at each year end. Changes in expected useful lives are treated as changes in accounting estimates.

Assets held under leases are depreciated over their expected useful lives on the same basis as owned assets or, were shorter, the term of the relevant lease. Freehold land is measured at cost and is not depreciated. Residual values are reassessed on an annual basis.

An item of property, plant and equipment is derecognised on disposal or when it is withdrawn from use and no future economic benefits are expected from its disposal. Any gain or loss arising from derecognition is included in profit or loss.

2.11  Non-current assets held for sale

Non-current assets (and disposal groups) classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. Any write-downs on initial classification or subsequent remeasurement are recognised in the consolidated income statement. Gains are not recognised in excess of any cumulative impairment losses.

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset (or disposal group) is available for immediate sale in its present condition.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

Management must be committed to the sale which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

2.12  Impairment of non-financial assets

Property, plant and equipment and intangible assets

At each reporting date, the Group reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For impairment testing, assets that do not generate independent cash inflows are grouped together into cash-generating units (CGUs). Each CGU represents the smallest company of assets that generates cash inflows that are largely independent of the cash inflows of other assets or CGUs.

The recoverable amount of an individual asset or CGU is the higher of its value in use and its fair value less costs of disposal. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognised if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Impairment losses are recognised in the statement of profit and loss.

An asset (or cash-generating unit) impaired in prior years is reviewed at each balance sheet date to determine whether there is any indication of a reversal of impairment losses recognised in prior years.

2.13  Cash and cash equivalents

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, demand deposits and highly liquid investments with an original maturity of up to three months that are readily convertible into known amounts of cash and that are subject to an insignificant risk of changes in value.

Cash flow statement

Cash flows are reported using the indirect method, whereby net profit/(loss) before tax is adjusted for the effects of transactions of non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from operating, investing and financing activities of the Group are segregated.

2.14  Financial instruments

Recognition and derecognition

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial instruments are recognised on the balance sheet when the Group becomes a party to the contractual provisions of the instrument.

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire or it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received. Any gain or loss arising on derecognition is recognised in profit or loss. When a financial instrument is derecognised, the cumulative gain or loss in equity (if any) is transferred to the consolidated income statement.

Financial assets are written off when there is no reasonable expectation of recovery. The Group reviews the facts and circumstances around each asset before making a determination. Financial assets that are written off could still be subject to enforcement activities.

Financial liabilities are derecognised when they are extinguished, that is when the obligation is discharged, cancelled or has expired.

Initial measurement

Initially, a financial instrument is recognised at its fair value. Transaction costs directly attributable to the acquisition or issue of financial instruments are recognised in determining the carrying amount, if it is not classified as at fair value through profit or loss. Transaction costs of financial instruments carried at fair value through profit or loss are expensed in profit or loss.

Subsequently, financial instruments are measured according to the category in which they are classified.

Classification of financial assets is based on the business model in which the instruments are held as well as the characteristics of their contractual cash flows. The business model is based on management’s intentions and past pattern of transactions. Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest. The Group reclassifies financial assets when and only when its business model for managing those assets changes.

Financial assets are classified into three categories:

Financial assets at amortised cost are non-derivative financial assets with contractual cash flows that consist solely of payments of principal and interest and which are held with the intention of collecting those contractual cash flows. Subsequently, these are measured at amortised cost using the effective interest method less impairment losses, if any. These include cash and cash equivalents, contract assets and other financial assets.

Financial assets at fair value through other comprehensive income are non-derivative financial assets with contractual cash flows that consist solely of payments of principal and interest and which are held with the intention of collecting those contractual cash flows as well as to sell the financial asset. Subsequently, these are measured at fair value, with unrealised gains or losses being recognised in other comprehensive income apart from any expected credit losses or foreign exchange gains or losses, which are recognised in profit or loss. This category can also include financial assets that are equity instruments which have been irrevocably designated at initial recognition as fair value through other comprehensive income. For these assets, there is no expected credit loss recognised in profit or loss.

Financial assets at fair value through profit or loss are financial assets with contractual cash flows that do not consist solely of payments of principal and interest. This category includes derivatives, embedded derivatives separated from the host contract and investments in certain convertible loan notes. Subsequently, these are measured at fair value, with unrealised gains or losses being recognised in profit or loss, with the exception of derivative instruments designated in a hedging relationship, for which hedge accounting is applied.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

Classification and measurement — financial liabilities

Financial liabilities are classified as subsequently measured at amortised cost unless they meet the specific criteria to be recognised at fair value through profit or loss.

Other financial liabilities are measured at amortised cost using the effective interest method.

Financial liabilities at fair value through profit or loss include derivatives and embedded derivatives separated from the host contract as well as financial liabilities held for trading. Subsequent to initial recognition, these are measured at fair value with gains or losses being recognised in profit or loss. Embedded derivatives relating to prepayment options on senior notes are not considered as closely related and are separately accounted unless the exercise price of these options is approximately equal on each exercise date to either the amortised cost of the senior notes or the present value of the lost interest for the remaining term of the senior notes.

Offsetting

Financial assets and financial liabilities are offset and the net amount presented in the balance sheet when, and only when, the Company currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realise the asset and settle the liability simultaneously.

Impairment

The Group recognises a loss allowance in profit or loss for expected credit losses on financial assets held at amortised cost or at fair value through other comprehensive income. Expected credit losses are forward looking and are measured in a way that is unbiased and represents a probability-weighted amount, takes into account the time value of money (values are discounted using the applicable effective interest rate) and uses reasonable and supportable information.

Lifetime expected credit losses are calculated for assets that were deemed credit impaired at initial recognition or have subsequently become credit impaired as well as those where credit risk has increased significantly since initial recognition.

The Group adopts the simplified approach to apply lifetime expected credit losses to trade receivables and contract assets. Where credit risk is deemed low at the reporting date or to have not increased significantly, credit losses for the next 12 months are calculated.

Credit risk is determined to have increased significantly when the probability of default increases. Such increases are relative and assessment may include external ratings (where available) or other information such as past due payments. Historic data and forward-looking information are both considered. Objective evidence for a significant increase in credit risk may include where payment is overdue by 90 or more days as well as other information about significant financial difficulties of the borrower.

Equity instruments

An equity instrument is any contract that evidences residual interests in the assets of the Group after deducting all of its liabilities. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs.

Investments in equity instruments are measured at fair value; however, where a quoted market price in an active market is not available, equity instruments are measured at cost (investments in equity instruments that are not held for trading). The Group has not elected to account for these investments at fair value through other comprehensive income.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

Determination of fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. The fair value of a financial instrument on initial recognition is normally the transaction price.

In estimating the fair value of an asset or liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Subsequent to initial recognition, the Group determines the fair value of financial instruments that are quoted in active markets using the quoted bid prices (financial assets held) or quoted ask prices (financial liabilities held) and using valuation techniques for other instruments. Valuation techniques include the discounted cash flow method and other valuation models.

2.15  Earnings per share

Earnings per share, diluted earnings per share are measured as follows:

basic earnings per share are calculated by dividing profit or loss attributable to owners of the company by the weighted average number of ordinary shares outstanding during the period, excluding treasury shares. The weighted average number of ordinary shares outstanding is calculated based on the number of ordinary shares outstanding at the beginning of the period, after deduction of treasury shares, adjusted on a time-apportioned basis for shares bought back or issue during the period;

diluted earnings per share are calculated by dividing profit or loss attributable to owners of the company by the weighted average number of ordinary shares outstanding during the year as used to calculate basic earnings per share, both items being adjusted on a time-apportioned basis for the effects of all potentially dilutive financial instruments corresponding to (i) performance shares and (ii) free share grants until fully vested.

2.16  Employee benefits

Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid e.g., under short-term cash bonus, if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the amount of obligation can be estimated reliably.

Post-employment benefits

Defined contribution plans:

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. The Group makes specified monthly contributions towards employee provident fund to Government administered provident fund scheme which is a defined contribution plan. Obligations for contributions to defined contribution plans are recognised as an employee benefit expense in profit or loss in the periods during which the related services are rendered by employees.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

Defined benefit plans:

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The Group’s gratuity benefit scheme is a defined benefit plan. The Group’s net obligation in respect of defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets. The calculation of defined benefit obligation is performed annually by a qualified actuary using the projected unit credit method.

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses and the return on plan assets (excluding interest) are recognised in Other Comprehensive Income (OCI). The Group determines the net interest expense on the net defined benefit liability for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability/(asset), taking into account any changes in the net defined benefit liability during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognised in the statement of profit and loss

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service (‘past service cost’ or ‘past service gain’) or the gain or loss on curtailment is recognised immediately in profit or loss. The Group recognises gains and losses on the settlement of a defined benefit plan when the settlement occurs.

Compensated absences

The employees can carry-forward a portion of the unutilized accrued compensated absences and utilize it in future service periods or receive cash compensation on termination of employment. Since the employee has unconditional right to avail the leave, the benefit is classified as a short-term employee benefit. The Group records an obligation for such compensated absences in the period in which the employee renders the services that increases his entitlement. The obligation is measured on the basis of independent actuarial valuation using the projected unit credit method.

2.17  Provisions and contingent liabilities

Provisions are recognised when there is a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and there is a reliable estimate of the amount of the obligation. Provisions are measured at the best estimate of the expenditure required to settle the present obligation at the Balance sheet date.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Contingent liabilities are disclosed when there is a possible obligation arising from past events, the existence of which will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group or a present obligation that arises from past events where it is either not probable that an outflow of resources will be required to settle or a reliable estimate of the amount cannot be made. Contingent liabilities are disclosed in the note x. Contingent assets are not recognised in the CFS.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

2.18  Segment information

Segment revenues and expenses:    All segment revenues and expenses are directly attributable to the segments

Segment assets and liabilities:    Segment assets include all operating assets used by a segment and comprise primarily of debtors and fixed assets, net of allowances and provisions, which are reported as direct offsets in the balance sheet. While most such assets can be directly attributed to individual segments, the carrying amount of certain assets used jointly by two or more segments is allocated to the segments on a reasonable basis. Segment liabilities include all operating liabilities and comprise primarily of creditors and accrued liabilities

Unallowable expenses/income:    General administrative expenses and other expenses that arise at the enterprise level and relate to the Group as a whole are shown as unallowable items

Accounting policies:    The accounting policies consistently used in the preparation of the CFS are also applied to revenues and expenditure in individual segments

2.19  Exceptional items

An item of income or expense which by its size, nature or incidence requires disclosure in order to improve an understanding of the performance of the Group is treated as an exceptional item and disclosed separately in the CFS.

2.20  Events after the reporting date

Where events occurring after the balance sheet date provide evidence of conditions that existed as at the end of the reporting period, the impact of such events is adjusted within the CFS. Otherwise, events after the balance sheet date of material size or nature are only disclosed

2.21  New standards and pronouncements effective from 01 January 2023

The following standards and interpretations apply for the first time to financial reporting periods commencing on or after 1 January 2023

Tittle	Key requirements
Disclosure of Accounting Policies — Amendments to IAS 1 and IFRS Practice Statement 2

The IASB amended IAS 1 Presentation of Financial Statements to require entities to disclose their material rather than their significant accounting policies. The amendments define what is ‘material accounting policy information’ (being information that, when considered together with other information included in an entity’s financial statements, can reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements) and explain how to identify when accounting policy information is material. They further clarify that immaterial accounting policy information does not need to be disclosed. If it is disclosed, it should not obscure material accounting information. To support this amendment, the IASB also amended IFRS Practice Statement 2 Making Materiality Judgements to provide guidance on how to apply the concept of materiality to accounting policy disclosures.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

2.      Accounting polices (cont.)

Definition of Accounting Estimates — Amendments to IAS 8

The amendment to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors clarifies how companies should distinguish changes in accounting policies from changes in accounting estimates. The distinction is important, because changes in accounting estimates are applied prospectively to future transactions and other future events, whereas changes in accounting policies are generally applied retrospectively to past transactions and other past events as well as the current period.

Deferred Tax related to Assets and Liabilities arising from a Single Transaction — Amendments to IAS 12

The amendments to IAS 12 Income Taxes require companies to recognise deferred tax on transactions that, on initial recognition, give rise to equal amounts of taxable and deductible temporary differences, and will require the recognition of additional deferred tax assets and liabilities. The amendment should be applied to transactions that occur on or after the beginning of the earliest comparative period presented. In addition, entities should recognise deferred tax assets (to the extent that it is probable that they can be utilised) and deferred tax liabilities at the beginning of the earliest comparative period for all deductible and taxable temporary differences associated with right-of-use assets and lease liabilities, and decommissioning, restoration and similar liabilities, and the corresponding amounts recognised as part of the cost of the related assets. The cumulative effect of recognising these adjustments is recognised in the opening balance of retained earnings, or another component of equity, as appropriate. IAS 12 did not previously address how to account for the tax effects of on balance sheet leases and similar transactions and various approaches were considered acceptable. Some entities may have already accounted for such transactions consistent with the new requirements. These entities will not be affected by the amendments.

3.      List of main consolidated companies by country

mokSa Technologies India Private Limited is the parent company of what is generally known as ‘the mokSa Group’ comprising of 2 companies. The consolidated companies at 31 December 2023 are listed below:

Country	List of the companies consolidated at 31 Dec 2023	% interest	Consolidation method
United States of America	mokSa Technologies Inc.	100.00%	Full Consolidation
Singapore	mokSa Technologies Pte. Limited	100.00%	Full Consolidation

4.      Segment Information

4.1    Business segment

The Group’s business activity falls within a single business segment i.e. develop, maintain, assist, establish, manage, operate business and technology consulting services and software development. Accordingly, no further disclosures other than those already included in the financial statements are required under IFRS 8 — Operating Segments.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

4.      Segment Information (cont.)

4.2    Geographical segments:

The Group’s secondary segments are the geographical distribution of its activities and they operate in three principal geographical areas of the world, in India, in USA and in Singapore. The following table describes the secondary segment information by geographical market of the group

Revenue from operations (net)	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
India	3,836,716	3,665,055
USA	2,895,538	7,685,213
Singapore	392,987	428,214
Trade receivables (net)	As at 31 December 2023	As at 31 December 2022
	USD	USD
India	942,204	304,494
USA	48,970	1,381,400
Singapore	112,939	129,571
Other assets	As at 31 December 2023	As at 31 December 2022
	USD	USD
India	172,793	269,999
USA	335,025	—
Singapore	50,764	2,704

The geographical segment information relating to revenue and trade receivables is disclosed based on the location of the customers and relating to other assets is disclosed based on the location of the assets.

5.      Disaggregation of revenue from contracts with customers

	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
External Revenue by Service line
Sale/subscription of licenses	829,237	492,010
Implementation services	481,843	753,006
Revenue from annual maintenance charges (“AMC”)	532,198	409,899
Support services	4,783,606	9,044,990
	6,626,885	10,699,905

External Revenue by timing of revenue
At a point in time	—	—
Over time	6,626,885	10,699,905
	6,626,885	10,699,905

Refer note 4 for the geographical wise revenue from the customers and note 31 for Related party disclosures.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

5.      Disaggregation of revenue from contracts with customers (cont.)

5.1    Assets and liabilities related to contracts with customers

	As at 31 December 2023	As at 30 June 2023
	USD	USD
Contract assets	333,798	1,794,058
Less: Loss allowance	—	—
Total contract assets	333,798	1,794,058

Current:
Contract liabilities	892,386	934,100
Total contract liabilities	892,386	934,100

(i)     Significant changes in contract assets and liabilities

Reasons for changes in Contract asset

Contract assets have decreased as the group has provided fewer services ahead of the agreed payment schedules for fixed-price contracts.

Reasons for changes in Contract liabilities

Contract liabilities have increased as the group billed its customers ahead of providing services.

(ii)    There are no adjustments to the contract price.

(ii)    Revenue recognised in relation to contract liabilities

	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
Revenue recognised that was included in the contract liability balance at the beginning of the period	934,100	675,012
Revenue reocgnised during the period	(934,100)	(675,012)
Liability recognised during the period	892,386	459,143
	892,386	459,143
Revenue recognised from performance obligations satisfied in previous periods	—	—
	892,386	459,143

Note: the contract liability represents the advance billing to the customer towards performance obligations unfulfilled as at the reporting date. Management expects that these performance obligations are met in due course as per the terms of the contract entered with the customers.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

6.      Breakdown of expenses by nature

	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
Cost of licenses sold	421,575	355,115
AMC support services	332,265	195,719
Technical support services	1,986,918	5,408,995
Employee benefits expenses	2,781,576	4,032,963
Depreciation	62,360	48,134
Other expenses	804,747	202,394
Total cost of sales, distribution cost and administrative expense	6,389,440	10,243,319
Cost of sales	2,740,758	5,959,829
Distribution costs	4,100	—
Administrative expenses	3,644,582	4,283,490
	6,389,440	10,243,319

Employee benefit expenses include salary and commission paid to KMP. Refer related party disclosure note 31.

7.      Other income

	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
Liabilities/provision no longer required written off	—	—
Interest income on income tax refund	—	—
Other non-operating income	4,684	241
	4,684	241

8.      Other gains/(losses) — net

	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
Net fair value gain/(loss) on financial assets at fair value through profit or loss	45,355	10,404
Net foreign exchange gain/(loss)	4,047	30,987
	49,402	41,390

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

9.      Finance income and cost

	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
Interest income on unwinding of security deposits	231	142
	231	142
Finance Costs
Interest on lease liabilities	8,599	2,391
Bank charges	3,728	2,834
Finance costs expensed	12,327	5,225
Net finance costs	(12,096)	(5,082)

10.    Income tax expenses

	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
Current tax expense
Current year	159,726	115,320
Adjustments for prior periods	—	—
Current tax expense	159,726	115,320

10.1  Deferred tax (credit)/expense

	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
Origination and reversal of temporary differences	(11,877)	45,919
Adjustments for prior periods	—	—
Rate changes	—	—
Deferred tax (credit)/expense	(11,877)	45,919
Total Income tax expense	147,849	161,239

Amounts recognised in the consolidated statement of other comprehensive income
Deferred tax (credit)/expense on actuarial gains/losses on retirement benefits	—	5,146
Deferred tax credit on change in fair value of cash flow hedges	—	—
Deferred tax credit on rate changes.	—	—
	—	5,146
Total expenses	147,849	166,385

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

10.    Income tax expenses (cont.)

10.2  Reconciliation of effective tax rate:

	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
Profit/(loss) for the year	131,585	331,895
Total income tax expense	147,849	166,385
Profit/(loss) before tax	279,434	498,280
Income tax expense/(credit) using the tax rates applicable to individual entities of 25.168% (2022: 25.168%)	70,328	125,407
Non-deductible expenses	886	11,565
Unrecognised or written-down deferred tax assets	—	—
Tax impact of gratuity re-measurement through other comprehensive income	—	—
Temporary differences	—	—
Changes in tax rates	—	—
Overseas unremitted earnings	—	—
Tax on share of profit of equity accounted investments	77,564	16,072
Other Changes	(929)	13,341
Under/(over) provided in prior years
Total income tax expense	147,849	166,385

10.3  Deferred tax assets and liabilities

Significant components of deferred tax assets and liabilities for the year ended 31 December 2023 are as follows:

	Opening Balance	Recognised in profit or loss	Recognise in other comprehensive income	Foreign exchange	Closing Balance
Deferred tax assets
Property, plant & equipment	(3,053)	1,155	—	39	(1,860)
Compensated absence and retirement benefits	120,354	20,834	—	(2,040)	139,149
Expenses deductible in future periods	30,549	(30,827)	—	(234)	(512)
Lease liability	11,663	34,939	—	(456)	46,146
Others	2	530	—	(4)	527
Total deferred tax asset	159,514	26,632	—	(2,695)	183,451

Deferred tax liabilities
Right of use assets	(11,431)	(33,733)	—	443	(44,720)
FVTPL Investments	(14,358)	12,845	—	123	(1,391)
Total deferred tax liability	(25,789)	(20,888)	—	566	(46,111)

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

10.    Income tax expenses (cont.)

Significant components of deferred tax assets and liabilities for the year ended 30 June 2023 are as follows

	Opening Balance	Recognised in profit or loss	Recognised in other comprehensive income	Foreign exchange	Closing Balance
Deferred tax assets
Compensated absence and retirement benefits	94,284	9,536	(5,146)	(4,568)	94,106
Expenses deductible in future periods	141,298	(77,754)	—	(4,802)	58,742
Lease liability	18,015	(8,622)	—	(644)	8,750
Unabsorbed losses	—	32,871		(797)	32,075
Others	4	(1)	—	(0)	3
Total deferred tax asset	253,600	(43,969)	(5,146)	(10,810)	193,675

Deferred tax liabilities
Property, plant & equipment	(2,429)	(185)	—	119	(2,495)
Right of use assets	(16,762)	8,334	—	591	(7,837)
FVTPL Investments	(1,825)	193	—	82	(1,550)
Total deferred tax liability	(21,016)	8,342	—	792	(11,882)
	As at 31 December 2023	As at 30 June 2023
	USD	USD
Presented as deferred tax asset*	137,340	127,544

____________

*        For balance sheet presentation purposes, deferred tax assets and deferred tax liabilities are offset to the extent that they relate to the same taxation authority and are expected to be settled on a net basis

All deferred tax assets and deferred tax liabilities at 31 December 2023 and 30 June 2023 are presented as non-current.

11.    Earnings per share

	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
Profit attributable to the ordinary equity holders of the company	131,585	331,895
Weighted average number of ordinary shares	50,000	50,000
Basic earnings per share	2.63	6.64
Diluted earnings per share	2.63	6.64

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

12.    Property, plant and equipment

	Buildings	Furniture, fittings and equipment	Computer and computer equipment	Total
Gross (refer note below)
At 1 July 2022	67,733	2,596	77,873	148,203
Additions	—	—	8,827	8,827
Exchange differences	(3,205)	(24)	(3,154)	(6,383)
Disposals	—	—	—	—
At 31 December 2022	64,528	2,573	83,546	150,647

At 01 July 2023	67,733	1,175	70,263	139,171
Additions	—	—	13,476	13,476
Exchange differences	—	—	—	—
Disposals	(2,617)	(19)	(2,576)	(5,213)
At 30 June 2023	65,116	1,156	81,163	147,434

At 01 July 2023	65,116	2,577	88,773	156,466
Additions	—	212	1,572	1,784
Disposals	—	—	—	—
Exchange differences	(1,015)	(8)	(1,209)	(2,231)
At 31 December 2023	64,101	2,781	89,137	156,018

Accumulated depreciation
At 1 July 2022	6,161	1,849	24,639	32,649
Charge for the year	3,032	228	11,760	15,021
Exchange Differences	(365)	(5)	(981)	(1,351)
Disposals	—	—	—	—
At 31 December 2022	8,828	2,072	35,419	46,319

At 01 July 2023	6,161	428	17,029	23,617
Charge for the year	6,042	439	23,334	29,814
Exchange Differences	—	—	—	—
Eliminated on disposals	(357)	(5)	(1,012)	(1,374)
At 30 June 2023	11,845	861	39,351	52,057

At 01 July 2023	11,845	2,283	46,961	61,089
Charge for the year	2,962	56	10,331	13,349
Eliminated on disposals	—	—	—	—
Exchange differences	(208)	(3)	(638)	(850)
At 31 December 2023	14,599	2,335	56,654	74,438

Carrying amount
At 30 June 2023	53,271	294	41,812	95,377
At 31 December 2023	49,501	446	32,482	82,430

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

13.    Trade receivables

	As at 31 December 2023	As at 30 June 2023
	USD	USD
Current
Trade receivables from contracts with customers (Refer note 27)	693,118	3,178,055
Less: Loss allowance (Refer note 27)	—	—
	693,118	3,178,055

____________

Note:

The Group adopted a simplified expected credit loss method to assess the provisioning for receivables. As at the reporting date the receivables due are less than one year. Hence, no loss allowance was recorded as at the reporting date. Further, the group regularly monitors the credit worthiness of its customers and did not identify any customers whose credit worthiness is impaired.

Information about the Group’s exposure to credit and market risks, and fair value measurement is included in note 27 and 28.

14.    Other financial assets

	As at 31 December 2023	As at 30 June 2023
	USD	USD
Other non-current financial assets
(a) Financial assets at amortised cost
Security deposits	6,212	8,366
	6,212	8,366
Other current financial assets
(a) Financial assets at fair value through profit or loss
Investments in Mutual funds (quoted)	452,457	1,111,920
(b) Financial assets at amortised cost
Security deposits	3,170	3,220
Less: Loss allowance	—	—
	455,627	1,115,140

Amounts recognised in profit or loss

	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
Fair value gains (losses) on equity investments at FVPL recognised in other gains/(losses) (Refer note 8)	45,355	10,404

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

15.    Cash and cash equivalents

	As at 31 December 2023	As at 30 June 2023
	USD	USD
Cash at bank	1,327,217	1,309,947
Cash in hand	2,678	15,905
	1,329,895	1,325,852

16.    Other assets

	As at 31 December 2023	As at 30 June 2023
	USD	USD
Other non-current assets
Prepayments	595,743	503,954
	595,743	503,954

Other current assets
Prepayments	466,029	248,817
Other receivables	92,554	18,180
	558,583	266,996

17.    Current tax assets

	As at 31 December 2023	As at 30 June 2023
	USD	USD
Current tax assets	260,021	301,461
	260,021	301,461

18.    Leases

(i)     Amounts recognised in the statement of financial position

Right-of-use assets

	Buildings	Vehicles	Total
Gross
At 1 July 2022	118,981	14,897	133,878
Additions	—	—	—
Exchange differences	(5,630)	(705)	(6,335)
Disposal	—	—	—
At 31 December 2022	113,351	14,192	127,543

At 1 July 2022	118,981	14,897	133,878
Additions	22,212	29,975	52,186
Exchange differences	(4,598)	(576)	(5,174)
Disposal	(114,383)	(14,321)	(128,704)
At 30 June 2023	22,212	29,975	52,186
At 1 July 2023	22,212	29,975	52,186

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

18.    Leases (cont.)

	Buildings	Vehicles	Total
Additions	133,652	47,950	181,602
Disposal	—	—	—
Exchange differences	(346)	(467)	(813)
At 31 December 2023	155,518	77,458	232,975

Accumulated depreciation
At 1 July 2022	59,499	7,779	67,278
Charge for the year	29,284	3,829	33,113
Exchange differences	(3,525)	(461)	(3,986)
Eliminated on disposals	—	—	—
At 31 December 2022	85,258	11,146	96,405

At 1 July 2022	59,499	7,779	67,278
Charge for the year	58,954	13,263	72,217
Exchange differences	(3,461)	(562)	(4,023)
Eliminated on disposals	(114,383)	(14,321)	(128,704)
At 30 June 2023	609	6,159	6,768

At 1 July 2023	609	6,159	6,768
Charge for the year	37,658	11,353	49,010
Eliminated on disposals	—	—	—
Exchange differences	(305)	(185)	(490)
At 31 December 2023	37,961	17,327	55,288

Carrying amount
At 30 June 2023	21,603	23,816	45,419
At 31 December 2023	117,557	60,131	177,688

Lease liabilities

	As at 31 December 2023	As at 30 June 2023
	USD	USD
Current	103,269	21,228
Non-current	80,084	24,748
	183,354	45,976

(ii)    Amounts recognised in the statement of profit or loss

	Notes	Six months ended 31 December 2023	Six months ended 31 December 2022
		USD	USD
Depreciation charge of right-of-use assets	6	(49,010)	(33,113)
Interest expense (included in finance cost)	9	(8,599)	(2,391)
Expense relating to short-term leases (included in cost of goods sold and administrative expenses)	6	(5,284)	(5,015)
Expense relating to leases of low-value assets that are not shown above as short-term leases (included in administrative expenses)	6	—	—
Expense relating to variable lease payments not included in lease liabilities (included in administrative expenses)	6	—	—

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

18.    Leases (cont.)

The total cash outflow for leases during the period December 31, 2023 and December 31, 2022 are USD 52,452 and USD 36,663 respectively.

The maturity analysis of the contractual undiscounted cash flows is as follows:

	As at 31 December 2023	As at 30 June 2023
	USD	USD
Less than 1 year	115,664	24,565
1 – 2 years	66,176	18,160
2 – 5 years	17,955	8,242
Over 5 years	—	—
Total	199,795	50,968

Net debt reconciliation

Net debt	31 December 2023	30 June 2023
	USD	USD
Cash and cash equivalents	1,329,895	1,325,852
Liquid investments	455,627	1,115,140
Lease liabilities	183,354	45,976
Net debt	1,968,875	2,486,968
	Liabilities from financing activities		Other Assets		Total
	Borrowings	Leases	Cash/bank and overdraft	Liquid investments
Net debt as at 1 July 2022	—	71,231	1,911,775	313,827	2,296,833
Financing cash flows	—	(36,663)	—	—	(36,663)
New leases	—	—	—	—	—
Foreign exchange adjustments	—	(2,540)	—	—	(2,540)
Changes in fair values	—	—	—	—	—
Other changes	—	—	365,469	1,108,746	1,474,215
Interest expense	—	2,391	—	—	2,391
Interest payments (presented as operating cash flows)	—	—	—	—	—
Net debt as at 31 December 2022	—	34,418	2,277,244	1,422,573	3,734,236

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

18.    Leases (cont.)

	Liabilities from financing activities		Other Assets		Total
	Borrowings	Leases	Cash/bank and overdraft	Liquid investments
Net debt as at 1 July 2022	—	71,231	1,911,775	313,827	2,296,833
Financing cash flows	—	(80,558)	—	—	(80,558)
New leases	—	52,186	—	—	52,186
Foreign exchange adjustments	—	(1,251)	—	—	(1,251)
Changes in fair values	—	—	—	—	—
Other changes	—	—	(585,923)	801,313	215,390
Interest expense	—	4,368	—	—	4,368
Interest payments (presented as operating cash flows)	—	—	—	—	—
Net debt as at 30 June 2023	—	45,976	1,325,852	1,115,140	2,486,968

Net debt as at 1 July 2023	—	45,976	1,325,852	1,115,140	2,486,968
Financing cash flows	—	(52,452)	—	—	(52,452)
New leases	—	181,602	—	—	181,602
Foreign exchange adjustments	—	(372)	—	—	(372)
Changes in fair values	—	—	—	—	—
Other changes	—	—	4,043	(659,513)	(655,470)
Interest expense	—	8,599	—	—	8,599
Interest payments (presented as operating cash flows)	—	—	—	—	—
Net debt as at 31 December 2023	—	183,354	1,329,895	455,627	1,968,875

19.    Trade and other payables

	As at 31 December 2023	As at 30 June 2023
	USD	USD
Current liabilities
Trade payables	5,380	3,117,359
Payroll tax and other statutory liabilities	412,819	9
Other payables	79,547	125,845
	497,746	3,243,213

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

20.    Employee benefit obligations

	As at 31 December 2023	As at 30 June 2023
	USD	USD
Non-current
Defined benefit plans:
– Leave obligations	106,020	86,679
– Defined pension benefits	317,139	259,986
	423,159	346,665
	As at 31 December 2023	As at 30 June 2023
	USD	USD
Current
Defined benefit plans:
Leave obligations	69,021	56,815
Defined pension benefits	89,560	78,286
Salaries and bonus payable	298,729	611,574
	457,310	746,676

The lease obligations cover the group’s liabilities for long service leave and annual leave which are classified as either other long-term benefits or short-term benefits. The current portion of this liability includes all of the accrued annual leave, the unconditional entitlements to long service leave where employees have completed the required period of service, and also for those employees who are entitled to pro rata payments in certain circumstances.

The group does not have an unconditional right to defer settlement for any of these obligations. However, based on past experience, the group does not expect all employees to take the full amount of accrued leave or require payment within the next 12 months. The amounts reflected in current liability represents the amount that is expected to be paid by the group within the next 12 months.

21.    Current tax liabilities

	As at 31 December 2023	As at 30 June 2023
	USD	USD
Income tax payable	225,581	272,125
	225,581	272,125

22.    Equity

Share capital and share premium

	As at 31 December 2023		As at 30 June 2023
	USD		USD
	Shares	Amount	Shares	Amount
Ordinary shares
Authorised, issued and fully paid	50,000	6,725	50,000	6,725
Total share capital and share premium	50,000	6,725	50,000	6,725

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

22.    Equity (cont.)

The Group has only one class of equity shares having a par value of Rs. 10 per share. Each holder of equity shares is entitled to one vote per share. The Group declares and pays dividends in Indian rupees.

In the event of liquidation of the Group, the holders of equity shares will be entitled to receive remaining assets of the Group, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders.

23.    Other reserves

	Notes	Remeasurement of defined benefit plans	Foreign currency translation reserve	Total
At 1 July 2022		23,564	(91,945)	(68,381)
Transfer to retained earnings		—	—	—
Net amount transferred		23,564	(91,945)	(68,381)
Items of other comprehensive income:
Exchange differences on translation of foreign operations		—	43,053	43,053
Remeasurements of post-employment benefit obligations, net of tax		(38,321)	—	(38,321)
At 30 June 2023		(14,757)	(48,891)	(63,649)
	Notes	Remeasurement of defined benefit plans	Foreign currency translation reserve	Total
At 1 July 2023		(14,757)	(48,891)	(63,649)
Transfer to retained earnings		—	—	—
Net amount transferred		(14,757)	(48,891)	(63,649)
Items of other comprehensive income:
Remeasurements of post-employment benefit obligations, net of tax		(32,439)	—	(32,439)
Exchange differences on translation of foreign operations		—	138,140	138,140
At 31 December 2023		(47,196)	89,249	42,053

24.    Retained earnings

Movements in retained earnings were as follows:

	As at 31 December 2023	As at 30 June 2023
	USD	USD
Opening balance	3,230,390	2,420,310
Net profit for the period	131,585	810,080
Dividend paid	(1,459,834)	—
Closing balance	1,902,141	3,230,390

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

25.    Employee benefit obligations

(i)     Defined benefit pension plans

Amounts recognised in the statement of financial position

	Present value of obligation	Fair value of plan assets	Total
1 July 2022	275,158	—	275,158
Current service cost	26,906	—	26,906
Interest expense/(income)	10,379	—	10,379
Total amount recognised in profit or loss	37,285	—	37,285
Remeasurements
Experience adjustment	(20,445)	—	(20,445)
Total amount recognised in other comprehensive income	(20,445)	—	(20,445)
Exchange differences	(13,156)	—	—
Benefit payments	(11,237)		(11,237)
31 December 2022	267,604	—	280,760

1 July 2023	338,272		338,272
Current service cost	36,350	—	36,350
Interest expense/(income)	13,918	—	13,918
Total amount recognised in profit or loss	50,267	—	50,267
Remeasurements
Loss from change in financial assumptions	(1,206)	—	(1,206)
Experience adjustment	33,645	—	33,645
Total amount recognised in other comprehensive income	32,439	—	32,439
Exchange differences	(5,856)		(5,856)
Benefit payments	(8,423)	—	(8,423)
31 December 2023	406,700	—	406,700

The net liability disclosed above relates to funded and unfunded plans as follows

Particulars	31 December 2023	31 December 2022
Present value of funded obligations	—	—
Present value of unfunded obligations	406,700	267,604
Total deficit of defined benefit pension plans (before asset ceiling)	406,700	267,604

(ii)    Post-employment benefits

The significant actuarial assumptions were as follows:

Particulars	31 December 2023	31 December 2022
Discount rate	7.10%	7.30%
Salary growth rate	12.00%	12.00%
Attrition rate	21.00%	21.00%
Mortality rate	IAL2012 – 14Ult	IAL2012 – 14Ult

(iii)   Defined benefit liability and employer contributions

The weighted average duration of the defined benefit obligation is 8.45 years (31 December — 8.42 years)

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

25.    Employee benefit obligations (cont.)

The expected maturity analysis of undiscounted pension is as follows:

	Less than a year	Between 1 – 2 years	Between 2 – 5 years	Over 5 years	Total
31 December 2023
Defined benefit obligation	89,556	60,324	163,344	268,632	581,856
	89,556	60,324	163,344	268,632	581,856
31 December 2022
Defined benefit obligation	66,283	39,091	104,178	174,218	383,770
	66,283	39,091	104,178	174,218	383,770

26.    Commitments and contingent liabilities

There are no Commitments and Contingent liabilities as on the date 31 December 2023 and 30 June 2023.

27.    Financial instruments-Recognised fair value measurements

	Amortised cost	FVTPL	FVOCI	Total
At 31 December 2023
Financial assets
Trade and other receivables	693,118	—	—	693,118
Cash and cash equivalents	1,329,895	—	—	1,329,895
Security Deposits	9,382	—	—	9,382
Investments in mutual funds	—	452,457	—	452,457
Financial liabilities
Trade and other payables	84,927	—	—	84,927
Lease liabilities	183,354	—	—	183,354

At 30 June 2023
Financial assets
Trade and other receivables	3,178,055	—	—	3,178,055
Cash and cash equivalents	1,325,852	—	—	1,325,852
Investments	11,586	1,111,920	—	1,123,506
Financial liabilities
Trade and other payables	3,243,204	—	—	3,243,204
Lease liabilities	45,976	—	—	45,976

(i)     Fair value hierarchy

Fair value measurement methods for financial and non-financial assets and liabilities are classified according to the following three fair value levels

Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

27.    Financial instruments-Recognised fair value measurements (cont.)

Recurring fair value measurements	Notes	Level 1	Level 2	Level 3	Total
At 31 December 2023
Financial assets
Financial assets at FVTPL:
Investments in mutual funds		452,457	—	—	452,457
Total financial assets		452,457	—	—	452,457
Total financial liabilities		—	—	—	—

At 30 June 2023
Financial assets
Financial assets at FVTPL:
Investments in mutual funds		1,111,920	—	—	1,111,920
Total financial assets		1,111,920	—	—	1,111,920
Total financial liabilities		—	—	—	—

There has been no transfer between levels during the current period or the previous period.

28.    Financial risk management

The group’s management monitors and manages key financial risk relating to the operations of the group by analysing exposures by degree & magnitude of risk. The risks include market risk, credit risk and liquidity risk. The group’s focus is to foresee the unpredictability of financial markets and seek to minimise potential adverse effects on its financial performance

Market risks

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk. Financial instruments affected by market risk include borrowings and other financial instruments (including derivatives).

Foreign exchange risk

Exposure

	31 December 2023		30 June 2023
	INR	SGD	INR	SGD
Trade receivables	92,142,850	141,599	44,914,119	106,475
Bank loans	—	(7,492)	—	633
Cash and Cash equivalents	33,870,600	431,914	66,814,759	271,238
Security deposits	174,128	—	420,027	—
Trade payables	(20,238,591)	(240,908)	(51,750,803)	(265,442)

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

28.    Financial risk management (cont.)

The aggregate net foreign exchange gains/losses recognised in profit or loss were:

	Six months ended 31 December 2023	Six months ended 31 December 2022
	USD	USD
Net foreign exchange gain/(loss) included in other gains/(losses)	4,047	30,987
Total net foreign exchange (losses) recognised in profit before income tax for the period	4,047	30,987

Sensitivity

A reasonably possible strengthening (weakening) of the INR against US dollar at 31 December 2023 would have affected the measurement of financial instruments denominated in a foreign currency and affected equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant and ignores any impact of forecast sales and purchases. The group’s sensitivity to a 1% increase and 1% decrease in the INR against the USD is presented below:

	Impact on post-tax profit		Impact on other components of equity
	Strengthening	Weakening	Strengthening	Weakening
As at 31 December 2023	12,714	(12,714)
USD/INR (1% movement)	2,520	(2,520)	—	—
USD/SDG (1% movement)			—	—
As at 31 December 2022	7,363	(7,363)
USD/INR (1% movement)	829	(829)	—	—
USD/SDG (1% movement)			—	—

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate ‘because of changes in market interest rates. The group has no exposure to the risk of changes in market interest rates as it does not hold any financial assets/liabilities which are impacted by such changes.

Interest rate sensitivity

The group has no external borrowings, hence, the group is not exposed to interest rate risk

Credit risk

Credit risk refers to the risk that the counterparty will default on its contractual obligations resulting in financial loss to the group. Credit risk arises principally from the group’s receivables from customers. We believe that the company’s credit policies, past trends and experiences and pattern of realisation of receivables indicate that the receivables will be received in due time; that is the probability of default is negligible and hence, do not require creation of any lifetime expected credit loss allowance in respect of the same

Liquidity risk

Liquidity risk is the risk that the group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The group invests surplus funds, including from those from investing activities by others into the group, from time-to-time in various short-term instruments. It manages liquidity by maintaining adequate reserves, funding facilities from banks and financial institutions and monitoring cash flows

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

28.    Financial risk management (cont.)

The following table provides details regarding the undiscounted contractual maturities of significant financial liabilities at the reporting date:

		As at 31 December 2023
	Carrying amount	Less than 1 year	1 – 2 years	2 – 5 years	Over 5 years
Lease liabilities	199,795	115,664	66,176	17,955	—
Trade payables	497,746	497,746	—	—	—
	697,541	613,410	66,176	17,955	—
		As at 30 June 2023
	Carrying amount	Less than 1 year	1 – 2 years	2 – 5 years	Over 5 years
Lease liabilities	50,968	50,968	—	—	—
Trade payables	3,243,213	3,243,213	—	—	—
	3,294,180	3,294,180	—	—	—

29.    Capital management

Risk management

The group’s objectives when managing capital are to safeguard their ability to continue as a going concern, so that they can continue to provide returns for shareholders and benefits for other stakeholders, and maintain an optimal capital structure to reduce the cost of capital.

Since the group does not have any external loans and borrowings; it does not deem relevant capital monitoring on the basis of gearing ratios or debt-equity ratio.

30.    Subsequent events

There have been no material subsequent events after the reporting date which require adjustments /disclosure in these CFS.

31.    Related party disclosure

Details of related parties

Description of relationship	Names of related parties
Key management personnel (‘KMP’)	Mr. Sunil Arora, Director
Mr. Parswanath P Jain, Director
Mr. Kanwal Jit Singh, Chief Executive Officer
Mr. Shankar Koujalagi, Chief Financial Officer
Enterprises Owned or Significantly Influenced by KMP	ABS India Private Limited

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the six-month ended December 31, 2023

31.    Related party disclosure (cont.)

Details of transactions with related parties during the year ended 31 December 2023 and balances outstanding as at 31 December 2023

Name of the related party	Nature of transaction	1 July 2023 to 31 December 2023	Receivable/ (Payable) as at 31 December 2023	1 July 2022 to 31 December 2022	1 July 2022 to 30 June 2023	Receivable/ (Payable) as at 30 June 2023
Mr. Sunil Arora	Commission	412,742	(26,489)	643,760	1,182,102	(207,992)
Mr. Parswanath P Jain	Commission	222,246	(14,263)	227,483	636,517	(111,996)
Mr. Sunil Arora	Dividend payment	94,889	—	—	—	—
Mr. Parswanath P Jain	Dividend payment	51,094	—	—	—	—
Mr. Kanwal Jit Singh	Salary paid*	79,929	—	77,916	158,481	—
Mr. Shankar Koujalagi	Salary paid*	25,425	—	22,306	46,678	—
	Lease payments	36,030	—	29,248	58,755	—
ABS India Private Limited	Sale of services	3,603	—	11,247	21,920	—
	Contract Liabilities	—	—	—	—	(1,774)
	Trade receivable	—	—	—	—	2,192

Independent Auditor’s Report

Opinion on the Financial Statements

We have audited the accompanying consolidated financial statements of mokSa Technologies India Private Limited (the Company) which comprise the consolidated statements of financial position as at June 30, 2023 and 2022, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements including a summary of significant accounting policies.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022 and the results of its operations and its cash flows for each of the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company, and have fulfilled our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standard (IFRS) as issued by International Accounting Standards Board (IASB), and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with US GAAS, we:

•        Use professional judgment and exercise professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal controls. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and internal control related matters identified during our audit.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
26 August 2024

mokSa Technologies India Private Limited
Consolidated statement of profit or loss and other comprehensive income
For the year ended June 30, 2023

	Notes		Year ended 30 June 2023	Year ended 30 June 2022
			USD	USD
Revenue from contracts with customers	5		22,189,333	13,471,368
Cost of sales	6		(12,781,574)	(4,994,275)
Gross profit			9,407,759	8,477,094

Distribution costs	6		(5,364)	(6,436)
Administrative expenses	6		(8,353,148)	(7,545,176)
Other income	7		720	12,975
Other gains/(losses) – net	8		88,003	35,354
			(8,269,789)	(7,503,283)

Operating profit			1,137,971	973,811
Finance income	9		325	277
Finance costs	9		(9,419)	(12,929)
Finance costs – net			(9,094)	(12,651)

Profit before income tax			1,128,876	961,160
Income tax expense	10		(318,796)	(329,713)
Profit for the year			810,080	631,447

Other comprehensive income
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations	22	(c)	43,053	(114,572)
Items that will not be reclassified to profit or loss
Remeasurements of post-employment benefit obligations	22	(c)	(30,616)	18,826
Income tax relating to these items			(7,705)	4,738
Other comprehensive income for the period, net of tax			4,732	(91,008)
Total comprehensive income for the period			814,812	540,439
Total comprehensive income for the year attributable to:
Owners of mokSa			814,812	540,439
			814,812	540,439

Earnings per share for profit from continuing operations attributable to the ordinary equity holders of the company:
Basic earnings per share	11		16.20	12.63
Diluted earnings per share	11		16.20	12.63

The accompanying notes are an integral part of these financial statements.

mokSa Technologies India Private Limited
Consolidated statement of financial position
As at June 30, 2023

	Notes	As at 30 June 2023	As at 30 June 2022
		USD	USD
ASSETS
Non-current assets
Property, plant and equipment	12	95,377	115,554
Right-of-use assets	18	45,419	66,600
Other financial assets	14	8,366	6,493
Deferred tax assets	10	127,544	232,584
Other non-current assets	16	503,954	708,635
Total non-current assets		780,660	1,129,866
Current assets
Trade receivables	13	3,178,055	1,385,792
Contract assets	5	1,794,058	2,166,852
Cash and cash equivalents	15	1,325,852	1,911,775
Other financial assets	14	1,115,140	313,827
Current tax asset	17	679,517	834,104
Other current assets	16	266,996	356,981
Total current assets		8,359,618	6,969,332
TOTAL ASSETS		9,140,278	8,099,198

LIABILITIES
Non-current liabilities
Lease liabilities	18	24,748	—
Employee benefit obligations	20	346,665	280,176
Total non-current liabilities		371,413	280,176

Current liabilities
Trade and other payables	19	3,243,213	2,670,562
Employee benefit obligations	20	746,676	1,122,175
Contract liabilities	5	934,100	675,012
Lease liabilities	18	21,228	71,231
Current tax liabilities	21	650,181	921,388
Total current liabilities		5,595,398	5,460,368
Total liabilities		5,966,811	5,740,544
NET ASSETS		3,173,467	2,358,654

Equity
Share capital and share premium	22	6,725	6,725
Other reserves	22(c)	(63,649)	(68,381)
Retained earnings	22(c)	3,230,390	2,420,310
Total equity		3,173,467	2,358,654
Capital and reserves attributable to owners of the parent		3,173,467	2,358,654
Total equity		3,173,467	2,358,654

The accompanying notes are an integral part of these financial statements.

mokSa Technologies India Private Limited
Consolidated statement of changes in equity
For the year ended June 30, 2023

	Share capital and share premium	Retained earnings	Remeasurement of defined benefit plans	Foreign currency translation reserve	Total
	USD	USD	USD	USD	USD
Balance at July 1, 2021	6,725	1,788,863	—	22,627	1,818,215
Profit for the year	—	631,447	—	—	631,447
Other comprehensive income	—	—	23,564	(114,572)	(91,008)
Total comprehensive income for the year	—	631,447	23,564	(114,572)	540,439
Dividends provided for or paid		—	—	—	—
Balance at June 30, 2022	6,725	2,420,310	23,564	(91,945)	2,358,654

Balance at July 1, 2022	6,725	2,420,310	23,564	(91,945)	2,358,654
Profit for the year	—	810,080	—	—	810,080
Other comprehensive income	—	—	(38,321)	43,053	4,732
Total comprehensive income for the year	—	810,080	(38,321)	43,053	814,812
Dividends provided for or paid	—	—	—	—	—
Balance at June 30, 2023	6,725	3,230,390	(14,757)	(48,891)	3,173,467

The accompanying notes are an integral part of these financial statements.

mokSa Technologies India Private Limited
Consolidated statement of cash flows
For the year ended June 30, 2023

	Year ended 30 June 2023	Year ended 30 June 2022
	USD	USD
Cash flows from operating activities
Profit before income tax for the year	1,128,876	961,160
Liabilities no longer required written off	(341)	—
Finance costs	9,419	9,946
Depreciation of property, plant and equipment	29,814	24,267
Depreciation of right-of-use assets	72,217	69,320
Fair value (gains) on non-current financial assets at fair value through profit or loss	(68,061)	(22,550)
Net exchange differences	(19,942)	(12,804)
Change in operating assets and liabilities
Decrease/(increase) in trade receivables	(1,792,263)	(665,840)
Decrease/(increase) in contract assets	372,795	(1,321,484)
Decrease/(increase) in financial assets at fair value through profit or loss	(715,183)	514,356
Decrease/(increase) in other assets	294,667	(431,843)
Increase/(decrease) in trade and other payables	572,651	1,679,925
Increase/(decrease) in contract liabilities	259,089	70,635
Increase/(decrease) in other liabilities	(304,039)	192,823
Cash generated/(used in) operations	(160,301)	1,067,911
Income taxes paid	(330,376)	(180,384)
Net cash flows from/(used in) operating activities	(490,676)	887,527

Cash flows from investing activities
Payments for property, plant and equipment	(9,638)	(38,215)
Net cash flows used in investing activities	(9,638)	(38,215)

Cash flows from financing activities
Principal elements of lease payments	(80,558)	(74,169)
Other finance charges paid	(5,051)	9,946
Net cash flows from/(used in) financing activities	(85,609)	(64,223)

Net increase in cash and cash equivalents	(585,923)	785,088
Cash and cash equivalents at the beginning of the year	1,911,775	1,126,686
Cash and cash equivalents at end of year	1,325,852	1,911,775

The accompanying notes are an integral part of these financial statements.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

1.      General Information

mokSa Technologies India Private Limited (‘the Company’ or ‘the Parent’), was incorporated in India on October 9, 2009 having registered office at Unit No.211, Second Floor, 5th Block, Raheja Arcade, Koramangala, Koramangala VI Block, Bangalore, Karnataka, India — 560095.

The Company operating from the state-of-art centres in Bengaluru, Mumbai and Gurgaon (India) to develop, maintain, assist, establish, manage, operate business and technology consulting services and software development, solutions, professional services in all its forms, operation of technical services, networking services and allied services including programming, design, development, hosting, licensing, installation and maintenance, etc.

The Company has set up wholly owned subsidiaries in New Jersey in United States of America, incorporated on June 27, 2014 and in Singapore incorporated on May 30, 2016 for providing services to its global customer.

The Parent, together with its subsidiaries, is hereinafter referred to as “the Group”. The CFS is presented in United States Dollars (“$” or “USD”) and are rounded to the nearest $.

2.      Accounting policies

2.1    Statement of compliance

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS Accounting Standards) as issued by the International Accounting Standards Board (IASB). Accounting policies have been consistently applied to all the years presented unless otherwise stated.

2.2    Basis of preparation

The CFS have been prepared on a historical cost basis except for certain financial instruments, which are measured at fair value at the end of each reporting period as explained in the accounting policies in note 25.

2.3    Going concern

The directors have, at the time of approving the CFS, a reasonable expectation that the group have adequate resources to continue in operational existence for the foreseeable future. Thus, they continue to adopt the going concern basis of accounting in preparing the CFS.

2.4    Basis of consolidation

The CFS incorporate the financial statements of the parent company and entities controlled by the parent company up to 30 June 2023. Control is achieved when the Parent Company:

(a)     has power over the investee;

(b)    is exposed or has rights to variable return from its involvement with the investee and

(c)     has the ability to affect those returns through its power to direct relevant activities of the investee.

The parent company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

When the parent company has less than a majority of the voting rights of an investee, it considers that it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The parent company considers all relevant facts and circumstances in assessing whether or not the parent company’s voting rights in an investee are sufficient to give it power, including:

•        The size of the parent company’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders

•        Potential voting rights held by the parent company, other vote holders or other parties

•        Rights arising from other contractual arrangements

•        Any additional facts and circumstances that indicate that the parent company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Consolidation of a subsidiary begins when the parent company obtains control over the subsidiary and ceases when the parent company loses control of the subsidiary. Specifically, the results of subsidiaries acquired or disposed of during the year are included in profit or loss from the date the parent company gains control until the date when the parent company ceases to control the subsidiary.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with the group’s accounting policies.

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between the members of the group are eliminated on consolidation.

Non-controlling interests in subsidiaries are identified separately from the group’s equity therein. Those interests of non-controlling shareholders that are present ownership interests entitling their holders to a proportionate share of net assets upon liquidation may initially be measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Other non-controlling interests are initially measured at fair value.

Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity.

Profit or loss and each component of other comprehensive income are attributed to the owners of the parent company and to the non-controlling interests. Total comprehensive income of the subsidiaries is attributed to the owners of the parent company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Changes in the group’s interests in subsidiaries that do not result in a loss of control are accounted for as equity transactions. The carrying amount of the group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the noncontrolling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the parent company.

When the group loses control of a subsidiary, the gain or loss on disposal recognised in profit or loss is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), less liabilities of the subsidiary and any non-controlling interests. All amounts previously recognised in other comprehensive income in relation to that subsidiary are accounted for as if the group had directly disposed of the related assets or liabilities of the subsidiary (i.e. reclassified to profit or loss or transferred to another category of equity as required/permitted by applicable IFRS Accounting Standards). The fair value of any investment retained in the former subsidiary at the

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IFRS 9 Financial Instruments when applicable, or the cost on initial recognition of an investment in an associate or a joint venture.

2.5    Foreign currency translation

Foreign currency transactions are recorded at exchange rates prevailing on the date of the transaction. Foreign currency denominated monetary assets and liabilities are retranslated at the exchange rate prevailing on the balance sheet dates and exchange gains and losses arising on settlement and restatement are recognised in the statement of profit and loss. Non-monetary assets and liabilities that are measured in terms of historical cost in foreign currencies are not retranslated.

Exchange differences arising on monetary items that forms part of a parent’s net investment in a foreign subsidiary are recognised in profit or loss in the separate financial statements of the reporting entity or the individual financial statements of the foreign subsidiary, such exchange differences are recognised initially in OCI. These exchange differences are reclassified from equity to profit or loss on disposal of the net investment.

Exchange gains and losses on inter-company transactions

The results and financial position of a foreign subsidiary are included in the Group’s CFS after the elimination of intercompany balances and transactions. However, a foreign exchange gain or loss arising on an intercompany monetary asset or liability (e.g. an intercompany receivable denominated in a currency different from the functional currency of the subsidiary) cannot be eliminated. Such foreign exchange gains and losses are recognised in the income statement or in income and expense recognised directly in equity, if the underlying forms and in integral part of the net investment in foreign operation.

Presentation currency

The group has chosen to present the CFS in $ which is not the functional currency of the group. The results and financial position are translated into a presentation currency using the following procedures:

(a)     assets and liabilities for each statement of financial position presented (i.e. including comparatives) are translated at the closing rate at the date of that statement of financial position;

(b)    income and expenses for each statement presenting profit or loss and other comprehensive income (i.e. including comparatives) are translated using the average exchange rates for the period; and

(c)     all resulting exchange differences are recognised in other comprehensive income.

	Average rate		Closing rate
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022	July 1, 2021
US Dollar	0.0124	0.0131	0.0122	0.0127	0.0135
Singapore Dollar	0.7287	0.7314	0.7382	0.7192	0.7436

2.6    Use of estimates and judgements

In preparing these financial statements, management has made judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised prospectively.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

Judgements

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognised in the financial statements is included in the following notes:

Note 25 — Fair value measurement of financial instruments

Note 18 — Leases: whether an arrangement contains a lease

Note 12 — useful lives of property, plant and equipment

Note 26 — measurement of ECL allowance for trade receivables, loans and contract assets

Note 24 — recognition and measurement of provisions and contingencies

Estimates

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment in the year ended June 30, 2023 is included in the following notes:

Note 25 — Fair value measurement of financial instruments

Note 18 — Leases: whether an arrangement contains a lease

Note 12 — useful lives of property, plant and equipment

Note 26 — measurement of ECL allowance for trade receivables, loans and contract assets

Note 24 — recognition and measurement of provisions and contingencies

2.7    Revenue recognition

Revenue from contracts with customers:

The Group recognises revenue from contracts with customers based on a five-step model as set out in IFRS 15 — Revenue from contracts with customers “(IFRS 15”).

Step 1.    Identify the contract(s) with a customer: A contract is defined as an agreement between two or more parties that creates enforceable rights and obligations and sets out the criteria for every contract that must be met.

Step 2.    Identify the performance obligations in the contract: A performance obligation is a promise in a contract with a customer to transfer a good or service to the customer.

Step 3.    Determine the transaction price: The transaction price is the amount of consideration to which the Group expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties.

Step 4.    Allocate the transaction price to the performance obligations in the contract: For a contract that has more than one performance obligation, the Group will allocate the transaction price to each performance obligation in an amount that depicts the amount of consideration to which the Group expects to be entitled in exchange for satisfying each performance obligation.

Step 5.    Recognise revenue when (or as) the entity satisfies a performance obligation.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

Revenue towards satisfaction of a performance obligation is measured at the amount of transaction price (net of variable consideration) allocated to that performance obligation. The transaction price of goods and services rendered is net of variable consideration, if any, and excludes taxes and duties. The Group assesses its revenue arrangements against specific criteria to determine if it is acting as principal or agent. The Group has concluded that it is acting as a principal in all of its revenue arrangements.

Significant revenue areas	Nature and timing of satisfaction of performance obligations
Sale/subscription of licenses and maintenance services.

The Group recognises the revenue when a performance obligation is satisfied in accordance with the terms of the contractual arrangement. Typically, performance obligations are satisfied over the period of time as the subscription of licenses and maintenance services are rendered. Revenue recognised over the period of time is based on a straight-line method, unless another method better depicts the pattern of transfer of control of the services.

Support services

The Group recognises the revenue when a performance obligation is satisfied in accordance with the terms of the contractual arrangement. Typically, performance obligations are satisfied over the period of time as the professional and support services are rendered. Revenue recognised over the period of time is based on a straight-line method, unless another method better depicts the pattern of transfer of control of the services.

Implementation services

The Group recognizes revenue based on the achievement of specific milestones in accordance with the terms of the contractual arrangement. Typically, revenue is recognized over the period at various stages as defined by the contractual milestones. Revenue from installation and customization services are recognized as each relevant milestone is completed, in accordance with the detailed performance obligations set out in the contracts.

2.8    Leases

At inception of a contract, the Group assesses whether a contract is, or contains a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group assesses whether:

i.       The contract involves the use of an identified asset — this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

ii.      The Group has the right to substantially all of the economic benefits from the use of the asset throughout the period of use; and

iii.     The Group has the right to direct the use of the asset. The Group has this right when it has the decision-making rights that are most relevant to changing how and for what purposes the asset is used. In rare cases where the decision about how and for what purpose the asset is used is predetermined, the Group has the right to direct the use of the asset if either:

•        The Group has the right to operate the asset; or

•        The Group designed the asset in a way that predetermines how and for what purposes it will be used.

At inception or on reassessment of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is allocated, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method over the shorter of the useful life of the leased asset and the expected lease term. If ownership of the leased asset is automatically transferred at the end of the lease term or the exercise of a purchase option is reflected in the lease payments, the right-of-use asset is amortised on a straight-line basis over the expected useful life of the leased asset.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as a discount rate. The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments. The Group has elected not to recognise right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low value assets. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Lease payments include fixed payments, i.e. amounts expected to be payable by the Company under residual value guarantee, the exercise price of purchase options and lease payments in relation to lease extension options, if the Company is reasonably certain to exercise purchase or extension options, and payment of penalties for terminating the lease if the lease term considered reflects that the Company shall exercise a termination option.

2.9    Taxation

Income tax expense comprises current and deferred taxes. Income tax expense is recognised in the consolidated income statement, except when related to items that are recognised outside of profit or loss (whether in other comprehensive income or directly in equity) or where related to the initial accounting for a business combination. In the case of a business combination, the tax effect is included in the accounting for the business combination.

Current income taxes are determined based on the respective taxable income of each taxable entity and tax rules applicable for respective tax jurisdictions.

Deferred tax assets and liabilities are recognised for the future tax consequences of temporary differences between the carrying values of assets and liabilities and their respective tax bases, and unutilised tax losses, depreciation carry-forwards and tax credits. Such deferred tax assets and liabilities are computed separately for each taxable entity and for each taxable jurisdiction. Deferred tax assets are recognised to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses, depreciation carry-forwards and unused tax credits could be utilised. The future profitability is based on the business plan for each respective entity within the Group. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured based on the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date.

Current and deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

The extent to which deferred tax assets can be recognised is based on an assessment of the probability that future taxable income will be available against which the deductible temporary differences and tax loss carry-forwards can be utilised.

Tax provisions are recognised for uncertain tax positions where a risk of an additional tax liability has been identified and it is probable that the Group will be required to settle that tax. Measurement is dependent on management’s expectations of the outcome of decisions by tax authorities in the various tax jurisdictions in which the Group operates. This is assessed on a case-by-case basis using in-house experts, professional firms and previous experience. Where no provision is required, the exposure is disclosed as a contingent liability in note 25 unless the likelihood of an outflow of economic benefits is remote.

Judgement is required in assessing the impact of any legal or economic limits or uncertainties in various tax jurisdictions.

2.10  Property, plant and equipment

Property, plant and equipment is stated at cost of acquisition or construction less accumulated depreciation and accumulated impairment, if any. Land is not depreciated

Cost includes purchase price, non-recoverable taxes and duties, labor cost and direct overheads for self-constructed assets and other direct costs incurred up to the date the asset is ready for its intended use.

Interest cost incurred for constructed assets is capitalized up to the date the asset is ready for its intended use, based on borrowings incurred specifically for financing the asset or the weighted average rate of all other borrowings, if no specific borrowings have been incurred for the asset

Depreciation is charged on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows.

Class of property, plant and equipment	Estimated useful life
Buildings	20 years
Furniture, fittings and equipment	5 – 7 years
Computer and computer equipment’s	3 – 5 years
Vehicles	5 years

The depreciation period for property, plant and equipment with finite useful lives is reviewed at least at each year end. Changes in expected useful lives are treated as changes in accounting estimates.Assets held under leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, the term of the relevant lease. Freehold land is measured at cost and is not depreciated. Residual values are reassessed on an annual basis.

An item of property, plant and equipment is derecognised on disposal or when it is withdrawn from use and no future economic benefits are expected from its disposal. Any gain or loss arising from derecognition is included in profit or loss.

2.11  Non-current assets held for sale

Non-current assets (and disposal groups) classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. Any write-downs on initial classification or subsequent remeasurement are recognised in the consolidated income statement. Gains are not recognised in excess of any cumulative impairment losses.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset (or disposal group) is available for immediate sale in its present condition. Management must be committed to the sale which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

2.12  Impairment of non-financial assets

Property, plant and equipment and intangible assets

At each reporting date, the Group reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For impairment testing, assets that do not generate independent cash inflows are grouped together into cash-generating units (CGUs). Each CGU represents the smallest company of assets that generates cash inflows that are largely independent of the cash inflows of other assets or CGUs.

The recoverable amount of an individual asset or CGU is the higher of its value in use and its fair value less costs of disposal. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognised if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Impairment losses are recognised in the statement of profit and loss.

An asset (or cash-generating unit) impaired in prior years is reviewed at each balance sheet date to determine whether there is any indication of a reversal of impairment losses recognised in prior years.

2.13  Cash and cash equivalents and cash flow statement

Cash and cash equivalents:

Cash and cash equivalents comprise cash on hand, demand deposits and highly liquid investments with an original maturity of up to three months that are readily convertible into known amounts of cash and that are subject to an insignificant risk of changes in value.

2.14  Financial instruments

Recognition and derecognition

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial instruments are recognised on the balance sheet when the Group becomes a party to the contractual provisions of the instrument.

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire or it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

borrowing for the proceeds received. Any gain or loss arising on derecognition is recognised in profit or loss. When a financial instrument is derecognised, the cumulative gain or loss in equity (if any) is transferred to the consolidated income statement.

Financial assets are written off when there is no reasonable expectation of recovery. The Group reviews the facts and circumstances around each asset before making a determination. Financial assets that are written off could still be subject to enforcement activities.

Financial liabilities are derecognised when they are extinguished, that is when the obligation is discharged, cancelled or has expired.

Initial measurement

Initially, a financial instrument is recognised at its fair value. Transaction costs directly attributable to the acquisition or issue of financial instruments are recognised in determining the carrying amount, if it is not classified as at fair value through profit or loss. Transaction costs of financial instruments carried at fair value through profit or loss are expensed in profit or loss.

Subsequently, financial instruments are measured according to the category in which they are classified.

Classification and measurement — financial assets

Classification of financial assets is based on the business model in which the instruments are held as well as the characteristics of their contractual cash flows. The business model is based on management’s intentions and past pattern of transactions. Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest. The Group reclassifies financial assets when and only when its business model for managing those assets changes.

Financial assets are classified into three categories:

Financial assets at amortised cost are non-derivative financial assets with contractual cash flows that consist solely of payments of principal and interest and which are held with the intention of collecting those contractual cash flows. Subsequently, these are measured at amortised cost using the effective interest method less impairment losses, if any. These include cash and cash equivalents, contract assets and other financial assets.

Financial assets at fair value through other comprehensive income are non-derivative financial assets with contractual cash flows that consist solely of payments of principal and interest and which are held with the intention of collecting those contractual cash flows as well as to sell the financial asset. Subsequently, these are measured at fair value, with unrealised gains or losses being recognised in other comprehensive income apart from any expected credit losses or foreign exchange gains or losses, which are recognised in profit or loss. This category can also include financial assets that are equity instruments which have been irrevocably designated at initial recognition as fair value through other comprehensive income. For these assets, there is no expected credit loss recognised in profit or loss.

Financial assets at fair value through profit or loss are financial assets with contractual cash flows that do not consist solely of payments of principal and interest. This category includes derivatives, embedded derivatives separated from the host contract and investments in certain convertible loan notes. Subsequently, these are measured at fair value, with unrealised gains or losses being recognised in profit or loss, with the exception of derivative instruments designated in a hedging relationship, for which hedge accounting is applied.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

Classification and measurement — financial liabilities

Financial liabilities are classified as subsequently measured at amortised cost unless they meet the specific criteria to be recognised at fair value through profit or loss.

Other financial liabilities are measured at amortised cost using the effective interest method.

Financial liabilities at fair value through profit or loss include derivatives and embedded derivatives separated from the host contract as well as financial liabilities held for trading. Subsequent to initial recognition, these are measured at fair value with gains or losses being recognised in profit or loss. Embedded derivatives relating to prepayment options on senior notes are not considered as closely related and are separately accounted unless the exercise price of these options is approximately equal on each exercise date to either the amortised cost of the senior notes or the present value of the lost interest for the remaining term of the senior notes.

Offsetting

Financial assets and financial liabilities are offset and the net amount presented in the balance sheet when, and only when, the Company currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realise the asset and settle the liability simultaneously.

Impairment

The Group recognises a loss allowance in profit or loss for expected credit losses on financial assets held at amortised cost or at fair value through other comprehensive income. Expected credit losses are forward looking and are measured in a way that is unbiased and represents a probability-weighted amount, takes into account the time value of money (values are discounted using the applicable effective interest rate) and uses reasonable and supportable information.

Lifetime expected credit losses are calculated for assets that were deemed credit impaired at initial recognition or have subsequently become credit impaired as well as those where credit risk has increased significantly since initial recognition.

The Group adopts the simplified approach to apply lifetime expected credit losses to trade receivables and contract assets. Where credit risk is deemed low at the reporting date or to have not increased significantly, credit losses for the next 12 months are calculated

Credit risk is determined to have increased significantly when the probability of default increases. Such increases are relative and assessment may include external ratings (where available) or other information such as past due payments. Historic data and forward-looking information are both considered. Objective evidence for a significant increase in credit risk may include where payment is overdue by 90 or more days as well as other information about significant financial difficulties of the borrower.

Equity instruments

An equity instrument is any contract that evidences residual interests in the assets of the Group after deducting all of its liabilities. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs.

Investments in equity instruments are measured at fair value; however, where a quoted market price in an active market is not available, equity instruments are measured at cost (investments in equity instruments that are not held for trading). The Group has not elected to account for these investments at fair value through other comprehensive income.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

Determination of fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. The fair value of a financial instrument on initial recognition is normally the transaction price.

In estimating the fair value of an asset or liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Subsequent to initial recognition, the Group determines the fair value of financial instruments that are quoted in active markets using the quoted bid prices (financial assets held) or quoted ask prices (financial liabilities held) and using valuation techniques for other instruments. Valuation techniques include the discounted cash flow method and other valuation models

2.15  Earnings per share

Earnings per share, diluted earnings per share are measured as follows

Basic earnings per share are calculated by dividing profit or loss attributable to owners of the company by the weighted average number of ordinary shares outstanding during the period, excluding treasury shares. The weighted average number of ordinary shares outstanding is calculated based on the number of ordinary shares outstanding at the beginning of the period, after deduction of treasury shares, adjusted on a time-apportioned basis for shares bought back or issue during the period;

diluted earnings per share are calculated by dividing profit or loss attributable to owners of the company by the weighted average number of ordinary shares outstanding during the year as used to calculate basic earnings per share, both items being adjusted on a time-apportioned basis for the effects of all potentially dilutive financial instruments corresponding to (i) performance shares and (ii) free share grants until fully vested.

2.16  Employee benefits

Short-term employee benefits:

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid e.g., under short-term cash bonus, if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the amount of obligation can be estimated reliably

Post-employment benefits

Defined contribution plans:

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. The Group makes specified monthly contributions towards employee provident fund to Government administered provident fund scheme which is a defined contribution plan. Obligations for contributions to defined contribution plans are recognised as an employee benefit expense in profit or loss in the periods during which the related services are rendered by employees.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

Defined benefit plans:

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The Group’s gratuity benefit scheme is the defined benefit plan. The Group’s net obligation in respect of defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets. The calculation of defined benefit obligation is performed annually by a qualified actuary using the projected unit credit method.

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses and the return on plan assets (excluding interest) are recognised in Other Comprehensive Income (OCI). The Group determines the net interest expense on the net defined benefit liability for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability/(asset), taking into account any changes in the net defined benefit liability during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognised in the statement of profit and loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service (‘past service cost’ or ‘past service gain’) or the gain or loss on curtailment is recognised immediately in profit or loss. The Group recognises gains and losses on the settlement of a defined benefit plan when the settlement occurs.

Compensated absences

The employees can carry-forward a portion of the unutilized accrued compensated absences and utilize it in future service periods or receive cash compensation on termination of employment. Since the employee has unconditional right to avail the leave, the benefit is classified as a short-term employee benefit. The Group records an obligation for such compensated absences in the period in which the employee renders the services that increases his entitlement. The obligation is measured on the basis of independent actuarial valuation using the projected unit credit method.

2.17  Provisions and contingent liabilities

Provisions are recognised when there is a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and there is a reliable estimate of the amount of the obligation. Provisions are measured at the best estimate of the expenditure required to settle the present obligation at the Balance sheet date.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Contingent liabilities are disclosed when there is a possible obligation arising from past events, the existence of which will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group or a present obligation that arises from past events where it is either not probable that an outflow of resources will be required to settle or a reliable estimate of the amount cannot be made. Contingent liabilities are disclosed in the note 24. Contingent assets are not recognised in the CFS

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

2.18  Segment information

Segment revenues and expenses:    All segment revenues and expenses are directly attributable to the segments.

Segment assets and liabilities:    Segment assets include all operating assets used by a segment and comprise primarily of debtors and fixed assets, net of allowances and provisions, which are reported as direct offsets in the balance sheet. While most such assets can be directly attributed to individual segments, the carrying amount of certain assets used jointly by two or more segments is allocated to the segments on a reasonable basis. Segment liabilities include all operating liabilities and comprise primarily of creditors and accrued liabilities.

Unallowable expenses/income:    General administrative expenses and other expenses that arise at the enterprise level and relate to the Group as a whole are shown as unallowable items.

Accounting policies:    The accounting policies consistently used in the preparation of the CFS are also applied to revenues and expenditure in individual segments

2.19  Exceptional items

An item of income or expense which by its size, nature or incidence requires disclosure in order to improve an understanding of the performance of the Group is treated as an exceptional item and disclosed separately in the CFS.

2.20  Events after the reporting date

Where events occurring after the balance sheet date provide evidence of conditions that existed as at the end of the reporting period, the impact of such events is adjusted within the CFS. Otherwise, events after the balance sheet date of material size or nature are only disclosed.

New standards and pronouncements effective from 01 January 2023

The following standards and interpretations apply for the first time to financial reporting periods commencing on or after 1 January 2023

Tittle	Key requirements
Disclosure of Accounting Policies — Amendments to IAS 1 and IFRS Practice Statement 2

The IASB amended IAS 1 Presentation of Financial Statements to require entities to disclose their material rather than their significant accounting policies. The amendments define what is ‘material accounting policy information’ (being information that, when considered together with other information included in an entity’s financial statements, can reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements) and explain how to identify when accounting policy information is material. They further clarify that immaterial accounting policy information does not need to be disclosed. If it is disclosed, it should not obscure material accounting information.

To support this amendment, the IASB also amended IFRS Practice Statement 2 Making Materiality Judgements to provide guidance on how to apply the concept of materiality to accounting policy disclosures.

Definition of Accounting Estimates — Amendments to IAS 8

The amendment to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors clarifies how companies should distinguish changes in accounting policies from changes in accounting estimates. The distinction is important, because changes in accounting estimates are applied prospectively to future transactions and other future events, whereas changes in accounting policies are generally applied retrospectively to past transactions and other past events as well as the current period.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

2.      Accounting policies (cont.)

Tittle	Key requirements
Deferred Tax related to Assets and Liabilities arising from a Single Transaction — Amendments to IAS 12

The amendments to IAS 12 Income Taxes require companies to recognise deferred tax on transactions that, on initial recognition, give rise to equal amounts of taxable and deductible temporary differences, and will require the recognition of additional deferred tax assets and liabilities. The amendment should be applied to transactions that occur on or after the beginning of the earliest comparative period presented. In addition, entities should recognise deferred tax assets (to the extent that it is probable that they can be utilised) and deferred tax liabilities at the beginning of the earliest comparative period for all deductible and taxable temporary differences associated with right-of-use assets and lease liabilities, and decommissioning, restoration and similar liabilities, and the corresponding amounts recognized as part of the cost of the related assetsThe cumulative effect of recognising these adjustments is recognised in the opening balance of retained earnings, or another component of equity, as appropriate. IAS 12 did not previously address how to account for the tax effects of onbalance sheet leases and similar transactions and various approaches were considered acceptable. Some entities may have already accounted for such transactions consistent with the new requirements. These entities will not be affected by the amendments.

3.      List of entities considered for the CFS

mokSa Technologies India Private Limited is the parent company of what is generally known as ‘the mokSa Group’ comprising of 2 companies. The consolidated companies at 30 June 2023 are listed below:

Country	List of the companies consolidated at 30 June 2023	% interest	Consolidation method
United States of America	mokSa Technologies Inc.	100.00%	Full Consolidation
Singapore	mokSa Technologies Pte. Limited	100.00%	Full Consolidation

4.      Segment Information

4.1    Business segment

The Group’s business activity falls within a single business segment i.e. develop, maintain, assist, establish, manage, operate business and technology consulting services and software development. Accordingly, no further disclosures other than those already included in the financial statements are required under IFRS 8 — ‘Operating Segments’

4.2    Geographical segments:

The Group’s secondary segments are the geographical distribution of its activities and they operate in three principal geographical areas of the world, in India, in USA and in Singapore. The following table describes the secondary segment information by geographical market of the group.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

4.      Segment Information (cont.)

Revenue from operations (net)

	For the year ended 30 June 2023	For the year ended 30 June 2022
	USD	USD
India	7,152,952	6,154,593
USA	16,212,856	8,522,506
Singapore	821,833	848,471

Trade receivables (net)

	As at 30 June 2023	As at 30 June 2022
	USD	USD
India	529,791	936,354
USA	2,773,835	1,067,170
Singapore	78,129	71,827

Other assets

	As at 30 June 2023	As at 30 June 2022
	USD	USD
India	93,467	334,990
USA	114,780	9,000
Singapore	58,749	12,991

The geographical segment information relating to revenue and trade receivables is disclosed based on the location of the customers and relating to other assets is disclosed based on the location of the assets.

5.      Disaggregation of revenue from contracts with customers

	For the year ended 30 June 2023	For the year ended 30 June 2022
	USD	USD
External Revenue by Service line
Sale/subscription of licenses	924,753	486,653
Revenue from annual maintenance charges (“AMC”)	873,491	750,705
Implementation services	1,369,655	1,073,986
Support services	19,021,434	11,160,024
	22,189,333	13,471,368

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

5.      Disaggregation of revenue from contracts with customers (cont.)

External Revenue by timing of revenue

	For the year ended 30 June 2023	For the year ended 30 June 2022
At a point in time	—	—
Over time	22,189,333	13,471,368
	22,189,333	13,471,368

Refer note 4 for the geographical wise revenue from the customers and note 29 for Related party disclosures

Assets and liabilities related to contracts with customers

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Current
Contract assets	1,794,058	2,166,852
Less: Loss allowance	—	—
Total contract assets	1,794,058	2,166,852

Current:
Contract liabilities (Refer note 29)	934,100	675,012
Total contract liabilities	934,100	675,012

(i) Significant changes in contract assets and liabilities

Reasons for changes in Contract asset

Contract assets have decreased as the group has provided fewer services ahead of the agreed payment schedules for fixed-price contracts.

Reasons for changes in Contract liabilities

Contract liabilities have increased as the group billed its customers ahead of providing services.

(ii) There are no adjustments to the contract price.

(iii) Revenue recognised in relation to contract liabilities

Note:    the contract liability represents the advance billing to the customer towards performance obligations unfulfilled as at the reporting date. Management expects that these performance obligations are met in due course as per the terms of the contract entered with the customers.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

6.      Breakdown of expenses by nature

	For the year ended 30 June 2023	For the year ended 30 June 2022
	USD	USD
Cost of licenses sold	668,128	314,958
AMC support services	491,886	632,495
Technical support services	11,621,560	4,046,821
Employee benefits expenses	7,824,777	7,011,917
Depreciation	102,031	93,588
Other expenses	431,704	446,107
Total cost of sales, distribution cost and administrative expenses	21,140,086	12,545,886
Cost of sales	12,781,574	4,994,275
Distribution costs	5,364	6,436
Administrative expenses	8,353,148	7,545,176
Total	21,140,086	12,545,886

7.      Other income

	For the year ended 30 June 2023	For the year ended 30 June 2022
	USD	USD
Liabilities/provision no longer required written off	341	—
Interest income on income tax refund	—	12,959
Other non-operating income	379	17
	720	12,975

8.      Other gains/(losses) — net

	For the year ended 30 June 2023	For the year ended 30 June 2022
	USD	USD
Net fair value gain/(loss) on financial assets at fair value through profit or loss	68,061	22,550
Net foreign exchange gain/(loss)	19,942	12,804
	88,003	35,354

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

9.      Finance income and costs

	For the year ended 30 June 2023	For the year ended 30 June 2022
	USD	USD
Interest income on unwinding of security deposits	325	277
	325	277
Finance Costs
Interest on lease liabilities	4,368	9,946
Bank charges	5,051	2,983
Finance costs expensed	9,419	12,929
Net finance costs	(9,094)	(12,651)

10.    Taxes

Income tax expenses

Amounts recognised in the consolidated income statement

	For the year ended 30 June 2023	For the year ended 30 June 2022
	USD	USD
Current tax expense
Current year	228,519	381,558
Adjustments for prior years	—	—
Current tax expense	228,519	381,558

Deferred tax (credit)/expense

	For the year ended 30 June 2023	For the year ended 30 June 2022
	USD	USD
Origination and reversal of temporary differences	90,277	(51,845)
Adjustments for prior years	—	—
Rate changes	—	—
Deferred tax (credit)/expense	90,277	(51,845)
Total Income tax expense	318,796	329,713

Amounts recognised in the consolidated statement of other comprehensive income

Deferred tax (credit)/expense on actuarial gains/losses on retirement benefits	7,705	(4,738)
Deferred tax credit on change in fair value of cash flow hedges	—	—
Deferred tax credit on rate changes	—	—
	7,705	(4,738)
Total tax expense	326,501	324,975

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

10.    Taxes (cont.)

Reconciliation of effective tax rate:

	For the year ended 30 June 2023	For the year ended 30 June 2022
	USD	USD
Profit/(loss) for the year	810,080	631,447
Total income tax expense	326,501	324,975
Profit/(loss) before tax	1,136,582	956,422
Income tax expense/(credit) using the tax rates applicable to individual entities of 25.168% (for the year ended 30 June 2022: 25.168%)	286,055	240,731
Non-deductible expenses	20,533	5,831
Incomes charged to tax at different rate	—	(18,257)
Tax impact of gratuity re-measurement through other comprehensive income	(7,705)	4,738
Tax on share of profit of equity accounted investments	30,008	90,766
Foreign currency and other changes	(2,390)	1,165
Total income tax expense	326,501	324,975

Deferred tax assets and liabilities

Significant components of deferred tax assets and liabilities for the year ended 30 June 2023 are as follows:

	Opening Balance	Recognised in profit or loss	Recognised in other comprehensive income	Foreign exchange	Closing Balance
Deferred tax assets
Property, plant & equipment	—	—	—	—	—
Compensated absence and retirement benefits	94,284	16,300	7,705	(4,116)	114,173
Expenses deductible in future periods	141,298	(107,405)	—	(3,344)	30,549
Lease liability	18,015	(5,769)	—	(582)	11,663
Others	4	(2)	—	(0)	2
Total deferred tax asset	253,600	(96,876)	7,705	(8,043)	156,387

Deferred tax liabilities
Property, plant & equipment	(2,429)	(733)	—	108	(3,053)
Right of use assets	(16,762)	4,777	—	554	(11,431)
FVTPL Investments	(1,825)	(12,857)	—	324	(14,358)
Total deferred tax liability	(21,016)	(8,812)	—	986	(28,843)

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

10.    Taxes (cont.)

Significant components of deferred tax assets and liabilities for the year ended 30 June 2022 are as follows:

	Opening Balance	Recognised in profit or loss	Recognised in other comprehensive income	Foreign exchange	Closing Balance
Deferred tax assets
Property, plant & equipment	385	(385)	—	—	—
Compensated absence and retirement benefits	63,053	40,636	(4,738)	(4,668)	94,284
Expenses deductible in future periods	126,546	22,664	—	(7,913)	141,298
Lease liability	7,264	11,506	—	(755)	18,015
Others	(0)	4	—	(0)	4
Total deferred tax asset	197,248	74,425	(4,738)	(13,335)	253,600

Deferred tax liabilities
Property, plant & equipment	—	(2,492)	—	63	(2,429)
Right of use assets	(7,264)	(10,215)	—	717	(16,762)
FVTPL Investments	(1,527)	(397)	—	99	(1,825)
Total deferred tax liability	(8,791)	(13,104)	—	879	(21,016)
	As at 30 June 2023	As at 30 June 2022
	USD	USD
Presented as deferred tax asset*	127,544	232,584
Presented as deferred tax liability*	—	—

____________

*        For balance sheet presentation purposes, deferred tax assets and deferred tax liabilities are offset to the extent that they relate to the same taxation authority and are expected to be settled on a net basis.

All deferred tax assets and deferred tax liabilities at 30 June 2023, 30 June 2022 and 1 July 2021 are presented as non-current

11.    Earnings per share

	For the year ended 30 June 2023	For the year ended 30 June 2022
	USD	USD
Profit attributable to the ordinary equity holders of the company	810,080	631,447
Weighted average number of ordinary shares	50,000	50,000

Basic earnings per share	16.20	12.63
Diluted earnings per share	16.20	12.63

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

12.    Property, plant and equipment

	Buildings	Furniture, fittings, and equipment	Computer and computer equipment	Vehicles (refer note 2)	Total
Gross (refer note below)
At 1 July 2021	71,846	931	28,829	—	101,606
Additions	—	259	42,878	—	43,137
Exchange differences	—	—	—	—	—
Disposals	(4,113)	(15)	(1,444)	—	(5,572)
At 30 June 2022	67,733	1,175	70,263	—	139,171
Additions	—	—	13,476	—	13,476
Exchange differences	—	—	—	—	—
Disposals	(2,617)	(19)	(2,576)	—	(5,213)
At 30 June 2023	65,116	1,156	81,163	—	286,604

Accumulated depreciation (refer note below)
At 1 July 2021	—	—	—	—	—
Charge for the year	6,348	430	17,490	—	24,267
Exchange Differences	(187)	(3)	(461)	—	(650)
Disposals	—	—	—	—	—
At 30 June 2022	6,161	428	17,029	—	23,617
Charge for the year	6,042	439	23,334	—	29,814
Exchange Differences	(357)	(5)	(1,012)	—	(1,374)
Disposals	—	—	—	—	—
At 30 June 2023	11,845	861	39,351	—	52,057

Carrying amount
At 1 July 2021	71,846	931	28,829	—	101,606
At 30 June 2022	61,572	747	53,234	—	115,554
At 30 June 2023	53,271	294	41,812	—	95,377

____________

Notes:

1.       On transition to IFRS, the Group has elected to continue with the carrying value of all of its property, plant and equipment as at 1 July 2021 measured as per the previous GAAP and use that carrying value as the deemed cost of the property, plant and equipment.

2.       Net carrying amount relating to vehicles as at 1 July 2021 is nil.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

13.    Trade receivables

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Current
Trade receivables from contracts with customers (Refer note 29)	3,178,055	1,385,792
Loss allowance (Refer note below)	—	—
	3,178,055	1,385,792

____________

Note:

The Group adopted simplified expected credit loss method to assess the provisioning for receivables. As at the reporting date the receivables due are less than one year. Hence, no loss allowance was recorded as at the reporting date. Further, the group regularly monitors the credit worthiness of its customers and did not identify any customers whose credit worthiness is impaired.

Information about the Group’s exposure to credit and market risks, and fair value measurement is included in note 25 and 26.

14.    Other financial assets

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Other non-current financial assets
(a) Financial assets at amortised cost
Security deposits	8,366	6,493
Less: Loss allowance	—	—
	8,366	6,493

Other current financial assets
(a) Financial assets at fair value through profit or loss
Investments in Mutual funds (quoted)	1,111,920	313,827

Canara Robeco Liquid Fund — Direct Growth: [ No of Units: 33,246.31 (30 June 2022: 7,664.58]

(b) Financial assets at amortised cost
Security deposits	3,220	—
Loss allowance	—	—
	1,115,140	313,827

Amounts recognised in profit or loss

	For the year ended 30 June 2023	For the year ended 30 June 2022
	USD	USD
Fair value gains (losses) on financial instruments at FVTPL recognised in other gains/(losses) (Refer note 8)	68,061	22,550

Information about the Group’s exposure to credit and market risks, and fair value measurement is included in note 25 and 26.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

15.    Cash and cash equivalents

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Cash at bank	1,309,947	1,908,833
Cash in hand	15,905	2,942
	1,325,852	1,911,775

Reconciliation to cash flow statement

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Balances as above	1,325,852	1,911,775
Bank overdrafts	—	—
Balances per statement of cash flows	1,325,852	1,911,775

16.    Other assets

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Other non-current assets
Prepayments	503,954	708,635
	503,954	708,635

Other current assets
Prepayments	248,817	13,612
Other receivables	18,180	343,369
	266,996	356,981

17.    Current tax asset

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Current tax assets	679,517	834,104
	679,517	834,104

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

18.    Leases

(i) Amounts recognized in the statement of financial position

Right-of-use assets

	Buildings	Vehicles	Total
Gross
At 1 July 2021	13,060	15,801	28,861
Additions	106,669	—	106,669
Exchange differences	(748)	(905)	(1,652)
Deletions	—	—	—
At 30 June 2022	118,981	14,897	133,878
Additions	22,212	29,975	52,186
Exchange differences	(4,598)	(576)	(5,174)
Deletions	(114,383)	(14,321)	(128,704)
At 30 June 2023	22,212	29,975	52,186

Accumulated depreciation
At 1 July 2021	—	—	—
Charge for the year	61,306	8,015	69,320
Exchange differences	(1,807)	(236)	(2,043)
Deletions	—	—	—
At 30 June 2022	59,499	7,779	67,278
Charge for the year	58,954	13,263	72,217
Exchange differences	(3,461)	(562)	(4,023)
Deletions	(114,383)	(14,321)	(128,704)
At 30 June 2023	609	6,159	6,768

Carrying amount
At 30 June 2022	59,482	7,118	66,600
At 30 June 2023	21,603	23,816	45,419

Lease liabilities

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Current	21,228	71,231
Non-current	24,748	—
	45,976	71,231

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

18.    Leases (cont.)

(ii) Amounts recognised in the statement of profit or loss

	Notes	For the year ended 30 June 2023	For the year ended 30 June 2022
		USD	USD
Depreciation charge of right-of-use assets	6	(72,217)	(69,320)
Interest expense (included in finance cost)	9	(4,368)	(9,946)
Expense relating to short-term leases (included in cost of goods sold and administrative expenses)	6	(10,555)	(19,483)
Expense relating to leases of low-value assets that are not shown above as short-term leases (included in administrative expenses)	6	—	—
Expense relating to variable lease payments not included in lease liabilities (included in administrative expenses)	6	—	—

The total cash outflow for leases during the period 30 June 2023 and 30 June 2022 are USD 80,557.96 and USD 74,169.33 respectively.

Refer Related party disclosures note 29.

The maturity analysis of the contractual undiscounted cash flows is as follows:

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Less than 1 year	24,565	74,396
1 – 2 years	18,160	—
2-5 years	8,242	—
Over 5 years	—	—
Total	50,968	74,396

Net debt reconciliation

Net debt	As at 30 June 2023	As at 30 June 2022
	USD	USD
Cash and cash equivalents	1,325,852	1,911,775
Liquid investments	1,115,140	313,827
Bank overdrafts	—	—
Borrowings (excluding bank overdraft)	—	—
Lease liabilities	45,976	71,231
Net debt	2,486,968	2,296,833

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

18.    Leases (cont.)

	Liabilities from financing activities		Other Assets		Total
	Borrowings	Leases	Cash/bank and overdraft	Liquid investments
Net debt as at 1 July 2021	—	28,526	1,126,686	792,900	1,948,112
Financing cash flows	—	(74,169)	—	—	(74,169)
New leases	—	106,669	—	—	106,669
Foreign exchange adjustments	—	259	—	—	259
Changes in fair values	—	—	—	—	—
Other changes	—	—	785,088	(479,073)	306,016
Interest expense	—	9,946	—	—	9,946
Interest payments (presented as operating cash flows)	—	—	—	—	—
Net debt as at 30 June 2022	—	71,231	1,911,775	313,827	2,296,833
Financing cash flows	—	(80,558)	—	—	(80,558)
New leases	—	52,186	—	—	52,186
Foreign exchange adjustments		(1,251)	—	—	(1,251)
Changes in fair values	—	—	—	—	—
Other changes	—	—	(585,923)	801,313	215,390
Interest expense	—	4,368	—	—	4,368
Interest payments (presented as operating cash flows)	—	—	—	—	—
Net debt as at 30 June 2023	—	45,976	1,325,852	1,115,140	2,486,968

19.    Trade and other payables

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Current liabilities
Trade payables	3,117,359	2,324,024
Payroll tax and other statutory liabilities	9	154,618
Other payables	125,845	191,919
	3,243,213	2,670,562

20.    Employee benefit obligations

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Non-current
Defined benefit plans:
– Leave obligations	86,679	72,244
– Defined pension benefits	259,986	207,933
	346,665	280,176

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

20.    Employee benefit obligations (cont.)

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Current
Defined benefit plans:
– Leave obligations	56,815	54,615
– Defined pension benefits	78,286	67,225
Salaries and bonus payable	611,574	1,000,335
	746,676	1,122,175

The lease obligations cover the group’s liabilities for long service leave and annual leave which are classified as either other long-term benefits or short-term benefits. The current portion of this liability includes all of the accrued annual leave, the unconditional entitlements to long service leave where employees have completed the required period of service, and also for those employees who are entitled to pro rata payments in certain circumstances.

The group does not have an unconditional right to defer settlement for any of these obligations. However, based on past experience, the group does not expect all employees to take the full amount of accrued leave or require payment within the next 12 months. The amounts reflected in current liability represents the amount that is expected to be paid by the group within the next 12 months.

21.    Current tax liabilities

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Income tax payable	650,181	921,388
	650,181	921,388

22.    Equity

(a) Share capital

	As at 30 June 2023 USD		As at 30 June 2022 USD
Particulars	Shares	Amount	Shares	Amount
Ordinary shares
Authorised, issued and fully paid	50,000	6,725	50,000	6,725
	50,000	6,725	50,000	6,725

The group has only one class of equity shares having a par value of Rs. 10 per share. Each holder of equity shares is entitled to one vote per share. The Company declares and pays dividends in Indian rupees.

In the event of liquidation of the group, the holders of equity shares will be entitled to receive remaining assets of the group, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders.

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

22.    Equity (cont.)

Other reserves

	Notes	Remeasurement of defined benefit plans	Foreign currency translation reserve	Total
At 1 July 2021		—	22,627	22,627
Items of other comprehensive income:
Exchange differences on translation of foreign operations		—	(114,572)	(114,572)
Remeasurements of post-employment benefit obligations, net of tax		23,564	—	23,564
At 30 June 2022		23,564	(91,945)	(68,381)
Items of other comprehensive income:
Exchange differences on translation of foreign operations		—	43,053	43,053
Remeasurements of post-employment benefit obligations, net of tax		(38,321)	—	(38,321)
At 30 June 2023		(14,757)	(48,891)	(63,649)

Retained earnings

Movements in retained earnings were as follows:

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Opening balance	2,420,310	1,788,863
Net profit for the period	810,080	631,447
Closing balance	3,230,390	2,420,310

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

23.    Employee benefit obligations

i) Defined benefit pension plans

Amounts recognised in the statement of financial position

	Present value of obligation	Fair value of plan assets	Total
1 July 2021	250,529	—	250,529
Current service cost	44,930	—	44,930
Interest expense/(income)	17,635	—	17,635
Total amount recognised in profit or loss	62,565	—	62,565
Remeasurements
Return on plan assets, excluding amounts included in interest (income)	—	—	—
Loss from change in financial assumptions	(11,608)	—	(11,608)
Experience losses	(7,218)	—	(7,218)
Exchange differences	(15,526)	—	(15,526)
Total amount recognised in other comprehensive income	(34,352)	—	(34,352)
Benefit payments	(3,585)	—	(3,585)
30 June 2022	275,158	—	275,158

Current service cost	43,999	—	43,999
Interest expense/(income)	24,179	—	24,179
Total amount recognised in profit or loss	68,178	—	68,178

Remeasurements
Return on plan assets, excluding amounts included in interest (income)	—	—	—
Loss from change in financial assumptions	4,128	—	4,128
Experience losses	26,488	—	26,488
Exchange differences	(10,359)	—	(10,359)
Total amount recognised in other comprehensive income	20,257	—	20,257
Benefit payments	(25,321)	—	(25,321)
30 June 2023	338,272	—	338,272

The net liability disclosed above relates to funded and unfunded plans as follows

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Present value of funded obligations	—	—
Present value of unfunded obligations	338,272	275,158
Total deficit of defined benefit pension plans	338,272	275,158

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

23.    Employee benefit obligations (cont.)

(ii) Post-employment benefits

The significant actuarial assumptions were as follows:

	As at 30 June 2023	As at 30 June 2022
	USD	USD
Discount rate	7.00%	7.30%
Salary growth rate	12.00%	12.00%
Attrition rate	21.00%	21.00%
Mortality rate	IAL2012 – 14Ult	IAL2012 – 14Ult

(iii) Defined benefit liability and employer contributions

The weighted average duration of the defined benefit obligation is 8.46 years (30 June 2022 – 7.19 years). The expected maturity analysis of undiscounted pension is as follows:

	Less than a year	Between 1 – 2 years	Between 2 – 5 years	Over 5 years	Total
30 June 2023
Defined benefit obligation	78,284	49,467	131,006	223,406	482,163
	78,284	49,467	131,006	223,406	482,163
30 June 2022
Defined benefit obligation	67,229	39,942	100,121	190,517	397,810
	67,229	39,942	100,121	190,517	397,810

24.    Commitments and contingent liabilities

There are no commitments and contingent liabilities as on the date 30 June 2023 and 30 June 2022

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

25.    Financial instruments — Recognised fair value measurements

Particulars	Amortised cost	FVTPL	FVOCI	Total
At 30 June 2023
Financial assets
Trade and other receivables	4,972,113	—	—	4,972,113
Cash and cash equivalents	1,325,852	—	—	1,325,852
Security Deposits	8,366	—	—	8,366
Investments in mutual funds	—	1,115,140	—	1,115,140
Financial liabilities
Trade and other payables	4,923,989	—	—	4,923,989
Lease liabilities	28,526	—	—	28,526

At 30 June 2022
Financial assets
Trade and other receivables	3,552,644	—	—	3,552,644
Cash and cash equivalents	1,911,775	—	—	1,911,775
Security Deposits	6,493	—	—	6,493
Investments in mutual funds	—	313,827	—	313,827
Financial liabilities
Trade and other payables	4,467,748	—	—	4,467,748
Lease liabilities	71,231	—	—	71,231

(i) Fair value hierarchy

Fair value measurement methods for financial and non-financial assets and liabilities are classified according to the following three fair value levels:

Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Recurring fair value measurements	Notes	Level 1	Level 2	Level 3	Total
At 30 June 2023
Financial assets
Financial assets at FVTPL:
Investments in mutual funds	14	1,115,140	—	—	1,115,140
Total financial assets		1,115,140	—	—	1,115,140
Total financial liabilities		—	—	—	—

At 30 June 2022
Financial assets
Financial assets at FVTPL:
Investments in mutual funds	14	313,827	—	—	313,827
Total financial assets		313,827	—	—	313,827
Total financial liabilities		—	—	—	—

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

26.    Financial risk management

The group’s management monitors and manages key financial risk relating to the operations of the group by analyzing exposures by degree & magnitude of risk. The risks include market risk, credit risk and liquidity risk. The group’s focus is to foresee the unpredictability of financial markets and seek to minimize potential adverse effects on its financial performance

Market risks

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk. Financial instruments affected by market risk include borrowings and other financial instruments (including derivatives).

Foreign exchange risk

Exposure

	As at 30 June 2023		As at 30 June 2022
	USD	SGD	USD	SGD
Trade receivables	2,773,835	57,673	1,067,170	51,657
Bank loans	—	—	—	—
Cash and Cash equivalents	295,256	147,796	973,952	249,427
Contract assets	1,438,545	47,723	1,135,628	65,354
Security deposits	3,246	—	2,952	—
Trade payables	(3,240,397)	(144,644)	(2,092,538)	(168,832)

The aggregate net foreign exchange gains/losses recognised in profit or loss were:

	30 June 2023	30 June 2022
	USD	USD
Net foreign exchange gain/(loss) included in other gains/(losses)	19,942	12,804
Total net foreign exchange (losses) recognised in profit before income tax for the period	19,942	12,804

Sensitivity

A reasonably possible strengthening (weakening) of the INR against US dollar at 30 June 2023 would have affected the measurement of financial instruments denominated in a foreign currency and affected equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant and ignores any impact of forecast sales and purchases. The Company’s sensitivity to a 1% increase and 1% decrease in the INR against the USD is presented below:

	Impact on post-tax profit		Impact on other components of equity
	Strengthening	Weakening	Strengthening	Weakening
As at 30 June 2023
INR/USD (1% movement)	155	(155)	—	—
INR/SDG (1% movement)	801	(801)	—	—
As at 30 June 2022
INR/USD (1% movement)	138	(138)	—	—
INR/SDG (1% movement)	1,421	(1,421)	—	—

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

26.    Financial risk management (cont.)

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate ‘because of changes in market interest rates. The group has no exposure to the risk of changes in market interest rates as it does not hold any financial assets/liabilities which are impacted by such changes.

Interest rate sensitivity

The group has no external borrowings; hence, the group is not exposed to interest rate risk.

Credit risk

Credit risk refers to the risk that the counterparty will default on its contractual obligations resulting in financial loss to the group. Credit risk arises principally from the group’s receivables from customers. We believe that the company’s credit policies, past trends and experiences and pattern of realisation of receivables indicate that the receivables will be received in due time; that is the probability of default is negligible and hence, do not require creation of any lifetime expected credit loss allowance in respect of the same.

Liquidity risk

Liquidity risk is the risk that the group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The group invests surplus funds, including from those from investing activities by others into the group, from time-to-time in various short-term instruments. It manages liquidity by maintaining adequate reserves, funding facilities from banks and financial institutions and monitoring cash flows.

The following table provides details regarding the undiscounted contractual maturities of significant financial liabilities at the reporting date

	As at 30 June 2023
	Carrying amount	Less than 1 year	1 – 2 years	2-5 years	Over 5 years
Lease liabilities	45,976	24,565	18,160	8,242	—
Trade payables	3,243,213	3,243,213	—	—	—
Other financial liabilities	—	—	—	—	—
	3,289,189	3,267,778	18,160	8,242	—
	As at June 30, 2022
	Carrying amount	Less than 1 year	1 – 2 years	2-5 years	Over 5 years
Lease liabilities	71,231	74,396	—	—	—
Trade payables	2,670,562	2,670,562	—	—	—
Other financial liabilities	—	—	—	—	—
	2,741,793	2,744,958	—	—	—

mokSa Technologies India Private Limited
Notes to the consolidated financial statements
For the year ended June 30, 2023

27.    Capital management

Risk management

The group’s objectives when managing capital are to safeguard their ability to continue as a going concern, so that they can continue to provide returns for shareholders and benefits for other stakeholders, and maintain an optimal capital structure to reduce the cost of capital.

Since the group does not have any external loans and borrowings; it does not deem releavant capital monitoring on the basis of gearing ratios or debt-equity ratio.

28.    Subsequent events

There have been no material subsequent events after the reporting date which require adjustments/disclosure in these CFS

29.    Related party disclosure

Details of related parties

Description of relationship	Names of related parties
Key management personnel (‘KMP’)	Mr. Sunil Arora, Director
Mr. Parswanath P Jain, Director
Mr. Kanwal Jit Singh, Chief Executive Officer
Mr. Shankar Koujalagi, Chief Financial Officer
Enterprises Owned or Significantly Influenced by KMP	ABS India Private Limited

Details of transactions with related parties during the year ended 30 June 2023 and balances outstanding as at 30 June 2023:

Name of the related party	Nature of transaction	1 July 2022 to 30 June 2023	Receivable/ (Payable) as at 30 June 2023	1 July 2021 to 30 June 2022	Receivable/ (Payable) as at 30 June 2022
Mr. Sunil Arora	Commission	1,182,102	(207,992)	912,917	(329,680)
Mr. Parswanath P Jain	Commission	636,517	(111,996)	491,571	(177,520)
Mr. Kanwal Jit Singh	Salary paid*	158,481	—	147,984	—
Mr. Shankar Koujalagi	Salary paid*	46,678	—	40,392	—
ABS India Private Limited	Lease payments	58,755	—	58,793	—
	Sale of services	21,920	—	13,926	—
	Contract Liabilities	—	(1,774)	—	(1,691)
	Trade receivable	—	2,192	—	8,411

____________

*        As the liability for gratuity and compensated absences is provided on actuarial basis for the Company as a whole, the amount pertaining to the key management personnel is not ascertainable and hence not included above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

VIS Networks Private Limited

India

Review of Interim Financial Statements

We have reviewed the accompanying consolidated financial statements of VIS Networks Private Limited (the Company), which comprise the consolidated statements of financial position as of December 31, 2023 and June 30, 2023, and the consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the six months ended December 31, 2023 and December 31, 2022 and the related notes to the consolidated financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of the Company’s management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the consolidated financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Our Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA and in accordance with International Standard on Review Engagements issued by the International Auditing and Assurance Standards Board. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our reviews.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
24 September 2024

VIS Networks Private Limited
Consolidated statement of profit or loss and
Statement of comprehensive income for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

Particulars	Notes	For the period ended 31 December 2023	For the period ended 31 December 2022
Revenue from contracts with customers	5	24,360,816	19,702,662
Cost of sales	6	(14,494,781)	(10,551,494)
Gross profit		9,866,035	9,151,168

Distribution costs	6	(191,441)	(161,481)
Administrative expenses	6	(7,567,274)	(7,534,183)
Reversal of impairment losses on financial and contract assets	7	—	—
Operating profit		2,107,320	1,455,504

Other income	8	158,274	125,560
Other gains/(losses) – net	9	(1,500)	68,603
		156,774	194,162

Finance income	10	8,475	21,752
Finance costs	10	(155,818)	(72,677)
Finance costs – net		(147,344)	(50,925)

Share of net profit of associates and joint ventures accounted for using the equity method	11	(31,923)	23,643

Profit before income tax		2,084,827	1,622,384
Income tax expense	12	(694,798)	(558,344)
Profit for the period		1,390,029	1,064,040

Profit is attributable to:
Owners of VIS Networks Private Limited		1,544,419	1,019,431
Non-controlling interests		(154,390)	44,610
		1,390,029	1,064,040
Other comprehensive income
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations	28(c)	39,897	(481,248)
Income tax relating to these items

Items that will not be reclassified to profit or loss
Remeasurements of post-employment benefit obligations	29	11,111	(10,789)
Income tax relating to these items		(2,796)	2,715
Other comprehensive income for the year, net of tax		48,212	(489,322)
Total comprehensive income for the year		1,438,241	574,718

Earnings per share for profit from continuing operations attributable to the ordinary equity holders of the company:
Basic earnings per share	13	0.38	0.25
Diluted earnings per share	13	0.38	0.25

VIS Networks Private Limited
Consolidated statement of financial position as at 31 December 2023
(All amounts are in $ unless otherwise stated)

Particulars	Notes	As at 31 December 2023	As at 30 June 2023
Assets
Non-current assets
Property, plant and equipment	14	6,664,626	6,812,870
Intangible assets	15	438,203	490,845
Right-of-use assets	23	121,618	111,879
Investments	18	1,231,147	993,850
Other financial assets	19	73,313	218,621
Deferred tax assets	12	182,337	125,031
Other non-current assets	21	54,349	99,669
Total non-current assets		8,765,593	8,852,765

Current assets
Inventories	16	4,303,952	4,928,479
Trade receivables	17	11,373,831	11,621,940
Contract assets	5	810,555	302,658
Cash and cash equivalents	20	2,463,554	2,765,579
Investments	18	303,619	319,543
Other financial assets	19	1,758,429	1,694,813
Current tax asset	22	811,451	1,465
Other current assets	21	7,430,541	6,648,650
Total current assets		29,255,933	28,283,128
Total assets		38,021,526	37,135,893

Liabilities
Non-current liabilities
Borrowings	24	2,612,667	2,795,332
Lease liabilities	23	42,880	51,711
Employee benefit obligations	26	252,891	234,363
Total non-current liabilities		2,908,438	3,081,406

Current liabilities
Borrowings	24	1,335,112	283,681
Trade and other payables	25	11,576,919	11,490,652
Employee benefit obligations	26	127,703	122,663
Contract liabilities	5	3,403,995	5,067,908
Lease liabilities	23	90,636	72,412
Current tax liabilities	27	827,551	721,808
Total current liabilities		17,361,916	17,759,124
Total liabilities		20,270,354	20,840,530
Net assets		17,751,172	16,295,363

Equity
Share capital and share premium	28	544,063	544,063
Retained earnings	28(d)	18,451,621	16,907,202
Other reserves	28(c)	(1,166,984)	(1,215,196)
Equity attributable to owners of the parent		17,828,700	16,236,069
Non-controlling interests	35	(77,529)	59,294
Total equity		17,751,172	16,295,363

VIS Networks Private Limited
Consolidated statement of cash flows for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

	For the period ended 31 December 2023	For the period ended 31 December 2022
Cash flows from operating activities
Profit before income tax for the year	2,084,827	1,625,100
Adjustments for:
Finance income	(8,475)	(21,752)
Other income	—	(113,847)
Finance costs	155,818	72,677
Depreciation of right-of-use assets	45,165	35,958
Share of net profit of associates and joint ventures accounted for using the equity method	31,923	(23,643)
Net (gain)/loss on sale of non-current assets	—	(967)
Net (gain)/loss on sale of investments	(23,391)	—
Net exchange differences	24,891	4,828

Change in operating assets and liabilities
Decrease/(increase) in inventories	624,527	(97,206)
Decrease/(increase) in trade receivables	248,109	(1,139,897)
Decrease/(increase) in contract assets	(507,897)	193,425
Decrease/(increase) in financial assets at fair value through profit or loss	(170,752)	210,029
Decrease/(increase) in other assets	(726,170)	1,588,662
Increase/(decrease) in trade and other payables	94,582	(1,236,729)
Increase/(decrease) in contract liabilities	(1,663,913)	(664,081)
Increase/(decrease) in other liabilities	23,568	(5,104)
Cash generated from operations	501,332	562,595
Income taxes paid	(1,456,347)	336,271
Net cash inflow from operating activities	(955,014)	898,867

Cash flows from investing activities
Payments for property, plant and equipment	(379,220)	(4,692,025)
Payments for intangible assets	52,642	(150,715)
Proceeds from sale of financial assets held at amortised cost	23,391	—
Interest received on financial assets held as investments	7,623	20,955
Net cash (outflow) from investing activities	(36,619)	(4,821,752)

Cash flows from financing activities
Proceeds from borrowings	868,766	2,944,190
Principal elements of lease payments	(51,490)	(39,376)
Other finance charges paid	(149,650)	(65,487)
Net cash (outflow) from financing activities	689,798	2,836,689

Net increase in cash and cash equivalents	(301,835)	(1,086,197)
Cash and cash equivalents at the beginning of the financial year	2,765,579	4,387,014
Effects of exchange rate changes on cash and cash equivalents	(190)	(481,740)
Cash and cash equivalents at end of year	2,463,554	2,819,078

VIS Networks Private Limited
Consolidated statement of changes in equity for the year ended 31 December 2023
(All amounts are in $ unless otherwise stated)

				Other Reserves				Total attributable to owners of the parent
Particulars	Notes	Share capital	Retained earnings	Legal reserve	Capital reserve	Remeasurement of defined benefit plans	Foreing Currency Translation Reserve		Non controlling interest	Total
Balance at 1 July 2022		544,063	14,541,978	—	56,370	12,890	(792,136)	14,363,165	5,110	14,368,275
Non-controlling interests on acquisition of subsidiary		—	—	—	—	—	—	—	1,622	1,622
Profit for the period		—	1,019,431	—	—	—	—	1,019,431	44,610	1,064,040
Gain on bargain purchase		—	—	—	—	—	—	—	—	—
Legal reserve created		—	—	—	—	—	—	—	—	—
Other comprehensive income		—	—	—	—	12,890	(627,806)	(614,916)	—	(614,916)
Total comprehensive income for the period		—	1,019,431	—	—	12,890	(627,806)	404,514	46,231	449,124
Dividends provided for or paid		—	—	—	—	—	—	—	—	—
Balance at 31 December 2022		544,063	15,561,409	—	56,370	25,780	(1,419,943)	14,767,679	51,342	14,817,399

Balance at 1 July 2023		544,063	16,907,202	2,864	56,370	(15,384)	(1,259,045)	16,236,069	59,294	16,295,363
Non-controlling interests on acquisition of subsidiary		—	—	—	—	—	—	—	10,894	10,894
Profit for the period		—	1,544,419	—	—	—	—	1,544,419	(147,717)	1,396,703
Other comprehensive income		—	—	—	—	8,314	39,897	48,212	—	48,212
Legal reserve created		—	—	—	—	—	—	—	—	—
Gain on bargain purchase		—	—	—	—	—	—	—	—	—
Total comprehensive income for the period		—	1,544,419	—	—	8,314	39,897	1,592,631	(136,822)	1,444,914
Dividends provided for or paid		—	—	—	—	—	—	—	—	—
Balance at 31 December 2023		544,063	18,451,621	2,864	56,370	(7,070)	(1,219,148)	17,828,700	(77,529)	17,740,278

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

1       General information

VIS Networks Private Limited (‘the parent’or VIS Networks), the ultimate holding company of the group, primarily provides sales and services of telecommunication products, consulting, designing, implementing, training and support for all sort of communication and Cx management solutions.

VIS Networks is incorporated and domiciled in India on April 18, 2011 having registered office at No.94, 4th Cross, 2nd Block, Koramangala, Bangalore, Karnataka, India, 560034.

The Parent company has wholly owned subsidiaries in Singapore for providing services to its global customers and has stepdown subsidiaries in Malaysia, United Kingdom and Sultanate of Oman.

The Company, together with its subsidiaries and associates, is hereinafter referred to as ‘the Group’. The consolidated financial statements (‘CFS’) is presented in United States Dollars (“$” or “USD”) and are rounded to the nearest $.

2       Accounting policies

a)      Statement of compliance

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS Accounting Standards) as issued by the International Accounting Standards Board (IASB). Accounting policies have been consistently applied to all the years presented unless otherwise stated.

b)      Basis of preparation

The CFS has been prepared on a historical cost basis except for certain financial instruments, which are measured at fair value at the end of each reporting period as explained in the accounting policies in note 31.

c)      Going concern

The directors have, at the time of approving the CFS, a reasonable expectation that the group has adequate resources to continue in operational existence for the foreseeable future. Thus they continue to adopt the going concern basis of accounting in preparing the CFS.

d)      Basis of consolidation

The CFS incorporates the financial statements of the parent company and entities controlled by the parent company up to 31 December 2023. Control is achieved when the Parent Company:

(a)     has power over the investee;

(b)    is exposed or has rights to variable return from its involvement with the investee and

(c)     has the ability to affect those returns through its power to direct relevant activities of the investee.

The parent company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

When the parent company has less than a majority of the voting rights of an investee, it considers that it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The parent company considers all relevant facts and circumstances in assessing whether or not the parent company’s voting rights in an investee are sufficient to give it power, including:

•        The size of the parent company’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders

•        Potential voting rights held by the parent company, other vote holders or other parties

•        Rights arising from other contractual arrangements

•        Any additional facts and circumstances that indicate that the parent company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Consolidation of a subsidiary begins when the parent company obtains control over the subsidiary and ceases when the parent company loses control of the subsidiary. Specifically, the results of subsidiaries acquired or disposed of during the year are included in profit or loss from the date the parent company gains control until the date when the parent company ceases to control the subsidiary.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with the group’s accounting policies.

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between the members of the group are eliminated on consolidation.

Non-controlling interests in subsidiaries are identified separately from the group’s equity therein. Those interests of non-controlling shareholders that are present ownership interests entitling their holders to a proportionate share of net assets upon liquidation may initially be measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Other non-controlling interests are initially measured at fair value.

Profit or loss and each component of other comprehensive income are attributed to the owners of the parent company and to the non- controlling interests. Total comprehensive income of the subsidiaries is attributed to the owners of the parent company and to the non controlling interests even if this results in the non-controlling interests having a deficit balance.

Changes in the group’s interests in subsidiaries that do not result in a loss of control are accounted for as equity transactions. The carrying amount of the group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the noncontrolling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the parent company.

When the group loses control of a subsidiary, the gain or loss on disposal recognised in profit or loss is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), less liabilities of the subsidiary and any non-controlling interests. All amounts previously recognised in other comprehensive income in relation to that subsidiary are accounted for as if the group had directly disposed of the related assets or liabilities of the subsidiary (i.e. reclassified to profit or loss or transferred to another category of equity as required/permitted by applicable IFRS Accounting Standards). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IFRS 9 Financial Instruments when applicable, or the cost on initial recognition of an investment in an associate or a joint venture.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

e)      Foreign currency translation

Foreign currency transactions are recorded at exchange rates prevailing on the date of the transaction. Foreign currency denominated monetary assets and liabilities are retranslated at the exchange rate prevailing on the balance sheet dates and exchange gains and losses arising on settlement and restatement are recognised in the statement of profit and loss. Non-monetary assets and liabilities that are measured in terms of historical cost in foreign currencies are not retranslated.

Exchange differences arising on monetary items that forms part of the parent’s net investment in a foreign subsidiary are recognised in profit or loss in the separate financial statements of the reporting entity or the individual financial statements of the foreign subsidiary, such exchange differences are recognised initially in OCI. These exchange differences are reclassified from equity to profit or loss on disposal of the net investment.

Exchange gains and losses on inter-company transactions

The results and financial position of a foreign subsidiary are included in the Group’s CFS after the elimination of intercompany balances and transactions. However, a foreign exchange gain or loss arising on an intercompany monetary asset or liability (e.g. an intercompany receivable denominated in a currency different from the functional currency of the subsidiary) cannot be eliminated. Such foreign exchange gains and losses are recognised in the income statement or in income and expense recognised directly in equity, if the underlying forms and in integral part of the net investment in foreign operation.

Presentation currency

The group has chosen to present the CFS in $ which is not the functional currency of the group. The results and financial position are translated into a presentation currency using the following procedures:

(a)     assets and liabilities for each statement of financial position presented (ie including comparatives) are translated at the closing rate at the date of that statement of financial position;

(b)    income and expenses for each statement presenting profit or loss and other comprehensive income (ie including comparatives) are translated using the average exchange rates for the period; and

(c)     all resulting exchange differences are recognised in other comprehensive income.

Foreign exchange rates considered for translation:

	Average rate
	31 December 2023	30 June 2023	31 December 2022	30 June 2022
INR	0.0121	0.0124	0.0124	0.0131
SGD	0.7478	0.7287	0.7322	0.7314
AUD	0.6711	0.6752	0.6839	0.7197
OMR	2.5896	2.5892	2.5895	2.5899
GBP	1.2678	1.2392	1.2109	1.2997
MYR	0.2157	0.2205	0.2269	0.2339
AED	0.2722	0.2722	0.2722	0.2722
PHP	0.0180	0.0181	0.0181	0.0193

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

	Closing rate
	31 December 2023	30 June 2023	31 December 2022	30 June 2022
INR	0.0120	0.0122	0.0121	0.0127
SGD	0.7575	0.7382	0.7452	0.7192
AUD	0.6806	0.6617	0.6791	0.6887
OMR	2.5903	2.5890	2.5895	2.5894
GBP	1.2730	1.2625	1.2058	1.2159
MYR	0.2175	0.2139	0.2267	0.2272
AED	0.2722	0.2722	0.2722	0.2722
PHP	0.0180	0.0181	0.0179	0.0182

f)      Use of estimates and judgements

In preparing these financial statements, management has made judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised

Judgements

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognised in the financial statements is included in the following notes:

Note 4 — Determination of reportable operating segments

Note 31 — Fair value measurement of financial instruments

Note 23 — Leases: whether an arrangement contains a lease

Note 14 — useful lives of property, plant and equipment

Note 32 — measurement of ECL allowance for trade receivables, loans and contract assets

Note 30 — recognition and measurement of provisions and contingencies

Estimates

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment in the year ended 30 June 2023 is included in the following notes:

Note 31 — Fair value measurement of financial instruments

Note 23 — Leases: whether an arrangement contains a lease

Note 14 — useful lives of property, plant and equipment

Note 32 — measurement of ECL allowance for trade receivables, loans and contract assets

Note 30 — recognition and measurement of provisions and contingencies

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

g)      Revenue recognition

Revenue from contracts with customers:

The Group recognises revenue from contracts with customers based on a five step model as set out in IFRS 15 — Revenue from contracts with customers “(IFRS 15”).

Step 1.        Identify the contract(s) with a customer: A contract is defined as an agreement between two or more parties that creates enforceable rights and obligations and sets out the criteria for every contract that must be met.

Step 2.        Identify the performance obligations in the contract: A performance obligation is a promise in a contract with a customer to transfer a good or service to the customer.

Step 3.        Determine the transaction price: The transaction price is the amount of consideration to which the Group expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties.

Step 4.        Allocate the transaction price to the performance obligations in the contract: For a contract that has more than one performance obligation, the Group will allocate the transaction price to each performance obligation in an amount that depicts the amount of consideration to which the Group expects to be entitled in exchange for satisfying each performance obligation.

Step 5.        Recognise revenue when (or as) the entity satisfies a performance obligation.

Revenue towards satisfaction of a performance obligation is measured at the amount of transaction price (net of variable consideration) allocated to that performance obligation. The transaction price of goods and services rendered is net of variable consideration, if any, and excludes taxes and duties. The Group assesses its revenue arrangements against specific criteria to determine if it is acting as principal or agent. The Group has concluded that it is acting as a principal in all of its revenue arrangements.

Significant revenue areas	Nature and timing of satisfaction of performance obligations
Sale/Subscription of Products

The Group recognises the revenue when a performance obligation is satisfied in accordance with the terms of the contractual arrangement. Typically, performance obligations are satisfied over the period of time as the subscription of products are rendered. Revenue recognised over the period of time is based on a straight-line method, unless another method better depicts the pattern of transfer of control of the services. Revenue from sale of products is recognised at point in time once the control over products are passed on to the customer.

Sale/subscription of licenses

The Group recognises the revenue when a performance obligation is satisfied in accordance with the terms of the contractual arrangement. Typically, performance obligations are satisfied over the period of time as the subscription of licenses and maintenance services are rendered. Revenue recognised over the period of time is based on a straight-line method, unless another method better depicts the pattern of transfer of control of the services. Revenue from sale of licenses is recognised at point in time once the control over licenses are passed on to the customer.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

Significant revenue areas	Nature and timing of satisfaction of performance obligations
Manpower and Staffing support services

The Group recognises the revenue when a performance obligation is satisfied in accordance with the terms of the contractual arrangement. Typically, performance obligations are satisfied over the period of time as the professional and support services are rendered. Revenue recognised over the period of time is based on a straight-line method, unless another method better depicts the pattern of transfer of control of the services.

Revenue from annual maintenance charges

The Group recognises the revenue when a performance obligation is satisfied in accordance with the terms of the contractual arrangement. Typically, performance obligations are satisfied over the period of time as the annual maintenance support services are rendered. Revenue recognised over the period of time is based on a straight- line method, unless another method better depicts the pattern of transfer of control of the services.

Interest income

Interest income is recognised on a time proportion basis taking into account the amount outstanding and the applicable interest rate.

Interest income is included under the head “Finance income” in the statement of profit and loss.

Dividend income

Dividend income is recognised when the right to receive dividend is established, which is generally when the shareholders approve the dividend.

h)      Leases

At inception of a contract, the Group assesses whether a contract is, or contains a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group assesses whether:

i.       The contract involves the use of an identified asset — this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

ii.      The Group has the right to substantially all of the economic benefits from the use of the asset throughout the period of use; and

iii.     The Group has the right to direct the use of the asset. The Group has this right when it has the decision making rights that are most relevant to changing how and for what purposes the asset is used. In rare cases where the decision about how and for what purpose the asset is used is predetermined, the Group has the right to direct the use of the asset if either:

•        The Group has the right to operate the asset; or

•        The Group designed the asset in a way that predetermines how and for what purposes it will be used.

At inception or on reassessment of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is allocated, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method over the shorter of the useful life of the leased asset and the expected lease term. If ownership of the leased asset is automatically transferred at the end of the lease term or the exercise of a purchase option is reflected in the lease payments, the right-of-use asset is amortised on a straight-line basis over the expected useful life of the leased asset.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as a discount rate. The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments. The Group has elected not to recognise right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low value assets. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Lease payments include fixed payments, i.e. amounts expected to be payable by the group under residual value guarantee, the exercise price of purchase options and lease payments in relation to lease extension options, if the Company is reasonably certain to exercise purchase or extension options, and payment of penalties for terminating the lease if the lease term considered reflects that the Company shall exercise a termination option.

i)       Taxation

Income tax expense comprises current and deferred taxes. Income tax expense is recognised in the consolidated income statement, except when related to items that are recognised outside of profit or loss (whether in other comprehensive income or directly in equity) or where related to the initial accounting for a business combination. In the case of a business combination, the tax effect is included in the accounting for the business combination.

Current income taxes are determined based on the respective taxable income of each taxable entity and tax rules applicable for respective tax jurisdictions.

Deferred tax assets and liabilities are recognised for the future tax consequences of temporary differences between the carrying values of assets and liabilities and their respective tax bases, and unutilised tax losses, depreciation carry-forwards and tax credits. Such deferred tax assets and liabilities are computed separately for each taxable entity and for each taxable jurisdiction. Deferred tax assets are recognised to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses, depreciation carry-forwards and unused tax credits could be utilised. The future profitability is based on the business plan for each respective entity within the Group. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured based on the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date.

Current and deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

The extent to which deferred tax assets can be recognised is based on an assessment of the probability that future taxable income will be available against which the deductible temporary differences and tax loss carry-forwards can be utilised.

Tax provisions are recognised for uncertain tax positions where a risk of an additional tax liability has been identified and it is probable that the Group will be required to settle that tax. Measurement is dependent on management’s expectations of the outcome of decisions by tax authorities in the various tax jurisdictions in which the Group operates. This is assessed on a case-by-case basis using in-house experts, professional firms and previous experience. Where no provision is required the exposure is disclosed as a contingent liability unless the likelihood of an outflow of economic benefits is remote.

Judgement is required in assessing the impact of any legal or economic limits or uncertainties in various tax jurisdictions.

j)      Property, plant and equipment

Property, plant and equipment is stated at cost of acquisition or construction less accumulated depreciation and accumulated impairment, if any. Land is not depreciated.

Cost includes purchase price, non-recoverable taxes and duties, labour cost and direct overheads for self-constructed assets and other direct costs incurred up to the date the asset is ready for its intended use.

Interest cost incurred for constructed assets is capitalised up to the date the asset is ready for its intended use, based on borrowings incurred specifically for financing the asset or the weighted average rate of all other borrowings, if no specific borrowings have been incurred for the asset.

Depreciation is charged on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Class of property, plant and equipment	Estimated useful life
Land	Not Depreciable
Buildings	30 years
Furniture, fittings and equipment	10 years
Computer equipments	3 years
Office equipments	5 years
Motor Car	8 years
Motor Cycle	10 years

The depreciation period for property, plant and equipment with finite useful lives is reviewed at least at each year end. Changes in expected useful lives are treated as changes in accounting estimates.

Assets held under leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, the term of the relevant lease. Freehold land is measured at cost and is not depreciated. Residual values are reassessed on an annual basis.

An item of property, plant and equipment is derecognised on disposal or when it is withdrawn from use and no future economic benefits are expected from its disposal. Any gain or loss arising from derecognition is included in profit or loss.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

k)      Intangible assets

Costs associated with maintaining software licenses are recognised as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software licenses controlled by the group are recognised as intangible assets where the following criteria are met:

i.       it is technically feasible to complete the software so that it will be available for use

ii.      management intends to complete the software and use or sell it

iii.     there is an ability to use or sell the software

iv.      it can be demonstrated how the software will generate probable future economic benefits

v.       adequate technical, financial and other resources to complete the development and to use or sell the software are available, and

vi.     the expenditure attributable to the software during its development can be reliably measured

vii.    Directly attributable costs that are capitalised as part of the software include employee costs and an appropriate portion of relevant overheads

viii.   Capitalised development costs are recorded as intangible assets and amortised from the point at which the asset is ready for use

l)       Inventories

Telecom materials, Telecom licenses and Warranty support are stated at the lower of cost and net realisable value. Cost comprises direct materials, direct labour and an appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Costs of purchased inventory are determined after deducting rebates and discounts. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. The costs of individual items of inventory are determined using weighted average costs.

m)    Borrowings

Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a prepayment for liquidity services and amortised over the period of the facility to which it relates.

Preference shares, which are mandatorily redeemable on a specific date, are classified as liabilities. The dividends on these preference shares are recognised in profit or loss as finance costs.

The fair value of the liability portion of a convertible bond is determined using a market interest rate for an equivalent non-convertible bond. This amount is recorded as a liability on an amortised cost basis until extinguished on conversion or maturity of the bonds. The remainder of the proceeds is allocated to the conversion option. This is recognised and included in shareholders’ equity, net of income tax effects.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

Borrowings are removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non cash assets transferred or liabilities assumed, is recognised in profit or loss as other income or finance costs.

Where the terms of a financial liability are renegotiated and the entity issues equity instruments to a creditor to extinguish all or part of the liability (debt for equity swap), a gain or loss is recognised in profit or loss, which is measured as the difference between the carrying amount of the financial liability and the fair value of the equity instruments issued.

Borrowings are classified as current liabilities unless the group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalised during the period of time that is required to complete and prepare the asset for its intended use or sale. Qualifying assets are assets that necessarily take a substantial period of time to get ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings, pending their expenditure on qualifying assets, is deducted from the borrowing costs eligible for capitalisation. Other borrowing costs are expensed in the period in which they are incurred.

n)      Impairment of non-financial assets

Property, plant and equipment and intangible assets

At each reporting date, the Group reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For impairment testing, assets that do not generate independent cash inflows are grouped together into cash-generating units (CGUs). Each CGU represents the smallest company of assets that generates cash inflows that are largely independent of the cash inflows of other assets or CGUs.

The recoverable amount of an individual asset or CGU is the higher of its value in use and its fair value less costs of disposal. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognised if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Impairment losses are recognised in the statement of profit and loss.

An asset (or cash-generating unit) impaired in prior years is reviewed at each balance sheet date to determine whether there is any indication of a reversal of impairment losses recognised in prior years.

o)      Cash and cash equivalents and cash flow statement

Cash and cash equivalents:

Cash and cash equivalents comprise cash on hand, demand deposits and highly liquid investments with an original maturity of up to three months that are readily convertible into known amounts of cash and that are subject to an insignificant risk of changes in value.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

Cash flow statement:

Cash flows are reported using the indirect method, whereby net profit/(loss) before tax is adjusted for the effects of transactions of non cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from operating, investing and financing activities of the Group are segregated.

p)      Financial instruments

Recognition and derecognition

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial instruments are recognised on the balance sheet when the Group becomes a party to the contractual provisions of the instrument.

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire or it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received. Any gain or loss arising on derecognition is recognised in profit or loss. When a financial instrument is derecognised, the cumulative gain or loss in equity (if any) is transferred to the consolidated income statement.

Financial assets are written off when there is no reasonable expectation of recovery. The Group reviews the facts and circumstances around each asset before making a determination. Financial assets that are written off could still be subject to enforcement activities.

Financial liabilities are derecognised when they are extinguished, that is when the obligation is discharged, cancelled or has expired.

Initial measurement

Initially, a financial instrument is recognised at its fair value. Transaction costs directly attributable to the acquisition or issue of financial instruments are recognised in determining the carrying amount, if it is not classified as at fair value through profit or loss. Transaction costs of financial instruments carried at fair value through profit or loss are expensed in profit or loss.

Subsequently, financial instruments are measured according to the category in which they are classified.

Classification and measurement — financial assets

Classification of financial assets is based on the business model in which the instruments are held as well as the characteristics of their contractual cash flows. The business model is based on management’s intentions and past pattern of transactions. Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest. The Group reclassifies financial assets when and only when its business model for managing those assets changes.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

Financial assets are classified into three categories:

Financial assets at amortised cost are non-derivative financial assets with contractual cash flows that consist solely of payments of principal and interest and which are held with the intention of collecting those contractual cash flows. Subsequently, these are measured at amortised cost using the effective interest method less impairment losses, if any. These include cash and cash equivalents, contract assets and other financial assets.

Financial assets at fair value through other comprehensive income are non-derivative financial assets with contractual cash flows that consist solely of payments of principal and interest and which are held with the intention of collecting those contractual cash flows as well as to sell the financial asset. Subsequently, these are measured at fair value, with unrealised gains or losses being recognised in other comprehensive income apart from any expected credit losses or foreign exchange gains or losses, which are recognised in profit or loss. This category can also include financial assets that are equity instruments which have been irrevocably designated at initial recognition as fair value through other comprehensive income. For these assets, there is no expected credit loss recognised in profit or loss.

Financial assets at fair value through profit or loss are financial assets with contractual cash flows that do not consist solely of payments of principal and interest. This category includes derivatives, embedded derivatives separated from the host contract and investments in certain convertible loan notes. Subsequently, these are measured at fair value, with unrealised gains or losses being recognised in profit or loss, with the exception of derivative instruments designated in a hedging relationship, for which hedge accounting is applied.

Classification and measurement — financial liabilities

Financial liabilities are classified as subsequently measured at amortised cost unless they meet the specific criteria to be recognised at fair value through profit or loss.

Other financial liabilities are measured at amortised cost using the effective interest method.

Financial liabilities at fair value through profit or loss include derivatives and embedded derivatives separated from the host contract as well as financial liabilities held for trading. Subsequent to initial recognition, these are measured at fair value with gains or losses being recognised in profit or loss. Embedded derivatives relating to prepayment options on senior notes are not considered as closely related and are separately accounted unless the exercise price of these options is approximately equal on each exercise date to either the amortised cost of the senior notes or the present value of the lost interest for the remaining term of the senior notes.

Impairment

The Group recognises a loss allowance in profit or loss for expected credit losses on financial assets held at amortised cost or at fair value through other comprehensive income. Expected credit losses are forward looking and are measured in a way that is unbiased and represents a probability-weighted amount, takes into account the time value of money (values are discounted using the applicable effective interest rate) and uses reasonable and supportable information.

Lifetime expected credit losses are calculated for assets that were deemed credit impaired at initial recognition or have subsequently become credit impaired as well as those where credit risk has increased significantly since initial recognition.

The Group adopts the simplified approach to apply lifetime expected credit losses to trade receivables and contract assets. Where credit risk is deemed low at the reporting date or to have not increased significantly, credit losses for the next 12 months are calculated.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

Equity instruments

An equity instrument is any contract that evidences residual interests in the assets of the Group after deducting all of its liabilities. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs.

Investments in equity instruments are measured at fair value; however, where a quoted market price in an active market is not available, equity instruments are measured at cost (investments in equity instruments that are not held for trading). The Group has not elected to account for these investments at fair value through other comprehensive income.

Determination of fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. The fair value of a financial instrument on initial recognition is normally the transaction price.

In estimating the fair value of an asset or liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Subsequent to initial recognition, the Group determines the fair value of financial instruments that are quoted in active markets using the quoted bid prices (financial assets held) or quoted ask prices (financial liabilities held) and using valuation techniques for other instruments. Valuation techniques include the discounted cash flow method and other valuation models.

q)      Earnings per share

Earnings per share, diluted earnings per share are measured as follows:

—     basic earnings per share are calculated by dividing profit or loss attributable to owners of the company by the weighted average number of ordinary shares outstanding during the period, excluding treasury shares. The weighted average number of ordinary shares outstanding is calculated based on the number of ordinary shares outstanding at the beginning of the period, after deduction of treasury shares, adjusted on a time-apportioned basis for shares bought back or issue during the period;

—     diluted earnings per share are calculated by dividing profit or loss attributable to owners of the company by the weighted average number of ordinary shares outstanding during the year as used to calculate basic earnings per share, both items being adjusted on a time-apportioned basis for the effects of all potentially dilutive financial instruments corresponding to (i) performance shares and (ii) free share grants until fully vested.

r)      Employee benefits

Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid e.g., under short-term cash bonus, if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the amount of obligation can be estimated reliably.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

Post-employment benefits

Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. The Group makes specified monthly contributions towards employee provident fund to Government administered provident fund scheme which is a defined contribution plan. Obligations for contributions to defined contribution plans are recognised as an employee benefit expense in profit or loss in the periods during which the related services are rendered by employees.

Defined benefit plans

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The Group’s gratuity benefit scheme is the defined benefit plan. The Group’s net obligation in respect of defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets. The calculation of defined benefit obligation is performed annually by a qualified actuary using the projected unit credit method.

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses and the return on plan assets (excluding interest) are recognised in Other Comprehensive Income (OCI). The Group determines the net interest expense on the net defined benefit liability for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability/(asset), taking into account any changes in the net defined benefit liability during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognised in the statement of profit and loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service (‘past service cost’ or ‘past service gain’) or the gain or loss on curtailment is recognised immediately in profit or loss. The Group recognises gains and losses on the settlement of a defined benefit plan when the settlement occurs.

Compensated absences

The employees can carry-forward a portion of the unutilized accrued compensated absences and utilize it in future service periods or receive cash compensation on termination of employment. Since the employee has unconditional right to avail the leave, the benefit is classified as a short term employee benefit. The Group records an obligation for such compensated absences in the period in which the employee renders the services that increases his entitlement. The obligation is measured on the basis of independent actuarial valuation using the projected unit credit method.

s)      Provisions and contingent liabilities

Provisions are recognised when there is a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and there is a reliable estimate of the amount of the obligation. Provisions are measured at the best estimate of the expenditure required to settle the present obligation at the Balance sheet date.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

Contingent liabilities are disclosed when there is a possible obligation arising from past events, the existence of which will be confirmed only by the occurrence or non occurrence of one or more uncertain future events not wholly within the control of the Group or a present obligation that arises from past events where it is either not probable that an outflow of resources will be required to settle or a reliable estimate of the amount cannot be made. Contingent liabilities are disclosed in the note 30. Contingent assets are not recognised in the CFS.

t)      Segment information

Segment revenues and expenses:    All segment revenues and expenses are directly attributable to the segments.

Segment assets and liabilities:    Segment assets include all operating assets used by a segment and comprise primarily of debtors and fixed assets, net of allowances and provisions, which are reported as direct offsets in the balance sheet. While most such assets can be directly attributed to individual segments, the carrying amount of certain assets used jointly by two or more segments is allocated to the segments on a reasonable basis. Segment liabilities include all operating liabilities and comprise primarily of creditors and accrued liabilities.

Unallocable expenses/income:    General administrative expenses and other expenses that arise at the enterprise level and relate to the Group as a whole are shown as unallocable items.

Accounting policies:    The accounting policies consistently used in the preparation of the CFS are also applied to revenues and expenditure in individual segments.

u)      Events after the reporting date

Where events occurring after the balance sheet date provide evidence of conditions that existed as at the end of the reporting period, the impact of such events is adjusted within the CFS. Otherwise, events after the balance sheet date of material size or nature are only disclosed.

3       List of entities considered for the CFS

VIS Networks Private Limited is the parent company of what is generally known as ‘the VIS Group’ comprising of 10 companies. The consolidated companies at 31 December 2023 are listed below:

List of companies consolidated at 31 December 2023	Country	Relationship	% interest	Consolidation method
VIS Global Pte.Ltd	Singapore	Subsidiary	100.00%	Full consolidation
VISNET Global SDN. BHD.	Malaysia	Subsidiary	100.00%	Full consolidation
VIS Network UK Ltd	UK	Subsidiary	95.00%	Full consolidation
VIS Global Digital Solutions LLC*	Oman	Subsidiary	54.00%	Full consolidation
Visnet Technology Solutions LLC	UAE	Subsidiary	60.00%	Full consolidation
VIS GLOBAL INC.	USA	Subsidiary	95.00%	Full consolidation
VIS Global Pty Ltd	Australia	Associate	45.00%	Equity method
Merykh technologies private limited	India	Associate	25.00%	Equity method
SmarterHi Communications private limited	India	Associate	20.05%	Equity method
Artiligent Solutions Pvt Ltd	India	Associate	30.00%	Equity method

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

3       List of entities considered for the CFS (cont.)

List of compaies consolidated at 30 June 2023	Country	Relationship	% interest	Consolidation method
VIS Networks Private Limited	India	Ultimate holding		Full consolidation
VIS Global Pte.Ltd	Singapore	Subsidiary	100.00%	Full consolidation
VISNET Global SDN. BHD.	Malaysia	Subsidiary	100.00%	Full consolidation
VIS Network UK Ltd	UK	Subsidiary	95.00%	Full consolidation
VIS Global Digital Solutions LLC	Oman	Subsidiary	54.00%	Full consolidation
VIS Global Pty Ltd	Australia	Associate	45.00%	Equity method
Merykh technologies private limited	India	Associate	25.00%	Equity method
SmarterHi Communications private limited	India	Associate	20.05%	Equity method

____________

*        An additional investment made in VIS Global Digital Solutions LLC for which it has ceased to be associate from 04-08-2022.

4       Segment Information

(a)    Business segment:

The Group’s business activity falls within a single business segment i.e. develop, maintain, assist, establish, manage, operate business and technology consulting services and software development. Accordingly, no further disclosures other than those already included in the financial statements are required under IFRS 8 — ‘Operating Segments’

(b)    Geographical segments:

The Group’s secondary segments are the geographical distribution of its activities and they operate in five principal geographical areas of the world, in India, Singapore, Malaysia, Oman and UK amongst which India and Singapore are material reportable segments. The following table describes the secondary segment information by geographical market of the group.

Revenue from operations (net)	For the period ended 31 December 2023	For the period ended 31 December 2022
India	19,629,595	16,371,377
Singapore	4,244,372	2,873,711
Trade receivables (net)	As at 31 December 2023	As at 30 June 2023
India	7,478,186	8,566,627
Singapore	3,981,352	3,367,874
Other assets	For the year ended 31 December 2023	As at 30 June 2023
India	7,196,544	6,498,348
Singapore	419,629	137,470

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

4       Segment Information (cont.)

The geographical segment information relating to revenue and trade receivables is disclosed based on the location of the customers and relating to other assets is disclosed based on the location of the assets.

5(a)  Disaggregation of revenue from contracts with customers

Particulars	For the period ended 31 December 2023	For the period ended 31 December 2022
External Revenue by Service line
Sale of products	8,621,209	5,528,560
Subscription of products	250,361	75,972
Sale/subscription of licenses	1,947,325	3,171,966
Revenue from annual maintenance charges (“AMC”)	8,350,862	6,347,867
Manpower and Staffing support services	5,182,164	4,578,297
	24,360,816	19,702,662
External Revenue by timing of revenue
At a point in time	10,568,534	8,700,526
Over time	13,792,282	11,002,136
	24,360,816	19,702,662

Refer Note 4 for the geographical wise revenue from the customers

5(b)  Assets and liabilities related to contracts with customers

Particulars	Notes	As at 31 December 2023	As at 30 June 2023
Current
Contract assets		810,555	302,658
Total contract assets		810,555	302,658
Current:
Contract liabilities		3,403,995	5,067,908
Total contract liabilities		3,403,995	5,067,908

Notes to revenue from contract with customers

(i)     Significant changes in contract assets and liabilities

Reasons for changes in Contract asset

Contract assets have decreased as the group has provided fewer services ahead of the agreed payment schedules for fixed-price contracts.

Reasons for changes in Contract liabilities

Contract liabilities have increased as the group billed its customers ahead of providing services.

(ii)    Adjustment to contracts price

There are no adjustments to the contracts price.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

5(b)  Assets and liabilities related to contracts with customers (cont.)

(iii)   Revenue recognised in relation to contract liabilities

Particulars	For the period ended 31 December 2023	For the period ended 31 December 2022
At the beginning of the year	5,067,908	4,537,468
Revenue reocgnised during the year	(5,067,908)	(4,537,468)
Liability recognised during the year	3,403,995	3,873,387
	3,403,995	3,873,387

____________

Note: The contract liability represents the advance billing to the customer towards performance obligations unfulfilled as at the reporting date. Management expects that these performance obligations will be met in due course as per the terms of the contract entered with the customers.

6       Breakdown of expenses by nature

Particulars	For the period ended 31 December 2023	For the period ended 31 December 2022
Cost of products sold	7,490,590	3,961,347
Cost of licenses sold	1,250,805	1,537,474
AMC support services	2,323,669	1,083,839
Technical support services	3,429,718	3,968,834
Employee benefits expenses	5,613,902	5,237,719
Depreciation and amortization	313,684	171,100
Distribution expenses	191,441	161,481
Other expenses	1,639,688	2,125,363
Total cost of sales, distribution cost and administrative expenses	22,253,496	18,247,158

Cost of sales	14,494,781	10,551,494
Distribution costs	191,441	161,481
Administrative expenses	7,567,274	7,534,183
	22,253,496	18,247,158

7       Net impairment losses on financial and contract assets

Particulars	For the period ended 31 December 2023	For the period ended 31 December 2022
Reversal on impairment loss on investment	—	—
	—	—

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

8       Other income

Particulars	For the period ended 31 December 2023	For the period ended 31 December 2022
Liabilities/provision no longer required written off	—	—
Interest income on income tax refund	—	113,847
Other non-operating income	158,274	11,713
	158,274	125,560

9       Other gains/(losses) — net

Particulars	For the period ended 31 December 2023	For the period ended 31 December 2022
Net gain/(loss) on disposal of property, plant and equipment	—	967
Net fair value gain/(loss) on financial assets at fair value through profit or loss	—	72,463
Gain on sale of investments	23,391	—
Net foreign exchange gain/(loss)	(24,891)	(4,828)
	(1,500)	68,603

10     Finance Income and costs

Particulars	For the period ended 31 December 2023	For the period ended 31 December 2022
Interest income on unwinding of security deposits	851	797
Interest income on term deposits	7,623	20,955
	8,475	21,752
Finance Costs
Interest on lease liabilities	6,168	7,190
Interest and finance charges paid/payable for financial liabilities not at fair value through profit or loss	123,038	60,447
Bank charges	26,612	5,040
Finance costs expensed	155,818	72,677
Net finance costs	(147,344)	(50,925)

11     Profit share in associates

Particulars	For the period ended 31 December 2023	For the period ended 31 December 2022
Share of profit in associates	(31,923)	23,643
	(31,923)	23,643

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

12     (a) Income tax expenses

Particulars	For the period ended 31 December 2023	For the period ended 31 December 2022
Amounts recognised in the consolidated income statement
Current tax expense
Current year	757,318	480,778
Adjustments for prior years	—	—
Current tax expense	757,318	480,778

(b)    Deferred tax (credit)/expense

Particulars	For the period ended 31 December 2023	For the period ended 31 December 2022
Origination and reversal of temporary differences	(62,520)	77,566
Deferred tax (credit)/expense	(62,520)	77,566
Total Income tax expense	694,798	558,344
Amounts recognised in the consolidated statement of other comprehensive income
Deferred tax (credit)/expense on actuarial gains/losses on retirement benefits	2,796	(2,715)
Deferred tax credit on change in fair value of cash flow hedges	—	—
Deferred tax credit on rate changes	—	—
Deferred tax (credit)/expense (OCI)	2,796	(2,715)
Total tax expense	697,595	555,628

(c)     Reconciliation of effective tax rate:

Particulars	For the period ended 31 December 2023	For the period ended 31 December 2022
Profit/(loss) for the year	1,390,029	1,064,040
Total income tax expense	697,595	555,628
Profit/(loss) before tax	2,087,623	1,619,669
Income tax expense/(credit) using the tax rates applicable to individual entities of 25.168% (2022: 25.168%)	525,413	407,638
Non-deductible expenses	13,853	—
Items charged to tax at other rates	162,158	94,721
Tax impact of gratuity re-measurement through other comprehensive income	2,796	(2,715)
Tax on share of profit of equity accounted investments	8,034	(5,950)
Foreign currency and other changes	(14,659)	61,935
Total income tax expense	697,595	555,628

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

12     (a) Income tax expenses (cont.)

(d)    Deferred tax assets and liabilities

Significant components of deferred tax assets and liabilities for the period ended 31 December 2023 are as follows:

Particulars	Opening Balance	Recognised in profit or loss	Recognised in other comprehensive income	Foreign exchange	Closing Balance
Deferred tax assets
Property, plant & equipment	16,179	52,652	—	(666)	68,165
Lease liability	31,239	2,873	—	(509)	33,603
FVTPL Investments	17,230	—	—	(269)	16,961
Compensated absence and retirement benefits	88,515	9,909	(2,796)	(1,436)	94,192
Others	26	(1)	—	(0)	25
Total deferred tax asset	153,188	65,433	(2,796)	(2,880)	212,946

Deferred tax liabilities
Right of use assets	(28,158)	(2,913)	—	462	(30,609)
Total deferred tax liability	(28,158)	(2,913)	—	462	(30,609)

Significant components of deferred tax assets and liabilities for the year ended 31 December 2022 are as follows:

Particulars	Opening Balance	Recognised in profit or loss	Recognised in other comprehensive income	Foreign exchange	Closing Balance
Deferred tax assets
Property, plant & equipment	54,074	(59,323)	—	(1,121)	(6,370)
Lease liability	39,726	1,752	—	(1,922)	39,556
FVTPL Investments	14,712	(18,238)	—	(254)	(3,779)
Compensated absence and retirement benefits	75,285	(962)	2,715	(3,605)	73,434
Others	18	7	—	(1)	24
Total deferred tax asset	183,815	(76,763)	2,715	(6,904)	102,865

Deferred tax liabilities
Right of use assets	(37,598)	(803)	—	1,799	(36,603)
Others	(525)	—	—	7	(518)
Total deferred tax liability	(38,124)	(803)	—	1,806	(37,121)
Particulars	As at 31 December 2023	As at 30 June 2023
Presented as deferred tax asset*	182,337	125,031
Presented as deferred tax liability*

____________

*        For balance sheet presentation purposes, deferred tax assets and deferred tax liabilities are offset to the extent that they relate to the same taxation authority and are expected to be settled on a net basis.

All deferred tax assets and deferred tax liabilities at 31 December 2023 and 30 June 2023 are presented as non-current.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

13     Earnings per share

Particulars	For the period ended 31 December 2023	For the period ended 31 December 2022
Profit attributable to the ordinary equity holders of the company	1,544,419	1,019,431
Weighted average number of ordinary shares	4,045,080	4,045,080
Basic earnings per share	0.38	0.25
Diluted earnings per share	0.38	0.25

14     Property, plant and equipment

Particulars	Buildings	Furniture, fittings and equipment	Computer and computer equipment	Machinery and vehicles	Land	CWIP	Total
Gross amount (refer note below)
At 1 July 2022	41,953	215,721	98,751	408,576	611,108	201,688	1,577,798
Additions	440,915	37,811	41,926	1,338	4,111,097	96,255	4,729,341
Disposals	—	—	—	(529)	—	—	(529)
Capitalised during the period	—	—	—	—	—	—	—
Exchange difference	(1,985)	(10,072)	(4,576)	(19,333)	(28,917)	(9,544)	(74,427)
At 31 December 2022	480,883	243,460	136,101	390,052	4,693,288	288,399	6,232,183

At 1 July 2023	1,285,758	361,038	209,827	713,799	4,736,022	—	7,306,444
Additions	74,640	50,862	49,791	—	—	—	175,292
Disposals	—	—	—	—	—	—	—
Capitalised during the period	—	—	—	—	—	—	—
Exchange difference	(20,041)	(5,233)	(3,023)	(11,126)	(73,818)	—	(113,240)
At 31 December 2023	1,340,358	406,667	256,595	702,673	4,662,203	—	7,368,496

Accumulated depreciation (refer note below)
At 1 July 2022	3,986	60,447	39,742	79,691	—	—	183,865
Charge for the period	10,498	26,000	20,568	50,567	—	—	107,633
Eliminated on disposals	—	—	—	—	—	—	—
Exchange difference	(443)	(3,358)	(2,268)	(4,996)	—	—	(11,065)
At 31 December 2022	14,040	83,090	58,042	125,261	—	—	280,433

At 1 July 2023	55,948	120,945	101,102	216,109	—	—	494,104
Charge for the period	63,682	38,673	42,537	79,893	—	—	224,785
Eliminated on disposals	—	—	—	—	—	—	—
Exchange difference	(3,100)	(3,145)	(2,612)	(6,163)	—	—	(15,020)
At 31 December 2023	116,530	156,473	141,028	289,839	—	—	703,869

Carrying amount
At 31 December 2022	466,843	160,370	78,059	264,791	4,693,288	288,399	5,951,750
At 31 December 2023	1,223,827	250,194	115,567	412,834	4,662,203	—	6,664,626

____________

Notes:

1.       Capital work-in-progress (CWIP) includes construction of building which has been completely capitalised at the end of 30th June 2023.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

15     Intangible assets

Particulars	Goodwill	Internally generated software	Total
Gross amount (refer note below)
At 1 July 2022	—	263,173	263,173
Additions	92,813	95,324	188,137
Disposals	—	—	—
Exchange difference	—	(12,453)	(12,453)
At 31 December 2022	92,813	346,044	438,856

At 1 July 2023	92,813	486,052	578,865
Additions	—	—	—
Disposals	—	—	—
Exchange difference	—	(7,576)	(7,576)
At 31 December 2023	92,813	478,477	571,289

Accumulated depreciation (refer note below)
At 1 July 2022	—	39,604	39,604
Amortisation charge	—	27,509	27,509
Eliminated on disposals	—	—	—
Exchange difference	—	(2,541)	(2,541)
At 31 December 2022	—	64,573	64,573

At 1 July 2023	—	88,020	88,020
Amortisation charge	—	48,121	48,121
Eliminated on disposals	—	—	—
Exchange difference	—	(3,055)	(3,055)
At 31 December 2023	—	133,086	133,086

Carrying amount
At 31 December 2022	92,813	281,471	374,284
At 31 December 2023	92,813	345,390	438,203

____________

Notes:

1.       Internally generated intangible assets include cost incurred for development of software.

16     Inventories

Particulars	As at 31 December 2023	As at 30 June 2023
Inventory	4,303,952	4,928,479
	4,303,952	4,928,479

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

17     Trade receivables

Particulars	As at 31 December 2023	As at 30 June 2023
Current
Trade receivables from contracts with customers	11,373,831	11,621,940
Less : Loss allowance (Refer note below)	—	—
	11,373,831	11,621,940

____________

Note:

          The Group adopted simplified expected credit loss method to assess the provisioning for receivables. As at the reporting date the receivables due are less than one year. Hence, no loss allowance was recorded as at the reporting date. Further, the group regularly monitors the credit worthiness of its customers and did not identify any customers whose credit worthiness is impaired.

18     Investments

Particulars	As at 31 December 2023	As at 30 June 2023
Investments accounted under equity method
Investments in Associates	1,263,070	885,949
Add : Share of profit for the year	(31,923)	107,902
Less : Impairment loss on investment	—	—
Closing investment in associates	1,231,147	993,850

Other current financial assets
Financial assets at fair value through profit or loss
Investments in securities (quoted)	30,132	30,507
Investments in Mutual funds (quoted)	273,488	289,037
	303,619	319,543

19     Other financial assets

Particulars	As at 31 December 2023	As at 30 June 2023
Non current financial assets at amortised cost
Security deposits	73,313	218,621
	73,313	218,621
Current financial assets at amortised cost
Security deposits	6,979	4,844
Balances other than cash and cash equivalents	1,751,451	1,689,969
	1,758,429	1,694,813

Amounts recognised in profit or loss

Particulars	For the period ended 31 December 2023	For the year ended 30 June 2023
Fair value gains (losses) on financial insturments at FVPL recognised in other gains/(losses) (Refer note 8)	—	(12,507)

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

20     Cash and cash equivalents

Particulars	As at 31 December 2023	As at 30 June 2023
Cash at bank	2,460,422	2,759,955
Cash in hand	3,132	5,623
	2,463,554	2,765,579

21     Other assets

Particulars	As at 31 December 2023	As at 30 June 2023
Other non-current assets
Prepayments-NC	54,349	99,669
	54,349	99,669
Other current assets
Prepayments-C	5,359,255	4,122,216
Other receivables	2,071,287	2,526,434
	7,430,541	6,648,650

22     Current tax asset

Particulars	As at 31 December 2023	As at 30 June 2023
Current tax assets	811,451	1,465
	811,451	1,465

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

23     Leases

(i)     Amounts recognised in the statement of financial position

Right-of-use assets

Gross	Buildings	Total
At 1 July 2022	223,718	223,718
Additions	41,316	41,316
Exchange differences	(13,701)	(13,701)
Deletions	—	—
At 31 December 2022	251,333	251,333

At 1 July 2022	223,718	223,718
Additions	38,549	38,549
Exchange differences	(8,645)	(8,645)
Deletions	—	—
At 30 June 2023	253,622	253,622

At 1 July 2023	253,622	253,622
Additions	58,334	58,334
Exchange differences	(5,994)	(5,994)
Deletions	—	—
At 31 December 2023	305,962	305,962

Accumulated depreciation
At 1 July 2022	74,328	74,328
Charge for the period	35,958	35,958
Exchange differences	(4,388)	(4,388)
Deletions	—	—
At 31 December 2022	105,898	105,898

At 1 July 2022	74,328	74,328
Charge for the year	71,700	71,700
Exchange differences	(4,285)	(4,285)
Deletions	—	—
At 30 June 2023	141,743	141,743

At 1 July 2023	141,743	141,743
Charge for the period	46,434	46,434
Exchange differences	32,012	32,012
Deletions	—	—
At 31 December 2023	184,344	609,573

Carrying amount
At 31 December 2022	145,435	145,435
At 30 June 2023	111,879	111,879
At 31 December 2023	121,618	121,618

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

23     Leases (cont.)

Lease liabilities

	As at 31 December 2023	As at 30 June 2023
Current	90,636	72,412
Non-current	42,880	51,711
	133,516	124,123

(ii)    Amounts recognised in the statement of profit or loss

Particulars	Notes	For the period ended 31 December 2023	For the period ended 31 December 2022
Depreciation charge of right-of-use assets	6	(46,434)	(35,958)
Interest expense (included in finance cost)	10	(6,168)	(7,190)
Expense relating to short-term leases (included in administrative expenses)	6	(34,125)	(14,316)
Expense relating to leases of low-value assets that are not shown above as short-term leases (included in administrative expenses)	6	(71,875)	(92,959)
Expense relating to variable lease payments not included in lease liabilities (included in administrative expenses)	6	—	—

The total cash outflow for leases during the period 31 December 2023 and 31 December 2022 are USD 51,490 and USD 39,376 respectively.

The maturity analysis of the contractual undiscounted cash flows is as follows:

Particulars	As at 31 December 2023	As at 30 June 2023
Less than 1 year	68,309	76,654
1 – 2 years	26,430	51,370
2 – 5 years	—	5,679
Over 5 years	—	—
Total	94,739	133,704

Net debt reconciliation

Net debt	Notes	31 December 2023	30 June 2023
Cash and cash equivalents		2,463,554	2,765,579
Liquid investments		303,619	319,543
Bank overdrafts		(1,052,816)	(4,063)
Borrowings (excluding bank overdraft)		(2,894,962)	(3,074,950)
Lease liabilities		(133,516)	(124,123)
Net debt		(1,314,121)	(118,014)

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

23     Leases (cont.)

	Liabilities from financing activities		Other Assets
	Borrowings	Leases	Cash/bank overdraft	Liquid investments	Total
Net debt as at 1 July 2023	(3,074,950)	(124,123)	2,761,516	319,543	(118,014)
Financing cash flows	(868,766)	51,490	—	—	(817,276)
New leases	—	(56,293)	—	—	(56,293)
Foreign exchange adjustments	1,022,142	(10,757)	—	—	1,011,384
Changes in fair values	—	—	—	—	—
Other changes	—	—	(1,350,778)	(15,924)	(1,366,702)
Interest expense	(123,038)	6,168	—	—	(116,870)
Interest payments (presented as operating cash flows)	149,650	—	—	—	149,650
Net debt as at 31 December 2023	(2,894,962)	(133,516)	1,410,738	303,619	(1,314,121)

24     Borrowings

Particulars	As at 31 December 2023	As at 30 June 2023
Non-current
Secured
Term loans from bank	2,596,796	2,768,962
Other borrowings	15,871	26,370
	2,612,667	2,795,332
Current
Secured
Bank overdraft	1,052,816	4,063
- Current Maturities of long-term borrowings	282,295	279,618
	1,335,112	283,681

25     Trade and other payables

Particulars	As at 31 December 2023	As at 30 June 2023
Current liabilities
Trade payables	10,650,479	11,057,161
Payroll taxes and other statutory liabilities	356,179	294,436
Salaries and bonus payable	501,798	72,600
Other payables	68,462	66,455
	11,576,919	11,490,652

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

26     Employee benefit obligations

Particulars	As at 31 December 2023	As at 30 June 2023
Non-current
Defined benefit plans:	252,891	234,363
- Defined pension benefits	252,891	234,363

Current
Defined benefit plans:	127,703	122,663
- Defined pension benefits	127,703	122,663

27     Current tax liabilities

Particulars	As at 31 December 2023	As at 30 June 2023
Income tax payable	827,551	721,808
	827,551	721,808

28     Equity

(a)    Share capital

Particulars	Notes	As at 31 December 2023		As at 30 June 2023
		Shares	Amount	Shares	Amount
Ordinary shares
Authorised, issued and fully paid		4,045,080	544,063	4,045,080	544,063
		4,045,080	544,063	4,045,080	544,063

(i)     Movements in ordinary shares

Particulars	Number of shares	Par value	Total
Opening balance 1 July 2021	4,045,080	10	544,063
Changes during the year	—	—	—
Balance 30 June 2022	4,045,080	10	544,063

Opening balance 1 July 2023
Changes during the year	4,045,080	10	544,063
Balance 31 December 2023	—	—	—
	4,045,080	10	544,063

28(b)The group has only one class of equity shares having a par value of Rs. 10 per share. Each holder of equity shares is entitled to one vote per share. The Company declares and pays dividends in Indian rupees.

In the event of liquidation of the group, the holders of equity shares will be entitled to receive remaining assets of the group, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

28     Equity (cont.)

28(c) Other reserves

Particulars	Notes	Remeasurement of defined benefit plans	Capital reserve	Legal Reserve	Foreign currency translation reserve	Total
At 1 July 2022		12,890	56,370	—	(792,136)	(722,877)
Remeasurements of post-employment benefit obligations, net of tax		(28,274)	—	—	—	(28,274)
Currency translation differences		—	—	—	(466,909)	(466,909)
Addition to legal reserve		—	—	2,864	—	2,864
At 30 June 2023		(15,384)	56,370	2,864	(1,259,045)	(1,215,196)
Particulars	Notes	Remeasurement of defined benefit plans	Capital reserve	Legal Reserve	Foreign currency translation reserve	Total
At 1 July 2023		(15,384)	56,370	2,864	(1,259,045)	(1,215,196)
Remeasurements of post-employment benefit obligations, net of tax		8,314	—	—	—	8,314
Currency translation differences		—	—	—	39,897	39,897
At 31 December 2023		(7,070)	56,370	2,864	(1,219,148)	(1,166,984)

28(d)Retained earnings

Movements in retained earnings were as follows:

Particulars	Notes	As at 31 December 2023	As at 30 June 2023
Opening Balance		16,907,202	14,541,978
Net profit for the period		1,544,419	2,365,224
Closing Balance		18,451,621	16,907,202

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

29     Employee benefit obligations

(i)     Defined benefit pension plans

Amounts recognised in the statement of financial position

Particulars	Present value of obligation	Fair value of plan assets	Total
1 July 2022	366,928	67,799	299,129
Current service cost	10,502	—	10,502
Interest expense/(income)	13,838	3,336	10,502
Total amount recognised in profit or loss	24,340	3,336	21,004
Remeasurements
Return on plan assets, excluding amounts included in interest (income)	3,336	—	3,336
(Gain)/Loss due to Experience on defined benefit obligation	(11,903)	—	(11,903)
(Gain)/Loss from change in financial assumptions	19,356	—	19,356
Total amount recognised in other comprehensive income	10,789	—	10,789
Exchange differences	(11,068)	28,081	(39,148)
31 December 2022	390,990	99,216	291,774

1 July 2023	483,854	126,828	357,026
Current service cost	51,030	—	51,030
Interest expense/(income)	17,218	4,687	12,531
Total amount recognised in profit or loss	68,248	4,687	63,561
Remeasurements
Return on plan assets, excluding amounts included in interest (income)	4,687	—	4,687
(Gain)/Loss due to Experience on defined benefit obligation	(9,294)	—	(9,294)
(Gain)/Loss from change in financial assumptions	(6,504)	—	(6,504)
Total amount recognised in other comprehensive income	(11,111)	—	(11,111)
Exchange differences	(63,584)	(6,664)	(56,920)
31 December 2023	477,407	124,851	352,556

The net liability disclosed above relates to funded and unfunded plans as follows:

Particulars	31 December 2023	30 June 2023
Present value of funded obligations	124,851	126,828
Present value of unfunded obligations	352,556	357,026
Total deficit of defined benefit pension plans	477,407	483,854

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

29     Employee benefit obligations (cont.)

(ii)    Post-employment benefits

The significant actuarial assumptions were as follows:

Particulars	31 December 2023	31 December 2022
Discount rate	7.56%	7.58%
Salary growth rate	7.00%	7.00%
Attrition rate	5.00%	5.00%
Mortality rate	Indian Assured	Indian Assured
	Lives Mortality	Lives Mortality
	(2012 – 14)	(2012 – 14) Ultimate

(iii)   Defined benefit liability and employer contributions

The weighted average duration of the defined benefit obligation is 15.91 years (31 December 2022 — 16.14 years). The expected maturity analysis of undiscounted pension is as follows:

Particulars	Less than a year	Between 1 – 2 years	Between 2 – 5 years	Over 5 years	Total
31 December 2023
Defined benefit obligation	22,824	23,242	76,255	1,409,364	1,531,685
	22,824	23,242	76,255	1,409,364	1,531,685
30 June 2023
Defined benefit obligation	22,967	23,128	73,865	1,340,843	1,460,803
	22,967	23,128	73,865	1,340,843	1,460,803

30     Commitments and Contingent liabilities

There are no Commitments and Contingent liabilities as on the date 31 December 2023 and 30 June 2023.

31     Financial instruments — Recognised fair value measurements

Particulars	Amortised cost	FVTPL	FVOCI	Total
At 31 December 2023
Financial assets
Trade and other receivables	12,184,386	—	—	12,184,386
Cash and cash equivalents	2,463,554	—	—	2,463,554
Security Deposits	80,291	—	—	80,291
Bank balances other than above	1,751,451	—	—	1,751,451
Investments in associates	1,231,147	—	—	1,231,147
Investments in securities	—	303,619	—	303,619
Financial liabilities
Trade and other payables	11,829,810	—	—	11,829,810
Borrowings	3,947,779	—	—	3,947,779
Lease liabilities	133,516	—	—	133,516

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

31     Financial instruments — Recognised fair value measurements (cont.)

Particulars	Amortised cost	FVTPL	FVOCI	Total
At 30 June 2023
Financial assets
Trade and other receivables	11,924,599	—	—	11,924,599
Cash and cash equivalents	2,765,579	—	—	2,765,579
Security Deposits	223,466	—	—	223,466
Bank balances other than above	1,689,969	—	—	1,689,969
Investments in associates	993,850	—	—	993,850
Investments in securities	—	319,543	—	319,543
Financial liabilities
Trade and other payables	16,558,560	—	—	16,558,560
Borrowings	3,079,012	—	—	3,079,012
Lease liabilities	124,123	—	—	124,123

(i)     Fair value hierarchy

Fair value measurement methods for financial and non-financial assets and liabilities are classified according to the following three

Level 1    fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2    fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3    fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Recurring fair value measurements	Notes	Level 1	Level 2	Level 3	Total
At 31 December 2023
Financial assets
Financial assets at FVTPL
Investments in securities	18	303,619	—	—	303,619
Total financial assets		303,619	—	—	303,619
Total financial liabilities		—	—	—	—

At 30 June 2023
Financial assets
Financial assets at fair value through profit or loss (FVPL)
Investments in mutual funds	18	319,543	—	—	319,543
Total financial assets		319,543	—	—	319,543
Total financial liabilities		—	—	—	—

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

32     Financial risk management

The group’s management monitors and manages key financial risk relating to the operations of the group by analysing exposures by degree & magnitude of risk. The risks include market risk, credit risk and liquidity risk. The group’s focus is to foresee the unpredictability of financial markets and seek to minimise potential adverse effects on it’s financial performance.

a.      Market risks

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk.

Financial instruments affected by market risk include borrowings and other financial instruments (including derivatives).

(i)     Foreign exchange risk

Particulars	31 December 2023
	USD	GBP	OMR	MYR	PHP
Trade receivables	3,733,094	23,069	27,249	—	13,807,465
Borrowings	—	—	(153)	—	—
Cash and Cash equivalents	2,409,588	256,968	2,062	544,255	—
Contract assets	122,972	—	—	—	—
Security deposits	1,186	1,450	—	—	—
Trade payables	(3,244,022)	(49,747)	(80,391)	(343,591)	(4,719,176)
Particulars	30 June 2023
	USD	GBP	OMR	MYR	PHP
Trade receivables	2,726,680	832	109,908	—	35,523,251
Borrowings	—	—	(212)	—	—
Cash and Cash equivalents	3,015,694	267,391	444	549,242	—
Contract assets	122,972	—	—	—	—
Security deposits	1,186	1,209	—	—	—
Trade payables	(2,899,005)	(34,931)	(78,171)	(342,105)	(26,906,574)

The aggregate net foreign exchange gains/losses recognised in profit or loss were:

Particulars	31 December 2023	30 June 2023
Net foreign exchange gain/(loss) included in other gains/(losses)	(24,891)	(38,222)
Total net foreign exchange (losses) recognised in profit before income tax for the period	(24,891)	(38,222)

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

32     Financial risk management (cont.)

Sensitivity

A reasonably possible strengthening (weakening) of the INR at 31 December 2023 would have affected the measurement of financial instruments denominated in a foreign currency and affected equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant and ignores any impact of forecast sales and purchases. The Company’s sensitivity to a 1% increase and 1% decrease in the INR is presented below:

Particulars	Impact on post-tax profit		Impact on other components of equity
	Strengthening	Weakening	Strengthening	Weakening
As at 31 December 2023
INR/USD (1% movement)	363	(363)	—	—
GBP/USD (1% movement)	2,950	(2,950)	—	—
OMR/USD (1% movement)	(1,327)	1,327	—	—
MYR/USD (1% movement)	436	(436)	—	—
PHP/USD (1% movement)	1,634	(1,634)	—	—
As at 30 June 2023
INR/USD (1% movement)	362	(362)	—	—
GBP/USD (1% movement)	2,961	(2,961)	—	—
OMR/USD (1% movement)	828	(828)	—	—
MYR/USD (1% movement)	443	(443)	—	—
PHP/USD (1% movement)	1,555	(1,555)	—	—

(ii)    Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The group’s has borrowings at a fixed rate of interest hence the group has no exposure for the risk of changes in market interest rates.

b.      Credit risk

Credit risk refers to the risk that the counterparty will default on its contractual obligations resulting in financial loss to the group. Credit risk arises principally from the group’s receivables from customers. We believe that the company’s credit policies, past trends and experiences and pattern of realisation of receivables indicate that the receivables will be received in due time; that is the probability of default is negligible and hence, do not require creation of any lifetime expected credit loss allowance in respect of the same.

c.      Liquidity risk

Liquidity risk is the risk that the group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The group invests surplus funds, including from those from investing activities by others into the group, from time-to-time in various short-term instruments. It manages liquidity by maintaining adequate reserves, funding facilities from banks and financial institutions and monitoring cash flows.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

32     Financial risk management (cont.)

The following table provides details regarding the undiscounted contractual maturities of significant financial liabilities at the report

Particulars	As at 31 December 2023
	Carrying amount	Less than 1 year	1 – 2 years	2 – 5 years	Over 5 years
Lease liabilities	133,516	68,309	26,430	—	—
Borrowings	3,947,779	3,947,779	—	—	—
Trade payables	11,576,919	11,576,919	—	—	—
Other financial liabilities	3,784,590	3,784,590	—	—	—
	19,442,803	19,377,596	26,430	—	—
Particulars	As at 30 June 2022
	Carrying amount	Less than 1 year	1 – 2 years	2 – 5 years	Over 5 years
Lease liabilities	124,123	76,654	51,370	5,679	—
Borrowings	3,079,012	3,079,012	—	—	—
Trade payables	11,490,652	11,490,652	—	—	—
Other financial liabilities	5,424,934	5,424,934	—	—	—
	20,118,722	20,071,253	51,370	5,679	—

33     Capital management

(a)    Risk management

The group’s objectives when managing capital are to safeguard their ability to continue as a going concern, so that they can continue to provide returns for shareholders and benefits for other stakeholders, and maintain an optimal capital structure to reduce

In order to maintain or adjust the capital structure, the group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

The gearing ratios at 31 December 2023 and 30 June 2023 were as follows:

Particulars	31 December 2023	30 June 2023
Net debt	3,947,779	3,079,012
Total equity	17,828,700	16,236,069
Net debt to equity ratio	22%	19%

The increase in the net debt ratio is attributable to the Group obtaining financing through external debt for incurring capital expenditure, ie, construction of building premises.

34     Subsequent events

There have been no material subsequent events after the reporting date which require adjustments/disclosure in these CFS.

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

35     Non-controlling interests (NCI)

Below is the summarised financial information for each subsidiary with non-controlling interests that are material to the group.

Summarised statement of financial position	Visnet Technology Solutions LLC	VIS GLOBAL INC.	VIS Network UK Ltd		VIS Global Digital Solutions LLC
	31 December 2023	31 December 2023	31 December 2023	30 June 2023	31 December 2023	30 June 2023
Current assets	84,513	313,350	453,783	419,113	82,346	317,722
Current liabilities	10,760	164,379	382,399	334,443	221,111	222,440
Current net assets	73,753	148,971	71,385	84,669	(138,765)	95,281

Non-current assets	2,083	—	2,246	1,526	22,842	21,677
Non-current liabilities	166,757	130,705	—	—	6,343	5,331
Non-current net assets	(164,674)	(130,705)	2,246	1,526	16,499	16,346

Net assets	(90,921)	18,266	73,631	86,195	(122,266)	111,627

Accumulated NCI	(36,366)	913	9,078	4,741	(51,154)	54,553
Summarised statement of comprehensive income	Visnet Technology Solutions LLC	VIS GLOBAL INC.	VIS Network UK Ltd		VIS Global Digital Solutions LLC
	31 December 2023	31 December 2023	31 December 2023	30 June 2023	31 December 2023	30 June 2023
Revenue	42,190	258,418	91,123	137,746	95,117	718,135
Profit for the period	(118,138)	18,166	(14,282)	(7,394)	(233,325)	115,069
Other comprehensive income	—	—	—	—	—	—
Total comprehensive income	(118,138)	18,166	(14,282)	(7,394)	(233,325)	115,069
Profit allocated to NCI	(47,255)	908	(714)	(370)	(107,330)	52,932

36     Related party disclosure

(a)    Details of related parties

Description of relationship	Names of related parties
Key management personnel (‘KMP’)	Mrs. Vijetha Umashankar, Director
Mrs. Swetha K. Acharaya, Director
Mr. Suresh Kamath, Director
Mr. Prajwal T.S., Director
Mr. Hemanth Kurani, Director of Subsidiary/Associates
Mr. Suresh Vishwanathan, Director of Subsidiary/Associates
Mrs. Maya Devi, Director of Subsidiary/Associates

VIS Networks Private Limited
Notes to consolidated financial statements for the period ended 31 December 2023
(All amounts are in $ unless otherwise stated)

36     Related party disclosure (cont.)

Description of relationship	Names of related parties
Relatives of Key management personnel	Mr. Umashankar Bantwal
Mr. Kiran N.
Mrs. Vani Kini
Mrs. Poonam
Enterprises Owned or Significantly Influenced by KMP	M/s. Ulka Technologies
M/s. Vcloudify Private Limited
M/s. Aasip Technologies Private Limited
M/s. Vion Consulting Private Limited
M/s. Visnet Ventures Private Limited
M/s. Upaya Innovation Private Limited
M/s. Parea Ventures LLP

(b)    Details of transactions with related parties during the year ended 31 December 2023 and balances outstanding as at

Name of the related party	Nature of transaction	1 July 2023 to 31 December 2023	Receivable/ (Payable) as at 31 December 2023	1 July 2022 to 31 December 2022	1 July 2022 to 30 June 2023	Receivable/ (Payable) as at 30 June 2023
M/s. Aasip Technologies Private Limited	Purchase of service	42,066	(72,848)	31,398	79,657	32,360
M/s. Aasip Technologies Private Limited	Sale of service	—	—	—	2,185	2,527
M/s. Vion Consulting Private Limited	Purchases and training	39,647	—	15,207	30,707	6,504
M/s. Vion Consulting Private Limited	Sale of service	—	2,828	—	7,873	2,873
M/s. Ulka Technologies	Purchases and	19,062	—	47,452	61,265	2,760
M/s. Ulka Technologies	Sale of	—	496	—	—	503
VIS Global Pty Ltd	Purchases and	—	—	—	30,089	—
VIS Global Pty Ltd	Sale of	61,323	64,877	35,713	31,671	4,950
Merykh technologies Private Limited	Purchases and	854,353	(1,145,100)	92,786	1,734,633	1,432,978
Merykh technologies Private Limited	Sale of service	790,162	82,141	25,998	304,350	533,678
SmarterHi Communications Private Limited	Purchases and	19,352	(3,564)	6,190	39,176	—
SmarterHi Communications Private Limited	Sale of service	25,233	—	24,290	47,190	—
Name of the related party	Nature of transaction	1 July 2023 to 31 December 2023	Receivable/ (Payable) as at 31 December 2023	1 July 2022 to 31 December 2022	Receivable/ (Payable) as at 30 June 2023
Mrs. Vijetha Umashankar	Director remuneration	34,340	—	53,719	—
Mrs. Swetha K. Acharaya	Director remuneration	54,065	—	64,871	—
Mr. Suresh Kamath	Director remuneration	61,554	—	101,382	—
Mr. Prajwal T.S.	Director remuneration	57,321	—	74,146	—
Mr. Umashankar Bantwal	Salary and incentives	48,854	—	61,147	—
Mr. Kiran N.	Salary and incentives	44,176	—	56,700	—
Mrs. Vani Kini	Consultancy charges	50,668	—	66,099	—
Mrs. Poonam	Consultancy charges	37,364	—	28,959	—

Independent Auditor’s Report

Opinion on the Financial Statements

We have audited the accompanying consolidated financial statements of VIS Networks Private Limited (the Company) which comprise the consolidated statements of financial position as at June 30, 2023 and 2022, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements including a summary of significant accounting policies.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022 and the results of its operations and its cash flows for each of the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company, and have fulfilled our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standard (IFRS) as issued by International Accounting Standards Board (IASB), and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with US GAAS, we:

•        Use professional judgment and exercise professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal controls. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and internal control related matters identified during our audit.

Akhil Sobti, Chartered Accountant — CAANZ Membership No 449425
AICPA Membership No 402307223
24 September 2024

VIS Networks Private Limited
Consolidated statement of profit or loss and
statement of comprehensive income for the year ended 30 June 2023

(All amounts are in $ unless otherwise stated)

Particulars	Notes	For the year ended 30 June 2023	For the year ended 30 June 2022
Revenue from contracts with customers	5	40,439,400	32,652,179
Cost of sales	6	(23,438,024)	(17,355,429)
Gross profit		17,001,377	15,296,749

Distribution costs	6	(153,316)	(173,882)
Administrative expenses	6	(14,072,634)	(12,119,184)
Reversal of impairment losses on financial and contract assets	7	—	199,870
Operating profit		2,775,426	3,203,553

Other income	8	445,449	91,994
Other gains/(losses) – net	9	185,419	(148,920)
		630,868	(56,925)

Finance income	10	63,412	57,437
Finance costs	10	(158,819)	(63,309)
Finance costs – net		(95,407)	(5,872)

Share of net profit of associates and joint ventures accounted for using the equity method	11	107,902	(570)

Profit before income tax		3,418,788	3,140,186
Income tax expense	12	(1,001,002)	(860,126)
Profit for the period		2,417,786	2,280,061

Profit is attributable to:
Owners of VIS Networks Private Limited		2,365,224	2,280,002
Non-controlling interests		52,562	58
		2,417,786	2,280,061
Other comprehensive income
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations	28(c)	(466,909)	(627,806)
Income tax relating to these items

Items that will not be reclassified to profit or loss
Remeasurements of post-employment benefit obligations	29	(37,784)	17,225
Income tax relating to these items		9,509	(4,335)
Other comprehensive income for the year, net of tax		(495,183)	(614,916)
Total comprehensive income for the year		1,922,603	1,665,144

Earnings per share for profit from continuing operations attributable to the ordinary equity holders of the company:
Basic earnings per share	13	0.58	0.56
Diluted earnings per share	13	0.58	0.56

VIS Networks Private Limited
Consolidated statement of financial position as at 30 June 2023

(All amounts are in $ unless otherwise stated)

Particulars	Notes	As at 30 June 2023	As at 30 June 2022
Assets
Non-current assets
Property, plant and equipment	14	6,812,871	1,393,933
Intangible assets	15	490,845	223,568
Right-of-use assets	23	111,879	149,390
Investments	18	993,850	1,077,061
Other financial assets	19	218,621	256,957
Deferred tax assets	12	125,030	145,692
Other non-current assets	21	99,669	67,730
Total non-current assets		8,852,765	3,314,331

Current assets
Inventories	16	4,928,479	3,422,391
Trade receivables	17	11,621,940	9,238,954
Contract assets	5	302,658	785,242
Cash and cash equivalents	20	2,765,579	4,387,014
Investments	18	319,543	316,961
Other financial assets	19	1,694,813	1,312,611
Current tax asset	22	1,465	185,291
Other current assets	21	6,648,650	5,885,402
Total current assets		28,283,128	25,533,866
Total assets		37,135,893	28,848,197

Liabilities
Non-current liabilities
Borrowings	24	2,795,332	108,758
Lease liabilities	23	51,711	91,671
Employee benefit obligations	26	234,363	192,563
Total non-current liabilities		3,081,406	392,992

Current liabilities
Borrowings	24	283,681	51,561
Trade and other payables	25	11,490,652	9,247,000
Employee benefit obligations	26	122,663	106,566
Contract liabilities	5	5,067,908	4,537,468
Lease liabilities	23	72,412	66,171
Current tax liabilities	27	721,808	78,164
Total current liabilities		17,759,124	14,086,930
Total liabilities		20,840,530	14,479,922
Net assets		16,295,363	14,368,275

Equity
Share capital and share premium	28	544,063	544,063
Retained earnings	28(d)	16,907,202	14,541,978
Other reserves	28(c)	(1,215,196)	(722,877)
Equity attributable to owners of the parent		16,236,069	14,363,165
Non-controlling interests	35	59,294	5,110
Total equity		16,295,363	14,368,275

VIS Networks Private Limited
Consolidated statement of cash flows for the year ended 30 June 2023

(All amounts are in $ unless otherwise stated)

	For the year ended 30 June 2023	For the year ended 30 June 2022
Cash flows from operating activities
Profit before income tax for the year	3,418,788	3,140,186
Adjustments for:
Finance income	(63,412)	(57,437)
Liabilities no longer required written off	(192,425)	—
Finance costs	158,819	63,309
Depreciation and amortization of property, plant and equipment	373,278	230,112
Depreciation of right-of-use assets	71,700	76,585
Share of net profit of associates and joint ventures accounted for using the equity method	(107,902)	570
Net (gain)/loss on sale of non-current assets	(972)	—
Net (gain)/loss on sale of investments held at amortised cost	(109)	(13,825)
Net (gain)/loss on sale of investments held at fair value through profit or loss	(235,068)	(55,627)
Fair value (gains) on non-current financial assets at fair value through profit or loss	12,507	51,644
Net exchange differences	38,222	166,727

Change in operating assets and liabilities
Decrease/(increase) in inventories	(1,506,088)	(144,565)
Decrease/(increase) in trade receivables	(2,382,987)	1,380,976
Decrease/(increase) in contract assets	482,583	337,013
Decrease/(increase) in financial assets at fair value through profit or loss	68,849	(438,217)
Decrease/(increase) in other assets	(828,923)	(2,520,326)
Increase/(decrease) in trade and other payables	2,215,378	263,755
Increase/(decrease) in contract liabilities	530,440	657,326
Increase/(decrease) in other liabilities	250,322	1,904
Cash generated from operations	2,303,001	3,140,110
Income taxes paid	(152,870)	(106,049)
Net cash inflow from operating activities	2,150,131	3,034,061

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	(5,787,914)	(442,870)
Payments for intangible assets	(325,862)	(109,367)
Payment for acquisition of subsidiaries	—	56,370
Proceeds from sale of financial assets held at amortised cost	109	13,825
Interest received on financial assets held as investments	61,786	55,718
Net cash (outflow) from investing activities	(6,051,881)	(426,325)

VIS Networks Private Limited
Consolidated statement of cash flows for the year ended 30 June 2023 — (Continued)

(All amounts are in $ unless otherwise stated)

	For the year ended 30 June 2023	For the year ended 30 June 2022
Cash flows from financing activities
Proceeds from issues of shares and other equity securities	—	—
NCI	—	—
Dividend paid	—	(264,245)
Proceeds from borrowings	2,918,694	52,736
Repayment of borrowings	—	(125,442)
Principal elements of lease payments	(81,178)	(80,081)
Other finance charges paid	(145,548)	(51,104)
Net cash (outflow) from financing activities	2,691,967	(468,136)

Net increase in cash and cash equivalents	(1,209,782)	2,139,601
Cash and cash equivalents at the beginning of the financial year	4,387,014	2,804,161
Effects of exchange rate changes on cash and cash equivalents	(411,654)	(556,748)
Cash and cash equivalents at end of year	2,765,578	4,387,014

VIS Networks Private Limited
Consolidated statement of changes in equity for the year ended 30 June 2023

(All amounts are in $ unless otherwise stated)

Particulars	Notes	Share capital	Retained earnings	Other Reserves				Total attributable to owners of the parent	Non controlling interest	Total
				Legal reserve	Capital reserve	Remeasurement of defined benefit plans	Foreign Currency Translation Reserve
Balance at 1 July 2021		544,063	12,526,220	—	—	—	(164,330)	12,905,954	—	12,905,954
Non-controlling interests on acquisition of subsidiary		—	—	—	—	—	—	—	5,052	5,052
Profit for the period		—	2,280,002	—	—	—	—	2,280,002	58	2,280,061
Gain on bargain purchase		—	—	—	56,370	—	—	56,370	—	56,370
Other comprehensive income		—	—	—	—	12,890	(627,806)	(614,916)	—	(614,916)
Total comprehensive income for the period		—	2,280,002	—	56,370	12,890	(627,806)	1,721,456	5,110	1,721,514
Dividends provided for or paid		—	(264,245)	—	—	—	—	(264,245)	—	(264,245)
Balance at 30 June 2022		544,063	14,541,978	—	56,370	12,890	(792,136)	14,363,165	5,110	14,363,223

Balance at 1 July 2022		544,063	14,541,978	—	56,370	12,890	(792,136)	14,363,165	5,110	14,368,275
Non-controlling interests on acquisition of subsidiary		—	—	—	—	—	—	—	1,622	1,622
Profit for the period		—	2,365,224	—	—	—	—	2,365,224	52,562	2,417,786
Other comprehensive income		—	—	—	—	(28,274)	(466,909)	(495,183)	—	(495,183)
Legal reserve created		—	—	2,864	—	—	—	2,864	—	2,864
Gain on bargain purchase		—	—	—	—	—	—	—	—	—
Total comprehensive income for the period		—	2,365,224	2,864	—	(28,274)	(466,909)	1,872,905	54,184	1,925,467
Dividends provided for or paid		—	—	—	—	—	—	—	—	—
Balance at 30 June 2023		544,063	16,907,202	2,864	56,370	(15,384)	(1,259,045)	16,236,069	59,294	16,293,741

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

1       General information

VIS Networks Private Limited (‘the parent’ or VIS Networks), the ultimate holding company of the group, primarily provides sales and services of telecommunication products, consulting, designing, implementing, training and support for all sort of communication and Cx management solutions.

VIS Networks is incorporated and domiciled in India on April 18, 2011 having registered office at No.94, 4th Cross, 2nd Block, Koramangala, Bangalore, Karnataka, India, 560034.

The Parent company has wholly owned subsidiaries in Singapore for providing services to its global customers and has stepdown subsidiaries in Malaysia, United Kingdom and Sultanate of Oman.

The Company, together with its subsidiaries and associates, is hereinafter referred to as ‘the Group’. The consolidated financial statements (‘CFS’) is presented in United States Dollars (“$” or “USD”) and are rounded to the nearest $.

2       Accounting policies

a)      Statement of compliance

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS Accounting Standards) as issued by the International Accounting Standards Board (IASB). Accounting policies have been consistently applied to all the years presented unless otherwise stated.

b)      Basis of preparation

The CFS has been prepared on a historical cost basis except for certain financial instruments, which are measured at fair value at the end of each reporting period as explained in the accounting policies in note 31.

c)      Going concern

The directors have, at the time of approving the CFS, a reasonable expectation that the group has adequate resources to continue in operational existence for the foreseeable future. Thus they continue to adopt the going concern basis of accounting in preparing the CFS.

d)      Basis of consolidation

The CFS incorporates the financial statements of the parent company and entities controlled by the parent company up to 30 June 2023. Control is achieved when the Parent Company:

(a) has power over the investee; (b) is exposed or has rights to variable return from its involvement with the investee and (c) has the ability to affect those returns through its power to direct relevant activities of the investee.

The parent company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

When the parent company has less than a majority of the voting rights of an investee, it considers that it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The parent company considers all relevant facts and circumstances in assessing whether or not the parent company’s voting rights in an investee are sufficient to give it power, including:

•        The size of the parent company’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders

•        Potential voting rights held by the parent company, other vote holders or other parties

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

•        Rights arising from other contractual arrangements

•        Any additional facts and circumstances that indicate that the parent company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Consolidation of a subsidiary begins when the parent company obtains control over the subsidiary and ceases when the parent company loses control of the subsidiary. Specifically, the results of subsidiaries acquired or disposed of during the year are included in profit or loss from the date the parent company gains control until the date when the parent company ceases to control the subsidiary.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with the group’s accounting policies.

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between the members of the group are eliminated on consolidation.

Non-controlling interests in subsidiaries are identified separately from the group’s equity therein. Those interests of non-controlling shareholders that are present ownership interests entitling their holders to a proportionate share of net assets upon liquidation may initially be measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Other non-controlling interests are initially measured at fair value.

Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity.

Profit or loss and each component of other comprehensive income are attributed to the owners of the parent company and to the non- controlling interests. Total comprehensive income of the subsidiaries is attributed to the owners of the parent company and to the non controlling interests even if this results in the non-controlling interests having a deficit balance.

Changes in the group’s interests in subsidiaries that do not result in a loss of control are accounted for as equity transactions. The carrying amount of the group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the noncontrolling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the parent company.

When the group loses control of a subsidiary, the gain or loss on disposal recognised in profit or loss is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), less liabilities of the subsidiary and any non-controlling interests. All amounts previously recognised in other comprehensive income in relation to that subsidiary are accounted for as if the group had directly disposed of the related assets or liabilities of the subsidiary (i.e. reclassified to profit or loss or transferred to another category of equity as required/permitted by applicable IFRS Accounting Standards). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IFRS 9 Financial Instruments when applicable, or the cost on initial recognition of an investment in an associate or a joint venture.

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

e)      Foreign currency translation

Foreign currency transactions are recorded at exchange rates prevailing on the date of the transaction. Foreign currency denominated monetary assets and liabilities are retranslated at the exchange rate prevailing on the balance sheet dates and exchange gains and losses arising on settlement and restatement are recognised in the statement of profit and loss. Non-monetary assets and liabilities that are measured in terms of historical cost in foreign currencies are not retranslated.

Exchange differences arising on monetary items that forms part of the parent’s net investment in a foreign subsidiary are recognised in profit or loss in the separate financial statements of the reporting entity or the individual financial statements of the foreign subsidiary, such exchange differences are recognised initially in OCI. These exchange differences are reclassified from equity to profit or loss on disposal of the net investment.

Exchange gains and losses on inter-company transactions

The results and financial position of a foreign subsidiary are included in the Group’s CFS after the elimination of intercompany balances and transactions. However, a foreign exchange gain or loss arising on an intercompany monetary asset or liability (e.g. an intercompany receivable denominated in a currency different from the functional currency of the subsidiary) cannot be eliminated. Such foreign exchange gains and losses are recognised in the income statement or in income and expense recognised directly in equity, if the underlying forms and in integral part of the net investment in foreign operation.

Presentation currency

The group has chosen to present the CFS in $ which is not the functional currency of the group. The results and financial position are translated into a presentation currency using the following procedures:

(a)     assets and liabilities for each statement of financial position presented (ie including comparatives) are translated at the closing rate at the date of that statement of financial position;

(b)    income and expenses for each statement presenting profit or loss and other comprehensive income (ie including comparatives) are translated using the average exchange rates for the period; and

(c)     all resulting exchange differences are recognised in other comprehensive income.

Foreign exchange rates considered for translation:

	Average rate		Closing rate
	30 June 2023	30 June 2022	30 June 2023	30 June 2022
INR	0.0124	0.0131	0.0122	0.0127
SGD	0.7287	0.7314	0.7382	0.7192
AUD	0.6752	0.7197	0.6617	0.6887
OMR	2.5892	2.5899	2.5890	2.5894
GBP	1.2392	1.2997	1.2625	1.2159
MYR	0.2205	0.2339	0.2139	0.2272
PHP	0.0181	0.0193	0.0181	0.0182

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

f)      Use of estimates and judgements

In preparing these financial statements, management has made judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised

Judgements

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognised in the financial statements is included in the following notes:

Note 4 — Determination of reportable operating segments

Note 31 — Fair value measurement of financial instruments

Note 23 — Leases: whether an arrangement contains a lease

Note 14 — useful lives of property, plant and equipment

Note 32 — measurement of ECL allowance for trade receivables, loans and contract assets

Note 30 — recognition and measurement of provisions and contingencies

Estimates

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment in the year ended 30 June 2023 is included in the following notes:

Note 31 — Fair value measurement of financial instruments

Note 23 — Leases: whether an arrangement contains a lease

Note 14 — useful lives of property, plant and equipment

Note 32 — measurement of ECL allowance for trade receivables, loans and contract assets

Note 30 — recognition and measurement of provisions and contingencies

g)      Revenue recognition

Revenue from contracts with customers:

The Group recognises revenue from contracts with customers based on a five-step model as set out in IFRS 15 — Revenue from contracts with customers “(IFRS 15”).

Step 1.    Identify the contract(s) with a customer: A contract is defined as an agreement between two or more parties that creates enforceable rights and obligations and sets out the criteria for every contract that must be met.

Step 2.    Identify the performance obligations in the contract: A performance obligation is a promise in a contract with a customer to transfer a good or service to the customer.

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

Step 3.    Determine the transaction price: The transaction price is the amount of consideration to which the Group expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third

Step 4.    Allocate the transaction price to the performance obligations in the contract: For a contract that has more than one performance obligation, the Group will allocate the transaction price to each performance obligation in an amount that depicts the amount of consideration to which the Group expects to be entitled in exchange for satisfying each performance obligation.

Step 5.    Recognise revenue when (or as) the entity satisfies a performance obligation.

Revenue towards satisfaction of a performance obligation is measured at the amount of transaction price (net of variable consideration) allocated to that performance obligation. The transaction price of goods and services rendered is net of variable consideration, if any, and excludes taxes and duties. The Group assesses its revenue arrangements against specific criteria to determine if it is acting as principal or agent. The Group has concluded that it is acting as a principal in all of its revenue arrangements.

Significant revenue areas	Nature and timing of satisfaction of performance obligations
Sale/ Subscription of Products

The Group recognises the revenue when a performance obligation is satisfied in accordance with the terms of the contractual arrangement. Typically, performance obligations are satisfied over the period of time as the subscription of products are rendered. Revenue recognised over the period of time is based on a straight-line method, unless another method better depicts the pattern of transfer of control of the services. Revenue from sale of products is recognised at point in time once the control over products are passed on to the customer.

Sale/subscription of licenses

The Group recognises the revenue when a performance obligation is satisfied in accordance with the terms of the contractual arrangement. Typically, performance obligations are satisfied over the period of time as the subscription of licenses and maintenance services are rendered. Revenue recognised over the period of time is based on a straight-line method, unless another method better depicts the pattern of transfer of control of the services. Revenue from sale of licenses is recognised at point in time once the control over licenses are passed on to the customer.

Manpower and Staffing support services

The Group recognises the revenue when a performance obligation is satisfied in accordance with the terms of the contractual arrangement. Typically, performance obligations are satisfied over the period of time as the professional and support services are rendered. Revenue recognised over the period of time is based on a straight-line method, unless another method better depicts the pattern of transfer of control of the services.

Revenue from annual maintenance charges

The Group recognises the revenue when a performance obligation is satisfied in accordance with the terms of the contractual arrangement. Typically, performance obligations are satisfied over the period of time as the annual maintenance support services are rendered. Revenue recognised over the period of time is based on a straight- line method, unless another method better depicts the pattern of transfer of control of the services.

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

Interest income

Interest income is recognised on a time proportion basis taking into account the amount outstanding and the applicable interest rate. Interest income is included under the head “Finance income” in the statement of profit and loss.

Dividend income

Dividend income is recognised when the right to receive dividend is established, which is generally when the shareholders approve the dividend.

h)      Leases

At inception of a contract, the Group assesses whether a contract is, or contains a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group assesses whether:

i.       The contract involves the use of an identified asset — this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

ii.      The Group has the right to substantially all of the economic benefits from the use of the asset throughout the period of use; and

iii.     The Group has the right to direct the use of the asset. The Group has this right when it has the decision making rights that are most relevant to changing how and for what purposes the asset is used. In rare cases where the decision about how and for what purpose the asset is used is predetermined, the Group has the right to direct the use of the asset if either:

•        The Group has the right to operate the asset; or

•        The Group designed the asset in a way that predetermines how and for what purposes it will be used.

At inception or on reassessment of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices.

The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is allocated, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method over the shorter of the useful life of the leased asset and the expected lease term. If ownership of the leased asset is automatically transferred at the end of the lease term or the exercise of a purchase option is reflected in the lease payments, the right-of-use asset is amortised on a straight-line basis over the expected useful life of the leased asset.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as a discount rate. The lease liability is measured at amortised cost using the effective interest method. It is remeasured

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

when there is a change in future lease payments. The Group has elected not to recognise right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low value assets. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Lease payments include fixed payments, i.e. amounts expected to be payable by the group under residual value guarantee, the exercise price of purchase options and lease payments in relation to lease extension options, if the Company is reasonably certain to exercise purchase or extension options, and payment of penalties for terminating the lease if the lease term considered reflects that the Company shall exercise a termination option.

i)       Taxation

Income tax expense comprises current and deferred taxes. Income tax expense is recognised in the consolidated income statement, except when related to items that are recognised outside of profit or loss (whether in other comprehensive income or directly in equity) or where related to the initial accounting for a business combination. In the case of a business combination, the tax effect is included in the accounting for the business combination.

Current income taxes are determined based on the respective taxable income of each taxable entity and tax rules applicable for respective tax jurisdictions.

Deferred tax assets and liabilities are recognised for the future tax consequences of temporary differences between the carrying values of assets and liabilities and their respective tax bases, and unutilised tax losses, depreciation carry-forwards and tax credits. Such deferred tax assets and liabilities are computed separately for each taxable entity and for each taxable jurisdiction. Deferred tax assets are recognised to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses, depreciation carry-forwards and unused tax credits could be utilised. The future profitability is based on the business plan for each respective entity within the Group. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured based on the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date.

Current and deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

The extent to which deferred tax assets can be recognised is based on an assessment of the probability that future taxable income will be available against which the deductible temporary differences and tax loss carry-forwards can be utilised.

Tax provisions are recognised for uncertain tax positions where a risk of an additional tax liability has been identified and it is probable that the Group will be required to settle that tax. Measurement is dependent on management’s expectations of the outcome of decisions by tax authorities in the various tax jurisdictions in which the Group operates. This is assessed on a case-by-case basis using in-house experts, professional firms and previous experience. Where no provision is required the exposure is disclosed as a contingent liability unless the likelihood of an outflow of economic benefits is remote.

Judgement is required in assessing the impact of any legal or economic limits or uncertainties in various tax jurisdictions.

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

j)      Property, plant and equipment

Property, plant and equipment is stated at cost of acquisition or construction less accumulated depreciation and accumulated impairment, if any. Land is not depreciated.

Cost includes purchase price, non-recoverable taxes and duties, labour cost and direct overheads for self-constructed assets and other direct costs incurred up to the date the asset is ready for its intended use.

Interest cost incurred for constructed assets is capitalised up to the date the asset is ready for its intended use, based on borrowings incurred specifically for financing the asset or the weighted average rate of all other borrowings, if no specific borrowings have been incurred for the asset.

Depreciation is charged on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Class of property, plant and equipment	Estimated useful life
Land	Not Depreciable
Buildings	30 years
Furniture, fittings and equipment	10 years
Computer equipment	3 years
Office equipment	5 years
Motor Car	8 years
Motor Cycle	10 years

The depreciation period for property, plant and equipment with finite useful lives is reviewed at least at each year end. Changes in expected useful lives are treated as changes in accounting estimates.

Assets held under leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, the term of the relevant lease. Freehold land is measured at cost and is not depreciated. Residual values are reassessed on an annual

An item of property, plant and equipment is derecognised on disposal or when it is withdrawn from use and no future economic benefits are expected from its disposal. Any gain or loss arising from derecognition is included in profit or loss.

k)      Intangible assets

Costs associated with maintaining software licenses are recognised as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software licenses controlled by the group are recognised as intangible assets where the following criteria are met:

i.       it is technically feasible to complete the software so that it will be available for use

ii.      management intends to complete the software and use or sell it

iii.     there is an ability to use or sell the software

iv.      it can be demonstrated how the software will generate probable future economic benefits

v.       adequate technical, financial and other resources to complete the development and to use or sell the software are available, and

vi.     the expenditure attributable to the software during its development can be reliably measured

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

vii.    Directly attributable costs that are capitalised as part of the software include employee costs and an appropriate portion of relevant overheads

viii.   Capitalised development costs are recorded as intangible assets and amortised from the point at which the asset is ready for use

l)       Inventories

Telecom materials, Telecom licenses and Warranty support are stated at the lower of cost and net realisable value. Cost comprises direct materials, direct labour and an appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Costs of purchased inventory are determined after deducting rebates and discounts. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. The costs of individual items of inventory are determined using weighted average costs.

m)    Borrowings

Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a prepayment for liquidity services and amortised over the period of the facility to which it relates.

Preference shares, which are mandatorily redeemable on a specific date, are classified as liabilities. The dividends on these preference shares are recognised in profit or loss as finance costs.

The fair value of the liability portion of a convertible bond is determined using a market interest rate for an equivalent non- convertible bond. This amount is recorded as a liability on an amortised cost basis until extinguished on conversion or maturity of the bonds. The remainder of the proceeds is allocated to the conversion option. This is recognised and included in shareholders’ equity, net of income tax effects.

Borrowings are removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non cash assets transferred or liabilities assumed, is recognised in profit or loss as other income or finance costs.

Where the terms of a financial liability are renegotiated and the entity issues equity instruments to a creditor to extinguish all or part of the liability (debt for equity swap), a gain or loss is recognised in profit or loss, which is measured as the difference between the carrying amount of the financial liability and the fair value of the equity instruments issued.

Borrowings are classified as current liabilities unless the group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalised during the period of time that is required to complete and prepare the asset for its intended use or sale. Qualifying assets are assets that necessarily take a substantial period of time to get ready for their intended use or sale.

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

Investment income earned on the temporary investment of specific borrowings, pending their expenditure on qualifying assets, is deducted from the borrowing costs eligible for capitalisation. Other borrowing costs are expensed in the period in which they are incurred.

n)      Impairment of non-financial assets

Property, plant and equipment and intangible assets

At each reporting date, the Group reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For impairment testing, assets that do not generate independent cash inflows are grouped together into cash-generating units (CGUs). Each CGU represents the smallest company of assets that generates cash inflows that are largely independent of the cash inflows of other assets or CGUs.

The recoverable amount of an individual asset or CGU is the higher of its value in use and its fair value less costs of disposal. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognised if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Impairment losses are recognised in the statement of profit and loss.

An asset (or cash-generating unit) impaired in prior years is reviewed at each balance sheet date to determine whether there is any indication of a reversal of impairment losses recognised in prior years.

o)      Cash and cash equivalents and cash flow statement

Cash and cash equivalents:

Cash and cash equivalents comprise cash on hand, demand deposits and highly liquid investments with an original maturity of up to three months that are readily convertible into known amounts of cash and that are subject to an insignificant risk of changes in value.

Cash flow statement:

Cash flows are reported using the indirect method, whereby net profit/(loss) before tax is adjusted for the effects of transactions of non cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from operating, investing and financing activities of the Group are segregated.

p)      Financial instruments

Recognition and derecognition

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial instruments are recognised on the balance sheet when the Group becomes a party to the contractual provisions of the instrument.

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire or it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received. Any gain or loss arising on derecognition is recognised in profit or loss. When a financial instrument is derecognised, the cumulative gain or loss in equity (if any) is transferred to the consolidated income statement.

Financial assets are written off when there is no reasonable expectation of recovery. The Group reviews the facts and circumstances around each asset before making a determination. Financial assets that are written off could still be subject to enforcement activities.

Financial liabilities are derecognised when they are extinguished, that is when the obligation is discharged, cancelled or has expired.

Initial measurement

Initially, a financial instrument is recognised at its fair value. Transaction costs directly attributable to the acquisition or issue of financial instruments are recognised in determining the carrying amount, if it is not classified as at fair value through profit or loss. Transaction costs of financial instruments carried at fair value through profit or loss are expensed in profit or loss.

Subsequently, financial instruments are measured according to the category in which they are classified.

Classification and measurement — financial assets

Classification of financial assets is based on the business model in which the instruments are held as well as the characteristics of their contractual cash flows. The business model is based on management’s intentions and past pattern of transactions. Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest. The Group reclassifies financial assets when and only when its business model for managing those assets changes.

Financial assets are classified into three categories:

Financial assets at amortised cost are non-derivative financial assets with contractual cash flows that consist solely of payments of principal and interest and which are held with the intention of collecting those contractual cash flows. Subsequently, these are measured at amortised cost using the effective interest method less impairment losses, if any. These include cash and cash equivalents, contract assets and other financial assets.

Financial assets at fair value through other comprehensive income are non-derivative financial assets with contractual cash flows that consist solely of payments of principal and interest and which are held with the intention of collecting those contractual cash flows as well as to sell the financial asset. Subsequently, these are measured at fair value, with unrealised gains or losses being recognised in other comprehensive income apart from any expected credit losses or foreign exchange gains or losses, which are recognised in profit or loss. This category can also include financial assets that are equity instruments which have been irrevocably designated at initial recognition as fair value through other comprehensive income. For these assets, there is no expected credit loss recognised in profit or loss.

Financial assets at fair value through profit or loss are financial assets with contractual cash flows that do not consist solely of payments of principal and interest. This category includes derivatives, embedded derivatives separated from the host contract and investments in certain convertible loan notes. Subsequently, these are measured at fair value, with unrealised gains or losses being recognised in profit or loss, with the exception of derivative instruments designated in a hedging relationship, for which hedge accounting is applied.

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

Classification and measurement — financial liabilities

Financial liabilities are classified as subsequently measured at amortised cost unless they meet the specific criteria to be recognised at fair value through profit or loss.

Other financial liabilities are measured at amortised cost using the effective interest method.

Financial liabilities at fair value through profit or loss include derivatives and embedded derivatives separated from the host contract as well as financial liabilities held for trading. Subsequent to initial recognition, these are measured at fair value with gains or losses being recognised in profit or loss. Embedded derivatives relating to prepayment options on senior notes are not considered as closely related and are separately accounted unless the exercise price of these options is approximately equal on each exercise date to either the amortised cost of the senior notes or the present value of the lost interest for the remaining term of the senior notes.

Impairment

The Group recognises a loss allowance in profit or loss for expected credit losses on financial assets held at amortised cost or at fair value through other comprehensive income. Expected credit losses are forward looking and are measured in a way that is unbiased and represents a probability-weighted amount, takes into account the time value of money (values are discounted using the applicable effective interest rate) and uses reasonable and supportable information.

Lifetime expected credit losses are calculated for assets that were deemed credit impaired at initial recognition or have subsequently become credit impaired as well as those where credit risk has increased significantly since initial recognition.

The Group adopts the simplified approach to apply lifetime expected credit losses to trade receivables and contract assets. Where credit risk is deemed low at the reporting date or to have not increased significantly, credit losses for the next 12 months are calculated.

Equity instruments

An equity instrument is any contract that evidences residual interests in the assets of the Group after deducting all of its liabilities. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs.

Investments in equity instruments are measured at fair value; however, where a quoted market price in an active market is not available, equity instruments are measured at cost (investments in equity instruments that are not held for trading). The Group has not elected to account for these investments at fair value through other comprehensive income.

Determination of fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. The fair value of a financial instrument on initial recognition is normally the transaction price.

In estimating the fair value of an asset or liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Subsequent to initial recognition, the Group determines the fair value of financial instruments

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

that are quoted in active markets using the quoted bid prices (financial assets held) or quoted ask prices (financial liabilities held) and using valuation techniques for other instruments. Valuation techniques include the discounted cash flow method and other valuation models.

q)      Earnings per share

Earnings per share, diluted earnings per share are measured as follows:

•        basic earnings per share are calculated by dividing profit or loss attributable to owners of the company by the weighted average number of ordinary shares outstanding during the period, excluding treasury shares. The weighted average number of ordinary shares outstanding is calculated based on the number of ordinary shares outstanding at the beginning of the period, after deduction of treasury shares, adjusted on a time-apportioned basis for shares bought back or issue during the period;

•        diluted earnings per share are calculated by dividing profit or loss attributable to owners of the company by the weighted average number of ordinary shares outstanding during the year as used to calculate basic earnings per share, both items being adjusted on a time-apportioned basis for the effects of all potentially dilutive financial instruments corresponding to (i) performance shares and (ii) free share grants until fully vested.

r)      Employee benefits

Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid e.g., under short-term cash bonus, if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the amount of obligation can be estimated reliably.

Post-employment benefits

Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. The Group makes specified monthly contributions towards employee provident fund to Government administered provident fund scheme which is a defined contribution plan. Obligations for contributions to defined contribution plans are recognised as an employee benefit expense in profit or loss in the periods during which the related services are rendered by employees.

Defined benefit plans

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The Group’s gratuity benefit scheme is the defined benefit plan. The Group’s net obligation in respect of defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets. The calculation of defined benefit obligation is performed annually by a qualified actuary using the projected unit credit method.

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses and the return on plan assets (excluding interest) are recognised in Other Comprehensive Income (OCI). The Group determines the net interest expense on the net defined benefit liability for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability/(asset),

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

taking into account any changes in the net defined benefit liability during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognised in the statement of profit and loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service (‘past service cost’ or ‘past service gain’) or the gain or loss on curtailment is recognised immediately in profit or loss. The Group recognises gains and losses on the settlement of a defined benefit plan when the settlement occurs.

Compensated absences

The employees can carry-forward a portion of the unutilized accrued compensated absences and utilize it in future service periods or receive cash compensation on termination of employment. Since the employee has unconditional right to avail the leave, the benefit is classified as a short term employee benefit. The Group records an obligation for such compensated absences in the period in which the employee renders the services that increases his entitlement. The obligation is measured on the basis of independent actuarial valuation using the projected unit credit method.

s)      Provisions and contingent liabilities

Provisions are recognised when there is a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and there is a reliable estimate of the amount of the obligation. Provisions are measured at the best estimate of the expenditure required to settle the present obligation at the Balance sheet date.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Contingent liabilities are disclosed when there is a possible obligation arising from past events, the existence of which will be confirmed only by the occurrence or non occurrence of one or more uncertain future events not wholly within the control of the Group or a present obligation that arises from past events where it is either not probable that an outflow of resources will be required to settle or a reliable estimate of the amount cannot be made. Contingent liabilities are disclosed in the note 30. Contingent assets are not recognised in the CFS.

t)      Segment information

Segment revenues and expenses:    All segment revenues and expenses are directly attributable to the segments.

Segment assets and liabilities:    Segment assets include all operating assets used by a segment and comprise primarily of debtors and fixed assets, net of allowances and provisions, which are reported as direct offsets in the balance sheet. While most such assets can be directly attributed to individual segments, the carrying amount of certain assets used jointly by two or more segments is allocated to the segments on a reasonable basis. Segment liabilities include all operating liabilities and comprise primarily of creditors and accrued liabilities.

Unallocable expenses/income:    General administrative expenses and other expenses that arise at the enterprise level and relate to the Group as a whole are shown as unallocable items.

Accounting policies:    The accounting policies consistently used in the preparation of the CFS are also applied to revenues and expenditure in individual segments.

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

2       Accounting policies (cont.)

u)      Events after the reporting date

Where events occurring after the balance sheet date provide evidence of conditions that existed as at the end of the reporting period, the impact of such events is adjusted within the CFS. Otherwise, events after the balance sheet date of material size or nature are

3       List of entities considered for the CFS

VIS Networks Private Limited is the parent company of what is generally known as ‘the VIS Group’ comprising of 7 companies. The consolidated companies at 30 June 2023 are listed below:

List of companies consolidated at 30 June 2023	Country	Relationship	% interest	Consolidation method
VIS Global Pte.Ltd	Singapore	Subsidiary	100.00%	Full consolidation
VISNET Global SDN. BHD.	Malaysia	Subsidiary	100.00%	Full consolidation
VIS Network UK Ltd	UK	Subsidiary	95.00%	Full consolidation
VIS Global Digital Solutions LLC*	Oman	Subsidiary	54.00%	Full consolidation
VIS Global Pty Ltd	Australia	Associate	45.00%	Equity method
Merykh technologies private limited	India	Associate	25.00%	Equity method
SmarterHi Communications private limited	India	Associate	20.05%	Equity method
List of companies consolidated at 30 June 2022	Country	Relationship	% interest	Consolidation method
VIS Global Pte.Ltd	Singapore	Subsidiary	100.00%	Full consolidation
VISNET Global SDN. BHD.	Malaysia	Subsidiary	100.00%	Full consolidation
VIS Network UK Ltd	UK	Subsidiary	95.00%	Full consolidation
VIS Global Digital Solutions LLC*	Oman	Subsidiary	24.00%	Equity method
VIS Global Pty Ltd	Australia	Associate	45.00%	Equity method
Merykh technologies private limited	India	Associate	25.00%	Equity method
SmarterHi Communications private limited	India	Associate	24.05%	Equity method

____________

*        An additional investment made in VIS Global Digital Solutions LLC for which it has ceased to be associate from 04-08-2022.

4       Segment Information

(a)    Business segment:

The Group’s business activity falls within a single business segment i.e. develop, maintain, assist, establish, manage, operate business and technology consulting services and software development. Accordingly, no further disclosures other than those already included in the financial statements are required under IFRS 8 — ‘Operating Segments’

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

4       Segment Information (cont.)

(b)    Geographical segments:

The Group’s secondary segments are the geographical distribution of its activities and they operate in five principal geographical areas of the world, in India, Singapore, Malaysia, Oman and UK amongst which India and Singapore are material reportable segments. The following table describes the secondary segment information by geographical market of the group.

Revenue from operations (net)	For the year ended 30 June 2023	For the year ended 30 June 2022
India	32,251,937	28,295,333
Singapore	7,662,377	5,291,815
Trade receivables (net)	As at 30 June 2023	As at 30 June 2022
India	8,566,627	8,129,903
Singapore	3,367,874	1,911,364
Trade receivables (net)	As at 30 June 2023	As at 30 June 2022
India	6,498,348	5,518,364
Singapore	137,470	434,768

The geographical segment information relating to revenue and trade receivables is disclosed based on the location of the customers and relating to other assets is disclosed based on the location of the assets.

5(a)  Disaggregation of revenue from contracts with customers

Particulars	For the year ended 30 June 2023	For the year ended 30 June 2022
External Revenue by Service line
Sale of products	10,770,289	6,517,339
Subscription of products	152,029	237,375
Sale/subscription of licenses	4,792,184	3,817,999
Revenue from annual maintenance charges (“AMC”)	12,544,615	14,088,900
Manpower and Staffing support services	12,180,284	7,990,566
	40,439,400	32,652,179
External Revenue by timing of revenue
At a point in time	15,562,473	10,335,338
Over time	24,876,928	22,316,841
	40,439,400	32,652,179

Refer Note 4 for the geographical wise revenue from the customers

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

5(b)  Assets and liabilities related to contracts with customers

Particulars	Notes	As at 30 June 2023	As at 30 June 2022
Current
Contract assets		302,658	785,242
Total contract assets		302,658	785,242
Current:
Contract liabilities		5,067,908	4,537,468
Total contract liabilities		5,067,908	4,537,468

Notes to revenue from contract with customers

(i)     Significant changes in contract assets and liabilities

Reasons for changes in Contract asset

Contract assets have decreased as the group has provided fewer services ahead of the agreed payment schedules for fixed-price

Reasons for changes in Contract liabilities

Contract liabilities have increased as the group billed its customers ahead of providing services.

(ii)    Adjustment to contract price

There are no adjustments to the contracts price.

(iii)   Revenue recognised in relation to contract liabilities

Particulars	For the year ended 30 June 2023	For the year ended 30 June 2022
At the beginning of the year	4,537,468	3,880,142
Revenue reocgnised during the year	(4,537,468)	(3,880,142)
Liability recognised during the year	5,067,908	4,537,468
	5,067,908	4,537,468

____________

Note: The contract liability represents the advance billing to the customer towards performance obligations unfulfilled as at the reporting date. Management expects that these performace obligations will be met in due course as per the terms of the contract

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

6       Breakdown of expenses by nature

Particulars	For the year ended 30 June 2023	For the year ended 30 June 2022
Cost of products sold	7,957,778	5,516,560
Cost of licenses sold	3,347,906	3,685,732
AMC support services	5,045,458	3,553,867
Technical support services	7,086,883	4,599,270
Employee benefits expenses	9,894,889	8,263,770
Depreciation and amortization	444,978	306,697
Distribution expenses	153,316	173,882
Other expenses	3,732,767	3,548,717
Total cost of sales, distribution cost and administrative expenses	37,663,974	29,648,495

Cost of sales	23,438,024	17,355,429
Distribution costs	153,316	173,882
Administrative expenses	14,072,634	12,119,184
	37,663,974	29,648,495

7       Net impairment losses on financial and contract assets

Particulars	For the year ended 30 June 2023	For the year ended 30 June 2022
Reversal on impairment loss on investment	—	(199,870)
	—	(199,870)

8       Other income

Particulars	For the year ended 30 June 2023	For the year ended 30 June 2022
Liabilities/provision no longer required written-off	192,425	—
Interest income on income tax refund	114,353	—
Other non-operating income	138,671	91,994
	445,449	91,994

9       Other gains/(losses) — net

Particulars	For the year ended 30 June 2023	For the year ended 30 June 2022
Net gain/(loss) on disposal of property, plant and equipment	972	—
Net fair value gain/(loss) on financial assets at fair value through profit or loss	(12,507)	(51,644)
Gain on sale of investments	235,177	69,452
Net foreign exchange gain/(loss)	(38,222)	(166,727)
	185,419	(148,920)

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

10     Finance Income and costs

Particulars	For the year ended 30 June 2023	For the year ended 30 June 2022
Interest income on unwinding of security deposits	1,625	1,718
Interest income on term deposits	61,786	55,718
	63,412	57,437
Finance Costs
Interest on lease liabilities	13,271	12,205
Interest and finance charges paid/payable for financial liabilities not at fair value	133,214	39,426
Bank charges	12,334	11,678
Finance costs expensed	158,819	63,309
Net finance costs	(95,407)	(5,872)

11     Profit share in associates

Particulars	For the year ended 30 June 2023	For the year ended 30 June 2022
Share of profit in associates	107,902	(570)
	107,902	(570)

12(a)Income tax expenses

Particulars	For the year ended 30 June 2023	For the year ended 30 June 2022
Amounts recognised in the consolidated income statement
Current tax expense
Current year	966,993	883,133
Adjustments for prior years	8,652	—
Current tax expense	975,645	883,133

(b)    Deferred tax (credit)/expense

Particulars	For the year ended 30 June 2023	For the year ended 30 June 2022
Origination and reversal of temporary differences	15,848	(18,672)
Deferred tax (credit)/expense	15,848	(18,672)
Total Income tax expense	991,493	864,461

Amounts recognised in the consolidated statement of other comprehensive income
Deferred tax (credit)/expense on actuarial gains/losses on retirement benefits	1,959	1,175
Deferred tax credit on change in fair value of cash flow hedges	(601)	2,435
Deferred tax credit on rate changes	8,150	(7,945)
Deferred tax (credit)/expense (OCI)	9,509	(4,335)
Total tax expense	1,001,002	860,126

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

12(c) Reconciliation of effective tax rate:

Particulars	For the year ended 30 June 2023	For the year ended 30 June 2022
Profit/(loss) for the year	2,417,786	2,280,061
Total income tax expense	1,001,002	860,126
Profit/(loss) before tax	3,418,788	3,140,186
Income tax expense/(credit) using the tax rates applicable to individual entities of 25.16	860,441	790,322
Non-deductible expenses	18,414	50,784
Items charged to tax at other rates	92,046	11,286
Tax impact of gratuity re-measurement through other comprehensive income	(9,509)	4,335
Tax on share of profit of equity accounted investments	(27,157)	143
Foreign currency and other changes	66,767	3,256
Total income tax expense	1,001,002	860,126

(d)    Deferred tax assets and liabilities

Significant components of deferred tax assets and liabilities for the year ended 30 June 2023 are as follows:

Particulars	Opening Balance	Recognised in profit or loss	Recognised in other comprehensive income	Foreign exchange	Closing Balance
Deferred tax assets
Property, plant & equipment	54,074	(36,526)	—	(1,370)	16,179
Lease liability	39,726	(7,091)	—	(1,395)	31,239
FVTPL Investments	14,712	3,148	—	(631)	17,230
Compensated absence and retirement benefits	75,285	6,954	9,509	(3,234)	88,515
Others	18	17	—	(9)	26
Total deferred tax asset	183,815	(33,497)	9,509	(6,639)	153,188

Deferred tax liabilities
Right of use assets	(38,124)	(36,872)	—	46,838	(28,158)
Total deferred tax liability	(38,124)	(36,872)	—	46,838	(28,158)

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

12(d)Deferred tax assets and liabilities (cont.)

Significant components of deferred tax assets and liabilities for the year ended 30 June 2022 are as follows:

Particulars	Opening Balance	Recognised in profit or loss	Recognised in other comprehensive income	Foreign exchange	Closing Balance
Deferred tax assets
Property, plant & equipment	58,835	(1,435)	-	(3,326)	54,074
Lease liability	26,443	15,245	-	(1,963)	39,726
FVTPL Investments	2,232	12,991	-	(511)	14,712
Compensated absence and retirement benefits	74,806	(9,242)	(4,335)	14,056	75,285
Others	(0)	18	—	(1)	18
Total deferred tax asset	162,317	17,578	(4,335)	8,256	183,815

Deferred tax liabilities
Right of use assets	(26,443)	(13,054)	—	1,899	(37,598)
Total deferred tax liability	(26,468)	(13,054)	—	1,924	(37,598)
Particulars	As at 30 June 2023	As at 30 June 2022
Presented as deferred tax asset*	125,030	145,692
Presented as deferred tax liability*	—	—

____________

*        For balance sheet presentation purposes, deferred tax assets and deferred tax liabilities are offset to the extent that they relate to the same taxation authority and are expected to be settled on a net basis.

All deferred tax assets and deferred tax liabilities at 30 June 2023, 30 June 2022 and 1 July 2021 are presented as non-current.

13     Earnings per share

Particulars	For the year ended 30 June 2023	For the year ended 30 June 2022
Profit attributable to the ordinary equity holders of the company	2,365,224	2,280,002
Weighted average number of ordinary shares	4,045,080	4,045,080
Basic earnings per share	0.58	0.56
Diluted earnings per share	0.58	0.56

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

14     Property, plant and equipment

Particulars	Buildings	Furniture, fittings and equipment	Computer and computer	Machinery and vehicles	Land	CWIP	Total
Gross amount (refer note below)
At 30 June 2022	41,953	215,721	98,751	408,576	611,108	201,688	1,577,798
Additions	1,245,426	153,541	115,345	321,011	4,148,529	513,511	6,497,363
Disposals	—	—	—	—	—	—	—
Capitalised during the year	—	—	—	—	—	(707,405)	(707,405)
Exchange difference	(1,621)	(8,224)	(3,737)	(15,789)	(23,615)	(7,794)	(60,780)
At 30 June 2023	1,285,758	361,038	210,359	713,799	4,736,022	—	7,306,975

Accumulated depreciation (refer note below)
At 30 June 2022	3,986	60,447	39,742	79,691	—	—	183,865
Charge for the year	53,164	63,978	63,420	142,302	—	—	322,864
Eliminated on disposals	—	—	—	—	—	—	—
Exchange difference	(1,201)	(3,480)	(2,596)	(5,883)	—	—	(13,161)
At 30 June 2023	55,948	120,945	101,102	216,109	—	—	494,104

Carrying amount
At 30 June 2022	37,968	155,274	59,009	328,886	611,108	201,688	1,393,933
At 30 June 2023	1,229,810	240,094	109,256	497,689	4,736,022	—	6,812,871

____________

Notes:

1.       On transition to IFRS, the Group has elected to continue with the carrying value of all of its property, plant and equipment as at 1 July 2021 measured as per the previous GAAP and use that carrying value as the deemed cost of the property, plant and equipment.

2.       Capital work-in-progress (CWIP) includes construction of building which has been completely capitalied at the end of 30th june 2023

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

15     Intangible assets

Particulars	Goodwill	Internally generated software	Total
Gross amount (refer note below)
At 30 June 2022	—	263,173	263,173
Additions	92,813	233,049	325,862
Disposals	—	—	—
Exchange difference	—	(10,170)	(10,170)
At 30 June 2023	92,813	486,052	578,865

Accumulated depreciation (refer note below)
At 30 June 2022	—	39,604	39,604
Amortisation charge	—	50,950	50,950
Eliminated on disposals	—	—	—
Exchange difference	—	(2,534)	(2,534)
At 30 June 2023	—	88,020	88,020

Carrying amount
At 30 June 2022	—	223,568	223,568
At 30 June 2023	92,813	398,032	490,845

____________

Notes:

1.       On transition to IFRS, the Group has elected to continue with the carrying value of all of its intangible assets as at 1 July 2021 measured as per the previous GAAP and use that carrying value as the deemed cost of the property, plant and equipment.

2.       Internally generated intangible assets include cost incurred for development of software.

16     Inventories

Particulars	As at 30 June 2023	As at 30 June 2022
Inventory	4,928,479	3,422,391
	4,928,479	3,422,391

17     Trade receivables

Particulars	As at 30 June 2023	As at 30 June 2022
Current
Trade receivables from contracts with customers	11,621,940	9,356,230
Less : Loss allowance (Refer note below)	—	(117,276)
	11,621,940	9,238,954

____________

Note:

          The Group adopted simplified expected credit loss method to assess the provisioning for receivables. As at the reporting date the receivables due are less than one year. Hence, no loss allowance was recorded as at the reporting date. Further, the group regularly monitors the credit worthiness of its customers and did not identify any customers whose credit worthiness is impaired.

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

18     Investments

Particulars	As at 30 June 2023	As at 30 June 2022
Investments accounted under equity method
Investments in Associates	885,949	877,761
Add: Share of profit for the year	107,902	(570)
Less: Impairment loss on investment	—	199,870
Closing investment in associates	993,850	1,077,061

Other current financial assets
Financial assets at fair value through profit or loss
Investments in securities (quoted)	30,507	41,293
Investments in Mutual funds (quoted)	289,037	275,667
	319,543	316,961

19     Other financial assets

Particulars	As at 30 June 2023	As at 30 June 2022
Non current financial assets at amortised cost
Security deposits	218,621	256,957
	218,621	256,957
Current financial assets at amortised cost
Security deposits	4,844	3,438
Balances other than cash and cash equivalents	1,689,969	1,309,174
	1,694,813	1,312,611

Amounts recognised in profit or loss

Particulars	For the year ended 30 June 2023
Fair value gains (losses) on financial insturments at FVPL recognised in other gains/(losses) (Refer note 8)	(12,507)

20     Cash and cash equivalents

Particulars	As at 30 June 2023	As at 30 June 2022
Cash at bank	2,759,955	4,386,474
Cash in hand	5,623	540
	2,765,579	4,387,014

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

21     Other assets

Particulars	As at 30 June 2023	As at 30 June 2022
Other non-current assets
Prepayments-NC	99,669	67,730
	99,669	67,730

Other current assets	4,122,216	3,645,992
Prepayments-C	2,526,434	2,239,410
Other receivables	6,648,650	5,885,402

22     Current tax asset

Particulars	As at 30 June 2023	As at 30 June 2022
Current tax assets	1,465	185,291
	1,465	185,291

23     Leases

(i)     Amounts recognised in the statement of financial position

Right-of-use assets

	Buildings	Total
Gross
At 30 June 2022	223,718	223,718
Additions	38,549	38,549
Exchange differences	(8,645)	(8,645)
Deletions	—	—
At 30 June 2023	253,622	253,622

Accumulated depreciation
At 30 June 2022	74,328	74,328
Charge for the year	71,700	71,700
Exchange differences	(4,285)	(4,285)
Deletions	—	—
At 30 June 2023	141,743	141,743

Carrying amount
At 30 June 2022	149,390	149,390
At 30 June 2023	111,879	111,879

Lease liabilities

	As at 30 June 2023	As at 30 June 2022
Current	72,412	66,171
Non-current	51,711	91,671
	124,123	157,842

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

23     Leases (cont.)

(ii)    Amounts recognised in the statement of profit or loss

Particulars	Notes	For the year ended 30 June 2023	For the year ended 30 June 2022
Depreciation charge of right-of-use assets	6	(71,700)	(76,585)
Interest expense (included in finance cost)	10	(13,271)	(12,205)
Expense relating to short-term leases (included in administrative expenses)	6	160,751	178,847
Expense relating to leases of low-value assets that are not shown above as short-term leases (included in administrative expenses)	6	56	307
Expense relating to variable lease payments not included in lease liabilities (included in administrative expenses)	6	—	—

The total cash outflow for leases during the period 30 June 2023 and 30 June 2022 are INR 81,178 and USD 80,081 respectively.

The maturity analysis of the contractual undiscounted cash flows is as follows:

Particulars	As at 30 June 2023	As at 30 June 2022
Less than 1 year	76,654	82,360
1 – 2 years	51,370	79,736
2 – 5 years	5,679	59,342
Over 5 years	—	—
Total	133,704	221,438

Net debt reconciliation

Net debt	Notes	30 June 2023	30 June 2022
Cash and cash equivalents		2,765,579	4,387,014
Liquid investments		319,543	316,961
Bank overdrafts		(4,063)	—
Borrowings (excluding bank overdraft)		(3,074,950)	(160,319)
Lease liabilities		(124,123)	(157,842)
Net debt		(118,014)	4,385,814

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

23     Leases (cont.)

	Liabilities from financing activities		Other Assets		Total
	Borrowings	Leases	Cash/ bank overdraft	Liquid investments
Net debt as at 30 June 2022	160,319	157,842	4,387,014	316,961	5,022,136
Financing cash flows	2,918,694	(81,178)	—	—	2,837,516
New leases	—	38,549	—	—	38,549
Foreign exchange adjustments	—	(4,360)	—	—	(4,360)
Changes in fair values	12,334	—	—	—	12,334
Other changes	—	—	(1,625,498)	2,583	(1,622,916)
Interest expense	133,214	13,271	—	—	146,485
Interest payments (presented as operating cash flows)	(145,548)	—	—	—	(145,548)
Net debt as at 30 June 2023	3,079,012	124,123	2,761,516	319,543	6,284,195

24     Borrowings

Particulars	As at 30 June 2023	As at 30 June 2022
Non-current
Secured
Term loans from bank	2,768,962	18,030
Other borrowings	26,370	90,727
	2,795,332	108,758

Current
Secured
Bank overdraft	4,063	—
– Current Maturities of long-term borrowings	279,618	51,561
	283,681	51,561

25     Trade and other payables

Particulars	As at 30 June 2023	As at 30 June 2022
Current liabilities
Trade payables	11,057,161	8,361,373
Payroll taxes and other statutory liabilities	294,436	327,867
Salaries and bonus payable	72,600	505,019
Other payables	66,455	52,741
	11,490,652	9,247,000

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

26     Employee benefit obligations

Particulars	As at 30 June 2023	As at 30 June 2022
Non-current
Defined benefit plans:
– Defined pension benefits	234,363	192,563
	234,363	192,563
Current
Defined benefit plans:
– Defined pension benefits	122,663	106,566
	122,663	106,566

27     Current tax liabilities

Particulars	As at 30 June 2023	As at 30 June 2022
Income tax payable	721,808	78,164
	721,808	78,164

28     Equity

(a)    Share capital

Particulars	Notes	As at 30 June 2023		As at 30 June 2022
		Shares	Amount	Shares	Amount
Ordinary shares
Authorised, issued and fully paid		4,045,080	544,063	4,045,080	544,063
		4,045,080	544,063	4,045,080	544,063

(i)     Movements in ordinary shares

Particulars	Number of shares	Par value	Total
Opening balance 1 July 2022	4,045,080	10	544,063
Changes during the year	—	—	—
Balance 30 June 2023	4,045,080	10	544,063

28(b)The group has only one class of equity shares having a par value of Rs. 10 per share. Each holder of equity shares is entitled to one vote per share. The Company declares and pays dividends in Indian rupees.

In the event of liquidation of the group, the holders of equity shares will be entitled to receive remaining assets of the group, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders.

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

28     Equity (cont.)

28(c) Other reserves

Particulars	Notes	Remeasurement of defined benefit plans	Capital reserve	Legal Reserve	Foreign currency translation reserve	Total
At 1 July 2022		12,890	56,370	—	(792,136)	(722,877)
Depreciation transfer – gross					—	—
Remeasurements of post-employment benefit obligations, net of tax		(28,274)	—	—	—	(28,274)
Currency translation differences		—	—	—	(466,909)	(466,909)
Addition to legal reserve		—	—	2,864	—	2,864
At 30 June 2023		(15,384)	56,370	2,864	(1,259,045)	(1,215,196)

28(d)Retained earnings

Movements in retained earnings were as follows:

Particulars	As at 30 June 2023	As at 30 June 2022
Opening Balance	14,541,978	12,526,220
Net profit for the period	2,365,224	2,280,002
Dividend paid	—	264,245
Closing Balance	16,907,202	14,541,978

29     Employee benefit obligations

(i)     Defined benefit pension plans

Amounts recognised in the statement of financial position

Particulars	Present value of obligation	Fair value of plan assets	Total
1 July 2022	366,928	67,799	299,129
Current service cost	101,278	-	101,278
Interest expense/(income)	27,400	7,786	19,614
Total amount recognised in profit or loss	128,678	7,786	120,893
Remeasurements
Return on plan assets, excluding amounts included in interest (income)	7,786	—	7,786
(Gain)/Loss due to Experience on defined benefit obligation	(2,386)	—	(2,386)
Loss from change in financial assumptions	32,384	—	32,384
Total amount recognised in other comprehensive income	37,784	—	37,784
Exchange differences	(49,536)	51,244	(100,780)
30 June 2023	483,854	126,828	357,026

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

29     Employee benefit obligations (cont.)

The net liability disclosed above relates to funded and unfunded plans as follows:

Particulars	30 June 2023	30 June 2022
Present value of funded obligations	126,828	67,799
Present value of unfunded obligations	357,026	299,129
Total deficit of defined benefit pension plans	483,854	366,928

(ii)    Post-employment benefits

The significant actuarial assumptions were as follows:

Particulars	30 June 2023	30 June 2022
Discount rate	7.44%	7.95%
Salary growth rate	7.00%	7.00%
Attrition rate	5.00%	5.00%
Mortality rate	Indian Assured	Indian Assured
	Lives Mortality (2012 – 14)	Lives Mortality (2012 – 14)

(iii)   Defined benefit liability and employer contributions

The weighted average duration of the defined benefit obligation is 16.25 years (30 June 2022 – 15.85 years). The expected maturity analysis of undiscounted pension is as follows:

Particulars	Less than a year	Between 1 – 2 years	Between 2 – 5 years	Over 5 years	Total
30 June 2023
Defined benefit obligation	22,967	23,128	73,865	1,340,843	1,460,803
	22,967	23,128	73,865	1,340,843	1,460,803
30 June 2022
Defined benefit obligation	16,837	17,144	55,942	1,146,088	1,236,012
	16,837	17,144	55,942	1,146,088	1,236,012

30     Commitments and Contingent liabilities

There are no Commitments and Contingent liabilities as on the date 30 June 2023 and 30 June 2022.

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

31     Financial instruments — Recognised fair value measurements

Particulars	Amortised cost	FVTPL	FVOCI	Total
At 30 June 2023
Financial assets
Trade and other receivables	11,924,599	—	—	11,924,599
Cash and cash equivalents	2,765,579	—	—	2,765,579
Security Deposits	223,466	—	—	223,466
Bank balances other than above	1,689,969	—	—	1,689,969
Investments in associates	993,850	—	—	993,850
Investments in securities		319,543	—	319,543
Financial liabilities
Trade and other payables	11,725,015	—	—	11,725,015
Borrowings	3,079,012	—	—	3,079,012
Lease liabilities	124,123	—	—	124,123
At 30 June 2022
Financial assets
Trade and other receivables	10,024,195	—	—	10,024,195
Cash and cash equivalents	4,387,014	—	—	4,387,014
Security Deposits	260,394	—	—	260,394
Bank balances other than above	1,309,174	—	—	1,309,174
Investments in associates	1,077,061	—	—	1,077,061
Investments in securities	—	316,961	—	316,961
Financial liabilities
Trade and other payables	13,784,468	—	—	13,784,468
Borrowings	160,319	—	—	160,319
Lease liabilities	157,842	—	—	157,842

(i)     Fair value hierarchy

Fair value measurement methods for financial and non-financial assets and liabilities are classified according to the following three Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

31     Financial instruments — Recognised fair value measurements (cont.)

Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Recurring fair value measurements	Notes	Level 1	Level 2	Level 3	Total
At 30 June 2023
Financial assets
Financial assets at FVTPL
Investments in securities	18	319,543	—	—	319,543
Total financial assets		319,543	—	—	319,543
Total financial liabilities		—	—	—	—
At 30 June 2022
Financial assets
Financial assets at fair value through profit or loss (FVPL)
Investments in mutual funds	18	316,961	—	—	316,961
Total financial assets		316,961	—	—	316,961
Total financial liabilities		—	—	—	—

32     Financial risk management

The group’s management monitors and manages key financial risk relating to the operations of the group by analysing exposures by degree & magnitude of risk. The risks include market risk, credit risk and liquidity risk. The group’s focus is to foresee the unpredictability of financial markets and seek to minimise potential adverse effects on it’s financial performance.

a.      Market risks

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk.

Financial instruments affected by market risk include borrowings and other financial instruments (including derivatives).

(i)     Foreign exchange risk

Exposure

Particulars	30 June 2023
	USD	GBP	OMR	MYR	PHP
Trade receivables	2,726,680	832	109,908	—	35,523,251
Borrowings	—	—	(212)	—	—
Cash and Cash equivalents	3,015,694	267,391	444	549,242	—
Contract assets	122,972	—	—	—	—
Security deposits	1,186	1,209	—	—	—
Trade payables	(2,899,005)	(34,931)	(78,171)	(342,105)	(26,906,574)

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

32     Financial risk management (cont.)

Particulars	30 June 2022
	USD	GBP	OMR	MYR	PHP
Trade receivables	1,616,152	6,840	45,784	—	16,238,264
Borrowings	—	—	(2,882)	—	—
Cash and Cash equivalents	3,049,883	78,946	4,590	568,548	—
Contract assets	591,725	—	—	—	—
Security deposits	1,186	—	375	—	10,266
Trade payables	(2,541,024)	(971)	(55,413)	(332,326)	(15,130,552)

The aggregate net foreign exchange gains/losses recognised in profit or loss were:

Particulars	30 June 2023	30 June 2022
Net foreign exchange gain/(loss) included in other gains/(losses)	(38,222)	(166,727)
Total net foreign exchange (losses) recognised in profit before income tax for the period	(38,222)	(166,727)

Sensitivity

A reasonably possible strengthening (weakening) of the INR at 30 June 2023 would have affected the measurement of financial instruments denominated in a foreign currency and affected equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant and ignores any impact of forecast sales and purchases. The Company’s sensitivity to a 1% increase and 1% decrease in the INR is presented below:

Particulars	Impact on post-tax profit		Impact on other components of equity
	Strengthening	Weakening	Strengthening	Weakening
As at 30 June 2023
INR/USD (1% movement)	362	(362)	—	—
GBP/USD (1% movement)	2,961	(2,961)	—	—
OMR/USD (1% movement)	828	(828)	—	—
MYR/USD (1% movement)	443	(443)	—	—
PHP/USD (1% movement)	1,555	(1,555)	—	—
As at 30 June 2022
INR/USD (1% movement)	345	(345)	—	—
GBP/USD (1% movement)	1,031	(1,031)	—	—
OMR/USD (1% movement)	(195)	195	—	—
MYR/USD (1% movement)	537	(537)	—	—
PHP/USD (1% movement)	203	(203)	—	—

(ii)    Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The group’s has borrowings at a fixed rate of interest hence the group has no exposure for the risk of changes in market interest rates.

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

32     Financial risk management (cont.)

b.      Credit risk

Credit risk refers to the risk that the counterparty will default on its contractual obligations resulting in financial loss to the group. Credit risk arises principally from the group’s receivables from customers. We believe that the company’s credit policies, past trends and experiences and pattern of realisation of receivables indicate that the receivables will be received in due time; that is the probability of default is negligible and hence, do not require creation of any lifetime expected credit loss allowance in respect of the same.

c.      Liquidity risk

Liquidity risk is the risk that the group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The group invests surplus funds, including from those from investing activities by others into the group, from time-to-time in various short-term instruments. It manages liquidity by maintaining adequate reserves, funding facilities from banks and financial institutions and monitoring cash flows.

The following table provides details regarding the undiscounted contractual maturities of significant financial liabilities at the report

Particulars	As at 30 June 2023
	Carrying amount	Less than 1 year	1 – 2 years	2 – 5 years	Over 5 years
Lease liabilities	124,123	76,654	51,370	5,679	—
Borrowings	3,079,012	3,079,012	—	—	—
Trade payables	11,490,652	11,490,652	—	—	—
Other financial liabilities	5,424,934	5,424,934	—	—	—
	20,118,722	20,071,253	51,370	5,679	—
Particulars	As at 30 June 2022
	Carrying amount	Less than 1 year	1 – 2 years	2 – 5 years	Over 5 years
Lease liabilities	157,842	82,360	79,736	59,342	—
Borrowings	160,319	160,319	—	—	—
Trade payables	9,247,000	9,247,000	—	—	—
Other financial liabilities	4,836,598	4,836,598	—	—	—
	14,401,758	14,326,276	79,736	59,342	—

33     Capital management

(a)    Risk management

The group’s objectives when managing capital are to safeguard their ability to continue as a going concern, so that they can continue to provide returns for shareholders and benefits for other stakeholders, and maintain an optimal capital structure to reduce In order to maintain or adjust the capital structure, the group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

33     Capital management (cont.)

The gearing ratios at 30 June 2023 and 30 June 2022 were as follows:

Particulars	30 June 2023	30 June 2022
Net debt	3,079,012	160,319
Total equity	16,236,069	14,363,165
Net debt to equity ratio	19%	1%

The increase in the net debt ratio is attributable to the Group obtaining financing through external debt for incurring capital expenditure, ie, construction of building premises.

34     Subsequent events

There have been no material subsequent events after the reporting date which require adjustments /disclosure in these CFS.

35     Non-controlling interests (NCI)

Below is the summarised financial information for each subsidiary with non-controlling interests that are material to the group

Summarised statement of financial position	VIS Network UK Ltd		VIS Global Digital Solutions LLC
	30 June 2023	30 June 2022	30 June 2023
Current assets	419,113	104,306	317,722
Current liabilities	334,443	14,041	222,440
Current net assets	84,669	90,265	95,281

Non-current assets	1,526	—	21,677
Non-current liabilities	—	—	5,331
Non-current net assets	1,526	—	16,346

Net assets	86,195	90,265	111,627

Accumulated NCI	4,741	5,110	54,553
Summarised statement of comprehensive income	VIS Network UK Ltd		VIS Global Digital Solutions LLC
	30 June 2023	30 June 2022	30 June 2023
Revenue	137,746	158,671	718,135
Profit for the period	(7,394)	1,164	115,069
Other comprehensive income	—	—	—
Total comprehensive income	(7,394)	1,164	115,069

Profit allocated to NCI	(370)	58	52,932

VIS Networks Private Limited
Notes to consolidated financial statements for the year ended 30 June 2023
(All amounts are in $ unless otherwise stated)

36     Related party disclosure

(a)    Details of related parties

Description of relationship	Names of related parties
Key management personnel (‘KMP’)	Mrs. Vijetha Umashankar, Director
Mrs. Swetha K. Acharaya, Director
Mr. Suresh Kamath, Director
Mr. Prajwal T.S., Director
Mr. Hemanth Kurani, Director of Subsidiary/Associates
Mr. Suresh Vishwanathan, Director of Subsidiary/Associates
Mrs. Maya Devi, Director of Subsidiary/Associates
Relatives of Key management personnel	Mr. Umashankar Bantwal
Mr. Kiran N.
Mrs. Vani Kini
Mrs. Poonam
Enterprises Owned or Significantly Influenced by KMP	M/s. Ulka Technologies
M/s. Vcloudify Private Limited
M/s. Aasip Technologies Private Limited
M/s. Vion Consulting Private Limited
M/s. Visnet Ventures Private Limited
M/s. Upaya Innovation Private Limited
M/s. Parea Ventures LLP

(b)    Details of transactions with related parties during the year ended 30 June 2023 and balances outstanding as at 30 June 2023:

Name of the related party	Nature of transaction	1 July 2022 to 30 June 2023	Receivable/ (Payable) as at 30 June 2023	1 July 2021 to 30 June 2022	Receivable/ (Payable) as at 30 June 2022
M/s. Aasip Technologies Private Limited	Purchase of service	79,657	32,360	49,974	16,887
M/s. Aasip Technologies Private Limited	Sale of service	2,185	2,527	2,087	—
M/s. Vion Consulting Private Limited	Purchases and training charges	30,707	6,504	24,355	10,166
M/s. Vion Consulting Private Limited	Sale of service	7,873	2,873	5,706	6,292
M/s. Ulka Technologies	Purchases and consultancy	61,265	2,760	135,660	361
M/s. Ulka Technologies	Sale of service	—	503	457	524
VIS Global Pty Ltd	Purchases and consultancy	30,089	—	—	—
VIS Global Pty Ltd	Sale of service	31,671	4,950	13,118	3,154
Merykh technologies Private Limited	Purchases and consultancy	1,734,633	1,432,978	641,673	112,713
Merykh technologies Private Limited	Sale of service	304,350	533,678	478,508	64,588
SmarterHi Communications Private Limited	Purchases and consultancy	39,176	—	20,257	—
SmarterHi Communications Private Limited	Sale of service	47,190	—	22,616	—
Mrs. Vijetha Umashankar	Director remuneration	172,578	—	132,786	—
Mrs. Swetha K. Acharaya	Director remuneration	173,344	—	204,602	—
Mr. Suresh Kamath	Director remuneration	268,327	—	274,083	—
Mr. Prajwal T.S.	Director remuneration	148,951	—	207,974	—
Mr. Umashankar Bantwal	Salary and incentives	187,500	—	149,770	—
Mr. Kiran N.	Salary and incentives	125,594	—	116,409	—
Mrs. Vani Kini	Consultancy charges	132,786	—	128,785	—
Mrs. Poonam	Consultancy charges	58,176	—	11,688	—

Annex A

AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

dated as of

October 1, 2023

by and among

NORTHERN REVIVAL ACQUISITION CORPORATION,
as the Acquiror,

BRAIIN LIMITED,
as the Company,

NORTHERN REVIVAL SPONSOR LLC,
as the Sponsor,

BRAIIN HOLDINGS LTD.,
as PubCo,

and

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

Annex A-i

Annex A-ii

Annex A-iii

Exhibits

Exhibit A – Form of Sponsor Support Agreement

Exhibit B – Form of Company Support Agreement

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Company Shareholder Lock-up Agreement

Annex A-iv

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement (this “Agreement”), dated as of October 1, 2023, is entered into by and among Northern Revival Acquisition Corporation, a Cayman Islands exempted company (“Acquiror”), Braiin Limited, an Australian public company limited by shares (the “Company”), Northern Revival Sponsor LLC, a Cayman Islands limited liability company, (the “Sponsor”), Braiin Holdings Ltd., a Cayman Islands exempted company (“PubCo”) and each of the shareholders of the Company named on Annex I hereto (each, a “Seller” and collectively, the “Sellers”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

Each of Acquiror, the Company, the Sponsor, PubCo and the Sellers are individually referred to herein as a “Party” and, collectively, the “Parties”.

RECITALS

WHEREAS, Acquiror, the Company, the Sponsor, and the Sellers entered into that certain Business Combination Agreement (the “Original Agreement”), dated as of March 20, 2023 (the “Original Agreement Date”);

WHEREAS, Acquiror, PubCo, the Company, the Sponsor, and the Sellers now desire to amend and restate the Original Agreement by entering into this Agreement on the terms and conditions set forth herein;

WHEREAS, Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, PubCo is a wholly-owned subsidiary of Acquiror formed for the purpose of the merger of Acquiror with and into PubCo, in which PubCo will be the surviving corporation (the “Initial Merger”);

WHEREAS, for U.S. federal income tax purposes, the parties intend, and the Company acknowledges, that the Initial Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and the Boards of Directors of Acquiror and PubCo have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, one Business Day after the Initial Merger Effective Time (as defined below), the Sellers shall exchange all of the issued and outstanding shares and any other equity interests in or of the Company in exchange for PubCo Ordinary Shares (the “Share Exchange”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of applicable Law;

WHEREAS, contemporaneously with the execution and delivery of the Original Agreement, in connection with the Transactions, the Sponsor entered into that certain Sponsor Support Agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”) with Acquiror, the Company and the Sellers;

WHEREAS, contemporaneously with the execution and delivery of the Original Agreement, in connection with the Transactions, certain Sellers entered into that certain Company Shareholder Support Agreement, substantially in the form attached hereto as Exhibit B (the “Company Support Agreement”) with Acquiror and the Company;

WHEREAS, in connection with the Transactions, at the Closing, Acquiror, PubCo, the Company and certain Company Shareholders who will receive PubCo Ordinary Shares will enter into that certain Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”);

WHEREAS, after the execution and delivery of this Agreement, the Parties intend to obtain financing commitments from one or more investors in support of the Transactions (the “Transaction Financing”);

WHEREAS, in connection with the Transactions, PubCo shall adopt the amended and restated memorandum and articles of association (the “PubCo Charter”) in a form to be mutually agreed to by the Company, Acquiror and PubCo, which shall provide for, among other things an increase in the number of PubCo’s Ordinary Shares;

Annex A-1

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror is required to provide an opportunity to its shareholders to have their Acquiror Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, PubCo subject to obtaining the Acquiror Shareholder Approval, adopt a market-based equity incentive plan developed in consultation with the Company and third-party advisors that will be assumed by PubCo (the “Acquiror Incentive Plan”);

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, PubCo and the Company have each (i) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Australian Companies Act, the Cayman Companies Act and other applicable Law and (ii) recommended to their respective shareholders the approval and adoption of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acquiror, the Company, the Sponsor, PubCo and the Sellers agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01  Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 6.19.

“Acquiror Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of the ERISA, and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Acquiror or pursuant to which the Acquiror has or may have any material liabilities.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 9.02(d).

“Acquiror Class A Ordinary Shares” means the Class A Ordinary Shares of Acquiror, par value $0.0001 per share.

“Acquiror Class B Ordinary Shares” means the Class B Ordinary Shares of Acquiror, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section  11.01(c).

“Acquiror Incentive Plan” has the meaning specified in the recitals hereto.

“Acquiror Incentive Plan Proposal” has the meaning specified in Section  9.02(c).

“Acquiror Ordinary Shares” means the Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares.

“Acquiror Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of Acquiror, as may be amended from time to time.

“Acquiror Parties” means Acquiror and PubCo.

Annex A-2

“Acquiror Private Placement Warrants” means “Private Placement Warrants” as defined in the most recent Acquiror SEC Reports prior to the date of this Agreement.

“Acquiror Public Warrant” means “Public Warrants”, as defined in the most recent Acquiror SEC Reports prior to this Agreement.

“Acquiror Representations” means the representations and warranties of Acquiror expressly and specifically set forth in Article VI of this Agreement, as qualified by the Acquiror Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror.

“Acquiror Schedules” means the disclosure schedules of Acquiror.

“Acquiror SEC Reports” has the meaning specified in Section 6.10(a).

“Acquiror Securities” means the Acquiror Units, the Acquiror Ordinary Shares and the Acquiror Warrants.

“Acquiror Shareholder” means a holder of Acquiror Ordinary Shares.

“Acquiror Shareholder Approval” has the meaning specified in Section 6.02(b).

“Acquiror Units” means the units of Acquiror issued in connection with its initial public offering, which such units are comprised of Acquiror Class A Common Share and one-half of one Acquiror Public Warrant.

“Acquiror Warrants” means, collectively, the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Acquisition Intended Tax Treatment” has the meaning specified in Section 3.11.

“Action” means any legal action (including any legal action seeing injunctive relief), claim, action, suit, assessment, arbitration or proceeding, including but not limited to in each case any action that is by or before any Governmental Authority.

“Additional Proposals” has the meaning specified in Section  9.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the purposes of this definition, “control” (including, the terms “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section  9.02(c).

“Ancillary Agreements” means this Agreement, the PubCo Charter, the Company Support Agreement, the Sponsor Support Agreement, the Company Shareholder Lock-Up Agreement, the Registration Rights Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the Criminal Code Act 1995 (Cth), U.S. Foreign Corrupt Practices Act, as amended (FCPA), the UK Bribery Act 2010 and the U.S. Travel Act, 18 U.S.C. § 1952.

“Anti-Money Laundering Laws” means any anti-money laundering and/or counter-terrorism legislation, rules, regulations or policies with the force of law, that are applicable to the Company in any jurisdiction, including but not limited to the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth).

Annex A-3

“Antitrust Law” means any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 4.07.

“Available Cash Amount” means the sum of (a) the amount of cash available in the Trust Account immediately prior to the Closing (after payment of (i) amounts due to Redeeming Shareholders, (ii) Outstanding Acquiror Expenses and (iii) Outstanding Company Expenses), plus (b) the proceeds of the Transaction Financing.

“Business Combination” mean a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company or Acquiror, as the case may be, with one or more businesses or entities.

“Business Combination Proposal” has the meaning set forth in Section 8.07.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.01.

“Closing Date” has the meaning specified in Section 2.01.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Advance Shareholder Approval” means the approval of this Agreement and the Transactions, pursuant to and in accordance with the terms and conditions of the Company’s Governing Documents.

“Company Affiliate Agreement” has the meaning specified in Section 4.21.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

“Company Charter” means the Constitution of the Company.

“Company Convertible Security” or “Company Convertible Securities” means Convertible Notes, the SAFEs, the PowerTec Consideration and the Vega Consideration.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company GST Group” means the GST Group which includes the Company as a Member.

“Company Intellectual Property” means all Owned Intellectual Property, Company Licensed IP, and all Intellectual Property used in, or necessary for the conduct of the business of the Company or any Subsidiary, as currently conducted.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to the Company or any Subsidiary or that the Company or any Subsidiary has a right to use or purports to have a right to use.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules.

Annex A-4

“Company Schedules” means the disclosure schedules of the Company.

“Company Security” and “Company Securities” means the Company Shares and Company Convertible Securities.

“Company Shareholder” means the holder of either a Company Share or a Company Convertible Security to be converted to a Company Share prior to the Effective Time.

“Company Shareholder Lock-Up Agreements” has the meaning specified in Section 10.02(d).

“Company Shares” has the meaning specified in Section 4.06(a).

“Company Software” means all Company – or company Subsidiary Owned - owned and third party Software used in, or necessary for the conduct of, the business of the Company, as currently conducted.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Support Agreement” has the meaning specified in the recitals hereto.

“Confidential Data” means all data for which the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“Consolidated Financial Statements” has the meaning specified in Section 4.07.

“Convertible Notes” means the convertible notes issued to the holders thereof listed on Schedule 4.06(b).

“Copyleft Terms” has the meaning specified in Section 4.11(g).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures (i) that is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), or (ii) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for Acquiror to withhold, condition or delay consent with respect to such action or inaction (whether or not Acquiror has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority, including the Australian Department of Health and Aged Care, the U.S. Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Duty” means any stamp, transaction or registration duty or similar charge imposed by any Governmental Authority and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax.

“Effective Time” means the occurrence of the Closing.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

Annex A-5

“Equity Value” means an amount equal to (i) $572,000,000, minus (ii) the Indebtedness (excluding Indebtedness under any Company Convertible Security that will be converted into Company Shares prior to or at the Closing) of the Company, plus (iii) cash and cash equivalents of the Company and its.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section  4.13(d).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary General Meeting” means a meeting of the holders of Acquiror Ordinary shares to be held for the purpose of approving the Proposals.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“Funds” means the superannuation schemes set out in Schedule 1.01 to which the Company and its Australian Subsidiaries contribute in respect of the Employees, and including the Company’s Funds.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued or entered by or with any Governmental Authority.

“GST” means goods and services tax or similar value added tax levied or imposed in Australia under the GST Law.

“GST Law” has the meaning given in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in

Annex A-6

each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not more than 60 days past due.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission or any subpoena, interrogatory or deposition.

“Initial Merger” has the meaning specified in the recitals hereto.

“Initial Merger Effective Time” has the meaning specified in Section 2.02.

“Initial Merger Surviving Corporation” has the meaning specified in Section 2.01.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents, patent applications, patentable inventions and other patent rights (including any divisionals, continuations, continuations-in-part, reissues and reexaminations thereof) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® handle) brand names, logos, corporate names and other source identifiers and all goodwill related thereto; (iii) copyrights and designs; (iv) internet domain names; (v) trade secrets, know-how, inventions, processes, procedures, database rights, source code, confidential business information and other proprietary information and rights (collectively, “Trade Secrets”) and (vi) rights in Software.

“Interim Financial Statements” has the meaning specified in Section 4.07.

“Interim Period” has the meaning specified in Section 7.01.

“International Trade Laws” means any Law relating to international trade, including: (i) import laws and regulations administered by U.S. Customs and Border Protection, (ii) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the Code, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).

“ITAA 1936” means Income Tax Assessment Act 1936 (Cth).

“ITAA 1997” means Income Tax Assessment Act 1997 (Cth).

“IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced or licensed by or for the Company or one of the Company’s Subsidiaries for use in the conduct of its respective business as it is currently conducted.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

Annex A-7

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company’s Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest (including any PPS Security Interest), title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Material Adverse Effect” means, with respect to the particular party, any event, change or circumstance that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the party; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or IFRS or GAAP as applicable after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the party operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of the other party (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the party’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the party operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the party to meet any projections, forecasts or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on the party as compared to other industry participants or (ii) the ability of the party to consummate the Transactions.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Permits” has the meaning specified in Section 4.23.

Annex A-8

“MEC Group” has the meaning given by section 995 1 of the ITAA 1997.

“Multiemployer Plan” has the meaning specified in Section 4.13(d).

“Named Parties” means (i) with respect to this Agreement, the Company, Acquiror, the Sponsor, and the Sellers (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Offer” has the meaning specified in the recitals hereto.

“Open Source Materials” has the meaning specified in Section  4.11(f).

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.09(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.09(a).

“Owned Company Software” means all Software owned or purported to be owned, in whole or in part, by the Company or one of its Subsidiaries.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or one of its Subsidiaries and includes the Owned Company Software.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with IFRS, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with IFRS or GAAP as applicable, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Unaudited Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with IFRS or (C) may thereafter be paid without penalty and (x) Liens described on Schedule 1.01(b) or incurred in connection with activities permitted under Section 7.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company).

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

Annex A-9

“Personal Information” means any personal information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household.

“PowerTec” means PowerTec Holdings Ltd.

“PowerTec Consideration” means the shares set forth on Schedule 4.06(b) to be issued to Raymond Smith and Doug Pukallus pursuant to that certain Share Sale Agreement, between the Company, PowerTec, Raymond Smith, and Ranald McDonald, as amended on September 4, 2023.

“PPS Act” means the Personal Property Securities Act 2009 (Cth).

“PPS Security Interest” means a security interest as defined in the PPS Act.

“Privacy and Security Requirements” means, to the extent applicable to the Company or any of its Subsidiaries, (a) any Laws relating to privacy and data security, including laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company, any of its Subsidiaries and any Person that is applicable to the PCI DSS, privacy, data security and/or the Processing of Protected Data; and (d) all policies and procedures applicable to the Company or any of its Subsidiaries relating to the PCI DSS, privacy, data security and/or the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proposals” has the meaning specified in Section 9.02(c).

“Protected Data” means Personal Information and Confidential Data.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Extraordinary General Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Proposals (which shall also provide the Acquiror Shareholders with the opportunity to redeem their Acquiror Ordinary Shares in conjunction with a shareholder vote on the Business Combination).

“PubCo” has the meaning specified in the recitals hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Charter” has the meaning specified in the recitals hereto.

“PubCo Ordinary Shares” means PubCo’s Ordinary Shares, par value $1.00 per share, entitling the holder of each such share to one vote per share.

“PubCo Warrants” means the Acquiror Warrants following the Initial Merger Effective Time.

“Raptor300” means Raptor300 Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Redeeming Shareholder” means an Acquiror Shareholder who demands that Acquiror redeem its Acquiror Ordinary Shares for cash in connection with the Offer and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).“Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Registration Statement” has the meaning specified in Section 9.02(a).

Annex A-10

“Regulatory Approvals” means any approvals required from any Governmental Authority and/or under any applicable Laws relating to the Transactions, including but not limited to the approvals required from the Regulatory Consent Authorities under Section 8.07.

“Regulatory Consent Authorities” means the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Reorganization Intended Tax Treatment” has the meaning specified in Section 2.10.

“SAFEs” means the simple agreements for future equity between the Company and the holders set forth on Schedule 4.06(b).

“Schedules” means the Acquiror Schedules and the Company Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Share Issuance Proposal” has the meaning specified in Section 8.02(c).

“Shareholder Action” has the meaning specified in Section 7.09.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Sponsor” means, individually, Northern Revival Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” has the meaning specified in the recitals hereto.

“Sponsor Warrant Repurchase Amount” means $2,500,000.

“Subscription Agreement” means an agreement executed by a Transaction Financing Investor pursuant to which such Transaction Financing Investor has committed to invest cash in Acquiror in order to acquire Acquiror Common Stock prior to or in connection with the Closing.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, the term “Subsidiary” in this Agreement shall also refer to PowerTec and Vega, and their respective subsidiaries, entities which will be Subsidiaries of the Company as of the Closing.

“SGA” means the Superannuation Guarantee (Administration) Act 1992.

“Surviving Provisions” has the meaning specified in Section 11.02.

“TAA” means Taxation Administration Act 1953 (Cth).

Annex A-11

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, goods and services tax (including GST), real property, capital stock, capital share, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 11.01(c).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Transaction Financing” has the meaning specified in the recitals hereto.

“Transaction Financing Incentive Shares” has the meaning set forth in Section 9.09(c).

“Transaction Investor” means any investor in the Transaction Financing.

“Transaction Proposal” has the meaning specified in Section  9.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“Unit Separation” means, the election of any holder of an Acquiror Unit, to separate such Acquiror Unit into Acquiror Ordinary Shares and Acquiror Public Warrants.

“Vega” means Vega Global Technologies Pty Ltd, an Australian proprietary company limited by shares.

“Vega Consideration” means the shares set forth on Schedule 4.06(b) to be issued to shareholders of Vega pursuant to the Binding Heads of Agreement between the Company and Vega, dated as of September 16, 2023.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02  Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) all references to money refer to the lawful currency of the United States.

Annex A-12

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19). Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (x) no such COVD-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such COVID-19 Actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(c) Any reference in this Agreement to “PubCo” shall also mean Acquiror to the extent the matter relates to the pre-Closing period and any reference to “Acquiror” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Effective Time).

(d) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(i) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (A) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (B) with respect to Acquiror, filed with the SEC by Acquiror on or prior to the date hereof.

1.03  Knowledge. As used herein, the phrase “to the Knowledge” shall mean the actual knowledge of, in the case of the Company, and Natraj Balasubramanian, Darren McVean or Jay Stephenson, and, in the case of Acquiror, Aemish Shah and Manpreet Singh.

ARTICLE II
INITIAL MERGER

2.01  Initial Merger. At the Initial Merger Effective Time (as defined in Section 2.02), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Companies Act, Acquiror shall be merged with and into PubCo, the separate corporate existence of Acquiror shall cease and PubCo shall continue as the surviving company. PubCo as the surviving company after the Initial Merger is hereinafter referred to, after the Initial Merger Effective Time, as “PubCo” or “Initial Merger Surviving Corporation.”

2.02  Initial Merger Effective Time. Following the satisfaction or waiver (to the extent permitted by Applicable Law and the Acquiror Organizational Documents) of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date, or both, are agreed in writing by the Company and Acquiror, Acquiror shall cause the Initial Merger to be consummated one Business Day before the Closing Date (the date of such Initial Merger, or such later time as specified in the documents filed to effect such Merger in accordance with the Cayman Companies Act, being the “Initial Merger Effective Time”).

Annex A-13

2.03  Effect of the Initial Merger. At the Initial Merger Effective Time, the effect of the Initial Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Acquiror shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of PubCo, which shall include the assumption by PubCo of any and all agreements, covenants, duties and obligations of Acquiror set forth in this Agreement to be performed after the Initial Merger Effective Time, and all securities of PubCo issued and outstanding as a result of the conversion under Section 2.07 hereof shall be listed on the public trading market on which the Acquiror securities may be trading at such time.

2.04  Memorandum and Articles of Association. Effective at the Initial Merger Effective Time, the memorandum and articles of association of PubCo shall be amended and restated in its entirety in a form to be agreed by the Parties and shall be thereafter amended in accordance with its terms, the Governing Documents of PubCo and as provided by Applicable Law.

2.05  Directors and Officers of PubCo. The Parties shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of a total of five directors; all determined by the Company which include a sufficient number of independent directors meeting the listing requirements of Nasdaq.

2.06  Sponsor Share Forfeiture. Immediately prior to the Initial Merger Effective Time, the Sponsor shall surrender 1,500,000 Acquiror Class A Ordinary Shares.

2.07  Effect on Issued Securities of Acquiror.

(a) Conversion of Acquiror Ordinary Shares. At the Initial Merger Effective Time, every Acquiror Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall be converted automatically into one PubCo Ordinary Share. Such conversion will take effect as a redemption of Acquiror Ordinary Shares and an issuance of PubCo Ordinary Shares. At the Initial Merger Effective Time, all Acquiror Ordinary Shares shall cease to be outstanding and shall automatically be converted or canceled (as the case may be) and shall cease to exist. The holders of certificates previously evidencing Acquiror Ordinary Shares outstanding immediately prior to the Initial Merger Effective Time shall cease to have any rights with respect to such Acquiror Ordinary Shares, except as provided herein or by Applicable Law. Each certificate previously evidencing Acquiror Ordinary Shares shall be exchanged for a certificate representing the same number of PubCo Ordinary Shares upon the surrender of such certificate in accordance with Section 2.08.

(b) Acquiror Units. Immediately prior to the Initial Merger Effective Time, each issued and outstanding Acquiror Unit shall separate into its individual components of one Acquiror Ordinary Share and one-half of one Acquiror Warrant and all Acquiror Units shall cease to be outstanding and shall automatically be canceled. Each individually-separated component shall, at the Initial Merger Effective Time, be converted into one PubCo Ordinary Share and one-half of one PubCo Warrant; provided that no fractional warrants will be issued. The holders of certificates previously evidencing Acquiror Units outstanding immediately prior to the Initial Merger Effective Time shall cease to have any rights with respect to such Acquiror Units, except as provided herein or by Applicable Law.

(c) Acquiror Warrants. At the Initial Merger Effective Time, every issued and outstanding Acquiror Warrant immediately prior to the Initial Merger Effective Time shall be converted automatically into one PubCo Warrant. The certificates previously evidencing Acquiror Warrants outstanding immediately prior to the Initial Merger Effective Time shall represent an equal number of PubCo Warrants after the Initial Merger Effective time.

(d) Cancellation of Acquiror Ordinary Shares Owned by Acquiror. At the Initial Merger Effective Time, if there are any Acquiror Ordinary Shares that are owned by the Acquiror as treasury shares or any Acquiror Ordinary Shares owned by any direct or indirect wholly owned subsidiary of Acquiror immediately prior to the Initial Merger Effective Time, such shares shall be surrendered without any payment therefor.

(e) Cancellation of PubCo Ordinary Shares Owned by Acquiror. At the Initial Merger Effective Time, every issued and outstanding share(s) of PubCo owned by Acquiror, being the only issued and outstanding share(s) in PubCo immediately prior to the Initial Merger Effective Time, shall be canceled without any conversion thereof or payment therefor.

Annex A-14

(f) Transfers of Ownership. If any securities of PubCo are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to PubCo or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of PubCo in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of PubCo or any agent designated by it that such tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.07, none of the Parties shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.08  Surrender of Securities. All PubCo Ordinary Shares and PubCo Warrants issued upon the surrender of Acquiror Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Acquiror Securities, provided that any restrictions on the sale and transfer of Acquiror Ordinary Shares and Acquiror Warrants shall also apply to the PubCo Ordinary Shares and PubCo Warrants so issued in exchange.

2.09  Lost Stolen or Destroyed Certificates. In the event any certificates of Acquiror Securities shall have been lost, stolen or destroyed, PubCo shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that PubCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo with respect to the certificates alleged to have been lost, stolen or destroyed.

2.10  Reorganization Intended Tax Treatment. For U.S. Federal income tax purposes, the Initial Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Reorganization Intended Tax Treatment”). Acquiror and PubCo hereby adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations. Acquiror and PubCo agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Reorganization Intended Tax Treatment, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Initial Merger for the Reorganization Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Initial Merger Effective Time has or may have on any such reorganization status. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Initial Merger is determined not to qualify for the Reorganization Intended Tax Treatment.

2.11  Taking of Necessary Action; Further Action. If, at any time after the Initial Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest PubCo with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Acquiror, the officers and directors of Acquiror and PubCo are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.12  Agreement of Fair Value. Acquiror, PubCo and the Company respectively agree that the consideration payable for the Acquiror Securities represents the fair value of such Acquiror Securities for the purposes of Applicable Law.

Annex A-15

ARTICLE III
CLOSING; CONVERSION OF COMPANY CONVERTIBLE SECURITIES; SHARE EXCHANGE

3.01  Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place as promptly as practicable, at least one (1) Business Day following the Initial Merger. The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will take place remotely via exchange of documents and signature pages via electronic transmission.

3.02  Conversion of Company Convertible Securities. Prior to the Effective Time, all Company Convertible Securities outstanding shall be converted into Company Shares in accordance with the agreements governing such Company Convertible Securities. In connection therewith, all such holders shall enter into agreements with PubCo acknowledging full release of all claims in connection with the underlying agreements.

3.03  Share Exchange. Subject to the provisions of this Agreement, on the Closing Date, the Company, the Company Shareholders and PubCo shall execute and deliver a Share Sale Agreement (the “Share Sale Agreement”), pursuant to which the Company Shareholders shall be entitled to have issued to them by PubCo, in the aggregate, shares of PubCo Ordinary Shares (the “Exchange Shares”) with an aggregate value equal to the Equity Value. The aggregate number of Exchange Shares shall be determined by dividing the Equity Value by $10.00. Each Company Shareholder shall receive its pro rata share of the Exchange Shares based on the percentage of Company Shares owned by such Seller as compared to the total number of Company Shares owned by all Company Shareholders immediately prior to the Effective Time but after the conversion of all Company Convertible Securities. Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by PubCo by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that would otherwise be received by such Person) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Ordinary Share.

3.04  Equitable Adjustments. If, between the date of this Agreement and the Initial Merger Effective Time, the outstanding Acquiror Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 6.14(a) of this Agreement by Acquiror with respect to the number of its issued and outstanding Acquiror Ordinary Shares (or any other issued and outstanding equity security interests in Acquiror) or rights to acquire Acquiror Ordinary Shares (or any other equity security interests in Acquiror), then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Shares or Acquiror Ordinary Shares (or any other equity security interests in Acquiror), as applicable, will be appropriately adjusted to provide to the holders of Company Shares or the holders of Acquiror Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.04 shall not be construed to permit Acquiror or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.05  Delivery of Consideration.

(a) At least five (5) Business Days prior to the target Closing Date agreed between the Parties, Acquiror and PubCo shall provide to the Company, who shall cause to be delivered to each Company Shareholder at the address provided to Acquiror and PubCo by the Company, a letter of transmittal (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all claims against PubCo and the Company arising out of or related to such holder’s ownership of Company Shares, and (iii) specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of the Company Shares to PubCo (including all certificates representing Company Shares to the extent such Company Shares are certificated), together with instructions thereto.

(b) Upon the receipt of a Letter of Transmittal (accompanied with all Company Securities representing Company Shares, to the extent such Company Shares are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror and PubCo, the holder of such Company Shares shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the consideration described in Section 3.01(b). Until surrendered as contemplated by this Section 3.05(b) together with the delivery of a duly, completely and validly executed Letter of

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Transmittal, each Company Share shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the consideration described in Section 3.01(a) which the holders of Company Shares were entitled to receive in respect of such shares pursuant to this Section 3.05(b).

3.06  Lost Securities. In the event any Company Security has been lost, stolen, mutilated or destroyed, upon the delivery of an affidavit of that fact by the Person claiming such Company Security to be lost, stolen or destroyed and, if required by PubCo, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Security, PubCo shall issue or pay in exchange for such lost, stolen, mutilated or destroyed Company Security the consideration issuable or payable in respect thereof as determined in accordance with this Section 3.06.

3.07  Section 368 Reorganization.

3.08  Withholding. Each of Acquiror, PubCo and the Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.08 other than with respect to compensatory payments made pursuant to this Agreement, Acquiror and PubCo shall use commercially reasonably efforts to give the Company at least five (5) days prior written notice of any anticipated deduction or withholding to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably cooperate with the Company to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.08. To the extent that Acquiror, PubCo, the Company or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes of this Agreement. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Transactions treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

3.09  Payment of Expenses.

(a) Three (3) Business Days prior to the Closing Date, the Company shall provide to Acquiror and PubCo the Closing Statement, setting forth a written report of the following unpaid fees and expenses incurred by or on behalf of the Company in connection with this Agreement, preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the documented fees and disbursements of outside counsel, accountants, investment bankers, financial advisors, experts and consultants to the Company incurred in connection with the Transactions and (ii) the fees and expenses relating to the PCAOB audit (collectively, the “Outstanding Company Expenses”). At the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses. For the avoidance of doubt, Outstanding Company Expenses shall not include any expenses incurred in connection with the Transactions by or on behalf of Sellers.

(b) Three (3) Business Days prior to the Closing Date, Acquiror and PubCo shall provide to the Company a written report setting forth (i) a list of all unpaid fees and disbursements of Acquiror, PubCo or the Sponsor for outside counsel and fees and expenses of Acquiror, PubCo or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, PubCo or the Sponsor in connection with Acquiror’s initial public offering (including any deferred underwriter fees), the Transactions or other proposed business combination with other third parties (together with written invoices and wire transfer instructions for the payment thereof), (ii) the amount of repayment of any loans to the Sponsor or its Affiliates, and (iii) the Sponsor Warrant Repurchase Amount to be paid for the Acquiror Private Placement Warrants held by the Sponsor (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses.

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3.10  Organizational Documents of PubCo and the Company.

(a) At the Initial Merger Effective Time, the memorandum and articles of association of PubCo shall be amended and restated in their entirety to be the PubCo Charter until thereafter supplemented or amended in accordance with their terms and the Cayman Companies Act.

(b) At the Effective Time by virtue of the Transactions, the Company Charter as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to appropriately reflect the Transactions, until thereafter supplemented or amended in accordance with their terms and the Australian Companies Act.

3.11  Directors and Officers of PubCo and the Company.

(a) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq (for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), Acquiror and PubCo shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of a total of five directors; all determined by the Company which include a sufficient number of independent directors meeting the listing requirements of Nasdaq. On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the PubCo Board as of the Closing.

(b) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Acquiror and PubCo shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Effective Time to be the officers of PubCo (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c) The directors of PubCo shall also be appointed by PubCo to be the directors of the Company from and after the Effective Time, in each case, to hold office in accordance with the Governing Documents of the Company.  Each person appointed as a director of the Company pursuant to the preceding sentence shall remain in office as a director of the Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

3.12  Acquisition Intended Tax Treatment. For U.S. Federal income tax purposes, (a) it is intended that (i) the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Share Exchange within the meaning of Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, ((a) and (b), together, the “Acquisition Intended Tax Treatment”)., The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Acquisition Intended Tax Treatment, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Share Exchange for the Acquisition Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Share Exchange is determined not to qualify for the Acquisition Intended Tax Treatment.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror and PubCo as follows:

4.01  Corporate Organization of the Company.

(a) The Company has been duly incorporated, is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Charter and Company Constitution previously made available by the Company are true, correct and complete and are in effect as of the date of this Agreement.

(b) The Company is licensed or duly qualified and in good standing as a foreign or extra-provincial company (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02  Subsidiaries. A complete list of each Company Subsidiary and its jurisdiction of incorporation, formation or organization, outstanding equity securities, and holders of equity securities (including respective numbers and percentages), as applicable, is set forth on Schedule 4.02. The Company Subsidiaries have been duly formed or organized and are validly existing and in good standing under the Laws of their jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign corporation or extra-provincial company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary Charter and other Subsidiary organization documents previously made available by the Company are true, correct and complete and are in effect as of the date of this Agreement.

4.03  Due Authorization. As of the date of this Agreement, the Company has obtained the Company Advance Shareholder Approval. The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05) to perform its obligations hereunder and thereunder and to consummate the Transactions and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the Transactions and thereby have been duly and validly authorized and approved by the Company Board, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Advance Shareholder Approval is the only vote of the holders of any class or series of shares in the capital stock of the Company required to approve and adopt this Agreement and approve the Transactions.

4.04  No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each Ancillary Agreement to this Agreement to which it is a party by the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or any Subsidiary, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or

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any Subsidiary, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type required to be disclosed in Section 4.12(a), or any Leased Real Property document to which the Company or any Subsidiary is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any Subsidiary, except (in the case of clause (c) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05  Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company or any Subsidiary with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (c) as otherwise disclosed on Schedule 4.05.

4.06  Capitalization.

(a) The issued and outstanding share capital of the Company consists of 11,069,578 ordinary shares of the Company (the “Company Shares”) and 2,930,422 Company Convertible Securities

(b) All of the issued and outstanding Company Shares and Company Convertible Securities (i) have been duly authorized and validly issued and allotted and are fully paid and, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Schedule 4.06(b), are fully vested. Set forth on Schedule 4.06(b) is a true, correct and complete list of each holder of Company Shares and Company Convertible Securities and the number of Company Shares and Company Convertible Securities held by each such holder as of the date hereof. Except as set forth in this Section 4.06(b), there are no other Company Shares, Company Convertible Securities or other equity interests of the Company authorized, reserved, issued or outstanding.

(c) All of the outstanding equity of each direct and indirect Subsidiary is owned, or, in the case of PowerTec and Vega, will be owned prior to the Effective Time, by the Company. The capitalization of each Subsidiary is set forth on Schedule 4.02. The equity of each Subsidiary (i) has been duly authorized and validly issued and allotted and are fully paid and, (ii) was issued in compliance in all material respects with applicable Law, (iii) was not issued in breach or violation of any preemptive rights or Contract, and (iv) is fully vested. Except as set forth in this Section 4.06(c), there are no other equity interests of any direct or indirect Subsidiary authorized, reserved, issued or outstanding.

4.07  Financial Statements.

(a) Attached as Schedule 4.07 are: (a) (i) the audited financial statements of Raptor 300 for the years ended June 30, 2022 and 2021, together with the auditor’s reports thereon and (ii) the audited financial statements of PowerTec and the Subsidiaries that currently comprise Vega for the years ended June 30, 2022 and 2021 (the “Audited Financials”) and (b) the audited balance sheets of the Company and each Subsidiary (or the Subsidiaries which currently comprise such entity) as of December 31, 2022 (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position, results of operations, income (loss), changes in equity and cash flows as of the dates and for the periods indicated in such Financial Statements (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments).

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(b) BDO LLP, who will certify the consolidated financial statements of the Company to be provided in the Registration Statement, is an independent registered public accounting firm as required by the Securities Act and registered with the PCAOB.

(c) Akhil Sobti, Chartered Accountant, the auditor for the financial statements for PowerTec and each of the Subsidiaries which comprise Vega, is an independent registered public accounting firm as required by the Securities Act and registered with the AICPA.

(d) There are no outstanding loans or other extensions of credit made by the Company or any Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary.

4.08  Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company or its Subsidiaries (and the notes thereto) prepared in accordance with IFRS consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder, or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.09  Litigation and Proceedings. Except as set forth in Schedule 4.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company and its Subsidiaries, there are no pending or threatened investigations against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries’ assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company, its Subsidiaries nor any property, asset or business of the Company or its Subsidiaries are subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries.

4.10  Compliance with Laws.

(a) Except with respect to compliance with Environmental Laws (as to which certain representations and warranties are made solely pursuant to Section 4.19) and compliance with Tax Laws (which are being made solely pursuant to Sections 4.13 and  4.15), and, the Company and its Subsidiaries are, and since December 31, 2019 have been, in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since December 31, 2019.

(b) Since December 31, 2019, (i) there has been no action taken by the Company, its Subsidiaries or, to the knowledge of Company, any officer, director, manager, employee, agent or representative of Company, in each case, acting on behalf of the Company, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) the Company and each Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) No Company or Subsidiary has engaged in any activity, practice or conduct that would constitute a contravention of any of the applicable Anti-Money Laundering Laws. No Company or Subsidiary is or has been the subject of any investigation, enquiry or enforcement proceedings by any Governmental Authority or other agency regarding any contravention or alleged contravention under any of the Anti-Money Laundering Laws. Neither the Company nor any Subsidiary is aware of any investigation, enquiry or proceeding that is pending or, to the knowledge of the Company, threatened, nor any circumstances likely to give rise to any such investigation, enquiry or proceeding. The Company and each Subsidiary have conducted themselves in material compliance with the Anti-Money Laundering Laws and have instituted and maintain policies, procedures, systems and controls designed to promote and achieve compliance with the Anti-Money Laundering Laws.

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(d) Since December 31, 2019, (i) there has been no action taken by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of the Company, in each case, acting on behalf of the Company, in material violation of any applicable International Trade Laws, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

4.11  Intellectual Property.

(a) Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and serial and application numbers, of all Patents, all registered copyrights, all registered trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company or any of its Subsidiaries, including any interests under Part 11 of the Trade Marks Act 1995 (Cth) (the “Registered Intellectual Property”), all of which are valid, enforceable and subsisting and are sufficient to operate the business as currently conducted. Except (i) as set forth on Schedule 4.11(a), the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Registered Intellectual Property set forth on Schedule 4.11(a) and all other Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(b) Except (i) as set forth on Schedule 4.11(b), no Actions are pending or, to the Company’s knowledge, threatened (including unsolicited offers to license Patents) against the Company or any of its Subsidiaries by any third party claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party or by the Company or any of its Subsidiaries or in the conduct of the Company’s or any Subsidiary’s business. Except (x) as set forth on Schedule 4.11(b) or, neither the Company nor any Subsidiary is a party to any pending Actions claiming infringement, misappropriation or other violation by any third party of any Owned Intellectual Property. Except as set forth on Schedule 4.11(b), within the five (5) years preceding the date of this Agreement, the Company, its Subsidiaries, its products and services and the conduct of the Company’s and the Subsidiaries’ business have not, to the knowledge of the Company, infringed, misappropriated or otherwise violated the Intellectual Property of any third party. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property. To the knowledge of the Company, the Company or one of its Subsidiaries either own(s), has a valid license to use or otherwise has the lawful right to use, all of the Company Intellectual Property and Company Software and IT Systems used in or necessary to conduct its business, except for such Company Intellectual Property and Company Software and IT Systems with respect to which the lack of such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement the consummation of the Transactions.

(c) The Company has undertaken commercially reasonable efforts to protect the confidentiality of any Trade Secrets included in the Owned Intellectual Property.

(d) No director, officer or employee of the Company or any of its Subsidiaries has any ownership interest in any of the Owned Intellectual Property. The Company and its Subsidiaries have implemented policies whereby employees and contractors of the Company or any of its Subsidiaries who create or develop any Intellectual Property in the course of their employment or provision of services for the Company or any of its Subsidiaries is required to assign to the Company or any of its Subsidiaries all of such employee’s or contractor’s rights therein, and all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned (or are obligated to assign) to the Company or one of its Subsidiaries all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company or one of its Subsidiaries by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company or one of its Subsidiaries).

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(e) Except as set forth on Schedule 4.11(e), no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property.

(f) The Company and its Subsidiaries are in material compliance with the terms and conditions (other than attribution or notice requirements) of all material licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Apache License) (“Open Source Materials”) used by the Company or its Subsidiaries in any way.

(g) The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software or (iii) used Open Source Materials in or with any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company to (x) disclose, distribute, license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Owned Company Software, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute or enforce any Owner Intellectual Property or Owned Company Software (collectively, “Copyleft Terms”).

(h) Except as set forth on Schedule 4.11(h), (i) with respect to all material Owned Company Software, the Company is in actual possession or control of the applicable material source code, object code, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Company Software, (ii) the Company has not disclosed source code for Owned Company Software to a third party other than to employees or contractors pursuant to a written agreement that protects the Company’s rights in such source code and obligates the employee or contractor to maintain the confidentiality of the source code, (iii) to the knowledge of the Company, no Person other than the Company is in possession of, or has rights to possess, any source code for Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and (iv) except as set forth on Schedule 4.11(h) or under non-exclusive licenses granted by the Company to contractors engaged to perform services for the Company or to customers in the ordinary course of business, no Person other than the Company has any rights to use any Owned Company Software.

(i) In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any information or Protected Data, the Company is and has been, in compliance in all material respects with all Privacy and Security Requirements. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all systems, information and Protected Data maintained and collected by it or on its behalf. Except as set forth in Schedule 4.11(i), the Company has not experienced any security incident that has compromised the integrity or availability of the Company’s network, systems, data or information. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft and breach of security notification obligations. Neither the Company nor any Company Subsidiary has received, nor provided, any notice of any claims, actions, investigations, inquiries or alleged violations of Privacy and Security Requirements or any other security incidents.

(j) The IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of the Company or any of the Company’s Subsidiaries, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the two-year period preceding the date hereof, (iii) the Company and each of the Company’s Subsidiaries has in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems in the two-year period preceding the date hereof that, pursuant to any legal requirement, would require the Company or any of the Company’s Subsidiaries to notify customers or employees of such breach or intrusion.

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(k) The Software is free of material defects and complies with all applicable laws in all material respects. To the knowledge of the Company, the Software does not contain any virus, worm, trojan horse, time bomb or any other code or item intended or designed to permit unauthorized access to, or disable, damage, impair or interrupt the normal operation of the software or any other information technology used by the Company or any Subsidiary in its business.

4.12  Contracts; No Defaults.

(a) Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (ix) below to which, as of the date of this Agreement, the Company or one of the Company’s Subsidiaries is a party or by which their respective assets are bound (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”).

(i) each employee collective bargaining Contract;

(ii) any Contract pursuant to which the Company or any of the Company’s Subsidiaries (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of the Company or one of the Company’s Subsidiaries excluding click-wrap, shrink-wrap, off-the-shelf software licenses and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year or (B) licenses or grants to a third party to any rights in or to use Owned Intellectual Property or Owned Company Software (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the ordinary course of business);

(iii) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or any of the Company’s Subsidiaries to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv) any Contract under which the Company or any of the Company’s Subsidiaries has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $500,000;

(v) any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company since December 31, 2020, involving consideration in excess of $1,000,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 in any calendar year, in each case, other than sales or purchases in the ordinary course of business;

(vii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12 and expected to result in revenue or require expenditures in excess of $500,000 in the calendar year ending December 31, 2022; and

(viii) any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the Company.

(b) Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of

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bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since December 31, 2021, the Company and its Subsidiaries have not received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2021 through the date hereof, the Company and its Subsidiaries have not received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

4.13  Company Benefit Plans.

(a) Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any Subsidiary or pursuant to which the Company or any Subsidiary has or may have any material liabilities.

(b) Each Company Benefit Plan and each Contract with any consultant and independent contractor has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code in all material respects and (ii) all contributions required to be made under the terms of any Company Benefit Plan and any Contract with any consultant and independent contractor as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(d) Neither the Company nor any of its ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined pension plans, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point during the six (6) year period prior to the date hereof, the Company has not had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan or Contract with any consultant and independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(e) With respect to the Company Benefit Plans and Contracts with consultants and independent contractors, no material administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

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(f) There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. There is no proceeding (other than routine and uncontested claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan, Contract with any consultant and independent contractor or against the assets of any Company Benefit Plan or such Contract.

(g) Except as set forth in Schedule 4.13(h), the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former employee, director, independent contractor or consultant or (v) limit the ability of the Company to terminate any Company Benefit Plan or Contract with any consultant or independent contractor.

(h) No amount or benefit that could be, or has been, received by any current or former employee, officer or director of the Company or any Subsidiary who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions. Neither the Company nor any Subsidiary has agreed to pay, gross up or otherwise indemnify any employee, director or contractor for any tax imposed under Section 4999 of the Code, 409A of the Code or otherwise.

4.14  Labor Matters.

(a) (i) Neither the Company nor any Subsidiary is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or any Subsidiary, (ii) no labor union or organization, works council or group of employees of the Company or any Subsidiary has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company or any Subsidiary, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2020, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or any of its Subsidiaries.

(c) Neither the Company nor any Subsidiary is delinquent in payments to any employees or former employees in any material amounts for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company or any Subsidiary at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any Subsidiary or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any Subsidiary or (B) to the knowledge or use of Trade Secrets or proprietary information.

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(e) To the knowledge of the Company, all employees of the Company and its Subsidiaries are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.

(f) Neither the Company nor any Subsidiary has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

(g) The Company and each Subsidiary have complied in all material respects with their obligations under each agreement, statute, modern award, enterprise agreement or other industrial instrument relating to the employees.

(h) Each person who is subject to a contract for services with the Company or any Subsidiary can, subject to any State or Federal legislation relating to, among other things, unlawful termination and unfair dismissal, be lawfully terminated as an employee on one months’ notice or less without payment of any damages or compensation, including severance or redundancy payments.

(i) The Company and its Subsidiaries have kept adequate and suitable records regarding the service of each employee and such records meet the Company’s and each Subsidiary’s record keeping obligations under the Fair Work Act 2009 (Cth).

(j) Neither the Seller nor any Subsidiary pays salary or provides other benefits to any employee at a rate or in a manner exceeding that person’s entitlement under that employee’s employment agreement, legislation (including the SGA), modern awards, enterprise agreements and industrial instruments applicable to that person.

4.15  Taxes.

(a) All income and other material Tax Returns required by Law to be filed by the Company or any Subsidiary have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b) All income and other material Taxes of the Company or any Subsidiary due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with IFRS or GAAP as applicable.

(c) The Company and each Subsidiary has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such withheld amounts required to have been remitted to the appropriate Governmental Authority.

(d) Neither the Company nor any Subsidiary is currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Neither the Company nor any Subsidiary has received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that such entity is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any Subsidiary, and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f) Neither the Company nor any Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

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(g) Except with respect to deferred revenue or prepaid subscription revenues collected by the Company in the ordinary course of business, the Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing other than in the ordinary course of business; or (D) prepaid amount received prior to the Closing, other than in respect of such amounts reflected in balance sheets included in the Financial Statements, or received in the ordinary course of business.

(h) There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.

(i) The Company does not have any liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(j) The Company is not a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person (other than the Company or any of its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes.

(k) The Company has not made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state or local income tax purposes.

(l) The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) The Company is in compliance in all material respects with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(n) Neither the Company nor any Subsidiary has sought (or is taken to have sought by virtue of the entry history rule under Section 701-5 of the ITAA 1997) capital gains tax relief under Sub division 126 B of the ITAA 1997 or former section 160ZZO of the ITAA 1936 in respect of any asset acquired by the Company or a Subsidiary.

(o) No Tax is or will be payable by the Company or any Subsidiary by reason of the application of Sub-division 104-J of the ITAA 1997 in relation to any agreement or transaction.

(p) Neither the Company nor any Subsidiary has a tainted share capital account or a share capital account that is taken to be tainted within the meaning of Division 197 of the ITAA 1997 or under the former section 160ARDM of the ITAA 1936 and neither the Company nor any Subsidiary has taken any action that would cause the Company’s share capital account to be a tainted share capital account, nor has an election been made at any time to untaint the Company’s or any Subsidiary’s share capital account.

(q) Neither the Company nor any Subsidiary has made any election or made any choice under Division 230 of the ITAA 1997.

(r) All tax losses of the Company and any Subsidiary are fully available for use by the relevant entity subject to the Company satisfying the conditions in section 165-13 of the ITAA 1997.

(s) Neither the Company nor any Subsidiary has made an interposed entity election pursuant to section 272-85 of Schedule 2F to the ITAA 1936.

(t) Each Company and Subsidiary has: (i) complied with all provisions of the former Part IIIAA of the ITAA 1936 and Part 3-6 of the ITAA 1997 including maintaining proper records of franking debits and franking credits for the purposes of both the ITAA 1936 and the ITAA 1997 and (ii) provided distribution statements within the meaning of section 202-80 of the ITAA 1997 to shareholders in respect of all dividends paid by the Company or a Subsidiary.

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(u) Neither the Company nor any Subsidiary (i) has notified, nor was required to notify, a Governmental Authority about variances in its benchmark franking percentage under subdivision 204-E of the ITAA 1997; or (ii) will have a deemed or actual franking deficit at the end of any year of income.

(v) Neither the Company nor any Subsidiary has paid or will as of the Closing Date have paid any amount, other than a duly declared dividend, which would or may constitute a dividend under the Tax Act.

(w) Neither the Company nor any Subsidiary has made any election to form a Consolidated Group or a MEC Group and neither the Company nor any Subsidiary has ever been a member of a Consolidated Group or MEC Group.

(x) Neither the Company nor any Subsidiary has entered into or been a party to any transaction which contravenes, and no Tax or Duty is or will be payable by the Company or any Subsidiary as a result of, sections 45 to 45D and Part IVA of the ITAA 1936 and Division 204 of Part 3-6 of the ITAA 1997).

(y) Neither the Company nor any Subsidiary: (i) has paid any material amount on account of, or in respect of, GST to any entity which it was not contractually required to pay; and (ii) is a party to any document, instrument, contract, agreement, deed or transaction in respect of which it is or will become liable to pay GST in circumstances where the Company or Subsidiary has no express entitlement to increase the consideration payable under the document, instrument, contract, agreement, deed or transaction or otherwise seek reimbursement so that the Company or Subsidiary retains the amount it would have retained but for the imposition of GST.

(z) The Company and each Subsidiary: (i) is registered for GST under the GST Law; (ii) has complied in all respects with the GST Law; (iii) is not in default of any obligation to make or lodge any payment or GST Return or notification under the GST Law; (iv) has adequate systems established for it to ensure it complies with the GST Law; and (v) where it has the right to require another party to any such agreement or arrangement to pay to it an amount on account of, or in respect of, GST, has enforced that right. Neither the Company nor any Subsidiary is or has ever been a Member of a GST Group.

(aa) All documents, instruments, contracts, agreements, deeds or transactions which are liable to Duty, or necessary to establish the title of each Company or Subsidiary to an asset, have had Duty paid in full in accordance with all applicable Tax Laws.

(bb) No event has occurred, or will occur, as a result of anything provided for in this agreement, or as a result of this agreement itself, as a result of which any Duty from which the Company or any Subsidiary may have obtained an exemption or other relief may become payable on any document, instrument, contract, agreement, deed or transaction.

(cc) The Company is not aware of any facts or circumstances, nor has it taken or agreed to take any action, either alone or in combination, that would reasonably be expected to prevent or impede the Initial Merger from qualifying for the Reorganization Intended Tax Treatment or the Share Exchange from qualifying for the Acquisition Intended Tax Treatment.

4.16  Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company for which the Company has any obligation.

4.17  Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement. With respect to each such insurance policy required to be listed on Schedule 4.17, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or

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permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18  Real Property; Assets.

(a) The Company does not own any real property. The Company is not a party to any agreement or option to purchase any real property or material interest therein.

(b) Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror and PubCo true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) Except as set forth in Schedule 4.18(c), each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Acquiror and PubCo and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the Transactions, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) No material default or breach by (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. The Company has not received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or by the other parties thereto. The Company has not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. The Company has not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.

(e) The Company has not received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

4.19  Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company is and, during the last three (3) years, has been in compliance with all Environmental Laws;

(b) there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

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(c) the Company is not subject to and has not received any Governmental Order relating to any non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) no Action is pending or, to the knowledge of the Company, threatened and no investigation is pending or, to the knowledge of the Company, threatened with respect to the Company’s compliance with or liability under Environmental Law;

(e) the Company has made available to Acquiror and PubCo all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company may be liable in its possession, custody or control.

(f) Notwithstanding any other provision of this Article IV, this Section 4.19 contains the exclusive representations and warranties of the Company with respect to environmental matters.

4.20  Absence of Changes. Except (i) as set forth on Schedule 4.20 and (ii) in connection with the Transactions, from December 31, 2020 through and including the date of this Agreement, the Company and its Subsidiaries (1) have, in all material respects, conducted their respective business and operated their properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (2) have not taken any action that is both material to the Company or its Subsidiaries and would require the consent of Acquiror pursuant to Section 7.01 if such action had been taken after the date hereof.

4.21  Affiliate Agreements. Except as set forth on Schedule 4.21 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, the Company is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22  Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23  Permits. The Company and its Subsidiaries have obtained and hold all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted,. Each Material Permit is in full force and effect in accordance with its terms; no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company; to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions; there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and the Company and its Subsidiaries are in compliance with all Material Permits applicable to the Company or its Subsidiaries.

4.24  Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

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4.25  Operation of the Business during COVID-19. None of the Company’s actions and inactions prior to the date of this Agreement in response to COVID-19: (i) has resulted in the Company experiencing any material business interruption or material losses, or (ii) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants set forth in Section 7.01.

4.26  Company Support Agreement. The Company has delivered to Acquiror and PubCo a true, correct and complete copy of the Company Support Agreement. The Company Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Company Support Agreement is a legal, valid and binding obligation of the Company Shareholders party thereto, and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Company Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company Shareholders party to the Company Support Agreement under any term or condition of the Company Support Agreement.

4.27  Books and Records. The books and records of the Company and each Subsidiary have been maintained, in all material respects in accordance with reasonable business practice.

4.28  Sufficiency of Assets. The Company and its Subsidiaries own, have the right to use, or have good and valid title to and have full power and right, all of the assets necessary and sufficient to operate the business, as currently conducted and as proposed to be conducted.

4.29  Superannuation.

(a) As at the date of this agreement, the Funds are the only superannuation funds to which the Company or any Subsidiary contributes or are required to make superannuation contributions in respect of the employees. The Company and each Subsidiary have complied with all their obligations to make superannuation contributions which they are obliged to make on behalf of the Employees. Each Company’s and Subsidiary’s Fund is a complying superannuation fund for the purposes of the Superannuation Industry (Supervision) Act 1993 (Cth) and the Income Tax Assessment Act 1936 (Cth). The Company and each Subsidiary have provided at least the prescribed minimum level of superannuation support and made contributions that satisfy the choice of fund requirements for each Employee so as not to incur a shortfall amount under the SGA.

(b) The Company and each Subsidiary have made all contributions in accordance with the contribution rate set by the trustee and have paid all other amounts (including insurance premiums and administration costs), in respect of any defined benefits superannuation fund, in respect of any employees who are members of a defined benefit superannuation fund. There are no Claims outstanding or threatened or pending for disability benefits under the Company’s or any Subsidiary’s Fund.

4.30  No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company, any Subsidiary or the Company’s or Subsidiary’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Acquiror shall rely on its own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror and PubCo or their Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror and PubCo or their Affiliates.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Schedules to this Agreement (which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), each Seller, severally and not jointly, represents and warrants to Acquiror and PubCo as follows:

5.01  Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each Ancillary Document to which such Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.02  Ownership. Such Seller owns good, valid and marketable title to the Company Shares set forth opposite such Seller’s name on Annex I, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Governing Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Company Shares other than this Agreement. Upon delivery of such Seller’s Company Shares to PubCo on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Acquiror), will pass to PubCo.

5.03  No Conflict. The execution, delivery and performance of this Agreement by such Seller and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Company’s Governing Documents or any Governing Documents of any Subsidiaries of the Company, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to such Seller or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of such Seller, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Seller to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.04  Litigation. There is no Action pending or, to the Knowledge of the Company, threatened, nor any Action is outstanding, against or involving such Seller, whether at law or in equity, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

5.05  No Other Representations. Except for the representations and warranties expressly made by such Seller in this Article V or as expressly set forth in an Ancillary Document, neither such Seller nor any other Person on its behalf makes any express or implied representation or warranty with respect to such Seller or the Transactions, and such Seller hereby expressly disclaims any other representations or warranties, whether implied or made by such Seller or any of its Representatives.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND PUBCO

Except as disclosed in the Acquiror SEC Documents, filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein) or set forth in the Acquiror Schedules to this Agreement (which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Acquiror and PubCo, jointly and severally, represent and warrant to the Company as follows:

6.01  Corporate Organization. Each of Acquiror and PubCo is duly incorporated and is validly existing as a company in good standing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of Acquiror Organizational Documents previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. The copies of the Governing Documents of PubCo previously delivered by PubCo to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of Acquiror and PubCo is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its Governing Documents. Each of Acquiror and PubCo is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into and perform its obligations under this Agreement and consummate the Transactions.

6.02  Due Authorization.

(a) Each of Acquiror and PubCo has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section  6.06), upon receipt of the Acquiror Shareholder Approval and effectiveness of the PubCo Charter, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Ancillary Agreements by Acquiror and PubCo and the consummation of the Transactions have been duly, validly and unanimously authorized by all requisite action and, except for the Acquiror Shareholder Approval, no other corporate or equivalent proceeding on the part of Acquiror or PubCo is necessary to authorize this Agreement or such Ancillary Agreements or Acquiror’s or PubCo’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by Acquiror and PubCo and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of Acquiror or PubCo, enforceable against Acquiror or PubCo in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) (i) The approval by a special resolution in accordance with the Governing Documents of Acquiror requiring the affirmative vote of a majority of at least two thirds of the votes cast at the quorate Extraordinary General Meeting, in person or represented by proxy and entitled to vote thereon, is required to approve the Amendment Proposal (the “Special Resolution”). The approval by an ordinary resolution in accordance with the Governing Documents of Acquiror requiring the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Share Issuance Proposal, and (iii) the Acquiror Incentive Plan Proposal, in each case, assuming a quorum is present (the approval by Acquiror Shareholders of all of the foregoing, and together with the Special Resolution, collectively, the “Acquiror Shareholder Approval”). The Acquiror Shareholder Approval are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the Transactions (including the Closing); and (ii) The only corporate approval required for PubCo is (i) shareholder resolutions approving (a) an increase in authorized share capital, (b) the amended and restated Memorandum and Articles of Association, and (ii) board resolutions approving merger and entry into this agreement.

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(c) The Acquiror Board has duly adopted resolutions that: (i) this Agreement and the Transactions are fair to, advisable and in the best interests of Acquiror; (ii) approved the Transactions as a Business Combination; (iii) approved this Agreement and the Transactions, the execution and delivery by Acquiror of this Agreement and Acquiror’s performance of its obligations under this Agreement and consummation of the Transactions and (v) resolved to recommend to the shareholders of Acquiror approval of each of the matters requiring Acquiror Shareholder Approval.

(d) The PubCo Board has duly adopted resolutions that: provide. (i) this Agreement and the Transactions are fair to, advisable and in the best interests of PubCo and (ii) approved this Agreement and the Transactions, the execution and delivery by PubCo of this Agreement and PubCo’s performance of its obligations under this Agreement and consummation of the Transactions.

6.03  No Conflict. The execution, delivery and performance of this Agreement by Acquiror and PubCo and upon receipt of the Acquiror Shareholder Approval and the effectiveness of the PubCo Charter, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents or the Governing Documents of PubCo, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, PubCo or any of their properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror, PubCo or any of their Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or PubCo, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into, perform its obligations under this Agreement and consummate the Transactions.

6.04  Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror or PubCo, threatened, Actions and, to the knowledge of Acquiror or PubCo, there are no pending or threatened investigations, in each case, against Acquiror or PubCo, or otherwise affecting Acquiror, PubCo or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into, perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Acquiror or PubCo which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into, perform its obligations under this Agreement and consummate the Transactions.

6.05  Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into, perform its obligations under this Agreement and consummate the Transactions, each of Acquiror and PubCo is, and since the date of incorporation of Acquiror and PubCo has been, in compliance in all material respects with all applicable Laws. Neither Acquiror or PubCo has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or PubCo at any time since the dates of incorporation of Acquiror or PubCo, which violation would reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Since the dates of incorporation of Acquiror and PubCo, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into, perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror or PubCo, or, to the knowledge of Acquiror and PubCo, any officer, director, manager, employee, agent or representative of Acquiror or PubCo, in each case, acting on behalf of Acquiror or PubCo, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror or PubCo has been convicted of violating any Anti-Corruption Laws or subjected to

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any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror or PubCo has initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Acquiror or PubCo has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) Since the dates of incorporation of Acquiror and PubCo, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Acquiror or PubCo to enter into and perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror or PubCo, or, to the knowledge of Acquiror and PubCo, any officer, director, manager, employee, agent or representative of Acquiror or PubCo, in each case, acting on behalf of Acquiror or PubCo, in violation of any applicable International Trade Laws, (ii) neither Acquiror or PubCo has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither Acquiror or PubCo has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither Acquiror or PubCo has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

6.06  Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or PubCo with respect to Acquiror’s or PubCo’s execution or delivery of this Agreement or the consummation of the Transactions, except for applicable requirements of Cayman Companies Act, the HSR Act and any other applicable Antitrust Law, Securities Laws, Nasdaq and the filing of the PubCo Charter.

6.07  Financial Ability; Trust Account.

(a) Set forth on Schedule 6.07 is a true and accurate record, as of the date identified on Schedule 6.07, of the balance invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated February 1, 2021 by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated February 1, 2021. Amounts in the Trust Account are invested in U.S. Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Except as set forth on Schedule 6.07, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is a Redeeming Shareholder.

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(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder and the completion of the Transactions, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

6.08  Taxes.

(a) All material Tax Returns required by Law to be filed by Acquiror and PubCo have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b) All material amounts of Taxes shown due on any Tax Returns of Acquiror or PubCo and all other material amounts of Taxes owed by Acquiror or PubCo have been timely paid.

(c) Each of Acquiror and PubCo has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) Neither Acquiror nor PubCo is currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Neither Acquiror nor PubCo has received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror or PubCo does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror or PubCo, and no written request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor PubCo is aware of any facts or circumstances, nor has taken or agreed to take any action, that, either alone or in combination, would reasonably be expected to prevent or impede the Initial Merger from qualifying for the Reorganization Intended Tax Treatment or the Share Exchange from qualifying for the Acquisition Intended Tax Treatment. There are no Liens with respect to Taxes on any of the assets of Acquiror or PubCo, other than Permitted Liens.

(f) Neither Acquiror nor PubCo has any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(g) Neither Acquiror nor PubCo is a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(h) Acquiror is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(i) PubCo is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

6.09  Brokers’ Fees. Except for fees described on Schedule 6.09 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the Transactions (including the Transaction Financing) or as a result of the Closing, in each case, including based upon arrangements made by Acquiror, PubCo or any of their respective Affiliates, including the Sponsor.

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6.10  Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since the date of incorporation of Acquiror (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintains a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with U.S. GAAP.

(d) Marcum LLP, who has certified certain financial statements of the Company, is an independent registered public accounting firm as required by the Securities Act.

(e) Acquiror maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that (i) complies with the requirements of the Exchange Act, (ii) has been designed by Acquiror’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and (iii) is sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and, except as disclosed on Schedule 6.10, Acquiror’s internal control over financial reporting is effective and Acquiror is not aware of any material weaknesses in its internal control over financial reporting.

(f) Since the date of Acquiror’s latest audited financial statements filed with the SEC, there has been no change in Acquiror’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, Acquiror’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(h) Except as disclosed in the Acquiror SEC Reports, Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to any Acquiror SEC Reports. None of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.11  Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) Since its incorporation, PubCo has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Governing Documents of PubCo, there is no agreement, commitment or Governmental Order binding upon PubCo or to which PubCo is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of PubCo or any acquisition of property by PubCo or the conduct of business by PubCo as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the ability of PubCo to enter into and perform its obligations under this Agreement and consummate the Transactions.

(c) Neither Acquiror nor PubCo owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror and PubCo have no interests, rights, obligations or liabilities with respect to, and are not party to, bound by or have their assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(d) There is no liability, debt or obligation against Acquiror, PubCo or their Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the fiscal year ended December 31, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the fiscal year ended December 31, 2022 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole).

6.12  Registration Statement. As of the time the Registration Statement is declared effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror and PubCo make no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror and PubCo by or on behalf of the Company specifically for inclusion in the Registration Statement.

6.13  Reserved.

6.14  Capitalization.

(a) As of the date hereof, the authorized share capital of Acquiror is $55,500 divided into(i) 5,000,000 preference shares, with a par value of $0.0001 per share, (ii) 500,000,000 Acquiror Class A Ordinary Shares, with a par value of $0.0001 per share and (iii) 50,000,000 Acquiror Class B Ordinary Shares. Each Acquiror Warrant

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entitles the holder thereof to purchase one Acquiror Class A Ordinary Share at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable Acquiror Warrant Agreements. As of September 15, 2023, (a) no preference shares of Acquiror are issued and outstanding; (b) 7,947,743 Acquiror Class A Ordinary Shares are issued and outstanding; (c) 1 Acquiror Class B Ordinary Share is issued and outstanding and (d) Acquiror has, after giving effect to the Unit Separation, issued Acquiror Warrants, consisting of 8,050,000 Acquiror Public Warrants (including all Acquiror Warrants that have not been separated from the outstanding Acquiror Units) and 4,553,334 Acquiror Private Placement Warrants, all of which are held by the Sponsor. All of the issued and outstanding Acquiror Ordinary Shares and Acquiror Warrants (including the Acquiror Ordinary Shares underlying the Acquiror Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(b) Except for this Agreement and the Acquiror Warrants there are no (i) subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Ordinary Shares or any other equity interests of Acquiror, and (ii) except as set forth on Schedule 6.14(b), any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating (or in lieu of a cash payment, allowing) Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror. Except as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror.

(c) As of the date hereof, the authorized capital stock of PubCo consists of 50,000 ordinary shares.

6.15  Nasdaq Stock Market Quotation. The Acquiror Units, the Acquiror Public Warrants and the issued and outstanding Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “NRACU” (with respect to the Acquiror Units), “NRAC” (with respect to the Acquiror Class A Ordinary Shares), and “NRACW” (with respect to the Acquiror Warrants). Acquiror is in material compliance with the rules of Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Ordinary Shares or the Acquiror Public Warrants or terminate the listing of such on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Ordinary Shares or the Acquiror Public Warrants under the Exchange Act.

6.16  Contracts; No Defaults.

(a) Schedule 6.16 contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, PubCo, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 6.16 have, as indicated on Schedule 6.16, been filed with the SEC or are to be filed with the SEC not later than the date of Acquiror’s Form 10-K for the fiscal year ended December 31, 2022.

(b) Each Contract of a type required to be listed on Schedule 6.16, whether or not set forth on Schedule 6.16, was entered into on arm’s length terms and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 6.16(a), whether or not set forth on Schedule 6.16, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of PubCo, Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror and PubCo, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Acquiror and PubCo, are enforceable by PubCo, Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, PubCo or, to the knowledge of Acquiror and PubCo, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since its incorporation, neither Acquiror or PubCo has received any written or, to the knowledge of Acquiror and PubCo, oral claim or notice of material breach

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of or material default under any such Contract, (iv) to the knowledge of Acquiror and PubCo, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or PubCo or, to the knowledge of Acquiror and PubCo, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since the dates of their respective incorporations, through the date hereof, neither Acquiror nor PubCo has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

6.17  Title to Property. Neither Acquiror nor PubCo (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

6.18  Investment Company Act. Neither Acquiror nor PubCo is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.19  Affiliate Agreements. Except as set forth on Schedule 6.19, or disclosed in the SEC Reports, neither Acquiror nor PubCo is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of Acquiror, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

6.20  Sponsor Support Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Support Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Sponsor Support Agreement.

ARTICLE VII
COVENANTS OF THE COMPANY

7.01  Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 7.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, joint venture partners, distributors and creditors of the Company, and (ii) use commercially reasonable efforts to maintain all insurance policies of the Company or substitutes therefor. Without limiting the generality of the foregoing, except as set forth on Schedule 7.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, neither the Company nor any Subsidiary shall, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of formation or the bylaws of the Company or similar organization documents of any Subsidiary;

(b) except with respect to the Company Convertible Securities, (i) make, declare or pay any dividend or distribution (whether in cash, shares or property) to the shareholders of the Company in their capacities as shareholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

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(c) enter into, or amend or modify any material term of (in a manner adverse to the Company or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any Subsidiary is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;

(d) sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company or any Subsidiary (including Owned Intellectual Property and Owned Company Software), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of $500,000 in the aggregate, other than (1) Permitted Liens or (2) pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e) except as set forth on Schedule 7.01(e) or otherwise required pursuant to Company Benefit Plans, in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company or any Subsidiary in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee, director or service provider of the Company other than any such individual with an annual base salary of less than $250,000, (ii) adopt, enter into or materially amend any Company Benefit Plan, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any Subsidiary is a party or by which it is bound, (iii) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company or any Subsidiary, except in connection with the promotion or hiring (to the extent permitted by clause (iv) of this paragraph) or separation of any employee in the ordinary course of business or the firing of any employee, (iv) hire any employee of the Company or any Subsidiary or any other individual who is providing or will provide services to the Company or any Subsidiary other than any employee with an annual base salary of less than $250,000 in the ordinary course of business, (v) adopt, enter into or materially amend Contracts with any consultants or independent contractors that involve consideration of more than $500,000 in the aggregate or (vi) take any action to accelerate the vesting, payment or funding of any cash compensation, payment or benefit;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Transactions);

(g) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $1,000,000, other than any capital expenditures associated with new customer contracts; provided, however that the Company shall provide notice to Acquiror with respect to any such capital expenditures;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to directors, employees or officers of the Company or any Subsidiary in the ordinary course of business or as required under any provisions of the Company Charter or any indemnification agreement to which the Company is a party, in each case as in effect as of the date hereof;

(i) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

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(j) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Initial Merger from qualifying for the Reorganization Intended Tax Treatment or the Share Exchange from qualifying for the Acquisition Intended Tax Treatment;

(k) acquire any fee interest in real property;

(l) enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $250,000 in the aggregate;

(n) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $500,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 7.01(n) shall be deemed not to violate Section 7.01(b) or Section 7.01(c);

(o) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement (it being understood that this Section 7.01(o) shall not restrict the Company from extending its business into new geographies);

(p) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in IFRS (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(q) (i) disclose any source code for any Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or (ii) subject any Owned Intellectual Property or Owned Company Software to Copyleft Terms; and

(r) enter into any agreement to do any action prohibited under this Section 7.01.

7.02  Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the is bound, the Company and the Subsidiaries shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by Acquiror or its Representatives, appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company as such Representatives may reasonably request, in each case, as necessary to facilitate consummation of the Transactions; provided, however, that (i) such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company and (ii) nothing in this Agreement shall be deemed to provide Acquiror and its Representatives with the right to have access to any of the offices or information of any of the equityholders of the Company, that is not otherwise related to the Company, its Subsidiaries or the Transactions or any Ancillary Agreement. Acquiror hereby agrees that, during the Interim Period, (x) it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of the Company or (y) conduct or perform any invasive or subsurface investigations of the properties or facilities of the Company or its Affiliates, in each case, without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

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7.03  No Acquiror Ordinary Share Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror if the Company possesses material nonpublic information of Acquiror.

7.04  No Claim Against the Trust Account. The Company acknowledges that Acquiror is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated February 1, 2021, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Transactions are not consummated by September 4, 2023, or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.04 shall survive the termination of this Agreement for any reason.

7.05  Proxy Solicitation; Other Actions.

(a) The Company will use its commercially reasonable efforts to provide to Acquiror, for inclusion in the Registration Statement, to be filed by Acquiror hereunder, the audited financial statements, including balance sheets, statements of operations, statements of redeemable preferred stock and shareholders deficit and statements of cash flows as of and for the periods as are required by the SEC for the purposes of the Registration Statement), together with the auditor’s reports thereon (the “SEC Financial Statements”), and the unaudited financial statements including balance sheets, statements of operations, statements of redeemable preferred stock and shareholders’ deficit and statements of cash flows as of and for such periods as are required by the SEC for the purposes of the Registration Statement) (the “Unaudited SEC Financial Statements” and, together with the SEC Financial Statements, the “Consolidated Financial Statements”), in each case, prepared in accordance with Regulation S-X under the Securities Act (except (x) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act and (y) in the case of the Unaudited SEC Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes thereto) and audited in accordance with the auditing standards of the PCAOB. The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which, to the knowledge of the Company, would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 7.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

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7.06  Certain Transaction Agreements. Unless otherwise approved in writing by Acquiror (such approval not to be unreasonably withheld, conditioned or delayed), the Company shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of the Company Support Agreement. The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in the Company Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, the Company shall give Acquiror prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Company Support Agreement; and (B) the receipt of any written notice or other written communication from any other party to the Company Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

ARTICLE VIII
COVENANTS OF ACQUIROR, PUBCO AND THE SPONSOR

8.01  Conduct of Acquiror and PubCo During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 8.01 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Acquiror and PubCo shall not and each shall not permit any of their Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the Governing Documents of PubCo;

(ii)  (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify, subdivide or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of Acquiror Ordinary Shares required by the Offer, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or PubCo;

(iii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(iv) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Initial Merger from qualifying for the Reorganization Intended Tax Treatment or the Share Exchange from qualifying for the Acquisition Intended Tax Treatment;

(v) enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acquiror Affiliate Agreement);

(vi) enter into, or amend or modify any material term of (in a manner adverse to Acquiror or PubCo), terminate excluding any expiration in accordance with its terms, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 6.17 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 6.17) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or PubCo is a party or by which it is bound;

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(vii) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness except in connection with a Transaction Financing;

(ix) (A) other than in connection with the Transaction Financing, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror, PubCo or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (B) other than pursuant to the Sponsor Support Agreement, amend, modify or waive any of the terms or rights set forth in, any warrant agreement with respect to Acquiror Warrants, including any amendment, modification or reduction of the warrant price set forth therein;

(x) except as contemplated by the Acquiror Incentive Plan Proposal, (i) adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee of Acquiror or PubCo or any other individual who is providing or will provide services to Acquiror or PubCo;

(xi)  (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or PubCo (other than the Transactions);

(xii) make any capital expenditures;

(xiii) except for any loans from the Sponsor to Acquiror or PubCo, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv) enter into any new line of business outside of the business currently conducted by Acquiror or PubCo as of the date of this Agreement;

(xv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xvi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and PubCo and their assets and properties; or

(xvii) except in connection with the Transaction Financing, enter into any agreement to do any action prohibited under this Section 8.01.

(b) During the Interim Period, Acquiror and PubCo shall comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Governing Documents of PubCo, the Trust Agreement and all other agreements or Contracts to which any of Acquiror, PubCo or their Subsidiaries may be a party.

8.02  Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, and the funds received in the Transaction Financing to be disbursed, for the following uses: (a) the redemption of any Acquiror Ordinary Shares in connection with

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the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.08; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a) and (b) to be disbursed to PubCo.

8.03  Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror, PubCo or their Subsidiaries by third parties that may be in Acquiror’s, PubCo’s or their Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror or PubCo, as applicable, would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror, PubCo or any of their Subsidiaries is bound, Acquiror and PubCo shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to information about Acquiror relating to the Transactions reasonably requested by the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

8.04  Acquiror Nasdaq Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for Acquiror Ordinary Shares to be listed on, Nasdaq.

(b) Acquiror and PubCo shall use reasonable best efforts to cause PubCo’s Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

8.05  Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

8.06  Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Ordinary Shares pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

8.07  Exclusivity. During the Interim Period, each Party shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company (for Acquiror and PubCo) and Acquiror and PubCo (for the Company), its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than among the Company, PubCo and Acquiror and their respective shareholders and their respective Affiliates and Representatives. Each Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal other than between the Company, Acquiror and PubCo.

8.08  Certain Transaction Agreements. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), Acquiror and PubCo shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of the Sponsor Support Agreement. Each of Acquiror and PubCo shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Acquiror shall give the Company

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prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Support Agreement; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

8.09  Shareholder Action. Acquiror shall notify the Company promptly in connection with a written threat to file, or filing by, an Action related to this Agreement or the Transaction by any of its shareholders or holders of any Acquiror Warrants against Acquiror or its Subsidiaries or against any of their respective directors or officers (any such action, a “Shareholder Action”). Acquiror shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Shareholder Action. Acquiror shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, Acquiror shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action.

8.10  Incentive Equity Plan. Prior to the Closing Date, Acquiror, PubCo and the Company shall cooperate to prepare and, subject to the approval of the shareholders of Acquiror, adopt, the Acquiror Incentive Plan, which shall be designed with market-based metrics and customary terms for incentive plans of similarly situated public companies.

8.11  Obligations as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act at the Effective Time.

8.12  Surrender of Ordinary Shares. The Sponsor shall surrender, and Acquiror shall cancel, 1,500,000 Acquiror Ordinary Shares held by the Sponsor, prior to the Effective Time.

8.13  Shares Owned by Raymond Smith. The shares of the Company issued to Raymond Smith by the Company shall not equal more than 9.9 percent of PubCo upon the Closing of the Transaction.

ARTICLE IX
JOINT COVENANTS

9.01  Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company, Acquiror and PubCo with respect to the notifications, filings, reaffirmations and applications described in Section 9.07, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror, PubCo and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, PubCo, the Company or the Sellers be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

9.02  Preparation of Registration Statement; Extraordinary General Meeting.

(a) Promptly following the date hereof and the receipt of the SEC Financial Statements, Acquiror shall cause to be filed with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with

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the registration under the Securities Act of PubCo’s Ordinary Shares to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror, PubCo the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror.

(b) Each of Acquiror, PubCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror, PubCo or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror and PubCo, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror, PubCo and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of Acquiror Ordinary Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Transactions (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo’s Ordinary Shares in connection with the Transactions (including pursuant to the consummation of the Transaction Financing) in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Share Issuance Proposal”), (iv) the adoption of the Acquiror Incentive Plan (the “Acquiror Incentive Plan Proposal”), (v) the nomination of the director nominees as determined by the Parties consistent with the terms of this Agreement, and (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto, and approval of any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (the “Additional Proposals” and together with the Agreement Proposal, Transaction Proposal, Amendment Proposal, Acquiror Incentive Plan Proposal and the Share Issuance Proposal, the “Proposals”). The Acquiror Incentive Plan Proposal shall provide that an aggregate number of shares of PubCo’s Ordinary Shares equal to 5% of the fully diluted outstanding shares of PubCo’s Ordinary Shares immediately after the Closing shall be reserved for issuance pursuant to the Acquiror Incentive Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s shareholders at the Extraordinary General Meeting.

(d) Acquiror shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law (i) establish the record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the Cayman Companies Act, (ii) cause the Proxy Statement to be disseminated to Acquiror’s shareholders and (iii) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve each of the Proposals (the “Acquiror Board Recommendation”) and shall include the unqualified Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation. Notwithstanding the foregoing provisions of this Section 9.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Ordinary Shares to obtain the Acquiror Shareholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Extraordinary General Meeting.

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9.03  Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company and Acquiror shall pay each pay 50% of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes that become payable by the Company, PubCo or Acquiror in connection with the Transactions (“Transfer Taxes”). The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Taxes.

(b) None of the Parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification of the Initial Merger for the Reorganization Intended Tax Treatment or the Share Exchange for the Acquisition Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed in a manner consistent with the Reorganization Intended Tax Treatment and the Acquisition Intended Tax Treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Reorganization Intended Tax Treatment or the Acquisition Intended Tax Treatment by any Governmental Authority.

(c) The Company, Acquiror, PubCo and the Sellers hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) On or prior to the Closing Date, the Company shall deliver to Acquiror a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.

(e) In the event there is any tax opinion, comfort letter or other opinion required by the SEC regarding, (i) the Reorganization Intended Tax Treatment. Acquiror and PubCo shall use their reasonable best efforts to cause Loeb & Loeb LLP to provide such opinion, subject to customary assumptions and limitations, and (ii) to the extent such opinion relates to the Acquisition Intended Tax Treatment, the Company shall use its reasonable best efforts to cause its tax advisors to provide such opinion, subject to customary assumptions and limitations. Each Party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Acquisition Intended Tax Treatment and Winston & Strawn LLP shall not be required to provide any opinion to any party regarding the Reorganization Intended Tax Treatment.

9.04  Confidentiality; Publicity.

(a) Acquiror and PubCo acknowledge that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) None of Acquiror, PubCo, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company, Acquiror or PubCo, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror, PubCo or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror, PubCo or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers and advisors without the consent of any other party hereto; and provided further that, subject to Section 7.02 and this Section 9.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

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(c) Acquiror, PubCo and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement. Promptly after the issuance of such press release, Acquiror shall file a Current Report on Form 8-K with a description of this Agreement as required by Law, which the Company shall receive reasonably in advance of such filing and shall review, comment on and approve (which approval shall not be unreasonably withheld, conditioned or delayed) within a reasonable amount of time prior to filing.

9.05  Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

9.06  Additional Insurance and Indemnity Matters.

(a) Prior to the Closing, Acquiror and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company and Acquiror prior to the Closing and (ii) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Company).

(b) From and after the Effective Time, PubCo and the Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director or officer of Acquiror and the Company, or any other person that may be a director or officer of the Company prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 9.06, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 9.06). Without limiting the foregoing, PubCo shall, and shall cause the Company and its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation (if applicable), articles of association, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), articles of association, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Company and their respective Subsidiaries to honor, each of the covenants in this Section 9.06.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.06 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on PubCo and the Company and all successors and assigns of PubCo and the Company. In the event that PubCo, the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Company shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Company, as the case may be, shall succeed to the obligations set forth in this Section 9.06. The obligations of PubCo and the Company under this Section 9.06 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company, or other person that

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may be a director or officer of the Company prior to the Effective Time, to whom this Section 9.06 applies without the consent of the affected Person. The rights of each person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Charter or any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 9.06 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 9.06.

9.07  Antitrust Regulatory Approvals.

(a) Each of Acquiror, PubCo and the Company shall substantially comply with any Information or Document Requests.

(b) Each of Acquiror, PubCo and the Company exercise its reasonable best efforts to (i) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (ii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Each of Acquiror, PubCo and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions. Without limiting the generality of the foregoing, each of Acquiror, PubCo and the Company shall, and shall cause its respective Subsidiaries (as applicable) to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided, that any such action contemplated by this Section 9.07(c) is conditioned upon the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 9.07 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, PubCo’s Affiliates and investors, Acquiror’s Affiliates and investors, including the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates and investors including, the Sponsor, or of any such investment fund or investment vehicle to take any action in connection with avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

(d) Each of Acquiror, PubCo and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, Acquiror, PubCo or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the Transactions, and each of Acquiror, PubCo and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Acquiror, PubCo and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Acquiror, PubCo or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the Transactions; provided that neither Acquiror, PubCo nor the Company enter into any agreement with any Governmental Authority without the written consent of such other party. Each of Acquiror, PubCo and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 9.07 may be redacted or withheld

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as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company, Acquiror or PubCo, as applicable, or other competitively sensitive material; provided, that each of Acquiror, PubCo and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 9.07 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 9.07 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Acquiror and PubCo shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such investors or Affiliates, or any interest therein.

(e) Each of Acquiror, PubCo and the Company shall be responsible for all its respective filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.

(f) Each of Acquiror, PubCo and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 9.07(f) shall not apply to or be binding upon Acquiror’s Affiliates, PubCo, the Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, PubCo, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, PubCo, the Sponsor, or any such investment fund or investment vehicle.

9.08  Employee Matters. The Company, PubCo and Acquiror shall cooperate in good faith to identify those employees of the Company who shall enter into new employment agreements with terms that are reasonably customary the positions or titles of such employees, in a form to be reasonably agreed upon between the Company, PubCo and Acquiror to be effective on the Closing Date.

9.09  Transaction Financing.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article X, each of Acquiror, PubCo and the Company shall take, or cause to be taken, all reasonable actions and do, or cause to be done all things reasonably necessary, proper or advisable to: (a) identify additional sources of financing from third party financing sources in the form of debt or equity investments (the “Transaction Financing Investments”) and negotiate binding agreements on marketable terms with such Transaction Financing Investors (the “Transaction Financing Agreements”) in connection with ensuring the closing condition set forth in Section 10.03(f) is satisfied and (b) reasonably cooperate in a timely manner in connection with any such Transaction Financing Investments the Parties may seek in connection with the Transaction Financing including (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to potential Transaction Financing Investors and their respective representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such Transaction Financing. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Parties or their auditors and shall be subject to any limitations under applicable Law.

(b) As of the date of entering into a Transaction Financing Agreement, Acquiror will deliver to the Company true, correct and complete copies of each fully executed Transaction Financing Agreement. Each of the Transaction Financing Agreements will be in full force and effect and will be legal, valid and binding upon

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Acquiror and, to the knowledge of Acquiror, the applicable Transaction Financing Investor, and will be enforceable in accordance with its terms. Acquiror will have fully paid any and all commitment fees or other fees required in connection with the Transaction Financing Agreements that are payable on or prior to the date such Transaction Financing Agreement is entered into and will pay any and all such fees when and as the same become due and payable after such date pursuant to the Transaction Financing Agreements. Acquiror will have, and to the knowledge of Acquiror, the Transaction Financing Investors will have, complied with all of their obligations under the Transaction Financing Agreements. Acquiror shall not enter into any side letters or Contracts related to the provision or funding, as applicable, of the purchases contemplated by the Transaction Financing Agreements other than as approved by the Company in its reasonable discretion.

(c) The Sponsor shall make available up to one million (1,000,000) Acquiror Class A Ordinary Shares to provide an economic incentive for Transaction Financing Investors and non-redeeming shareholders of Acquiror (the “Transaction Financing Incentive Shares”). At the Closing, the Sponsor shall surrender and cause to be cancelled any Transaction Financing Incentive Shares not used for in connection with the Transaction Financing.

9.10  Name Change; Stock Symbol Change. In connection with the Closing, PubCo shall (a) amend its Governing Documents to change the name of PubCo to a name containing “Braiin Holdings” and change PubCo’s symbol on Nasdaq to a symbol acceptable to the Company.

9.11  Repurchase of Sponsor Warrants. At the Closing, PubCo shall repurchase all of the Acquiror Private Placement Warrants held by the Sponsor for an amount equal to the Sponsor Warrant Repurchase Amount.

ARTICLE X
CONDITIONS TO OBLIGATIONS

10.01Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in a joint writing duly executed by all of such parties:

(a) No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(b) Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the Acquiror Organizational Documents and the Proxy Statement.

(c) Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

A. Reserved1.

(d) Acquiror Shareholder Approval. The Acquiror Shareholder Approval shall have been obtained.

(e) Listing. PubCo’s Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq subject only to official notice of issuance thereof.

(f) Regulatory Approvals. All Regulatory Approvals shall have been obtained.

10.02Additional Conditions to Obligations of Acquiror and PubCo. The obligations of Acquiror and PubCo to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and PubCo:

(a) Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct (disregarding all qualifications made therein with respect to materiality or Material Adverse Effect) as of the date hereof and as of the Closing Date as though then made (except to the extent any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be

____________

1        We removed this from the charter during the last extension meeting.

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true and correct in all material respects as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror and PubCo a certificate signed by an officer of the Company, dated the Closing Date, certifying on behalf of the Company that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(d) Company Shareholder Lock-Up Agreements. The Company shall deliver to Acquiror and PubCo duly executed counterparts of the Company Shareholder Lock-Up Agreements, the form of which is attached hereto as Exhibit D (the “Company Shareholder Lock-Up Agreements”); provided, however, that any shareholder of the Company who holds less than ten (10%) percent of the shares in the PubCo upon consummation of the Transaction shall not be required to sign the Company Shareholder Lock-Up Agreements.

(e) PowerTec Acquisition. The PowerTec acquisition shall have been completed or the Company shall have acquired the assets or capital stock of one or more entities that would result in the generation of substantially similar revenue and EBITDA to the Company as the PowerTec Acquisition.

(f) Vega Acquisition. The Vega acquisition shall have been completed.

(g) Additional Shareholders. All additional holders of Company securities or Company Convertible Securities shall have entered into binding agreements to provide for the exchange of their shares for their pro rata share of the Exchange Shares.

(h) Transfer of Assets. All Intellectual Property or other assets used by the Company or any Subsidiary in the operation of the business of such entity that is not currently owned by the Company or such Subsidiary shall have been transferred to the Company.

(i) No Material Adverse Effect. Since the date of this Agreement, the Company or any of its Subsidiaries shall not have incurred a Material Adverse Effect.

10.03Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Acquiror and PubCo shall be true and correct (disregarding all qualifications made therein with respect to materiality or Material Adverse Effect as of the date hereof and as of the Closing Date as though then made (except to the extent any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of Acquiror and PubCo to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror and PubCo shall have delivered to the Company a certificate signed by an officer of Acquiror and PubCo, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

(d) PubCo Charter. The Memorandum and Articles of Association shall be amended and restated in the form of the PubCo Charter.

(e) Company Shareholder Lock-Up Agreements. Acquiror and PubCo shall deliver to the Company a duly executed counterpart of each Company Shareholder Lock-Up Agreement.

(f) Available Cash Amount. The Available Cash Amount shall equal or exceed $15,000,000.

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ARTICLE XI
TERMINATION/EFFECTIVENESS

11.01Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company, Acquiror and PubCo;

(b) prior to the Closing, by written notice to the Company from Acquiror and PubCo if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the date of termination (such date, the “Termination Date”)) after receipt by the Company of notice from Acquiror and PubCo of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before February 4, 2024 (the “Outside Date”), or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the right to terminate this Agreement under Section 11.01(b)(i) shall not be available if the failure of Acquiror or PubCo to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided further that the right to terminate this Agreement under Section 11.01(b)(i) shall not be available if Acquiror has materially breached its obligations under Section 7.04;

(c) prior to the Closing, by written notice to Acquiror and PubCo from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or PubCo set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror and PubCo of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 11.01(c)(ii) shall not be available if the Company’s material failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from either the Company or Acquiror to the other if the Acquiror Shareholder Approval is not obtained at the Extraordinary General Meeting (subject to any adjournment or recess of the meeting).

11.02Effect of Termination. Except as otherwise set forth in this Section 11.02 and subject to Section 12.05, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees, shareholders or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections, 9.04, 11.02 and Article XII (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Acquiror or PubCo to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

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ARTICLE XII
MISCELLANEOUS

12.01Waiver. Any party to this Agreement may, to the fullest extent permitted by applicable law at any time prior to the Closing and before or after shareholder adoption of this Agreement, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors and without further action on the part of its shareholders to the extent permitted by applicable law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

12.02Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

       (a)  If to Acquiror, to:

Northern Revival Acquisition Corporation
4001 Kennett Pike, Suite 302
Wilmington, DE 19807

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

       (b)  If to PubCo, to:

Northern Revival Acquisition Corporation
4001 Kennett Pike, Suite 302
Wilmington, DE 19807

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

       (c)  If to the Company to:

Braiin Limited

Attn: Natraj Balasubramanian

283 Rokeby Road

Subiaco, WA 6008

Australia

natraj@braiin.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, Texas 77002

Attn: Michael Blankenship

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Email: mblankenship@winston.com

or to such other address or addresses as the parties may from time to time designate in writing.

12.03Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

12.04Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company, Acquiror and PubCo (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.06 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14.

12.05Expenses.

(a) Except as otherwise provided herein (including Section 9.07(e)), Section 9.03(a), Section 12.05(b) and Section 12.05(c)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not the Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

(b) Notwithstanding anything to the contrary herein, in the event that the Transactions are not consummated by the Outside Date, and the Company’s conditions to closing set forth in Article IX have been satisfied prior to the Outside Date, or such conditions would be satisfied if the Closing were to occur and Acquiror and PubCo are ready, willing and able to close the Transactions, then the Company shall reimburse Acquiror for Acquiror’s documented fees and expenses incurred between the date of the Original Agreement and the Termination Date in an amount up to $700,000. For the avoidance of doubt, the Company shall not have any obligation to reimburse Acquiror for any documented fees and expenses if the Company terminates this Agreement in accordance with Section 11.01(c).

(c) Notwithstanding anything to the contrary herein, (i) in the event that the Transactions are not consummated by the Outside Date, and Acquiror’s and PubCo’s conditions to closing set forth in Article IX have been satisfied prior to the Outside Date, or such conditions would be satisfied if the Closing were to occur and the Company is ready, willing and able to close the Transactions, or (ii) in the event that the Company’s condition to Closing set forth in Section 10.03(f) is not satisfied by the Outside Date, then Acquiror shall reimburse (and, if Acquiror does not have sufficient funds, the Sponsor shall reimburse), 50% of the Outstanding Company Expenses (consisting for this purpose, of only legal and PCAOB accounting fees of the Company and reasonable travel expenses of the Company), incurred between December 20, 2022 and the Termination Date up to a maximum of $700,000. For the avoidance of doubt, Acquiror shall not have any obligation to reimburse the Company for any documented fees and expenses if Acquiror terminates this Agreement in accordance with Section 11.01(b).

12.06Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.07Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.08Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other

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sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

12.09Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated September 19, 2022, between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

12.10Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 11.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.10 provided that any further approval of the of shareholders required under applicable law is obtained.

12.11Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.12WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

12.13Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without posting a bond or other security or proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13(a) shall not be required to provide any bond or other security in connection with any such injunction. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

12.14Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such Named Party. Except to the extent a Named Party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such Named Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Named Party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the

Annex A-59

representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or the Sellers under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

12.15Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XII.

12.16Acknowledgments. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates) that: (a) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror and PubCo; (b) the Seller Representations constitute the sole and exclusive representations and warranties of such Sellers; (c) except for the Company Representations by the Company, the Acquiror Representations by Acquiror, and the Seller Representations, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (d) each party hereto and its respective Affiliates and its and their respective Representatives are not relying on and have not relied on, any representations or warranties in connection with the Transactions or otherwise except the Company Representations by the Company, the Acquiror Representations by Acquiror and PubCo, the Seller Representations by the Sellers and the other representations expressly made by a Person in the Ancillary Agreements (each of which is being made solely by the Person expressly making such representation in the applicable Ancillary Agreement and not by any other Person).

[signature page follows]

Annex A-60

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

ACQUIROR:
NORTHERN REVIVAL ACQUISITION CORPORATION
By:
	Name:	Aemish Shah
	Title:	CEO
PUBCO:
BRAIIN HOLDINGS LTD.
By:
	Name:	Aemish Shah
	Title:	Director
SPONSOR:
NORTHERN REVIVAL SPONSOR LLC
By:
	Name:	Aemish Shah
	Title:	Manager

Signature Page to Amended and Restated Business Combination Agreement

Annex A-61

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

COMPANY:
BRAIIN LIMITED
By:	/s/ Natraj Balasubramanian
	Name:	Natraj Balasubramanian
	Title:	Chief Executive Officer

Signature Page to Amended and Restated Business Combination Agreement

Annex A-62

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

SELLERS:
/s/ Natraj Balasubramanian
NATRAJ BALASUBRAMANIAN
/s/ Darren McVean
DARREN MCVEAN
Jay Stephenson
JAY STEPHENSON

Signature Page to Amended and Restated Business Combination Agreement

Annex A-63

ANNEX I

Sellers and Ownership

SELLER	COMPANY SHARES	PERCENTAGE OWNERSHIP
Natraj Balasubramanian	10,242,681	92.53%
Darren McVean	774,870	7.00%
Jay Stephenson	52,027	0.47%

Annex A-64

EXHIBIT A

Form of Sponsor Support Agreement

See attached.

Annex A-65

EXHIBIT B

Form of Company Support Agreement

See attached.

Annex A-66

EXHIBIT C

Form of Registration Rights Agreement

See attached.

Annex A-67

EXHIBIT D

Form of Company Shareholder Lock-up Agreement

See attached.

Annex A-68

FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of September 27, 2024, is entered into by and between Northern Revival Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), and Braiin Limited, an Australian public company limited by shares (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the BCA (as defined below).

RECITALS

WHEREAS, on March 20, 2023, (i) SPAC; (ii) the Company; (iii) Braiin Holdings Ltd., a Cayman Islands exempted company (“PubCo”), (iv) Norther Revival Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”), and (v) the “Sellers” party thereto, entered into the Business Combination Agreement (as amended and restated by that certain Amended and Restated Business Combination Agreement dated as of October 1, 2023, and as further amended, restated or otherwise modified, the “BCA”); and

WHEREAS, in accordance with Section 12.10 of the BCA, the parties hereto desire to amend the terms of the BCA as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.   Amendments to Section 1.01 of the BCA. Section 1.01 of the BCA is hereby amended to delete the following defined terms in their entirety: “PowerTec”; “PowerTec Consideration”;

Section 2.   Additional Amendments to Section 1.01 of the BCA. The following defined terms in Section 1.01 of the BCA are hereby amended and restated in their entirety as set forth below:

“Company Convertible Security” or “Company Convertible Securities” means Convertible Notes, the SAFEs and the Vega Consideration.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, the term “Subsidiary” in this Agreement shall also refer to Vega and its subsidiaries, entities which will be Subsidiaries of the Company as of the Closing.

Section 3.   Amendment to Section 4.06(c) of the BCA. Section 4.06(c) of the BCA is hereby amended and restated in its entirety as set forth below:

“(c) All of the outstanding equity of each direct and indirect Subsidiary is owned, or, in the case of Vega, will be owned prior to the Effective Time, by the Company. The capitalization of each Subsidiary is set forth on Schedule 4.02. The equity of each Subsidiary (i) has been duly authorized and validly issued and allotted and are fully paid and, (ii) was issued in compliance in all material respects with applicable Law, (iii) was not issued in breach or violation of any preemptive rights or Contract, and (iv) is fully vested. Except as set forth in this Section 4.06(c), there are no other equity interests of any direct or indirect Subsidiary authorized, reserved, issued or outstanding.”

Annex A-69

Section 4.   Amendment to Section 4.07(a) and (c) of the BCA. Sections 4.07(a) and (c) of the BCA are hereby amended and restated in their entirety as set forth below:

“(a) Attached as Schedule 4.07 are: (a) (i) the audited financial statements of Raptor 300 for the years ended June 30, 2022 and 2021, together with the auditor’s reports thereon and (ii) the audited financial statements of the Subsidiaries that currently comprise Vega for the years ended June 30, 2022 and 2021 (the “Audited Financials”) and (b) the audited balance sheets of the Company and each Subsidiary (or the Subsidiaries which currently comprise such entity) as of December 31, 2022 (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position, results of operations, income (loss), changes in equity and cash flows as of the dates and for the periods indicated in such Financial Statements (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments).”

“(c) Akhil Sobti, Chartered Accountant, the auditor for the financial statements for each of the Subsidiaries which comprise Vega, is an independent registered public accounting firm as required by the Securities Act and registered with the AICPA.”

Section 5.   Amendment to Section 10.02(e) of the BCA. Sections 10.02(e) of the BCA is hereby amended and restated in its entirety as set forth below:

“(e) [Reserved].”

Section 6.   References to and Effect on the BCA. Except as expressly amended by this Amendment, all of the terms, conditions and other provisions of the BCA shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the BCA, and any reference to the BCA in any such instrument or document shall be deemed to refer to the BCA as amended by this Amendment.

Section 7.   Miscellaneous. Article XII (Miscellaneous) of the BCA shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis.

[Signature Page(s) Follow]

Annex A-70

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NORTHERN REVIVAL ACQUISITION CORPORATION
By:	/s/ Aemish Shah
Name: Aemish Shah
Title: CEO
BRAIIN HOLDINGS LTD.
By:	/s/ Aemish Shah
Name: Aemish Shah
Title: Director
NORTHERN REVIVAL SPONSOR LLC
By:	/s/ Aemish Shah
Name: Aemish Shah
Title: Manager
Braiin Limited
By:	/s/ Natraj Balasubramanian
Name: Natraj Subramanian
Title: Chief Executive Officer
/s/ Natraj Balasubramanian
Natraj Balasubramanian
/s/ Jay Stephenson
Jay Stephenson

Annex A-71

Annex B

[TO BE FILED BY AMENDMENT]

Annex B-1

Annex C

September 28, 2023

Private & Confidential

Board of Directors
Northern Revival Acquisition Corporation
4001 Kennett Pike
Suite 302
Wilmington, NC
United States

Ladies and Gentlemen:

Northern Revival Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company (the “Acquiror”), has engaged Trafalgar Advisors LLC (“Trafalgar”), to serve as independent financial advisor to the special committee (the “Special Committee”) of the Board of Directors (the “Board of Directors”) of the Acquiror (solely in their capacity as members of the Board of Directors) specifically to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view to the Acquiror of the consideration to be paid by the Acquiror in the contemplated transaction described below (the “Proposed Transaction”). The Committee has requested that Trafalgar address and deliver the Opinion to the Board of Directors.

Scope of Analysis

Trafalgar Advisors, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

On September 25, 2023, Northern Revival Acquisition Corporation (NRAC) retained Trafalgar Advisors to serve as an independent financial advisor to the Board of Directors, specifically to provide to the NRAC Board a fairness opinion in connection with the Business Combination.

In connection with the Opinion, Trafalgar Advisors made such reviews, analyses and inquiries that Trafalgar Advisors deemed necessary and appropriate under the circumstances to enable Trafalgar Advisors to render the Opinion.

Trafalgar Advisors also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Trafalgar Advisors’ procedures, investigations, and financial analysis with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:

1.      Reviewed the following documents:

a.      NRAC’s audited financial statements for the fiscal years ended December 31, 2021 and 2022 included in NRAC’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”), which NRAC’s management identified as being the most current financial statements available;

b.      Braiin’s unaudited internally prepared financial statements for the year ended June 30, 2023, which at such time of the review, Braiin’s management identified as being the most current financial statement available;

c.      Other internal documents related to the history, current operations, and probable future outlook of Braiin, including financial projections of Braiin for the years 2024 through 2026, prepared by the management of Braiin;

d.      NRAC’s Form S-1 registration statement dated January 22, 2021.

Annex C-1

Board of Directors
Northern Revival Acquisition Corporation
4001 Kennett Pike
Suite 302
Wilmington, NC
United States

2.      Discussed the information referred to above and the background and other elements of the Business Combination with the management of NRAC, and Braiin;

3.      Reviewed the historical trading price and trading volume of the publicly traded securities of certain companies that Trafalgar Advisors deemed relevant;

4.      Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, and analysis of selected public companies that Trafalgar Advisors deemed relevant, and an analysis of selected transactions that Trafalgar Advisors deemed relevant; and

5.      Conducted such other analyses and considered such other factors as Trafalgar Advisors deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering the Opinion with respect to the Business Combination, Trafalgar Advisors, with NRAC’s consent:

1.      Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including NRAC and Braiin management, and did not independently verify such information;

2.      Relied upon the fact that the NRAC Board and Braiin have been advised by counsel as to all legal matters with respect to the Business Combination, including whether all procedures required by law to be taken in connection with the Business Combination have been duly, validly and timely taken;

3.      Assumed that any estimates, evaluations, forecasts and the Braiin Management Projections furnished to Trafalgar Advisors were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Trafalgar Advisors expresses no opinion with respect to such projections or the underlying assumptions;

4.      Assumed that information supplied and representations made by NRAC and Braiin management are substantially accurate regarding Braiin and the Business Combination;

5.      Assumed that the final versions of all documents reviewed by Trafalgar Advisors in draft form conform in all material respects to the drafts reviewed;

6.      Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of NRAC or Braiin since the date of the most recent financial statements and other information made available to Trafalgar Advisors, and that there is no information or facts that would make the information reviewed by Trafalgar Advisors incomplete or misleading;

7.      Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination will be obtained without any adverse effect on NRAC or Braiin.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, Trafalgar Advisors is informing the NRAC Board the Opinion cannot and should not be relied upon. Furthermore, in Trafalgar Advisors’ analysis and in connection with the preparation of the Opinion, Trafalgar Advisors has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.

Annex C-2

Board of Directors
Northern Revival Acquisition Corporation
4001 Kennett Pike
Suite 302
Wilmington, NC
United States

Trafalgar Advisors prepared the Opinion effective as of September 26, 2023. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Trafalgar Advisors disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Trafalgar Advisors after such date.

Trafalgar Advisors did not evaluate NRAC’s or Braiin’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Trafalgar Advisors was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the assets, businesses or operations of NRAC or Braiin, or any alternatives to the Business Combination, (ii) negotiate the terms of the Merger Agreement, or (iii) advise the NRAC Board or any other party with respect to alternatives to the Business Combination.

Trafalgar Advisors is not expressing any opinion as to the market price or value of NRAC’s ordinary shares (or anything else) after the announcement or the consummation of the Business Combination. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of NRAC’s or Braiin’s credit worthiness, as tax advice, or as accounting advice. Trafalgar Advisors did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering the Opinion, Trafalgar Advisors is not expressing any opinion with respect to the amount or nature of any compensation to any of NRAC’s or Braiin’s officers, directors, or employees, or any class of such persons, relative to the Aggregate Merger Consideration to be paid by NRAC in the Business Combination, or with respect to the fairness of any such compensation.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with their consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Trafalgar Advisors’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Trafalgar Advisors to any party.

This Opinion is solely that of Trafalgar Advisors, and Trafalgar Advisors’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Trafalgar Advisors and the Acquiror dated September 25, 2023 (the “Engagement Letter”).

Fees and Expenses

As compensation for Trafalgar Advisors’ services in connection with the rendering of the Opinion to the NRAC Board, the Board of Directors agreed to pay Trafalgar Advisors a professional fee of $85,000. A portion of the fee was payable upon delivery. Of this fee, $10,000 is to be paid when Trafalgar Advisors delivers the Opinion, and the remaining $75,000 is payable upon the closing of the Business Combination.

No portion of Trafalgar Advisors’ fee is refundable or contingent upon the conclusion reached in the Opinion.

The Board of Directors has also agreed to indemnify Trafalgar Advisors for certain liabilities arising out of its engagement.

Annex C-3

Board of Directors
Northern Revival Acquisition Corporation
4001 Kennett Pike
Suite 302
Wilmington, NC
United States

Disclosure of Prior Relationships

During the two years preceding the date of the Opinion, Trafalgar Advisors has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. Trafalgar Advisors did not act as an underwriter in the initial public offering of NRAC.

Conclusion

Based upon and subject to the foregoing, Trafalgar Advisors is of the opinion that as of the date hereof the consideration to be paid by the Acquiror in the Proposed Transaction is fair from a financial point of view to the Acquiror.

Respectfully submitted,

Trafalgar Advisors

Annex C-4

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Proposed PubCo Charter will provide for indemnification of our directors and officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

PubCo intends to enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We may purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and officers.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.     Exhibits and Financial Statements Schedules.

Exhibit Number	Description
2.1

Amended and Restated Business Combination Agreement dated as of October 1, 2023, by and among Northern Revival Acquisition Corporation, Braiin Limited, Northern Revival Sponsor LLC, Braiin Holdings Ltd. and Certain Shareholders Named Therein (Incorporated by Reference to Annex A to the proxy statement/prospectus)

2.2

First Amendment to the Amended and Restated Business Combination, dated September 27, 2024 by and among Northern Revival Acquisition Corporation, Braiin Limited, Northern Revival Sponsor, LLC, Braiin Holdings Ltd. and Certain Shareholders Named Therein.

2.3	Amended and Restated Binding Heads of Agreement Contract by and between Braiin and Vega Global Technologies Pty Ltd dated September 27, 2024
2.4*

Heads of Agreement, dated May 9, 2024, by and between Braiin and Group Elite Communications, Inc., a corporation existing under the Canada Business Corporations Act (“GEC Canada”), Group Elite Communications, Inc., a corporation existing under the laws of Colorado (“GEC US”) and GEC Holdings UK Limited (“GEC Holdings”) and its subsidiary, Group Elite Communications UK LTD

2.5*	Pursuant to the binding Heads of Agreement, dated September 25, 2024, by and between Braiin and MokSa Technologies India Private Limited
2.6*	Heads of Agreement, dated September 25, 2024, by and between Braiin and ABS India Private Limited
2.7*	Heads of Agreement, dated September 21, 2024, by and between Braiin and VIS Networks PVT LTD
3.8*	Heads of Agreement, dated September 21, 2024, by and between Braiin and VIS Networks PVT LTD
2.9*	Heads of Agreement, dated September 2, 2024, by and between Vega and Mirragin RAS Consulting Pty Ltd CAN 149 788 165
2.10*	Heads of Agreement, dated September 23, 2023, by and between Vega and Mirragin Project Isidore Pty Ltd CAN 663 281 034
3.1**	Memorandum and Articles of Association of Braiin Holdings Ltd.
3.2*	Form of Amended and Restated Memorandum and Articles of Association of Braiin Holdings Ltd, to be effective upon closing of the Business Combination
4.1*	Specimen Ordinary Share Certificate of Braiin Holdings Ltd.
5.1*	Opinion as to validity of securities being registered
10.1*	Sponsor Support Agreement
10.2*	Company Shareholder Support Agreement
10.3*	Registration Rights Agreement
10.4*	Binding Heads of Agreement Contract between the Company and Raptor300 Inc.

Exhibit Number	Description
10.5**

Confirmation of OTC Equity Prepaid Forward Transaction from (i) Meteora Special Opportunity Fund I, LP, (ii) Meteora Capital Partners, LP and (iii) Meteora Select Trading Opportunities Master, LP to Northern Revival Acquisition Corporation and Braiin Limited

21.1*	List of Subsidiaries
23.1	Consent of Marcum LLP as to Northern Revival Acquisition Corporation
23.2	Consent of BDO Audit Pty Ltd as to Braiin Limited
23.3	Consent of AM Business Advisory as to Nisus Australia Pty Limited
23.4	Consent of AM Business Advisory as to Exato Technologies Private Limited
23.5	Consent of AM Business Advisory as to Nisus Payroll
23.6	Consent of AM Business Advisory as to VIS Networks Private Limited
23.7	Consent of AM Business Advisory as to Mirragin RAS Consulting Pty Limited
23.8	Consent of AM Business Advisory as to ABS India Private Limited
23.9	Consent of AM Business Advisory as to MokSa Technologies India Private Limited
23.10	Consent of AM Business Advisory as to Group Elite Communications
23.11*	Consent of Maples
24.1	Power of Attorney (see signature page)
99.1*	Consent of Natraj Balasubramanian to be Named Director
99.2*	Form of Proxy Card
107**	Filing Fee Table

____________

*        To be filed by amendment

**      Previously filed

Item 22.     Undertakings.

(1)    The undersigned registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)    The registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3)     The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of New Castle, State of Delaware, on the 30th day of September, 2024.

Northern Revival Acquisition Corporation
By:	/s/ Aemish Shah
Name: Aemish Shah
Title: Chief Executive Officer and Chairman

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aemish Shah as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for his or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement on Form F-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Aemish Shah	Chief Executive Officer and Chairman	September 30, 2024
Aemish Shah	(Principal Executive Officer)
/s/ Manpreet Singh	Director and Chief Financial Officer	September 30, 2024
Manpreet Singh	(Principal Financial Officer)
/s/ David Tanzer	Director	September 30, 2024
David Tanzer
/s/ Benjamin Rifkin	Director	September 30, 2024
Benjamin Rifkin
/s/ Aimee R. Christiansen	Director	September 30, 2024
Aimee R. Christiansen

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